As filed on November 13, 2023

No. 333-273976

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TLGY ACQUISITION CORPORATION*

(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-1594494
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4001 Kennett Pike, Suite 302

Wilmington, DE 19807

+1 302-803-6849

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jin-Goon Kim

Chief Executive Officer and Chairman

4001 Kennett Pike, Suite 302

Wilmington, DE 19807

+1 302-803-6849

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Adam J. Brenneman Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Tel: (212) 225-2000	Denise Shiu Cleary Gottlieb Steen & Hamilton LLP 45th Floor, Fortune Financial Center, 5 Dong San Huan Zhong Lu, Chaoyang District, Beijing Tel: (86) 10-5920-1080	Daniel Zimmermann Glenn R. Pollner Michael Gilligan Wilmer Cutler Pickering Hale and Dorr LLP 2600 El Camino Real Suite 400, Palo Alto, CA 94306 Tel: (650) 858-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*

Immediately prior to the consummation of the Business Combination described in the proxy statement/prospectus forming part of this registration statement, TLGY Acquisition Corporation, a Cayman Islands exempted company (“TLGY”), intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which TLGY’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed to “Verde Bioresins, Corp.” upon the consummation of the Domestication.

The information in the preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in the preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. The preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2023

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF

TLGY ACQUISITION CORPORATION

(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR

121,477,682 SHARES OF COMMON STOCK

13,068,182 CONTINGENT RIGHTS

AND 28,509,500 WARRANTS OF

TLGY ACQUISITION CORPORATION

(AFTER ITS DOMESTICATION

AS A CORPORATION INCORPORATED IN THE STATE OF
DELAWARE, WHICH WILL BE RENAMED VERDE BIORESINS, CORP. IN CONNECTION WITH THE
DOMESTICATION DESCRIBED HEREIN)

The board of directors of TLGY Acquisition Corporation, a Cayman Islands exempted company (“TLGY”) has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated June 21, 2023 (as may be further amended from time to time, the “Merger Agreement”), by and among TLGY, Virgo Merger Sub Corp., a Delaware corporation (“Merger Sub”), Verde Bioresins, Inc., a Delaware corporation (“Verde”), and, solely for Sections 3.07, 3.10 and 7.13 and Article XI thereof, TLGY Sponsors LLC, a Cayman Islands limited liability company (the “Sponsor”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. Pursuant to the Merger Agreement, subject to the satisfaction or waiver of the applicable closing conditions, the closing of the Business Combination (the “Closing”) will begin on the eighth (8th) business day following the satisfaction or waiver of the applicable conditions to the Closing or at such other date as TLGY and Verde may agree in writing (the date on which the Closing actually begins is hereinafter referred to as the “First Closing Date”). As part of the Closing of the Business Combination, TLGY will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware (the “Domestication”) by deregistering as a Cayman Islands exempted company under the Cayman Islands Companies Act (As Revised) and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware under Part XII of the Delaware General Corporation Law. As described in the accompanying proxy statement/prospectus, TLGY’s shareholders are being asked to consider a vote upon each of the Domestication and the Business Combination, among other items. As used in the accompanying proxy statement/prospectus, “Verde PubCo” refers to TLGY (which, in connection with the Domestication, will change its name to “Verde Bioresins, Corp.”) after giving effect to the Domestication.

On the First Closing Date, (i) TLGY will redeem the Class A ordinary shares (as defined below) that the holders thereof have elected to redeem in connection with the Business Combination; (ii) TLGY will file (a) a certificate of domestication (“Certificate of Domestication”) with the Secretary of State of the State of Delaware and (b) a de-registration application with the Registrar of Companies in the Cayman Islands (the “De-registration Application”), each in connection with the Domestication, which will specify that the Domestication shall become effective on the next business day after both the Certificate of Domestication and the De-registration Application been filed or at such later time as the parties may mutually agree to (the date on which the Domestication becomes effective, the “Second Closing Date”); and (iii) Verde will file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, which will specify that the Merger (as defined below) shall become effective on the second business day after the Certificate of Merger has been filed or at such later time as the parties may mutually agree to (the “Effective Time” and the date on which the Merger becomes effective, the “Third Closing Date”).

On the Second Closing Date, through, among other things, the effectiveness of the Certificate of Domestication, the Domestication will be consummated. In connection with the Domestication, (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”) of TLGY will convert, on a one-for-one basis, by operation of law, into one duly authorized, validly issued, fully paid and nonassessable share of Class A common stock, par value $0.0001 per share, of Verde PubCo (the “Verde PubCo Common Stock”), (ii) each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”) of TLGY will convert, on a one-for-one basis, by operation of law, into one duly authorized, validly issued, fully paid and nonassessable share of Verde PubCo Common Stock, (iii) each issued and outstanding whole warrant to purchase Class A ordinary shares of TLGY will become exercisable for Verde PubCo Common Stock beginning 30 days after the Closing at an exercise price of $11.50 per share on the terms and conditions set forth in the TLGY warrant agreement, and (iv) the existing amended and restated memorandum and articles of association of TLGY will be amended and restated by its deletion and replacement with the Proposed Charter (as defined below) and the Proposed Bylaws (as defined below), which will become the certificate of incorporation and the bylaws of Verde PubCo as described in the accompanying proxy statement/prospectus. In connection with clauses (i), (ii) and (iii) of this paragraph, each issued and outstanding TLGY unit that has not been previously separated into the underlying Class A ordinary share and the underlying one-half of one TLGY warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of Verde PubCo Common Stock and one-half of one Verde PubCo warrant, with each whole warrant representing the right to purchase one share of Verde PubCo Common Stock at an exercise price of $11.50 per share, on the terms and subject to the conditions set forth in the TLGY warrant agreement. No fractional warrants will be issued upon the separation of units and only whole warrants will trade. Accordingly, unless you hold at least two units of TLGY, you will not be able to receive or trade a warrant when the units are separated and no additional consideration will be paid.

The information in the preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in the preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. The preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

On the Third Closing Date, through, among other things, the effectiveness of the Certificate of Merger, Merger Sub will merge with and into Verde (the “Merger”), with Verde being the surviving company. After giving effect to such Merger, Verde shall be a wholly-owned subsidiary of Verde PubCo. In accordance with the terms and subject to the conditions of the Merger Agreement and the Proposed Charter, at the Closing, each share of common stock of Verde issued and outstanding immediately prior to the Effective Time (other than any shares held by Verde in treasury or owned by TLGY or the Merger Sub, which will be automatically cancelled and will cease to exist and no consideration will be delivered in exchange therefor, or any shares for which appraisal rights are validly exercised pursuant to Section 262 of the Delaware General Corporation Law, which will be converted into the right to receive payment of the appraisal value of such shares according to Section 262 of the DGCL), shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of Verde PubCo Common Stock (deemed to have a value of ten dollars ($10) per share) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $365,000,000 by (ii) ten dollars ($10) by (y) the aggregate number of shares of Verde common stock that are issued and outstanding immediately prior to the Effective Time after giving effect to the Verde Conversion (as defined in the accompanying proxy statement/prospectus). In addition, Verde Holders (as defined in the accompanying proxy statement/prospectus) will be entitled to receive, in the aggregate, up to 36,500,000 shares of Verde PubCo Common Stock subject to certain earnout provisions of the Merger Agreement. Furthermore, in exchange for the forfeiture of certain private placement warrants pursuant to the Sponsor Share Restriction Agreement (as defined below), the Sponsor will be entitled to receive, in the aggregate, up to 5,750,000 shares of Verde PubCo Common Stock subject to certain earnout provisions of the Merger Agreement. Promptly following the Merger (unless otherwise agreed by Verde and TLGY), Verde shall merge (the “Second Merger”) with and into a newly formed, wholly-owned, direct limited liability company subsidiary of Verde PubCo (“Merger Sub II”) (which Verde PubCo shall form prior to the Third Closing Date for the sole purpose of the Second Merger) pursuant to the terms of an agreement and plan of merger, which shall be in form and substance reasonably satisfactory to each of the Company and TLGY, whereupon the separate corporate existence of Verde shall cease, and Merger Sub II shall be the surviving entity of such merger.

It is anticipated that, upon completion of the Business Combination, (i) the Verde Holders will own, collectively, approximately 75.8%, 80.7% or 86.4% of the outstanding Verde PubCo Common Stock, (ii) TLGY’s Initial Shareholders (as defined in the accompanying proxy statement/prospectus) will own approximately 11.9%, 12.7% or 13.6% of the outstanding Verde PubCo Common Stock and (iii) TLGY’s public shareholders will own, collectively, approximately 12.3%, 6.5% or 0% of the outstanding Verde PubCo Common Stock, in each case, on a fully-diluted basis, assuming that none, 50% or the maximum number of TLGY’s outstanding public shares are redeemed in connection with the Business Combination, and subject to additional assumptions. See “Business Combination Proposal — Ownership of Verde PubCo” for more details.

Following consummation of the Business Combination, Humanitario Capital, LLC, Verde’s principal stockholder, is expected to own more than 50% of Verde PubCo Common Stock and, as such, Verde PubCo will be a “controlled company” under the rules of Nasdaq. Under these rules, Verde PubCo, as a “controlled company”, can elect to be exempt from certain corporate governance requirements. However, Verde PubCo does not presently intend to take advantage of these exemptions. Verde PubCo may opt to utilize these exemptions in the future as long as it remains a “controlled company”.

The accompanying proxy statement/prospectus covers 121,477,682 shares of Verde PubCo Common Stock (including shares that are to be issued or may be issuable upon exercise of the TLGY warrants). The number of shares of Verde PubCo Common Stock that the accompanying proxy statement/prospectus covers includes the maximum number of shares that may be issued to Verde Holders and the maximum number of shares issued or issuable to the existing shareholders and warrant holders of TLGY, in each case, in connection with the Business Combination.

TLGY’s units, public shares and public warrants are currently listed on Nasdaq Global Market under the symbols “TLGYU,” “TLGY” and “TLGYW,” respectively. TLGY will apply for listing, to be effective at the time of the Business Combination, of Verde PubCo Common Stock and warrants on Nasdaq under the proposed symbols “VRDE” and “VRDEW,” respectively. It is a condition of the consummation of the Business Combination that TLGY receive confirmation from Nasdaq that Verde PubCo has been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that TLGY will obtain such confirmation from Nasdaq, and you may not know whether the listing condition has been met at the time of the extraordinary general meeting. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Merger Agreement is waived by Verde.

TLGY will hold an extraordinary general meeting (the “extraordinary general meeting”) to consider matters relating to the Business Combination at , Eastern Time, on , 2023. For the purposes of Cayman Islands Companies Act and the Amended and Restated Memorandum and Articles of Association of TLGY, the physical location of the extraordinary general meeting shall be at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty

The information in the preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in the preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. The preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Plaza, New York, New York 10006 or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

TLGY is an “emerging growth company” and “smaller reporting company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, and has elected to take advantage of certain reduced public company reporting requirements. See “Summary of the Proxy Statement/Prospectus — Emerging Growth Company and “Summary of the Proxy Statement/Prospectus — Smaller Reporting Company.”

If you have any questions or need assistance voting your ordinary shares, please contact , our proxy solicitor, by calling , or banks and brokers can call collect at , or by emailing . The notice of the extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at https:// .

The accompanying proxy statement/prospectus provides shareholders of TLGY with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of TLGY. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. In particular, when you consider the recommendation of the board of directors of TLGY to vote in favor of the proposals described in the accompanying proxy statement/prospectus, you should keep in mind that TLGY’s directors and officers have interests in the Business Combination that are different from, are in addition to or may conflict with your interests as a shareholder. For instance, the Sponsor, and the officers and directors of TLGY who have invested in the Sponsor entity, will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. See the section entitled “Interests of TLGY’s Directors and Officers in the Business Combination” for a further discussion. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 71 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated , 2023, and is first being mailed to TLGY’s shareholders on or about , 2023.

TLGY ACQUISITION CORPORATION

A Cayman Islands Exempted Company

(Company Number 376330)

4001 Kennett Pike, Suite 302

Wilmington, DE 19807

+1 302-803-6849

Dear shareholders of TLGY Acquisition Corporation:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of TLGY Acquisition Corporation, a Cayman Islands exempted company (“TLGY” and, after the Domestication, as described below, “Verde PubCo”), at , on , 2023, at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York 10006, or at such other time, on such other date and at such other place to which the meeting may be adjourned. We are also planning for the meeting to be held virtually over the Internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association.

At the extraordinary general meeting, shareholders of TLGY will be asked to consider and vote upon, among other things, (i) a proposal, which is referred to herein as the “Business Combination Proposal”, to approve and adopt the Agreement and Plan of Merger, dated as of June 21, 2023 (as further amended from time to time the “Merger Agreement”), by and among TLGY, Virgo Merger Sub Corp., a Delaware corporation (“Merger Sub”), Verde Bioresins, Inc., a Delaware corporation (“Verde”), and, solely for Sections 3.07, 3.10, 7.13 and Article XI thereof, TLGY Sponsors LLC, a Cayman Islands limited liability company (the “Sponsor”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, including the transactions contemplated thereby (collectively, the “Business Combination”), and (ii) a proposal to approve the Domestication (as such term is defined below), which is referred to herein as the “Domestication Proposal.”

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Merger Agreement, the closing of the Business Combination (the “Closing”) will begin on the eighth (8th) business day following the satisfaction or waiver of the applicable conditions to the Closing as set forth in the Merger Agreement or at such other date as TLGY and Verde may agree in writing (the date on which the Closing actually begins is hereinafter referred to as the “First Closing Date”):

(1)	On the First Closing Date, (i) TLGY will redeem the Class A ordinary shares (as defined below) that the holders thereof have elected to redeem in connection with the Business Combination; (ii) TLGY will file (a) a certificate of domestication (“Certificate of Domestication”) with the Secretary of State of the State of Delaware and (b) a de-registration application with the Registrar of Companies in the Cayman Islands (the “De-registration Application”) in connection with the Domestication, which shall specify that the Domestication shall become effective on the next business day after both the Certificate of Domestication and the De-registration Application have been filed or at such later time as the parties may mutually agree to (the date on which the Domestication becomes effective, the “Second Closing Date”); and (iii) Verde will file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, which will specify that the Merger (as defined below) shall become effective on the second business day after the Certificate of Merger has been filed or at such later time as the parties may mutually agree to (the “Effective Time” and the date on which the Merger becomes effective, the “Third Closing Date”).
(2)	On the Second Closing Date, TLGY will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”, and TLGY after the consummation of the Domestication, “Verde PubCo”). In connection with the Domestication, (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”) of TLGY will convert, on a one-for-one basis, by operation of law, into one duly authorized, validly issued, fully paid and nonassessable share of Class A common stock, par value $0.0001 per share, of Verde PubCo (the “Verde PubCo Common Stock”), (ii) each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”) of TLGY will convert, on a one-for-one basis, by operation of law, into one duly authorized, validly issued, fully paid and nonassessable share of Verde PubCo Common Stock, (iii) each issued and outstanding whole warrant to purchase Class A ordinary shares of TLGY will become exercisable for Verde PubCo Common Stock beginning 30 days after the Closing at an exercise price of $11.50 per share on the terms and conditions set forth in the TLGY warrant agreement, and (iv) TLGY will adopt the Proposed Organizational Documents (as defined in the accompanying proxy statement/prospectus) (for further details, see “Proposal No. 2 — The Domestication Proposal”).

(3)	On the Third Closing Date, Merger Sub will merge with and into Verde (the “Merger”), with Verde being the surviving company. After giving effect to such Merger, Verde shall be a wholly-owned subsidiary of Verde PubCo. In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, each share of common stock of Verde issued and outstanding immediately prior to the Effective Time (other than any shares held by Verde in treasury or owned by TLGY or the Merger Sub, which will be automatically cancelled and will cease to exist and no consideration will be delivered in exchange therefor, or any shares for which appraisal rights are validly exercised pursuant to Section 262 of the Delaware General Corporation Law, which will be converted into the right to receive payment of the appraisal value of such shares according to Section 262 of the DGCL), shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of Verde PubCo Common Stock equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $365,000,000 by (ii) ten dollars ($10.00), by (y) the aggregate number of shares of Verde common stock that are issued and outstanding immediately prior to the Effective Time after giving effect to the Verde Conversion (as defined below). Verde shall procure that, prior to the Closing, (a) all convertible notes or warrants convertible into or exercisable for common stock of Verde shall be converted or exercised in accordance with their terms, and (b) all existing compensatory equity or equity-based or similar incentive plans, and all other rights, agreements, arrangements, convertible or exchangeable securities or other commitments (other than the Merger Agreement) pursuant to which Verde is obligated to issue, transfer, sell, purchase, return or redeem or cause to be issued, transferred, sold, purchased, returned or redeemed any equity securities of Verde (collectively, “Equity Agreements”) shall be terminated (clauses (a) and (b), together, the “Verde Conversion”), such that, after the consummation of the Verde Conversion and immediately prior to the Closing, except for the issued and outstanding common stock of Verde, there shall be no other outstanding equity interests, or rights convertible or exercisable for equity interests, in Verde, including any warrants, options, calls, pre-emptive rights, subscriptions, “phantom” stock rights or other Equity Agreements. In addition, Verde Holders (as defined in the accompanying proxy statement/prospectus) will be entitled to receive, in the aggregate, up to 36,500,000 shares of Verde PubCo Common Stock subject to certain earnout provisions of the Merger Agreement. Furthermore, in exchange for the forfeiture of certain private placement warrants pursuant to the Sponsor Share Restriction Agreement, the Sponsor will be entitled to receive, in the aggregate, up to 5,750,000 shares of Verde PubCo Common Stock subject to certain earnout provisions of the Merger Agreement. Promptly following the Merger (unless otherwise agreed by Verde and TLGY), Verde shall merge (the “Second Merger”) with and into a newly formed, wholly-owned, direct limited liability company subsidiary of Verde PubCo (“Merger Sub II”) (which Verde PubCo shall form prior to the Third Closing Date for the sole purpose of the Second Merger) pursuant to the terms of an agreement and plan of merger, which shall be in form and substance reasonably satisfactory to each of the Company and TLGY, whereupon the separate corporate existence of Verde shall cease, and Merger Sub II shall be the surviving entity of such merger.

In addition to the Business Combination Proposal and the Domestication Proposal, you will also be asked to consider and vote upon (a) a proposal to adopt (i) the proposed new certificate of incorporation, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “Proposed Charter”), and bylaws, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “Proposed Bylaws”), of Verde PubCo and (ii) the proposed change of name of TLGY to Verde Bioresins, Corp., upon the Domestication, which is referred to herein as the “Charter Amendment Proposal”, (b) nine (9) separate proposals to approve material differences between TLGY’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents”) and the Proposed Charter, which are referred to herein collectively as “Advisory Charter Proposals,” (c) a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of Verde PubCo Common Stock in connection with the Business Combination, the issuance of shares of Verde PubCo Common Stock in connection with the exchange of the right to receive whole distributable redeemable warrants into one-fifth of a share of Verde PubCo Common Stock and the issuance of any Verde PubCo Common Stock or securities convertible into or exchangeable for Verde PubCo Common Stock to be issued at the Closing in connection with any financing in accordance with the terms of the Merger Agreement, which is referred to herein as the “Nasdaq Proposal,” (d) a proposal to approve and adopt the 2023 Equity Incentive Plan, which we refer to as the “2023 Incentive Plan”, a copy of which is attached to the proxy statement/prospectus as Annex D, which is referred to herein as the “Equity Incentive Plan Proposal,” and (e) a proposal to adjourn the extraordinary general meeting to a later date or dates to the extent necessary, which is referred to herein as the “Adjournment Proposal.”

The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, and the Equity Incentive Plan Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. The Advisory Charter Proposals are conditioned upon the approval of the Charter Amendment Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to shareholders of TLGY or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient TLGY ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from shareholders of TLGY in favor of one or more of the proposals at the extraordinary general meeting.

In connection with the Business Combination, certain related agreements have been or will be entered into on or prior to the closing of the Business Combination, including the Amended and Restated Registration Rights Agreement, the Acquiror Support Agreement, the Verde Support Agreement, the Verde Lock-Up Agreement and the Sponsor Share Restriction Agreement (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal — Related Agreements” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Existing Governing Documents, a holder of TLGY’s public shares (a “public shareholder”) may request that TLGY redeem all or a portion of such public shares for cash if the Business Combination is consummated. In order to redeem public shares underlying units, holders of units must elect to separate their units into the underlying public shares and warrants prior to exercising redemption rights with respect to such public shares. Holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), TLGY’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem their public shares regardless of whether they vote “for” or “against” the Business Combination Proposal, or do not vote at all, and regardless of whether they hold public shares on the record date. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, TLGY will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of TLGY’s initial public offering (the “Trust Account”), calculated as of two business days prior to the First Closing Date. For illustrative purposes, based on approximately $64.9 million of funds in the Trust Account and 5,922,865 shares subject to possible redemption, in each case, as of October 17, 2023, this would have amounted to approximately $10.96 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place prior to the Domestication. Accordingly, public shares will be redeemed upon the First Closing Date. See “Extraordinary General Meeting of TLGY — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Public shareholders who do not redeem their public shares in connection with the completion of the Business Combination will be entitled to receive distributable redeemable warrants or shares of Verde PubCo Common Stock in lieu of such warrants. See “Information about TLGY — Effecting Our Business Combination — Distribution of Distributable Redeemable Warrants to Holders of Class A Ordinary Shares Not Electing Redemption” for more information.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Acquiror Support Agreement (each as defined in the accompanying proxy statement/prospectus), agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination and not to redeem any public shares they own. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Initial Shareholders own 45.79% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Acquiror Support Agreement.

The Merger Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement. In addition, in no event will TLGY redeem public shares in an amount that would cause Verde PubCo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement.

TLGY is providing the accompanying proxy statement/prospectus and accompanying proxy card to TLGY’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by TLGY’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of TLGY’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 71 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of TLGY has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the Domestication, and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger and the Domestication, and “FOR” all other proposals presented to TLGY’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of TLGY, you should keep in mind that TLGY’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of TLGY’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of the Domestication Proposal and Charter Amendment Proposal each require a special resolution under Cayman Islands Companies Act, which is the affirmative vote of a majority of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, each Advisory Charter Proposal, the Equity Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. Additionally, the Advisory Charter Proposals are conditioned on the approval of the Charter Amendment Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

ALL HOLDERS OF PUBLIC SHARES HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. THIS MEANS THAT ANY PUBLIC SHAREHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) HOLD PUBLIC SHARES OR, IF YOU HOLD PUBLIC SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS, (2) DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT, AND (3) TENDER YOUR SHARES TO TLGY’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION

RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of TLGY’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,
Jin-Goon Kim
Chief Executive Officer and Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated , 2023 and is first being mailed to shareholders on or about , 2023.

TLGY ACQUISITION CORPORATION

A Cayman Islands Exempted Company

(Company Number 376330)

4001 Kennett Pike, Suite 302

Wilmington, DE 19807

+1 302-803-6849

TLGY ACQUISITION CORPORATION

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON , 2023

TO THE SHAREHOLDERS OF TLGY ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of TLGY Acquisition Corporation, a Cayman Islands exempted company (“TLGY”), will be held at , Eastern Time, on , 2023, at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York 10006. The extraordinary general meeting may also be attended through a “virtual” or online method. You will be able to attend the extraordinary general meeting online, vote and submit your questions during the extraordinary general meeting by visiting . You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

●	Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve by an ordinary resolution under the Cayman Islands Companies Act, TLGY’s entry into the Merger Agreement, dated as of June 21, 2023 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among TLGY, Virgo Merger Sub Corp., a Delaware corporation (“Merger Sub”), Verde Bioresins, Inc., a Delaware corporation (“Verde”), and, solely for Sections 3.07, 3.10, 7.13 and Article XI thereof, TLGY Sponsors LLC, a Cayman Islands limited liability company (the “Sponsor”), a copy of which is attached to the proxy statement/prospectus as Annex A, and certain related agreements (including the Amended and Restated Registration Rights Agreement, the Verde Support Agreement, the Sponsor Share Restriction Agreement, the Acquiror Support Agreement, the Verde Lock-Up Agreement, and the 2023 Incentive Plan, each in the form attached to the proxy statement/prospectus as Annex E, Annex F, Annex G, Annex H, Annex I and Annex D, respectively), and the transactions contemplated thereby. Pursuant to the Merger Agreement and such related agreements, following the de-registration of TLGY as an exempted company in the Cayman Islands and the continuation and domestication of TLGY as a corporation in the State of Delaware, Merger Sub will merge with and into Verde, with Verde being the surviving company. After giving effect to such Merger, Verde shall be a wholly-owned subsidiary of Verde PubCo. At Closing, each share of Verde Common Stock issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of common stock of Verde PubCo (“Verde PubCo Common Stock”) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $365,000,000 by (ii) ten dollars ($10.00), by (y) the number of shares of Verde common stock that are issued and outstanding immediately prior to the Effective Time (after giving effect to the Verde Conversion). In addition, Verde Holders will be entitled to receive, in the aggregate, up to 36,500,000 shares of Verde PubCo Common Stock subject to certain earnout provisions of the Merger Agreement. Furthermore, in exchange for the forfeiture of certain private placement warrants pursuant to the Sponsor Share Restriction Agreement, the Sponsor will be entitled to receive, in the aggregate, up to 5,750,000 shares of Verde PubCo Common Stock subject to certain earnout provisions of the Merger Agreement. Promptly following the Merger (unless otherwise agreed by Verde and TLGY), Verde shall merge (the “Second Merger”) with and into a newly formed, wholly-owned, direct limited liability company subsidiary of Verde PubCo (“Merger Sub II”) (which Verde PubCo shall form prior to the Third Closing Date for the sole purpose of the Second Merger) pursuant to the terms of an agreement and plan of merger, which shall be in form and substance reasonably satisfactory to each of the Company and TLGY, whereupon the separate corporate existence of Verde shall cease, and Merger Sub II shall be the surviving entity of such merger.
●	Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal, as a special resolution under Cayman Islands Companies Act, that (i) TLGY be de-registered in the Cayman Islands and be registered by way of continuation as a Delaware corporation pursuant to Article 47 of TLGY’s Amended and Restated Memorandum and Articles of Association (the “Existing Governing Documents”), Part XII of the Cayman Islands Companies Act, and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, TLGY be continued and domesticated as a corporation under the laws of the State of Delaware and (ii) conditional upon, and with effect from, the registration of the Company in the State of Delaware as a corporation incorporated under the laws of the State of Delaware: (a) the registered office of the Company be changed to ; (b) be instructed to undertake all necessary steps in order to continue the legal existence of the Company in the State of Delaware as a corporation incorporated under the laws of the State of Delaware; and (c) Maples Corporate Services Limited be instructed to file notice of the resolutions relating to the de-registration with the Registrar of Companies in and for the Cayman Islands.

●	Proposal No. 3 — Charter Amendment Proposal — to consider and vote upon a proposal, as a special resolution under Cayman Islands Companies Act, to approve the amendment and restatement of the Existing Governing Documents by their deletion and replacement with the proposed new certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex B (the “Proposed Charter”) and bylaws, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Organizational Documents”) of Verde PubCo, which, if approved, would take effect immediately after the Domestication, including the change in name from “TLGY Acquisition Corporation” to “Verde Bioresins, Corp.”
●	Proposal No. 4 — Advisory Charter Proposals — to consider and vote, on a non-binding advisory basis, upon the following nine (9) separate proposals to approve material differences between the Proposed Charter and the Existing Governing Documents:
●	Advisory Charter Proposal 4A — to increase the authorized share capital of TLGY from US$55,500 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) shares of common stock, par value $0.0001 per share, of Verde PubCo and shares of preferred stock, par value $0.0001 per share, of Verde PubCo.
●	Advisory Charter Proposal 4B — to provide that, subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any class of common stock or preferred stock of Verde PubCo may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Verde PubCo’s capital stock entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.
●	Advisory Charter Proposal 4C — to permit removal of a director only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo entitled to vote in the election of directors.
●	Advisory Charter Proposal 4D — to provide that, subject to the rights of holders of any series of preferred stock of Verde PubCo, the number of directors will be fixed from time to time by a majority of the board of directors of Verde PubCo (the “Verde PubCo Board”).
●	Advisory Charter Proposal 4E — to eliminate the ability of Verde PubCo stockholders to take action by written consent in lieu of a meeting.
●	Advisory Charter Proposal 4F — to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (i) by the affirmative vote of a majority of the Verde PubCo Board present at any regular or special meeting of the Verde PubCo Board at which a quorum is present or (ii) by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo entitled to vote generally in the election of directors.
●	Advisory Charter Proposal 4G — to provide that the Proposed Charter may be amended, altered, repealed or adopted by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo entitled to vote in the election of directors for amendments for certain provisions of the Proposed Charter relating to: (i) among others, classification, election and term of the Verde PubCo Board, removal of directors from office, filling vacancies on the Verde PubCo Board, and quorum for meetings for the Verde PubCo Board; (ii) elimination of action by written consent of stockholders of Verde PubCo; (iii) eligible persons to call special meetings of stockholders and business transacted at any special meeting of stockholders; and (iv) amendments to the Proposed Bylaws.
●	Advisory Charter Proposal 4H — to provide that, unless Verde PubCo consents in writing to the selection of an alternative forum, the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding will be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware) will be the sole and exclusive forum for certain stockholder actions, provided that that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Securities Act of 1933, as amended (or any successor provision), for which the federal district courts of the United States are the sole and exclusive forum.

●	Advisory Charter Proposal 4I — to provide that, subject to the rights of the holders of any series of preferred stock to elect directors, the Verde PubCo Board will be divided into three classes, with members of each class serving staggered three-year terms.

These Advisory Charter Proposals are not required by Cayman Island Companies Act, separate and apart from the Charter Amendment Proposal, but are required by SEC guidance requiring that shareholders have the opportunity to present their views on important corporate governance provisions.

●	Proposal No. 5 — The Nasdaq Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of Verde PubCo Common Stock in connection with the Business Combination, the issuance of shares of Verde PubCo Common Stock in connection with the exchange of the right to receive whole distributable redeemable warrants into one-fifth of a share of Verde PubCo Common Stock, the issuance of Verde PubCo Common Stock or securities convertible into or exchangeable for Verde PubCo Common Stock to be issued at the Closing in connection with any financing in accordance with the terms of the Merger Agreement and the issuance of Incentive Warrants to the Incentive Grantees.
●	Proposal No. 6 — The Equity Incentive Plan Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution, the 2023 Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex D.
●	Proposal No. 7 — The Adjournment Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to shareholders of TLGY or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient TLGY ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from shareholders of TLGY in favor of one or more of the proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Nasdaq Proposal and the Equity Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Charter Proposals are conditioned upon the approval of the Charter Amendment Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

These items of business are described in more detail in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on , 2023 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to TLGY’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of TLGY’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 71 of this proxy statement/prospectus.

After careful consideration, the board of directors of TLGY has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger and Domestication, and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger and Domestication, and “FOR” all other proposals presented to TLGY’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of TLGY, you should keep in mind that TLGY’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of TLGY’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, a public shareholder may request that TLGY redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;
(ii)	submit a written request to Continental, TLGY’s transfer agent, in which you (i) request that TLGY redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and
(iii)	deliver your certificates for public shares (if any) along with the redemption forms to Continental, TLGY’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to , Time, on , 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, TLGY’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, TLGY’s transfer agent, TLGY will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the First Closing Date. For illustrative purposes, based on approximately $64.9 million of funds in the Trust Account and 5,922,865 shares subject to possible redemption, in each case, as of October 17, 2023, this would have amounted to approximately $10.96 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place prior to the Domestication. Accordingly, public shares will be redeemed upon the First Closing Date. See “Extraordinary General Meeting of TLGY — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Our Initial Shareholders have, pursuant to the Acquiror Support Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination and not to redeem any public shares they own. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own 45.79% of the issued and outstanding ordinary shares. If only a minimum quorum of shares of TLGY ordinary shares, constituted by the holders of one-third of outstanding shares, is present at the extraordinary general meeting, TLGY would not need any of the public shares to be voted in favor of the Business Combination Proposal in order for it to be approved (provided that consummation of the Merger is conditioned upon, among other things, approval of the Condition Precedent Proposals and the requirement that TLGY have net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Merger). See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Acquiror Support Agreement.

The Merger Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement. In addition, in no event will TLGY redeem public shares in an amount that would cause Verde PubCo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement.

The approval of the Domestication Proposal and Charter Amendment Proposal each requires a special resolution under Cayman Islands Companies Act, which is the affirmative vote of a majority of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Advisory Charter Proposals, the Equity Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Charter Proposals are conditioned upon the approval of the Charter Amendment Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact , our proxy solicitor, by calling , or banks and brokers can call collect at , or by emailing .

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of TLGY Acquisition Corporation,

Jin-Goon Kim

Chief Executive Officer and Chairman of the Board of Directors

ALL HOLDERS OF PUBLIC SHARES HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. THIS MEANS THAT ANY PUBLIC SHAREHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) HOLD PUBLIC SHARES, OR IF YOU HOLD PUBLIC SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS, (2) DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT, AND (3) TENDER YOUR SHARES TO TLGY’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

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ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning TLGY, without charge, by written request to TLGY Acquisition Corporation , 4001 Kennett Pike, Suite 302, Wilmington, DE 19807, or by telephone request at +1 302-803-6849; or , our proxy solicitor, by calling , or banks and brokers can call collect at , or by emailing or from the SEC through the SEC website at http://www.sec.gov.

In order for TLGY’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of TLGY to be held on , 2023, you must request the information no later than five business days prior to the date of the extraordinary general meeting, by , 2023.

TRADEMARKS

This proxy statement/prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

MARKET INDUSTRY AND DATA

This proxy statement/prospectus includes industry position, forecasts, market size and growth and other data that TLGY and Verde obtained or derived from internal company reports, independent third-party reports and publications, surveys and studies by third parties and other industry data. Some data are also based on good faith estimates, which are derived from internal company research or analyses or review of internal company reports as well as the independent sources referred to above. Although both TLGY and Verde believe that the information on which the companies have based these estimates of industry position and industry data are generally reliable, the accuracy and completeness of this information is not guaranteed, and they have not independently verified any of the data from third-party sources nor have they ascertained the underlying economic assumptions relied upon therein. TLGY’s and Verde’s internal company reports have not been verified by any independent source. Statements as to industry position are based on market data currently available. While TLGY and Verde are not aware of any misstatements regarding the industry data presented herein, these estimated involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, the following terms shall have the following meanings:

●	“2023 Incentive Plan” means the TLGY Acquisition Corporation 2023 Equity Incentive Plan, to be considered for adoption and approval by the shareholders pursuant to the Equity Incentive Plan Proposal;
●	“Acuitas” means Acuitas Group Holdings, LLC;
●	“Amended and Restated Memorandum and Articles of Association” means the existing amended and restated memorandum and articles of association of TLGY;
●	“Biobased” means relating to or made from renewable, carbon-based biological resources. Biobased products are derived from plants and other natural materials, such as agricultural, marine and forestry materials. Biobased products provide a renewable alternative to conventional petroleum products, which are non-renewable and less eco-friendly.
●	“Biopolyethylene” or “Green PE” is polyethylene made out of ethanol, which becomes ethylene after a dehydration process. It can be made from various feedstocks including sugar cane, sugar beet, and wheat grain. The final product is indistinguishable from conventional polyethylene, and thus is recyclable in the same chain established for conventional polyethylene.

●	“Business Combination” means the Domestication, the Merger and the other transactions contemplated by the Merger Agreement, collectively;
●	“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time;
●	“Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of TLGY, which will convert by operation of law into shares of Verde PubCo Common Stock, on a one-for-one basis, in connection with the Domestication;
●	“Class B ordinary shares” or “founder shares” means the Class B ordinary shares, par value $0.0001 per share, of TLGY that were initially issued to our Sponsor in a private placement prior to our initial public offering and remain outstanding, and, in connection with the Domestication, will convert, on a one-for-one basis, into shares of Verde PubCo Common Stock, subject to certain adjustments;
●	“Closing” means the closing of the Business Combination;
●	“First Closing Date” means that date that is the eighth (8th) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Closing set forth in the Merger Agreement, which are described under the section entitled “Business Combination Proposal — Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other date as TLGY and Verde may agree in writing;
●	“Closing Merger Consideration” means, collectively, the Verde PubCo Common Stock to be issued in exchange for Verde Common Stock at the Closing pursuant to the terms of the Merger Agreement;
●	“Closing Per Share Price” means, with respect to the shares of Verde PubCo Common Stock, $10.00 per share;
●	“Common Stock Public Warrants” means the public warrants after giving effect to the Domestication, as a result of which each shall automatically become a Verde PubCo warrant;
●	“Condition Precedent Proposals” means the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Nasdaq Proposal and the Equity Incentive Plan Proposal, collectively;
●	“Continental” means Continental Stock Transfer & Trust Company;
●	“DGCL” means the General Corporation Law of the State of Delaware;
●	“Domestication” means the transfer by way of continuation and deregistration of TLGY from the Cayman Islands and the continuation and domestication of TLGY as a corporation incorporated in the State of Delaware on the Second Closing Date;
●	“Drop-in” means that a resin is compatible with a plastic converter’s current equipment with modest temperature and pressure adjustments, therefore allowing the resin to be used as a direct replacement to traditional plastics.
●	“Earnout Period” means the time period following the Third Closing Date and ending on the date that is the five (5) year anniversary of the Third Closing Date;
●	“Effective Time” means the time at which the Merger becomes effective;
●	“Extended SPAC Termination Date” means November 16, 2023 or such later date as approved and extended by TLGY;
●	“extraordinary general meeting” means the extraordinary general meeting of TLGY at , Eastern Time, on , 2023, at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York 10006, and via a virtual meeting, unless the extraordinary general meeting is adjourned, or at such other time, on such other date and at such other place to which the meeting may be adjourned;
●	“Existing Governing Documents” means the Amended and Restated Memorandum and Articles of Association of TLGY;

●	“Financial Institutional Investor” means any institutional investor that is a bank, a non-bank financial institution, mutual fund, registered investment company, pension fund, hedge fund, private equity fund, venture capital fund, insurance company, sovereign wealth fund, family office or other similar institutional investor regularly engaged in the business of making financial investments that (A) also qualifies as either (i) a “qualified institutional buyer” under Rule 144A of the Securities Act of 1933 or (ii) as an institutional “accredited investor” under Rule 501(a)(1), (2), (3), (7), (8), (9) or (12) and (B) that is also an “institutional account” within the meaning of FINRA Rule 4512; provided, however, that, for the avoidance of doubt, the term “Financial Institutional Investor” shall not include any entity that is a “Strategic Investor” (as defined herein);
●	“Foreign Investment Law” means all applicable laws and orders relating to foreign investment or that provide for the review of national security or defense matters or the national interest in connection with the cross-border acquisition of any interest in or assets of a business under the jurisdiction of a governmental authority, including the Committee on Foreign Investment in the United States;
●	“Founder PIPE Investment” means the purchase by Humanitario of Verde PubCo Common Shares for a total purchase price equal to the Subscription Amount at a purchase price of $10.00 per share on customary market terms, as contemplated under the Verde Support Agreement and subject to the conditions set forth therein;
●	“GAAP” means the United States generally accepted accounting principles, consistently applied;
●	“Gross Proceeds” means, collectively but without duplication, (i) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing, after taking into account any redemptions; (ii) the proceeds under the Founder PIPE Investment; (iii) all cash or cash-equivalent instruments of Verde and its subsidiaries (excluding any cash already taken into account in clause (ii) above, or any cash proceeds from the Verde Notes); and (iv) the proceeds actually paid to TLGY at or prior to the Closing under any Pre-Closing Financing, and the proceeds payable to TLGY after the Closing under any Pre-Closing Financing to the extent committed at or prior to the Closing;
●	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;
●	“Humanitario” means Humanitario Capital LLC, a limited liability company formed in Puerto Rico, and the majority stockholder of the Company as of the date hereof;
●	“Humanitario Proceeds” means, without duplication, (a) the proceeds under the Founder PIPE Investment, (b) the cash proceeds from the Verde Notes, (c) cash or cash-equivalent instruments of Verde, and (d) any proceeds received from Humanitario and/or any of its affiliates under any other bona fide debt or equity financing by Humanitario and/or any of its affiliates. For the avoidance of doubt, proceeds from any Person (except for Humanitario and/or its affiliates) from any Pre-Closing Financing that is originated or introduced by any of Verde, Humanitario, and/or any of their affiliates or Representatives shall not constitute “Humanitario Proceeds”;
●	“Humanitario Transaction Expenses” means all documented and reasonable fees and disbursements of Humanitario and its affiliates payable to unaffiliated third parties for outside counsel, agents, advisors, consultants, experts and financial advisors employed by or on behalf of Humanitario or its affiliates incurred in connection with the transactions contemplated by the Merger Agreement, in each case, to the extent payable in cash; provided that, such fees and disbursements of Humanitario and its affiliates shall not exceed $200,000.00 in the aggregate;
●	“initial public offering” means TLGY’s initial public offering that was consummated on December 3, 2021;
●	“Initial Shareholders” means the holders of the founder shares;
●	“Merger” means, pursuant to the Merger Agreement, the merger of Merger Sub into Verde, with Verde surviving the Merger as a wholly-owned subsidiary of Verde PubCo;
●	“Merger Agreement” means that certain Merger Agreement, dated as of June 21, 2023 (as may be amended, supplemented or otherwise modified from time to time), by and among TLGY, Merger Sub, Verde, and, solely for purposes of Sections 3.07, Section 3.10 and 7.13, and Article XI, thereof, Sponsor;

●	“Minimum Cash Condition” means the Net Proceeds (but excluding any Humanitario Proceeds, to the extent accounted for as Net Proceeds) at the Closing shall be no less than $15,000,000 (after taking into account any Cost Discount);
●	“Minimum IRR Threshold” means a value that provides a gross internal rate of return of 35%, calculated based on the Closing Per Share Price and from the Third Closing Date until the first trading day of the applicable 30-day period for purposes of the thirty (30)-Day VWAP calculation or the closing of the Trade Sale, as applicable, taking into account all declared and paid dividends;
●	“Nasdaq” means the Nasdaq Stock Market LLC;
●	“Net Debt” means, with respect to Verde, (a) the total short-term and long-term liabilities of Verde (except for (x) such liabilities under the Stockholder Extension Advances and any convertible notes issued by Verde to Humanitario after the execution of the Merger Agreement but prior to the Closing and (y) the Verde Notes to be converted into Verde Common Stock in accordance with the Merger Agreement), minus (b) the total cash and cash equivalents of Verde; in each case, on a consolidated basis and determined in accordance with GAAP;
●	“Net Proceeds” means Gross Proceeds, after deduction of all Transaction Expenses. To the extent TLGY reasonably determines in good faith that the payment of such transaction expenses would cause the Minimum Cash Condition to not be satisfied at the Closing, TLGY may negotiate in good faith with one or more counterparties of such transaction expenses in order to reduce the amount of such expenses payable in cash (the amount so reduced, the “Cost Discount”), and in connection with such negotiation, TLGY may agree to issue, and upon the Closing may issue, a number of Verde PubCo Common Stock (deemed to have a value of ten dollars ($10) per share) to such counterparties up to a value equal to the total Cost Discount (the Verde PubCo Common Stock so issued, the “Cost Discount Shares”);
●	“Non-TLGY Pre-Closing Financing” means any Pre-Closing Financing that is originated or introduced by any of Verde, Humanitario, and/or any of their affiliates or representatives (excluding, for the avoidance of doubt, the Sponsor, TLGY, and/or any of their respective affiliates or representatives). For the avoidance of doubt, the proceeds under the Founder PIPE Investment shall constitute a Non-TLGY Pre-Closing Financing;
●	“ordinary shares” means TLGY’s Class A ordinary shares and Class B ordinary shares;
●	“private placement warrants” are the warrants issued to our Sponsor in a private placement simultaneously with the closing of our initial public offering;
●	“pro forma” means giving pro forma effect to the Business Combination, including the Merger, Domestication, and any other equity financing transactions which may be entered into prior to Closing;
●	“Pre-Closing Financing” means (a) the issuance by TLGY of any shares of capital stock or equity-linked securities or rights exercisable for or convertible into shares of capital stock or (b) equity financing facilities or non-redemption pools entered into by TLGY, in each case with respect to clauses (a) and (b), the definitive agreements of which will be entered into on or after the date hereof and prior to or simultaneously with the Closing;
●	“Proposed Bylaws” means the proposed bylaws of Verde PubCo to be effective upon the Domestication attached to this proxy statement/prospectus as Annex C;
●	“Proposed Charter” means the proposed certificate of incorporation of Verde PubCo to be effective upon the Domestication attached to this proxy statement/prospectus as Annex B;
●	“Proposed Governing Documents” means the Proposed Charter and the Proposed Bylaws;
●	“public shareholders” means holders of public shares, whether acquired in TLGY’s initial public offering or acquired in the secondary market;
●	“public shares” means the currently outstanding Class A ordinary shares of TLGY sold as part of the TLGY units in its initial public offering, whether acquired in TLGY’s initial public offering or acquired in the secondary market;

●	“public warrants” mean (i) the detachable redeemable warrants sold as part of the units in our initial public offering (whether they were purchased in our initial public offering or thereafter in the open market) and (ii) the distributable redeemable warrants distributable to the remaining holders of our outstanding Class A ordinary shares issued in our initial public offering (after we redeem any Class A ordinary shares that the holders thereof have elected to redeem in connection with the Business Combination). Holders of the contingent right to receive distributable redeemable warrants at Closing may, by making such election on their proxy card, exchange each whole distributable redeemable warrant to which they are entitled under such contingent right into one-fifth of a share of Verde PubCo Common Stock (such that the right to receive five distributable redeemable warrants will entitle them to one whole share of Verde PubCo Common Stock), to be received at Closing;
●	“record date” means , 2023;
●	“Recycling Category 2” or “HDPE” refers to high density polyethylene. Examples include plastic milk containers, plastic bags, bottle caps, trash cans, oil cans, plastic lumber, toolboxes and supplement containers.
●	“Recycling Category 4” or “LDPE” refers to low density polyethylene. Examples include plastic bags, Ziploc bags, buckets, squeeze bottles, plastic tubes and chopping boards.
●	“Recycling Category 5” or “PP” refers to polypropylene. Examples include flower pots, bumpers, car interior trim, industrial fibers, carry-out beverage cups, microwavable food containers and DVD keep cases.
●	“redemption” means each redemption of public shares for cash pursuant to the Existing Governing Documents;
●	“SEC” means the Securities and Exchange Commission;
●	“Securities Act” means the Securities Act of 1933, as amended;
●	“Sponsor” means TLGY Sponsors LLC, a Cayman Islands limited liability company;
●	“Sponsor Earnout Shares” means, collectively, the up to 5,750,000 shares of Verde PubCo Common Stock issuance to the Sponsor, subject to certain earnout provisions of the Merger Agreement;
●	“Strategic Investor” means (i) any operating company that is engaged in the same or a similar industry to Verde or that is an actual or potential customer, supplier, manufacturer, vendor of Verde or is an actual or potential strategic or commercial collaborator or partner of or otherwise having an actual or potential strategic commercial relationship with Verde, (ii) any competitor of Verde, (iii) any person that would otherwise commonly be considered a strategic investor with respect to Verde, or (iv) any entity that would otherwise constitute a Financial Institutional Investor but is the controlling affiliate of any person referred to in clauses (i), (ii) or (iii) of this definition of Strategic Investor; provided that Humanitario shall notify TLGY in writing prior to the Closing if it deems any investor that is subscribing to purchase shares of the TLGY’s common stock at the Closing as a “Strategic Investor”;
●	“Subscription Amount” means the lesser of (a) ten percent (10%) of the Institutional PIPE Proceeds at Closing or (b) $25 million, provided that any proceeds invested by Humanitario in Verde in the form of equity or equity-linked securities during the period between the execution of the Merger Agreement and the Closing (including any Stockholder Extension Advances), to the extent not redeemed or otherwise repaid to Humanitario by Verde prior to or upon the Effective Time, shall be deducted from the Subscription Amount;
●	“Support Expiration Time” means the earlier of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms;
●	“Target Cash Requirement” means a minimum of $25,000,000;
●	“Target Cash Percentage” shall mean the quotient of (a) the dollar amount of the Net Proceeds at the Closing (after subtracting therefrom the amount of proceeds raised from any Non-TLGY Pre-Closing Financing), and (b) the Target Cash Requirement, provided, however, that the Target Cash Percentage shall not be greater than 100%;

●	“Trade Sale” means any transaction or series of related transactions (a) following which fifty percent (50%) or more of the voting power of Verde PubCo is transferred to a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of person (other than Verde PubCo or any of their respective subsidiaries), (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of Verde PubCo immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (ii) the voting securities of Verde PubCo or any of their respective subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Verde PubCo to any person; provided that, in each case, no transferee or acquiror in such transaction or series of transactions shall be an affiliate of any of the transferor or seller in such transaction or series of transactions;
●	“TLGY,” “we,” “us” or “our” means TLGY Acquisition Corporation, a Cayman Islands exempted company, prior to the consummation of the Business Combination;
●	“TLGY Board” means TLGY’s board of directors;
●	“TLGY Common Stock” means the shares of common stock of TLGY, par value $0.0001 per share, upon the Domestication;
●	“TLGY Transaction Expenses” means all documented and reasonable out-of-pocket fees and disbursements of TLGY and Merger Sub payable to unaffiliated third parties for outside counsel, agents, advisors, consultants, experts and financial advisors employed by or on behalf of TLGY or Merger Sub incurred in connection with the transactions contemplated by the Merger Agreement, which shall include the deferred underwriting commissions incurred by TLGY in connection with the TLGY’s initial public offering, in each case, to the extent payable in cash, and any taxes reasonably expected to be imposed under Section 4501 of the Internal Revenue Code (the “Code”) (whether incurred prior to or in connection with the transactions contemplated by the Merger Agreement);
●	“TLGY warrant agreement” means the warrant agreement, dated November 30, 2021, between TLGY and Continental Stock Transfer & Trust Company, as warrant agent, which sets forth the expiration and exercise price of and procedure for exercising the warrants;
●	“Transaction Expenses” means TLGY Transaction Expenses, Verde Transaction Expenses and Humanitario Transaction Expenses;
●	“transfer agent” means Continental, TLGY’s transfer agent;
●	“Triggering Event I” means the daily volume-weighted average trading sale price as reported by Bloomberg for any thirty (30) consecutive trading days within the Earnout Period of one share of Verde PubCo Common Stock quoted on Nasdaq (or such other exchange on which the shares of Verde PubCo Common Stock are then listed) (the “30-Day VWAP”) is greater than or equal to a value that equals or exceeds the Minimum IRR Threshold, provided that the first trading day of such thirty (30) consecutive trading day period shall occur after the thirty (30) month anniversary of the Closing Date;
●	“Triggering Event II” means (a) the thirty (30)-Day VWAP is greater than or equal to a value that equals or exceeds the Minimum IRR Threshold, provided that the first trading day of the relevant thirty (30) trading day period shall occur after the forty-second (42) month anniversary of the Closing Date, or (b) a Trade Sale that occurs after the forty-second (42) month anniversary of the Closing Date but within the Earnout Period that reflects a valuation (in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the Verde PubCo Board in good faith) per share of Verde PubCo Common Stock on a fully diluted basis that equals or exceeds the Minimum IRR Threshold;
●	“Triggering Event” means either Triggering Event I or Triggering Event II;

●	“Trust Account” means the trust account established at the consummation of TLGY’s initial public offering that holds the proceeds of the initial public offering and from the sale of private placement units and is maintained by Continental, acting as trustee;
●	“units” or “TLGY units” means the units of TLGY, each unit consists of (i) one Class A ordinary share, (ii) one-half of one redeemable warrant, and (iii) a contingent right to receive at least one-fourth of one redeemable warrant following the Business Combination, that were offered and sold by TLGY in its initial public offering and in its concurrent private placement. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share;
●	“Verde” means Verde Bioresins, Inc., a Delaware corporation;
●	“Verde Common Stock” means the common stock, par value $0.00001 per share, of Verde;
●	“Verde Conversion” means prior to the Closing, (a) the conversion or exercise of all convertible notes or warrants convertible into or exercisable for Verde Common Stock in accordance with their terms, and (b) the termination of all existing compensatory equity or equity-based or similar incentive plans, and all other rights, agreements, arrangements, convertible or exchangeable securities or other commitments (other than the Merger Agreement) pursuant to which Verde is obligated to issue, transfer, sell, purchase, return or redeem or cause to be issued, transferred, sold, purchased, returned or redeemed any equity securities of Verde (collectively, “Equity Agreements”). After the consummation of the Verde Conversion and immediately prior to the Closing, except for the issued and outstanding Verde Common Stock, there will be no other outstanding equity interests, or rights convertible or exercisable for equity interests, in Verde, including any warrants, options, calls, pre-emptive rights, subscriptions, “phantom” stock rights or other Equity Agreements;
●	“Verde Earnout Shares” means, collectively, up to 36,500,000 shares of Verde PubCo Common Stock issuable to Verde Holders, subject to certain earnout provisions of the Merger Agreement;
●	“Verde Holders” mean the holders of Verde Common Stock immediately prior to the Effective Time;
●	“Verde Notes” means certain convertible notes of Verde held by or to be held by Humanitario, all of which shall be converted into Verde Common Stock pursuant to their terms as part of the Verde Conversion prior to the Closing;
●	“Verde Notes” means (A)(i) that certain Secured Convertible Promissory Note, dated February 17, 2023, between Verde and Acuitas (and assigned by Acuitas to Humanitario on June 19, 2023), and (ii) that certain Secured Convertible Promissory Note, dated June 15, 2023, between Verde and Acuitas (and assigned by Acuitas to Humanitario on June 19, 2023), and (B) convertible notes issued by Verde to Humanitario after the execution of the Merger Agreement but prior to the Closing;
●	“Verde PubCo” means TLGY upon and after the Domestication;
●	“Verde PubCo Board” means the board of directors of Verde PubCo;
●	“Verde PubCo Common Stock” means the common stock, par value $0.0001 per share, of Verde PubCo from and after the Domestication;
●	“Verde PubCo warrants” means, prior to the Closing, warrants to purchase shares of Verde PubCo Common Stock which warrants were received in exchange for public warrants in the Domestication;
●	“Verde Transaction Expenses” means all documented and reasonable out-of-pocket fees and disbursements of Verde payable to unaffiliated third parties for outside counsel, agents, advisors, consultants, experts and financial advisors employed by or on behalf of Verde incurred in connection with the transactions contemplated by the Merger Agreement, in each case, to the extent paid or payable in cash;
●	“Voting Trust Transfer” means the transfer and assignment of all of the Verde PubCo Common Stock received or to be received by Humanitario pursuant to the terms of the Merger Agreement to an independent trustee; and
●	“warrants” means the public warrants and the private placement warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Verde has been provided by Verde and its respective management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

●	changes in the competitive industries and markets in which Verde operates or plans to operate;
●	changes in applicable laws or regulations affecting Verde’s business;
●	the ability of Verde to implement business plans, forecasts, and other expectations after the completion of the Business Combination, and identify and realize additional opportunities;
●	risks related to Verde’s limited operating history and/or expansion of its business and the timing of expected business milestones;
●	risks related to Verde’s potential inability to achieve or maintain profitability and generate significant revenue;
●	current and future conditions in the global economy, including as a result of economic uncertainty, and its impact on Verde, its business and the markets in which it operates;
●	the ability of Verde to retain existing customers and attract new customers;
●	the potential inability of Verde to manage growth effectively;
●	the ability to recruit, train and retain qualified personnel;
●	estimates for the prospects and financial performance of Verde’s business may provide to be incorrect or materially different from actual results;
●	our and Verde’s ability to complete the Business Combination or, if the Business Combination is not consummated, our ability to consummate any other initial business combination;
●	satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) approval of certain other agreements and transactions related to the Business Combination by the respective shareholders of TLGY and Verde; (iii) the completion of the offer to redeem the Class A ordinary shares of TLGY; (iv) the approval by Nasdaq of our initial listing application in connection with the Business Combination; (v) that TLGY has at least $5,000,001 of net tangible assets upon Closing; (vi) the completion of the Verde Conversion; (vii) Verde’s Net Debt immediately before the Closing shall be no more than $5,000,000; and (viii) the Voting Trust Transfer shall have been completed;
●	the occurrence of any event, change or other circumstances, including the failure to satisfy the Minimum Cash Condition and the outcome of any legal proceedings that may be instituted against TLGY and Verde following the announcement of the Merger Agreement and the transactions contemplated therein, that could give rise to the termination of the Merger Agreement;

●	the ability to obtain and/or maintain the listing of the Verde PubCo Common Stock and Verde PubCo warrants on Nasdaq, and the potential liquidity and trading of such securities;
●	our public securities’ potential liquidity and trading;
●	the amount of redemptions made by TLGY’s public shareholders;
●	the ability of TLGY or Verde PubCo to issue equity or equity-linked securities in connection with the proposed Business Combination or in the future;
●	the risk that the proposed Business Combination disrupts current plans and operations of Verde as a result of the announcement and consummation of the proposed Business Combination;
●	matters discovered by the parties as they complete their respective due diligence investigations of the other;
●	the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees;
●	costs related to the proposed Business Combination;
●	TLGY officers and directors allocating their time to other businesses and potentially having conflicts of interest with TLGY’s business or in approving the Business Combination;
●	substantial regulations, which are evolving, and unfavorable changes or failure by Verde PubCo to comply with these regulations;
●	risks related to future market adoption of Verde’s offerings;
●	risks related to Verde’s marketing and growth strategies;
●	the effects of competition on Verde’s business;
●	failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;
●	Verde’s ability to raise funding on reasonable terms as necessary to develop its products in the timeframe contemplated by its business plan;
●	cyber-attacks and security vulnerabilities;
●	those risk factors discussed in TLGY’s initial public offering prospectus under the heading “Risk Factors,” and the other documents TLGY filed, or will file, with the SEC; and
●	other risks and uncertainties detailed in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or Verde. There can be no assurance that future developments affecting us and/or Verde will be those that we and/or Verde have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Verde) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. There may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Neither we nor Verde undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting or makes a decision with respect to redemption of its public shares, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF TLGY

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to TLGY’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at , on , 2023, at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York 10006 and via a virtual meeting, unless the extraordinary general meeting is adjourned.

Q:	Why am I receiving this proxy statement/prospectus?
A:

Shareholders of TLGY are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Merger Agreement, among other things, TLGY will on the Second Closing Date, complete the Domestication, pursuant to which TLGY will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continue and domesticate as a corporation incorporated under the laws of Delaware and, at least one business day after the Domestication, on the Third Closing Date, the parties will complete the Merger, pursuant to which Merger Sub will merge with and into Verde, with Verde being the surviving company. After giving effect to such Merger, Verde will be a wholly-owned subsidiary of Verde PubCo. In connection with the Merger, each share of Verde Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held by Verde in treasury or owned by TLGY or Merger Sub, which will be automatically cancelled and will cease to exist and no consideration will be delivered in exchange therefor, or any shares for which appraisal rights are validly exercised pursuant to Section 262 of the DGCL, which will be converted into the right to receive payment of the appraisal value of such shares according to Section 262 of the DGCL), shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of Verde PubCo Common Stock (deemed to have a value of ten dollars ($10) per share) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $365,000,000 by (ii) ten dollars ($10.00) by (y) the number of shares of Verde Common Stock that are issued and outstanding immediately prior to the Effective Time (after giving effect to the Verde Conversion). In addition, Verde Holders will be entitled to receive, in the aggregate, up to 36,500,000 shares of Verde PubCo Common Stock subject to certain earnout provisions of the Merger Agreement. Furthermore, in exchange for the forfeiture of certain private placement warrants pursuant to the Sponsor Share Restriction Agreement, the Sponsor will be entitled to receive, in the aggregate, up to 5,750,000 shares of Verde PubCo Common Stock subject to certain earnout provisions of the Merger Agreement. Promptly following the Merger (unless otherwise agreed by Verde and TLGY), Verde shall merge (the “Second Merger”) with and into a newly formed, wholly-owned, direct limited liability company subsidiary of Verde PubCo (“Merger Sub II”) (which Verde PubCo shall form prior to the Third Closing Date for the sole purpose of the Second Merger) pursuant to the terms of an agreement and plan of merger, which shall be in form and substance reasonably satisfactory to each of the Company and TLGY, whereupon the separate corporate existence of Verde shall cease, and Merger Sub II shall be the surviving entity of such merger. For further details, see “Business Combination Proposal — Consideration to Verde Holders in the Business Combination.”

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Merger Agreement in its entirety.

The approval of each of the Business Combination Proposal, the Advisory Charter Proposals, the Equity Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an ordinary resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and each of the Domestication Proposal and Charter Amendment Proposal requires a special resolution under Cayman Islands Companies Act, which is the affirmative vote of a majority of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

In connection with the Domestication, on the Second Closing Date, (i) each issued and outstanding Class A ordinary share of TLGY will convert by operation of law, on a one-for-one basis, into shares of Verde PubCo Common Stock; (ii) each issued and outstanding Class B ordinary share of TLGY will convert by operation of law, on a one-for-one basis, into shares of Verde PubCo Common Stock, subject to certain adjustments; (iii) each issued and outstanding whole warrant to purchase Class A ordinary shares of TLGY will become exercisable for Verde PubCo Common Stock beginning 30 days after the Closing at an exercise price of $11.50 per share of Verde PubCo Common Stock on the terms and conditions set forth in the TLGY warrant agreement; and (iv) the existing amended and restated memorandum and articles of association of TLGY will be amended and restated by its deletion and replacement with the Proposed Charter and the Proposed Bylaws, which will become the certificate of incorporation and the bylaws of Verde PubCo as described in this proxy statement/prospectus. In connection with clauses (i), (ii) and (iii), each issued and outstanding TLGY unit that has not been previously separated into the underlying Class A ordinary share and the underlying one-half of one TLGY warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of Verde PubCo Common Stock and one-half of one Verde PubCo warrant, with such whole warrant representing the right to purchase one share of Verde PubCo Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the TLGY warrant agreement. No fractional warrants will be issued upon the separation of units and only whole warrants will trade. Accordingly, unless you hold at least two units of TLGY, you will not be able to receive or trade a warrant when the units are separated and no additional consideration will be paid. See “Domestication Proposal.”

The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the Existing Governing Documents of TLGY?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	What proposals are shareholders of TLGY being asked to vote upon?
A:	At the extraordinary general meeting, TLGY is asking holders of its ordinary shares to consider and vote upon fourteen (14) separate proposals:
●	a proposal to approve by ordinary resolution and adopt by ordinary resolution the Merger Agreement, including the Merger, and the transactions contemplated thereby;
●	a proposal to approve by special resolution under Cayman Islands Companies Act the Domestication;
●	a proposal to approve by special resolution under Cayman Islands Companies Act the Charter Amendment Proposal;
●	nine (9) separate proposals to approve, on a non-binding basis, by ordinary resolution certain material differences between the Existing Governing Documents and the Proposed Governing Documents, presently separately in accordance with SEC requirements:
●	to authorize the change in the authorized share capital of TLGY from $55,500 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) shares of Verde PubCo Common Stock and shares of Verde PubCo Preferred Stock;
●	to provide that, subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any class of Verde PubCo Common Stock or preferred stock of Verde PubCo may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Verde PubCo’s capital stock entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL;
●	to permit removal of a director only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo entitled to vote in the election of directors;
●	to provide that, subject to the rights of holders of any series of preferred stock of Verde PubCo, the number of directors will be fixed from time to time by a majority of the Verde PubCo Board;

●	to eliminate the ability of Verde PubCo stockholders to take action by written consent in lieu of a meeting;
●	to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the Verde PubCo Board present at any regular or special meeting of the Verde PubCo Board at which a quorum is present or (y) by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo entitled to vote generally in the election of directors;
●	to provide that the Proposed Charter may be amended, altered, repealed or adopted by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo entitled to vote in the election of directors for amendments for certain provisions of the Proposed Charter relating to: (i) among others, classification, election and term of the Verde PubCo Board, removal of directors from office, filling vacancies on the Verde PubCo Board, and quorum for meetings of the Verde PubCo Board; (ii) elimination of action by written consent of stockholders of Verde PubCo; (iii) eligible persons to call special meetings of stockholders and business transacted at any special meeting of stockholders; and (iv) amendments to the Proposed Bylaws; and
●	to provide that, unless Verde PubCo consents in writing to the selection of an alternative forum, the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding will be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware) will be the sole and exclusive forum for certain stockholder actions, provided that that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Securities Act of 1933, as amended (or any successor provision), for which the federal district courts of the United States are the sole and exclusive forum.
●	to provide that, subject to the rights of the holders of any series of preferred stock to elect directors, the Verde PubCo Board will be divided into three classes, with members of each class serving staggered three-year terms.
●	a proposal to approve, as an ordinary resolution, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of Verde PubCo Common Stock in connection with the Business Combination, the issuance of shares of Verde PubCo Common Stock in connection with the exchange of the right to receive whole distributable redeemable warrants into one-fifth of a share of Verde PubCo Common Stock, the issuance of Verde PubCo Common Stock or securities convertible into or exchangeable for Verde PubCo Common Stock to be issued at the Closing in connection with any financing in accordance with the terms of the Merger Agreement and the issuance of Incentive Warrants to the Incentive Grantees;
●	a proposal to approve and adopt by ordinary resolution the 2023 Incentive Plan; and
●	a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If TLGY’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated.

For more information, please see “Business Combination Proposal,” “Domestication Proposal,”, “Charter Amendment Proposal,” “The Advisory Charter Proposals,” “Nasdaq Proposal,” “Equity Incentive Plan Proposal,” and “Adjournment Proposal.”

TLGY will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of TLGY should read this proxy statement/prospectus carefully.

After careful consideration, the TLGY Board has determined that the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, each of the Advisory Charter Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal are in the best interests of TLGY and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of TLGY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TLGY and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TLGY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of TLGY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	Are the proposals conditioned on one another?
A:

Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned upon the approval of each other. The Advisory Charter Proposals are conditioned upon the approval of the Charter Amendment Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

It is important for you to note that if the Condition Precedent Proposals (consisting of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Nasdaq Proposal and the Equity Incentive Plan Proposal) do not receive the requisite vote for approval, TLGY will not consummate the Business Combination. If TLGY does not consummate the Business Combination and fails to complete an initial business combination by the Extended SPAC Termination Date (as defined below) (or such other date as approved by the shareholders of TLGY), TLGY will be required, in accordance with its Existing Governance Documents, to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account (interest that may be withdrawn to pay taxes) to its public shareholders. If TLGY’s initial business combination is not consummated by the Extended SPAC Termination Date, then TLGY’s existence will terminate, and TLGY will distribute amounts in the Trust Account as provided in the Existing Governance Documents.

Q:	Why is TLGY proposing the Business Combination?
A:

TLGY is a blank check company incorporated in May 2021 as a Cayman Islands exempted company and formed for the purpose of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which is referred to throughout this proxy statement/prospectus as the initial business combination. Based on TLGY’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Verde is a bioplastics company specializing in the development and manufacturing of biobased, curbside recyclable and landfill biodegradable resins to replace traditional plastics. Verde was incorporated under the laws of the State of Delaware in March 2020.

Based on its due diligence investigations of Verde and the industry in which it operates, including the financial and other information provided by Verde in the course of TLGY’s due diligence investigations, the TLGY Board believes that the Business Combination with Verde is in the best interests of TLGY and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “Business Combination Proposal — The TLGY Board’s Reasons for the Business Combination.”

Although the TLGY Board believes that the Business Combination with Verde presents a good business combination opportunity and is in the best interests of TLGY and its shareholders, the TLGY Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal — The TLGY Board’s Reasons for the Business Combination” and “Risk Factors — Risks Related to the Business Combination and TLGY.”

Q:	Why is TLGY providing shareholders with the opportunity to vote on the Business Combination?
A:

Under the Existing Governing Documents, TLGY must provide all holders of its public shares with the opportunity to have their public shares redeemed upon the consummation of TLGY’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, TLGY has elected to provide its shareholders with the opportunity to have their public shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, TLGY is seeking to obtain the approval of its shareholders of the Business Combination Proposal in order to allow its public shareholders to effectuate redemptions of their public shares in connection with the Closing of the Business Combination.

Q:Did the TLGY Board obtain a third-party valuation or fairness opinion in determining whether or notto proceed with the Business Combination?

A:

No. The TLGY Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, TLGY’s management and the members of the TLGY Board have substantial experience in evaluating the financial merits of companies across a variety of industries and the Board concluded that this experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination and its terms. For purposes of determining the ultimate valuation reflected in the non-binding term sheet and definitive Merger Agreement, TLGY considered financial due diligence materials prepared by professional advisors, the SPAC merger markets, and financial and market data information on selected comparable companies; marketing reports prepared by analysts in the industry in which Verde operates; initial investor feedback on Verde and the proposed transactions; current information and forecast projections provided by Verde’s management; and the financial terms set forth in the Merger Agreement.

TLGY conducted an initial comparable companies’ analysis on July 21, 2022 and the data points were frequently updated on an “as needed” basis to facilitate the negotiation with Verde up until the execution of the Merger Agreement. The list of initial comparable companies included the following peer companies:Novozymes A/S, Croda International Plc, Corbion N.V., PureCycle Technologies, Inc., Danimer Scientific, Inc., and Origin Materials, Inc. The criteria used to select the initial comparable companies included operations in the field of alternative plastic solutions, such as PLA, PHA and other biobased plastic technologies, and plastic-related fermentation technologies; proximity to early stage companies and market capitalisation.The list of comparable peer companies was subsequently refined to the following peer companies: PureCycle Technologies, Inc., Danimer Scientific, Inc., Origin Materials, Inc. These peer companies remained as comparable companies based on their proximity to early/ growth stage companies, market capitalization and biobased plastic technologies. The valuation matrix adopted included LTM, FY24 and FY25 EV/Revenue and EV/EBITDA multiples.

For a more detailed description of the process by which the parties to the transaction agreed upon a $365 million valuation for Verde and the TLGY Board’s consideration of Verde’s projected financial information and other data in connection with ultimately approving the transaction and determining that the transaction satisfied the 80% test (related to the minimal value of target company relative to the assets in trust of a special purpose acquisition company, or SPAC, like TLGY), see “Business Combination Proposal — Background to the Business Combination” and “— The TLGY Board’s Reasons for the Business Combination.”

Q.	What will the organizational structure of Verde PubCo be following the Business Combination?
A.	The diagram below depicts a simplified version of the current organizational structure of Verde:

The diagram below depicts a simplified version of Verde PubCo’s organizational structure immediately following completion of the Business Combination (including expected economic ownership* and voting** power percentages, and assuming minimum redemptions by TLGY’s public stockholders):

The diagram below depicts a simplified version of the combined company’s organizational structure on a fully-diluted basis immediately following the completion of the Business Combination (including ownership percentages, on a fully-diluted basis, and assuming minimum redemptions(1) by TLGY’s public shareholders). (2)(3)

(1)	Assuming 50% redemptions: (a) Verde’s management and its affiliates hold 1,835,572 shares, and their ownership percentage is equal to 3.1%; (b) Humanitario Capital LLC holds 35,790,372 shares, and its ownership percentage is equal to 60.7%; (c) Common shareholders hold 15,611,433 shares, and their ownership percentage is equal to 26.5%; and (d) Sponsors and Sponsor’s affiliates hold 5,750,000 shares, and their ownership percentage is equal to 9.7%. Assuming maximum redemptions: (a) Verde’s management and its affiliates hold 1,835,572 shares, and their ownership percentage is equal to 3.3%; (b) Humanitario Capital LLC holds 35,790,372 shares, and its ownership percentage is equal to 65.2%; (c) Common shareholders hold 11,500,000 shares, and their ownership percentage is equal to 21.0%; and (d) Sponsors and Sponsor’s affiliates hold 5,750,000 shares, and their ownership percentage is equal to 10.5%.
(2)	Pursuant to the Verde Support Agreement, Humanitario has agreed to enter into the Voting Trust Agreement (as defined below) with an independent trustee, pursuant to which all of the Verde PubCo Common Stock received or to be received by Humanitario pursuant to the terms of the Merger Agreement will be transferred and assigned to the independent trustee, effective as of the Closing, as described in more detail under “Business Combination Proposal — Related Agreements — Verde Support Agreement”.
(3)	Humanitario’s ownership assumes conversion of $10,273,561.64 of principal and interest due under certain convertible notes into Verde Common Stock, as of October 17, 2023; interest will continue to accrue through closing of the business combination and the actual number of shares issuable on conversion will be dependent on the closing date.

Q:	What will Verde’s stockholders receive in return for the Business Combination with TLGY?
A:

Following the consummation of the Domestication, and after giving effect to the Merger, Verde will be a wholly-owned subsidiary of Verde PubCo. In accordance with the terms and subject to the conditions of the Merger Agreement, at the Closing, each share of Verde Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held by Verde in treasury or owned by TLGY or Merger Sub, which will be automatically cancelled and will cease to exist and no consideration will be delivered in exchange therefor, or any shares for which appraisal rights are validly exercised pursuant to Section 262 of the DGCL, which will be converted into the right to receive payment of the appraisal value of such shares according to Section 262 of the DGCL), shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of common stock of Verde PubCo Common Stock (deemed to have a value of ten dollars ($10) per share) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $365,000,000 by (ii) ten dollars ($10.00), by (y) the number of shares of Verde Common Stock that are issued and outstanding immediately prior to the Effective Time (after giving effect to the Verde Conversion). In addition, Verde Holders will be entitled to receive, in the aggregate, up to 36,500,000 shares of Verde PubCo Common Stock subject to certain earnout provisions of the Merger Agreement.

Q:	How will the combined company be managed following the business combination?
A:

Following the Closing, it is expected that the current management of Verde will become the management of Verde PubCo, and the Verde PubCo Board will consist of up to seven (7) directors, which will be divided into three classes (Class I, II and III) with Class I and Class II each consisting of two (2) directors, and Class III consisting of three (3) directors. Pursuant to the Merger Agreement, the Class III directors of Verde PubCo Board will consist of Brian D. Gordon, Cuong Do and Jin-Goon Kim, and the Class I and the Class II directors will be designated by Brian Gordon and Cuong Do as members of the nomination committee. Please see the section entitled “Management of Verde PubCo Following the Business Combination” for further information.

Q:	What equity stake will current shareholders of TLGY, the Sponsor and current equity holders of Verde hold in Verde PubCo immediately after the consummation of the Business Combination?
A:

As of the date of this proxy statement/prospectus, there are 5,922,865 Class A ordinary shares issued and outstanding and 5,750,000 Class B ordinary shares issued and outstanding held by the Initial Shareholders, including the Sponsor, Centaury Management Ltd. (an investor in the Sponsor), Mizuho Securities USA LLC (the representative of the underwriters in the initial public offering), and three independent directors of TLGY, Dr. Shrijay Vijayan, Mr. Donghyun Han and Mr. Hyunchan Cho. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 22,759,500 warrants to acquire ordinary shares, comprised of 11,259,500 private placement warrants held by the Sponsor through the private placement warrants purchased simultaneously with the consummation of the initial public offering and upon the exercise of the underwriters’ over-allotment option, and 11,500,000 public warrants (excluding distributable redeemable warrants, which will not be distributed to shareholders prior to Closing). Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of Verde PubCo Common Stock.

All ordinary shares of TLGY will convert by operation of law, on a one-for-one basis, into shares of Verde PubCo Common Stock, subject to certain adjustments as a result of the Domestication. In connection with the Business Combination, the Sponsor will be entitled to receive, in the aggregate, up to 5,750,000 additional shares of Verde PubCo Common Stock subject to certain earnout provisions of the Merger Agreement. In exchange, Sponsor has agreed that it shall immediately upon the Closing forfeit and surrender for cancellation all private placement warrants, other than the Incentive Warrants Granted (as defined below) by the Sponsor. Conditioned upon the consummation of the Business Combination, the Sponsor will forfeit 10,133,550 private placement warrants, and has reserved 1,125,950 private placement warrants as incentive warrants (“Incentive Warrants”). Sponsor, after consultation with Verde before the Closing, shall transfer for no additional consideration (“Grant”, “Granted” or “Granting”) at the Closing the Incentive Warrants to such officers and employees of Verde providing services to Verde as of the date of the Merger Agreement (“Incentive Grantees”) and employed by Verde at the time of Grant to be determined at the Sponsor’s discretion primarily based on the work performed in facilitating the transactions contemplated by the Merger Agreement. Notwithstanding the above, the Sponsor may forfeit and surrender, rather than Grant, up to 281,487 Sponsor Warrants so reserved as Incentive Warrants, if the Sponsor determines, acting in good faith, that the Incentive Grantees have not used reasonable efforts to facilitate the transactions contemplated by the Merger Agreement (including cooperating with Sponsor and TLGY to raise proceeds in connection with the Business Combination) (any such forfeited warrants, the “Forfeited Incentive Warrants”).

Therefore, as of immediately prior to the extraordinary general meeting (without giving effect to the Business Combination and assuming that none of TLGY’s outstanding public shares are redeemed in connection with the Business Combination), TLGY’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 34,432,365 ordinary shares.

The following table illustrates varying ownership levels in Verde PubCo Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) no public shares are redeemed in the minimum redemption scenario, 50% of the public shares are redeemed in the interim redemption scenario, and 100% of the public shares are redeemed in the maximum redemption scenario, assuming TLGY will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination and a majority of the shares voted at the extraordinary general meeting are voted in favor of the Business Combination; (ii) all 1,125,950 private placement warrants were Granted by Sponsor as Incentive Warrants to the Incentive Grantees, (iii) all the Verde PubCo warrants (including the Granted Incentive Warrants, but excluding the Forfeited Incentive Warrants) to purchase Verde PubCo Common Stock that will be outstanding immediately following Closing have not been exercised and (iv) no holders of the contingent right to receive distributable redeemable warrants elect to exchange each whole distributable redeemable warrant to which they are entitled under such contingent right into one-fifth of a share of Verde PubCo Common Stock. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in Verde PubCo will be different and totals may not add up to 100% due to rounding.

	Share Ownership in Verde PubCo
	Assuming Minimum Redemption		Assuming 50% Redemption		Assuming Maximum Redemption*
Shareholding on an undiluted basis
Common shareholder (Class A ordinary shares)	5,922,865	12.3%	2,961,433	6.5%	0	0.0%
Sponsors (Class B ordinary shares)	5,344,700	11.1%	5,344,700	6.6%	5,344,700	12.7%
Sponsor’s affiliates (Class B ordinary shares)	405,300	0.8%	405,300	0.9%	405,300	1.0%
Verde’s management	482,783	1.0%	482,783	1.1%	482,783	1.1%
Verde’s affiliates	226,839	0.5%	266,839	0.5%	266,839	0.5%
Humanitario Capital LLC	35,790,372	74.3%	35,790,372	79.2%	35,790,372	84.7%
	48,172,859	100.0%	45,211,427	100.0%	42,249,994	100.0%

Distributable redeemable warrant converted at 5 to 1	5,750,000
	1,150,000		1,150,000		0

Detachable redeemable warrant exercised	11,500,000		11,500,000		11,500,000
Management private warrant exercised	1,125,950		1,125,950		1,125,950

Shareholding at a fully diluted basis, distributable redeemable warrant converted
Common shareholder (Class A ordinary shares)	18,572,865	30.0%	15,611,433	26.5%	11,500,000	21.0%
Sponsors (Class B ordinary shares)	5,344,700	8.6%	5,344,700	9.1%	5,344,700	9.7%
Sponsor’s affiliates (Class B ordinary shares)	405,300	0.7%	405,300	0.7%	405,300	0.7%
Verde’s management	1,608,733	2.6%	1,608,733	2.7%	1,608,733	2.9%
Verde’s affiliates	226,839	0.4%	226,839	0.4%	226,839	0.4%
Humanitario Capital LLC	35,790,372	57.8%	35,790,372	60.7%	35,790,372	65.2%
	61,948,809	100.0%	58,987,377	100.0%	54,875,944	100.0%

*Assuming maximum redemption, none of the distributable redeemable warrants shall be issued.

The possible dilution that shareholders who elect not to redeem their shares may experience in connection with the Business Combination and the dilution sources are as follows: (i) for the 11,500,000 detachable redeemable warrants, the dilutive impact is 11,500,000 shares, (ii)for the distributable redeemable warrants that are fully converted to common shares at the time of the Business Combination at a five-to-one ratio, the dilutive impact is 1,150,000 shares and (iii) for the private warrants of 1,125,950, the dilutive impact is 1,125,950 shares.

For further details, see “Business Combination Proposal — Consideration to Verde Holders in the Business Combination.”

Q:	How has the announcement of the Business Combination affected the trading price of the TLGY securities?
A:

As of October 17, 2023, the record date for the annual general meeting held on October 17, 2023, the closing price for each unit, ordinary share and redeemable warrant as reported on Nasdaq was $11.06, $10.96 and $0.044, respectively. Holders of TLGY’s securities should obtain current market quotations for the securities. The market price of TLGY’s securities could vary at any time prior to Closing.

Q:	Why is TLGY proposing the Domestication?
A:

The TLGY Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the TLGY Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The TLGY Board believes that there are several reasons why a transfer by way of continuation to Delaware is in the best interests of TLGY and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal — Reasons for the Domestication.”

To effect the Domestication, TLGY will file an application for deregistration with the Registrar of Companies in the Cayman Islands, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which TLGY will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Business Combination under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, which is the affirmative vote of a majority of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:	What amendments will be made to the Existing Governing Documents of TLGY?
A:

The consummation of the Business Combination is conditioned upon, among other things, the Domestication. Accordingly, in addition to voting on the Business Combination, TLGY’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace TLGY’s Existing Governing Documents, in each case, under Cayman Islands Companies Act with the Proposed Governing Documents, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

	Existing Governing Documents	Proposed Governing Documents

Authorized Shares (Advisory Charter Proposal 4A)

The share capital under the Existing Governing Documents is US$55,500 divided into 500,000,000 Class A ordinary shares of par value US$0.0001 per share, 50,000,000 Class B ordinary shares of par value US$0.0001 per share and 5,000,000 preference shares of par value US$0.0001 per share.

The share capital under the Proposed Governing Documents is shares of common stock, par value $0.0001 per share, of Verde PubCo and shares of preferred stock, par value $0.0001 per share, of Verde PubCo.

	See paragraph 5 of the TLGY Amended and Restated Memorandum of Association.	See Article FOURTH of the Proposed Charter.
Authorize the Board of Directors to Issue Preferred Stock Without	The Existing Governing Documents authorize the issuance of 5,000,000	The Proposed Governing Documents authorize the issuance from time to time of

	Existing Governing Documents	Proposed Governing Documents

Shareholder Consent (Advisory Charter Proposal 4B)

preference shares with such designation, rights and preferences as may be determined from time to time by the TLGY Board. Accordingly, TLGY Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, or other distribution, voting, return of capital or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.

one or more series of preferred stock, each of such series to have such terms as stated or expressed in the Proposed Governing Documents and in the resolution or resolutions providing for the issue of such series adopted by the Verde PubCo Board. The Proposed Governing Documents provide that the number of authorized shares of any class of common stock or preferred stock of Verde PubCo may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Verde PubCo’s capital stock entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

	See Article 3.2 of the TLGY Amended and Restated Articles of Association.	See Article FOURTH.B.2 of the Proposed Charter.
Shareholder Removal of Directors (Advisory Charter Proposal 4C)

The Existing Governing Documents provide that the members of the TLGY Board may be removed from office prior to the consummation of TLGY’s initial business combination only by the affirmative vote of the holders of a majority of the Class B ordinary shares, and following the consummation of TLGY’s initial business combination, by ordinary resolution.

The Proposed Governing Documents provide that the members of the Verde PubCo Board may be removed only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo entitled to vote in the election of directors.

	See paragraph 29 of the TLGY Amended and Restated Articles of Association.	See Article NINTH.7 of the Proposed Charter.
Number of Directors (Advisory Charter Proposal 4D)

The Existing Governing Documents provide that the number of directors of TLGY may be increased or reduced by an ordinary resolution, which is a resolution passed by a simple majority of the holders of ordinary shares, who, being present in person or by proxy and entitled to vote, cast votes at a general meeting or a resolution passed in writing unanimously.

The Proposed Governing Documents provide that, subject to the rights of holders of any series of preferred stock of Verde PubCo, the number of directors of Verde PubCo will be fixed from time to time by a majority of the Verde PubCo Board.

	See Article 27.1 of the TLGY Amended and Restated Articles of Association.	See Article NINTH.2 of the Proposed Charter.
Shareholder/Shareholder Written Consent In Lieu of a Meeting (Advisory Charter Proposal 4E)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.

The Proposed Governing Documents provide that, subject to the rights of holders of any outstanding series of preferred stock of Verde PubCo, stockholders of Verde PubCo may not take any action by consent in lieu of a meeting of stockholders.

	See Articles 22 and 23 of the TLGY Amended and Restated Articles of Association.	See Article TENTH of the Proposed Charter.
Amend the Bylaws (Advisory Charter Proposal 4F)	TLGY does not have bylaws, however, the Existing Governing Documents include	The Proposed Governing Documents provide that the Proposed Bylaws may be

	Existing Governing Documents	Proposed Governing Documents

provisions similar to the Proposed Bylaws and amendments to the Existing Governing Documents (save for Article 29 of the Existing Governing Documents) require a special resolution, which is a resolution passed by a majority of two-thirds of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

amended, altered, repealed or adopted either (i) by the affirmative vote of a majority of the Verde PubCo Board present at any regular or special meeting of the Verde PubCo Board at which a quorum is present, or (ii) by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo entitled to vote generally in the election of directors.

	See Article 18 of the TLGY Amended and Restated Articles of Association	See Article SIXTH of the Proposed Charter.
Amend Certain Charter Provisions (Advisory Charter Proposal 4G)

The Existing Governing Documents provide that, with limited exceptions, amendments to the TLGY Amended and Restated Articles require a special resolution, which is a resolution passed by a majority of two-thirds of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

The Proposed Governing Documents provide that the Proposed Charter may be amended, altered, repealed or adopted by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo entitled to vote in the election of directors for amendments for certain provisions of the Proposed Charter relating to (i) among others, classification, election and term of the Verde PubCo Board, removal of directors from office, filling vacancies on the Verde PubCo Board, and quorum for meetings of the Verde PubCo Board; (ii) elimination of action by written consent of stockholders of Verde PubCo; (iii) eligible persons to call special meetings of stockholders and business transacted at any special meeting of stockholders; and (iv) amendments to the Proposed Bylaws.

	See paragraph 18 of the TLGY Amended and Restated Articles of Association	See Article SIXTH, Article NINTH.7 and 10, Article TENTH and Article ELEVENTH of the Proposed Charter.
Exclusive Forum for Shareholder Actions (Advisory Charter Proposal 4H)

The Existing Governing Documents provide that the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Existing Governing Documents or otherwise related in any way to a holders’ share ownership in TLGY.

The Proposed Governing documents provide that, unless Verde PubCo consents in writing to the selection of an alternative forum, the Court of Chancery for the State of Delaware will be the sole and exclusive forum (or in the event that the Court of Chancery lacks jurisdiction over such action or proceedings, the sole and exclusive forum for such action or proceeding will be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware) for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of Verde PubCo, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former

	Existing Governing Documents	Proposed Governing Documents

director, officer, other employee or stockholder of Verde PubCo to Verde PubCo or Verde PubCo’s stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against Verde PubCo, its directors, officers or employees arising pursuant to the internal affairs doctrine, or (iv) any action asserting a claim against Verde PubCo, its directors, officers, or employees arising pursuant to the General Corporation Law of the State of Delaware, any provision of the Proposed Charter or Proposed Bylaws (as each may be amended from time to time). The Proposed Charter provides that, unless Verde PubCo consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claims arising under the Securities Act (or any successor provision).

	See paragraph 52.1 of the TLGY Amended and Restated Articles of Association	See Article THIRTEENTH of the Proposed Charter.
Staggered Board Election (Advisory Charter Proposal 4I)

The Existing Governing Documents provide that the board of directors consists of not less than one person provided however that TLGY may by an ordinary resolution increase or reduce the limits in the number of directors. See Article 27.1 of the TLGY Amended and Restated Memorandum and Articles of Association.

The Proposed Governing Documents provide that, subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective. See Article NINETH of the Proposed Charter.

Q:	How will the Domestication affect my ordinary shares, warrants and units?
A:

In connection with the Domestication, on the Second Closing Date, (i) each issued and outstanding Class A ordinary share of TLGY will convert by operation of law, on a one-for-one basis, into shares of Verde PubCo Common Stock; (ii) each issued and outstanding Class B ordinary share of TLGY will convert by operation of law, on a one-for-one basis, into shares of Verde PubCo Common Stock; (iii) each issued and outstanding whole warrant to purchase Class A ordinary shares of TLGY will become exercisable for Verde PubCo Common Stock beginning 30 days after the Closing at an exercise price of $11.50 per share of Verde PubCo Common Stock on the terms and conditions set forth in the TLGY warrant agreement; and (iv) each issued and outstanding TLGY unit that has not been previously separated into the underlying Class A ordinary share and the underlying one-half of one TLGY warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of Verde PubCo Common Stock and one-half of one Verde PubCo warrant, with such whole warrant representing the right to acquire one share of Verde PubCo Common Stock. No fractional warrants will be issued upon the separation of units and only whole warrants will trade. Accordingly, unless you hold at least two units of TLGY, you will not be able to receive or trade a warrant when the units are separated and no additional consideration will be paid. See “Domestication Proposal.”

In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, each share of Verde Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held by Verde in treasury or owned by TLGY or Merger Sub, which will be automatically cancelled and will cease to exist and no consideration will be delivered in exchange therefor, or any shares for which appraisal rights are validly exercised pursuant to Section 262 of the DGCL, which will be converted into the right to receive payment of the appraisal value of such shares according to Section 262 of the DGCL), shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of Verde PubCo Common Stock (deemed to have a value of ten dollars ($10) per share) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $365,000,000 by (ii) ten dollars ($10.00) by (y) the number of shares of Verde Common Stock that are issued and outstanding immediately prior to the Effective Time after giving effect to the Verde Conversion. In addition, Verde Holders will be entitled to receive, in the aggregate, up to 36,500,000 shares of Verde PubCo Common Stock subject to certain earnout provisions of the Merger Agreement. Furthermore, in exchange for the forfeiture of certain private placement warrants pursuant to the Sponsor Share Restriction Agreement, the Sponsor will be entitled to receive, in the aggregate, up to 5,750,000 shares of Verde PubCo Common Stock subject to certain earnout provisions of the Merger Agreement. For further details, see “Business Combination Proposal — Consideration to Verde Holders in the Business Combination.”

Q:	What are the U.S. federal income tax consequences of the Domestication?
A:

As discussed more fully under “Material U.S. Federal Income Tax Considerations,” TLGY intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “Material U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations,” U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”) will be subject to Section 367(b) of the Code and, as a result:

●	A U.S. holder whose TLGY Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all of TLGY’s classes of stock entitled to vote and less than 10% of the total value of all of TLGY’s classes of stock (after taking into account a U.S. holder’s ownership of TLGY public warrants) generally will not recognize any gain or loss and will not be required to include any part of TLGY’s earnings in income in connection with the Domestication;
●	A U.S. holder whose TLGY Class A ordinary shares have a fair market value of $50,000 or more on the date of the Domestication and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all of TLGY’s classes of stock entitled to vote and less than 10% of the total value of all of TLGY’s classes of stock (after taking into account a U.S. holder’s ownership of TLGY public warrants) generally will recognize gain (but not loss) on the exchange of TLGY Class A ordinary shares for Verde PubCo Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a dividend deemed paid by TLGY the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its TLGY Class A ordinary shares provided certain other requirements are satisfied; and
●	A U.S. holder who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all of TLGY’s classes of stock entitled to vote or 10% or more of the total value of all of TLGY’s classes of stock (after taking into account a U.S. holder’s ownership of TLGY public warrants) generally will be required to include in income as a dividend deemed paid by TLGY the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its TLGY Class A ordinary shares as a result of the Domestication.

TLGY does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

Furthermore, even in the case of a transaction, such as the Domestication, that qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of TLGY Class A ordinary shares or TLGY public warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its TLGY Class A ordinary shares or TLGY public warrants for Verde PubCo Common Stock or Common Stock Public Warrants pursuant to the Domestication under PFIC rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging TLGY public warrants for newly issued Common Stock Public Warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the Verde PubCo Common Stock or Common Stock Public Warrants received in the Domestication and the U.S. holder’s adjusted tax basis in the corresponding TLGY Class A ordinary shares and TLGY public warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because TLGY is a special purpose acquisition company with no current active business, it is likely that it was a PFIC for U.S. federal income tax purposes for the fiscal year ended December 31, 2022 and that it will be a PFIC in the current taxable year which ends as a result of the Domestication. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. holder of TLGY Class A ordinary shares or TLGY public warrants to recognize gain on the exchange of such shares or warrants for Verde PubCo Common Stock or Common Stock Public Warrants pursuant to the Domestication, unless such U.S. holder has made certain tax elections with respect to such U.S. holder’s TLGY Class A ordinary shares. A U.S. holder cannot currently make the aforementioned elections with respect to such U.S. holder’s TLGY public warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. holder on the undistributed earnings, if any, of TLGY. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. holders as a result of the Domestication, see the discussion in the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.” Each U.S. holder of TLGY Class A ordinary shares or TLGY public warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of TLGY Class A ordinary shares and TLGY public warrants for Verde PubCo Common Stock and Common Stock Public Warrants pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. holder’s Verde PubCo Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — Effects of the Domestication on U.S. Holders.”

Q:	Do I have redemption rights?
A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such shares would be converted into the merger consideration in connection with the Business Combination.

The Sponsor (whose members include certain of TLGY’s directors and officers) has agreed to waive its redemption rights with respect to all of its founder shares and public shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

If you are a holder of the Class A ordinary shares and you elect to redeem some or all of your Class A ordinary shares at the Closing, you will not receive any distribution of the pro rata portion of the distributable redeemable warrants in respect of such redeemed Class A ordinary shares. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Holders of public warrants will not have redemption rights with respect to such warrants. As of October 17, 2023, the aggregate valuation of the detachable warrants is approximately $506,000, based on a price of $0.044 per warrant.

Q:	How do I exercise my redemption rights?
A:

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, TLGY’s public shareholders may request that TLGY redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)	(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;
(ii)	submit a written request to Continental, TLGY’s transfer agent, in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and
(iii)	deliver your certificates for public shares (if any) along with the redemption forms to Continental, TLGY’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to , Eastern Time, on , 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, TLGY’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, TLGY’s transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). For illustrative purposes, based on approximately $64.9 million of funds in the Trust Account and 5,922,865 shares subject to possible redemption, in each case, as of October 17, 2023, this would have amounted to approximately $10.96 per issued and outstanding public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting, or thereafter with TLGY’s consent until the Closing. If you deliver your shares for redemption to Continental, TLGY’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that Continental, TLGY’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, TLGY’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, TLGY’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, TLGY’s transfer agent, at least two business days prior to the scheduled vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place prior to the Domestication. Accordingly, public shares will be redeemed upon the First Closing Date.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

If a holder of public shares does not elect to redeem some or all of their shares, they will be entitled to their pro rata portion of the distributable redeemable warrants. Such holders of the contingent right to receive distributable redeemable warrants at Closing may, by making such election on their proxy card, exchange each whole distributable redeemable warrant to which they are entitled under such contingent right into one-fifth of a share of Verde PubCo Common Stock (such that the right to receive five distributable redeemable warrants will entitle them to one whole share of Verde PubCo Common Stock), to be received at Closing. No fractional shares will be issued upon such election. Therefore, an amount of less than five distributable redeemable warrants will be distributed as warrants regardless of the shareholder’s election (e.g., a holder electing to receive shares in lieu of 104 distributable redeemable warrants will receive 100 shares and 4 distributable redeemable warrants). Please see the answer to the question: “Can I receive the distributable redeemable warrants?”

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?
A:

No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, TLGY’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to Continental, TLGY’s transfer agent, by , Eastern Time, on , 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	If I am a holder of warrants, can I exercise redemption rights with respect to my warrants?
A:	No. Holders of public warrants will not have redemption rights with respect to such warrants.
Q:	How do the public warrants differ from the private placement warrants and what are the related risks for any public warrant holders post Business Combination?
A:

The public warrants are identical to the private placement warrants in material terms and provisions, except that, for so long as they are held by the Sponsor or any of its permitted transferees, the private placement warrants (i) will not be redeemable by Verde PubCo and (ii) may not be transferred, assigned or sold, including the Verde PubCo Common Stock issuable upon exercise of the private placement warrants (except to certain permitted transferees), until 30 days after the Closing. The Sponsor, or its permitted transferees, have the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or any of its permitted transferees, the private placement warrants will be redeemable by Verde PubCo and exercisable by the holders of such private placement warrants on the same basis as the public warrants. Further, the private placement warrants are not exercisable more than five years from the effective date of the registration statement for TLGY’s initial public offering in accordance with FINRA Rule 5110(g)(8).

In connection with the Business Combination, the Sponsor will be entitled to receive, in the aggregate, up to 5,750,000 shares of Verde PubCo Common Stock subject to certain earnout provisions of the Merger Agreement. In exchange, Sponsor has agreed that it shall immediately upon the Closing forfeit and surrender for cancellation all private placement warrants, other than the Incentive Warrants Granted by the Sponsor. Conditioned upon the consummation of the Closing, Sponsor has reserved 1,125,950 private placement warrants as Incentive Warrants. Sponsor, after consultation with Verde before the Closing, shall Grant at the Closing the Incentive Warrants to the certain Incentive Grantees to be determined at the Sponsor’s discretion primarily based on the work performed in facilitating the transactions contemplated by the Merger Agreement. Notwithstanding the above, the Sponsor may forfeit and surrender, rather than Grant, up to 281,487 Sponsor Warrants so reserved as Incentive Warrants, if the Sponsor determines, acting in good faith, that the Incentive Grantees have not used reasonable efforts to facilitate the transactions contemplated by the Merger Agreement (including cooperating with Sponsor and TLGY to raise Net Proceeds in connection with the Business Combination). In any case, the Sponsor will not hold any private placement warrants after the Closing of the Business Combination.

Following the Closing, Verde PubCo may redeem your public warrants prior to their exercise at any time, including a time that may be disadvantageous to you thereby making such warrants worthless. Verde PubCo will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per public warrant, provided that the closing price of Verde PubCo Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to proper notice of such redemption, provided that certain other conditions are met. If and when the warrants become redeemable, Verde PubCo may not exercise its redemption right unless there is a current registration statement under the Securities Act in effect with respect to the shares of Verde PubCo Common Stock underlying such warrants and a current prospectus relating to those shares of Verde PubCo Common Stock underlying such warrants is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by Verde PubCo, Verde PubCo may exercise its redemption rights even if Verde PubCo is unable to register or qualify the underlying securities for sale under all applicable securities law.

TLGY also has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant, provided that the holder will be able to exercise their warrants on cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A ordinary shares, upon a minimum of 30 days’ prior written notice of redemption, if the reported last sale price of our Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 10 trading days within a 30 trading-day period ending on the third trading day prior to the date on which the TLGY sends the notice of redemption to warrant holders.

TLGY is registering the Verde PubCo Common Stock issuable upon the exercise of the warrants in the registration statement of which this proxy statement/prospectus forms a part. Pursuant to the TLGY warrant agreement, Verde PubCo is required to maintain a current prospectus relating to those shares until the warrants expire or are redeemed. If a registration statement covering the shares issuable upon exercise of the warrants is not effective by the 60th business day after the Closing, holders of warrants may, until such time as there is an effective registration statement and during any period when Verde PubCo will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

In the event Verde PubCo determines to redeem the warrants, holders would be notified of such redemption as described in the TLGY warrant agreement. Verde PubCo would be required to fix a date for the redemption and mail a notice of redemption not less than 30 days prior to the redemption date to the registered holders of the warrants at their last addresses as they appear on the registration books. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via Verde PubCo posting of the redemption notice to DTC.

Redemption of the outstanding public warrants could force you to (i) exercise your public warrants and pay the exercise price at a time when it may be disadvantageous for you to do so, (ii) sell your public warrants at the then-current market price when you might otherwise wish to hold your public warrants or (iii) accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of your public warrants. None of the private placement warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

As of the date of this proxy statement/prospectus, the trading price of our Class A ordinary shares on Nasdaq does not exceed the warrant exercise price of $11.50.

See “Description of the Verde PubCo Securities — Warrants — Public Shareholders’ Warrants” and “Risk Factors — Verde PubCo may redeem a warrant holder’s unexpired warrants prior to their exercise at a time that may be disadvantageous to such warrant holder, thereby making its warrants worthless.”

Q:	Can I receive the distributable redeemable warrants?
A:

On the First Closing Date we will effect a distribution of 5,750,000 warrants (the “Aggregate Warrant Amount”) on a pro-rata basis only to holders of record of Class A ordinary shares issued in our initial public offering (whether such shares were acquired during or after our initial public offering) that remain outstanding after we redeem any Class A ordinary shares that the holders thereof have elected to redeem in connection with our initial business combination. For example, a non-redeeming holder of 1,000 Class A ordinary shares will receive approximately (i) 785 distributable redeemable warrants if no public shares are redeemed,

(ii) 1,571 distributable redeemable warrants if 50% of the public shares are redeemed or (iii) 5,750 distributable redeemable warrants if all public shares are redeemed (other than such holder’s shares). Public shareholders who exercise their redemption rights are not entitled to receive any distribution of distributable redeemable warrants in respect of such redeemed public shares. See “Information about TLGY — Effecting Our Business Combination — Distribution of Distributable Redeemable Warrants to Holders of Class A Ordinary Shares Not Electing Redemption.”

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?
A:

The U.S. federal income tax consequences of the redemption depend on particular facts and circumstances. Please see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Redemption of TLGY Class A Ordinary Shares” and “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders — Redemption of TLGY Class A Ordinary Shares” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?
A:

Following the closing of TLGY’s initial public offering, an amount equal to $230 million ($10.00 per unit) of the net proceeds from TLGY’s initial public offering and the sale of the private placement units was placed in the Trust Account. On February 23, 2023, TLGY held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend the Amended and Restated Memorandum and Articles of Association in order to amend the terms of the free and paid extensions, allowing TLGY to extend the time during which TLGY can complete an initial business combination. In connection with the extraordinary general meeting and subsequent redemptions, a total of 15,681,818 ordinary shares of TLGY were rendered for redemption. Following the redemption, TLGY had approximately $76.1 million left in its Trust Account. Following such redemptions, the Sponsor deposited $200,000 into the Trust Account, thereby extending the date by which TLGY can complete an initial business combination by one month to April 3, 2023. Additionally, on each of March 21, 2023, April 24, 2023, May 24, 2023, June 22, 2023, July 28, 2023, August 24, 2023, September 22, 2023 and October 17, 2023, the Sponsor deposited $200,000, $200,000, $200,000, $200,000, $200,000, $200,000, $200,000 and $10,000, respectively, into the Trust Account to extend the period of time to consummate the initial business combination by an additional one month to May 3, 2023, June 3, 2023, July 3, 2023, August 3, 2023, September 3, 2023, October 3, 2023, November 3, 2023 and November 16, 2023, respectively.

On October 17, 2023, TLGY held an annual general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend the Amended and Restated Memorandum and Articles of Association in order to amend the terms of the paid extensions, allowing TLGY to extend the time during which TLGY can complete an initial business combination. In connection with the annual general meeting and subsequent redemptions, a total of 1,395,317 ordinary shares of TLGY were rendered for redemption. Following the redemption, TLGY had approximately $64.9 million left in the Trust Account.

These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public shares if we are unable to complete the Business Combination or any other initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents), subject to applicable law.

Any Trust Account proceeds remaining following redemptions of public shares and the payment of transaction expenses and the payment of principal or interest due on indebtedness incurred in completing the Business Combination, if any, will be released to us to fund the operations of the combined company following the Closing. See “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?
A:

The public shareholders are not required to vote “FOR” the Business Combination or vote at all in order to exercise their redemption rights and public shareholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

In no event will TLGY redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement.

Additionally, as a result of redemptions, the trading market for the Verde PubCo Common Stock after the Closing may be less liquid than the market for the public shares was prior to consummation of the Business Combination and you may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into Verde’s business will be reduced. As a result, the proceeds will be greater in the event that no public shareholders exercise redemption rights with respect to their public shares for a pro rata portion of the Trust Account as opposed to the scenario in which TLGY’s public shareholders exercise the maximum allowed redemption rights.

The table below presents the trust value per share to a public shareholder that elects not to redeem across a range of redemptions scenarios.

Per Share Value
Trust value (as of October 17, 2023)	$64,893,610
Total public shares	5,922,865
Trust value per ordinary share	$10.96

	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Redemptions ($)	—	$32,446,805	$64,893,610
Redemption (shares)	—	2,961,432	5,922,865
Cash left in Trust Account post redemption	$64,893,610	$32,446,805	$—
Public shares post redemption	5,922,865	2,961,433	—
Trust Value Per Share	$10.96	$10.96	$0
Total Deferred Underwriting Commission ($)	$8,650,000	$8,650,000	$8,650,000
Effective Deferred Underwriting Commission (as a percentage of cash left in Trust Account post redemptions)	13%	27%	NA
Total Underwriting Commission ($)*	$12,650,000	$12,650,000	$12,650,000
Effective Total Underwriting Commission (as a percentage of cash left in Trust Account post redemptions)	19%	39%	NA

*    The deferred underwriting commission will be released to the underwriters only on completion of the Business Combination, in an amount equal to approximately $8.65 million.

Q:	What conditions must be satisfied to complete the Business Combination?
A:

The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by the shareholders of TLGY of the Condition Precedent Proposals being obtained; (ii) approval of the Business Combination by the shareholders of Verde; (iii) the completion of the offer to redeem the Class A ordinary shares of TLGY; (iv) the approval by Nasdaq of our listing application in connection with the Business Combination; (v) that TLGY has at least $5,000,001 of net tangible assets upon Closing; (vi) the completion of the Verde Conversion; (vii) Verde’s Net Debt immediately before the Closing shall be no more than $5,000,000; and (viii) the Voting Trust Transfer shall have been completed. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, if these conditions are not satisfied the Merger Agreement could terminate and the Business Combination may not be consummated.

Furthermore, the Merger Agreement may be terminated by Verde if the Minimum Cash Condition is not satisfied immediately before the time when Closing would otherwise occur.

For more information about conditions to the consummation of the Business Combination and circumstances under which the Merger Agreement may be terminated, see “Business Combination Proposal — Conditions to Closing of the Business Combination” and “— Termination of the Merger Agreement.”

Q:	What governmental and regulatory approvals are required?
A:

The Merger is subject to the requirements of the HSR Act, which provide that certain transactions may not be completed until notification and report forms are furnished to the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the HSR Act waiting period is terminated or expired. While, under the Merger Agreement, it is not a condition to any party’s obligation to effect the Merger that the waiting period applicable to the Merger under the HSR Act has been terminated or expired, each of TLGY and Verde expects to file a Pre-Merger Notification and Report Form pursuant to the HSR Act with the FTC and the Antitrust Division. The waiting period will expire at 11:59 pm (Eastern Time) thirty (30) calendar days thereafter. For more information, see “Business Combination Proposal — Regulatory Matters.”

Q:	When do you expect the Business Combination to be completed?
A:

It is currently expected that the Business Combination will be consummated in the second half of 2023. This date depends on, among other things, the approval of the proposals to be put to shareholders of TLGY at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to shareholders of TLGY or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient TLGY ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from shareholders of TLGY in favor of one or more of the proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q:	What happens if the Business Combination is not consummated?
A:	There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “Business Combination Proposal — Termination of the Merger Agreement.”

TLGY will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the applicable parties in accordance with the terms of the Merger Agreement. If the Merger Agreement is terminated before the Business Combination is completed, TLGY will remain a Cayman Islands exempted company and will search for an alternate initial business combination. If TLGY is not able to consummate the Business Combination with Verde nor able to complete another business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents), TLGY will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the TLGY Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands Companies Act to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

TLGY expects that the amount of any distribution its public shareholders will be entitled to receive upon its dissolution will be approximately the same amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to TLGY’s obligations under Cayman Islands Companies Act to provide for claims to creditors and the requirements of other applicable law. The Initial Shareholders have waived any right to any liquidation distribution from the Trust Account with respect to the Sponsor’s founder shares.

In the event of liquidation, there will be no liquidating distributions with respect to TLGY’s outstanding warrants. Accordingly, the warrants will expire worthless in that scenario.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?
A:	Neither TLGY’s shareholders nor TLGY’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Q:	What do I need to do now?
A:

TLGY urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. TLGY’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?
A:

If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person or virtually at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, if you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Each of the proposals to be presented at the extraordinary general meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:	When and where will the extraordinary general meeting be held?
A:

The extraordinary general meeting will be held at , Eastern Time, on , 2023 at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York 10006, and virtually via live webcast at , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:	Who is entitled to vote at the extraordinary general meeting?
A:

We have fixed the close of business on , 2023 as the record date for the extraordinary general meeting. If you were a shareholder of TLGY at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?
A:

Shareholders of TLGY are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were ordinary shares issued and outstanding, of which were issued and outstanding public shares and were Class B ordinary shares.

Q:	What constitutes a quorum?
A:

A quorum of TLGY’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?
A:	The following votes are required for each proposal at the extraordinary general meeting:
(i)	Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the Business Combination Proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” the Business Combination Proposal.
(ii)	Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, which is the affirmative vote of a majority of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the Domestication Proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” the Domestication Proposal.
(iii)	Charter Amendment Proposal: The approval of the Charter Amendment Proposal requires a special resolution, which is the affirmative vote of a majority of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the Charter Amendment Proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” the Charter Amendment Proposal.
(iv)	Advisory Charter Proposals: The separate approval of each of the Advisory Charter Proposals requires an ordinary resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” each of the Advisory Charter Proposals, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” each of the Advisory Charter Proposals.
(v)	Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the Nasdaq Proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” the Nasdaq Proposal.
(vi)	Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the Equity Incentive Plan Proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” the Equity Incentive Plan Proposal.
(vii)	Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the

Adjournment Proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” the Adjournment Proposal.

As of the record date, TLGY had ordinary shares issued and outstanding. Shareholders of TLGY are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. 5,344,700 Class B ordinary shares are subject to the Acquiror Support Agreement, pursuant to which the Sponsor has agreed to vote all of its ordinary shares in favor of the Business Combination. For additional information regarding the Acquiror Support Agreement, see “Business Combination Proposal — Related Agreements — Acquiror Support Agreement.”

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, shares, of which shares are not subject to the Acquiror Support Agreement, will need to be voted in favor of the Business Combination Proposal, Advisory Charter Proposals, Nasdaq Proposal, Equity Incentive Plan Proposal and Adjournment Proposal in order to approve such proposals.

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, shares, of which shares are not subject to the Acquiror Support Agreement, will need to be voted in favor of the Domestication Proposal and Charter Amendment Proposal in order to approve such proposals.

Q:

What happens if I vote against the Condition Precedent Proposals (consisting of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Nasdaq Proposal and the Equity Incentive Plan Proposal)?

A.	If any of the Condition Precedent Proposals are not approved, the Business Combination is not consummated and TLGY does not otherwise consummate an alternative business combination by the Extended SPAC Termination Date (or such other date as approved by the shareholders of TLGY), pursuant to the Existing Governing Documents, TLGY will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to the public shareholders, unless TLGY seeks and obtains the consent of its shareholders to amend the Existing Governing Documents to extend the date by which is must consummate its initial business combination, in which event, TLGY’s public shareholders will be entitled to redemption rights in accordance with the Existing Governing Documents. If TLGY’s initial business consummated by the Extended SPAC Termination Date, then TLGY’s existence will terminate, and TLGY will distribute amounts in the Trust Account as provided in the Existing Governing Documents.
Q:	What are the recommendations of the TLGY Board?
A:

The TLGY Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of TLGY and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of TLGY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TLGY and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TLGY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of TLGY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	May the Sponsor and the other Initial Shareholders purchase shares in connection with the Business Combination?
A:

In connection with the shareholder vote to approve the proposed Business Combination, at any time at or prior to the Business Combination, the Sponsor and the other Initial Shareholders, as well as TLGY’s directors, officers, advisors or any of their respective affiliates may privately negotiate transactions to purchase shares from shareholders who have expressed their election to redeem their shares for a pro rata portion of the Trust Account or vote against the Business Combination in conjunction with a proxy solicitation pursuant to the proxy rules. None of the Sponsor or the other Initial Shareholders, or TLGY’s directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of TLGY’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor or the other Initial Shareholders, or TLGY’s directors, officers, advisors or any of their respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases would be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the proposals to be presented at the extraordinary general meeting and (ii) increase the likelihood of satisfaction of the requirement that TLGY’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) are at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement.

If such purchases are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold.

Any such report will include descriptions of any arrangements entered into or purchases by any of the aforementioned persons.

Q:	How do the Sponsor and the other Initial Shareholders intend to vote their shares?
A:

The Sponsor and the other Initial Shareholders have agreed to vote all their ordinary shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor (whose members include certain of TLGY’s directors and officers) and our other Initial Shareholders own approximately 49.3% of the issued and outstanding ordinary shares.

Q:	What interests do TLGY’s Sponsor and current officers and directors have in the Business Combination?
A:

TLGY’s Sponsor and the other Initial Shareholders, certain members of the TLGY Board and our officers may have interests in the Business Combination that are different from or in addition to your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

●	the fact that our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;
●	the fact that the Sponsor paid an aggregate of $25,000 for 5,750,000 Class B ordinary shares, 5,344,700 of which are currently owned by the Sponsor. The 5,750,000 shares of Verde PubCo Common Stock that the Initial Shareholders will hold following the Business Combination, if unrestricted and freely tradable, and in the case of the shares held by the Sponsor, following expiration of the lock-up, would have had an aggregate market value of $63,020,000 based upon the closing price of $10.96 per public share on the Nasdaq on October 17, 2023, the most recent closing price. This represents a 2,520% gain on the Sponsor’s investment. If we do not consummate an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents), then the founder shares will be worthless;
●	the fact that, given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the Class A ordinary shares sold as part of the units in the initial public offering, the Sponsor may earn a positive rate of return on their investment even if the Verde PubCo;

Common Stock trades below $10.20 per share and the public shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of public shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while public shareholders will realize a gain only if the post-closing trading price exceeds $10.20 per share;

●	the fact that, at the time of the initial public offering, the Initial Shareholders and certain of TLGY’s current officers and directors agreed to waive their rights to liquidating distributions from the Trust Account with respect to any ordinary shares (other than public shares) held by them if TLGY fails to complete an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents). The Initial

Shareholders and our officers and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the founder shares and private placement units are dependent on the consummation of a business combination. This may incentivize such persons to complete a business combination on terms or conditions that are not in the best interest of the public shareholders;
●	the fact that Sponsor paid an aggregate of $11,259,500, or $1.00 per warrant, for 11,259,500 private placement warrants, with each whole private placement warrant entitling the holders thereof to purchase one share of Class A ordinary shares for $11.50 per share, in the private placement consummated simultaneously with the initial public offering. In exchange for the forfeiture of such private placement warrants pursuant to the Sponsor Share Restriction Agreement, the Sponsor will be entitled to receive, in the aggregate, up to 5,750,000 shares of Verde PubCo Common Stock subject to certain earnout provisions of the Merger Agreement;

●     the fact that Sponsor extended $1,950,000 to TLGY in the form of multiple promissory notes, for the purpose of extension fees and working capital;

●	the fact that Verde extended $100,000 to TLGY in the form of a promissory note, for the purpose of extension fees;
●	the fact that the Amended and Restated Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of TLGY;
●	the fact that, pursuant to the Merger Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in the Proposed Charter providing for continued indemnification of TLGY’s directors and officers and (ii) continue TLGY’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);
●	the fact that the Sponsor and TLGY’s officers and directors may lose their entire investment in TLGY and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents) to the extent that such expenses exceed the amount of available funds not deposited in the Trust Account (provided, however, that as of the date hereof, TLGY’s officers and directors have not incurred (nor are any of the foregoing expecting to incur) out-of-pocket expenses exceeding funds available to TLGY for reimbursement thereof);
●	the fact that if TLGY does not complete an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governance Documents), the proceeds from the sale of the private placement warrants will be included in the liquidating distribution to TLGY’s public shareholders and the private placement warrants will expire worthless;
●	the fact that if the Trust Account is liquidated, including in the event TLGY is unable to complete an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents), the Sponsor has agreed that it will be liable to TLGY, if and to the extent any claims by a third party for services rendered or products sold to TLGY, or a prospective target business with which TLGY has discussed entering into a transaction agreement, reduce the amounts in the Trust Account below the lesser of (i) $10.20 per public share, or (ii) the actual amount per public share amount held in the Trust Account as of the date of liquidation of the Trust Account, if less than $10.20 per share, due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, provided that this liability will not apply to claims by a third party who has executed a waiver of any and all rights to seek access to the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under TLGY’s indemnity of the underwriter of the initial public offering against certain liabilities under the Securities Act;
●	the fact that TLGY may be entitled to distribute or pay over funds held by TLGY outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing;
●	the fact that it is currently contemplated that Jin-Goon Kim, a current director of TLGY, will serve as a director of Verde PubCo following the Closing. As such, in the future such person may receive any cash fees or equity awards that the Verde PubCo Board determines to pay its directors;

●	the fact that, as a condition to the initial public offering, the Sponsor’s founder shares become subject to a lock-up whereby, subject to certain limited exceptions, the Initial Holders’ founder shares are not transferable or salable until the earlier of (A) one year after completion of our initial business combination, or (B) subsequent to our initial business combination, (x) if the closing price of Class A ordinary shares equal or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day period commencing at least 150 days after the our initial business combination or (y) the date following the completion of our initial business combination on which we would complete a liquidation, merger, share exchange, reorganization or other similar transactions that results in all of our shareholders having the right to exchange their shares of Class A ordinary shares for cash, securities or other property. In this regard, while Sponsor’s founder shares are not the same as Class A ordinary shares, and are subject to certain restrictions that are not applicable to Class A ordinary shares, and may become worthless if TLGY does not complete an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents), the aggregate value of the 5,344,700 shares of Class B ordinary shares owned by the Sponsor is estimated to be approximately $63,020,000, assuming the per share value of the founder shares is the same as the $10.96 closing price of the TLGY Class A ordinary shares on Nasdaq on October 17, 2023;
●	the fact that, as a condition to the initial public offering, the Initial Shareholders have agreed that the private placement warrants, and all of their underlying securities, will not be sold or transferred until 30 days after completion of our initial business combination;
●	the fact that the Sponsor and TLGY’s officers and directors may benefit from the completion of a business combination and may be less incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

In addition to the interests of TLGY’s Sponsor, the Initial Shareholders, certain members of the TLGY Board and our officers, shareholders of TLGY should be aware that our initial public offering underwriters, Mizuho Securities USA LLC (“Mizuho”) and Robert W. Baird & Co. Incorporated (“Baird”), may have financial interests that are different from, or in addition to, the interests of shareholders of TLGY, including;

●	the fact that Mizuho is entitled to deferred underwriting fees in the amount of $0.35 per unit, or $8,050,000, pursuant to the Underwriting Agreement and such fees are payable only if TLGY completes an initial business combination;
●	the fact that concurrent with the closing of our initial public offering, the Sponsor transferred 300,300 Class B ordinary shares to Mizuho at an aggregate purchase price of $1,000,000, or approximately $3.33 per share; and
●	the fact that Baird is entitled to deferred advisory fees in the amount of $500,000 pursuant to the engagement letter dated March 31, 2022 (the “Financial Advisory Agreement”) and such fees are payable only if TLGY completes and initial business combination.

Based on the closing price per share of the public shares and warrants on October 17, 2023 as reported on Nasdaq of $10.96 and $0.044, respectively, in the aggregate, the Sponsor and its affiliates have approximately $63,020,000 at risk that depends upon the completion of a business combination. Such amount consists of 5,344,700 Class B ordinary shares and 11,259,500 private placement warrants held by the Sponsor prior to Closing.

These interests may influence the TLGY Board in making its recommendation that you vote in favor of the approval of the Business Combination. See the section entitled “Business Combination Proposal — Interests of TLGY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	What interests do Verde’s current officers and directors have in the Business Combination?

A:Certain members of the Verde Board and Verde’s executive officers may have interests in the BusinessCombination that are different from or in addition to your interests. You should take these interests intoaccount in deciding whether to approve the Business Combination. These interests include, among otherthings, the interests listed below:

●	the fact that Brian Gordon, Verde’s sole director and Chairman of the Verde Board, is expected to serve as a member of the Verde PubCo Board;
●	the fact that certain of Verde’s executive officers are expected to execute employment agreements, to take effect contingent and effective upon consummation of the Business Combination, with Verde PubCo, in connection with the Business Combination; and

●	the fact that all members of the Verde Board and certain executive officers (i) hold equity interests in Verde, which will be converted into the right to receive equity interests in Verde PubCo in connection with the Business Combination, (ii) may be entitled to receive Incentive Warrants in connection with the Business Combination, and/or (iii) may be entitled to receive earnout consideration in accordance with the terms of the Merger Agreement.

Please see the section entitled “Business Combination Proposal — Interests of Verde’s Directors and ExecutiveOfficers in the Business Combination” for a further discussion of these considerations.

Q:	What happens if I sell my TLGY ordinary shares before the extraordinary general meeting?
A:

The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your public shares prior to the record date for the extraordinary general meeting, you will have no right to vote those shares at the extraordinary general meeting.

Q:	May I change my vote after I have mailed my signed proxy card?
A:

Yes. Shareholders may send a later-dated, signed proxy card to our secretary at 4001 Kennett Pike, Suite 302, Wilmington, Delaware, 19807 so that it is received prior to the vote at the extraordinary general meeting (which is scheduled to take place on , 2023) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our secretary, which must be received by our secretary prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?
A:

If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of Verde PubCo. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of TLGY. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:	What should I do if I receive more than one set of voting materials?
A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?
A:

TLGY will pay the cost of soliciting proxies for the extraordinary general meeting. TLGY has engaged as proxy solicitor to assist in the solicitation of proxies for the extraordinary general meeting. TLGY has agreed to pay           a fee of $       , plus disbursements, and will reimburse         for its reasonable out-of-pocket expenses and indemnify        and its affiliates against certain claims, liabilities, losses, damages and expenses. TLGY will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. TLGY’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?
A:

The preliminary voting results will be announced at the extraordinary general meeting. TLGY will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?
A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

You also may obtain additional information about TLGY from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, TLGY’s transfer agent, at the address below prior to the extraordinary general meeting. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attention: SPAC Redemption Team

E-mail: spacredemptions@continentalstock.com

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to , Eastern Time, on , 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal — The Merger Agreement.”

The Parties to the Business Combination

TLGY

TLGY is a blank check company incorporated in May 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. Based on TLGY’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On December 3, 2021, TLGY consummated its initial public offering of 20,000,000 units at a price of $10.00 per unit generating gross proceeds of $200,000,000 before underwriting discounts and expenses. Each unit consists of (i) one Class A ordinary share, (ii) one-half of one redeemable warrant, and (iii) a contingent right to receive at least one-fourth of one redeemable warrant following the Business Combination, that were offered and sold by TLGY in its initial public offering and in its concurrent private placement. Each whole redeemable warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of the initial public offering, TLGY consummated the private sale (the “Private Placement”) of an aggregate of 10,659,500 warrants to the Sponsor at a purchase price of $1.00 per private placement warrant, generating gross proceeds to TLGY in the amount of $10,659,500.

On December 8, 2021, TLGY consummated the closing of the sale of an additional 3,000,000 Units (the “Option Units”) at $10.00 per Option Unit, pursuant to the underwriters’ exercise in full of their over-allotment option, generating gross proceeds of $30,000,000. TLGY also consummated the closing of the sale of an additional 600,000 private placement warrants at $1.00 per private placement warrant, generating gross proceeds of $600,000, to the Sponsor in respect of its obligation to purchase such additional private placement warrants upon the exercise of the underwriters’ over-allotment option.

Following the closing of the initial public offering on December 3, 2021 and the sale of the underwriters’ overallotment units on December 8, 2021, an amount of $234,600,000 ($10.20 per public share) from the net proceeds of the sale of the Units in the initial public offering and the Private Placement was placed in the Trust Account which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by TLGY meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by TLGY, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account to TLGY’s shareholders.

TLGY’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “TLGYU” “TLGY” and “TLGYW” respectively.

TLGY’s principal executive office is located at 4001 Kennett Pike, Suite 302, Wilmington, Delaware, 19807, and its telephone number is +1 302-803-6849. TLGY’s corporate website address is www.tlgyacquisition.com. TLGY’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Verde

Verde Bioresins, Inc. is a bioplastics company specializing in the development and manufacturing of its proprietary brand of bioresin products known as PolyEarthylene®. PolyEarthylene is a renewable and sustainable, highly scalable and economically feasible, renewable and sustainable plant based resin that is flexible, temperature tolerant, capable of supporting production of durable goods and single-use items such as packaging and food-service items, and designed specifically for a “drop-in” method with existing plastic manufacturing equipment. In addition, PolyEarthylene is recyclable and landfill biodegradable and, with respect to some of its single use resins, currently undergoing industrial compostability testing. Verde believes that PolyEarthylene is one of the best scalable and durable biobased, biodegradable solutions to traditional petroleum-based plastics that has the potential to allow for accelerated landfill biodegradation and recyclability without losing optimal properties attributed to traditional petroleum-based plastics, such as strength, temperature tolerance, stable shelf life, and a high processing range. Verde has based this belief on a number of factors, including, Verde’s own assessment based on work performed by Verde’s polymer chemistry staff in analyzing Verde’s product and available competitive products; Verde’s large volume resin converter assessments; and a report prepared for TLGY by Todd Rosin, a professional in the plastics and biopolymers industry with over 40 years of experience, who performed commercial and technical due diligence on Verde on behalf of TLGY. Verde’s mission is to use PolyEarthylene to eliminate harmful, toxic and permanent plastic waste in the environment.

Verde has developed an extensive intellectual property portfolio in the form of trade secrets, know-how and trademarks. Verde’s proprietary technology converts sustainable plant-based materials into a portfolio of PolyEarthylene resins, each tailored to a set of specific performance attributes. Verde’s highly skilled research and development team can match the characteristics of PolyEarthylene to the physical and mechanical properties of traditional petroleum-based plastics to create products according to Verde’s prospective customers injection molding, blow molding, blown film and thermoform specifications. Furthermore, Verde’s PolyEarthylene resins can be successfully homogenized with Post-Consumer Recycled (PCR) polymers or made electrostatic dissipative up to 10˄9th based on Verde’s prospective customers’ needs.

During the six months ended June 30, 2023 and 2022, and the year ended December 31, 2022 and 2021, Verde’s net loss was $5,089,515, $2,379,662, $6,389,276 and $4,510,425, respectively. Verde has not been profitable since its inception, and as of June 30, 2023 and December 31, 2022, Verde’s accumulated deficit was $19,328,002 and $14,238,487, respectively. Prior to April 2023, Verde had not realized any revenue from product sales since its inception in March 2020. Verde began generating revenue from product sales in April 2023, all of which have been attributable to sales of PolyEarthylene in connection with direct sales and distribution, including Verde’s distribution partnership with Vinmar. For more information about Verde, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Verde” and “Information About Verde.”

Verde’s principal office is located at 1431 East Orangethorpe Avenue, Fullerton, California 92831, and its telephone number is +1 310-219-6300. Verde’s corporate website address is www.verdebioserins.com. Verde’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Merger Sub

Merger Sub is a Delaware corporation and a wholly-owned subsidiary of TLGY formed for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.

Merger Sub’s principal executive office is located at 4001 Kennett Pike, Suite 302, Wilmington, Delaware, 19807, and its telephone number is +1 302-803-6849.

Proposals to be put to the Shareholders of TLGY at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of TLGY and certain transactions contemplated by the Merger Agreement. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Charter Proposals are conditioned on the approval of the Charter Amendment Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

The Business Combination Proposal

As discussed in this proxy statement/prospectus, TLGY is asking its shareholders to approve by ordinary resolution the Merger Agreement, pursuant to which, among other things, following the consummation of the Domestication (which will occur on the Second Closing Date), on the Third Closing Date, Merger Sub will merge with and into Verde, with Verde surviving the Merger. After giving effect to the Merger, Verde shall be a wholly-owned subsidiary of Verde PubCo. In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each share of Verde Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held by Verde in treasury or owned by TLGY or Merger Sub, which will be automatically cancelled and will cease to exist and no consideration will be delivered in exchange therefor, or any shares for which appraisal rights are validly exercised pursuant to Section 262 of the DGCL, which will be converted into the right to receive payment of the appraisal value of such shares according to Section 262 of the DGCL), shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of Verde PubCo Common Stock (deemed to have a value of ten dollars ($10) per share) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $365,000,000 by (ii) ten dollars ($10.00) by (y) the number of shares of Verde Common Stock that are issued and outstanding immediately prior to the Effective Time after giving effect to the Verde Conversion. In addition, Verde Holders will be entitled to receive, in the aggregate, up to 36,500,000 shares of Verde PubCo Common Stock subject to certain earnout provisions of the Merger Agreement. Furthermore, in exchange for the forfeiture of certain private placement warrants pursuant to the Sponsor Share Restriction Agreement, the Sponsor will be entitled to receive, in the aggregate, up to 5,750,000 shares of Verde PubCo Common Stock subject to certain earnout provisions of the Merger Agreement. Promptly following the Merger (unless otherwise agreed by Verde and TLGY), Verde shall merge with and into Merger Sub II (which Verde PubCo shall form prior to the Third Closing Date for the sole purpose of the Second Merger) pursuant to the terms of an agreement and plan of merger, which shall be in form and substance reasonably satisfactory to each of the Company and TLGY, whereupon the separate corporate existence of Verde shall cease, and Merger Sub II shall be the surviving entity of such merger. For further details, see “Business Combination Proposal — Consideration to Verde Holders in the Business Combination.”

After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal — The TLGY Board’s Reasons for the Business Combination,” the TLGY Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for TLGY’s initial public offering, including that the businesses of Verde had a fair market value of at least 80% of the net assets held in the Trust Account at the time of execution of the Merger Agreement. For more information about the transactions contemplated by the Merger Agreement, see “Business Combination Proposal.”

Sequencing of the Transactions

On the First Closing Date, (i) TLGY will redeem the Class A ordinary shares that the holders thereof have elected to redeem in connection with the Business Combination; (ii) TLGY will file (a) the Certificate of Domestication with the Secretary of State of the State of Delaware and (b) the de-registration application with the Registrar of Companies in the Cayman Islands (the “De-registration Application”) in connection with the Domestication, which will specify that the Domestication shall become effective on the next business day after both the Certificate of Domestication and the De-registration Application have been filed or at such later time as the parties may mutually agree to (the date on which the Domestication becomes effective, the “Second Closing Date”); and (iii) Verde will file the Certificate of Merger with the Secretary of State of the State of Delaware, which will specify that the Merger shall become effective on the Effective Time (the date on which the Merger becomes effective, the “Third Closing Date”).

On the Second Closing Date, through, among other things, the effectiveness of the Certificate of Domestication, the Domestication will be consummated. In connection with the Domestication, (i) each issued and outstanding Class A ordinary share of TLGY will convert, on a one-for-one basis, by operation of law, into one duly authorized, validly issued, fully paid and nonassessable share of Verde PubCo Common Stock, (ii) each issued and outstanding Class B ordinary share of TLGY will convert, on a one-for-one basis, by operation of law, into one duly authorized, validly issued, fully paid and nonassessable share of Verde PubCo Common Stock, (iii) each issued and outstanding whole warrant to purchase Class A ordinary shares of TLGY will become exercisable for Verde PubCo Common Stock beginning 30 days after the Closing at an exercise price of $11.50 per share on the terms and conditions set forth in the TLGY warrant agreement, and (iv) TLGY will adopt the Proposed Organizational Documents. In connection with clauses (i), (ii) and (iii) of this paragraph, each issued and outstanding TLGY unit that has not been previously separated into the underlying Class A ordinary share and the underlying one-half of one TLGY warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of Verde PubCo Common Stock and one-half of one Verde PubCo warrant, with such whole warrant representing the right to purchase one share of Verde PubCo Common Stock at an exercise price of $11.50 per share, on the terms and subject to the conditions set forth in the TLGY warrant agreement. No fractional warrants will be issued upon the separation of units and only whole warrants will trade. Accordingly, unless you hold at least two units of TLGY, you will not be able to receive or trade a warrant when the units are separated and no additional consideration will be paid.

On the Third Closing Date, through, among other things, the effectiveness of the Certificate of Merger, Merger Sub will merge with and into Verde, with Verde being the surviving company. After giving effect to such Merger, Verde shall be a wholly-owned subsidiary of Verde PubCo. Promptly following the Merger (unless otherwise agreed by Verde and TLGY), Verde will merge with and into Merger Sub II, with Merger Sub II being the surviving entity.

Structure of the Business Combination

Following the consummation of the Domestication and on the Third Closing Date, Merger Sub will merge with and into Verde, with Verde surviving the Merger. After giving effect to the Merger, Verde shall be a wholly-owned subsidiary of Verde PubCo. Promptly following the Merger (unless otherwise agreed by Verde and TLGY), Verde shall merge with and into Merger Sub II (which Verde PubCo shall form prior to the Third Closing Date for the sole purpose of the Second Merger) pursuant to the terms of an agreement and plan of merger, which shall be in form and substance reasonably satisfactory to each of the Company and TLGY, whereupon the separate corporate existence of Verde shall cease, and Merger Sub II shall be the surviving entity of such merger.

Consideration to Verde Holders in the Business Combination

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Closing, each share of Verde Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held by Verde in treasury or owned by TLGY or Merger Sub, which will be automatically cancelled and will cease to exist and no consideration will be delivered in exchange therefor, or any shares for which appraisal rights are validly exercised pursuant to Section 262 of the DGCL, which will be converted into the right to receive payment of the appraisal value of such shares according to Section 262 of the DGCL), shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of Verde PubCo Common Stock (deemed to have a value of ten dollars ($10) per share) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $365,000,000 by (ii) ten dollars ($10.00) by (y) the number of shares of Verde Common Stock that are issued and outstanding immediately prior to the Effective Time after giving effect to the Verde Conversion. In addition, Verde Holders will be entitled to receive, in the aggregate, up to 36,500,000 shares of Verde PubCo Common Stock subject to certain earnout provisions of the Merger Agreement. Furthermore, in exchange for the forfeiture of certain private placement warrants pursuant to the Sponsor Share Restriction Agreement, the Sponsor will be entitled to receive, in the aggregate, up to 5,750,000 shares of Verde PubCo Common Stock subject to certain earnout provisions of the Merger Agreement. For further details, see “Business Combination Proposal — Consideration to Verde Holders in the Business Combination.”

Verde Lock-Up

Prior to the Closing, Verde shall use reasonable efforts to procure that each Verde stockholder, including Humanitario, will enter into a lock-up agreement (the “Verde Lock-Up Agreement”), pursuant to which such Verde stockholder agrees that it shall not, and shall cause any of its permitted transferees not to, transfer (a) any Closing Merger Consideration prior to the date that is one-hundred eighty (180) days after the Third Closing Date, or (b) any Verde Earnout Shares prior to the date that is three (3) months after the date of occurrence of the relevant Triggering Event, in each case, subject to certain exceptions.

Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) approval of the Business Combination by the shareholders of Verde; (iii) the completion of the offer to redeem the Class A ordinary shares of TLGY; (iv) the approval by Nasdaq of our listing application in connection with the Business Combination; (v) that TLGY has at least $5,000,001 of net tangible assets upon Closing; (vi) the completion of the Verde Conversion; (vii) Verde’s Net Debt immediately before the Closing shall be no more than $5,000,000; and (viii) the Voting Trust Transfer shall have been completed. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, if these conditions are not satisfied the Merger Agreement could terminate and the Business Combination may not be consummated. Furthermore, the Merger Agreement may be terminated by Verde if the Minimum Cash Condition is not satisfied immediately before the time when Closing would otherwise occur.

For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination” and “— Termination of the Merger Agreement.”

Voting Trust Transfer

In connection with the Transactions, Humanitario will, within ten (10) business days after this registration statement becomes effective, enter into a voting trust agreement (the “Voting Trust Agreement”) with an independent trustee (the “Voting Trustee”), pursuant to which Humanitario will transfer and assign to the Voting Trustee all of the Closing Merger Consideration and the Earnout Shares received or to be received by Humanitario, upon the terms and subject to the conditions in the Voting Trust Agreement and the Verde Support Agreement, effective as of the Effective Time (the “Voting Trust Transfer”).

Verde shall cooperate and assist Humanitario with entering into the Voting Trust Agreement, and, after the Effective Time, Verde PubCo shall cooperate with Humanitario with completing the Voting Trust Transfer in the manner and on the terms and conditions described in the Verde Support Agreement.

Extension of Time to Consummate a Business Combination

TLGY shall use reasonable best efforts to procure one or more extensions after September 2, 2023 through the Termination Date, in accordance with the TLGY’s Existing Governing Documents and the Investment Management Trust Agreement, dated November 30, 2021, by and between TLGY and Continental (the “Investment Management Trust Agreement”), of the deadline by which TLGY must complete its Business Combination (each, an “Extension”), provided that, TLGY may not seek an Extension beyond the Termination Date without Verde’s written consent.

First Extension Period

Verde and the Sponsor each agree that if any Extension(s) is required from September 2, 2023 (the “Extension Payment Determination Date”) through December 2, 2023, Verde shall cause one or more loans (“Company Extension Loans”), and the Sponsor shall cause one or more loans (“Sponsor Extension Loans”), to be made to TLGY on a monthly basis, in each case, on an interest-free basis in an amount equal to fifty percent (50%) of the amount necessary for funding the applicable month of the Extension(s), provided that, each of Verde and the Sponsor shall not be required to make any Company Extension Loans or Sponsor Extension Loans, as applicable, pursuant to this paragraph in excess of $100,000 per month.

Notwithstanding anything to the contrary above, no later than thirty (30) days prior to the Extension Payment Determination Date, the Sponsor may provide written notice to Verde of its intent to terminate the Merger Agreement on the day immediately after the Extension Payment Determination Date (the “First Extension Period Termination”). Within ten (10) business days of receiving such notice of intent to terminate from the Sponsor, Verde shall, in its sole discretion, either agree to terminate the Merger Agreement on the day immediately after the Extension Payment Determination Date, or cause a Company Extension Loan to be made to TLGY on an interest free-basis for funding 100% of the amount necessary for funding the Extension for the subsequent three (3)-month period following the Extension Payment Determination Date (the “First Extension Period”).

Second Extension Period and Extension through the Termination Date

Verde and the Sponsor each agree that if any Extension(s) is required after December 2, 2023 through the Termination Date, (a) Verde shall cause one or more Company Extension Loans to be made to TLGY on a monthly basis, in each case, on an interest-free basis and in an amount equal to the lesser of fifty percent (50%) of the amount necessary for enabling the applicable month of the Extension(s), and $150,000, and (b) the Sponsor shall cause one or more Sponsor Extension Loans to be made to TLGY on a monthly basis, in each case, on an interest-free basis and in an amount necessary to fund the balance of the applicable month of the Extension(s).

Notwithstanding anything to the contrary above, no later than thirty (30) days prior to the expiration of the First Extension Period, either of Verde or the Sponsor may provide written notice to the other of its intent to terminate the Merger Agreement upon the expiration of the First Extension Period (the “Second Extension Period Termination”). Within ten (10) business days of receiving such notice of intent to terminate, Verde (if the terminating Party is the Sponsor) or the Sponsor (if the terminating Party is Verde), as applicable, shall, in its sole discretion, either agree to terminate the Merger Agreement upon the expiration of the First Extension Period, or cause a Company Extension Loan (if the terminating Party is the Sponsor) or a Sponsor Extension Loan (if the terminating Party is Verde) to be made to TLGY on an interest free-basis for enabling 100% of the amount necessary for funding the Extension for the subsequent three (3)-month period following the First Extension Period (the “Second Extension Period”).

Notwithstanding anything to the contrary in the first paragraph under “Second Extension Period and Extension through the Termination Date” above, no later than thirty (30) days prior to the expiration of the Second Extension Period, either of Verde or the Sponsor may provide written notice to the other of its intent to terminate the Merger Agreement upon the expiration of the Second Extension Period (the “Final Extension Period Termination”). Within ten (10) business days of receiving such notice of intent to terminate, Verde (if the terminating Party is the Sponsor) or the Sponsor (if the terminating Party is Verde), as applicable, shall, in its sole discretion, either agree to terminate the Merger Agreement upon the expiration of the Second Extension Period, or cause a Company Extension Loan (if the terminating Party is the Sponsor) or a Sponsor Extension Loan (if the terminating Party is Verde) to be made to TLGY on an interest free-basis for funding 100% of the amount necessary for enabling the Extension for the period from the Second Extension Period to the Termination Date.

Conversion of Company Extension Loans, Sponsor Extension Loans and Working Capital Loans

Each of Verde and the Sponsor shall have the right, for a period of thirty (30) days after the Third Closing Date, to convert the Company Extension Loans and the Sponsor Extension Loans, as applicable, into Verde PubCo Common Stock at a price per share equal to seventy-five percent (75%) of the dollar volume-weighted average price of the Verde PubCo Common Stock for the five (5)-day trading period immediately following the Third Closing Date, provided that, the aggregate amount of the Company Extension Loans and the Sponsor Extension Loans so converted shall not exceed $3,000,000 (to be allocated on a pro rata basis based on their respective outstanding amount).

The Sponsor shall have the right, for a period of thirty (30) days after the Third Closing Date, to convert the Working Capital Loans into Verde PubCo Common Stock at a price per share equal to seventy-five percent (75%) of the dollar volume-weighted average price of the Verde PubCo Common Stock for the five (5)-day trading period immediately following the Third Closing Date, provided that, the aggregate amount of the Working Capital Loans so converted shall not exceed $1,000,000.

The Sponsor agrees that it shall not convert the Working Capital Loans or the Sponsor Extension Loans, in whole or in part, into private placement warrants.

Termination of the Merger Agreement

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the Closing, including, but not limited to, (i) by mutual written consent of TLGY and Verde, (ii) by TLGY, subject to certain exceptions and materiality qualifiers, if any of the representations and warranties of Verde are not true and correct or if Verde fails to perform any of its respective covenants or agreements set forth in the Merger Agreement such that certain conditions to the obligations of TLGY cannot be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements, as applicable, are not cured or cannot be cured within certain specified time periods, (iii) by Verde, subject to certain exceptions and materiality qualifiers, if any of the representations and warranties of TLGY are not true and correct or if TLGY fails to perform any of its covenants or agreements set forth in the Merger Agreement such that the condition to the obligations of Verde cannot be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements, as applicable, are not cured or cannot be cured within certain specified time periods, (iv) by either TLGY or Verde if the Closing has not occurred on or before March 31, 2024 (the “Termination Date”), (v) by either Verde or TLGY if the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law; (vi) by Verde, prior to the approval by our shareholders of the Condition Precedent Proposals, if the TLGY Board changes its recommendation that our shareholders approve the proposals included in this proxy statement/prospectus or fails to include such recommendation in this proxy statement/prospectus, (vii) by Verde, if the approval by our shareholders of the Condition Precedent Proposals is not obtained at the extraordinary general meeting (subject to any adjournment or recess of the meeting), (viii) by TLGY, if the approval of the Business Combination by the shareholders of Verde have not been obtained within ten (10) business days following the date that this registration statement is disseminated by Verde to its stockholders, (ix) by the Sponsor, pursuant to and subject to the terms in connection with the First Extension Period Termination, (x) by the Sponsor or Verde, pursuant to and subject to the terms in connection with the Second Extension Period Termination or the Final Extension Period Termination; and (xi) by Verde, if the Minimum Cash Condition is not satisfied immediately before the time when the Closing would otherwise occur.

Each of TLGY and Verde’s right to terminate under clause (iv) above shall not be available if (a) it is the party that failed to fulfill any obligation under the Merger Agreement that has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (b) it is the party that is in breach of the Merger Agreement on such date, which breach could give rise to a right of the other party to terminate the Merger Agreement.

Unless otherwise specified in the Merger Agreement, each of TLGY, Merger Sub and Verde shall bear its own expenses incurred in connection with the Merger Agreement and the Business Combination contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants, provided that, the parties agree that (a) Verde will reimburse the reasonable costs and expenses of TLGY and the Sponsor incurred in connection with the Business Combination (including any costs related to any Extension and the tail insurance) in the event of a failure to consummate the Business Combination for reasons primarily attributable to Verde, including as a result of (i) Verde materially breaching the Merger Agreement or any related agreement; (ii) the failure to complete the Voting Trust Transfer; or (iii) fraud or willful breach on the part of Verde; provided that, in the case of this part (a), Verde’s obligation to so reimburse TLGY and the Merger Sub shall not exceed $2,000,000; (b) Verde will reimburse half of the reasonable costs and expenses of TLGY and the Sponsor incurred in connection with the Business Combination (including without limitation any costs related to any Extension and the tail insurance) in the event of a failure to consummate the Business Combination for reasons not primarily attributable to either Verde or TLGY (including the failure to satisfy the Minimum Cash Condition), provided that, in the case of this part (b), Verde’s obligation to so reimburse TLGY and the Sponsor shall not exceed $1,000,000; and (c) TLGY shall not be required to repay the Company Extension Loans if the Effective Time does not occur. Notwithstanding the foregoing, in no event shall Verde be responsible for reimbursing TLGY or the Sponsor for any costs and expenses in the event of a failure to consummate the Business Combination for reasons primarily attributable to TLGY or the Sponsor, including, without limitation, as a result of (i) TLGY or the Sponsor breaching the binding provisions of the Merger Agreement or any related agreement, (ii) fraud or willful breach on the part of TLGY or the Sponsor, or (iii) the termination of the Merger Agreement (1) by mutual written consent of Verde and TLGY, (2) by Verde, if, subject to certain exceptions, any of the representations and warranties made by TLGY are not true and correct or if TLGY fails to perform any of its covenants or agreements set forth in the Merger Agreement such that the condition to the obligations of Verde cannot be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements, as applicable, are not cured or cannot be cured within certain specified time periods, (3) by Verde, prior to the approval by our shareholders of the Condition Precedent Proposals, if the TLGY Board changes its recommendation that shareholders of TLGY approve the proposals included in the proxy statement/prospectus or fails to include such recommendation in the proxy statement/prospectus, and (4) by Verde, if the approval by our shareholders of the Condition Precedent Proposals is not obtained at the extraordinary general meeting (subject to any adjournment or recess of the meeting).

If Verde is obligated to reimburse TLGY and/or the Sponsor for their transaction expenses, as described above, Verde shall make such payment to TLGY and/or the Sponsor within ten (10) business days after receiving written notice of TLGY and/or the Sponsor requesting such reimbursement (the last day of such ten (10)-business day period, the “Due Date”). If Verde fails to pay any amount payable by it by the Due Date, interest shall accrue on the overdue amount from the Due Date up to the date of actual payment at a rate of 10% per annum, compounded monthly.

For further details, see “Business Combination Proposal — Termination” and “— Expenses.”

Domestication Proposal

As discussed in this proxy statement/prospectus, TLGY will ask its shareholders to approve by special resolution the Domestication Proposal. The TLGY Board has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of TLGY’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while TLGY is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon Domestication, Verde PubCo will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Existing Governing Documents and the Proposed Governing Documents. The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, which is the affirmative vote of holders of a majority of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”

For further details, see “Domestication Proposal”, “Charter Amendment Proposal” and “The Advisory Charter Proposals.”

Charter Amendment Proposal

TLGY will ask its shareholders to approve and adopt by special resolution under Cayman Islands Companies Act, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the amendment and restatement of the Existing Governing Documents by their deletion and replacement with the Proposed Organizational Documents of Verde PubCo, and (ii) the change of name of TLGY to Verde Bioresins, Corp., both of which, if approved, would take effect immediately after the Domestication. The approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands Companies Act, which is the affirmative vote of the holders of a majority of at least two-thirds (2/3)of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Advisory Charter Proposals

TLGY will ask its shareholders to consider and vote upon proposals to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, as the following nine (9) sub-proposals:

●Advisory Charter Proposal 4A — to increase the authorized share capital of TLGY from US$55,500 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii)  shares of common stock, par value $0.0001 per share, of Verde PubCo and shares of preferred stock, par value $0.0001 per share, of Verde PubCo.
●	Advisory Charter Proposal 4B — to provide that, subject to the rights of the holders of preferred stock, the number of authorized shares of Verde PubCo Common Stock or preferred stock of Verde PubCo may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Verde PubCo’s capital stock entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.
●	Advisory Charter Proposal 4C — to permit removal of a director only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo entitled to vote in the election of directors.
●	Advisory Charter Proposal 4D — to provide that, subject to the rights of holders of any series of preferred stock of Verde PubCo, the number of directors will be fixed from time to time by a majority of the Verde PubCo Board.
●	Advisory Charter Proposal 4E — to eliminate the ability of Verde PubCo stockholders to take action by written consent in lieu of a meeting.
●	Advisory Charter Proposal 4F — to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the Verde PubCo Board present at any regular or special meeting of the Verde PubCo Board at which a quorum is present or (y) by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo entitled to vote generally in the election of directors.
●	Advisory Charter Proposal 4G — to provide that the Proposed Charter may be amended, altered, repealed or adopted by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo entitled to vote in the election of directors for amendments for certain provisions of the Proposed Charter relating to: (i) among others, classification, election and term of the Verde PubCo Board, removal of directors from office, filling vacancies on the Verde PubCo Board, and quorum for meetings of the Verde PubCo Board; (ii) elimination of action by written consent of stockholders of Verde PubCo; (iii) eligible persons to call special meetings of stockholders and business transacted at any special meeting of stockholders; and (iv) amendments to the Proposed Bylaws.
●	Advisory Charter Proposal 4H — to provide that, unless Verde PubCo consents in writing to the selection of an alternative forum, the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery lacks jurisdiction over such action or proceedings, the sole and exclusive forum for such action or proceeding will be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware)

will be the sole and exclusive forum for certain stockholder actions, provided that that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Securities Act of 1933, as amended (or any successor provision), for which the federal district courts of the United States are the sole and exclusive forum.
●	Advisory Charter Proposal 4I — to provide that, subject to the rights of the holders of any series of preferred stock to elect directors, the Verde PubCo Board will be divided into three classes, with members of each class serving staggered three-year terms.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out in the section entitled “The Advisory Charter Proposals” and the full text of the Proposed Governing Documents of Verde PubCo, attached hereto as Annexes B and C.

Nasdaq Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Nasdaq Proposal. Our units, public shares and public warrants are listed on Nasdaq and, as such, we are seeking shareholder approval for issuance of Verde PubCo Common Stock in connection with the Business Combination, the issuance of shares of Verde PubCo Common Stock in connection with the exchange of the right to receive whole distributable redeemable warrants into one-fifth of a share of Verde PubCo Common Stock, the issuance of any Verde PubCo Common Stock or securities convertible into or exchangeable for Verde PubCo Common Stock to be issued at Closing in connection with any financing in accordance with the terms of the Merger Agreement and the issuance of Incentive Warrants to the Incentive Grantees, pursuant to Nasdaq Listing Rule 5635.

For additional information, see “Nasdaq Proposal.”

Equity Incentive Plan Proposal

Our shareholders are being asked to approve, by ordinary resolution, the Equity Incentive Plan Proposal. If the Equity Incentive Plan Proposal is approved, the 2023 Incentive Plan will become effective upon the Closing and will be used by Verde PubCo on a going-forward basis following the Closing. A copy of the 2023 Incentive Plan is attached to the proxy statement/prospectus as Annex D.

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize TLGY to consummate the Business Combination, the TLGY Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates. For additional information, see “Adjournment Proposal.”

The Adjournment Proposal is not conditioned on any other proposal.

The TLGY Board’s Reasons for the Business Combination

TLGY was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The TLGY Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the TLGY Board and management to identify, acquire and operate one or more businesses. The members of the TLGY Board and management have extensive transactional of experience.

As described under “Background to the Business Combination,” the TLGY Board, in evaluating the Merger, consulted with TLGY’s management and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the TLGY Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the TLGY Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The TLGY Board contemplated its decision as in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of TLGY Board’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

The TLGY Board considered a number of factors pertaining to the Merger as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following: The TLGY Board and management team alike were impressed with the Verde team during the diligence process and in their own investigation of the bioplastics industry.

Compared to Verde, TLGY and its advisors did not consider the other alternative combination targets to be as compelling when taking into consideration their business prospects, strategy, management teams, structure, likelihood of execution and valuation considerations.

The TLGY Board did not obtain a fairness opinion (or any similar report or appraisal) in connection with its determination to approve the Business Combination (including the consideration to be delivered to Verde under the terms of the Merger Agreement). TLGY’s management and the members of the TLGY Board have substantial experience in evaluating the financial merits of companies across a variety of industries and the TLGY Board concluded that this experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination and its terms.

More specifically, the TLGY Board took into consideration the following factors or made the following determinations, as applicable:

●Meets the acquisition criteria that TLGY had established to evaluate prospective business combination targets;
●Proprietary technology with a strong runway for growth in a large addressable market;
●Scalable platform with significant value creation opportunities;
●Strong customer interest;
●Ethical investment alignment with environmental, social and governance (“ESG”) driven values;
●Strong unit economics with high potential for outsized investment returns;
●Experienced and visionary management team;
●Strong commitment of existing Verde stockholders;
●Verde’s post-Closing financial condition;
●Valuation supported by financial analysis and due diligence; and
●The terms of the transaction being the result of an arm’s length negotiation.

The TLGY Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Merger including, but not limited to, the following:

●Risk of redemptions;

●Risks related to Verde’s status as an early stage company without significant revenues;
●Risks related to Verde’s competitive landscape;
●Execution risk;
●Risks related to growth and expanding operations;
●Risk that the benefits described above may not be achieved;
●Risk of the liquidation of TLGY;
●Risk regarding the shareholder vote;
●Closing conditions;
●Potential litigation;
●Fees and expenses;
●Macroeconomic and geopolitical risk; and
●Industry and regulatory risks.

In addition to considering the factors described above, the TLGY Board also considered that some officers and directors of TLGY might have interests in the Merger as individuals that are in addition to, and that may be different from, the interests of TLGY’s shareholders. TLGY’s independent directors reviewed and considered these interests during the negotiation of the Merger and in evaluating and unanimously approving, as members of the TLGY Board, the Merger Agreement and the transactions contemplated thereby, including the Merger.

The TLGY Board concluded that the potential benefits that it expected TLGY and its shareholders to achieve as a result of the Merger outweighed the potentially negative factors associated with the Merger. Accordingly, the TLGY Board unanimously determined that the Merger Agreement, and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, TLGY and its shareholders.

For more information about the TLGY Board’s decision-making process concerning the Business Combination, please see the section entitled “Business Combination Proposal — The TLGY Board’s Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into in connection with the Merger Agreement.

Sponsor Share Restriction Agreement

Concurrently with the execution of the Merger Agreement, the Sponsor, Verde and TLGY entered into an agreement (the “Sponsor Share Restriction Agreement”), pursuant to which the Sponsor has agreed to the surrender and forfeiture of all private placement warrants (except for the Incentive Warrants) held by the Sponsor upon the Closing. Except for Grants to Incentive Grantees, the Sponsor may not transfer the Incentive Warrants to any other person or entity. Furthermore, upon and after the Closing, the Sponsor agrees that it shall not transfer any Class B ordinary shares held by the Sponsor (such shares, before and after the conversion in connection with the Domestication, the “Sponsor Shares”), any private placement warrants or Verde PubCo Common Stock purchased or otherwise acquired by the Sponsor prior to or upon the Closing (except for the Sponsor Earnout Shares) (such Sponsor Shares, private placement warrants and Verde PubCo Common Stock, collectively, the “Sponsor Locked Up Equity”), until the earlier of (a) one (1) year after the Effective Time; and (b) subsequent to the Closing, (i) if the stock price of Verde PubCo Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least one-hundred fifty (150) days after the Effective Time or (ii) the date on which Verde PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Vere PubCo’s shareholders having the right to exchange their Verde PubCo Common Stock for cash, securities or other property. The Sponsor Share Restriction Agreement provides for certain permitted transfers, including but not limited to, transfers to certain affiliates or family members.

Conditioned upon the consummation of the Closing, the Sponsor agrees to reserve 1,125,950 private placement warrants as Incentive Warrants. The Sponsor, after consultation with Verde before the Closing, shall Grant at the Closing the Incentive Warrants to the certain Incentive Grantees to be determined at the Sponsor’s discretion primarily based on the work performed in facilitating the transactions contemplated by the Merger Agreement. Notwithstanding the above, the Sponsor may forfeit and surrender, rather than Grant, up to 281,487 Sponsor Warrants so reserved as Incentive Warrants, if the Sponsor determines, acting in good faith, that the Incentive Grantees have not used reasonable efforts to facilitate the transactions contemplated by the Merger Agreement (including cooperating with the Sponsor and TLGY to raise Net Proceeds). All Incentive Warrants shall either be Granted to Incentive Grantees or surrendered and forfeited pursuant to the terms of the Sponsor Share Restriction Agreement. The Sponsor will not retain any Incentive Warrants for its own account.

Acquiror Support Agreement

Concurrently with the execution of the Merger Agreement, TLGY entered into the Acquiror Support Agreement (the “Acquiror Support Agreement”) with Verde and the Sponsor pursuant to which the Sponsor agreed to, among other things, (a) from the date of the Acquiror Support Agreement to the Support Expiration Time, vote at any meeting or pursuant to any action of written resolution of the shareholders of TLGY all of their Class B ordinary shares, held of record or thereafter acquired: (i) in favor of the Business Combination and the other Proposals and (ii) against any competing acquisition proposal; and (b) be bound by certain other covenants and agreements related to the Business Combination, in each case, on the terms and subject to the conditions set forth in the Acquiror Support Agreement.

For further details, see “Business Combination Proposal — Related Agreements — Acquiror Support Agreement.”

Verde Support Agreement

On June 21, 2023, Humanitario, a stockholder of Verde representing the requisite votes necessary to approve the Business Combination, entered into a support agreement (the “Verde Support Agreement”) with TLGY and Verde, pursuant to which Humanitario agreed to (a) from the date of the Verde Support Agreement to the Support Expiration Time, vote at any meeting or pursuant to any action by written consent of the stockholders of Verde cause all shares of Verde Common Stock held of record or thereafter acquired by Humanitario: (i) to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger and (ii) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Verde (other than the Merger Agreement and the transactions contemplated thereby, including the Merger); and (b) be bound by certain transfer restrictions with respect to such securities, prior to the Closing, and (c) be bound by certain other covenants and agreements related to the Business Combination, in each case, on the terms and subject to the conditions set forth in the Verde Support Agreement.

In the Verde Support Agreement, Humanitario further commits to purchase for a total purchase price equal to the Subscription Amount (as defined below), a number of Verde PubCo Common Stock at a purchase price of $10.00 per share on customary market terms (the “Founder PIPE Investment”). Humanitario’s obligation to make the Founder PIPE Investment is subject to TLGY receiving commitments from one or more Financial Institutional Investors to purchase shares of the Verde PubCo Common Stock at the Closing (such commitments, collectively, the “Institutional PIPE Proceeds”), and Humanitario shall not have any obligation to make the Founder PIPE Investment if TLGY accepts a subscription to purchases shares of the Verde PubCo Common Stock at the Closing from one or more Strategic Investors. The closing of the Founder PIPE Investment is contingent upon the concurrent consummation of the Closing.

Humanitario agrees that if Verde is required to provide any Company Extension Loan(s) pursuant to the terms of the Merger Agreement, Humanitario shall provide loan(s) to Verde in an equivalent amount to finance such Company Extension Loan(s) (each a “Stockholder Extension Advance”), if requested by Verde in writing at least five (5) business days prior to the funding date of such Company Extension Loan. For each Stockholder Extension Advance, interest shall (a) accrue at a fixed rate equal to ten percent (10)% per annum through and including the day on which such Stockholder Extension Advance is repaid in full or converted as described below, (b) be computed on the basis of a year of three hundred sixty-five (365) days for the actual number of days elapsed, and (c) be compounded monthly. The other terms of the Stockholder Extension Advances shall be substantially the same as the Stockholder Notes (as defined in the Verde Support Agreement), and Verde will issue to Humanitario a convertible promissory note for each Stockholder Extension Advance.

Humanitario shall have the right to direct Verde to convert all or any portion of the aggregate outstanding principal amount of the Company Extension Loans (together with accrued and unpaid interest thereon) into Verde PubCo Common Stock pursuant to the Merger Agreement. Any Verde PubCo Common Stock issued in respect of the Company Extension Loans so converted shall be transferred by Verde to Humanitario in exchange for the cancellation (in whole or in part) of the corresponding Stockholder Extension Advances.

Humanitario also agrees to enter into the Voting Trust Agreement with the Voting Trustee within ten (10) business days after this registration statement is declared effective under the Securities Act. Pursuant to the Voting Trust Agreement, Humanitario will transfer and assign to the Voting Trustee all of the Closing Merger Consideration and the Earnout Shares received or to be received by Humanitario pursuant to the terms of the Merger Agreement, effective as of the Effective Time.

The Voting Trust Agreement shall include the following terms and conditions and otherwise on terms and conditions to the reasonable satisfaction of Humanitario, Verde and TLGY: (i) during the term of the Voting Trust Agreement, the Voting Trustee shall vote all shares of Verde PubCo Common Stock subject to the Voting Trust Agreement in favor of any vote, consent or other action in the same proportion as voted by public stockholders of Verde PubCo that are not affiliates of Verde PubCo with respect to such matter; (ii) if at any time during the term of the Voting Trust Agreement, (a) any shares of Verde PubCo Common Stock (including, for the avoidance of doubt, any Earnout Shares) are issued to Humanitario pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of any of the Closing Merger Consideration or the Earnout Shares, on or affecting any of the Closing Merger Consideration or the Earnout Shares owned by Humanitario or otherwise, (b) Humanitario purchases or otherwise acquires beneficial ownership of any shares of Verde PubCo Common Stock or (c) Humanitario acquires the right to vote or share in the voting of any shares of Verde PubCo Common Stock, then all such shares of Verde PubCo Common Stock shall be subject to the Voting Trust Agreement; and (iii) the Voting Trust Agreement shall remain in effect until the earliest to occur of the following: (a) the criminal charges announced by the U.S. Department of Justice and the civil complaint filed by the SEC on March 1, 2023 against Terren Peizer, Verde’s former Executive Chairman and current Founder and Chairman of Humanitario, are fully dismissed, (b) the fifth anniversary of the Third Closing Date, and (c) such time as Humanitario and its affiliates collectively beneficially own shares of Verde PubCo Common Stock representing in the aggregate less than 10% of the total voting power of all shares of Verde PubCo Common Stock then outstanding.

If the Merger Agreement is terminated in accordance with its terms, promptly upon such termination, Verde will reimburse Humanitario for all Humanitario Transaction Expenses, subject to a cap of $200,000. If the Closing occurs, TLGY shall pay, or cause to be paid, the Humanitario Transaction Expenses, subject to a cap of $200,000.

The Verde Support Agreement will automatically terminate upon the earliest to occur of (i) the Effective Time and (ii) such date and time as the Merger Agreement is terminated in accordance with its terms.

For further details, see “Business Combination Proposal — Related Agreements — Verde Support Agreement.”

Amended and Restated Registration Rights Agreement

At the Closing, Verde PubCo, the Sponsor and certain stockholders of Verde (the “New Holders” and together with the “Existing Holders”, the “Holders”) intend to enter into an Amended and Restated Registration Rights Agreement, which will supersede the registration and shareholder rights agreement between TLGY and its Initial Shareholders, pursuant to which, among other things, the Holders party thereto will be granted certain registration rights, on the terms and subject to the conditions therein.

For further details, see “Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement.”

Ownership of Verde PubCo

As of the date of this proxy statement/prospectus, there are 5,922,865 ordinary shares issued and outstanding, and 5,750,000 Class B ordinary shares issued and outstanding held by the Initial Shareholders. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 22,759,500 warrants to acquire ordinary shares, comprised of 11,259,500 private placement warrants held by the Sponsor through the private placement warrants purchased simultaneously with the consummation of the initial public offering and 11,500,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of Verde PubCo Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of TLGY’s outstanding public shares are redeemed in connection with the Business Combination), TLGY’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 34,432,365 ordinary shares.

The following table illustrates varying ownership levels in Verde PubCo Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) no public shares are redeemed in the Minimum Redemption scenario, 50% of the public shares are redeemed in the interim redemption scenario, and 100% of the public shares are redeemed in the maximum redemption scenario, assuming TLGY will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination and a majority of the shares voted at the extraordinary general meeting are voted in favor of the Business Combination; (ii) all 1,125,950 private placement warrants were Granted by Sponsor as Incentive Warrants to the Incentive Grantees, (iii) all the Verde PubCo warrants (including the Granted Incentive Warrants, but excluding the Forfeited Incentive Warrants) to purchase Verde PubCo Common Stock that will be outstanding immediately following Closing have not been exercised and (iv) no holders of the contingent right to receive distributable redeemable warrants elect to exchange each whole distributable redeemable warrant to which they are entitled under such contingent right into one-fifth of a share of Verde PubCo Common Stock. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in Verde PubCo will be different and totals may not add up to 100% due to rounding.

	Share Ownership in Verde PubCo
	Assuming Minimum Redemption		Assuming 50% Redemption		Assuming Max Redemption
	Number of shares	% of total	Number of shares	% of total	Number of shares	% of total
Verde Holders	36,500,000	75.8%	36,500,000	80.7%	36,500,000	86.4%
TLGY public shareholders	5,922,865	12.3%	3,659,091	6.6%	0	0.00%
Sponsor	5,344,700	11.1%	5,344,700	11.8%	5,344,700	12.7%
Initial Shareholders (other than Sponsor)	405,300	0.8%	405,300	0.9%	405,300	1.0%
Total	48,172,865	12.3%	45,211,433	100.00%	42,250,000	100.00%

For further details, see “Business Combination Proposal — Consideration to Verde Holders in the Business Combination.”

Date, Time and Place of Extraordinary General Meeting of TLGY’s Shareholders

The extraordinary general meeting will be held at , Time, on , 2023 at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York 10006, or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting and using a control number assigned by Continental, unless the extraordinary general meeting is adjourned, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

Shareholders of TLGY will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on , 2023, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. TLGY’s warrants do not have voting rights. As of the close of business on the record date, there were ordinary shares issued and outstanding, of which were issued and outstanding public shares.

Quorum and Vote of Shareholders of TLGY

A quorum of shareholders of TLGY is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, ordinary shares would be required to achieve a quorum.

The Sponsor and the other Initial Shareholders have, pursuant to the Acquiror Support Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Initial Shareholders own 45.79% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Acquiror Support Agreement.

The proposals presented at the extraordinary general meeting require the following votes:

(i)	Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the Business Combination Proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” the Business Combination Proposal.
(ii)	Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, which is the affirmative vote of a majority of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the Domestication Proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” the Domestication Proposal.
(iii)	Charter Amendment Proposal: The approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands Companies Act, which is the affirmative vote of a majority of at least a two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the Charter Amendment Proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” the Charter Amendment Proposal.
(iv)	Advisory Charter Proposals: The separate approval of each of the Advisory Charter Proposals requires an ordinary resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” each of the Advisory Charter Proposals, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” each of the Advisory Charter Proposals.
(v)	Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the Nasdaq Proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” the Nasdaq Proposal.
(vi)	Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the Equity Incentive Plan Proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” the Equity Incentive Plan Proposal.
(vii)	Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the Adjournment Proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” the Adjournment Proposal.

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request that TLGY redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;
(ii)	submit a written request to Continental, TLGY’s transfer agent, in which you (i) request that TLGY redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and
(iii)	deliver your public shares to Continental, TLGY’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to , Eastern Time, on , 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

Holders of TLGY’s units must elect to separate the units into the underlying public shares and public warrants prior to exercising their redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, TLGY’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental, TLGY’s transfer agent, in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date for the extraordinary general meeting. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, TLGY’s transfer agent, TLGY will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the First Closing Date. For illustrative purposes, based on approximately $64.9 million of funds in the Trust Account and 5,922,865 shares subject to possible redemption, in each case, as of October 17, 2023, this would have amounted to approximately $10.96 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place prior to the Domestication and accordingly it is public shares that will be redeemed upon the First Closing Date. See “Extraordinary General Meeting of TLGY — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Public shareholders who do not redeem their public shares in connection with the completion of our initial business combination will be entitled to receive distributable redeemable warrants or shares of Verde PubCo Common Stock in lieu of such warrants. See “Information about TLGY — Effecting Our Business Combination — Distribution of Distributable Redeemable Warrants to Holders of Class A Ordinary Shares Not Electing Redemption” for more information.

The Initial Shareholders have, pursuant to the Acquiror Support Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own 45.79% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Acquiror Support Agreement.

Holders of public warrants will not have redemption rights with respect to such warrants.

Appraisal Rights

Neither shareholders of TLGY nor TLGY warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. TLGY has engaged to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of TLGY — Revoking Your Proxy.”

Interests of TLGY’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the TLGY Board in favor of approval of the Business Combination Proposal, you should keep in mind that TLGY’s Sponsor and the other Initial Shareholders, including TLGY’s directors, may have interests in such proposal that are different from, or in addition to, those of shareholders of TLGY and warrant holders generally. These interests include, among other things, the interests listed below:

●	the fact that our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;
●	the fact that the Sponsor paid an aggregate of $25,000 for 5,750,000 Class B ordinary shares, 5,344,700 of which are currently owned by the Sponsor. The 5,750,000 shares of Verde PubCo Common Stock that the Initial Shareholders will hold following the Business Combination, if unrestricted and freely tradable, and in the case of the shares held by the Sponsor, following expiration of the lock-up, would have had an aggregate market value of $63,020,000 based upon the closing price of $10.96 per public share on the Nasdaq on October 17, 2023, the most recent closing price. This represents a 2,520% gain on the Sponsor’s investment. If we do not consummate an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents), then the founder shares will be worthless;
●	the fact that, given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the Class A ordinary shares sold as part of the units in the initial public offering, the Sponsor may earn a positive rate of return on their investment even if the Verde PubCo Common Stock trades below $10.20 per share and the public shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of public shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while public shareholders will realize a gain only if the post-closing trading price exceeds $10.20 per share;
●	the fact that, at the time of the initial public offering, the Initial Shareholders and certain of TLGY’s current officers and directors agreed to waive their rights to liquidating distributions from the Trust Account with respect to any ordinary shares (other than public shares) held by them if TLGY fails to complete an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents). The Initial Shareholders and TLGY’s officers and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the founder shares and private placement units are dependent on the consummation of a business combination. This may incentivize such persons to complete a business combination on terms or conditions that are not in the best interest of the public shareholders;

●     the fact that Sponsor paid an aggregate of $11,259,500, or $1.00 per warrant, for 11,259,500 private placement warrants, with each whole private placement warrant entitling the holders thereof to purchase one share of Class A ordinary shares for $11.50 per share, in the private placement consummated simultaneously with the initial public offering. In exchange for the forfeiture of such private placement warrants pursuant to the Sponsor Share Restriction Agreement, the Sponsor will be entitled to receive, in the aggregate, up to 5,750,000 shares of Verde PubCo Common Stock subject to certain earnout provisions of the Merger Agreement.

●     the fact that Sponsor extended $1,950,000 to TLGY in the form of multiple promissory notes, for the purpose of extension fees and working capital;

●	the fact that Verde extended $100,000 to TLGY in the form of a promissory note, for the purpose of extension fees;
●	the fact that the Amended and Restated Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of TLGY;
●	the fact that, pursuant to the Merger Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in the Proposed Charter providing for continued indemnification of TLGY’s directors and officers and (ii) continue TLGY’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

●	the fact that the Sponsor and TLGY’s officers and directors may lose their entire investment in TLGY and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents) to the extent that such expenses exceed the amount of available funds not deposited in the Trust Account (provided, however, that as of the date hereof, TLGY’s officers and directors have not incurred (nor are any of the foregoing expecting to incur) out-of-pocket expenses exceeding funds available to TLGY for reimbursement thereof);
●	the fact that if TLGY does not complete an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governance Documents), the proceeds from the sale of the private placement warrants will be included in the liquidating distribution to TLGY’s public shareholders and the private placement warrants will expire worthless;
●	the fact that if the Trust Account is liquidated, including in the event TLGY is unable to complete an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents), the Sponsor has agreed that it will be liable to TLGY, if and to the extent any claims by a third party for services rendered or products sold to TLGY, or a prospective target business with which TLGY has discussed entering into a transaction agreement, reduce the amounts in the Trust Account below the lesser of (i) $10.20 per public share, or (ii) the actual amount per public share amount held in the Trust Account as of the date of liquidation of the Trust Account, if less than $10.20 per share, due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, provided that this liability will not apply to claims by a third party who has executed a waiver of any and all rights to seek access to the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under TLGY’s indemnity of the underwriter of the initial public offering against certain liabilities under the Securities Act;
●	the fact that TLGY may be entitled to distribute or pay over funds held by TLGY outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing;
●	the fact that it is currently contemplated that that Jin-Goon Kim, a current director of TLGY, will serve as a director of Verde PubCo following the Closing. As such, in the future such person may receive any cash fees or equity awards that the Verde PubCo Board determines to pay its directors;
●	the fact that, as a condition to the initial public offering, the Sponsor’s founder shares become subject to a lock-up whereby, subject to certain limited exceptions, the Initial Holders’ founder shares are not transferable or salable until the earlier of (A) one year after completion of our initial business combination, or (B) subsequent to our initial business combination, (x) if the closing price of Class A ordinary shares equal or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day period commencing at least 150 days after the our initial business combination or (y) the date following the completion of our initial business combination on which we would complete a liquidation, merger, share exchange, reorganization or other similar transactions that results in all of our shareholders having the right to exchange their shares of Class A ordinary shares for cash, securities or other property. In this regard, while Sponsor’s founder shares are not the same as Class A ordinary shares, and are subject to certain restrictions that are not applicable to TLGY Class A ordinary shares, and may become worthless if TLGY does not complete an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents), the aggregate value of the 5,344,700 shares of Class B ordinary shares owned by the Sponsor is estimated to be approximately $ 63,020,000, assuming the per share value of the founder shares is the same as the $10.96 closing price of the Class A ordinary shares on Nasdaq on October 17, 2023;
●	the fact that, as a condition to the initial public offering, the Initial Shareholders have agreed that the private placement warrants, and all of their underlying securities, will not be sold or transferred until 30 days after completion of our initial business combination; and
●	the fact that the Sponsor and TLGY’s officers and directors may benefit from the completion of a business combination and may be less incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate.

In addition to the interests of TLGY’s Sponsor, the Initial Shareholders, certain members of the TLGY Board and our officers, TLGY shareholder should be aware that our initial public offering underwriters, Mizuho and Robert W. Baird & Co. Incorporated, may have financial interests that are different from, or in addition to, the interests of shareholders of TLGY, including:

●	the fact that Mizuho is entitled to deferred underwriting fees in the amount of $0.35 per unit, or $8,650,000, pursuant to the Underwriting Agreement and such fees are payable only if TLGY completes an initial business combination;
●	the fact that concurrent with the closing of our initial public offering, the Sponsor transferred 300,300 Class B ordinary shares to Mizuho at an aggregate purchase price of $1,000,000, or approximately $3.33 per share; and
●	the fact that that Baird is entitled to deferred advisory fees in the amount of $500,000 pursuant to the Financial Advisory Agreement and such fees are payable only if TLGY completes and initial business combination.

Based on the closing price per share of the public shares and warrants on October 17, 2023 as reported on Nasdaq of $10.96 and $0.044, respectively, in the aggregate, the Sponsor and its affiliates have approximately $63,020,000 at risk that depends upon the completion of a business combination. Such amount consists of: 5,344,700 Class B ordinary shares and 11,259,500 private placement warrants held by the Sponsor prior to Closing.

The Initial Shareholders have, pursuant to the Acquiror Support Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own 45.79% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” for more information related to the Acquiror Support Agreement.

Interests of Verde’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the TLGY Board in favor of approval of the Business Combination Proposal, you should keep in mind that Verde’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to, those of the shareholders of TLGY and Verde’s stockholders generally. These interests include, among other things, the interests listed below:

●	The following individuals who are currently executive officers of Verde are expected to become executive officers of Verde PubCo upon the closing of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Joseph Paolucci	Chief Executive Officer
Brian Gordon	President and Chief Operating Officer

●	Brian Gordon, the sole member of the Verde Board and Chairman of the Verde Board, is expected to become a member of the Verde PubCo Board upon the closing of the Business Combination.
●	Brian Gordon and certain executive officers of Verde beneficially own, directly or indirectly, Verde Common Stock, and will be entitled to receive a portion of the consideration contemplated by the Merger Agreement and Incentive Warrants upon consummation of the Business Combination and, if and when payable, a portion of the Company Stockholder Earnout Shares in their capacities as Eligible Company Stockholders. See the section entitled “Beneficial Ownership of Securities” for a further discussion of the equity interests of Verde’s director and executive officers in the Business Combination.
●	Employment agreements are to be executed by each of Brian Gordon, Joseph Paolucci, and other executive officers and key employees of Verde PubCo prior to the Closing, which will be effective and contingent upon the consummation of the Business Combination. For a summary of such employment agreements see the section of this proxy statement/prospectus entitled “Executive Compensation of Verde — Executive Compensation After the Business Combination.”
●	Upon consummation of the Business Combination, and assuming shareholder approval is received with respect to the 2023 Incentive Plan, Verde also intends to recommend that the Verde PubCo Board make equity awards under the 2023 Incentive

Plan to Brian Gordon and Joseph Paolucci, as well as other executive officers, employees and members of the Verde PubCo Board. For a summary of the 2023 Incentive Plan, see “Equity Plan Proposal”.

In connection with the shareholder vote to approve the Business Combination, at any time of or prior to the Business Combination, the Sponsor and the other Initial Shareholders, as well as TLGY’s directors, officers, advisors or any of their respective affiliates may privately negotiate transactions to purchase shares from shareholders who have expressed their election to redeem their shares for a pro rata portion of the Trust Account or vote against the Business Combination in conjunction with a proxy solicitation pursuant to the proxy rules. None of the Sponsor or the other Initial Shareholders, or TLGY’s directors, officers, advisors or any of their respective affiliates will make such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of TLGY’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor or the other Initial Shareholders, or TLGY’s directors, officers, advisors or any of their respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases would be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the proposals to be presented at the extraordinary general meeting and (ii) increase the likelihood of satisfaction of the requirement that TLGY’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) are at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement.

If such purchases are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. TLGY will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of TLGY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TLGY and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TLGY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder

Recommendation to Shareholders of TLGY

The TLGY Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of TLGY and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of TLGY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TLGY and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TLGY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of TLGY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination, assuming (i) none of TLGY’s outstanding public shares are redeemed in connection with the Business Combination, (ii) 50% of TLGY’s outstanding public shares are redeemed in connection with the Business Combination and (iii) all of TLGY’s outstanding public shares are redeemed in connection with the Business Combination, assuming TLGY will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination and a majority of the shares voted at the extraordinary general meeting are voted in favor of the Business Combination.

Sources & Uses

Assuming Minimum Redemptions

Sources		Uses
Cash held in Trust	$64,839,610	Equity issued to Verde	$365,000,000
Verde shareholder equity rollover	$365,000,000	Estimated transaction fees	$15,000,000
		Remaining cash (balance sheet)	$49,893,610
Total	$429,893,610		$429,893,610

Assuming 50% Redemptions

Sources		Uses
Cash held in Trust	$32,446,805	Equity issued to Verde	$365,000,000
Verde shareholder equity rollover	$365,000,000	Estimated transaction fees	$15,000,000
		Remaining cash (balance sheet)	$17,446,805
Total	$397,446,805		$397,446,805

Sources & Uses

Assuming Maximum Redemptions

Sources		Uses
Cash held in Trust	—	Equity issued to Verde	$350,000,000
Verde shareholder equity rollover	$365,000,000	Estimated transaction fees	$15,000,000
		Remaining cash (balance sheet)	0
Total	$365,000,000		$365,000,000

If the Business Combination is consummated, some of the funds remaining in the Trust Account after payment of the foregoing and any additional transaction expenses, if any (“Remaining Proceeds”), are expected to be used by the combined company as follows:

●approximately 84% of the Remaining Proceeds are expected to be used to fund the expansion of Verde’s facilities.
●approximately 8% of the Remaining Proceeds are expected to be used to fund Verde PubCo’s inventory requirements;
●approximately 6% of the Remaining Proceeds are expected to be used for the acquisition of production equipment;
●approximately 1% of the Remaining Proceeds are expected to be used for legal expenses; and
●	approximately 1% of the Remaining Proceeds are expected to be used to support Verde PubCo’s intellectual property applications;

As a result of the transactions contemplated by the Merger Agreement, TLGY expects Verde PubCo to add between $64.9 million and $0 in cash on hand on its balance sheet as discussed above. However, there can be no assurances that Verde PubCo will realize any Remaining Proceeds from the Business Combination or that any Remaining Proceeds will be meaningful, in which case Verde PubCo will be dependent on other available sources of liquidity to fund the intended uses described above, including any funds on hand, any funds generated through business operations and any funds that may be available to Verde PubCo through financing or other means, if and to the extent available. While Verde PubCo does not currently expect the allocations reflected above among the expected uses to vary materially to the extent Verde PubCo realizes meaningful Remaining Proceeds from the Merger, there can be no assurances that will be the case.

In addition, the foregoing expected uses of funds represent Verde’s current intentions based upon its current plans and business conditions, which could change in the future as Verde PubCo’s plans and business evolve. As of the date of this proxy statement/prospectus, Verde cannot predict with certainty all of the particular uses of the Remaining Proceeds, or the amounts that Verde PubCo will actually spend on the uses set forth above. The amounts and timing of Verde PubCo’s actual expenditures may vary significantly depending on numerous factors, including the amount of Remaining Proceeds realized from the Business Combination, if any, cash flows from operations and the anticipated growth of Verde PubCo’s business. Verde PubCo’s management will retain broad discretion over the allocation of the Remaining Proceeds from the Business Combination. Pending our use of funds in the Trust Account, we intend to invest the funds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities. Please see “Verde’s Management’s Discussion and Analysis of Financial Condition and Results of Operation — Liquidity and Capital Resources” for more information.

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of TLGY as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Verde PubCo immediately following the Domestication will be the same as those of TLGY immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, TLGY has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Verde stockholders comprising a relative majority of the voting power of the combined company, Verde’s operations prior to the acquisition comprising the only ongoing operations of Verde PubCo, Verde’s senior management comprising a majority of the senior management of Verde PubCo, and Verde will initially designate a majority of the board of directors of Verde PubCo. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Verde with the Business Combination being treated as the equivalent of Verde issuing stock for the net assets of TLGY, accompanied by a recapitalization. The net assets of TLGY will be stated at historical costs, with no goodwill or other intangible assets recorded.

Material U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “Material U.S. Federal Income Tax Considerations.”

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder, unless a valid exception applies, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied.

The Merger is subject to these requirements and may not be completed under the HSR Act until the expiration or termination of the waiting period applicable to the Merger under the HSR Act. While, under the Merger Agreement, it is not a condition to any party’s obligation to effect the Merger that the waiting period applicable to the Merger under the HSR Act has been terminated or expired, each of TLGY and Verde expects to file a Pre-Merger Notification and Report Form pursuant to the HSR Act with the FTC and the Antitrust Division. The waiting period will expire at 11:59 pm (Eastern Time) thirty (30) calendar days thereafter. Further, at any time before or after completion of the Merger, the Department of Justice, the FTC, or any state could request additional information or could take such action under the antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, to rescind the Merger or to conditionally approve the Business Combination upon divestiture of particular assets of TLGY, Verde PubCo, or Verde, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. A challenge to the Merger on antitrust grounds may be made and, if such a challenge is made, it is possible that TLGY and Verde will not prevail.

Except as described above, neither TLGY nor Verde is aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any required approvals or actions will be obtained.

Emerging Growth Company

TLGY is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. TLGY has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, TLGY, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of TLGY’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of TLGY’s initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

Summary of Risk Factors

In evaluating the proposals to be presented at the TLGY extraordinary general meeting, a shareholder should carefully read the risks described below, this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:

Risks related to Verde’s business

●	Verde is an early-stage company with a history of losses, and its future profitability is uncertain.
●	Verde did not generate any revenues until April 2023.
●	Verde’s operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of its control.
●	Verde’s business is not diversified.
●	Verde may be unable to manage growth effectively.
●	Verde will need to secure additional funding and may be unable to raise additional capital on favorable terms, if at all.
●	Verde’s independent registered public accounting firm’s report for Verde contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern” without significant revenue or additional capital.
●	Verde’s independent registered public accounting firm identified a material weakness in its internal control over financial reporting as of December 31, 2022. If Verde is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Verde and materially and adversely affect Verde’s business and operating results.
●	Changes in tax laws may adversely affect Verde or its investors.
●	Construction of Verde’s manufacturing facilities may not be completed in the expected timeframe or in a cost-effective manner. Any delays in the construction of Verde’s manufacturing facilities could severely impact its business, financial condition, results of operations and prospects.
●	Initially, Verde will rely on a single facility for all of its operations.
●	Verde may be delayed in or unable to procure necessary capital equipment.
●	Verde has not produced its products in commercial quantities.
●	Verde expects to rely on a limited number of customers for a significant portion of its near-term revenue.
●	Verde may be unable to obtain certifications required by its prospective customers.

●	Verde’s products may not achieve market success. If Verde’s products do not achieve market success, it may be unable to generate significant revenues, if at all.
●	Verde produces bioresins from raw materials, including renewable resources, such as biobased polyolefins and other plant based biofillers, whose pricing and availability may be impacted by factors out of its control. Increases or fluctuations in the costs of Verde’s raw materials may affect its cost structure.
●	Verde’s success will be influenced by the price of petroleum relative to the price of bio-based feedstocks.
●	The failure of Verde’s raw material suppliers to perform their obligations under supply agreements, or Verde’s inability to replace or renew these agreements when they expire, could increase Verde’s cost for these materials, interrupt production or otherwise adversely affect its results of operations.
●	Maintenance, expansion and refurbishment of Verde’s facilities, the construction of new facilities and the development and implementation of new manufacturing processes involve significant risks.
●	Verde may not be successful in finding future strategic partners for continuing development of additional feedstock opportunities or tolling and downstream conversion of Verde’s products.
●	Verde may rely heavily on future collaborative and supply chain partners.
●	Compliance with extensive environmental, health and safety laws could require material expenditures, changes in Verde’s operations or site remediation.
●	Verde’s operating plan may require it to source feedstock and supplies internationally, and foreign currency exchange rate fluctuations and changes to international trade agreements, tariffs, import and excise duties, taxes or other government rules and regulations could adversely affect Verde’s business, financial condition, results of operations and prospects.
●	From time to time, Verde may be involved in litigation, regulatory actions or government investigations and inquiries, which could have an adverse impact on Verde’s profitability and financial position.
●	Verde’s business could suffer from negative publicity and other adverse consequences associated with recent civil and criminal charges brought against Terren Peizer, Verde’s former Executive Chairman and Founder and Chairman of Humanitario Capital, LLC Verde’s largest stockholder, by the SEC and the U.S. Department of Justice.
●	If Verde experiences a significant disruption in its information technology systems, including security breaches, or if it fails to implement new systems and software successfully, its business operations and financial condition could be adversely affected.
●	Verde may not be able to protect adequately its intellectual property assets, which could adversely affect its competitive position and reduce the value of its products, and litigation to protect its intellectual property could be costly.
●	Third parties may claim that Verde infringes on their proprietary rights and may prevent Verde from commercializing and selling its products.
●	Verde relies in part on trade secrets to protect its technology, and its failure to obtain or maintain trade secret protection could limit its ability to compete.
●	Verde’s management has limited experience operating as a public company.
●	Verde depends on its teams, and Verde’s business would suffer if it fails to retain its key personnel and attract additional highly skilled employees.

Risks Related to the Business Combination and TLGY

●	TLGY’s Initial Shareholders have entered into the Acquiror Support Agreement with TLGY and Verde to vote in favor of the Business Combination, regardless of how TLGY’s public shareholders vote.
●	Since TLGY’s Initial Shareholders, directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of its shareholders, a conflict of interest may have existed in determining whether the Business Combination with Verde is appropriate as TLGY’s initial business combination. Such interests include that TLGY’s Initial Shareholders, directors and executive officers, will lose their entire investment in TLGY if the initial business combination is not completed.
●	Neither the TLGY Board nor any committee thereof obtained a third-party valuation or fairness opinion in determining whether or not to pursue the Business Combination.
●	Because Verde is not conducting an underwritten public offering of its securities, no underwriter has conducted due diligence of Verde’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.
●	The consummation of the Business Combination is subject to compliance with the HSR Act.
●	The ability of TLGY’s public shareholders to exercise redemption rights with respect to a large number of its public shares may not allow it to complete the Business Combination or optimize the capital structure of Verde PubCo and may increase the probability that the Business Combination would be unsuccessful and that you will have to wait for liquidation in order to redeem your shares.
●	TLGY’s Initial Shareholders, as well as Verde, TLGY’s directors, executive officers, advisors and their respective affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of its Class A ordinary shares.

Risks Related to the Domestication

●	The Domestication may result in adverse tax consequences for holders of Class A ordinary shares and public warrants.
●	Verde PubCo could be subject to changes in tax rates or the adoption of new tax legislation, whether in or out of the United States, or could otherwise have exposure to additional tax liabilities, which could harm its business.
●	Delaware law and Verde PubCo’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Risks Related to the Redemption

●	Public shareholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.
●	TLGY does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for TLGY to complete the Business Combination even though a substantial majority of TLGY’s public shareholders having redeemed their shares.

Risks if the Adjournment Proposal is Not Approved

●	If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the TLGY Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

Risks if the Domestication and the Business Combination are not Consummated

●	We cannot assure you that we will be able to complete the Business Combination or any other business combination prior to the Extended SPAC Termination Date, the date by which we are required to complete a business combination or be forced to liquidate.
●	If TLGY is not able to complete the Business Combination with Verde nor able to complete another business combination by the Extended SPAC Termination Date, in each case, as such date may be extended pursuant to its Existing Governing Documents, TLGY would cease all operations except for the purpose of winding up and TLGY would redeem its public shares and liquidate the Trust Account, in which case TLGY’s public shareholders may only receive approximately $10.00 per share and TLGY’s warrants will expire worthless.

Controlled Company

Upon completion of the Business Combination, as a result of Humanitario beneficially owning more than 50% of the outstanding Verde PubCo Common Stock, Verde PubCo will qualify as a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of a listed company’s board of directors consist of independent directors and the requirement that a listed company have a nominating and corporate governance committee and a compensation committee, each of which is composed of independent directors with a written charter addressing the committee’s purpose and responsibilities. It is Verde PubCo’s intention to not rely on these exemptions and to comply with these corporate governance requirements after the Closing. However, while Verde PubCo does not presently intend to reply on these exemptions, Verde PubCo may opt to utilize these exemptions in the future so long as it remains a controlled company. See “Risk Factors — Humanitario, Verde’s principal stockholder, beneficially owns greater than 50% of Verde’s outstanding shares of common stock and is expected to own greater than 50% of Verde PubCo Common Stock following the consummation of the Business Combination which will cause Verde PubCo to be deemed a “controlled company” under the rules of Nasdaq.”

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination and the issuance of TLGY Class A Common Stock in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical balance sheet of TLGY and the historical balance sheet of Verde on a pro forma basis as if the Business Combination on December 31, 2022.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 and the six months ended June 30, 2023 combine the historical statements of operations of TLGY and Verde for such periods on a pro forma basis as if the Business Combination and the PIPE had been consummated on June 30, 2023, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements present three possible redemption scenarios (minimum, 50%, and maximum) and distributable redeemable warrants elections (0%, 50%, and 100%) to convert into one fifth of a share of Verde PubCo Common Stock at closing:

•

Assuming Minimum Redemptions: This presentation assumes that none of TLGY’s Class A ordinary shares will be redeemed and further reflects the shareholders’ elections (0%, 50%, and 100%) to exchange the distributable redeemable warrants into one-fifth of a share of Verde PubCo Common Stock at closing,100% of the rights for distributable redeemable warrants are exchanged into one-fifth of a share of Verde PubCo Common Stock;

•

Assuming 50% Redemptions: This presentation assumes that 50% of TLGY’s Class A ordinary shares will be redeemed, and further reflects the shareholders’ elections (0%, 50%, and 100%) to exchange the distributable redeemable warrants into one-fifth of a share of Verde PubCo Common Stock at closing; and

•

Assuming Maximum Redemptions: This presentation assumes that all TLGY’s shareholders holding approximately 7,318,182 public shares will exercise their redemption rights for the approximately $78.5 million of funds in TLGY’s Trust Account as of June 30, 2023. Furthermore, TLGY will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination and a majority of the shares voted are voted in favor of the Business Combination.

	Pro forma combined
	Minimum redemption			50% redemption			Maximum redemption
(in thousands, except per share amounts)	100% election	50% election	0% election	100% election	50% election	0% election	0% election
Statement of Operations Data
Six Months Ended June 30, 2023
Revenues	68	68	68	68	68	68	68
Net loss	(6,790)	(6,790)	(6,790)	(6,790)	(6,790)	(6,790)	(6,790)
Weighted average shares outstanding - Common stock	50,718,182	50,143,182	49,568,182	47,059,091	46,484,091	45,909,091	42,250,000
Basic and diluted net loss per share - Common stock	(0.13)	(0.14)	(0.14)	(0.14)	(0.15)	(0.15)	(0.16)

	Pro forma combined
	Minimum redemption			50% redemption			Maximum redemption
(in thousands, except per share amounts)	100% election	50% election	0% election	100% election	50% election	0% election	0% election
Statement of Operations Data
Twelve Months Ended December 31, 2022
Revenues						—	—
Net loss	(11,924)	(11,924)	(11,924)	(11,924)	(11,924)	(11,924)	(7,924)
Weighted average shares outstanding - Common stock	50,718,182	50,143,182	49,568,182	47,059,091	46,484,091	45,909,091	42,250,000
Basic and diluted net loss per share - Common stock	(2.83)	(2.86)	(2.90)	(3.05)	(3.09)	(3.13)	(3.30)

	Pro forma combined
	Minimum redemption			50% redemption			Maximum redemption
(in thousands, except per share amounts)	100% election	50% election	0% election	100% election	50% election	0% election	0% election
Summary of Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2023
Total assets	71,275	71,275	71,275	32,029	32,029	32,029	10,253
Total liabilities	39,783	39,843	39,904	39,783	39,843	39,904	44,283
Total equity	31,492	31,432	31,371	(7,754)	(7,814)	(7,875)	(34,030)

COMPARATIVE PER SHARE DATA

The following table sets forth the historical comparative share information of TLGY and Verde on a stand-alone basis and the unaudited pro forma combined share information for the six months ended June 30, 2023 and for the year ended December 31, 2022, after giving effect to the Business Combination, assuming three redemption scenarios as follows:

●Assuming Minimum Redemptions: This presentation assumes that none of TLGY’s Class A ordinary shares will be redeemed.
●Assuming 50% Redemptions: This presentation assumes that 50% of TLGY’s Class A ordinary shares will be redeemed.
●	Assuming Maximum Redemptions: This presentation assumes that all TLGY’s shareholders holding approximately 7,318,182 public shares will exercise their redemption rights for the approximately $78.5 million of funds in TLGY’s Trust Account as of June 30, 2023. Furthermore, TLGY will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination and a majority of the shares voted are voted in favor of the Business Combination.

If the actual facts are different than this assumption, the below numbers will be different. These numbers also do not take into account public and private warrants to purchase Verde PubCo Common Stock that will be outstanding immediately following the completion of the Business Combination.

The historical information should be read in conjunction with “Selected Historical Financial Information of Verde,” “Verde’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “TLGY’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus and the audited financial statements and the related notes of each of Verde and TLGY contained elsewhere in this proxy statement/prospectus.

The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined net loss per share information below is presented for illustrative purposes only and does not purport to represent what the actual results of operations of Verde PubCo would have been had the Business Combination been completed as of the indicated dates or to project Verde PubCo’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the book value of Verde PubCo would have been had the Business Combination been completed as of the indicated dates nor the book value per share for any future date or period.

FOR THE SIX MONTHS ENDED JUNE 30, 2023

Assuming Minimum Redemptions(1)

			Pro forma
			100% election	50% election	0% election
	Verde	TLGY	Combined	Combined	Combined
Weighted average shares outstanding - Common stock	3,243,321,874	—	50,718,182	50,143,182	49,568,182
Basic and diluted net loss per share - Common stock	—	—	(0.13)	(0.14)	(0.14)
Fully diluted share basis - Common stock			63,344,132	65,644,132	67,944,132
Fully diluted net loss per share - Common stock			(0.11)	(0.10)	(0.10)
Weighted average shares outstanding - Class A and Class B common stock subject to redemption	—	12,083,375
Basic and diluted net income per share - Class A and Class B common stock subject to redemption	—	(0.03)
Weighted average shares outstanding - Class A and Class B non-redeemable common stock	—	5,750,000
Basic and diluted net income per share - Class A and Class B non-redeemable common stock	—	(0.03)

Assuming 50% Redemptions(2)

			Pro forma
			100% election	50% election	0% election
	Verde	TLGY	Combined	Combined	Combined
Weighted average shares outstanding - Common stock	3,243,321,874	—	47,059,091	46,484,091	45,909,091
Basic and diluted net loss per share - Common stock	—	—	(0.14)	(0.15)	(0.15)
Fully diluted share basis - Common stock			59,685,041	61,985,041	64,285,041
Fully diluted net loss per share - Common stock			(0.11)	(0.11)	(0.11)
Weighted average shares outstanding - Class A and Class B common stock subject to redemption	—	12,083,375
Basic and diluted net income per share - Class A and Class B common stock subject to redemption	—	(0.03)
Weighted average shares outstanding - Class A and Class B non-redeemable common stock	—	5,750,000
Basic and diluted net income per share - Class A and Class B non-redeemable common stock	—	(0.03)

Assuming Maximum Redemptions(3)

			Pro forma
			0% election
	Verde	TLGY	Combined
Weighted average shares outstanding - Common stock	3,243,321,874	—	42,250,000
Basic and diluted net loss per share - Common stock	—	—	(0.16)
Fully diluted share basis - Common stock			54,875,950
Fully diluted net loss per share - Common stock			(0.12)
Weighted average shares outstanding - Class A and Class B common stock subject to redemption	—	12,083,375
Basic and diluted net income per share - Class A and Class B common stock subject to redemption	—	(0.03)
Weighted average shares outstanding - Class A and Class B non-redeemable common stock	—	5,750,000
Basic and diluted net income per share - Class A and Class B non-redeemable common stock	—	(0.03)
(1)

Assumes that no public shareholders exercise redemption rights with respect to their public shares, and further reflects the elections (0%, 50%, and 100%) by the shareholders of the warrants received at closing.

●	100% of the rights for distributable redeemable warrants are exchanged into one-fifth of a share of Verde PubCo Common Stock
(2)

Assumes that 3,659,091 public shares are redeemed for aggregate redemption payments of $39,246,379 assuming a $10.73 per share redemption price and based on funds in the Trust Account as of June 30, 2023, and further reflects the elections (0%, 50%, and 100%) by the shareholders of the warrants received at closing.

(3)

Assumes that all TLGY’s shareholders holding approximately 7,318,182 public shares will exercise their redemption rights for the approximately $78.5 million of funds in TLGY’s Trust Account. Furthermore, TLGY will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination and a majority of the shares voted are voted in favor of the Business Combination.

Comparative Per Share Data

FOR THE YEAR ENDED DECEMBER 31, 2023

Assuming Minimum Redemptions (1)

			Pro forma
			100% election	50% election	0% election
	Verde	TLGY	Combined	Combined	Combined
Weighted average shares outstanding - Common stock	3,243,321,874	—	50,718,182	50,143,182	49,568,182
Basic and diluted net loss per share - Common stock	(0.00)	—	(2.83)	(2.86)	(2.90)
Fully diluted share basis - Common stock			63,344,132	65,644,132	67,944,132
Fully diluted net loss per share - Common stock			(2.27)	(2.19)	(2.11)
Weighted average shares outstanding - Class A and Class B common stock subject to redemption	—	23,000,000
Basic and diluted net income per share - Class A and Class B common stock subject to redemption	—	0.41
Weighted average shares outstanding - Class A and Class B non-redeemable common stock	—	5,750,000
Basic and diluted net income per share - Class A and Class B non-redeemable common stock	—	0.41

Assuming 50% Redemptions(2)

			Pro forma
			100% election	50% election	0% election
	Verde	TLGY	Combined	Combined	Combined
Weighted average shares outstanding - Common stock	3,243,321,874	—	47,059,091	46,484,091	45,909,091
Basic and diluted net loss per share - Common stock	(0.00)	—	(3.05)	(3.09)	(3.13)
Fully diluted share basis - Common stock			59,685,041	61,985,041	64,285,041
Fully diluted net loss per share - Common stock			(2.40)	(2.32)	(2.23)
Weighted average shares outstanding - Class A and Class B common stock subject to redemption	—	23,000,000
Basic and diluted net income per share - Class A and Class B common stock subject to redemption	—	0.41
Weighted average shares outstanding - Class A and Class B non-redeemable common stock	—	5,750,000
Basic and diluted net income per share - Class A and Class B non-redeemable common stock	—	0.41

Assuming Maximum Redemptions(3)

			Pro forma
			0% election
	Verde	TLGY	Combined
Weighted average shares outstanding - Common stock	3,243,321,874	—	42,250,000
Basic and diluted net loss per share - Common stock	(0.00)	—	(3.30)
Fully diluted share basis - Common stock			54,875,950
Fully diluted net loss per share - Common stock			(2.54)
Weighted average shares outstanding - Class A and Class B common stock subject to redemption	—	23,000,000
Basic and diluted net income per share - Class A and Class B common stock subject to redemption	—	0.41
Weighted average shares outstanding - Class A and Class B non-redeemable common stock	—	5,750,000
Basic and diluted net income per share - Class A and Class B non-redeemable common stock	—	0.41
(1)

Assumes that no public shareholders exercise redemption rights with respect to their public shares, and further reflects the elections (0%, 50%, and 100%) by the shareholders of the warrants received at closing.

●	100% of the rights for distributable redeemable warrants are exchanged into one-fifth of a share of Verde PubCo Common Stock
(2)

Assumes that 3,659,091 public shares are redeemed for aggregate redemption payments of $39,246,379 assuming a $10.73 per share redemption price and based on funds in the Trust Account as of June 30, 2023, and further reflects the elections (0%, 50%, and 100%) by the shareholders of the warrants received at closing.

(3)

Assumes that all TLGY’s shareholders holding approximately 7,318,182 public shares will exercise their redemption rights for the approximately $78.5 million of funds in TLGY’s Trust Account. Furthermore, TLGY will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination and a majority of the shares voted are voted in favor of the Business Combination.

MARKET PRICE AND DIVIDEND INFORMATION

TLGY units, public shares and public warrants are currently listed on Nasdaq under the symbols “TLGYU” “TLGY” and “TLGYW” respectively.

The most recent closing price of the units, ordinary shares and public warrants as of October 17, 2023, the last trading day before announcement of the execution of the Merger Agreement, was $11.06, $10.96, and $0.044, respectively. As of , 2023, the record date for the extraordinary general meeting, the closing price for each unit, ordinary share and redeemable warrant was $ , $         and $         , respectively.

Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of TLGY’s securities could vary at any time before the Business Combination.

Holders

As of there were holders of record of TLGY’s Class A ordinary shares, holders of record of TLGY’s Class B ordinary shares, holders of record of TLGY’s units and holders of TLGY’s public warrants. See “Beneficial Ownership of Securities.”

Dividend Policy

TLGY has not paid any cash dividends on its Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of Verde PubCo subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of Verde PubCo’s Board. TLGY’s Board is not currently contemplating and does not anticipate declaring share dividends nor is it currently expected that Verde PubCo’s Board will declare any dividends in the foreseeable future. Further, the ability of Verde PubCo to declare dividends may be limited by the terms of financing or other agreements entered into by Verde PubCo or its subsidiaries from time to time.

Price Range of Verde’s Securities

Historical market price information regarding Verde is not provided because there is no public market for Verde’s securities. For information regarding Verde’s liquidity and capital resources, see “Verde’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

RISK FACTORS

Investing in TLGY’s securities involves a high degree of risk. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows and our prospects could be harmed. In that event, the price of our securities could decline and you could lose part or all of your investment. This “Risk Factors” section identifies all material risk factors currently known by TLGY that make investment in TLGY’s ordinary shares and warrants speculative or risky, but it does not purport to present an exhaustive description of all risks. Shareholders of TLGY should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects.

Risks Related to Verde

Risks Related to Verde’s Financial Position and Need for Capital

Verde is an early stage company with a history of net losses and its future profitability is uncertain.

Verde has recorded losses since 2020, and its future profitability is uncertain. Verde has been engaged primarily in research and development and early-stage commercial activities. For the six months ended June 30, 2023 and 2022, Verde’s net loss was $5.1 million and $2.4 million, respectively, and for the year ended December 31, 2022, Verde’s net loss was $6.4 million. As of June 30, 2023, Verde’s accumulated deficit was $19.3 million. Verde expects that its net losses could continue for the foreseeable future. Based on Verde’s estimates and projections, which are subject to significant risks and uncertainties, it does not expect to reach commercial scale product and generate Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA’’) until 2024. Even if Verde is able to commercialize its products and generate revenue from product sales, it may not generate sufficient revenue to operate its business and become profitable, if at all. In April 2023, Verde began generating revenue on sales of its products.

Verde’s ability to generate revenues in the near-term is highly dependent on the successful commercialization of its products, which is subject to many risks and uncertainties as described below. Verde expects that it will take time for production of its products to ramp up to an economical scale while the market for its products expands. As a result, Verde expects to experience losses and negative cash flow for at least the next six months, as it incurs additional costs and expenses for the continued development and expansion of its business, including the costs of continuing to build out its manufacturing capacity and ongoing expenses of research and product development. Because Verde will incur the capital costs and expenses from these efforts before receiving meaningful revenue, its losses in future periods could be significant. Verde may find that these efforts are more expensive than it currently estimates or that these efforts may not result in revenues, which would further increase its losses. The amount Verde spends will impact its ability to become profitable and this will depend, in part, on the number of new products that it attempts to develop. Verde may not achieve any or all of these goals and, thus, it cannot provide assurances that it will ever be profitable or achieve significant revenues.

Even if Verde can successfully manufacture and sell its products, whether Verde will be able to generate a profit on any of these products is highly uncertain and depends on a number of factors including the cost of production, the price it is able to charge for these products, and the emergence of competing products.

Verde’s operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of its control.

Verde is subject to, among other things, the following factors that may negatively affect its operating results:

●	fluctuating prices of biopolymers due to availability of raw materials, skepticism on biodegradable materials, and uncertain rise and fall of current market demands;
●	the announcement or introduction of new products by Verde’s competitors;
●	Verde’s ability to supply to a significantly growing market within the next 2-5 years;
●	Verde’s ability to attract and retain key personnel in a timely and cost-effective manner;

●	Verde’s ability to attract customers for its products;
●	technical difficulties;
●	the amount and timing of operating costs and capital expenditures relating to the expansion of Verde’s business, operations and infrastructure;
●	Verde’s ability to identify and enter into relationships with appropriate and qualified third-party providers of necessary testing and manufacturing services;
●	regulations by federal state or local governments; and
●	general economic conditions, as well as general economic conditions specific to the ethanol production and bioplastics industry, and other industries related to compostable or biodegradable substitutes from non-biodegradable plastics.

As a result of Verde’s limited operating history and the nature of the markets in which it competes, it is difficult for Verde to forecast its revenues or earnings accurately. Verde has based its anticipated future expense levels largely on its investment plans and estimates of future events, although certain of its expense levels will, to a large extent, become fixed. As a strategic response to changes in the competitive environment, Verde may from time to time make certain decisions concerning expenditures, pricing, service or marketing that could have a material adverse effect on its business, results of operations and financial condition. Due to the foregoing factors, Verde’s revenues and operating results are difficult to forecast.

Verde’s business is not diversified.

Verde’s initial commercial success depends on its ability to complete construction and profitably and successfully operate its research and development and manufacturing facility in Fullerton, California (the “Fullerton Facility”). Other than the future production and sale of products, Verde does not have other lines of business or other sources of revenue. Such lack of diversification may limit Verde’s ability to adapt to changing business conditions and could have an adverse effect on Verde’s business, financial condition, results of operations and prospects.

Verde may be unable to manage rapid growth effectively.

Verde’s failure to manage growth effectively could have a material and adverse effect on its business, results of operations and financial condition. Verde anticipates that a period of significant expansion will be required to address potential growth, including securing adequate supplies of raw materials and equipment, and moving large quantities of raw materials, work-in-progress and finished goods. This expansion will place a significant strain on Verde’s management, operational and financial resources. While Verde’s key suppliers have informed it that they believe they will be able to supply necessary raw materials and equipment to meet its plans, there is no guarantee they will be able to meet their commitments. Additionally, to manage the expected growth of Verde’s operations and personnel, Verde must establish appropriate and scalable operational and financial systems, procedures and controls and must establish a qualified finance, administrative and operations staff. Verde has made key hires experienced in manufacturing and logistics to scale and has implemented an EPICOR ERP system to maintain finance and accounting, raw materials, WIP, finished goods and logistics. Verde’s management may be unable to continue to hire, train, retain and manage the necessary personnel or to identify, manage and exploit potential strategic relationships and market opportunities.

Verde will need to secure additional funding and may be unable to raise additional capital on favorable terms, if at all.

Verde expects that it will have sufficient capital, along with deposits on large scale equipment, to fund its planned operations through the completion of the planned capacity buildout at the Fullerton Facility. Thereafter, Verde will need to raise additional capital to scale its PolyEarthylene resin capacity in the Fullerton Facility and establish its high-volume manufacturing facility, which Verde expects will be located in the Midwestern United States.

To the extent that Verde raises additional funds in connection with or after the Business Combination through the sale of equity or debt securities, (i) it may incur fees associated with such issuance, (ii) its existing stockholders will experience dilution from the issuance of new equity securities, (iii) it may incur ongoing interest expense and be required to grant a security interest in its assets in connection with any debt issuance and (iv) the new equity or debt securities may have rights, preferences and privileges senior to those of its existing stockholders. Debt financing and preferred equity financing, if available, may also involve agreements that include covenants limiting or restricting Verde’s ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. In addition, utilization of Verde’s net operating loss and research and development credit carryforwards may be subject to significant annual limitations under Section 382 of the Code due to ownership changes resulting from future equity financing transactions.

If Verde raises additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to its potential products or proprietary technologies or grant licenses on terms that are not favorable to Verde. In the event Verde is unable to obtain additional financing, Verde may be unable to successfully implement its business plan, which could have a material and adverse impact on its business, including you losing your entire investment.

Verde’s independent registered public accounting firm’s report for Verde contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern” without significant revenue or additional capital.

Verde’s existence is dependent upon Verde’s management’s ability to obtain additional funding sources, enter into strategic alliances or generate significant revenues, to cover its ongoing operating expenses, and also to continue to develop and be able to profitably market its products. Verde cannot assure you that adequate additional financing will be available to Verde on acceptable terms, or at all. If Verde is unable to raise additional capital and/or enter into strategic alliances when needed or on attractive terms, it would be forced to delay or reduce any commercialization efforts. Verde anticipates incurring additional losses until such time, if ever, that it can generate significant sales. These circumstances raise substantial doubt about Verde’s ability to continue as a going concern within one year after the date that the financial statements of Verde included elsewhere in this proxy statement/prospectus were issued. Additional working capital will be required to continue operations and scale its products. The financial statements of Verde included elsewhere in this proxy statement/prospectus do not include any adjustments to reflect the possible future effects on the recoverability and classifications of assets or the amounts and classifications of liabilities that may result should Verde be unable to continue as a going concern.

Verde’s independent registered public accounting firm identified a material weakness in its internal control over financial reporting as of December 31, 2022. If Verde is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Verde and materially and adversely affect Verde’s business and operating results.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Verde’s annual or interim financial statements will not be prevented, or detected or corrected on a timely basis.

Effective internal controls are necessary to provide reliable financial reports and reduce the risk of fraud. Verde continues to evaluate measures to remediate the material weaknesses. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If any new material weaknesses are identified in the future, any such newly identified material weakness could limit Verde’s ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of Verde’s annual or interim financial statements. In such case, Verde may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable Nasdaq listing requirements, investors may lose confidence in Verde’s financial reporting and Verde’s share price may decline as a result. Verde cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.

Additionally, if Verde’s revenue and other accounting, auditing or tax systems do not operate as intended or do not scale with anticipated growth in Verde’s business, the effectiveness of its internal controls over financial reporting could be adversely affected. Any failure to develop, implement, or maintain effective internal controls related to Verde’s revenue and other accounting, auditing or tax systems and associated reporting could materially adversely affect its business, results of operations, and financial condition or cause Verde to fail to meet its reporting obligations.

Verde has encountered difficulties with growth and change. If Verde fails to address these difficulties in assessing data usage, if the personnel handling its accounting, auditing or finance function fail to perform at an appropriate level for a public company, or if other weaknesses in internal controls are detected, it may be determined that Verde has a material weakness. In addition, most of Verde’s employees who work within its accounting, auditing and financial reporting functions have limited to no experience managing a publicly traded company and have limited to no experience implementing, monitoring and enforcing the internal financial, auditing and accounting controls for a publicly traded company. The identification of a material weakness could result in regulatory scrutiny and cause investors to lose confidence in Verde’s reported financial condition and otherwise have a material adverse effect on its business, financial condition, cash flow or results of operations.

Verde is in the process of designing and implementing measures to improve its internal control over financial reporting to remediate any possible material weaknesses, primarily by implementing additional review procedures within its accounting, auditing and finance department, hiring additional staff, designing and implementing information technology and application controls in its financially significant systems, and, if appropriate, engaging external auditing and accounting experts to supplement its internal resources in its computation and review processes. While Verde is designing and implementing measures to remediate the material weaknesses, Verde cannot predict the success of such measures or the outcome of its assessment of these measures at this time. Verde can give no assurance that these measures will remediate either of the deficiencies in internal control or that additional material weaknesses or significant deficiencies in its internal control over financial reporting will not be identified in the future. Verde’s failure to implement and maintain effective internal control over financial reporting could result in errors in its financial statements that may lead to a restatement of its financial statements or cause it to fail to meet its reporting obligations.

As a public company, Verde will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of Verde’s internal control over financial reporting for each annual report on Form 10-K to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by Verde’s management in its internal control over financial reporting. Verde will be required to disclose changes made in its internal controls and procedures on a quarterly basis. To comply with the requirements of being a public company, Verde expects to need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff. Failure to comply with the Sarbanes-Oxley Act could potentially subject Verde to sanctions or investigations by the SEC, Nasdaq or other regulatory authorities, which would require additional financial and management resources. Verde has begun the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, but Verde may not be able to complete its evaluation, testing and any required remediation in a timely fashion.

Changes in tax law may adversely affect Verde or its investors.

The rules dealing with U.S. federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect Verde or holders of Verde’s stock. In recent years, many such changes have been made, and changes are likely to continue to occur in the future. It cannot be predicted whether, when, in what form or with what effective dates tax laws, regulations and rulings may be enacted, promulgated or issued, which could result in an increase in Verde’s or its stockholders’ tax liability or require changes in the manner in which Verde operates in order to minimize or mitigate any adverse effects of changes in tax law. Investors should consult their tax advisors regarding the potential consequences of changes in tax law on Verde’s business and on the ownership and disposition of Verde stock.

Verde’s ability to utilize its net operating loss carryforwards and tax credit carryforwards to offset future taxable income may be subject to certain limitations.

Verde has a history of cumulative losses and anticipates that it will continue to incur significant losses in the near future; thus, Verde does not know whether or when it will generate taxable income necessary to use its net operating loss (“NOL”) carryforwards or tax credit carryforwards. As of December 31, 2022, Verde had federal and state NOL carryforwards of $14.2 million and $7.6 million, respectively. Verde’s federal NOL carryforwards do not expire, but the deductibility of such federal NOL carryforwards is limited to 80% of Verde’s current year taxable income. Verde’s state NOLs will expire at various dates through 2042.

In general, under Sections 382 and 383 of the Code and corresponding provisions of state law, if a corporation undergoes an “ownership change” (generally defined as a greater than 50 percentage point change (by value) in the ownership of its equity by certain stockholders over a three-year period), the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income is subject to limitations. Verde may have experienced such ownership changes in the past and may experience such ownership changes in the future as a result of the Business Combination or subsequent shifts in its stock ownership (some of which may be outside its control). As a result, if and to the extent Verde earns net taxable income, its ability to use its pre-change NOLs and other pre-change tax attributes to offset such taxable income may be subject to limitations.

Risks Related to Verde’s Operations and Industry

Construction of Verde’s manufacturing facilities may not be completed in the expected timeframe or in a cost-effective manner. Any delays in the construction of Verde’s manufacturing facilities could severely impact its business, financial condition, results of operations and prospects.

Verde’s projected financial performance and results of operations, including its ability to achieve commercial scale production, depends on its ability to construct several commercial scale plants. Verde expects the Fullerton Facility to be at production capacity of approximately 25 million pounds of PolyEarthylene per year in the fourth quarter of 2023 and at production capacity in excess of 50 million pounds of PolyEarthylene per year in California by June 2024. Verde expects to commence establishing its large volume manufacturing facility, which Verde expects to be located in the Midwestern United States, in 2024 with production commencing in 2025. Verde will not have selected the site for this large volume manufacturing facility prior to the closing of the Business Combination, and it may have difficulty finding sites with appropriate infrastructure and access to raw materials. With respect to these future facilities, Verde does not have agreements with architecture or construction firms to build out any necessary infrastructure. Consequently, Verde cannot predict on what terms such firms may agree to design and construct its future facilities. If Verde is unable to construct these facilities within the planned timeframes, in a cost-effective manner or at all due to a variety of factors, including, but not limited to, a failure to acquire or lease land on which to build its facilities, a stoppage of construction as a result of the COVID-19 pandemic, unexpected construction problems, permitting and other regulatory issues, severe weather, inflationary pressures, labor disputes, and issues with subcontractors or vendors, including payment disputes, Verde’s business, financial condition, results of operations and prospects could be severely impacted.

The construction and commission of any new project is dependent on a number of contingencies some of which are beyond Verde’s control. There is a risk that significant unanticipated costs or delays could arise due to, among other things, errors or omissions, unanticipated or concealed project site conditions, including subsurface conditions and changes to such conditions, unforeseen technical issues or increases in facility equipment costs, insufficiency of water supply and other utility infrastructure, or inadequate contractual arrangements. Should these or other significant unanticipated costs arise, this could have a material adverse impact on Verde’s business, financial performance and operations. No assurances can be given that construction can be completed on time or at all, or as to whether Verde will have sufficient funds available to complete construction.

Initially, Verde will rely on a single facility for all of its operations.

Initially, Verde will rely solely on the operations at the Fullerton Facility. Adverse changes or developments affecting the Fullerton Facility could impair Verde’s ability to produce its products and its business, prospects, financial condition and results of operations. Any shutdown or period of reduced production at the Fullerton Facility, which may be caused by regulatory noncompliance or other issues, as well as other factors beyond its control, such as severe weather conditions, natural disaster, fire, power interruption, work stoppage, disease outbreaks or pandemics (such as the COVID-19 pandemic), equipment failure, delay in supply delivery, or shortages of material, equipment, or labor, would significantly disrupt Verde’s ability to produce its products in a timely manner, meet its contractual obligations and operate its business. Verde’s equipment is costly to replace or repair, and Verde’s equipment supply chains may be disrupted in connection with pandemics, such as COVID-19, trade wars and other factors. If any material amount of Verde’s machinery were damaged, it would be unable to predict when, if at all, it could replace or repair such machinery or find co-manufacturers with suitable alternative machinery, which could adversely affect Verde’s business, financial condition, results of operations and prospects. Performance guarantees may not be sufficient to cover damages or losses, or the guarantors under such guarantees may not have the ability to pay. Any insurance coverage Verde has may not be sufficient to cover all of its potential losses and may not continue to be available to Verde on acceptable terms, or at all.

Verde may be delayed in or unable to procure necessary capital equipment.

While the equipment Verde uses to produce its products is currently available, Verde must rely on outside companies to continue to manufacture the equipment necessary to produce its products. If Verde’s suppliers of capital equipment are unable or unwilling to provide it with necessary capital equipment to manufacture its products or if Verde experiences significant delays in obtaining the necessary manufacturing equipment, its business, results of operations, and financial condition could be adversely affected. In addition, the construction of Verde’s facilities may require a substantial portion of certain materials and supplies relative to the overall global supply of such materials and supplies. If Verde is unable to secure an adequate supply of such materials and supplies on commercially reasonable terms, or at all, the construction of Verde’s facilities may be delayed or terminated.

Verde has not produced its products in large commercial quantities.

While members of Verde’s team have experience producing resins at scale, and while Verde has produced thousands of pounds of its PolyEarthylene resins per day using one of its production level machines in the Fullerton Facility, Verde has no experience in producing large quantities of its products. Verde may not be able to cost effectively produce its products at a scale consistent with prospective customer demand in a timely or economical manner, and the quality of the commercial product may not be acceptable on a consistent basis. There are significant technological and logistical challenges associated with producing, marketing, selling and distributing products in the plastics industry, including Verde’s products, and Verde may not be able to resolve all of the difficulties that may arise in a timely or cost-effective manner, or at all.

Verde expects to rely on a limited number of customers for a significant portion of its near-term revenue.

Since most of Verde’s potential customers are global brands looking for several million pounds per year, Verde expects a few significant prospective customers may account for a significant portion of its revenues in any one year or over a period of several consecutive years in the next few years. The loss of one or more of these prospective significant customers, a substantial reduction in their orders, their failure to exercise customer options, their unwillingness to extend contractual deadlines if Verde is unable to meet production deadlines, their inability to perform under their contracts, or a significant deterioration in their financial condition could have a material adverse effect on Verde’s business, results of operations, and financial condition.

Verde may be unable to obtain certifications required by its prospective customers.

Verde’s prospective customers may require bioresin formulations to undergo biodegradability testing to address physical property deterioration in specific environmental conditions. Biodegradation certification ensures products can be effectively marketed and sold and meet prospective customer demands on environmental protection. If Verde’s products do not achieve any required certifications required by prospective customers in a timely manner, it may experience a delay in going to market with the applicable resin. Such a delay could result in Verde not achieving its financial forecasts and not fulfilling prospective customer demand. Furthermore, end-product testing may be required to appeal to prospective customers. As rates of biodegradation vary between thickness of the “end-product”, Verde cannot guarantee that biodegradation rates in finished goods will match those of its bioresins, this poses a risk for ASTM testing results of end-products, including, if required, passing the ASTM D6400 for compostability, which requires a 90% biodegradation in 180-days within an aerobic environment. This factor is particularly challenging in the California market as it prohibits the sale of single use plastic goods labeled “biodegradable” or “degradable.”

Verde’s products may not achieve market success. If Verde’s products do not achieve market success, it may be unable to generate significant revenues, if any.

Some of Verde’s prospective customers are currently evaluating and testing Verde’s products prior to placing orders to purchase such products. The successful commercialization of Verde’s products is also dependent on its prospective customers’ ability to commercialize the end-products that they make from such products, which may never gain market acceptance.

Market acceptance of Verde’s products will depend on numerous factors, many of which are outside of its control, including among others:

●	public acceptance of such products;
●	Verde’s ability to produce products of consistent quality that offer functionality comparable or superior to existing or new polymer products;

●	Verde’s ability to demonstrate the benefits of its products in terms of safety, efficacy, convenience, biodegradability and environmental friendliness;
●	Verde’s ability to produce products fit for their intended purpose;
●	Verde’s ability to produce new products or customizations of existing products to match changes in public demand;
●	Verde’s ability to obtain necessary regulatory approvals for its products;
●	the speed at which prospective customers qualify Verde’s products for use in their products including any required third party testing;
●	the pricing of Verde’s products compared to petroleum-based plastics and other bio-polymers;
●	the effectiveness of Verde’s market strategy;
●	ease of administration of Verde’s products;
●	the strategic reaction of companies that market competitive products;
●	the time it takes for Verde’s commercial-scale volume to be established;
●	Verde’s reliance on third parties who support or control distribution channels; and
●	general market conditions, including fluctuating demand for Verde’s products.

Verde faces and will face substantial competition.

Verde faces and will face substantial competition from a variety of companies in the biodegradable, renewable resource-based plastic segment, as well as from companies in the conventional, non-biodegradable petroleum-based industry segment. Some of their products may be offered at a lower price than Verde’s product offerings. Many of these companies have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than Verde. Verde’s competitors may be able to adapt more quickly to new or emerging technologies, changes in customer requirements and changes in laws and regulations. There can be no assurance that Verde can develop products that are more effective or achieve greater market acceptance than competitive products, or that Verde’s competitors will not succeed in developing products and technologies that are more effective than those being developed by Verde and that would therefore render Verde’s products and technologies less competitive or even obsolete. Verde cannot assure you that it will be able to compete successfully against current or new competitors.

Verde produces bioresins from raw materials, including renewable resources, such as biobased polyolefins and other plant based biofillers, whose pricing and availability may be impacted by factors out of its control. Increases or fluctuations in the costs of Verde’s raw materials may affect its cost structure.

Verde’s products use raw materials purchased from third parties, such as biobased polyolefins and other plant based biofillers. Pricing and availability of raw materials, including renewable resources, for use in Verde’s businesses can be volatile due to numerous factors beyond its control, including general, domestic and international economic conditions, labor costs, production levels, competition, and consumer demand. Drought, pestilence, severe weather or other “acts of God” may limit Verde’s ability to procure raw materials if crops are lost. This volatility and fluctuation can significantly affect the availability and cost of raw materials for Verde and may therefore have a material adverse effect on its business, results of operations, and financial condition.

Verde’s results of operations will be directly affected by the cost of raw materials. The costs of raw materials comprises a significant amount of Verde’s total cost of goods sold and, as a result, movements in the cost of raw materials, and in the cost of other inputs, will impact Verde’s profitability. Because a significant portion of Verde’s costs of goods sold is represented by these raw materials, Verde’s gross profit margins could be adversely affected by changes in the cost of these raw materials if Verde is unable to pass the increases to its prospective customers.

Due to the high rate of growth in the bioplastics market, the demand for raw materials used in Verde’s products may outpace supply, which could result in price increases and deficits in the supply necessary to meet prospective customer demand. Furthermore, if Verde’s raw material prices experience volatility, there can be no assurances that Verde can continue to recover raw materials costs or retain customers in the future. If Verde is unable to secure the required quantities of raw materials, it may not be able to achieve its financial forecasts and fulfill prospective customer demand, and prospective customers may become more likely to consider competitors’ products, some of which may be available at lower costs. Significant loss of prospective customers could adversely impact Verde’s results of operations, financial condition and cash flows.

Verde’s success will be influenced by the price of petroleum relative to the price of bio-based feedstocks.

Verde’s success may be influenced by the cost of its products relative to petroleum-based polymers. The cost of petroleum-based polymers is in part based on the price of petroleum. To date, Verde’s products have been primarily manufactured using sugar cane, an agricultural feedstock. As the price of bio-based feedstocks increases and/or the price of petroleum decreases, Verde’s products may be less competitive relative to petroleum-based polymers. A material decrease in the cost of conventional petroleum-based polymers may require a reduction in the prices of Verde’s products for them to remain attractive in the marketplace and/or reduce the size of Verde’s addressable market.

The failure of Verde’s raw material suppliers to perform their obligations under supply agreements, or Verde’s inability to replace or renew these agreements when they expire, could increase Verde’s cost for these materials, interrupt production or otherwise adversely affect its results of operations.

Verde’s manufacturing process uses biodegradable materials as its primary raw materials. However, Verde may be unable to secure agreements with suppliers for the necessary amount of raw materials in certain circumstances. If Verde is required to obtain alternate sources for raw materials because a supplier is unwilling or unable to execute or perform under raw material supply agreements, if a supplier terminates its agreements with Verde, if a supplier is unable to meet increased demand as Verde’s commercial scale production expands, if Verde is unable to renew its contracts or if Verde is unable to obtain new long-term supply agreements to meet changing demand, Verde may not be able to obtain these raw materials in sufficient quantities, on economic terms, or in a timely manner, and Verde may not be able to enter into long-term supply agreements on terms as favorable to it, if at all. A lack of availability of raw materials could limit Verde’s production capabilities and prevent it from fulfilling prospective customer orders, and therefore harm its results of operations and financial condition.

Maintenance, expansion and refurbishment of Verde’s facilities, the construction of new facilities and the development and implementation of new manufacturing processes involve significant risks.

Verde’s current and any future facilities may require regular or periodic maintenance, upgrading, expansion, refurbishment or improvement. Any unexpected operation or mechanical failure, including failure associated with breakdowns and forced outages, could reduce Verde’s facilities’ production capacity below expected levels, which would reduce its production capabilities and ultimately its revenues. Unanticipated capital expenditures associated with maintaining, upgrading, expanding, repairing, refurbishing, or improving Verde’s facilities may also reduce its profitability. Verde’s facilities may also be subject to unanticipated damage as a result of natural disasters, terrorist attacks and other events.

If Verde makes any major modifications to its current and any future facilities, such modifications would likely result in substantial additional capital expenditures and could prolong the time necessary to bring the facility online. Verde may also choose to refurbish or upgrade its facilities based on its assessment that such activity will provide adequate financial returns. However, such activities require time for development and capital expenditures before commencement of commercial operations, and key assumptions underpinning a decision to make sure an investment may prove incorrect, including assumptions regarding construction costs and timing, which could harm Verde’s business, financial condition, results of operations and cash flows.

The construction of new manufacturing facilities entails a number of risks and assumptions, including the ability to begin production within the cost and timeframe estimated and to attract a significant number of skilled workers to meet the needs of the new facility. Additionally, Verde’s assessment of the projected benefits associated with the construction of new manufacturing facilities is subject to a number of estimates and assumptions, which in turn are subject to significant economic, competitive and other uncertainties beyond Verde’s control. If Verde experiences delays or increased costs, its estimates and assumption are incorrect, or other unforeseen events occur, its business, ability to supply prospective customers, financial condition, results of operations and cash flows could be adversely impacted.

Finally, Verde may not be successful or efficient in developing or implementing new production processes. Innovation in production processes involves significant expense and carries inherent risks, including difficulties in designing and developing new process technologies, development and production timing delays, lower than anticipated manufacturing yields, and product defects. Disruptions in the production process can also result from errors, defects in materials, delays in obtaining or revising operating permits and licenses, returns of product from prospective customers, interruption in Verde’s supply of materials or resources, and disruptions at Verde’s facilities due to accidents or maintenance issues, all of which could affect the timing and production ramps and yields. Production issues can lead to increased costs and may affect Verde’s ability to meet product demand, which could adversely impact its business and results from operations.

Verde may not be successful in finding future strategic partners for continuing development of additional feedstock opportunities or tolling and downstream conversion of Verde’s products.

Verde may seek to develop additional strategic partnerships to increase feedstock supply due to manufacturing constraints or capital costs required to develop Verde’s products. Verde may not be successful in its efforts to establish such additional strategic partnerships.

If Verde is unable to reach additional agreements with suitable feedstock suppliers on a timely basis, on acceptable terms, or at all, Verde may have to limit its planned production capacity beyond its five year plan or fund bioplastic olefin capacity to toll Verde’s own bioplastic feedstocks necessary to make PolyEarthylene. If Verde elects to fund development or commercialization activities on its own, Verde may need to obtain additional expertise and additional capital, which may not be available to Verde on acceptable terms or at all. If Verde fails to enter into additional feedstock offtake agreements and does not have sufficient funds or expertise to undertake the necessary development and commercialization activities, Verde may not be able to develop additional products and its business, financial condition, results of operations and prospects may be materially affected.

Verde may rely heavily on future collaborative and supply chain partners.

Verde has entered into, and may enter into, strategic partnerships to develop and commercialize its PolyEarthylene resins to accomplish one or more of the following:

●	obtain capital, equipment and facilities;
●	obtain funding for commercialization activities;
●	obtain expertise in relevant markets;
●	obtain access to raw materials;
●	obtain sales and marketing services or support; and/or
●	obtain conversion services and other supply chain support.

Verde may not be successful in establishing or maintaining suitable partnerships, and it may not be able to negotiate collaboration agreements having terms satisfactory to Verde, or at all. Failure to make or maintain these arrangements or a delay or failure in a collaborative partner’s performance under any such arrangements could harm Verde’s business and financial condition.

Climate change may impact the availability of Verde’s facilities and, in addition, Verde may incur substantial costs to comply with climate change legislation and related regulatory initiatives.

Changing weather patterns and natural disasters could cause disruptions or the complete loss of Verde’s facilities. In addition, climate change concerns, and changes in the regulation of such concerns, including greenhouse gas emissions, could also subject Verde to additional costs and restrictions, including increased energy and raw materials costs which could negatively impact Verde’s financial condition and results of operations. The effects of climate change can have an adverse effect not only to Verde’s operations, but also that of its suppliers and prospective customers, and can lead to increased regulations and changes in consumer preferences, which could adversely affect Verde’s business, results of operations, and financial condition.

Risks Related to Government Regulation and Legal Compliance

Compliance with extensive environmental, health and safety laws could require material expenditures, changes in Verde’s operations or site remediation.

Verde’s operations are subject to environmental, health and safety laws and regulations at the international, national, state and local level in multiple jurisdictions. These laws and regulations govern, among other things, air emissions, wastewater discharges, solid and hazardous waste management and disposal, occupational health and safety, including dust and noise control, site remediation programs and chemical use and management. Many of these laws and regulations have become more stringent over time and the costs of compliance with these requirements may increase, including costs associated with any necessary capital investments. In addition, Verde’s facilities will require operating permits that are subject to renewal and, in some circumstances, revocation. The necessary permits may not be issued or continue in effect, and renewals of any issued permits may contain significant new requirements or restrictions. The nature of the specialty chemicals industry exposes Verde to risks of liability due to the use, management and storage of materials that are heavily regulated or hazardous and can cause contamination or personal injury or damage if released into the environment.

Compliance with environmental laws and regulations generally increases the costs of transportation and storage of raw materials and finished products, as well as the costs of storage and disposal of wastes. Verde may incur substantial costs, including fines, damages, criminal or civil sanctions and remediation costs, or experience interruptions in Verde’s operations for violations arising under environmental laws, regulations or permit requirements. In addition, the market for bioplastics is heavily influenced by applicable federal, state and local government laws, regulations and policies as well as public perception. For example, some states, such as California, have implemented stringent prohibition and regulation on the facilitation of sales and marketing that utilize the word “biodegradable” for single use products sold in California or other implied degradable terms. Such prohibition and regulation may impact Verde’s ability to convey one of the greatest unique selling points of its products despite the fact that its resins degrade in several years as opposed to several hundred years. Changes in these laws, regulations and policies or how these laws, regulations and policies are implemented and enforced could cause the demand for bioplastics to decline and deter investment in the research and development of bioplastics. Concerns associated with bioplastics, including land usage, national security interests, deforestation, food crop usage and other environmental concerns, continue to receive legislative, industry and public attention. This attention could result in future legislation, regulation and/or administrative action that could adversely affect Verde’s business.

Furthermore, petrochemical products, including plastic, have recently faced increasingly negative public sentiment and scrutiny. In addition, state and local governments have increasingly proposed, or in some cases implemented, restrictions or bans on plastic-based products, including single-use plastics, plastic straws and utensils. Notwithstanding the fact that Verde’s products are intended to address many of the concerns regarding traditional petroleum-based plastics, increased regulation of, or prohibition on, the use of plastics generally, as well as negative public sentiment regarding such products, could increase the costs incurred by Verde’s prospective customers to use such products or otherwise limit the use of these products, and could lead to a decrease in demand for the products Verde makes or an increase in the cost of production of such products. Such a decrease in demand could adversely affect Verde’s business, operating results and financial condition.

Verde may be subject to product liability claims that may not be covered by insurance and could require Verde to pay substantial sums.

If Verde is successful in marketing and selling its products, it will become subject to an inherent risk of, and adverse publicity associated with, product liability and other liability claims, whether or not such claims are valid. Verde has product liability insurance coverage in amounts and scope that it believes to be adequate. However, product liability insurance may not be available on commercially acceptable terms, or at all. Even if such insurance is available, product liability or other claims may exceed Verde’s insurance coverage limits. A successful product liability claim that exceeds Verde’s insurance coverage limits could require Verde to pay substantial sums and could have a material adverse effect on Verde.

Verde’s operating plan may require it to source feedstock and supplies internationally, and foreign currency exchange rate fluctuations and changes to international trade agreements, tariffs, import and excise duties, taxes or other governmental rules and regulations could adversely affect Verde’s business, financial condition, results of operations and prospects.

Verde’s expansion model is global and Verde may need to source feedstock and supplies from suppliers around the world. The U.S. federal government or other governmental bodies may propose changes to international trade agreements, tariffs, taxes and other government rules and regulations. If foreign currency exchange rates fluctuate or any restrictions or significant increases in costs or tariffs are imposed related to feedstock and supplies sourced to Verde’s facilities as a result of amendments to existing trade agreements or otherwise, this may increase Verde’s supply and shipping costs, resulting in potential decreased margins. Verde may expand its operations to countries with unstable governments that are subject to instability, corruption, changes in rules and regulations and other potential uncertainties that could harm Verde’s business, financial condition, results of operations and prospects. The extent to which Verde’s margins could decrease in response to any future tariffs is uncertain. Verde continues to evaluate the impact of trade agreements, as well as foreign currency exchange rate fluctuations and other recent changes in foreign trade policy on its supply chain, costs, sales and profitability.

From time to time, Verde may be involved in litigation, regulatory actions or government investigations and inquiries, which could have an adverse impact on Verde’s profitability and financial position.

Verde may be involved in a variety of litigation, other claims, suits, regulatory actions or government investigations and inquiries and commercial or contractual disputes that, from time to time, are significant. In addition, from time to time, Verde may also be involved in legal proceedings and investigations arising in the normal course of business including, without limitation, commercial or contractual disputes, including warranty claims and other disputes with prospective customers, former employees and suppliers, intellectual property matters, personal injury claims, environmental issues, tax matters, and employment matters. It is difficult to predict the outcome or ultimate financial exposure, if any, represented by these matters, and there can be no assurances that any such exposure will not be material. Such claims may also negatively affect Verde’s reputation and divert management’s attention from its operations.

Verde’s business and the prices of Verde PubCo Common Stock could suffer from negative publicity and other adverse consequences associated with recent civil and criminal charges brought against Terren Peizer, Verde’s former Executive Chairman and founder and Chairman of Acuitas Group Holdings, LLC, and its successor, Humanitario, Verde’s largest stockholder, by the Securities and Exchange Commission and the United States Department of Justice.

On March 1, 2023, the U.S. Department of Justice announced charges (United States v. Terren S. Peizer, Court Docket: 2:23-CR-89) and the U.S. Securities and Exchange Commission filed a civil complaint (Securities and Exchange Commission v. Terren S. Peizer and Acuitas Group Holdings, LLC, Case No. 2:23-cv-01511) against Terren S. Peizer, Verde’s former Executive Chairman and founder and Chairman of Acuitas. The allegations relate to insider trading in the stock of an unrelated company, OnTrak, Inc. Acuitas also was named as a defendant in the SEC complaint. Mr. Peizer denies the allegations and is contesting both actions.

Unfavorable or negative publicity faced by Verde and, following the closing of the Business Combination, Verde PubCo, or those affiliated with the company, including Mr. Peizer and Acuitas, may affect public perception of the entire company. Adverse publicity and its effect on overall public perceptions of the company’s brand, or the company’s failure to respond effectively to adverse publicity, could have a material adverse effect on the company’s business. For example, any such unfavorable or negative publicity may affect, following the closing of the Business Combination, the public perception of Verde PubCo and the price of Verde PubCo Common Stock, which may make it more difficult for the company to attract and retain employees, business partners and customers, reduce confidence in the company’s products and services, harm investor confidence and the market price of Verde PubCo Common Stock, and invite legislative and regulatory scrutiny. As a result, existing and prospective customers and business partners may fail to award the company additional business or may seek to cancel existing contracts or otherwise refrain from doing business with the company and direct future business to the company’s competitors, and may in the future take similar actions, and investors may be deterred from investing in or continuing to hold Verde PubCo Common Stock. In addition, while Humanitario and Mr. Peizer have agreed to transfer all of their securities holdings in Verde to a voting trust prior to the completion of the Business Combination, as a result of which voting control over such holdings will be exercised by an independent third-party trustee, any perception that this voting trust arrangement is not effective in shielding the business of Verde PubCo from control or significant influence by Mr. Peizer may similarly have an adverse effect on Verde PubCo’s business and the price of Verde PubCo Common Stock.

If Verde experiences a significant disruption in its information technology systems, including security breaches, or if it fails to implement new systems and software successfully, its business operations and financial condition could be adversely affected.

Verde depends on information technology systems throughout Verde to, among other functions, control its manufacturing processes, process orders and bill, collect and make payments, interact with prospective customers and suppliers, manage inventory and otherwise conduct business. Verde also depends on these systems to respond to prospective customer inquiries, contribute to its overall internal control processes, maintain records of its property, plant and equipment and record and pay amounts due to vendors and other creditors. The failure of Verde’s information technology systems to perform as it anticipates could disrupt Verde’s business and could result in transaction errors, processing inefficiencies and the loss of sales and customers. As Verde upgrades systems, it may also experience interruptions in service, loss of data or reduced functionality and other unforeseen material issues that could adversely impact its ability to provide quotes, take customer orders and otherwise run its business in a timely manner. As a result, Verde’s results of operations could be adversely affected.

In addition, cyber-attacks or security breaches could compromise confidential, business critical information, cause a disruption in Verde’s operations or harm its reputation. Verde’s information technology systems are subject to potential disruptions, including significant network or power outages, cyberattacks, computer viruses, other malicious codes and/or unauthorized access attempts, any of which, if successful, could result in data leaks or otherwise compromise Verde’s confidential or proprietary information and disrupt its operations. Despite Verde’s efforts to protect sensitive information and comply with and implement data security measures, there can be no assurance that any controls and procedures that it has in place will be sufficient to protect Verde. Further, as cyber threats are continually evolving, Verde’s controls and procedures may become inadequate, and Verde may be required to devote additional resources to modify or enhance its systems in the future. Verde may also be required to expend resources to remediate cyber-related incidents or to enhance and strengthen its cyber security. Any such disruptions to Verde’s information technology systems, breaches or compromises of data, and/or misappropriation of information could result in violation of privacy and other laws, litigation, fines, negative publicity, lost sales or business delays, any of which could have a material adverse effect on its business, financial condition or results of operations.

Verde is subject to anti-corruption, anti-bribery, and anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject Verde to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect Verde’s business, results of operations, financial condition and reputation.

Verde is subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which Verde conducts or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (the “FCPA”), the U.K. Bribery Act of 2010, and other anti-corruption laws and regulations. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit Verde and its officers, directors, employees, business partners, agents, representatives and third-party intermediaries from corruptly offering, promising, authorizing or providing, directly or indirectly anything of value to recipients in the public or private sector.

Verde may leverage third parties to sell its products and conduct its business abroad. Verde, its officers, directors, employees, business partners agents, representatives and third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if Verde does not explicitly authorize such activities. Verde cannot assure you that all of its officers, directors, employees, business partners, agents, representatives and third-party intermediaries will not take actions in violation of applicable law, for which Verde may be ultimately held responsible. If Verde conducts international sales and business, Verde’s risks under these laws may increase.

These laws also require companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls and compliance procedures designed to prevent any such actions. While Verde has certain policies and procedures to address compliance with such laws, it cannot assure you that none of its officers, directors, employees, business partners, agents, representatives and third-party intermediaries will take actions in violation of its policies and applicable law, for which Verde may be ultimately held responsible.

A violation of these laws or regulations could adversely affect Verde’s business, results of operations, financial condition and reputation. Verde’s policies and procedures designed to ensure compliance with these regulations may not be sufficient and Verde’s directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which Verde may be held responsible.

Any allegations or violation of anti-corruption, anti-bribery, anti-money laundering or financial and economic sanction laws could subject Verde to whistleblower complaints, adverse media coverage, investigations, settlements, prosecutions, enforcement actions, fines, damages, loss of export privileges, and severe administrative, civil and criminal sanctions, suspension or debarment from government contracts, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect Verde’s business, results of operations, prospects, financial condition and reputation. Responding to any investigation or action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Risks Related to Verde’s Intellectual Property

Verde may not be able to protect adequately its intellectual property assets, which could adversely affect its competitive position and reduce the value of its products, and litigation to protect its intellectual property assets may be costly.

Verde’s commercial success may depend in part on its ability to protect its intellectual property for technologies and products it develops, to preserve trade secrets and to operate without infringing the proprietary rights of others. There can be no assurance that any intellectual property that Verde owns, obtains or files or is able to obtain or license from third parties will afford any competitive advantages or will not be challenged or circumvented by third parties. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by Verde.

Third parties may claim that Verde infringes on their proprietary rights and may prevent Verde from commercializing and selling its products.

There has been substantial litigation in the manufacturing industry with respect to the manufacture, use, and sale of new products. These lawsuits often involve claims relating to the validity of patents and alleged infringement of patents or proprietary rights of third parties. Verde may be required to defend against claims relating to the alleged infringement of patent or proprietary rights of third parties.

Litigation initiated by a third-party claiming patent invalidity or patent infringement could:

●	require Verde to incur substantial litigation expense, even if it is successful in the litigation;
●	require Verde to divert significant time and effort of its management;
●	result in the loss of Verde’s rights to develop, manufacture or market its products; and
●	require Verde to pay substantial monetary damages or royalties in order to license proprietary rights from third parties or to satisfy judgments or to settle actual or threatened litigation.

Although patent and intellectual property disputes within the bioplastics industry have often been settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include the long-term payment of royalties. Furthermore, the required licenses may not be made available to Verde on acceptable terms. Accordingly, an adverse determination in a judicial or administrative proceeding or a failure to obtain necessary licenses could prevent Verde from manufacturing and selling its products or increase its costs to market its products.

Verde relies in part on trade secrets and know-how to protect its technology, and its failure to obtain or maintain trade secret protection could limit its ability to compete.

Verde relies on trade secrets and know-how to protect some of its technology and proprietary information, especially where Verde believes patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. Litigating a claim that a third party had illegally obtained and was using Verde’s trade secrets would be expensive and time consuming, and the outcome would be unpredictable. Moreover, if Verde’s competitors independently develop similar knowledge, methods and know-how, it will be difficult for it to enforce its rights and its business could be harmed.

Risks Related to Verde’s Business

Verde’s management has limited experience operating as a public company.

Verde’s executive officers have limited experience in the management of a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Verde’s management team may not successfully or efficiently manage its transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Verde’s management team and could divert their attention away from the day-to-day management of its business and its research and development efforts, which could materially adversely affect Verde’s business, financial condition and operating results. Further, Verde may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. As a result, Verde may be required to pay higher outside legal, accounting, insurance or consulting costs than its competitors, which would put it at a disadvantage relative to competitors.

Verde depends on its team, and Verde’s business would suffer if it fails to retain its key personnel and attract additional highly skilled employees.

Verde depends greatly on its executive officers and other key employees. This may present particular challenges as Verde operates in a highly specialized industry sector, which may make replacement of its executive officers and other key employees difficult. A loss of Verde’s executive officers or other key employees, or their failure to satisfactorily perform their responsibilities, could have an adverse effect on Verde’s business, financial condition, results of operations and prospects.

Verde’s future success will depend, in part, upon its ability to identify, hire, develop, motivate and retain additional skilled personnel, which will require substantial additional funds. Trained and experienced personnel are in high demand and may be in short supply. Many of the companies that Verde competes with for experienced employees have greater resources than it and may be able to offer more attractive terms of employment. In addition, Verde invests significant time and expense in training employees, which increases their value to competitors that may seek to recruit them. There can be no assurance that Verde will be able to find, attract and retain additional qualified employees, directors, and advisors having the skills necessary to operate, develop and grow its business. Verde’s inability to hire qualified personnel, the loss of services of any of its executive officers, or the loss of services of other key employees, or advisors that may be hired in the future, may have a material and adverse effect on Verde’s business.

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “TLGY,” “we,” “us” or “our” refers to TLGY prior to the Business Combination and to Verde PubCo and its subsidiaries following the Business Combination.

Risks Related to the Business Combination and TLGY

TLGY’s Initial Shareholders have entered into the Acquiror Support Agreement with TLGY and Verde to vote in favor of the Business Combination, regardless of how TLGY’s public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, TLGY’s Initial Shareholders, pursuant to the Acquiror Support Agreement, have agreed, among other things, to vote all of their founder shares and other public shares in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Merger). As of the date of this proxy statement/prospectus, the Initial Shareholders own 45.79% of TLGY’s issued and outstanding ordinary shares. If only a minimum quorum of shares of TLGY ordinary shares, constituted by the holders of one-third of outstanding shares, is present at the extraordinary general meeting, TLGY would not need any of the public shares to be voted in favor of the Business Combination Proposal in order for it to be approved (provided that consummation of the Merger is conditioned upon, among other things, approval of the Condition Precedent Proposals and the requirement that TLGY have net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Merger). Accordingly, the agreement by TLGY’s Initial Shareholders to vote in favor of each of the proposals at the extraordinary general meeting will increase the likelihood that TLGY will receive the requisite shareholder approval for the Business Combination and the transactions contemplated thereby.

Neither the TLGY Board nor any committee thereof obtained a third-party valuation or fairness opinion in determining whether or not to pursue the Business Combination.

Neither the TLGY Board nor any committee thereof obtained an opinion from an independent investment banking or accounting firm that the price that TLGY is paying for Verde is fair to TLGY from a financial point of view. Nor did the TLGY Board or any committee thereof obtain a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the TLGY Board and management conducted due diligence on Verde and researched the industry in which Verde operates. The TLGY Board reviewed, among other things, financial due diligence materials prepared by professional advisors, the SPAC merger markets, and financial and market data information on selected comparable companies; marketing reports prepared by analysts in the industry in which Verde operates; initial investor feedback on Verde and the proposed transactions; current information and forecast projections provided by Verde’s management; and the financial terms set forth in the Merger Agreement, and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the TLGY Board and management in valuing Verde, and the TLGY Board and management may not have properly valued Verde’s business. The lack of a third-party valuation or fairness opinion may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

TLGY conducted an initial comparable companies’ analysis on July 21, 2022 and the data points were frequently updated on an “as needed” basis to facilitate the negotiation with Verde up until the execution of the Merger Agreement. The list of initial comparable companies included the following peer companies: Novozymes A/S, Croda International Plc, Corbion N.V., PureCycle Technologies, Inc., Danimer Scientific, Inc., and Origin Materials, Inc. The criteria used to select the initial comparable companies included operations in the field of alternative plastic solutions, such as PLA, PHA and other biobased plastic technologies, plastic-related fermentation technologies, and proximity to early stage companies and market capitalization. The list of comparable peer companies was subsequently refined to the following peer companies: PureCycle Technologies, Inc., Danimer Scientific, Inc. and Origin Materials, Inc. These peer companies remained as benchmark comparable companies based on their proximity to early/growth stage companies, market capitalization and biobased plastic technologies. The valuation matrix adopted included LTM, FY24 and FY25 EV/Revenue and EV/EBITDA multiples.

Since TLGY’s Sponsor, the other Initial Shareholders, directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of its shareholders, a conflict of interest may have existed in determining whether the Business Combination with Verde is appropriate as TLGY’s initial business combination. Such interests include that TLGY’s Sponsor, the other Initial Shareholders, directors and executive officers, will lose their entire investment in TLGY if the initial business combination is not completed.

When you consider the recommendation of the TLGY Board in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that TLGY’s Sponsor and the other Initial

Holders, including TLGY’s directors and executive officers, have interests in such proposals that are different from, or in addition to (which may conflict with), those shareholders of TLGY generally.

These interests include, among other things, the interests listed below:

●	the fact that our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;
●	the fact that the Sponsor paid an aggregate of $25,000 for 5,750,000 Class B ordinary shares, 5,344,700 of which are currently owned by the Sponsor. The 5,750,000 shares of Verde PubCo Common Stock that the Initial Shareholders will hold following the Business Combination, if unrestricted and freely tradable, and in the case of the shares held by the Sponsor, following expiration of the lock-up, would have had an aggregate market value of $63,020,000 based upon the closing price of $10.96 per public share on the Nasdaq on October 17, 2023, the most recent closing price. This represents a 2,520% gain on the Sponsor’s investment. If we do not consummate an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents), then the founder shares will be worthless;
●	the fact that, given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the Class A ordinary shares sold as part of the units in the initial public offering, the Sponsor may earn a positive rate of return on their investment even if the Verde PubCo Common Stock trades below $10.20 per share and the public shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of public shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while public shareholders will realize a gain only if the post-closing trading price exceeds $10.20 per share;
●	the fact that, at the time of the initial public offering, the Initial Shareholders and certain of TLGY’s current officers and directors agreed to waive their rights to liquidating distributions from the Trust Account with respect to any ordinary shares (other than public shares) held by them if TLGY fails to complete an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents). The Initial Shareholders and TLGY’s officers and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the founder shares and private placement units are dependent on the consummation of a business combination. This may incentivize such persons to complete a business combination on terms or conditions that are not in the best interest of the public shareholders;
●	the fact that Sponsor paid an aggregate of $11,259,500, or $1.00 per warrant, for 11,259,500 private placement warrants, with each whole private placement warrant entitling the holders thereof to purchase one share of Class A ordinary shares for $11.50 per share, in the private placement consummated simultaneously with the initial public offering. In exchange for the forfeiture of such private placement warrants pursuant to the Sponsor Share Restriction Agreement, the Sponsor will be entitled to receive, in the aggregate, up to 5,750,000 shares of Verde PubCo Common Stock subject to certain earnout provisions of the Merger Agreement;
●	the fact that the Amended and Restated Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of TLGY;
●	the fact that, pursuant to the Merger Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in the Proposed Charter providing for continued indemnification of TLGY’s directors and officers and (ii) continue TLGY’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);
●	the fact that the Sponsor and TLGY’s officers and directors may lose their entire investment in TLGY and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents) to the extent that such expenses exceed the amount of available funds not deposited in the Trust Account (provided, however, that as of the date hereof, TLGY’s officers and directors have not incurred (nor are any of the foregoing expecting to incur) out-of-pocket expenses exceeding funds available to TLGY for reimbursement thereof);

●	the fact that if TLGY does not complete an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governance Documents), the proceeds from the sale of the private placement warrants will be included in the liquidating distribution to TLGY’s public shareholders and the private placement warrants will expire worthless;
●	the fact that if the Trust Account is liquidated, including in the event TLGY is unable to complete an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents), the Sponsor has agreed that it will be liable to TLGY, if and to the extent any claims by a third party for services rendered or products sold to TLGY, or a prospective target business with which TLGY has discussed entering into a transaction agreement, reduce the amounts in the Trust Account below the lesser of (i) $10.20 per public share, or (ii) the actual amount per public share amount held in the Trust Account as of the date of liquidation of the Trust Account, if less than $10.20 per share, due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, provided that this liability will not apply to claims by a third party who has executed a waiver of any and all rights to seek access to the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under TLGY’s indemnity of the underwriter of the initial public offering against certain liabilities under the Securities Act;
●	the fact that TLGY may be entitled to distribute or pay over funds held by TLGY outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing;
●	the fact that it is currently contemplated that Jin-Goon Kim, a current director of TLGY, will serve as a director of Verde PubCo following the Closing. As such, in the future such person may receive any cash fees or equity awards that the Verde PubCo Board determines to pay its directors;
●	the fact that, as a condition to the initial public offering, the Sponsor’s founder shares became subject to a lock-up whereby, subject to certain limited exceptions, the Initial Holders’ founder shares are not transferable or salable until the earlier of (A) one year after completion of our initial business combination, or (B) subsequent to our initial business combination, (x) if the closing price of Class A ordinary shares equal or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day period commencing at least 150 days after the our initial business combination or (y) the date following the completion of our initial business combination on which we would complete a liquidation, merger, share exchange, reorganization or other similar transactions that results in all of our shareholders having the right to exchange their shares of Class A ordinary shares for cash, securities or other property. In this regard, while Sponsor’s founder shares are not the same as Class A ordinary shares, and are subject to certain restrictions that are not applicable to Class A ordinary shares, and may become worthless if TLGY does not complete an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents), the aggregate value of the 5,344,700 shares of Class B ordinary shares owned by the Sponsor is estimated to be approximately $63,020,000, assuming the per share value of the founder shares is the same as the $10.96 closing price of the Class A ordinary shares on Nasdaq on October 17, 2023;
●	the fact that, as a condition to the initial public offering, the Initial Shareholders have agreed that the private placement warrants, and all of their underlying securities, will not be sold or transferred until 30 days after completion of our initial business combination; and
●	the fact that the Sponsor and TLGY’s officers and directors may benefit from the completion of a business combination and may be less incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate.

Based on the closing price per share of the public shares and warrants on October 17, 2023 as reported on Nasdaq of $10.96 and $0.044, respectively, in the aggregate, the Sponsor and its affiliates have approximately $63,020,000 at risk that depends upon the completion of a business combination. Such amount consists of: 5,344,700 Class B ordinary shares and 11,259,500 private placement warrants held by the Sponsor prior to Closing.

See the section entitled “Business Combination Proposal — Interests of TLGY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

In addition, TLGY has not adopted a policy that expressly prohibits its directors, officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by TLGY or in any transaction to which TLGY is a party or has an interest. TLGY does not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by TLGY. Accordingly, such persons or entities may have a conflict between their interests and TLGY’s.

The personal and financial interests of TLGY’s Initial Shareholders as well as TLGY’s directors and executive officers may have influenced their motivation in identifying and selecting Verde as a business combination target, completing an initial business combination with Verde and influencing the operation of the business following the consummation of the Business Combination. In considering the recommendations of the TLGY Board to vote for the proposals, its shareholders should consider these interests.

If the conditions to closing contained in the Merger Agreement are not met or waived, the Business Combination may not occur.

Even if the Merger Agreement is approved by the shareholders of TLGY, certain customary closing conditions, including, but not limited to, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) approval of the Business Combination by the shareholders of Verde; (iii) the completion of the offer to redeem the Class A ordinary shares of TLGY, (iv) the effectiveness of this proxy statement/prospectus in accordance with the provisions of the Securities Act, (v) the Verde PubCo Common Stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq, (vi) TLGY having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining immediately after the Closing, (vii) no material adverse effect having occurred and be continuing, (viii) the completion of the Verde Conversion; (ix) Verde’s Net Debt immediately before the Closing shall be no more than $5,000,000; and (x) the Voting Trust Transfer shall have been completed. For a list of the material closing conditions contained in the Merger Agreement, see the section entitled “Business Combination Proposal — Conditions to Closing of the Business Combination.” TLGY and Verde may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived by the applicable parties, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause TLGY and Verde to each lose some or all of the intended benefits of the Business Combination.

Additionally, even if the Merger Agreement is approved by the shareholders of TLGY, the Merger Agreement may be terminated under certain circumstances prior to the Closing, including, but not limited to, (i) by the Sponsor, pursuant to and subject to the terms in connection with the First Extension Period Termination, (ii) by the Sponsor or Verde, pursuant to and subject to the terms in connection with the Second Extension Period Termination or the Final Extension Period Termination and (iii) by Verde, if the Minimum Cash Condition is not satisfied immediately before the time when Closing would otherwise occur. For further details, see “The Business Combination Proposal — Termination of the Merger Agreement.” Further, satisfying the conditions to, and the completion of, the Business Combination may take longer and could cost more than TLGY expects. Any delay or additional costs incurred in connection with completing the Business Combination could materially affect the benefits that TLGY expects to achieve from the Business Combination.

TLGY may change or waive one or more of the terms of, or conditions to, the Business Combination, and the exercise of TLGY’s directors’ and executive officers’ discretion in agreeing to such changes may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in TLGY’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require TLGY to agree to amend the Merger Agreement, to consent to certain actions taken by Verde or to waive one or more of the conditions to the Business Combination and/or rights that TLGY is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Verde’s business, a request by Verde to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Verde’s business and would entitle TLGY to terminate the Merger Agreement. In any of such circumstances, it would be at TLGY’s discretion, acting through the TLGY Board, to grant its consent or waive those conditions or rights. The existence of financial and personal interests of one or more of the directors or executive officers described in the preceding risk factors may result in a conflict of interest on the part of such director(s) or executive officer(s) between what he, she or they may believe is best for TLGY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, TLGY does not believe there will be any changes or waivers that TLGY’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, TLGY will circulate a new or amended proxy statement/prospectus and resolicit TLGY’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

TLGY will not have any right to make damage claims against Verde for the breach of any representation, warranty or covenant made by Verde in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Business Combination, except for certain fraud claims and those covenants contained therein that by their terms apply or are to be performed in whole or in part after the Closing. Accordingly, there are no remedies available to TLGY with respect to any breach of the representations, warranties, covenants or agreements of Verde after the Closing, and, as a result, TLGY will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Verde at the time of the Business Combination (except, in limited instances, for certain fraud claims and those covenants contained therein that by their terms apply or are to be performed in whole or in part after the Closing).

The consummation of the Business Combination is subject to compliance with the HSR Act.

The Merger is subject to the requirements of the HSR Act, which provide that certain transactions may not be completed until notification and report forms are furnished to the FTC and the Antitrust Division and the HSR Act waiting period is terminated or expired. While, under the Merger Agreement, it is not a condition to any party’s obligation to effect the Merger that the waiting period applicable to the Merger under the HSR Act has been terminated or expired, each of TLGY and Verde expects to file a Pre-Merger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division. The waiting period will expire at 11:59 pm (Eastern time) thirty (30) calendar days thereafter.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either TLGY or Verde can refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Merger Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to complete the Business Combination, even if such change could be said to have a material adverse effect on TLGY or Verde, including the following events (except, in some cases, where the change has a disproportionate effect on a party):

●	changes generally affecting the economy, financial or securities markets;
●	the outbreak or escalation of war or any act of terrorism, civil unrest or natural disasters;
●	changes (including changes in law) or general conditions in the industry in which the party operates;
●	changes in GAAP (or the authoritative interpretation of GAAP); or
●	changes attributable to the public announcement or pendency of the transactions contemplated by the Merger Agreement (including the impact thereof on relationships with customers, suppliers, employees and any federal, state, or local government entities).

Furthermore, TLGY or Verde may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Business Combination, TLGY’s share price may suffer.

Verde PubCo may issue additional shares of Verde PubCo Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

Verde PubCo may issue additional shares of Verde PubCo Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness, the Verde Earnout Shares, the Sponsor Earnout Shares, the Cost Discount Shares, and issuances under the 2023 Incentive Plan. The issuance of additional shares of Verde PubCo Common Stock or other equity securities of equal or senior rank could have the following effects:

●	your proportionate ownership interest in Verde PubCo will decrease;
●	the relative voting strength of each previously outstanding share of Verde PubCo Common Stock may be diminished; or

●	the market price of your shares of Verde PubCo Common Stock may decline.

Verde’s financial forecasts, which were presented to the TLGY Board and are included in this proxy statement/prospectus, may not prove accurate.

In connection with the Business Combination, TLGY management presented certain forecasted financial information for Verde to the TLGY Board, which forecasts were internally prepared and provided by Verde, and adjusted by TLGY management to take into consideration the consummation of the Business Combination (assuming that no public shares are elected to be redeemed by TLGY’s public shareholders), as well as certain adjustments that were appropriate in their judgment and experience. The forecasts were based on numerous variables and assumptions known to Verde and TLGY at the time of preparation. Such variables and assumptions are inherently uncertain and many are beyond the control of Verde or TLGY. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of Verde (including its ability to achieve a timely buildout of operations, strategic goals, objectives and targets over applicable periods), access to sufficient capital to fund growth initiatives, demand for PolyEarthylene and other planned product offerings, impacts of weather and climate-related events, maintenance of existing regulatory permits, industry performance, the competitive environment, changes in technology, and general business and economic conditions. Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

The Sponsor is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event an initial business combination is not consummated. The Sponsor has also agreed to pay for any liquidation expenses if an initial business combination is not consummated. Such liability may have influenced the Sponsor’s decision to pursue the Business Combination.

If the Business Combination or another business combination is not consummated by TLGY by the Extended SPAC Termination Date, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by TLGY for services rendered or contracted for or products sold to TLGY. If TLGY consummates an initial business combination, including the Business Combination, on the other hand, TLGY will be liable for all such claims. Neither TLGY nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to TLGY.

These obligations of the Sponsor may have influenced the Sponsor’s decision to pursue the Business Combination. Certain of TLGY’s Initial Shareholders have an indirect economic interest in the founder shares and the private placement units purchased by the Sponsor as a result of his or her membership interest in the Sponsor. In considering the recommendations of the TLGY Board to vote for the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, TLGY’s shareholders should consider these interests.

TLGY and Verde have incurred and expect to incur significant transaction costs in connection with the Business Combination.

TLGY and Verde have both incurred and expect to incur significant, nonrecurring costs in connection with the Business Combination. TLGY and Verde will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed.

Past performance by TLGY and by its management team may not be indicative of future performance of an investment in TLGY or Verde PubCo.

Past performance by TLGY and by its management team is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of TLGY or its management team’s performance as indicative of the future performance of an investment in TLGY or Verde PubCo or the returns TLGY or Verde PubCo will, or is likely to, generate going forward.

The loss of any member or change in structure of Verde’s senior management team could adversely affect its business.

Verde PubCo’s success depends in large part upon the skills, experience and performance of members of its executive management team and others in key leadership positions as it depends on key management to run its business. The efforts of these persons will be critical to Verde PubCo as it continues to develop and scale its business. Following the Closing, it is expected that the current executive management team of Verde will continue as the executive management team of Verde PubCo. If Verde PubCo were to lose one or more key executives, Verde PubCo may experience difficulties in competing effectively and implementing its business strategy. Verde does not, and Verde PubCo does not intend to, carry key person insurance for any of its executives or employees. The loss of one or more executive officers or other key personnel or Verde PubCo’s inability to locate suitable or qualified replacements could be significantly detrimental to product development efforts and could have a material adverse effect on Verde PubCo’s business, financial condition and results of operations.

TLGY’s Existing Governing Documents waive the doctrine of corporate opportunity.

TLGY’s Existing Governing Documents provide that TLGY renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of TLGY and such opportunity is one TLGY is legally and contractually permitted to undertake and would otherwise be reasonable for TLGY to pursue, and to the extent the director or officer is permitted to refer that opportunity to TLGY without violating another legal obligation. TLGY believes there were no such corporate opportunities that were not presented as a result of these provisions in its Existing Governing Documents, but TLGY cannot assure you that this provision did not impact its search for a business combination target.

Activities taken by existing shareholders of TLGY to increase the likelihood of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus could have a depressive effect on TLGY’s securities.

In connection with the shareholder vote to approve the proposed Business Combination, at any time prior to the Business Combination, the Sponsor and the other Initial Holders, as well as TLGY’s directors, officers, advisors or any of their respective affiliates may privately negotiate transactions to purchase shares from shareholders who have expressed their election to redeem their shares for a pro rata portion of the Trust Account or vote against the Business Combination in conjunction with a proxy solicitation pursuant to the proxy rules. None of the Sponsor or the other Initial Shareholders, or TLGY’s directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. The purpose of such share purchases would be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the proposals to be presented at the extraordinary general meeting and (ii) increase the likelihood of satisfaction of the requirement that TLGY’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) are at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement. Effecting such purchases may have a depressive effect on TLGY’s securities. For example, as a result of these purchases, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares they own, either prior to or immediately after the extraordinary general meeting.

Because Verde is not conducting an underwritten public offering of its securities, no underwriter has conducted due diligence of Verde’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the issuer and vet the issuer’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements, and background checks on key personnel, among other investigations.

Because Verde intends to become publicly traded through a business combination with TLGY rather than through an underwritten public offering of its common stock, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on Verde or TLGY in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter. Investors in TLGY and Verde PubCo must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of Verde’s business or material misstatements or omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the Closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of Verde PubCo’s securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of Verde PubCo’s securities or helping to stabilize, maintain or affect the public price of Verde PubCo’s securities following the Closing. Moreover, Verde PubCo will not engage in, and has not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the Verde PubCo securities that will be outstanding immediately following the Closing. In addition, since Verde PubCo will become public through a merger, securities analysts of major brokerage firms may not provide coverage of Verde since there is no incentive to brokerage firms to recommend the purchase of its shares of common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on Verde PubCo’s behalf. All of these differences from an underwritten public offering of Verde PubCo’s securities could result in a more volatile price for Verde PubCo’s securities.

In addition, the Sponsor, certain members of the TLGY Board and its officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of Verde PubCo’s securities following completion of the Business Combination, and that would not be present in an underwritten public offering of Verde PubCo’s securities. Such interests may have influenced the TLGY Board in making its recommendation that shareholders of TLGY vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See also “—  Since TLGY’s Initial Shareholders, directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of its shareholders, a conflict of interest may have existed in determining whether the Business Combination with Verde is appropriate as TLGY’s initial business combination. Such interests include that TLGY’s Initial Shareholders, directors and executive officers, will lose their entire investment in TLGY if the initial business combination is not completed.”

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Verde PubCo became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

The SEC has recently issued proposed rules relating to certain activities of SPACs. Certain of the procedures that TLGY, a potential business combination target, or others may determine to undertake in connection with such proposals may increase TLGY’s costs and the time needed to complete its initial business combination and may constrain the circumstances under which TLGY could complete an initial business combination. The need for compliance with the SPAC Rule Proposals may cause us to liquidate the funds in the Trust Account or liquidate the Company at an earlier time than we might otherwise choose.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating, among other items, to disclosures in business combination transactions between SPACs such as TLGY and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act, including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. The SPAC Rule Proposals have not yet been adopted, and may be adopted in the proposed form or in a different form that could impose additional regulatory requirements on SPACs. Certain of the procedures that TLGY, a potential business combination target, or others may determine to undertake in connection with the SPAC Rule Proposals, or pursuant to the SEC’s views expressed in the SPAC Rule Proposals, may increase the costs and time of negotiating and completing an initial business combination, and may constrain the circumstances under which TLGY could complete an initial business combination. The need for compliance with the SPAC Rule Proposals may cause TLGY to liquidate the funds in the Trust Account or liquidate the company at an earlier time than TLGY might otherwise choose. Were we to liquidate, our warrants would expire worthless, and our securityholders would lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of our securities.

If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted. As a result, in such circumstances, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate the company.

As described further above, the SPAC Rule Proposals relate, among other matters, to the circumstances in which SPACs, including companies like TLGY, could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria, including a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for a business combination no later than 18 months after the effective date of its registration statement on Form S-1 that TLGY filed in connection with its initial public offering (the “IPO Registration Statement). The company would then be required to complete its initial business combination no later than 24 months after the effective date of the registration statement for its initial public offering.

Because the SPAC Rule Proposals have not yet been adopted, there is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like ours that does not complete its business combination within 24 months after the effective date of the registration statement for its initial public offering.

If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted, including:

●	restrictions on the nature of our investments; and
●	restrictions on the issuance of securities.

In addition, we would be subject to burdensome compliance requirements, including:

●	registration as an investment company with the SEC;
●	adoption of a specific form of corporate structure; and
●	reporting, record keeping, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate the Company. Were we to liquidate, our warrants would expire worthless, and our securityholders would lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of our securities.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect TLGY’s business, including its ability to negotiate and complete its initial business combination, and results of operations.

TLGY is subject to laws and regulations enacted by national, regional and local governments. In particular, TLGY will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on TLGY’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on TLGY’s business, including its ability to negotiate and complete its initial business combination, and results of operations.

On March 30, 2022, the SEC issued the SPAC Rule Proposals, which, if implemented, may materially adversely affect our business, financial condition and results of operations. See “— The SEC has recently issued proposed rules relating to certain activities of SPACs. Certain of the procedures that TLGY, a potential business combination target, or others may determine to undertake in connection with such proposals may increase TLGY’s costs and the time needed to complete its initial business combination and may constrain the circumstances under which TLGY could complete an initial business combination. The need for compliance with the SPAC Rule Proposals may cause us to liquidate the funds in the Trust Account or liquidate the Company at an earlier time than we might otherwise choose” and “— If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted. As a result, in such circumstances, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate the Company.”

To mitigate the risk that TLGY might be deemed to be an investment company for purposes of the Investment Company Act, TLGY may, at any time, instruct the trustee to liquidate the securities held in the Trust Account and instead instruct the trustee to hold the funds in the Trust Account in cash until the earlier of the consummation of TLGY’s initial business combination or its liquidation. As a result, following the liquidation of securities in the Trust Account, TLGY would likely receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of the company.

The funds in the Trust Account have, since TLGY’s initial public offering, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of TLGY being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, TLGY may, at any time, and it expects that it will, on or prior to the 24-month anniversary of the effective date of the IPO Registration Statement, instruct Continental, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash until the earlier of the consummation of TLGY’s initial business combination or liquidation of the company. Following such liquidation, TLGY would likely receive minimal interest, if any, on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to TLGY to pay its taxes, if any, and certain other expenses as permitted. As a result, any decision to liquidate the securities held in the Trust Account and thereafter to hold all funds in the Trust Account in cash would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of the company.

In addition, even prior to the 24-month anniversary of the effective date of the IPO Registration Statement, TLGY may be deemed to be an investment company. The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, even prior to the 24-month anniversary, the greater the risk that TLGY may be considered an unregistered investment company, in which case TLGY may be required to liquidate. Accordingly, TLGY may determine, in its discretion, to liquidate the securities held in the Trust Account at any time, even prior to the

24-month anniversary, and instead hold all funds in the Trust Account in cash, which would further reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of the company. Were we to liquidate, our warrants would expire worthless, and our securityholders would lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of our securities.

There is no assurance that TLGY’s due diligence will reveal all material risks that may be present with regard to Verde. Subsequent to the consummation of the Business Combination, Verde PubCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the share price of its securities, which could cause you to lose some or all of your investment.

TLGY cannot assure you that the due diligence conducted in relation to Verde has identified all material issues or risks associated with Verde, its business or the industry in which it competes, or that it would be possible to uncover all material issues through a customary amount of due diligence or that risks outside of TLGY’s control will not later arise. As a result of these factors, TLGY may incur additional costs and expenses and Verde PubCo may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in its reporting losses. Even if TLGY’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on Verde PubCo’s financial condition and results of operations and could contribute to negative market perceptions about its securities of Verde PubCo. Accordingly, any shareholders of TLGY who choose to remain Verde PubCo stockholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by TLGY’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

TLGY may be targeted by securities actions and derivative suits that could result in substantial costs and may delay or prevent the consummation of the Business Combination.

Securities actions and derivative suits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against them could result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on TLGY’s liquidity and financial condition, or could result in equitable relief, such as an injunction prohibiting completion of the Business Combination. Any such judgment may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect TLGY’s and Verde’s respective business, financial condition, and results of operation.

TLGY’s independent registered public accounting firm’s report for TLGY contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

TLGY has incurred and expects to continue to incur costs in pursuit of its financing and acquisition plans. TLGY cannot assure you that its plans to raise capital or to complete an initial business combination will be successful. These factors, among others, raise substantial doubt about TLGY’s ability to continue as a going concern if TLGY fails to complete its initial business combination within the next 12 months. The financial statements of TLGY contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to continue as a going concern.

Verde PubCo will incur increased costs as a result of being a public company

As a privately held company, Verde has not been required to comply with certain corporate governance and financial reporting practices required of a publicly traded company. As a publicly traded company, Verde PubCo will incur significant legal, accounting, and other expenses that Verde was not required to incur in the past, particularly after it is no longer an “emerging growth company.” In addition, new and changing laws, regulations, and standards relating to corporate governance and public disclosure, including changing regulations of the SEC and Nasdaq, have created uncertainty for public companies and have increased the costs and the time that the Verde PubCo board of directors and management must devote to compliance. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert Verde PubCo management’s attention from implementing its growth strategy, which could negatively affect Verde PubCo’s business, results of operations, and financial condition.

TLGY’s shareholders who do not redeem their public shares will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of Verde PubCo Common Stock in connection with the Business Combination, the percentage ownership of public shareholders who do not redeem their public shares will be diluted. The percentage of Verde PubCo Common Stock that will be owned by public shareholders as a group will vary based on the number of public shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of public shareholders under different redemption levels, based on the number of issued and outstanding shares of TLGY ordinary shares and Verde Common Stock on December 31, 2022, and based on the Verde PubCo Common Stock expected to be issued in the Business Combination, non-redeeming public shareholders, as a group, will own:

●	if there are minimum redemptions of public shares, 14.8% of Verde PubCo Common Stock expected to be outstanding immediately after the Business Combination;
●	if there are 50% redemptions of public shares, 8.0% of Verde PubCo Common Stock expected to be outstanding immediately after the Business Combination; or
●	if there are maximum redemptions of 100% of the outstanding public shares, 0.0% of Verde PubCo Common Stock expected to be outstanding immediately after the Business Combination.

Because of this, public shareholders, as a group, will have less influence on the board of directors, management and policies of Verde PubCo than they now have on the board of directors, management and policies of TLGY.

The ownership percentage with respect to Verde PubCo following the Business Combination does not take into account the following potential issuances of securities, which will result in further dilution to public shareholders who do not redeem their public shares:

●	the issuance of up to 17,250,000 shares upon exercise of the public warrants at a price of $11.50 per share;
●	the issuance of up to 1,125,950 shares upon exercise of the private placement warrants held by the Sponsor following the Business Combination at a price of $11.50 per share;
●the issuance of up to              shares under the 2023 Incentive Plan;
●	if the Sponsor, or TLGY’s officers, directors or their affiliates make any working capital loans prior to the closing of the Business Combination, they may convert up to $1,500,000 of those loans into 1,500,000 warrants at a price of $1.00 per warrant; and
●	if the Sponsor, or TLGY’s officers, directors or their affiliates make any time extension loans (namely, loans made to extend the time period for consummating the Business Combination) prior to the closing of the Business Combination, they may convert up to $3,000,000 of those loans into 3,000,000 warrants at a price of $1.00 per warrant.

If all such shares were issued immediately after the Business Combination, based on the number of issued and outstanding shares of TLGY ordinary shares and Verde Common Stock on October 17, 2023 and based on the Verde PubCo Common Stock expected to be issued in the Business Combination, non-redeeming public shareholders, assuming minimum redemptions of public shares, as a group, would own 36.16% of Verde PubCo Common Stock outstanding assuming all such shares were issued immediately after the Business Combination.

TLGY is dependent upon its executive officers and directors and their departure could adversely affect TLGY’s ability to operate and to consummate the initial business combination. Additionally, TLGY’s executive officers and directors also allocate their time to other businesses, thereby causing potential conflicts of interest that could have a negative impact on TLGY’s ability to complete the initial business combination.

TLGY’s operations and its ability to consummate the Business Combination are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. TLGY believes that its success depends on the continued service of its executive officers and directors, at least until the completion of the Business Combination. TLGY does not have an unemployment agreement with, or key-man insurance on the life of, any of its directors or executive officers. The unexpected loss of the services of one or more of TLGY’s directors or executive officers could have a detrimental effect on TLGY and the ability to consummate the Business Combination. In addition, TLGY’s executive officers and directors are not required to commit any specified amount of time to its affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including monitoring the due diligence and undertaking the other actions required in order to consummate the Business Combination. Each of TLGY’s executive officers is engaged in several other business endeavors for which they may be entitled to substantial compensation, and TLGY’s directors also serve as officers and board members for other entities. If TLGY’s executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to TLGY’s affairs, which may have a negative impact on TLGY’s ability to consummate the Business Combination.

Verde PubCo’s future success depends in part on recruiting and retaining key personnel. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of Verde PubCo.

Verde PubCo’s ability to be successful thereafter will be dependent upon the efforts of its key personnel. Although not currently expected, some of TLGY’s key personnel may potentially remain with Verde PubCo in senior management or advisory positions following the Business Combination. Following the Business Combination, TLGY expects that Verde’s current management will become the management of Verde PubCo. In addition to other challenges they may face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause Verde PubCo’s management to have to expend time and resources helping them become familiar with such requirements. Verde PubCo cannot assure you that it will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals Verde PubCo determines may be necessary following the Business Combination.

TLGY’s key personnel may negotiate employment or consulting agreements with Verde PubCo in connection with the Business Combination. These agreements may provide for them to receive compensation following the Business Combination and as a result, may cause them to have conflicts of interest in determining whether the Business Combination is advantageous.

Although not currently expected, TLGY’s key personnel may be able to remain with Verde PubCo after the completion of the Business Combination only if they are able to negotiate employment or consulting agreements in connection with the Business Combination. Such negotiations may take place prior to the consummation of the Business Combination and could provide for such individuals to receive compensation in the form of cash payments and/or securities of Verde PubCo for services they would render to Verde PubCo after the completion of the Business Combination. The personal and financial interests of such individuals may influence their motivation in connection with the consummation of the Business Combination. However, TLGY believes the ability of such individuals to remain with TLGY after the completion of the Business Combination will not be the determining factor in TLGY’s decisions regarding the consummation of the Business Combination. There is no certainty, however, that any of TLGY’s key personnel will remain with TLGY after the consummation of the Business Combination. TLGY cannot assure you that any of its key personnel will remain in senior management or advisory positions with Verde PubCo.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Verde PubCo’s actual financial position or results of operations would have been had the Business Combination been completed at or as of the dates incurred.

TLGY and Verde currently operate as separate companies and have had no prior history as a combined entity, and TLGY’s and Verde’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of Verde PubCo. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from TLGY’s and Verde’s historical financial statements and certain adjustments and assumptions have been made regarding Verde after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of Verde PubCo.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect Verde PubCo’s financial condition or results of operations following the Closing. Any potential decline in Verde PubCo’s financial condition or results of operations may cause significant variations in Verde PubCo’s stock price.

The ability of TLGY’s public shareholders to exercise redemption rights with respect to a large number of its public shares may not allow it to complete the Business Combination or optimize the capital structure of Verde PubCo and may increase the probability that the Business Combination would be unsuccessful and that you will have to wait for liquidation in order to redeem your shares.

At the time of entering into the Merger Agreement, TLGY did not know how many shareholders may exercise their redemption rights, and therefore, TLGY needed to structure the transaction based on its expectations as to the number of shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by the shareholders of TLGY of the Condition Precedent Proposals being obtained; (ii) the completion of the offer to redeem the Class A ordinary shares of TLGY; (iii) the Verde PubCo Common Stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq; (iv) that TLGY have at least $5,000,001 of net tangible assets upon Closing, (v) the completion of the Verde Conversion; (vi) Verde’s Net Debt immediately before the Closing shall be no more than $5,000,000; and (vii) the Voting Trust Transfer shall have been completed. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. Furthermore, the Merger Agreement may be terminated by Verde if the Minimum Cash Condition is not satisfied immediately before the time when Closing would otherwise occur. For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination” and “— Termination.”

If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until TLGY liquidates the Trust Account or consummates an alternative initial business combination (beyond any extension periods currently included in its Amended and Restated Memorandum and Articles of Association) or certain other corporate actions as set forth in the Amended and Restated Memorandum and Articles of Association. If you are in need of immediate liquidity, you could attempt to sell your stock in the open market; however, at such time TLGY’s shares may trade at a discount to the pro rata amount per share in the Trust Account or there may be limited market demand at such time. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with TLGY’s redemption until TLGY liquidates, consummates an alternative initial business combination (beyond any extension periods current included in its Amended and Restated Memorandum and Articles of Association) or takes certain other actions set forth in its Amended and Restated Memorandum and Articles of Association.

TLGY’s Sponsor and the other Initial Shareholders, as well as TLGY’s directors, executive officers, advisors and their respective affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of its Class A ordinary shares.

In connection with the shareholder vote to approve the proposed Business Combination, at any time at or prior to the Business Combination, TLGY’s Sponsor and the other Initial Shareholders, as well as TLGY’s directors, officers, advisors or their respective affiliates may privately negotiate transaction to purchase shares from shareholders who have expressed their election to redeem their shares for a pro rata portion of the Trust Account or vote against the Business Combination in conjunction with a proxy solicitation pursuant to the proxy rules. None of TLGY’s Sponsor or the other Initial Shareholders, or TLGY’s directors, officers, advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller and during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of its shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser. In the event that TLGY’s Sponsor or the other Initial Shareholders, or TLGY’s directors, officers, advisors or their respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. It is intended that Rule 10b-18 would govern any such purchases by our Sponsor of the other Initial Shareholders, or our officers, directors, advisors or their respective affiliates, to the extent Rule 10b-18 applies. Rule 10b-18 provides a safe harbor from liability for market manipulation for purchases made under conditions set out in the Rule, including with respect to timing, pricing and volume of purchases.

The purpose of such share purchases would be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the proposals to be presented at the extraordinary general meeting and (ii) increase the likelihood of the satisfaction of the requirement that TLGY’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) are at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement.

Entering into any such arrangements may have a depressive effect on the per share price of the public shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares such investor owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of TLGY’s public shares and the number of beneficial holders of its securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of its securities on a national securities exchange.

If our Sponsor and the other Initial Shareholders, as well as our officers, directors, advisors or their respective affiliates elect to purchase public shares from public shareholders, such purchases may affect the market price of TLGY’s securities.

Any purchases of public shares by our Sponsor and the other Initial Shareholders, as well as our officers, directors, advisors or their respective affiliates in public or privately negotiated transactions as described above may increase the market price of our securities. Further, although none of our Sponsor or the other Initial Shareholders, or officers, directors, advisors or their respective affiliates currently anticipate paying a premium to the market price for such shares, in the event they do pay a premium, such amount will not be more than $ (the redemption price available to shareholders of TLGY based on funds in the Trust Account of approximately $ million as of ) and such payment may not be in the best interest of those holders who have not sold their shares in such transaction or who have not received such premium. There is no other limit on the number of shares that our Sponsor or the other Initial Shareholders, or our officers, directors, advisors or their respective affiliates could acquire or the price such parties may pay.

If the market does not view the Business Combination positively, purchases of public shares may have the effect of counteracting the market’s view, which otherwise would have been reflected in a decline in the market price of TLGY’s securities. In addition, once such purchases end, the termination of the price support they provide may materially adversely affect the market price of TLGY’s securities.

As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by us or the persons described above have been entered into with any public shareholder. If we become aware of any private arrangements entered into or significant private purchases made by any of the persons described above that would affect the vote on the Business Combination or other proposals, we will file a Current Report on Form 8-K to disclose (i) the amount of such securities purchased; (ii) the purpose of the purchases; (iii) the impact, if any, of the purchases on the likelihood that the Business Combination will be approved; (iv) the identities of security holders who sold the securities (if not purchased on the open market) or the nature of security holders who sold to our Sponsor or the other Initial Shareholders, or our officers, directors, advisors or their respective affiliates; and (v) the number of securities for which TLGY has received redemption requests pursuant to the vote to approve the Business Combination.

If third parties bring claims against TLGY, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.20 per share (which was the offering price in its initial public offering).

TLGY’s placing of funds in the Trust Account may not protect those funds from third-party claims against TLGY. Although TLGY has and will continue to seek to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which TLGY does business execute agreements with TLGY waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against its assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, its management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to TLGY than any alternative.

Examples of possible instances where TLGY may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with TLGY and will not seek recourse against the Trust Account for any reason. Upon redemption of TLGY’s public shares, if TLGY is unable to complete its business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with its business combination, TLGY will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.20 per share initially held in the Trust Account, due to claims of such creditors. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to TLGY if and to the extent any claims by a vendor for services rendered or products sold to TLGY, or a prospective target business with which TLGY has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under its indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. TLGY has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and TLGY has not asked Sponsor to reserve for such indemnification obligations. Therefore, TLGY cannot assure you that the Sponsor would be able to satisfy those obligations. None of TLGY’s officers will indemnify TLGY for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if TLGY is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against TLGY which is not dismissed, or if TLGY otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, TLGY may not be able to return to its public shareholders $10.20 per share (which was the offering price in its initial public offering).

TLGY’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.20 per share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per public share due to reductions in the value of the trust assets, in each case less taxes payable, and TLGY’s Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, its independent directors would determine whether to take legal action against its Sponsor to enforce its indemnification obligations. While TLGY currently expects that its independent directors would take legal action on its behalf against its Sponsor to enforce its indemnification obligations to TLGY, it is possible that its independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If TLGY’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to its public shareholders may be reduced below $10.20 per share.

TLGY may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

TLGY has agreed to indemnify its founder, officers and directors to the fullest extent permitted by law. However, its founder, officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (i) TLGY has sufficient funds outside of the Trust Account or (ii) TLGY consummates an initial business combination. TLGY obligation to indemnify its founder, officers and directors may discourage shareholders from bringing a lawsuit against our founder, officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against its founder, officers and directors, even though such an action, if successful, might otherwise benefit TLGY and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent TLGY pays the costs of settlement and damage awards against its founder, officers and directors pursuant to these indemnification provisions.

In the event TLGY distributes the proceeds in the Trust Account to its public shareholders and subsequently files a bankruptcy petition or an involuntary bankruptcy petition is filed against TLGY that is not dismissed, a bankruptcy court may seek to recover such proceeds, and TLGY and the TLGY Board may be exposed to claims of punitive damages.

If, after TLGY distributes the proceeds in the Trust Account to its public shareholders, TLGY files a bankruptcy petition or an involuntary bankruptcy petition is filed against TLGY that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by its shareholders. In addition, the TLGY Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing it and TLGY to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. TLGY cannot assure you that claims will not be brought against TLGY for these reasons.

If, before distributing the proceeds in the Trust Account to TLGY’s public shareholders, TLGY files a bankruptcy petition or an involuntary bankruptcy petition is filed against TLGY that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of its shareholders and the per share amount that would otherwise be received by its shareholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to TLGY’s public shareholders, TLGY files a bankruptcy petition or an involuntary bankruptcy petition is filed against TLGY that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in TLGY’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by TLGY’s shareholders in connection with its liquidation may be reduced.

TLGY’s shareholders may be held liable for claims by third parties against TLGY to the extent of distributions received by them upon redemption of their shares.

If TLGY is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, TLGY was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by its shareholders. Furthermore, TLGY’s directors may be viewed as having breached their fiduciary duties to TLGY or its creditors and/or may have acted in bad faith, and thereby exposing themselves and its company to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Claims may be brought against TLGY for these reasons. TLGY and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of the Trust Account while TLGY was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of KYD$15,000 which equates to US$18,292.68 and to imprisonment for five years in the Cayman Islands.

TLGY is and Verde PubCo will be an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if Verde PubCo takes advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make its securities less attractive to investors and may make it more difficult to compare its performance with other public companies.

Verde PubCo is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and Verde PubCo may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Verde PubCo’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, Verde PubCo’s shareholders may not have access to certain information they may deem important. Verde PubCo could be an emerging growth company for up to five years, although circumstances could cause it to lose that status earlier, including if the market value of the Verde PubCo Common Stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case Verde PubCo would no longer be an emerging growth company as of the following December 31. Verde PubCo cannot predict whether investors will find its securities less attractive because Verde PubCo will rely on these exemptions. If some investors find Verde PubCo’s securities less attractive as a result of its reliance on these exemptions, the trading prices of its securities may be lower than they otherwise would be, there may be a less active trading market for its securities and the trading prices of its securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Verde PubCo has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Verde PubCo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of its financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, TLGY is and Verde PubCo will initially be a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Verde PubCo will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the Verde PubCo Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of the Verde PubCo Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent Verde PubCo takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for TLGY to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that TLGY is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on TLGY as compared to other public companies. Verde is not a public reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and Verde PubCo management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to Verde PubCo after the Business Combination. If TLGY is not able to implement the requirements of Section 404, including any additional requirements once TLGY is no longer an emerging growth company, in a timely manner or with adequate compliance, TLGY may not be able to assess whether its internal controls over financial reporting are effective, which may subject TLGY to adverse regulatory consequences and could harm investor confidence and the market price of Verde PubCo Common Stock. Additionally, once TLGY is no longer an emerging growth company, TLGY will be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting.

Future sales, or the perception of future sales, by Verde PubCo or its stockholders in the public market following the Business Combination could cause the market price for Verde PubCo Common Stock to decline.

Upon completion of the Business Combination, sales of a substantial number of shares of Verde PubCo Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Verde PubCo Common Stock.

It is anticipated that, upon completion of the Business Combination, (i) the Verde Holders will own, collectively, approximately 75.8%, 80.7% and 86.4% of the outstanding Verde PubCo Common Stock, (ii) TLGY’s Initial Shareholders will own approximately 11.9%, 12.7% and 13.6% of the outstanding Verde PubCo Common Stock, and (iii) TLGY public shareholders will own, collectively, approximately 12.3%, 6.5% and 0% of the outstanding Verde PubCo Common Stock, in each case, assuming that none, 50% and all of TLGY’s outstanding public shares are redeemed in connection with the Business Combination. These percentages assume that 75.8% of the outstanding shares of Verde PubCo Common Stock are issued to the Verde Holders at the Closing; and all TLGY warrants to purchase Verde PubCo Common Stock that will be outstanding immediately following the Closing have not been exercised. If the actual facts are different than these assumptions, the ownership percentages in Verde PubCo will be different.

Although the Sponsor and certain of Verde’s stockholders will be subject to certain restrictions regarding the transfer of Verde PubCo Common Stock, these shares may be sold after the expiration or early termination of the respective applicable lock-ups under the Acquiror Support Agreement and the Verde Lock-Up Agreement, respectively. Verde PubCo intends to file one or more registration statements shortly after the Closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of Verde PubCo Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

In addition, the shares of the Verde PubCo Common Stock reserved for future issuance under the 2023 Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lock-up agreements and other restrictions imposed by law. A total number of shares representing % of the outstanding shares of the Verde PubCo Common Stock immediately following consummation of the Business Combination are expected to be reserved for future issuance under the 2023 Incentive Plan. Verde PubCo is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of Verde PubCo Common Stock or securities convertible into or exchangeable for shares of Verde PubCo Common Stock issued pursuant to the 2023 Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, Verde PubCo may also issue its securities in connection with investments or acquisitions. The amount of shares of Verde PubCo Common Stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of Verde PubCo Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to Verde PubCo stockholders.

Verde PubCo’s directors, executive officers and principal stockholders will continue to have substantial control over Verde PubCo’s company after the consummation of the Business Combination, which could limit Verde PubCo’s ability to influence the outcome of key transactions, including a change of control.

Upon the consummation of the Business Combination, Verde PubCo’s executive officers, directors and principal stockholders and their affiliates will own 5,750,000 shares of Verde PubCo Common Stock, or approximately 11.6% of the outstanding shares of Verde PubCo Common Stock, after giving effect to the Business Combination. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to Verde PubCo’s interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of Verde PubCo, could deprive Verde PubCo’s stockholders of an opportunity to receive a premium for their common stock as part of a sale of Verde PubCo and might ultimately affect the market price of Verde PubCo Common Stock.

Humanitario, Verde’s principal stockholder, beneficially owns greater than 50% of Verde’s outstanding shares of common stock and is expected to own greater than 50% of Verde PubCo Common Stock following the consummation of the Business Combination, which will cause Verde PubCo to be deemed a “controlled company” under the rules of Nasdaq.

Humanitario currently controls approximately 98% of the voting power of Verde’s capital stock and will control approximately 72.19% of the combined voting power of Verde PubCo Common Stock following the consummation of the Business Combination (assuming minimum redemptions), subject to the Voting Agreement. As a result, Humanitario owns more than 50% of Verde’s outstanding common stock (and will continue to own more than 50% of Verde PubCo Common Stock upon consummation of the Business Combination), and as such, Verde PubCo will be a “controlled company” under the rules of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and, as such, can elect to be exempt from certain corporate governance requirements, including requirements that:

●a majority of the board of directors consist of independent directors;
●	director nominees must be selected, or recommended for selection, by either (i) the independent directors constituting a majority of the board of directors’ independent directors or (ii) a nominations committee comprised solely of independent directors; and

●	the board maintain a compensation committee with prescribed duties and a written charter and comprised solely of independent directors.

As a “controlled company,” Verde PubCo may elect to rely on some or all of these exemptions, however, While Verde PubCo does not presently intend to take advantage of any of these exemptions, Verde PubCo may opt to utilize these exemptions in the future as long as it remains a controlled company. Despite the fact Verde PubCo does not intend to take advantage of these exemptions, Verde PubCo’s status as a controlled company could make Verde PubCo Common Stock less attractive to some investors or otherwise harm Verde PubCo’s stock price.

The public shareholders will experience significant immediate dilution as a consequence of the issuance of Verde PubCo Common Stock as consideration in or in connection with the Business Combination.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Closing, each share of Verde Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held by Verde in treasury or owned by TLGY or Merger Sub, which will be automatically cancelled and will cease to exist and no consideration will be delivered in exchange therefor, or any shares for which appraisal rights are validly exercised pursuant to Section 262 of the DGCL, which will be converted into the right to receive payment of the appraisal value of such shares according to Section 262 of the DGCL), shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of Verde PubCo Common Stock (deemed to have a value of ten dollars ($10) per share) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $365,000,000 by (ii) ten dollars ($10.00) by (y) the number of shares of Verde Common Stock that are issued and outstanding immediately prior to the Effective Time after giving effect to the Verde Conversion. In addition, Verde Holders will be entitled to receive, in the aggregate, up to 36,500,000 shares of Verde PubCo Common Stock subject to certain earnout provisions of the Merger Agreement. Furthermore, in exchange for the forfeiture of certain private placement warrants pursuant to the Sponsor Share Restriction Agreement, the Sponsor will be entitled to receive, in the aggregate, up to 5,750,000 shares of Verde PubCo Common Stock subject to certain earnout provisions of the Merger Agreement. For further details, see “Business Combination Proposal — Consideration to Verde Holders in the Business Combination.”

To the extent TLGY reasonably determines in good faith that the payment of the transaction expenses would cause the Minimum Cash Condition to not be satisfied at the Closing, TLGY may negotiate Cost Discounts in good faith with one or more counterparties of such transaction expenses, and in connection with such negotiation, TLGY may agree to issue, and upon the Closing may issue, a number of Verde PubCo Common Stock (deemed to have a value of ten dollars ($10) per share) to such counterparties up to a value equal to the total Cost Discount.

Each of Verde and the Sponsor has the right, for a period of thirty (30) days after the Third Closing Date, to convert the Company Extension Loans and the Sponsor Extension Loans, as applicable, into Verde PubCo Common Stock at a price per share equal to seventy-five percent (75%) of the dollar volume-weighted average price of the Verde PubCo Common Stock for the five (5)-day trading period immediately following the Third Closing Date, provided that, the aggregate amount of the Company Extension Loans and the Sponsor Extension Loans so converted shall not exceed $3,000,000 (to be allocated on a pro rata basis based on their respective outstanding amount). Furthermore, the Sponsor has the right, for a period of thirty (30) days after the Third Closing Date, to convert the Working Capital Loans into Verde PubCo Common Stock at a price per share equal to seventy-five percent (75%) of the dollar volume-weighted average price of the Verde PubCo Common Stock for the five (5)-day trading period immediately following the Third Closing Date, provided that, the aggregate amount of the Working Capital Loans so converted shall not exceed $1,000,000.

In addition, Verde employees, directors and consultants hold, and after the Business Combination, may be granted, equity awards and/or purchase rights under the 2023 Incentive Plan. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of Verde PubCo Common Stock.

The issuance of additional Verde PubCo Common Stock will significantly dilute the equity interests of existing holders of TLGY securities, and may adversely affect prevailing market prices for the Verde PubCo Common Stock and/or the Verde PubCo warrants.

Certain of TLGY’s warrants are accounted for as a warrant liability and will be recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of the Verde PubCo Common Stock.

On April 12, 2021, the SEC Staff issued the SEC Staff Statement, wherein the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to being treated as equity. Specifically, the SEC Staff Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing TLGY’s warrants. In light of the issues raised in the SEC Staff Statement, and pursuant to the guidance in ASC 815, Derivatives and Hedging determined that its warrants should be classified as derivative liabilities measured at fair value on its balance sheet, with any changes in fair value to be reported each period in earnings on TLGY’s statement of operations.

As a result of the recurring fair value measurement, TLGY’s financial statements may fluctuate quarterly, based on factors that are outside of TLGY’s control. Due to the recurring fair value measurement, TLGY expects it will recognize non-cash gains or losses on TLGY’s warrants each reporting period and that the amount of such gains or losses could be material.

Warrants will become exercisable for Verde PubCo Common Stock, which, if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to its shareholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of up to 12,625,950 shares of Verde PubCo Common Stock (which includes shares issued pursuant to the exercise of 11,500,000 public warrants and 1,125,950 private placement warrants to be Granted by Sponsor as Incentive Warrants to the Incentive Grantees, assuming no such private placement warrants are forfeited by Sponsor) will become exercisable in accordance with the terms of the TLGY warrant agreement. These warrants will become exercisable 30 days after the Closing. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of Verde PubCo Common Stock will be issued, which will result in dilution to the holders of Verde PubCo Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the prevailing market prices of Verde PubCo Common Stock. However, there is no guarantee that the warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “— Even if the Business Combination is consummated the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”

Even if the Business Combination is consummated the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

Our public warrants were issued in registered form under a warrant agreement between Continental, as warrant agent, and TLGY. The warrant agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of curing any ambiguity or correct any mistake, or curing, correcting or supplementing any defective provision or adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the public warrants, or (ii) to make any amendments that are necessary or desirable in the good faith determination of the TLGY Board (taking into account then existing market precedents) to allow for the public warrants to be classified as equity in our financial statements and that the parties deem to not adversely affect the rights of the registered holders of the warrants, and (b) all other modifications or amendments require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of only the private placement warrants or any provision of the warrant agreement solely with respect to the private placement warrants will also require the vote or written consent of at least a majority of the then outstanding private placement warrants. Accordingly, TLGY may amend the terms of the public warrants in a manner adverse to a holder of public warrants if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although TLGY ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares, shorten the exercise period or decrease the number of Class A ordinary shares purchasable upon exercise of a warrant.

Verde PubCo may redeem a warrant holder’s unexpired warrants prior to their exercise at a time that may be disadvantageous to such warrant holder, thereby making its warrants worthless.

Verde PubCo has the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Verde PubCo Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date Verde PubCo sends the notice of redemption to the warrant holders. If and when the warrants become redeemable by Verde PubCo, Verde PubCo may exercise its redemption right even if Verde PubCo is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder to: (i) exercise its warrants and pay the exercise price at a time when it may be disadvantageous for such warrant holder to do so; (ii) sell its warrants at the then-current market price when a warrant holder might otherwise wish to hold its warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of a warrant holder’s warrants. None of the private placement units will be redeemable by TLGY so long as they are held by their initial purchasers or their permitted transferees.

TLGY also has the ability to redeem outstanding warrants at any time after they become exercisable, at a price of $0.10 per warrant, provided that the holder will be able to exercise their warrants on cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A ordinary shares, upon a minimum of 30 days’ prior written notice of redemption, if the reported last sale price of our Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 10 trading days within a 20 trading-day period ending on the third trading day prior to the date on which the TLGY sends the notice of redemption to warrant holders.

The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants. None of the private placement warrants will be redeemable by TLGY, subject to certain circumstances, so long as they are held by their initial purchasers or their permitted transferees.

A warrant holder may only be able to exercise its public warrants on a “cashless basis” under certain circumstances, and if a warrant holder does so, such warrant holder will receive fewer Verde PubCo Common Stock from such exercise than if a warrant holder were to exercise such warrants for cash.

The TLGY warrant agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the TLGY PubCo Common Stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the TLGY warrant agreement; (ii) if Verde PubCo has so elected and the Verde PubCo Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act; and (iii) if Verde PubCo has so elected and it calls the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering all of the warrants for that number of Verde PubCo Common Stock equal to the quotient obtained by dividing (x) the product of the number of Verde PubCo Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of the Verde PubCo Common Stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Verde PubCo Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants. As a result, you would receive fewer shares of Verde PubCo Common Stock from such exercise than if you were to exercise such warrants for cash.

Even if we consummate the Business Combination, there can be no assurance that our public warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding public warrants is $11.50 per share. There can be no assurance that such warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

If you elect to exercise your redemption rights with respect to your Class A ordinary shares, you will be deemed to have tendered your contingent right to receive distributable redeemable warrants for no additional consideration, and as a result, will not receive any distributable redeemable warrants in respect of such redeemed public shares.

In connection with our initial business combination, public shareholders will have the opportunity to exercise their right to redeem their Class A ordinary shares for cash. However, our distributable redeemable warrants will be distributed only to the holders of record of those of our Class A ordinary shares that remain outstanding after such redemptions who made such election in their proxy card. Accordingly, to the extent that you elect to redeem your Class A ordinary shares, you will receive no distributable redeemable warrants in respect of such shares. The contingent right to receive the distributable redeemable warrants will remain attached to our Class A ordinary shares, will not be separately transferable, assignable or salable, and will not be evidenced by any certificate or instrument.

The aggregate amount of distributable redeemable warrants available for distribution will remain unchanged. Therefore, any redemption requests made in connection with the initial business combination will increase the pro rata share of distributable redeemable warrants to be distributed to each shareholder with respect to any shares not redeemed by such shareholder.

If the amount of Class A ordinary shares redeemed by shareholders is low, shareholders who choose not to redeem their shares may only receive a small amount of distributable redeemable warrants.

On the First Closing Date, we will effect a distribution of a number of warrants equal to the Aggregate Warrant Amount on a pro-rata basis only to holders of record of Class A ordinary shares issued in our initial public offering (whether such shares were acquired during or after our initial public offering), as converted to shares Verde PubCo Common Stock, that remain outstanding after we redeem any Class A ordinary shares that the holders thereof have elected to redeem in connection with our initial business combination. If only a small amount of Class A ordinary shares are redeemed by our shareholders in connection with our initial business combination, it will result in a reduced number of distributable redeemable warrants being available to those shareholders who choose not to redeem their shares.

TLGY’s warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of its warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with TLGY.

TLGY’s warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against TLGY arising out of or relating in any way to the TLGY warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that TLGY irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. TLGY will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the TLGY warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of its warrants shall be deemed to have notice of and to have consented to the forum provisions in its TLGY warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the TLGY warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of TLGY’s warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with TLGY’s, which may discourage such lawsuits. Additionally, this choice-of-forum provision may result in increased costs for a warrant holder bringing a claim. Alternatively, if a court were to find this provision of TLGY’s warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, TLGY may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of its management and board of directors.

Nasdaq may not list Verde PubCo’s securities on its exchange, which could limit investors’ ability to make transactions in Verde PubCo’s securities and subject Verde PubCo to additional trading restrictions.

An active trading market for Verde PubCo’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of TLGY’s securities on Nasdaq, TLGY will be required to demonstrate compliance with Nasdaq’s initial listing requirements. TLGY will apply to have Verde PubCo’s securities listed on Nasdaq upon consummation of the Business Combination. TLGY cannot assure you that TLGY will be able to meet all listing requirements. Even if Verde PubCo’s securities are listed on Nasdaq, Verde PubCo may be unable to maintain the listing of its securities in the future.

If Verde PubCo fails to meet the listing requirements and Nasdaq does not list its securities on its exchange, Verde would not be required to consummate the Business Combination. In the event that Verde elects to waive this condition, and the Business Combination is consummated without Verde PubCo’s securities being listed on Nasdaq or on another national securities exchange, Verde PubCo could face significant material adverse consequences, including:

●	a limited availability of market quotations for Verde PubCo’s securities;
●	reduced liquidity for Verde PubCo’s securities;
●	a determination that Verde PubCo Common Stock is a “penny stock” which will require brokers trading in Verde PubCo Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Verde PubCo’s securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If Verde PubCo’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and Verde PubCo would be subject to regulation in each state in which Verde PubCo offers its securities because states are not preempted from regulating the sale of securities that are not covered securities.

An active, liquid trading market for Verde PubCo’s securities may not develop, which may limit your ability to sell such securities.

Although TLGY intends to apply to list the Verde PubCo Common Stock and Verde PubCo warrants on Nasdaq under the ticker symbols “VRDE” and “VRDEW,” respectively, an active trading market for such securities may never develop or be sustained following the consummation of the Business Combination. The initial valuation of $10.00 per share may not be indicative of the market price of Verde PubCo Common Stock that will prevail in the open market after the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of Verde PubCo Common Stock and Verde PubCo warrants. The market price of Verde PubCo Common Stock may decline below $10.00 per share, and you may not be able to sell your Verde PubCo Common Stock at or above $10.00 per share, or at all. An inactive market may also impair Verde PubCo’s ability to raise capital to continue to fund operations.

The market price of Verde PubCo Common Stock may decline as a result of the Business Combination.

The market price of Verde PubCo Common Stock may decline as a result of the Business Combination for a number of reasons including if:

●investors react negatively to the prospects of Verde PubCo’s business and the prospects of the Business Combination;
●	the effect of the Business Combination on Verde PubCo’s business and prospects is not consistent with the expectations of financial or industry analysts; or

●	Verde PubCo does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

Reports published by analysts, including projections in those reports that differ from Verde PubCo’s actual results, could adversely affect the price and trading volume of its common shares.

Securities research analysts may establish and publish their own periodic projections for Verde PubCo following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results Verde PubCo actually achieves. Verde PubCo’s share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on Verde PubCo downgrades its stock or publishes inaccurate or unfavorable research about its business, Verde PubCo’s share price could decline. If one or more of these analysts ceases coverage of Verde PubCo or fails to publish reports on Verde PubCo regularly, Verde PubCo’s share price or trading volume could decline. While TLGY expects research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of Verde PubCo, the market price and volume for Verde PubCo Common Stock could be adversely affected.

Verde PubCo’s stock price may change significantly following the Business Combination and you could lose all or part of your investment as a result.

Following the Business Combination, fluctuations in the price of Verde PubCo’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of Verde. Accordingly, the valuation ascribed to Verde in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. The trading price of the Verde PubCo securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Verde PubCo’s control. Any of the factors listed below could have a material adverse effect on Verde PubCo’s securities and the Verde PubCo securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Verde PubCo securities may not recover and may experience a further decline.

Factors affecting the trading price of Verde PubCo’s securities may include:

●	actual or anticipated fluctuations in our financial results or the financial results of companies perceived to be similar to us;
●	changes in the market’s expectations about Verde PubCo’s operating results;
●	success of Verde PubCo’s competitors;
●	operating results failing to meet the expectations of securities analysts or investors in a particular period;
●	changes in financial estimates and recommendations by securities analysts concerning Verde PubCo or the industry in which Verde PubCo operates in general;
●	operating and stock price performance of other companies that investors deem comparable to Verde PubCo;
●	investor perceptions of the investment opportunities associated with Verde PubCo Common Stock relative to other investment alternatives;
●	the public’s response to press releases or other public announcements by Verde PubCo or third parties, including Verde PubCo’s filings with the SEC;
●	changes in laws and regulations affecting Verde PubCo’s business;
●	commencement of, or involvement in, litigation involving Verde PubCo;
●	guidance, if any, that Verde PubCo provides to the public, any changes in this guidance or Verde PubCo’s failure to meet this guidance;

●	changes in Verde PubCo’s capital structure, such as future issuances of securities or the incurrence of debt;
●	the development and sustainability of an active trading market for Verde PubCo Common Stock;
●	the volume of shares of Verde PubCo Common Stock available for public sale;
●	any major change in the Verde PubCo board or management;
●	sales of substantial amounts of Verde PubCo Common Stock by its directors, executive officers or significant stockholders or the perception that such sales could occur; and
●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of Verde PubCo’s securities irrespective of its operating performance. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to Verde PubCo could depress its stock price regardless of Verde PubCo’s business, prospects, financial conditions or results of operations. A decline in the market price of Verde PubCo’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

Verde PubCo may fail to meet Verde PubCo’s publicly announced guidance or other expectations about Verde PubCo’s business, which would cause Verde PubCo’s stock price to decline.

Verde PubCo expects to provide guidance regarding Verde PubCo’s expected financial and business performance, such as projections regarding sales and product development, as well as anticipated future revenues, gross margins, profitability and cash flows. Correctly identifying key factors affecting business conditions and predicting future events is inherently an uncertain process and Verde PubCo’s guidance may not be accurate. If Verde PubCo’s guidance is not accurate or varies from actual results due to Verde PubCo’s inability to meet Verde PubCo’s assumptions or the impact on Verde PubCo’s financial performance that could occur as a result of various risks and uncertainties, the market value of Verde PubCo Common Stock could decline significantly.

Verde PubCo does not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, Verde PubCo currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of Verde PubCo’s Board and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

Because Verde PubCo does not anticipate paying any cash dividends on its capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

TLGY has never declared or paid cash dividends on its capital stock. Verde PubCo currently intends to retain all of its future earnings, if any, to finance the growth and development of its business. In addition, the terms of any future debt agreements may preclude Verde PubCo from paying dividends. As a result, capital appreciation, if any, of Verde PubCo Common Stock will be your sole source of gain for the foreseeable future.

TLGY is subject to, and Verde PubCo will be subject to, changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both TLGY’s costs and the risk of non-compliance and will increase both Verde PubCo’s costs and the risk of non-compliance.

TLGY is and Verde PubCo will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. TLGY’s efforts to comply with new and changing laws and regulations have resulted in and Verde PubCo’s efforts to comply with new and changing laws and regulations likely will result in, increased general and administrative expenses and a diversion of management time and attention.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to Verde PubCo’s disclosure and governance practices. If Verde PubCo fails to address and comply with these regulations and any subsequent changes, Verde PubCo may be subject to penalty and its business may be harmed.

During the pendency of the Business Combination, TLGY will not be able to solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, or enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

During the pendency of the Business Combination, TLGY will not be able to enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement, in part because of the inability of the TLGY Board to change its recommendation in connection with the Business Combination except in limited circumstances. Except in limited circumstances where the TLGY Board determines in good faith, after consultation with its outside legal counsel, that in response to an intervening event, the failure to change its recommendation would be result in a breach of its fiduciary duties, the Merger Agreement does not permit the TLGY Board to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation in favor of adoption of the Proposals.

Certain covenants in the Merger Agreement impede the ability of TLGY to make acquisitions or complete certain other transactions pending completion of the Business Combination. As a result, TLGY may be at a disadvantage to its competitors during that period. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect.

Recent increases in inflation and interest rates in the United States and elsewhere could make it more difficult for TLGY to consummate the Business Combination.

Recent increases in inflation and interest rates in the United States and elsewhere may lead to increased price volatility for publicly traded securities, including TLGY’s, and may lead to other national, regional and international economic disruptions, any of which could make it more difficult for TLGY to consummate the Business Combination.

Military conflict in Ukraine or elsewhere may lead to increased volatility for publicly traded securities, which could make it more difficult for us to consummate an initial business combination.

Military conflict in Ukraine or elsewhere may lead to increased volatility for publicly traded securities, including ours, and to other national, regional and international economic disruptions and economic uncertainty, any of which could make it more difficult for us to identify a business combination target and consummate an initial business combination on acceptable commercial terms or at all.

Verde PubCo’s business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause Verde PubCo to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Verde PubCo Common Stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the Verde PubCo board of directors’ attention and resources from Verde PubCo’s business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to Verde PubCo’s future, adversely affect its relationships with suppliers, service providers and customers and make it more difficult to attract and retain qualified personnel. Also, Verde PubCo may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters.

Further, Verde PubCo’s stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

Verde PubCo will need, but may be unable to obtain, funding following the consummation of the Business Combination on satisfactory terms, which could dilute Verde PubCo’s stockholders and investors, or impose burdensome financial restrictions on its business.

Verde has relied upon cash from financing activities and in the future, Verde PubCo intends to rely on revenues generated from operations to fund all of the cash requirements of its activities. Future financings may not be available on a timely basis, in sufficient amounts or on terms acceptable to Verde PubCo, if at all. Any debt financing or other financing of securities senior to Verde PubCo Common Stock will likely include financial and other covenants that will restrict its flexibility. Any failure to comply with these covenants may cause an event of default and acceleration of the obligation to pay the debt, which would have a material adverse effect on Verde PubCo’s business, prospects, financial condition and results of operations and Verde PubCo could lose its existing sources of funding and impair its ability to secure new sources of funding. There can be no assurance that Verde PubCo will be able to generate any further investor interest in its securities or other types of funding, in which case investors would likely lose the entirety of their investment in Verde PubCo.

If we were considered to be a “foreign person,” we might not be able to complete an initial Business Combination with a U.S. target company if such initial Business Combination is subject to U.S. foreign investment regulations or review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”).

Our Sponsor is incorporated in the Cayman Islands and is controlled by or has substantial ties with non-U.S. persons domiciled in Hong Kong. Acquisitions and investments by non-U.S. persons in certain U.S. businesses may be subject to rules or regulations that limit foreign ownership. CFIUS is an interagency committee authorized to review certain transactions involving investments by foreign persons in U.S. businesses that have a nexus to critical technologies, critical infrastructure and/or sensitive personal data in order to determine the effect of such transactions on the national security of the United States. Were we considered to be a “foreign person” under such rules and regulations, any proposed Business Combination between us and a U.S. business engaged in a regulated industry, or which may affect national security could be subject to such foreign ownership restrictions, CFIUS review and/or mandatory filings.

If our proposed initial Business Combination falls within the scope of foreign ownership restrictions, we may be unable to consummate an initial Business Combination with such business. In addition, if our initial Business Combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the initial Business Combination without notifying CFIUS and risk CFIUS intervention, before or after closing of the initial Business Combination. CFIUS may decide to block or delay our initial Business Combination, impose conditions to mitigate national security concerns with respect to such initial Business Combination or order us to divest all or a portion of a U.S. business of the combined company if we had proceeded without first obtaining CFIUS clearance. The potential limitations and risks may limit the attractiveness of a transaction with us or prevent us from pursuing certain Business Combination opportunities that we believe would otherwise be beneficial to us and our stockholders. As a result, the pool of potential targets with which we could complete an initial Business Combination may be limited and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues. Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy.

Because we have only a limited time to complete our initial Business Combination, our failure to obtain any required approvals within the requisite time-period may require us to liquidate. If we liquidate, the public shareholders may only receive their pro rata share of amounts held in the Trust Account, and the Public Warrants will expire and become worthless. This will also cause you to lose any potential investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.

Risks Related to the Domestication

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “TLGY,” “we,” “us” or “our” refers to TLGY prior to the Business Combination and to Verde PubCo and its subsidiaries following the Business Combination.

The Domestication may result in adverse tax consequences for holders of TLGY Class A ordinary shares and TLGY public warrants.

As discussed more fully under “Material U.S. Federal Income Tax Considerations,” TLGY intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Domestication so qualifies, and subject to the PFIC rules discussed below and under “Material U.S. Income Federal Tax Considerations — U.S. Holders — PFIC Considerations,” U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”) will be subject to Section 367(b) of the Code and, as a result:

●	A U.S. holder whose TLGY Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all of TLGY’s classes of stock entitled to vote and less than 10% of the total value of all of TLGY’s classes of stock (after taking into account a U.S. holder’s ownership of TLGY public warrants) generally will recognize gain (but not loss) on the exchange of TLGY Class A ordinary shares for Verde PubCo Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a dividend deemed paid by TLGY the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its TLGY Class A ordinary shares provided certain other requirements are satisfied; and
●	A U.S. holder who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all of TLGY’s classes of stock entitled to vote or 10% or more of the total value of all of TLGY’s classes of stock (after taking into account a U.S. holder’s ownership of TLGY public warrants) generally will be required to include in income as a dividend deemed paid by TLGY the “all earnings and profits amount” attributable to its TLGY Class A ordinary shares as a result of the Domestication.

TLGY does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

Furthermore, even in the case of a transaction, such as the Domestication, that qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of TLGY Class A ordinary shares or TLGY public warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its TLGY Class A ordinary shares or TLGY public warrants for Verde PubCo Common Stock or Common Stock Public Warrants pursuant to the Domestication under the PFIC rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging TLGY public warrants for newly issued Common Stock Public Warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the Verde PubCo Common Stock or Common Stock Public Warrants received in the Domestication and the U.S. holder’s adjusted tax basis in the corresponding TLGY Class A ordinary shares and TLGY public warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because TLGY is a special purpose acquisition company with no current active business, it is likely that it was a PFIC for U.S. federal income tax purposes for the fiscal year ended December 31, 2022 and that it will be a PFIC in the current taxable year which ends as a result of the Domestication. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. holder of TLGY Class A ordinary shares or TLGY public warrants to recognize gain on the exchange of such shares or warrants for Verde PubCo Common Stock or Common Stock Public Warrants pursuant to the Domestication, unless such U.S. holder has made certain tax elections with respect to such U.S. holder’s TLGY Class A ordinary shares. A U.S. holder cannot currently make the aforementioned elections with respect to such U.S. holder’s TLGY public warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. holder on the undistributed earnings, if any, of TLGY. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. holders as a result of the Domestication, see the discussion in the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.” Each U.S. holder of TLGY Class A ordinary shares or TLGY public warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury

Regulations, to the exchange of TLGY Class A ordinary shares and TLGY public warrants for Verde PubCo Common Stock and Common Stock Public Warrants pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. holders (as defined in “Material U.S. Federal Tax Considerations”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. holder’s Verde PubCo Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Material U.S. Federal Tax Considerations — U.S. Holders — Effects of the Domestication on U.S. Holders.”

Verde PubCo could be subject to changes in tax rates or the adoption of new tax legislation, whether in or outside of the United States, or could otherwise have exposure to additional tax liabilities, which could harm its business.

As a multinational business, Verde PubCo will be subject to income and other taxes in both the United States and various foreign jurisdictions. Changes to tax laws or regulations in the jurisdictions in which Verde PubCo will operate, or in the interpretation of such laws or regulations, could significantly increase its effective tax rate and reduce its cash flow from operating activities, and otherwise have a material adverse effect on its financial condition.

In addition, other factors or events, including business combinations and investment transactions, changes in the valuation of Verde PubCo’s deferred tax assets and liabilities, adjustments to taxes upon finalization of various tax returns or as a result of deficiencies asserted by taxing authorities, increases in expenses not deductible for tax purposes, changes in available tax credits, changes in transfer pricing methodologies, other changes in the apportionment of Verde PubCo’s income and other activities among tax jurisdictions, and changes in tax rates, could also increase its effective tax rate.

Verde PubCo’s tax filings will be subject to review or audit by the U.S. Internal Revenue Service (the “IRS”) and state, local and foreign taxing authorities. Verde PubCo may also be liable for taxes in connection with businesses it acquires. Verde PubCo’s determinations will not be binding on the IRS or any other taxing authorities, and accordingly the final determination in an audit or other proceeding may be materially different than the treatment reflected in Verde PubCo’s tax provisions, accruals and returns. An assessment of additional taxes because of an audit could harm Verde PubCo’s business.

Further changes in the tax laws of foreign jurisdictions could arise, in particular, as a result of the base erosion and profit shifting project that was undertaken by the Organization for Economic Co-operation and Development (the “OECD”). The OECD, which represents a coalition of member countries, recommended changes to numerous longstanding tax principles. As of November 4, 2021, 137 member jurisdictions of the G20/OECD Inclusive Framework on BEPS have joined the “Statement on a Two-Pillar Solution to Address the Tax Challenges Arising from the Digitalisation of the Economy” which sets forth the key terms of such two-pillar solution, including a reallocation of taxing rights among market jurisdictions under Pillar One and a global minimum tax rate of 15% under Pillar Two. These changes, if adopted, could increase tax uncertainty and may adversely affect Verde PubCo’s provision for income taxes and increase its tax liabilities.

Upon consummation of the Business Combination, the rights of holders of Verde PubCo Common Stock arising under the DGCL as well as the Proposed Governing Documents will differ from and may be less favorable to the rights of holders of public shares arising under Cayman Islands Companies Act as well as the Existing Governing Documents.

Upon consummation of the Business Combination, the rights of holders of Verde PubCo Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands Companies Act and, therefore, some rights of holders of Verde PubCo Common Stock could differ from the rights that holders of public shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that Verde PubCo becomes involved in costly litigation, which could have a material adverse effect on Verde PubCo.

In addition, there are differences between the Proposed Governing Documents of Verde PubCo and the Existing Governing Documents of TLGY. For a more detailed description of the rights of holders of Verde PubCo Common Stock and how they may differ from the rights of holders of public shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The

forms of the Proposed Charter and the Proposed Bylaws of Verde PubCo are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus, and TLGY urges you to read them.

Delaware law and Verde PubCo’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Verde PubCo Board and therefore depress the trading price of Verde PubCo Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Verde PubCo Board or taking other corporate actions, including effecting changes in TLGY’s management. Among other things, the Proposed Governing Documents include provisions regarding:

●	providing for a classified board of directors with staggered, three-year terms, which could preclude stockholders from bringing matters before annual or special meetings and delay changes in the Verde PubCo Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Verde PubCo;
●	the ability of the Verde PubCo Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
●	the Verde PubCo Proposed Charter will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
●	the limitation of the liability of, and the indemnification of, Verde PubCo’s directors and officers;
●	the exclusive right of the directors serving on the Verde PubCo Board to fill a newly created directorship created by the expansion of the Verde PubCo Board or a vacancy created by the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies and newly created directorships on the Verde PubCo Board;
●	removal of the ability of Verde PubCo stockholders to take action by written consent in lieu of a meeting of stockholders;
●	the requirement that a special meeting of stockholders may be called only by or at the direction of the Verde PubCo Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;
●	provisions providing that the directors of Verde PubCo may only be removed for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo entitled to vote in the election of directors;
●	establishing the procedures for the conduct and scheduling of meetings of the Verde PubCo Board and the stockholders;
●	the requirement for the affirmative vote of holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of the capital stock of Verde PubCo entitled to vote in the election of directors, to amend, alter, change or repeal certain provisions of the Proposed Charter or any provision of the Proposed Bylaws, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the composition of the Verde PubCo Board and the governance of Verde PubCo, and also may inhibit the ability of an acquirer to effect such changes to facilitate an unsolicited takeover attempt;
●	the ability of the Verde PubCo Board to amend the Proposed Bylaws, which may allow the Verde PubCo Board to take additional actions to prevent an unsolicited takeover attempt and inhibit the ability of an acquirer to amend the Proposed Bylaws to facilitate an unsolicited takeover attempt; and

●	advance notice procedures with which stockholders must strictly comply to nominate candidates to the Verde PubCo Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Verde PubCo Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Verde PubCo.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Verde PubCo Board or management.

Any provision of the Proposed Governing Documents or Delaware law that has the effect of delaying or preventing a change of control could limit the ability of stockholders to receive a premium for their shares of Verde PubCo’s capital stock and could also affect the price that some investors are willing to pay for Verde PubCo’s Common Stock.

Verde PubCo’s Proposed Charter will designate the Delaware Court of Chancery or another court of the State of Delaware or the federal district court for the District of Delaware as the sole and exclusive forum for substantially all disputes between Verde PubCo and its stockholders, which could, among other things, limit Verde PubCo’s stockholders’ ability to obtain a favorable judicial forum for disputes with Verde PubCo or its directors, officers, stockholders, employees or agents.

The Proposed Charter, which will be in effect upon consummation of the Business Combination, provides that, unless Verde PubCo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery lacks jurisdiction over such action or proceeding, another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware) shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of Verde PubCo; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of Verde PubCo to Verde PubCo or to Verde PubCo’s stockholders, or a claim of aiding or abetting any such breach of fiduciary duty, (iii) any action asserting a claim against Verde PubCo, its directors, officers or employees arising pursuant to the internal affairs doctrine, or (iv) any action asserting a claim against Verde PubCo, its directors, officers, or employees arising pursuant to any provision of the DGCL, any provision of the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time). The foregoing provisions will not apply to any claims as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court, which is rested in the exclusive jurisdiction of a court or forum other than such court (including claims arising under the Exchange Act), or for which such court does not have subject matter jurisdiction, or to any claims arising under the Securities Act and, unless Verde PubCo consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act (or any successor provision).

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules or regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, Verde PubCo’s Proposed Charter will provide that, unless TLGY consents in writing to the selection of an alternative forum, United States District Court for the District of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce the forum provision with respect to claims under the federal securities laws.

This choice of forum provision in the Proposed Charter may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Verde PubCo or any of Verde PubCo’s directors, officers, or other employees. As a result, the choice of forum provision may discourage lawsuits with respect to such claims and may result in increased costs to a stockholder in bringing any claim against Verde PubCo or any of Verde PubCo’s directors, officers, or other employees. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, Verde PubCo may incur additional costs associated with resolving such action in other jurisdictions, which could harm Verde PubCo’s business, results of operations and financial condition. Furthermore, investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

The Proposed Charter provides for indemnification of officers and directors of Verde PubCo at Verde PubCo’s expense, which may result in a significant cost to Verde PubCo and potentially harm the interests of its stockholders since corporate resources may be expended for the benefit of Verde PubCo officers and/or directors.

The Proposed Charter and applicable Delaware law provide for the indemnification of Verde PubCo’s directors and officers, under certain circumstances, against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions in connection with Verde PubCo, other than such liability (if any) that they may incur by reason of their own actual fraud, dishonesty, willful neglect or willful default. Verde PubCo will also bear the expenses of such litigation for any of the Verde PubCo directors or officers, upon such person’s undertaking to repay any amounts paid, advanced, or reimbursed by Verde PubCo if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by Verde PubCo that we will be unable to recoup; provided, however, that certain amounts of such expenditures could potentially be recouped through a directors’ and officers’ insurance policy which Verde plans to maintain following the Business Combination.

Risks Related to the Redemption

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “TLGY,” “we,” “us” or “our” refers to TLGY prior to the Business Combination and to Verde PubCo and its subsidiaries following the Business Combination.

Public shareholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i) (a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (ii) submits a written request to Continental, TLGY’s transfer agent, in which it (a) requests that TLGY redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address; and (iii) delivers its public shares to Continental, TLGY’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to , Eastern Time, on , 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental, TLGY’s transfer agent, will need to act to facilitate this request. It is TLGY’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because TLGY does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, TLGY’s transfer agent, TLGY will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the remaining funds in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of TLGY — Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of TLGY’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite TLGY’s compliance with the proxy rules, a public shareholder fails to receive TLGY’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, this proxy statement/prospectus describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of TLGY — Redemption Rights” for additional information on how to exercise your redemption rights.

TLGY does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for TLGY to complete the Business Combination even though a substantial majority of TLGY’s public shareholders having redeemed their shares.

The Existing Governing Documents do not provide a specified maximum redemption threshold, except that TLGY will not redeem public shares in an amount that would cause TLGY’s net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

As a result, TLGY may be able to complete the Business Combination even though a substantial portion of public shareholders have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by TLGY have been entered into with any investor or holder. TLGY will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, TLGY will require each public shareholder seeking to exercise redemption rights to certify to TLGY whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to TLGY at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which TLGY makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over TLGY’s ability to consummate the Business Combination and you could suffer a material loss on your investment in TLGY if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if TLGY consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your shares in open market transactions, potentially at a loss. TLGY cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge TLGY’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, TLGY’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

TLGY can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in TLGY’s share price, and may result in a lower value realized now than a shareholder of TLGY might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, including the Business Combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

Additionally, our shareholders have the contingent right to receive distributable redeemable warrants at Closing and may, by making such election on their proxy card, exchange each whole distributable redeemable warrant to which they are entitled under such contingent right into one-fifth of a share of Verde PubCo Common Stock (such that the right to receive five distributable redeemable warrants will entitle them to one whole share of Verde PubCo Common Stock), to be received at Closing. The election to either make or not to make such conversion may result in significant losses or the loss of potential upside to the electing shareholder. There is no guarantee that the election to either make or not to make such conversion will put the shareholder making such election in better future economic position.

The securities in which TLGY invests the funds held in the Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.20 per share.

The proceeds held in the Trust Account are invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that TLGY is unable to complete an initial business combination or make certain amendments to its Existing Governing Documents, its public shareholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income, net of income taxes paid or payable (less, in the case TLGY is unable to complete the Business Combination, $100,000 of interest to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in the Trust Account such that the per-share redemption amount received by public shareholders may be less than $10.20 per share.

U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances.

The U.S. federal income tax consequences of exercising your redemption rights with respect to your public shares to receive cash from the Trust Account in exchange for the applicable shares deemed received upon the Domestication will depend on your particular facts and circumstances. Accordingly, all holders should consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their public shares pursuant to an exercise of redemption rights. For additional discussion of certain material U.S. federal income tax considerations with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — Redemption of TLGY Class A Ordinary Shares.”

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the TLGY Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The TLGY Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the TLGY Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Domestication and the Business Combination are not Consummated

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “TLGY,” “we,” “us” or “our” refers to TLGY prior to the Business Combination and to Verde PubCo and its subsidiaries following the Business Combination.

We cannot assure you that we will be able to complete the Business Combination or any other business combination prior to the Extended SPAC Termination Date, the date by which we are required to complete a business combination or be forced to liquidate.

We cannot assure you that we will be able to complete the Business Combination or any other business combination prior to the Extended SPAC Termination Date, the date by which we are required to complete a business combination or be forced to liquidate. TLGY’s ability to consummate any business combination is dependent on a variety of factors, many of which are beyond its control. Although TLGY is required to offer shareholders redemption rights in connection with any shareholder vote to approve a business combination, or if TLGY seeks to further extend the date by which it is required to complete its initial business combination (beyond any extension periods currently included in its Amended and Restated Memorandum and Articles of Association) at an extraordinary general meeting of shareholders to vote upon an amendment to its Amended and Restated Memorandum and Articles of Association for such further extension (a “Further Extension”), there may be no extraordinary general meeting of shareholders to vote upon TLGY’s initial business combination or a Further Extension before the Extended SPAC Termination Date. Even if TLGY’s initial business combination or a Further Extension is approved by its shareholders, it is possible that redemptions will leave TLGY with insufficient cash to consummate its initial business combination on commercially acceptable terms, or at all. The fact that TLGY will have separate redemption periods in connection with a shareholder vote upon a Further Extension and a vote upon TLGY’s initial business combination could exacerbate these risks. Other than in connection with a redemption offer or liquidation, TLGY’s shareholders may be unable to recover their investment, except through sales of its securities on the open market. The price of TLGY’s securities may be volatile, and there can be no assurance that shareholders will be able to dispose of TLGY’s securities at favorable prices, or at all.

If TLGY is not able to complete the Business Combination with Verde nor able to complete another business combination by the Extended SPAC Termination Date, in each case, as such date may be extended pursuant to its Existing Governing Documents, TLGY would cease all operations except for the purpose of winding up and TLGY would redeem its public shares and liquidate the Trust Account, in which case TLGY’s public shareholders may only receive approximately $10.20 per share and TLGY’s warrants will expire worthless.

If TLGY is not able to complete the Business Combination with Verde nor able to complete another business combination by the Extended SPAC Termination Date, in each case, as such date may be extended pursuant to its Existing Governing Documents TLGY will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to its obligations under Cayman Islands Companies Act to provide for claims of creditors and in all cases subject to other requirements of applicable law. In such case, TLGY’s public shareholders may only receive approximately $10.20 per share and its warrants will expire worthless.

Unlike other blank check companies, TLGY may extend the time to complete an initial business combination by up to nine months for paid extension. However, the Sponsor may decide not to extend the time for TLGY to complete an initial business combination.

TLGY may extend the period of time to complete an initial business combination nine times by an additional one month each time from TLGY’s original termination date, for a total of up to 24 months from the consummation of the initial public offering (the “Paid Extension Period”). In order to avail TLGY of the Paid Extension Period, the Sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the Trust Account for each month extension the lesser of $0.033 per share and $100,000. However, the Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for TLGY to complete an initial business combination. If the Sponsor and its affiliates or designees had not provided or discontinued to provide such extension payments, TLGY would cease all operations except for the purpose of winding up and TLGY would redeem its public shares and liquidate the Trust Account, in which case TLGY’s public shareholders may only receive approximately $10.20 per share and TLGY’s warrants will expire worthless.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

TLGY’s public shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of an initial business combination (including the closing of the Business Combination), and then only in connection with those public shares that such shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of its obligation to provide holders of its public shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of its public shares if TLGY does not complete its initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents) or (B) with respect to any other provision relating to the rights of holders of its public shares; and (iii) the redemption of its public shares if TLGY has not consummated an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents), subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if TLGY has not consummated an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents), with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

If TLGY does not consummate the Business Combination or any other business combination by the Extended SPAC Termination Date, TLGY’s public shareholders may be forced to wait until after such date before redemption proceeds from the Trust Account may become available to TLGY’s public shareholders.

If TLGY is unable to consummate the Business Combination or any other business combination by the Extended SPAC Termination Date (as such date may be further extended pursuant to its Existing Governing Documents), TLGY will distribute the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to TLGY to pay its income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to public shareholders by way of redemption and cease all operations except for the purposes of winding up TLGY’s affairs, as further described in this proxy statement/prospectus. Any redemption of public shares shall be affected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If TLGY is required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to its public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with Cayman Islands Companies Act. In that case, investors may be forced to wait beyond the Extended SPAC Termination Date (as such date may be further extended pursuant to its Existing Governing Documents), before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. TLGY has no obligation to return funds to investors prior to the date of its redemption or liquidation unless, prior thereto, TLGY consummates its initial business combination or amends certain provisions of its Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon TLGY’s redemption or any liquidation will public shareholders be entitled to distributions if TLGY does not complete its initial business combination and does not amend its Existing Governing Documents. TLGY’s Existing Governing Documents provide that, if TLGY winds up for any other reason prior to the consummation of its initial business combination, TLGY will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands Companies Act.

If the cash held outside the Trust Account is insufficient to allow TLGY to operate through the Extended SPAC Termination Date, and TLGY is unable to obtain additional capital, TLGY may be unable to complete its initial business combination (including the Business Combination), in which case TLGY’s public shareholders may only receive $10.20 per share, and TLGY’s warrants will expire worthless.

As of June 30, 2023, TLGY had cash of approximately $57,438 held outside the Trust Account, which is available for use by TLGY to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of June 30, 2023, TLGY had total current liabilities of approximately $1.3 million. The funds available to TLGY outside of the Trust Account may not be sufficient to allow TLGY to operate until the Extended SPAC Termination Date, assuming that its initial business combination is not completed during that time.

If TLGY is required to seek additional capital, TLGY would need to borrow funds from Sponsor, members of TLGY’s management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to TLGY upon completion of its initial business combination. If TLGY is unable to obtain additional financing, TLGY may be unable to complete its initial business combination. If TLGY is unable to complete its initial business combination because TLGY does not have sufficient funds available to it, TLGY will be forced to cease operations and liquidate the Trust Account. Consequently, TLGY’s public shareholders may only receive approximately $10.20 per share on its redemption of the public shares and the public warrants will expire worthless.

Because TLGY is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

Because TLGY is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Domestication. TLGY is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon TLGY’s directors or officers, or enforce judgments obtained in the United States courts against TLGY’s directors or officers.

Until the Domestication is effected, TLGY’s corporate affairs are governed by the Existing Governing Documents, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to TLGY under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of TLGY’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands Companies Act are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against TLGY judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against TLGY predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

The public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the TLGY Board or controlling shareholders than they would as public shareholders of a United States company.

EXTRAORDINARY GENERAL MEETING OF TLGY

General

TLGY is furnishing this proxy statement/prospectus to TLGY’s shareholders as part of the solicitation of proxies by the TLGY Board for use at the extraordinary general meeting of TLGY to be held on           , 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to TLGY’s shareholders on or about              , 2023 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides TLGY’s shareholders with certain information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held at            , Eastern Time, on             , 2023 at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York 10006, unless the extraordinary general meeting is adjourned or postponed. We also intend to hold the extraordinary general meeting through a “virtual” or online method. You will be able to attend the extraordinary general meeting online, vote and submit your questions during the extraordinary general meeting by visiting                .

Purpose of the TLGY Extraordinary General Meeting

At the extraordinary general meeting, TLGY is asking holders of ordinary shares to consider and vote upon:

●	a proposal to approve by ordinary resolution and adopt the Merger Agreement, including the Merger, and the transactions contemplated thereby;
●	a proposal to approve by special resolution the Domestication;
●	a proposal to approve by special resolution the Charter Amendment Proposal;
●	to consider and vote, on a non-binding advisory basis, upon the following nine (9) separate resolutions to approve material differences between the Existing Governing Documents and the Proposed Governing Documents, presented separately in accordance with SEC requirements:
●	a proposal to increase the authorized share capital of TLGY from US$55,500 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) shares of common stock, par value $0.0001 per share, of Verde PubCo and shares of preferred stock, par value $0.0001 per share, of Verde PubCo;
●	a proposal to provide that, subject to the rights of the holders of any series of preferred stock, the number of authorized shares of the Verde PubCo Common Stock or the preferred stock of Verde PubCo may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Verde PubCo’s capital stock entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL;
●	a proposal to permit removal of a director only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo entitled to vote in the election of directors;
●	a proposal to provide that, subject to the rights of holders of any series of preferred stock of Verde PubCo, the number of directors will be fixed from time to time by a majority of the Verde PubCo Board;
●	a proposal to eliminate the ability of Verde PubCo stockholders to take action by written consent in lieu of a meeting;

●	a proposal to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (i) by the affirmative vote of a majority of the Verde PubCo Board present at any regular or special meeting of the Verde PubCo Board at which a quorum is present or (ii) by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo entitled to vote generally in the election of directors;
●	a proposal to provide that the Proposed Charter may be amended, altered, repealed or adopted by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo entitled to vote in the election of directors for amendments for certain provisions of the Proposed Charter relating to: (i) among others, classification, election and term of the Verde PubCo Board, removal of directors from office, filling vacancies on the Verde PubCo Board, and quorum for meetings of the Verde PubCo Board; (ii) elimination of action by written consent of stockholders of Verde PubCo; (iii) eligible persons to call special meetings of stockholders and business transacted at any special meeting of stockholders; and (iv) amendments to the Proposed Bylaws;
●	a proposal to provide that, unless Verde PubCo consents in writing to the selection of an alternative forum, the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding will be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware) will be the sole and exclusive forum for certain stockholder actions, provided that that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Securities Act of 1933, as amended (or any successor provision), for which the federal district courts of the United States are the sole and exclusive forum; and
●	a proposal to provide that, subject to the rights of the holders of any series of preferred stock, the Verde PubCo Board will be divided into three classes, with members of each class serving staggered three-year terms;
●	a proposal to approve by ordinary resolution the issuance of shares of Verde PubCo Common Stock in connection with the Business Combination, the issuance of shares of Verde PubCo Common Stock in connection with the exchange of the right to receive whole distributable redeemable warrants into one-fifth of a share of Verde PubCo Common Stock, the issuance of Verde PubCo Common Stock or securities convertible into or exchangeable for Verde PubCo Common Stock to be issued at the Closing in connection with any financing in accordance with the terms of the Merger Agreement and the issuance of Incentive Warrants to the Incentive Grantees, in accordance with Nasdaq Listing Rule 5635;
●	a proposal to approve and adopt by ordinary resolution the 2023 Incentive Plan; and
●	a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, and the Equity Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Charter Proposals are conditioned upon each other Advisory Charter Proposal and the approval of the Charter Amendment Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Recommendation of the TLGY Board

The TLGY Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of TLGY and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of TLGY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TLGY and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TLGY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of TLGY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

TLGY’s shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on                 , 2023, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were                ordinary shares issued and outstanding, of which                     were issued and outstanding public shares.

Quorum

A quorum of TLGY’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting,                   ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to TLGY but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. Under the rules of various national and regional securities exchanges, if a shareholder does not give the broker voting instructions, on a particular proposal on which the broker does not have discretionary authority to vote, such as the Business Combination Proposal, such shareholders shares will not be voted on that proposal.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter if a quorum is present at such meeting. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the Business Combination Proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” the Business Combination Proposal.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, which is the affirmative vote of a majority of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter if a quorum is present at such meeting. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the Domestication Proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” the Domestication Proposal.

The approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands Companies Act, which is the affirmative vote of a majority of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter if a quorum is present at such meeting. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the Charter Amendment Proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” the Charter Amendment Proposal.

The approval of each of the Advisory Charter Proposals requires an ordinary resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter if a quorum is present at such meeting. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” each of the Advisory Charter Proposals, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” each of the Advisory Charter Proposals.

The approval of the Nasdaq Proposal requires an ordinary resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter if a quorum is present at such meeting. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the Nasdaq Proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” the Nasdaq Proposal.

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter if a quorum is present at such meeting. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the Equity Incentive Plan Proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” the Equity Incentive Plan Proposal.

The approval of the Adjournment Proposal requires an ordinary resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter if a quorum is present at such meeting. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the Adjournment Proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” the Adjournment Proposal.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, and the Equity Incentive Plan Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Charter Proposals are conditioned upon the approval of each other Advisory Charter Proposal and of the Charter Amendment Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own as of the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

●	You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the TLGY Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.
●	You can attend the extraordinary general meeting and vote in person or virtually at the time of the meeting if you hold your shares in your own name. You will receive a ballot when you arrive, or if you attend the virtual meeting you will be able vote your shares and submit questions during the extraordinary general meeting via a live webcast available at . You will need your control number for access. If you do not have your control number, contact Continental no later than at least 72 hours in advance of the meeting at the phone number or e-mail address below. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. Your broker, bank or other nominee will provide you with the instructions on how to obtain such a proxy. That is the only way TLGY can be sure that the broker, bank or nominee has not already voted your shares. Once you have your legal proxy, contact to have a control number generated. contact information is as follows: .

Revoking Your Proxy

If you are a TLGY shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●you may send another signed proxy card with a later date;
●you may notify TLGY in writing before the extraordinary general meeting that you have revoked your proxy; or
●you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call                 , our proxy solicitor, by calling free                 , or banks and brokers can call collect at                    , or by emailing             .

Redemption Rights

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, a public shareholder may request that TLGY redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;
(ii)	submit a written request to Continental, TLGY’s transfer agent, in which you (a) request that TLGY redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and
(iii)	deliver your certificates for public shares (if any) along with the redemption forms to Continental, TLGY’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                    , Eastern Time, on                  , 2023 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, TLGY’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental, TLGY’s transfer agent, in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, TLGY’s transfer agent, TLGY will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the First Closing Date. For illustrative purposes, based on approximately $64.9 million of funds in the Trust Account and 5,922,865 shares subject to possible redemption, in each case, as of October 17, 2023, this would have amounted to approximately $10.96 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place prior to the Domestication and accordingly it is public shares that will be redeemed upon the First Closing Date.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting, or thereafter with TLGY’s consent until the Closing. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that Continental, our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our transfer agent, at least two business days prior to the scheduled vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Acquiror Support Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and the other Initial Shareholders own approximately 49.3% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Acquiror Support Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. TLGY cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither shareholders of TLGY nor TLGY warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation Costs

TLGY is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. TLGY and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. TLGY will bear the cost of the solicitation.

TLGY has hired               to assist in the proxy solicitation process. TLGY will pay that firm a fee of $               plus disbursements, and will reimburse                for its reasonable out-of-pocket expenses and indemnify               and its affiliates against certain claims, liabilities, losses, damages and expenses. Such fee will be paid with non-Trust Account funds.

TLGY will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. TLGY will reimburse them for their reasonable expenses.

TLGY Initial Shareholders’ Agreements

As of the date of this proxy statement/prospectus, there are 5,922,865 ordinary shares issued and outstanding, and 5,750,000 Class B ordinary shares issued and outstanding and held by the Initial Shareholders, including the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 22,759,500 warrants to acquire ordinary shares, comprising 11,259,500 private placement warrants held by the Sponsor and 11,500,000 public warrants (excluding distributable redeemable warrants, which will not be distributed to shareholders prior to Closing).

In connection with the shareholder vote to approve the Business Combination, at any time at or prior to the Business Combination, the Sponsor and our other Initial Shareholders, as well as our directors, officers, advisors or their respective affiliates may privately negotiate transactions to purchase shares from shareholders who have expressed their election to redeem their shares for a pro rata portion of the Trust Account or vote against the Business Combination in conjunction with a proxy solicitation pursuant to the proxy rules. None of the Sponsor or our other Initial Shareholders, or our directors, officers, advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights and could include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor or our other Initial Shareholders, or our directors, officers, advisors or their respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases would be to (i) vote such shares in favor of the Business Combination Proposal and thereby increase the likelihood of obtaining shareholder approval of the proposals to be presented at the extraordinary general meeting and (ii) increase the likelihood of satisfaction of the requirement that TLGY’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement.

If such purchases are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to adopt and approve the Merger Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). Shareholders of TLGY should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “Business Combination Proposal — The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

We may consummate the Business Combination only if it is approved by an ordinary resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but it does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to carefully read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement may also be modified in part by the disclosure schedules (the “disclosure schedules”), which are not filed publicly, which are subject to a contractual standard of materiality different from that generally applicable to stockholders, and which were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about TLGY, Merger Sub, Verde or any other matter.

On June 21, 2023, TLGY, Merger Sub, Verde and, solely for certain sections in the Merger Agreement, the Sponsor, entered into the Merger Agreement, which provides for, among other things, the following transactions:

(1)	On the First Closing Date, (i) TLGY will redeem the Class A ordinary shares that the holders thereof have elected to redeem in connection with the Business Combination; (ii) TLGY will file (a) the Certificate of Domestication with the Secretary of State of the State of Delaware and (b) the De-registration Application with the Registrar of Companies in the Cayman Islands in connection with the Domestication, which will specify that the Domestication shall become effective on the next business day after both the Certificate of Domestication and the De-registration Application have been filed or at such later time as the parties may mutually agree to (the date on which the Domestication becomes effective, the “Second Closing Date”); and (iii) Verde will file the Certificate of Merger with the Secretary of State of the State of Delaware, which will specify that the Merger (as defined below) shall become effective on the Effective Time (the date on which the Merger becomes effective, the “Third Closing Date”). TLGY will provide an opportunity to its shareholders to have their TLGY Class A ordinary shares redeemed for a pro rata share of the Trust Account. For further details, see “Business Combination Proposal — Consideration to Verde Holders in the Business Combination” below.

(2)	On the Second Closing Date, through, among other things, the effectiveness of the Certificate of Domestication, the Domestication will be consummated. In connection with the Domestication, (i) each issued and outstanding Class A ordinary share of TLGY will convert, on a one-for-one basis, by operation of law, into one duly authorized, validly issued, fully paid and nonassessable share of Verde PubCo Common Stock, (ii) each issued and outstanding Class B ordinary share of TLGY will convert, on a one-for-one basis, by operation of law, into one duly authorized, validly issued, fully paid and nonassessable share of Verde PubCo Common Stock, (iii) each issued and outstanding whole warrant to purchase Class A ordinary shares of TLGY will become exercisable for Verde PubCo Common Stock beginning 30 days after the Closing at an exercise price of $11.50 per share on the terms and conditions set forth in the TLGY warrant agreement, and (iv) TLGY will adopt the Proposed Organizational Documents. In connection with clauses (i), (ii) and (iii) of this paragraph, each issued and outstanding TLGY unit that has not been previously separated into the underlying Class A ordinary share and the underlying one-half of one TLGY warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of Verde PubCo Common Stock and one-half of one Verde PubCo warrant, with such whole warrant representing the right to purchase one share of Verde PubCo Common Stock at an exercise price of $11.50 per share, on the terms and subject to the conditions set forth in the TLGY warrant agreement. No fractional warrants will be issued upon the separation of units and only whole warrants will trade. Accordingly, unless you hold at least two units of TLGY, you will not be able to receive or trade a warrant when the units are separated.
(3)	On the Third Closing Date, through, among other things, the effectiveness of the Certificate of Merger, Merger Sub will merge with and into Verde, with Verde being the surviving company. After giving effect to such Merger, Verde shall be a wholly-owned subsidiary of Verde PubCo.

Promptly following the Merger (unless otherwise agreed by Verde and TLGY), Verde shall merge with and into Merger Sub II (which Verde PubCo shall form prior to the Third Closing Date for the sole purpose of the Second Merger) pursuant to the terms of an agreement and plan of merger, which shall be in form and substance reasonably satisfactory to each of the Company and TLGY, whereupon the separate corporate existence of Verde shall cease, and Merger Sub II shall be the surviving entity of such merger.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to Closing, including the Sponsor Share Restriction Agreement, Verde Support Agreement, the Acquiror Support Agreement, the Registration Rights Agreement and the Verde Lock-up Agreement. See “Business Combination Proposal — Related Agreements” below for more information.

Consideration to Verde Holders in the Business Combination

In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, each share of Verde Common Stock issued and outstanding immediately prior to the Effective Time, shall, without any action on the part of the holder thereof, be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of Verde PubCo Common Stock equal to the quotient obtained by dividing (a) the quotient obtained by dividing (i) $365,000,000 by (ii) ten dollars ($10.00) by (b) the number of shares of Verde Common Stock that are issued and outstanding immediately prior to the Effective Time after giving effect to the Verde Conversion. In addition, holders of Verde Common Stock and the Sponsor will be entitled to receive certain additional considerations in connection with the Merger, subject to certain earnout provisions of the Merger Agreement, as set forth in more details below.

Earnout

Verde Stockholders Earnout

As additional consideration for the Merger, promptly upon the occurrence of a Triggering Event during the Earnout Period, Verde PubCo will issue to the holders of Verde Common Stock immediately before the Effective Time (other than any shares held by Verde in treasury or owned by TLGY or Merger Sub, which will be automatically cancelled and will cease to exist and no consideration will be delivered in exchange therefor, or any shares for which appraisal rights are validly exercised pursuant to Section 262 of the DGCL, which will be converted into the right to receive payment of the appraisal value of such shares according to Section 262 of the DGCL) (the “Eligible Company Stockholders”) his or her pro rata portion of up to an aggregate of 36,500,000 shares of Verde PubCo Common Stock (“Company Stockholder Earnout Shares”) to be issued and delivered as follows: (a) upon the occurrence of Triggering Event I within the Earnout Period, 18,250,000 shares of Company Stockholder Earnout Shares shall be issued to the Eligible Company Stockholders in accordance with their respective pro rata portion, provided that the issuance of the Company Stockholder Earnout Shares pursuant to the occurrence of Triggering Event I shall no longer be applicable upon and after the satisfaction of Triggering Event II and (b) upon the occurrence of Triggering Event II within the Earnout Period, a number of Company Stockholder Earnout Shares shall be issued to the Eligible Company Stockholders in accordance with their respective pro rata portion such that the cumulative total of all issued Company Stockholder Earnout Shares reaches 36,500,000 shares (inclusive of Company Stockholder Earnout Shares issued upon the occurrence of Triggering Event I, if any).

Sponsor’s Earnout

If the amount of the Net Proceeds, after subtracting therefrom the amount of proceeds raised from any Non-TLGY Pre-Closing Financing, at the Closing is less than the Target Cash Requirement, Verde PubCo will issue to the Sponsor up to an aggregate of 2,000,000 of Verde PubCo Common Stock (any shares issued to the Sponsor pursuant this and the subsequent paragraphs under “Sponsor’s Earnout”, the “Sponsor Earnout Shares”) as follows: (a) upon the occurrence of Triggering Event I within the Earnout Period, a number of Sponsor Earnout Shares equal to the product of (i) 1,000,000 and (ii) the Target Cash Percentage shall be issued to the Sponsor, provided that the issuance of the Sponsor Earnout Shares pursuant to the occurrence of Triggering Event I shall no longer be applicable upon and after the satisfaction of Triggering Event II and (b) upon the occurrence of Triggering Event II within the Earnout Period, a number of Sponsor Earnout Shares equal to the product of (i) 2,000,000 and (ii) the Target Cash Percentage shall be issued to the Sponsor (inclusive of Sponsor Earnout Shares issued upon the occurrence of Triggering Event I, if any).

Subject to the following paragraph, if the amount of the Net Proceeds, after subtracting therefrom the amount of proceeds raised from any Non-TLGY Pre-Closing Financing, at the Closing is equal to or in excess of the Target Cash Requirement, Verde PubCo will issue to the Sponsor up to an aggregate of 5,750,000 Sponsor Earnout Shares as follows: (a) 1,375,000 Sponsor Earnout Shares shall be issued to the Sponsor on the two (2)-year anniversary of the Closing, (b) 1,375,000 Sponsor Earnout Shares shall be issued to the Sponsor on the four (4)-year anniversary of the Closing, (c) upon the occurrence of Triggering Event I within the Earnout Period, 1,500,000 Sponsor Earnout Shares shall be issued to the Sponsor, provided that the issuance of the Sponsor Earnout Shares pursuant to the occurrence of Triggering Event I shall no longer be applicable upon and after the satisfaction of Triggering Event II and (d) upon the occurrence of Triggering Event II within the Earnout Period, 3,000,000 Sponsor Earnout Shares shall be issued to the Sponsor such that the cumulative total of all Sponsor Earnout Shares issued pursuant to subparagraphs (c) and (d) shall be equal to 3,000,000 Sponsor Earnout Shares.

Notwithstanding anything to the contrary in the immediately preceding paragraph, if, within thirty (30) days after the date of the Merger Agreement, (a) Verde, Humanitario, and/or their affiliates or representatives secure binding, definitive agreements from investors to invest $50,000,000 or more in Verde or TLGY at or prior to the Closing in connection with the transactions contemplated by the Merger Agreement (and such proceeds are actually received by Verde or TLGY at or prior to the Closing), and (b) the aggregate amount of the binding, definitive agreements to invest in Verde or TLGY at or prior to the Closing (not including any amounts held in the Trust Account) secured by the Sponsor, TLGY, and/or their respective affiliates or representatives in connection with the transactions contemplated by the Merger Agreement (and such proceeds are actually received by Verde or TLGY at or prior to the Closing) is less than $10,000,000, then the Sponsor shall only be entitled to receive the maximum number of Sponsor Earnout Shares set forth in the first paragraph under “Sponsor’s Earnout” above (as if the Target Cash Percentage, for purposes of subparagraphs (a) and (b) thereof was equal to 100%).

Effect of the Domestication on Existing TLGY Equity in the Business Combination

Assuming TLGY shareholder approval of the proposals described in this proxy statement/prospectus, the Domestication and Merger will occur, which will result in, among other things, the following, each of which will occur prior to or concurrently with the Effective Time:

●	each issued and outstanding Class A ordinary share of TLGY will convert automatically by operation of law, on a one-for-one basis, into shares of Verde PubCo Common Stock;
●	each issued and outstanding Class B ordinary share of TLGY will convert automatically by operation of law, on a one-for-one basis, into shares of Verde PubCo Common Stock;
●	each issued and outstanding warrant to purchase Class A ordinary shares of TLGY will automatically represent the right to purchase one share of Verde PubCo Common Stock at an exercise price of $11.50 per share of Verde PubCo Common Stock on the terms and conditions set forth in the TLGY warrant agreement;
●	the Existing Governing Documents of TLGY will be amended and restated and become the Proposed Governing Documents of Verde as described in this proxy statement/prospectus; and
●	in connection with the first three bullets above, each issued and outstanding unit of TLGY that has not been previously separated into the underlying Class A ordinary shares of TLGY and underlying TLGY warrants upon the request of the holder thereof prior to the Domestication will be cancelled and will entitle the holder thereof to one share of Verde PubCo Common Stock and one-half of one warrant, with a whole warrant representing the right to purchase one share of Verde PubCo Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the TLGY warrant agreement.

Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Merger Agreement is required to take place electronically by exchange of Closing deliverables beginning on the date which is eight (8) business days after the first date on which the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as TLGY and Verde may agree in writing (such date, the “First Closing Date”).

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Merger Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:

●	receipt or deemed receipt by the parties of all necessary (or in the case of any Foreign Investment Laws, proper or advisable as mutually agreed by TLGY and Verde) pre-Closing authorizations, consents, clearances, waivers and approvals of all relevant government authorities in connection with the Merger Agreement and the Business Combination or the expiry of any applicable waiting period thereunder (excluding HSR approvals);
●	no prohibition by a governmental authority prohibiting or enjoining the Business Combination;
●	TLGY having provided an opportunity to the TLGY public shareholders to redeem their public shares for consideration in accordance with the terms of the Existing Governing Documents and the Investment Management Trust Agreement, and such redemption offer having been completed in accordance with the terms of the Merger Agreement and this proxy statement/prospectus;

●	this registration statement, of which this proxy statement/prospectus forms a part, becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;
●	the Verde PubCo Common Stock and warrants having been approved for listing on Nasdaq, subject only to official notice of issuance thereof;
●	TLGY having at least $5,000,001 of net tangible assets immediately prior to (following the redemption), or upon consummation of, the Merger;
●	the directors and officers of TLGY upon the Effective Time being appointed in accordance with the Merger Agreement;
●	the approval of each Condition Precedent Proposal by the affirmative vote of the requisite number of shareholders of TLGY having been obtained in accordance with TLGY’s Existing Governing Documents and applicable law; and
●	the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) having been obtained by the requisite number of stockholders of Verde in accordance with the DGCL and agreements between Verde and its stockholders.

Other Conditions to the Obligations of TLGY

The obligations of TLGY to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by TLGY of the following further conditions:

●	the representations and warranties of Verde contained in Sections 4.01, 4.02(a) and 4.23 of the Merger Agreement (regarding organization, standing and corporate power of Verde, the authority and approvals of Verde to, among other things, execute and deliver the Merger Agreement, and each of the ancillary documents attached thereto to which it is or will be a party and to consummate the transactions contemplated thereby, and brokers fees) being true and correct in all material respects as of the First Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);
●	the representations and warranties contained in Section 4.04 of the Merger Agreement (regarding the capitalization of Verde) being true and correct in all respects (except for de minimis inaccuracies) as of the First Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);
●	the other representations and warranties of Verde being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth in the Merger Agreement) as of the First Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, does not result in a Material Adverse Effect;
●	Verde having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Merger Agreement prior to the Closing;
●	TLGY having received a certificate signed by an officer of Verde confirming that the conditions set forth in the first four bullet points in this section have been satisfied;
●	TLGY having received the executed counterparts to all of the Ancillary Agreements (as defined in the Merger Agreement) to which Verde, or any Verde stockholder, is party;
●	the Verde Conversion having been completed as provided in the Merger Agreement;
●Verde’s Net Debt immediately before the Closing shall be no more than $5,000,000;
●no Material Adverse Effect having occurred since the date of the Merger Agreement that is continuing; and

●the Voting Trust Transfer shall have been completed in accordance with the Verde Support Agreement.

Other Conditions to the Obligations of Verde

The obligations of Verde to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Verde of the following further conditions:

●	the representations and warranties of TLGY and Merger Sub contained in Sections 5.01, 5.02(a), 5.08 and 5.10(g) of the Merger Agreement (regarding organization, standing and corporate power, the authority to execute and deliver the Merger Agreement and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, brokers fees and absence of certain changes or events ) being true and correct, in all respects as of the First Closing Date, as though made on and as of the First Closing Date (or, if given as of an earlier date, as of such earlier date);
●	the representations and warranties contained in Section 5.13 of the Merger Agreement (regarding the capitalization of TLGY and Merger Sub) being true and correct in all respects, (except for de minimis inaccuracies) as of the First Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);
●	the other representations and warranties regarding TLGY and Merger Sub being true and correct (without giving effect to any limitation of “materiality” or “Material Adverse Effect” or any similar limitation set forth in the Merger Agreement) as of the First Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a Material Adverse Effect;
●	TLGY having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Merger Agreement;
●	Verde having received a certificate signed by an officer of TLGY confirming that the conditions set forth in the first four bullet points of this section have been satisfied;
●	Verde having received the executed counterparts to all of the agreements ancillary to the Merger Agreement to which TLGY or Sponsor is party; and
●	certain directors and executive officers of TLGY specified in the Merger Agreement having been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

Representations and Warranties

Under the Merger Agreement, Verde made customary representations and warranties to TLGY and Merger Sub relating to, among other things: organization, standing and corporate power; corporate authority; approval; non-contravention; governmental approvals; capitalization; subsidiaries; financial statements; internal controls; compliance with laws; absence of certain changes or events; no undisclosed liabilities; information supplied; litigation; contracts; employment matters; employee benefits, taxes; intellectual property; data protection; information technology and cybersecurity; real property; corrupt practices; sanctions; competition and trade regulation; environmental matters; brokers; affiliate agreements; insurance; COVID-19; takeover statutes and charter provisions; and other representations or warranties.

Under the Merger Agreement, TLGY and Merger Sub made customary representations and warranties to Verde relating to, among other things: organization, standing and corporate power; corporate authority; approval; non-contravention; litigation; compliance with laws; employee benefit plans; financial ability; trust account; taxes; brokers; TLGY SEC reports; financial statements; Sarbanes-Oxley Act; business activities; absence of changes; registration statement; capitalization; Nasdaq stock market quotation; contracts; no defaults; title to property; Investment Company Act; affiliate agreements; sanctions; takeover statutes and charter provisions; and other representations or warranties.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of Verde, TLGY and Merger Sub are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Verde are qualified in whole or in part by a Material Adverse Effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, “Material Adverse Effect” means any event, change, circumstance or development that has a material adverse effect on (i) the assets, business, results of operations or financial condition of Verde and its subsidiaries, taken as a whole, or (ii) the ability of Verde to consummate the transactions contemplated by the Merger Agreement; provided, however, that in no event would any of the following (or any event, change, circumstance or development to the extent primarily arising out of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” pursuant to clause (i) above: (a) any actual or proposed change or development in applicable Laws (including COVID-19 Measures, as defined in the Merger Agreement) or GAAP or any official interpretation thereof, (b) any change or development in interest rates, exchange rates, or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which Verde or its subsidiaries operate, (c) the announcement or the execution of the Merger Agreement, the pendency or consummation of the Merger or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, employees, or contractors, (d) any change generally affecting any of the industries or markets in which Verde or its subsidiaries operate or the economy as a whole, (e) the compliance with the terms of the Merger Agreement or the taking of any action, or failure to take action, required or contemplated by the Merger Agreement or with the prior written consent of TLGY, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event, (g) any (x) armed hostilities or the escalation thereof, whether or not pursuant to the declaration of any national emergency or war, or (y) military or terrorist attack, or escalation thereof, and (h) any failure of Verde and its subsidiaries, taken as a whole to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change has a disproportionate impact on Verde and its subsidiaries, taken as a whole, as compared to other participants in the industry in which Verde operates.

Covenants of the Parties

Covenants of Verde

Verde made certain covenants under the Merger Agreement, including, among others, the following:

●	Subject to certain exceptions (including with respect to potential suspension of operations for COVID-19 or similar health concern or as contemplated by any Company Extension Loan (as defined below)) or as consented to in writing by TLGY (such consent not to be unreasonably conditioned, withheld or delayed), prior to the Third Closing Date, Verde will conduct and operate its business in the ordinary course, consistent with past practice, in all material respects, use reasonable best efforts to preserve intact Verde’s current business organization and ongoing businesses, and maintain its existing relations and goodwill with its customers, suppliers, distributors and creditors, and use reasonable best efforts to keep the services of its present officers.
●	Subject to certain exceptions (including that Verde may issue one or more convertible notes to Humanitario prior to the First Closing Date), prior to the Third Closing Date, Verde will not do, among other things, any of the following without TLGY’s consent (such consent not to be unreasonably conditioned, withheld or delayed):
●	change or amend the certificate of incorporation, bylaws or other organizational documents of Verde or any of its subsidiaries;
●	declare, make or pay any dividend or other distribution to Verde stockholders or repurchase or redeem any Verde Common Stock;

●	create, allot, issue, redeem or repurchase or agree to create, allot, issue, redeem or repurchase any shares or other securities convertible into Verde Common Stock or any option to subscribe for the same (excluding repurchase in connection with termination of employment pursuant to an existing repurchase right);
●	enter into, or amend or modify any material term of, terminate, or waive or release any material right, claim or benefit under any material contract to which Verde or any of its subsidiaries is a party or otherwise bound, other than either in the ordinary course of business;
●	enter into, or amend or modify any material term of, terminate, or waive or release any material right, claim or benefit under any related-party contract, Lease Document (as defined in the Merger Agreement) or any document governing the occupation of real property, other than either (i) in the ordinary course of business consistent with past practice or (ii) involving an annual aggregate payment of less than $1,000,000;
●	sell, transfer, fail to maintain or subject to any lien any assets, properties or businesses of Verde or its subsidiaries (excluding Company Intellectual Property (as defined in the Merger Agreement) and Company Software (as defined in the Merger Agreement)), except in the ordinary course of business and in an amount not in excess of $250,000 in the aggregate;
●	sell, assign, transfer or subject to any lien or otherwise dispose of any intellectual property owned by or purported to be owned by Verde or its subsidiaries (other than non-exclusive licenses of intellectual property granted to customers and service providers in the ordinary course of business;
●	fail to continue to prosecute or defend, allow to enter the public domain, abandon, cancel, fail to renew or maintain or otherwise allow to lapse any material intellectual property owned by or purported to be owned by Verde or its subsidiaries;
●	fail to continue to protect and maintain the confidentiality of any trade secrets or material proprietary information included in the intellectual property owned by or purported to be owned by Verde or its subsidiaries;
●	adopt or amend any benefit plan or any collective bargaining agreement; or grant or provide any equity or equity-based awards, severance or termination payments, or transaction or change of control payments to any current or former director, officer or employee; or waive or release any noncompetition, non-solicitation, nondisclosure, non-disparagement or other restrictive covenant of current or former employees or independent contractor;
●	fail to maintain its existence or acquire any material portion of assets or equity of any business organization or adopt any plan of liquidation, dissolution, merger or other reorganization;
●	make any capital expenditures outside of Verde’s annual capital expenditure budget in excess of $2,500,000, other than capital expenditures that are consistent in all material respects with historical practices or reasonably forecasted by Verde and included in Verde’s projections as of the date of the Merger Agreement;
●	make any loans, advances or capital contributions to, or investments in, any other person or materially change its existing borrowing and lending arrangements other than would be consistent with past practice in the ordinary course of business;
●	make, revoke or change any material tax election or change any tax accounting method or period, provided that Verde may pay taxes in the ordinary course of business;
●	enter into any waiver, release, compromise, settlements, or satisfaction, other than in the ordinary course of business consistent with past practice or where such waiver, release, compromise, settlement or satisfaction involves monetary damages not to exceed $250,000 in the aggregate;
●	incur, issue, assume, guarantee or otherwise become liable for any indebtedness, other than (x) intercompany indebtedness in the ordinary course of business and (y) indebtedness in an amount of not more than $250,000;
●	enter into any material new line of business;

●	make any material change in financial accounting methods, principles or practices;
●	voluntarily fail to maintain, cancel or change coverage under any insurance policy maintained with respect to Verde and its assets and properties or any of its subsidiaries and its assets and properties, in a manner materially detrimental to Verde or any of its subsidiaries; and
●	liquidate, dissolve, reorganize or otherwise wind up the business or operations of Verde or its subsidiaries.
●	As promptly as practicable after this registration statement of which this proxy statement/prospectus forms a part, is declared effective under the Securities Act, Verde shall solicit a consent in writing or by electronic transmission from Verde stockholders approving and adopting the Merger Agreement, the Merger, the Business Combination and the transactions contemplated by the Merger Agreement and, through its board of directors, will recommend to Verde stockholders, the approval and adoption of the Merger Agreement.
●	Verde acknowledged that TLGY is a blank check company, waived any past, present or future claim of any kind against the Trust Account and agreed not to seek recourse against the Trust Account for any reason.
●	As promptly as practicable following the date of the Merger Agreement, Verde will deliver to TLGY audited financial statements for the years ended 2021 and 2022 and unaudited financial statements for each fiscal quarter starting from June 30, 2023 until at least 45 days prior to the date on which this registration statement is effective.
●	Prior to the Closing or termination of the Merger Agreement in accordance with its terms, Verde shall not, and shall cause its representatives not to: (i) initiate, solicit or knowingly encourage or facilitate any inquiry or request for information with respect to, or the making of, any inquiry regarding, or any proposal regarding, or any proposal or offer that constitutes or which is otherwise intended or is reasonably likely to result in an Acquisition Proposal (as defined in the Merger Agreement); (ii) engage in, continue or otherwise participate in any negotiation or discussion concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to, or that constitutes or which is otherwise intended or is could reasonably likely to lead to, an Acquisition Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; (iv) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, Merger Agreement or other similar agreement for or relating to any Acquisition Proposal; or (v) resolve or agree to do any of the foregoing.
●	Prior to the Closing, Verde shall procure the consummation of the Verde Conversion.
●	Within twenty-four hours after the execution of the Merger Agreement, Verde shall deliver to TLGY counterparts to the Verde Support Agreement duly executed by Humanitario and Verde.
●	Verde shall maintain its Net Debt to be no more than $10,000,000 until the Third Closing Date and upon the Effective Time.
●	Prior to Closing, Verde shall obtain any consent or waiver for any Material Contract (as defined in the Merger Agreement) that is required by the execution and performance of the Merger Agreement and the consummation of the Merger and the other transactions, if the failure to do so could reasonably expected to cause a Material Adverse Effect.
●	Prior to Closing, Verde shall establish a system of accounting and internal control sufficiently reliable for reporting and preparing Verde’s financial statements.
●	Subject to certain exceptions, Verde shall cause one or more Extension Loans to be provided by Verde during the period from September 2, 2023 through March 31, 2024, as described in “Business Combination Proposal - Extension of Time to Consummate a Business Combination” below.
●	Verde shall cooperate with and assist Humanitario with entering into the Voting Trust Agreement (as defined below).
●	Verde shall engage with a compensation consultant to receive advice on competitive compensation packages for employment agreements to be entered into with certain key employees to be effective at the Effective Time upon the consummation of the Business Combination.

Covenants of TLGY

TLGY made certain covenants under the Merger Agreement, including, among others, the following:

●	Subject to certain exceptions (including for any Working Capital Loan or Extension Loan or otherwise as contemplated by the Merger Agreement), prior to the Closing, TLGY shall not and shall not permit Merger Sub to do any of the following without Verde’s written consent (such consent not to be unreasonably conditioned, withheld or delayed):
●	change, modify or amend the Trust Agreement (as defined in the Merger Agreement) or the organizational documents of TLGY or the Merger Sub;
●	declare, make or pay any dividend or other distribution in respect of any of its outstanding share capital, capital stock or other equity interests or otherwise adjust its capital structure;
●	enter into, renew or amend in any material respect any related-party contract;
●	enter into, or amend or modify any material term of (in a manner adverse to TLGY or Merger Sub), terminate, or waive or release any material right, claim or benefit under any material contract;
●	enter into any compromises or settlements in respect of any pending or threatened claim or material liability;
●	incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness;
●	offer, issue, grant or sell any of its share capital, capital stock, other equity interests or securities convertible into any such share capital, capital stock or equity interests, other than in connection with the exercise of outstanding warrants or the Business Combination and the issuance of the Contingent Warrants (as defined in the Merger Agreement) pursuant to the Contingent Rights (as defined in the Merger Agreement);
●	adopt or amend any benefit plan other than set forth in the Equity Incentive Plan Proposal or enter into any employment contract or collective bargaining agreement, hire any employee or any other individual to provide services following Closing or make or grant any severance, bonus or any increase in base salary or wages to any director, executive or other current or former employee or service provider, or accelerate the vesting or payment of any compensation or benefit under any benefit plan of Verde or TLGY;
●	fail to maintain its existence or acquire, merge or consolidate with, or purchase a material portion of the assets or equity of another person;
●	make any capital expenditures;
●	make any loans, advances or capital contributions to, or investments in, any other person or make any change in its existing borrowing or lending arrangements;
●	make, revoke or change any material tax election or change any tax accounting method or period, provided that TLGY and Merger Sub may pay taxes in the ordinary course of business;
●	enter into any new line of business;
●	make any change in financial accounting methods, principles or practices;
●	fail to maintain, cancel or materially change coverage under any insurance policy maintained with respect to it and its assets and properties; and
●	enter into any agreement with any broker, investment banker, or financial advisor who is entitled to fees and commissions.

●	TLGY shall use reasonable best efforts, as promptly as reasonably practicable following the effectiveness of this registration statement of which this proxy statement/prospectus forms a part, to duly convene and hold the extraordinary general meeting of the holders of ordinary shares of TLGY in accordance with its Amended and Restated Memorandum and Articles of Association and Cayman Islands Companies Act.
●	Subject to certain exceptions, TLGY shall use its reasonable best efforts to ensure that TLGY remains listed as a public company on Nasdaq and to cause the Verde PubCo Common Stock to be issued in connection with the Business Combination, including the Domestication and the Merger, and the TLGY Public Warrants and Contingent Warrants (as defined in the Merger Agreement) to be approved for listing on Nasdaq.
●TLGY shall adopt the equity incentive plan as described in the Equity Incentive Plan Proposal.
●	Subject to certain exceptions, TLGY shall (a) use reasonable best efforts to procure one or more Extensions after September 2, 2023 through March 31, 2024 in accordance with the Existing Organizational Documents and the Trust Agreement of the deadline by which TLGY must complete its business combination, and (b) cause one or more Extension Loans to be provided by TLGY during that period, as described in “Business Combination Proposal — Extension of Time to Consummate a Business Combination” below.
●	On or prior to the Third Closing Date, TLGY shall enter into customary indemnification agreements with each of the post-Closing directors and officers of Verde PubCo, which shall continue to be effective following the Closing.
●	Prior to the Closing, TLGY shall (a) purchase liability insurance for persons who will be directors and officers of Verde PubCo and its subsidiaries at and after Closing and (b) be permitted to purchase a “tail” policy providing liability insurance coverage for TLGY’s directors and officers for events occurring prior to the Effective Time.

Mutual Covenants of the Parties

The parties made certain covenants under the Merger Agreement, including, among others, covenants to:

●use reasonable best efforts to consummate the Business Combination;
●make relevant public announcements and solicitation of Verde stockholder approvals;
●keep certain information confidential in accordance with the existing non-disclosure agreements between the parties;
●	take certain actions for each of the Domestication and the Merger to constitute transactions treated as a “reorganization” within the meaning of Section 368 of the Code and not take any action that could reasonably be expected to cause the Domestication or the Merger to fail to qualify for such treatment;
●cooperate in connection with certain tax matters and filings; and
●cooperate in connection with the arrangement of any Pre-Closing Financing.

In addition, TLGY and Verde agreed that (i) TLGY and Verde will prepare and mutually agree upon, and TLGY will file with the SEC, this registration statement/proxy statement on Form S-4 relating to the Business Combination; and (ii) neither TLGY nor Verde’s board of directors will change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation in favor of adoption of the Proposals (a “Change in Recommendation”) unless (A) for TLGY, in respect of an Intervening Event, a failure to do so would result in a breach of fiduciary duties under applicable law, subject to TLGY’s obligations to notify Verde for a proposed Change in Recommendation and negotiate with Verde and its representatives to make adjustments in the terms and conditions of the Merger Agreement so as to obviate the need for a Change in Recommendation; and (B) for Verde, a failure to do so would result in a breach of fiduciary duties under applicable law. The term “Intervening Event” means an event, fact, development, circumstance or occurrence, that materially and negatively affects the business, assets, operations or prospects of Verde and its subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to TLGY or the TLGY Board as of the date of the Merger Agreement (or the consequences of which were not reasonably foreseeable to the TLGY Board as of such date), and that becomes known to the TLGY Board after the date of the Merger Agreement (but specifically excluding a Competing Proposal (as defined in the Merger Agreement)).

Board of Directors and Officers

Conditioned upon the occurrence of the Closing and subject to any limitation imposed under applicable laws and the Nasdaq listing requirements, (i) each director of TLGY in office immediately prior to the Effective Time will cease to be a director immediately following the Effective Time, (ii) the Verde PubCo Board will consist of seven (7) members and (iii) the initial members of the Verde PubCo Board will be divided into three classes (Class I, II and III) with Class I and Class II each consisting of two (2) directors, and Class III consisting of three (3) directors. Pursuant to the Merger Agreement, the Class III directors of Verde PubCo Board will consist of Brian D. Gordon, Cuong Do and Jin-Goon Kim, and the Class I and the Class II directors will be designated by Brian Gordon and Cuong Do as members of the nomination committee.

Non-Survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in the Merger Agreement or in any certificate, statement or instrument delivered pursuant to the Merger Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) Article XI of the Merger Agreement.

Voting Trust Transfer

In connection with the Transactions, Humanitario will, within ten (10) business days after this registration statement becomes effective, enter into the Voting Trust Agreement with the Voting Trustee, pursuant to which Humanitario will transfer and assign to the Voting Trustee all of the Closing Merger Consideration and the Earnout Shares received or to be received by Humanitario, upon the terms and subject to the conditions in the Voting Trust Agreement and the Verde Support Agreement, effective as of the Effective Time.

Extension of Time to Consummate a Business Combination

TLGY shall use reasonable best efforts to procure one or more extensions after September 2, 2023 through the Termination Date , in accordance with the TLGY’s Existing Governing Documents and the Investment Management Trust Agreement, of the deadline by which TLGY must complete its Business Combination (each, an “Extension”), provided that, TLGY may not seek an Extension beyond the Termination Date without Verde’s written consent.

First Extension Period

Verde and the Sponsor each agree that if any Extension(s) is required from September 2, 2023 (the “Extension Payment Determination Date”) through December 2, 2023, Verde shall cause one or more loans (“Company Extension Loans”), and the Sponsor shall cause one or more loans (“Sponsor Extension Loans”), to be made to TLGY on a monthly basis, in each case, on an interest-free basis in an amount equal to fifty percent (50%) of the amount necessary for funding the applicable month of the Extension(s), provided that, each of Verde and the Sponsor shall not be required to make any Company Extension Loans or Sponsor Extension Loans, as applicable, pursuant to this paragraph in excess of $100,000.00 per month.

Notwithstanding anything to the contrary above, no later than thirty (30) days prior to the Extension Payment Determination Date, the Sponsor may provide written notice to Verde of its intent to terminate the Merger Agreement on the day immediately after the Extension Payment Determination Date (the “First Extension Period Termination”). Within ten (10) business days of receiving such notice of intent to terminate from the Sponsor, Verde shall, in its sole discretion, either agree to terminate the Merger Agreement on the day immediately after the Extension Payment Determination Date, or cause a Company Extension Loan to be made to TLGY on an interest free-basis for funding 100% of the amount necessary for funding the Extension for the subsequent three (3)-month period following the Extension Payment Determination Date (the “First Extension Period”).

Second Extension Period and Extension through the Termination Date

Verde and the Sponsor each agree that if any Extension(s) is required after December 2, 2023 through the Termination Date, (a) Verde shall cause one or more Company Extension Loans to be made to TLGY on a monthly basis, in each case, on an interest-free basis and in an amount equal to the lesser of fifty percent (50%) of the amount necessary for enabling the applicable month of the Extension(s), and $150,000, and (b) the Sponsor shall cause one or more Sponsor Extension Loans to be made to TLGY on a monthly basis, in each case, on an interest-free basis and in an amount necessary to fund the balance of the applicable month of the Extension(s).

Notwithstanding anything to the contrary above, no later than thirty (30) days prior to the expiration of the First Extension Period, either of Verde or the Sponsor may provide written notice to the other (with a copy to TLGY) of its intent to terminate the Merger Agreement upon the expiration of the First Extension Period (the “Second Extension Period Termination”). Within ten (10) business days of receiving such notice of intent to terminate, Verde (if the terminating party is the Sponsor) or the Sponsor (if the terminating party is Verde), as applicable, shall, in its sole discretion, either agree to terminate the Merger Agreement upon the expiration of the First Extension Period, or cause a Company Extension Loan (if the terminating party is the Sponsor) or a Sponsor Extension Loan (if the terminating party is Verde) to be made to TLGY on an interest free-basis for enabling 100% of the amount necessary for funding the Extension for the subsequent three (3)-month period following the First Extension Period (the “Second Extension Period”).

Notwithstanding anything to the contrary in the first paragraph under “Second Extension Period and Extension through the Termination Date” above, no later than thirty (30) days prior to the expiration of the Second Extension Period, either of Verde or the Sponsor may provide written notice to the other (with a copy to TLGY) of its intent to terminate the Merger Agreement upon the expiration of the Second Extension Period (the “Final Extension Period Termination”). Within ten (10) business days of receiving such notice of intent to terminate, Verde (if the terminating party is the Sponsor) or the Sponsor (if the terminating party is Verde), as applicable, shall, in its sole discretion, either agree to terminate the Merger Agreement upon the expiration of the Second Extension Period, or cause a Company Extension Loan (if the terminating Party is the Sponsor) or a Sponsor Extension Loan (if the terminating Party is Verde) to be made to TLGY on an interest free-basis for funding 100% of the amount necessary for enabling the Extension for the period from the Second Extension Period to the Termination Date.

Conversion of Company Extension Loans, Sponsor Extension Loans and Working Capital Loans

Each of Verde and the Sponsor shall have the right, for a period of thirty (30) days after the Third Closing Date, to convert the Company Extension Loans and the Sponsor Extension Loans, as applicable, into Verde PubCo Common Stock at a price per share equal to seventy-five percent (75%) of the dollar volume-weighted average price of the Verde PubCo Common Stock for the five (5)-day trading period immediately following the Third Closing Date, provided that, the aggregate amount of the Company Extension Loans and the Sponsor Extension Loans so converted shall not exceed $3,000,000 (to be allocated on a pro rata basis based on their respective outstanding amount).

The Sponsor shall have the right, for a period of thirty (30) days after the Third Closing Date, to convert the Working Capital Loans into Verde PubCo Common Stock at a price per share equal to seventy-five percent (75%) of the dollar volume-weighted average price of the Verde PubCo Common Stock for the five (5)-day trading period immediately following the Third Closing Date, provided that, the aggregate amount of the Working Capital Loans so converted shall not exceed $1,000,000.

The Sponsor agrees that it shall not convert the Working Capital Loans or the Sponsor Extension Loans, in whole or in part, into private placement warrants.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

●by the mutual written consent of TLGY and Verde;
●	by TLGY, subject to certain exceptions, if any of the representations or warranties made by Verde are not true and correct or if Verde fails to perform any of its respective covenants or agreements under the Merger Agreement (including its obligation to consummate the Closing) such that certain conditions to the obligations of TLGY, as described in the section entitled “Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within certain time periods;
●	by Verde, subject to certain exceptions, if any of the representations or warranties made by TLGY are not true and correct or if TLGY fails to perform any of its covenants or agreements under the Merger Agreement (including its obligation to consummate the Closing) such that the condition to the obligations of Verde, as described in the section entitled “Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within certain specified time periods;
●	by either TLGY or Verde, subject to certain limited exceptions, if the Business Combination is not consummated by the Termination Date; provided that each of TLGY and Verde’s right to so terminate shall not be available if (a) it is the party that failed to fulfill any obligation under the Merger Agreement that has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (b) it is the party that is in breach of the Merger Agreement on such date, which breach could give rise to a right of the other party to terminate the Merger Agreement;
●	by either Verde or TLGY if the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law;
●	by Verde, prior to the approval by our shareholders of the Condition Precedent Proposals, if the TLGY Board changes its recommendation that our shareholders approve the proposals included in this proxy statement/prospectus or fails to include such recommendation in this proxy statement/prospectus;
●	by Verde, if the approval by our shareholders of the Condition Precedent Proposals is not obtained at the extraordinary general meeting (subject to any adjournment or recess of the meeting);
●	by TLGY, if the approval of the Business Combination by the stockholders of Verde have not been obtained within ten (10) business days following the date that this registration statement of which this proxy statement/prospectus forms a part is disseminated by Verde to its stockholders;
●	by the Sponsor, pursuant to and subject to the terms in connection with the First Extension Period Termination;
●	by the Sponsor or Verde, pursuant to and subject to the terms in connection with the Second Extension Period Termination or the Final Extension Period Termination; and

●	by Verde, if the Minimum Cash Condition is not satisfied immediately before the time when the First Closing would otherwise occur.

Expenses

Unless otherwise specified in the Merger Agreement, each of TLGY, Merger Sub and Verde shall bear its own expenses incurred in connection with the Merger Agreement and the Business Combination contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants, provided that, the parties agree that (a) Verde will reimburse the reasonable costs and expenses of TLGY and the Sponsor incurred in connection with the Business Combination (including any costs related to any Extension and the tail insurance) in the event of a failure to consummate the Business Combination for reasons primarily attributable to Verde, including as a result of (i) Verde materially breaching the Merger Agreement or any related agreement; (ii) the failure to complete the Voting Trust Transfer; or (iii) fraud or willful breach on the part of Verde; provided that, in the case of this part (a), Verde’s obligation to so reimburse TLGY and the Merger Sub shall not exceed $2,000,000; (b) Verde will reimburse half of the reasonable costs and expenses of TLGY and the Sponsor incurred in connection with the Business Combination (including without limitation any costs related to any Extension and the tail insurance) in the event of a failure to consummate the Business Combination for reasons not primarily attributable to either Verde or TLGY (including the failure to satisfy the Minimum Cash Condition), provided that, in the case of this part (b), Verde’s obligation to so reimburse TLGY and the Sponsor shall not exceed $1,000,000; and (c) TLGY shall not be required to repay the Company Extension Loans if the Effective Time does not occur. Notwithstanding the foregoing, in no event shall Verde be responsible for reimbursing TLGY or the Sponsor for any costs and expenses in the event of a failure to consummate the Business Combination for reasons primarily attributable to TLGY or the Sponsor, including, without limitation, as a result of (i) TLGY or the Sponsor breaching the binding provisions of the Merger Agreement or any related agreement, (ii) fraud or willful breach on the part of TLGY or the Sponsor, or (iii) the termination of the Merger Agreement (1) by mutual written consent of Verde and TLGY, (2) by Verde, subject to certain exceptions, if any of the representations and warranties made by TLGY are not true and correct or if TLGY fails to perform any of its covenants or agreements set forth in the Merger Agreement such that the condition to the obligations of Verde cannot be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements, as applicable, are not cured or cannot be cured within certain specified time periods, (3) by Verde, if the TLGY Board changes its recommendation that our shareholders approve the proposals included in this proxy statement/prospectus, (4) by Verde, prior to the approval by our shareholders of the Condition Precedent Proposals, if the TLGY Board changes its recommendation that shareholders of TLGY approve the proposals included in the proxy statement/prospectus or fails to include such recommendation in the proxy statement/prospectus, and (5) by Verde, if the approval by our shareholders of the Condition Precedent Proposals is not obtained at the extraordinary general meeting (subject to any adjournment or recess of the meeting).

If Verde is obligated to reimburse TLGY and/or the Sponsor, Verde shall make such payment to TLGY and/or the Sponsor within ten (10) business days after receiving written notice of TLGY and/or the Sponsor requesting such reimbursement (the last day of such ten (10)-business day period, the “Due Date”). If Verde fails to pay any amount payable by it by the Due Date, interest shall accrue on the overdue amount from the Due Date up to the date of actual payment at a rate of 10% per annum, compounded monthly.

For the avoidance of doubt, if the Closing occurs, TLGY shall pay, or cause to be paid, the Transaction Expenses and, if applicable, any Stockholder Extension Advances, Working Capital Loans and Sponsor Extension Loans outstanding within three business days after the thirtieth (30th) day after the Third Closing Date.

Governing Law

The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Act also applies to the Domestication).

Amendments

The Merger Agreement may be amended or modified only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement (but not necessarily by the same natural persons who executed the Merger Agreement) and which makes reference to the Merger Agreement.

Ownership of Verde PubCo

As of the date of this proxy statement/prospectus, there are 5,922,865 ordinary shares issued and outstanding, and 5,750,000 Class B ordinary shares issued and outstanding held by the Initial Shareholders. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 22,759,500 warrants to acquire ordinary shares, comprised of 11,259,500 private placement warrants held by the Sponsor through the private placement warrants purchased simultaneously with the consummation of the initial public offering and 11,500,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of Verde PubCo Common Stock .Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of TLGY’s outstanding public shares are redeemed in connection with the Business Combination), TLGY’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 34,432,365 ordinary shares.

The following table illustrates varying ownership levels in Verde PubCo Common Stock immediately following the consummation of the Business Combination assuming the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) no public shares are redeemed in the minimum redemptions scenario, 50% of the public shares are redeemed in the interim redemption scenario, and 100% of the public shares are redeemed in the maximum redemption scenario, assuming TLGY will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination and a majority of the shares voted at the extraordinary general meeting are voted in favor of the Business Combination; (ii) all 1,125,950 private placement warrants were Granted by Sponsor as Incentive Warrants to the Incentive Grantees; (iii) all the Verde PubCo warrants (including the Granted Incentive Warrants, but excluding the Forfeited Incentive Warrants) to purchase Verde PubCo Common Stock that will be outstanding immediately following Closing have not been exercised and (iv) no holders of the contingent right to receive distributable redeemable warrants elect to exchange each whole distributable redeemable warrant to which they are entitled under such contingent right into one-fifth of a share of Verde PubCo Common Stock. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in Verde PubCo will be different and totals may not add up to 100% due to rounding.

	Share Ownership in Verde PubCo
	Assuming No Redemption		Assuming 50% Redemption		Assuming Max Redemption
	Number of shares	% of total	Number of shares	% of total	Number of shares	% of total
Verde Holders	36,500,000	75.8%	36,500,000	80.7%	36,500,000	86.4%
TLGY public shareholders	5,922,865	12.3%	3,659,091	6.5%	0	0.00%
Sponsor	5,344,700	11.1%	5,344,700	11.8%	5,344,700	12.6%
Initial Shareholders (other than Sponsor)	405,300	0.8%	405,300	0.9%	405,300	1.0%
Total	48,172,865	100.00%	45,909,091	100.00%	42,250,000	100.00%

For further details, see “Business Combination Proposal — Consideration to Verde Holders in the Business Combination.”

Related Agreements

This section describes the material terms of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the form of the Sponsor Share Restriction Agreement, Verde Support Agreement, Acquiror Support Agreement, Amended and Restated Registration Rights Agreement and Verde Lock-up Agreement, which are attached hereto as Annex G, Annex F, Annex H, Annex E and Annex I, respectively. You are urged to read such agreements in their entirety prior to voting on the Proposals presented at the extraordinary general meeting.

Sponsor Share Restriction Agreement

Concurrently with the execution of the Merger Agreement, the Sponsor, Verde and TLGY entered into the Sponsor Share Restriction Agreement, pursuant to which the Sponsor has agreed to the surrender and forfeiture of all private placement warrants (except for the Incentive Warrants) held by the Sponsor upon the Closing. Except for Grants to Incentive Grantees, the Sponsor may not transfer the Incentive Warrants to any other person or entity. Furthermore, upon and after the Closing, the Sponsor agrees that it shall not transfer any Class B ordinary shares held by the Sponsor (such shares, before and after the conversion in connection with the Domestication, the “Sponsor Shares”), any private placement warrants or Verde PubCo Common Stock purchased or otherwise acquired by the Sponsor prior to or upon the Closing (except for the Sponsor Earnout Shares) (such Sponsor Shares, private placement warrants and Verde PubCo Common Stock, collectively, the “Sponsor Locked Up Equity”), until the earlier of (a) one (1) year after the Effective Time; and (b) subsequent to the Closing, (i) if the stock price of Verde PubCo Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least one-hundred fifty (150) days after the Effective Time or (ii) the date on which Verde PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Vere PubCo’s shareholders having the right to exchange their Verde PubCo Common Stock for cash, securities or other property. The Sponsor Share Restriction Agreement provides for certain permitted transfers, including but not limited to, transfers to certain affiliates or family members.

Conditioned upon the consummation of the Closing, Sponsor agrees to reserve 1,125,950 private placement warrants as Incentive Warrants. Sponsor, after consultation with Verde before the Closing, shall Grant at the Closing the Incentive Warrants to the certain Incentive Grantees to be determined at the Sponsor’s discretion primarily based on the work performed in facilitating the transactions contemplated by the Merger Agreement. Notwithstanding the above, the Sponsor may forfeit and surrender, rather than Grant, up to 281,487 Sponsor Warrants so reserved as Incentive Warrants, if the Sponsor determines, acting in good faith, that the Incentive Grantees have not used reasonable efforts to facilitate the transactions contemplated by the Merger Agreement (including cooperating with Sponsor and TLGY to raise Net Proceeds). All Incentive Warrants shall either be Granted to Incentive Grantees or surrendered and forfeited pursuant to the terms of the Sponsor Share Restriction Agreement. The Sponsor will not retain any Incentive Warrants for its own account.

Verde Support Agreement

On June 21, 2023, Humanitario, a stockholder of Verde holding shares representing the requisite votes necessary to approve the Business Combination, entered into the Verde Support Agreement with TLGY and Verde, pursuant to which Humanitario agreed to (a) from the date of the Verde Support Agreement to the Support Expiration Time, vote at any meeting or pursuant to any action by written consent of the stockholders of Verde all shares of Verde Common Stock held of record or thereafter acquired by Humanitario: (i) to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger and (ii) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Verde (other than the Merger Agreement and the transactions contemplated thereby, including the Merger); (b) be bound by certain transfer restrictions with respect to such securities, prior to the Closing; and (c) be bound by certain other covenants and agreements related to the Business Combination, in each case, on the terms and subject to the conditions set forth in the Verde Support Agreement.

In the Verde Support Agreement, Humanitario further commits to purchase for a total purchase price equal to the Subscription Amount, a number of shares of Verde PubCo Common Stock at a purchase price of $10.00 per share on customary market terms (the “Founder PIPE Investment”). Humanitario’s obligation to make the Founder PIPE Investment is subject to TLGY receiving commitments from one or more Financial Institutional Investors to purchase shares of the Verde PubCo Common Stock at the Closing (such commitments, collectively, the “Institutional PIPE Proceeds”) and Humanitario shall not have any obligation to make the Founder PIPE Investment if TLGY accepts a subscription to purchase shares of Verde PubCo Common Stock at the Closing from one or more Strategic Investors. The closing of the Founder PIPE Investment is contingent upon the concurrent consummation of the Closing.

Humanitario agrees that if Verde is required to provide any Company Extension Loan(s) pursuant to the terms of the Merger Agreement, Humanitario shall provide loan(s) to Verde in an equivalent amount to finance such Company Extension Loan(s) (each, a “Stockholder Extension Advance”), if requested by Verde in writing at least five (5) business days prior to the funding date of such Company Extension Loan. For each Stockholder Extension Advance, interest shall (a) accrue at a fixed rate equal to ten percent (10)% per annum through and including the day on which such Stockholder Extension Advance is repaid in full or converted as described below, (b) be computed on the basis of a year of three hundred sixty-five (365) days for the actual number of days elapsed, and (c) be compounded monthly. The other terms of the Stockholder Extension Advances shall be substantially the same as the Stockholder Notes, and Verde will issue to Humanitario a convertible promissory note for each Stockholder Extension Advance.

Humanitario shall have the right to direct Verde to convert all or any portion of the aggregate outstanding principal amount of the Company Extension Loans (together with accrued and unpaid interest thereon) into Verde PubCo Common Stock pursuant to the Merger Agreement. Any Verde PubCo Common Stock issued in respect of the Company Extension Loans so converted shall be transferred by Verde to Humanitario in exchange for the cancellation (in whole or in part) of the corresponding Stockholder Extension Advances.

Humanitario also agrees to enter into the Voting Trust Agreement with the Voting Trustee within ten (10) business days after this registration statement is declared effective under the Securities Act. Pursuant to the Voting Trust Agreement, Humanitario will transfer and assign to the Voting Trustee all of the Closing Merger Consideration and the Earnout Shares received or to be received by Humanitario pursuant to the terms of the Merger Agreement, effective as of the Effective Time.

The Voting Trust Agreement shall include the following terms and conditions and otherwise be on terms and conditions to the reasonable satisfaction of Humanitario, Verde and TLGY: (i) during the term of the Voting Trust Agreement, the Voting Trustee shall vote all shares of Verde PubCo Common Stock subject to the Voting Trust Agreement in favor of any vote, consent or other action in the same proportion as voted by public stockholders of Verde PubCo that are not affiliates of Verde PubCo with respect to such matter; (ii) if at any time during the term of the Voting Trust Agreement, (a) any shares of Verde PubCo Common Stock (including, for the avoidance of doubt, any Earnout Shares) are issued to Humanitario pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of any of the Closing Merger Consideration or the Earnout Shares, on or affecting any of the Closing Merger Consideration or the Earnout Shares owned by Humanitario or otherwise, (b) Humanitario purchases or otherwise acquires beneficial ownership of any shares of Verde PubCo Common Stock or (c) Humanitario acquires the right to vote or share in the voting of any shares of Verde PubCo Common Stock, then all such shares of Verde PubCo Common Stock shall be subject to the Voting Trust Agreement; and (iii) the Voting Trust Agreement shall remain in effect until the earliest to occur of the following: (a) the criminal charges announced by the U.S. Department of Justice and the civil complaint filed by the SEC on March 1, 2023 against Terren Peizer, Verde’s former Executive Chairman and Founder and Chairman of Humanitario, are fully dismissed, (b) the fifth anniversary of the Third Closing Date, and (c) such time as Humanitario and its affiliates collectively beneficially own shares of Verde PubCo Common Stock representing in the aggregate less than ten percent (10%) of the total voting power of all shares of Verde PubCo Common Stock then outstanding.

If the Merger Agreement is terminated in accordance with its terms, promptly upon such termination, Verde will reimburse Humanitario for all Humanitario Transaction Expenses, subject to a cap of $200,000. If the Closing occurs, TLGY shall pay, or cause to be paid, the Humanitario Transaction Expenses, subject to a cap of $200,000.

The Verde Support Agreement will automatically terminate upon the earlier to occur of (i) the Effective Time and (ii) such date and time as the Merger Agreement is terminated in accordance with its terms.

Acquiror Support Agreement

Concurrently with the execution of the Merger Agreement, TLGY entered into the Acquiror Support Agreement with Verde and the Sponsor pursuant to which the Sponsor agreed to, among other things, (a) from the date of the Acquiror Support Agreement to the Support Expiration Time, vote at any meeting or pursuant to any action of written resolution of the shareholders of TLGY all of their Class B ordinary shares, held of record or thereafter acquired: (i) in favor of the Business Combination and the other Proposals and (ii) against any competing acquisition proposal; and (b) be bound by certain other covenants and agreements related to the Business Combination, in each case, on the terms and subject to the conditions set forth in the Acquiror Support Agreement.

Until the Support Expiration Time, the Sponsor (and its permitted transferees under the Insider Agreement (as defined below)) shall comply with the restrictions on the transfer of the Sponsor Shares and Sponsor Warrants set forth in the letter agreement, dated as of November 30, 2021, among TLGY, the Sponsor and the Insiders (as such term is defined therein) (the “Insider Agreement”).

Amended and Restated Registration Rights Agreement

At the Closing, Verde PubCo, the Sponsor and certain stockholders of Verde (the “New Holders” and together with the “Existing Holders”, the “Holders”) intend to enter into an Amended and Restated Registration Rights Agreement, which will supersede the registration and shareholder rights agreement between TLGY and its Initial Shareholders, pursuant to which, among other things, the Holders party thereto will be granted certain registration rights, on the terms and subject to the conditions therein.

In particular, the Amended and Restated Registration Rights Agreement provides for the following registration rights:

●	Piggyback registration rights. At any time after the Closing Date, if Verde PubCo proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, the Existing Holders, the New Holders, and certain other holders of piggyback registration rights are entitled to include their registrable securities in such registration statement.
●	Shelf registration rights. Within thirty calendar days after the Closing Date, Verde PubCo will use its commercially reasonable efforts to file a shelf registration statement pursuant to Rule 415 of the Securities Act and use commercially reasonable efforts to cause such registration statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies Verde PubCo that it will “review” such registration) following the Effective Time and (ii) the 10th business day after the date Verde PubCo is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review. At any time Verde PubCo has an effective shelf registration statement with respect to Existing Holders’ or New Holders’ registrable securities, and following any applicable lock-up period, a Holder may make a written request to effect a public offering, including pursuant to an underwritten shelf takedown, provided that such holder reasonably expects that the offering price of registrable securities offered in such takedown will exceed $10,000,000.
●	Expenses and indemnification. All fees, costs and expenses of underwritten registrations will be borne by Verde and underwriting discounts and selling commissions will be borne by the Holders of the shares being registered. The Amended and Restated Registration Rights Agreement contains customary cross-indemnification provisions, under which Verde PubCo is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to Verde PubCo, and Holders of registrable securities are obligated to indemnify Verde PubCo for material misstatements or omissions attributable to them.
●	Registrable securities. Under the Registration Rights Agreement, the term “Registrable Securities” means (a) any outstanding shares of Verde PubCo Common Stock or any other equity security (including the shares of Verde PubCo Common Stock issued or issuable upon the exercise of any other equity security) of Verde PubCo held by a Holder as of the date of the Registration Rights Agreement, (b) any Verde PubCo Common Stock of parties executing a joinder to the Registration Rights Agreement, (c) any shares of the Verde PubCo issued or to be issued to any Holders in connection with the Business Combination and (d) any other equity security of Verde PubCo issued or issuable with respect to any such shares of Verde PubCo Common Stock by way of a share capitalization or share sub-division or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such registration statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by Verde PubCo and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities may be sold without registration pursuant to Rule 144 and Rule 145 (as applicable) promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC) (but with no current public information requirement or volume, manner of sale or other restrictions or limitations).

Verde Lock-up Agreement

Prior to the Closing, Verde shall use reasonable efforts to procure that each Verde stockholder, including Humanitario, enters into the Verde Lock-Up Agreement, pursuant to which such Verde stockholder agrees that it shall not, and shall cause any of its permitted transferees not to, transfer (a) any Closing Merger Consideration prior to the date that is one-hundred eighty (180) days after the Third

Closing Date, or (b) any Verde Earnout Shares prior to the date that is three (3) months after the date of occurrence of the relevant Triggering Event, in each case, subject to certain exceptions.

Background to the Business Combination

The terms of the Business Combination Agreement were negotiated on an arm’s length basis between the representatives of TLGY and Verde. The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement. This chronology does not purport to catalogue every conversation or correspondence among representatives of TLGY, Verde, their respective representatives, or any other party.

TLGY is a blank check company incorporated in May 2021 as a Cayman Islands exempted company to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. We initially focused our search on the global biopharmaceutical or technology-enabled business-to-consumer industries, however, due to tough market conditions, we refined our search on businesses that are focused on the most feasible deals with the following characteristics: (i) innovative and leading-edge technology with breakthrough potential, (ii) strong value proposition and significant potential to fuel sustainable and profitable growth, (iii) low minimum cash requirement with existing PIPE anchor, (iv) business that appreciates TLGY’s SPAC structure and value add potential from the expertise of our officers, directors, and advisors, and (v) willingness to commit to one way exclusivity with TLGY.

On December 3, 2021, we consummated our initial public offering of 20,000,000 units at $10.00 per unit, generating gross proceeds of $200,000,000. Each unit consists of (i) one Class A ordinary share of TLGY, par value $0.0001 per share, (ii) one-half of one detachable redeemable warrant of TLGY, and (iii) a contingent right to receive at least one-fourth of one redeemable warrant following the initial business combination redemption time. Mizuho served as the underwriter of our initial public offering. The sale of securities in our initial public offering as registered under the Securities Act on registration statements on Form S-1 (Registration Nos. 333-260242 and 333-261431), declared effective on November 30, 2021.

Simultaneously with the consummation of our initial public offering, we completed the private sale of an aggregate of 10,659,500 warrants to the Sponsor at a purchase price of $1.00 per private placement warrant, generating gross proceeds of $10,659,500. Such private placement warrants were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

The private placement warrants are identical to the warrants sold as part of the units sold in our initial public offering, except that the private placement warrants, so long as they are held by our Sponsor or its permitted transferees, (i) are not redeemable by us, (ii) may not, subject to certain limited exceptions, be transferred, assigned or sold by such holders until 30 days after the completion of our initial business combination (including any Class A common shares issued upon exercise of such private placement warrants), (iii) may be exercised by the holders on a cashless basis, and (iv) will be entitled to registration rights. No underwriting discounts or commissions were paid with respect to such private placement.

On December 8, 2021, we consummated the closing of the sale of an additional 3,000,000 units at a purchase price of $10.00 per unit (the “Option Units”), pursuant to the full exercise of the over-allotment option by the underwriters of our initial public offering, generating gross proceeds of $30,000,000. We also consummated the closing of the sale of an additional 600,000 private placement warrants at a purchase price of $1.00 per private placement warrant (the “Additional Private Placement Warrants”) to the Sponsor, generating gross proceeds of $600,000.

We paid a total of $4,000,000 in underwriting fees and $1,533,689 for other costs and expenses related to our initial public offering. In addition, the underwriters agreed to defer $8,650,000 in underwriting fees and such fees are payable upon the completion of our initial business combination.

An aggregate of $234,600,000 of the proceeds from our initial public offering (including the Option Units) and the private placement of warrants with the Sponsor (including the Additional Private Placement Warrants) was placed in the Trust Account. There has been no material change in the planned use of proceeds from our initial public offering as described in our prospectus filed with the SEC on December 3, 2021.

Except for a portion of the interest earned on the funds held in the Trust Account that may be released to TLGY to pay taxes, none of the funds held in the Trust Account will be released until the earlier of the completion of our initial business combination and the redemption of 100% of our public shares if we are unable to consummate a business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents) or obtain the approval of our shareholders to extend the deadline for TLGY to consummate an initial business combination.

Prior to the consummation of the initial public offering, neither TLGY nor anyone on its behalf had any substantive discussions, formal or otherwise, with respect to a potential business combination transaction between TLGY and any third party.

As discussed herein, after the completion of the initial public offering, TLGY’s management began to seek potential candidates for a business combination. In addition, TLGY was contacted by several individuals and entities with respect to potential business combination opportunities. During this search process, representatives of TLGY regularly updated and received input from members of the TLGY Board on the status of the search process. Certain members of the TLGY Board were regular participants in the ongoing meetings and discussions with representatives of several potential target opportunities.

TLGY’s management team was led by Jin-Goon Kim, a former partner of TPG Capital and a former CEO of industry leaders in Asia, including Dell Korea and Li Ning, and co-presidents Dr. Theron E. Odlaug, prior to his resignation, and Steven Norman who have helped run, build, and invest in leading public and private companies in the global healthcare and technology-enabled consumer sectors, respectively. Our founder and board members have had long and successful tenures as senior leaders with top investment platforms, including TPG, Softbank, and IMM (a leading private equity firm in Korea). The TLGY team was formed to be a collective team experienced in the capital markets and buy-side investments, with significant operational experience across the biotechnology and consumer technology sectors. Jin-Goon Kim believed that a team that had capital markets experience and significant biotech and consumer tech operational experience, including but not limited to science and drug development operational experience, would both differentiate TLGY and optimize the opportunity for its success. This cross-functional operational experience was important to TLGY’s founders as they built out the TLGY team and they believed the team’s combination of experiences would be an important strategic advantage in the market.

In evaluating potential business combination opportunities, the TLGY team focused on several attributes. The management team sought out companies that had a majority or all of the followings (i)a potential for high investment return, (ii) compelling technology, (iii) the existence of validating data with respect to the technology, (iii) a compelling underlying value proposition(s), (iv) the potential of technology value accretion via the infusion of capital/access to the capital markets, (v) strong positive unit economics, (vi) high growth with the potential to become a unicorn or decacorn, (vii) a scalable platform with public company readiness, (vii) a highly driven and experienced management team, (viii) likely public market reception, (ix) barriers to entry to competition, and (x) competitive advantages.

These criteria were not intended to be exhaustive, and were determined based on the investment expertise of TLGY’s management team, including our Chairman and CEO (Jin-Goon Kim), to navigate through the fast changing condition of the capital markets and identifying where the best potential opportunities may occur. During the search for companies who meet the criteria above, by broadening the criteria for potential business combination partners, TLGY located Verde, a full-service business-to-business bioplastics company that specializes in sustainable product innovation and the manufacturing of proprietary biopolymer resins.

After the initial public offering through the signing of the Business Combination Agreement with Verde Bioresins, Inc., on June 21, 2023, TLGY organized two teams to source, review and assess potential opportunities in the biopharmaceutical and consumer technology industries. Members of each team included executives and advisors with different disciplines and from a range of industry sectors with varying background and experience in investment, business operation and development, and scientific research. The teams included Jin-Goon Kim, Chairman and Chief Executive Officer; Steven Norman, President, Chief Financial Officer and Executive Director; Shrijay Vijayan, Independent Director; Donghyun Han, Independent Director; and Hyunchan Cho, Independent Director. The teams also included TLGY’s advisors with different background and experiences from a variety of industry sectors and representatives from financial institutions, particularly TLGY’s financial advisor, Mizuho. Potential opportunities were introduced directly or indirectly by members of the team from their own sources and in some cases TLGY was contacted by potential target companies. With different levels of interaction, TLGY interacted with and/or received information from some sixty one (61)

companies including Verde. TLGY entered into confidentiality agreements with some thirty-nine (39) companies and had teleconferences (via Zoom) with thirty-six (36) of these prospective target companies. In some cases, interviews with relevant industry experts were conducted to further elucidate and evaluate development plans and potential commercial opportunities of some of these potential target companies.

The sixty one companies included fifty one (51) companies from the biopharmaceutical sector and ten (10) companies from the consumer technology sector.

From the biopharmaceutical sector, potential target companies were mostly in the therapeutic space including (i) neurology (central nerve system), (ii) oncology , (iii) cardiovascular diseases, (iv) immunology and infectious diseases and (v) Gene therapy and regenerative medicines.

Most of these potential opportunities were introduced by TLGY’s management team (including Dr. Theron E. Odlaug, past Co-President of TLGY, and Shrijay Vijayan, PhD, Independent Director of TLGY), TLGY’s advisors’ network (including Cuong Do, President and CEO of BioVie Inc and the Chairman of M6P Therapeutics; Navdeep S. Jaikara, Ph.D., Founder and Chairman of SGN NanoPharma Inc Dr. Ram Palanki; and Mr. Rick White) and TLGY’s network of banks with biopharmaceutical sector focus (Baird). TLGY management and the advisor network conducted the due diligence process with an evaluation scope derived on a case by case and as appropriate basis, which typically included (i)an initial conversation between TLGY and the potential target company’s management team, (ii) review of the therapeutics’ scientific and clinical progress, (iii) an internal CMC assessment (Chemistry, manufacturing and controls) to evaluate manufacturing practices and product specifications that ensure product safety and batch consistency, and (iv) evaluation of the therapeutic’s regulatory environment and commercial viability.

TLGY’s executive board did not pursue a transaction with other companies primarily due to one of the following reasons: (i) the potential target did not have a compelling business and technology potential; (ii) the potential target was at an early stage of clinical development with a long lead time to reach a pivotal trial; or (iii) TLGY and the potential target company were not able to reach a mutual agreement on the principal terms of a non-binding preliminary term sheet.

The vast majority of consumer technology opportunities were introduced through Jin-Goon Kim’s network derived from his relationships at his previous companies including McKinsey and TPG. As part of the assessment process, Jin-Goon Kim and Steven Norman, the President of TLGY, would meet via teleconference with a potential target company’s management team, followed by due diligence on its technology and business plan to evaluate their technology and commercial potential and viability.TLGY engaged or consulted with various advisors and industry experts as needed and some of the opportunities advanced towards memorandums of understanding and/or term sheets over a period of several months.

As described below, from May 2022 through February 2023, TLGY had numerous teleconference and physical meetings with Verde to obtain an in-depth understanding Verde’s business and prospects. TLGY management conducted a number of expert interviews with plastic/bio-plastic industry players to evaluate the potential of Verde and conducted a series of analyses on competing technologies.

Jin-Goon Kim and Steven Norman of TLGY engaged in significant research on the bioplastic industry and Verde’s position within it. These activities include desktop research on industry articles, industry associations, public companies’ websites, public filings, press releases and publications. Additionally, TLGY conducted detailed interviews with Verde’s senior executives, shareholders and customers; reviewed Verde’s historic legal and financial records; and appointed an industry expert, Todd Rosin (who became a TLGY advisor in June 2022, and subsequently became an independent consultant to Verde in December 2022) to conduct commercial and technical due diligence.

TLGY decided to pursue a business combination with Verde because it determined that Verde represented a compelling opportunity based upon Verde’s proprietary PolyEarthylene technology, strong and visionary management team, large addressable market within the vast plastics industry, and its strong runway for growth into the foreseeable future.

During the week of May 2, 2022, Coung Do, CEO of BioVie, which is affiliated to with Terren Pizer, and a TLGY advisor informed the TLGY executives about Verde’s proprietary bioplastic formulations. TLGY’s executives and their advisors spent the next two weeks performing a detailed assessment of the bio-plastics industry and evaluated the unmet demand for sustainable, biodegradable and compostable plastics.

On May 20, 2022, TLGY established initial contact with Terren Peizer, Verde’s former Executive Chairman and founder and Chairman of Acuitas, Verde’s controlling stockholder at that time.

On May 25, 2022, TLGY (Jin-Goon Kim, Steven Norman, Donghyun Han and Todd Rosin) ,Verde (Brian Gordon, Joseph Paolucci and Gary Metzger) and Mizuho (Timothy Hunt) held a teleconference to discuss Verde’s technology, product offering, scalability and product line, raw material requirements, sales team composition, commercial contracts, and funding requirements. It was decided in this meeting that TLGY would like to execute a confidentiality agreement to obtain a deeper understanding of the technology.

On May 30, 2022, TLGY and Verde executed a confidentiality agreement to facilitate the review of Verde’s non-public information.

On June 6, 2022, Verde’s management team, led by Joe Paolucci, Chief Executive Officer, Brian Gordon, President and Chief Operating Officer, and Gary Metzger, Chief Sustainability Officer, held a teleconference with TLGY (Steven Norman and Todd Rosin), to conduct an extensive discussion on Verde’s sales pipeline, technology and supply chain.

On June 10, 2022, TLGY and Verde set out a detailed commercial and technical due diligence plan and process.

On June 13, 2022, members of TLGY (Jin-Goon Kim, joining via Zoom were Steven Norman and TLGY’s advisor Ted Chen)and Verde’s management team met at the Hyatt Regency in San Diego, California, to evaluate Verde’s product offerings and competitive advantages, which included Verde’s ability to create tailored polymer blends subjected to customer requirements (i.e., durability, shelf life, tensile strength and recyclability), difficulty of competitors to copy or reverse engineer the polymer blends, ability to adapt to mainstream industrial applications (e.g., injection molding, thermoforming, extrusion molding and blow molding), Verde’s approach to customer service, time and dedication spent on developing Verde’s product offering, strategic supply relationship with Braskem S.A., a Brazilian petrochemical company (“Braskem”) , “drop-in” ready for existing manufacturing processes and the sales/business forecast. At the end of the meeting, both TLGY and Verde decided to explore the potential of a business combination.

From June 24, 2022 through early August 2022, TLGY conducted a full scope commercial and technical due diligence review of Verde, which review was led by Todd Rosin, who has over 40 years of experience in the plastics and biopolymers industry. He held various leadership roles throughout his career and is an expert in sustainable materials. The due diligence covered:

1.	Market assessment: company sales pipeline review, sales process, opportunity validation, sales forecast and go to market strategy;
2.	Technology assessment: technical review of the PolyEarthylene proprietary formulation and compounding technology, testing and certifications and industrial applications;
3.	Supply chain review: strategic supplier relationships, critical components and risk assessments of the supply chain;
4.	Factory operation review: production capacity and ability to meet forecast, factory readiness, capacity planning and forecasted capital expenditure spending; and
5.	Gross margin and cost analysis: key cost inputs to validate margin levels.

On July 12, 2022, TLGY reviewed the preliminary commercial and technical due diligence report prepared by Todd Rosin and concluded that the assessment in the report supported TLGY’s initial investment thesis that Verde may offer a solution to address the unmet demand for compostable, biodegradable, and sustainable plastics. TLGY representatives including Jin-Goon Kim, Steven Norman and Todd Rosin determined that in order to validate Verde’s potential, TLGY would conduct extensive due diligence on Verde upon execution of a non-binding term sheet.

On July 18, 2022, TLGY and Verde discussed the progress on key potential customers and the strategic partnership between Verde and Braskem.

On August 17, 2022, TLGY (Jin-Goon Kim, joining via Zoom were Steven Norman, Ted Chen) and Verde (Brian Gordon and Terren Peizer) held a teleconference to exchange their preliminary views on valuation, cash requirements to fund the business, composition of the post-business combination board of directors and the possibility of granting TLGY a period of exclusivity to further explore a business combination. TLGY’s management also proposed that it would seek to raise $50 million dollars in a PIPE in connection with the potential business combination, in order to provide more certainty as to the amount of cash to be available to the combined company in the event of redemptions by public shareholders. Verde’s management did not comment on the proposed valuation at that time.

On August 22, 2022, TLGY shared a draft short form term sheet (the “Short Form Term Sheet”) with Verde, under which the proposed enterprise valuation of Verde was approximately $390 million on a pre-money basis, plus an additional $585 million of contingent consideration subject to earnouts. The consideration would be in the form of TLGY equity, valued at $10 per share.

On August 24, 2022, Todd Rosin and Steven Norman from TLGY had a teleconference with Brian Gordon, Gary Metzger and Terry Retin, Verde’s Executive Vice President of Sales, to discuss Verde’s current and planned business, progress on the sales pipeline and the potential use of funds for Verde’s global expansion.

Throughout the month of September 2022, the management teams of TLGY and Verde held various calls to discuss due diligence findings.

On October 17, 2022, Verde expressed their interest in moving forward with a business combination, and TLGY gave Verde’s management a presentation explaining the processes of SPAC shareholder voting and redemption, extension of the deadline to complete a business combination, and PIPE financing.

On October 20, 2022, and October 30, 2022, TLGY (Jin-Goon Kim and Steven Norman) and Verde (Brian Gordon and Terren Peizer) held two sessions of discussions on the Short Form Term Sheet.

On November 18, 2022, the Short Form Term Sheet was executed between TLGY and Verde, whereby Verde agreed to grant TLGY an exclusivity period of at least four months from the date of the Short Form Term Sheet.

During the month of December, 2022, Verde’s management team presented their sales pipeline and the likelihood of prospective customer orders. Verde was at various stages of commercialization with over two dozen customers on a wide range of applications. Verde’s potential sales pipeline includes multinational companies in consumer-packaged food, semiconductors, financial services, healthcare, and logistics industries. The solutions being discussed with these potential customers would “drop-in” to existing plastics manufacturing processes, enabling fast ramp-up and quick expansion into further applications.

TLGY applied the following industry standard methodology to assess the sales potential reflected in Verde’s sales pipeline:

1.	Start of production: There is often a period of decision-making process between the customer placing their order and their material evaluation stage (i.e., “to be trialed”, “trialed material”, “product development”, and “business development.”); and high uncertainties expected for new solution adoption.
2.	Probability of closing: Likelihood of closing of the order in the pipeline as a percentage of annual forecasted volume; high uncertainties and long delays expected for new solution adoption.
3.	Size of pre-production: Initial production run rate as a percentage of the full production annual run rate (“ARR”). The production reaches full ARR stage after certain duration, depending on the ramp up period.
4.	Lead time to full production (time to ramp up to 90% - 100% ARR): Expected time period required for the production to reach full ARR (i.e., 90% - 100% ARR), which may vary and are dependent on the customer’s demand, market fluctuations and economic conditions.
5.	Further adjustments: Further discounts applied to the pipeline to provide a higher margin of error, as the industry may experience a slower adoption of new biopolymer solutions, and consideration on the timing and amount of the capital raising and operational ramp up to scale manufacturing and sales capacity quickly

Simultaneously, TLGY requested Verde provide a batch of sample materials to perform several production tests at an affiliated manufacturing plant. These samples included two PolyEarthylene extrusion coating grades.

Todd Rosin, a TLGY advisor conducted the following (i) on-site testing and development in advanced applications (blown film, and extrusion coating), (ii) validation of value proposition with Asia distributors and prospective customers and (iii) validation of value proposition with key participants at an industry conference.

Todd Rosin, a TLGY advisor also affirmed PolyEarthylene’s superior value proposition across the four key criteria: (i) environmental (sustainability and “end-of life” performance), (ii) cost (sufficiently competitive to replace current polymers), (iii) manufacturing/processing (“drop-in” with minimum adjustment to the existing set up) and (iv) applications (desirable physical properties).

Between January 11, 2023 and January 16, 2023, as part of the commercial and technical due diligence, Todd Rosin conducted a site visit at Verde’s facility in Fullerton, California. Todd Rosin performed a thorough review of Verde’s proprietary technology including product formulations and compounding technology, manufacturing plant set up, production line testing, assessment of potential risk factors and mitigation for the production process.

On January 15, 2023, Jin-Goon Kim conducted a site visit at the Fullerton facility. Meanwhile, TLGY members held several teleconferences with some of Verde’s key prospective customers.

On January 19, 2023, Jin-Goon Kim and Terren Peizer discussed the course of action of the potential business combination process, and a long-form Letter of Intent (“Long-Form LOI”) was shared between TLGY and Verde. The draft Long-Form LOI included other key terms of the proposed business combination that were not included in the Short Form Term Sheet, including, among other terms, lock-up arrangements, registration rights, post-closing board composition, incentive private placement warrants to be granted by the Sponsor to certain Verde personnel, and the cost sharing arrangement amongst the parties.

During the week of January 23, 2023, TLGY held an internal virtual meeting to discuss the business combination and potential PIPE investment, process of Form S-4 filing, sharing of transaction costs, earn-out structures and a strategic raw material supplier partnership.

On January 27, 2023, Verde shared a revised draft of the Long-Form LOI with TLGY, and on January 29, 2023, TLGY sent back a revised draft of the Long-Form LOI.

On January 30, 2023, members of TLGY (Jin-Goon Kim and Steven Norman) and Verde (Brian Gordon) held a teleconference in which the draft Long-Form LOI was presented and discussed. Both parties communicated their views on valuation, cash requirement to fund the business, composition of the post-business combination board of directors and pre-emptive warrant conversion. During the teleconference, TLGY’s management proposed that it would seek to raise a PIPE in connection with the potential business combination, but without explicitly defining an amount, in order to provide more certainty as to the amount of cash to be available to the combined company in the event of redemptions by public shareholders. The parties tentatively agreed on (i) a proposed enterprise valuation of approximately $390 million on a pre-money basis and (ii) proposed that the combined company’s board of directors include seven (7) representatives of Verde and one (1) representative of TLGY. TLGY’s management discussed the draft Long Form LOI internally as well as with its legal counsel and financial advisor.

From January 20, 2023 to February 7, 2023, Verde and TLGY further exchanged drafts of the Long-Form LOI.

On February 7, 2023, TLGY provided a revised draft of the Long-Form LOI to Verde, on which Verde’s management had no further comments. On the same day, TLGY and Verde executed the Long-Form LOI. The Long-Form LOI is non-binding except with respect to certain specified provisions relating to, among other things, exclusivity, expenses and other customary provisions. Key terms that were agreed to included target cash level of $50 million and $25 million, and minimum cash level of $15 million before expenses, board composition of Verde with six (6) representatives and TLGY with one (1) representative.

On February 8, 2023, TLGY’s management appointed Etterna Consulting Limited to engage in financial due diligence. Cleary Gottlieb Steen & Hamilton LLP (“Cleary”) and Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) were subsequently instructed by TLGY and Verde, respectively, to represent each party for the drafting of a business combination agreement and certain ancillary agreements.

On February 10, 2023, TLGY (Jin-Goon Kim, Steven Norman) and Verde (Brian Gordon)and their counsels (Denise Shiu and Mengshan Xu from Cleary Gottlieb representing TLGY; and Daniel Zimmermann, Glenn Pollner, Michael Gilligan and Dimitry Lensky from WilmerHale representing Verde)held a series of calls to discuss the various agreements related to the business combination, progress of PCAOB audits, preparation of the combined company’s pro-forma financial statements, and remaining due diligence items.

On February 12, 2023, Cleary provided an initial draft of the Merger Agreement and the Sponsor Share Restriction Agreement to Verde and WilmerHale.

During the week of February 13, 2023, Verde’s two PolyEarthylene extrusion coating grades material samples were tested at an unaffiliated manufacturing facility in Korea. TLGY’s Jin-Goon Kim, Steven Norman and Todd Rosin engaged in meetings with multiple industry players in the Asia Pacific region to explore potential commercial partnerships with Verde. Concurrently, Jin-Goon Kim, based on his past connection at TPG,explored a possible PIPE investment in Verde with a Korean based multinational,strategic plastic company. The discussions with this company were preliminary, which focused on Verde’s technology.

Two trials were conducted for technical due diligence, (i) to validate that PolyEarthylene™ can be “dropped into” standard plastics conversion equipment without any special conditions or modifications to the equipment, thereby confirming its capability to be converted from pellet form into a commercially usable application, and (ii) to verify Verde’s product development strategy and claims that it can successfully develop a PolyEarthylene™ grade alternative to standard polyethylene (PE). Through Jazzle Enterprises Inc. in Seoul Korea, TLGY arranged a trial of Verde PolyEarthylene™ blown film grade PEL-FZ-196 and extrusion coating grade PEL 240. Both blown film grade and extrusion coat grade trials confirmed that PolyEarthlyene is “drop in” compatibility and has the ability to be tailored for extensive industrial applications.

On February 17, 2023, the TLGY Board discussed the valuation implied by the terms of the business combination. All board members expressed their support of the reasonableness of the consideration to be paid in connection with the business combination. After further discussion, including asking questions of TLGY’s management, the TLGY Board determined that based on the business combination terms and the financial analysis, the business combination was fair to, advisable, and in the best interests of TLGY and its shareholders. The TLGY Board unanimously (i) determined that it is in the best interests of TLGY and its shareholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the Merger Agreement and the proposed transactions contemplated thereby, including the Business Combination, on the terms and subject to the conditions of the Merger Agreement and (iii) adopted a resolution recommending the Merger Agreement and the transactions contemplated thereby be adopted by TLGY’s shareholders.

On February 21, 2023, TLGY filed a Form 8-K with the SEC, indicating that a letter of intent for a potential business combination with a prospective business combination target in the alternative materials industry has been executed on January 7, 2023.

On February 23, 2023,shareholders of TLGY held an extraordinary general meeting to approve a special resolution to the Existing Governing Documents to (i) cancel the three-month automatic extension period to which TLGY was entitled in case it filed a preliminary proxy statement, registration statement or similar filing for a business combination with one or more businesses, during the 15-month period from the consummation of TLGY’s initial public offering, or any paid extension period, to consummate a business combination, and (ii) modify the monthly amount that the Sponsor or its affiliates or designees must deposit into the Trust Account in order to extend the period of time to consummate a business combination by one month, up to six times, in the event that TLGY does not consummate a business combination within 15 months from the consummation of the initial public offering, if requested by the Sponsor and accepted by TLGY, from $0.033 to the lesser of $0.04 per outstanding share and $200,000, and increase the maximum number of such extensions from up to six times to up to nine times.

On February 24, 2023, TLGY notified its transfer agent, Continental, of its intention to extend the period of time that TLGY has to complete its initial business combination by an additional month. On February 27, 2023, the Sponsor deposited the extension deposit of $200,000 into the Trust Account and as a result the termination date was extended by one month until April 3, 2023.

Form February 12, 2023 to March 1, 2023, representatives of the parties exchanged multiple drafts of the draft Merger Agreement and the Sponsor Share Restriction Agreement, and prepared various ancillary agreements. The parties substantially finalized the draft Merger Agreement on February 28, 2023, and Cleary provided the substantially finalized forms of the Merger Agreement, the Sponsor Share Restriction Agreement and the other ancillary agreements to Verde and WilmerHale on March 1, 2023, under which (i) the Verde shareholders would receive $390 million of consideration in the form of Verde PubCo Common Stock, and up to $585 million of additional consideration subject to certain earnout provisions in the Merger Agreement, and (ii) other than certain private placement warrants to be Granted to Verde personnel as Incentive Warrants, the Sponsor would continue to hold the remaining private placement warrants, subject to certain lockup restrictions.

On March 1, 2023, the U.S. Department of Justice announced and the SEC filed a civil complaint against Terren Peizer, Verde’s former Executive Chairman and founder and Chairman of Acuitas, Verde’s controlling stockholder at that time, alleging insider trading in the stock of an unrelated publicly traded company, OnTrak, Inc. Acuitas also was named as a defendant in the SEC complaint.

On March 3, 2023, TLGY and its advisors reassessed the investment thesis in Verde, based on (i) due diligence findings including a detailed review of Verde’s customer pipeline, (ii) business update including risks of delays in converting key prospective customers in the pipelines to significant actual revenues, (iii) discussion with management on development projects and interviews with potential customers, (iv) sales projection and cost structure provided by Verde management, and growth opportunities based on capacity expansion plan, (v) global plastic and bioplastic market sizes, market positioning, and estimated adoption rates, and (vi) SEC charges of potential insider trading on the major shareholder that could potentially impact business and investment.

As a result, some of the material terms in the Merger Agreement were revised, including (i) reduction in the proposed enterprise valuation to approximately $365 million from $390 million, on a pre-money basis and (ii) reduction of the total earnout consideration that Verde’s shareholders are entitled to receive to $365 million from $585 million. In addition, the revised Merger Agreement provided for Acuitas’s transfer of Verde Common Stock held by it to a voting trust after effectiveness of the Form S-4 to be filed in connection with the business combination in order to insulate Verde PubCo from control or significant influence by Mr. Peizer for so long as the charges against him are pending. On March 9, 2023, Cleary provided Verde and Wilmer Hale with revised drafts of the Merger Agreement, the Sponsor Share Restriction Agreement and the Verde Support Agreement, reflect these changes among other things.

On March 6, 2023, TLGY’s executives (Jin-Goon Kim and Steven Norman)updated the TLGY Board with the revised proposed enterprise valuation.

On March 7, 2023, Terren Peizer resigned as Executive Chairman and a member of the board of directors of Verde, with immediate effect. Between March 11, 2023 and March 17, 2023, several calls and Zoom meetings took place between TLGY(Jin-Goon Kim and Steven Norman)and Verde(Brian Gordon) to agree on the terms of the Merger Agreement. The parties discussed key changes to the potential deal terms, including the reduction of consideration and earnout consideration to Verde’s stockholders, and additional restrictions on the Sponsor’s equity interests in Verde PubCo after Closing.

From March 18, 2023 to April 2, 2023, WilmerHale and Cleary exchanged multiple drafts of the Merger Agreement, the Sponsor Share Restriction Agreement and other related ancillary agreements. The key discussions centered around (i) the triggers for the earnout consideration to the Verde shareholders, (ii) the restriction and forfeiture of certain of the Sponsor’s equity interests in Verde PubCo post-Closing, and (iii) the mechanism around the extension of TLGY’s business combination period and the financings arrangement of the related fees. In the meantime, on March 21, 2023, TLGY extended the period of time that it has to complete an initial business combination by an additional month, until May 3, 2023.

On April 19, 2023, Dr. Theron E. Odlaug resigned as Co-President of TLGY. On the same day, Verde announced a distribution partnership with Vinmar America, a division of Vinmar International (a leading global distributor of plastics) to market PolyEarthylene to their large corporate customer base. The partnership is expected to potentially enable Verde to access a diverse range of potential customers from various industries, while also providing end-users with a true alternative to existing plastic products.

On April 24, 2023, TLGY extended the period of time that it has to complete an initial business combination by an additional month, until June 3, 2023. During the course of April and May 2023, several discussions were held between TLGY (Jin-Goon Kim and Steven Norman) and Verde (Brian Gordon) to discuss several key terms of the business combination. These included terms related to the Minimum Cash Condition, the definition of the minimum cash target, expense sharing agreement, earnout structure and terms for reduction of the Sponsor warrants. On the same date, as part of the commercial due diligence, TLGY interviewed the Head of Sustainability for a leading global distributor of plastics, who confirmed the unique advantages and strong interest from end users for PolyEarthylene.

Between April 5, 2023 to May 22, 2023, various discussions were held and emails were exchanged between the TLGY and Verde principals around the proposed terms of the business combination. The key terms discussed and agreed to included (i) terms for the conversion of investments into Verde before closing, (ii) the terms of the Verde Earnout Shares, (iii) the terms of the Sponsor Earnout Shares, (iv) terms relating to the Incentive Warrants and (v) the terms of how Verde can hire employees and reward them between the signing the Merger Agreement and Closing. The principals also generated a capitalization table that analyzed the terms of the transaction based on various trust redemption and cash raising levels. These matters were substantially agreed to between the principals by May 5, 2023, with minor adjustments to various terms occurring between May 5, 2023 and May 23, 2023.

On May 23, 2023, WilmerHale provided a revised draft of the Merger Agreement and the Sponsor Share Restriction Agreement to Cleary and TLGY. The key changes contemplated by these drafts were (i) further limiting the definition of Gross Proceeds, (ii) raising the threshold for the Minimum Cash Condition, and (iii) the forfeiture of all private placement warrants of the Sponsor (other than the Incentive Warrants) upon the Closing, in exchange for the contingent right to receive up to 5,750,000 shares of Verde PubCo Common Stock subject to earnout triggers. TLGY and Verde had several further discussions between TLGY (Jin-Goon Kim and Steven Norman) and Verde (Brian Gordon)to reach agreement on the few outstanding issues between the parties. These included fine tuning of the terms previously agreed upon parties, including terms related to the Minimum Cash Condition, expense sharing, earnouts and terms for reduction of the Sponsor warrants. Further due diligence and a review of Verde’s sales pipeline and progress on prospective customer orders was also conducted during this period.

On May 24, 2023, TLGY extended the period of time that it has to complete an initial business combination by an additional month, until July 3, 2023.

Between mid-May 2023 and mid-June 2023, TLGY (Jin-Goon Kim and Steven Norman) and Verde (Brian Gordon)and their counsel exchanged multiple drafts of the Merger Agreement, ancillary agreements, investor presentation and press release, and held multiple calls to communicate their views on the terms. The key terms were substantially settled, including (i) the Management Incentive Warrants changed from the lesser of one million or 9% of sponsor’s private warrants, to a fixed number of 1,125,950 sponsors’ private warrants, (ii) the maximum number of Sponsor Warrants was reduced from 10,250,000 to zero, and (iii) the Sponsor could receive up to 5,750,000 shares per an earn out mechanism.

The TLGY Board was kept appraised by TLGY management of the status of negotiations with Verde. On June 21, 2023, the TLGY Board, acting through an action by written consent in lieu of a meeting, unanimously (i) determined, based upon the presentations made to, and the discussions held by, the TLGY Board at meetings of the TLGY Board, review of the principal terms of the Merger Agreement and other agreements relating to the Business Combination, that the proposed transactions contemplated by the Merger Agreement were fair to, and in the best interests of the Company and its shareholders; and (ii) approved and declared advisable the Merger Agreement and other agreements related to the Business Combination, on the terms and conditions thereof, subject to such changes as the Chairman and Chief Executive Officer of TLGY or the members of the TLGY Board, or any of them acting individually (with full power of substitution), shall approve.

On June 19, 2023, the Verde board of directors, acting through an action by written consent in lieu of a meeting, unanimously (i) determined that the terms of the Merger Agreement and the Merger were fair to, and in the best interests of Verde and its stockholders; (ii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; (iii) directed that the Merger Agreement be submitted to Verde’s stockholders for adoption; and (iv) recommended that Verde’s stockholders adopt the Merger Agreement.

On June 21, 2023, TLGY and Verde executed the Merger Agreement and the ancillary agreements and issued a joint press release announcing the Business Combination. Since the date the Merger Agreement was executed, the parties have held, and expect to hold, regular discussions regarding the timing of consummating the Business Combination and various preparatory efforts in connection therewith.

As discussed below, between July 2023 and October 2023, TLGY engaged in preliminary conversations with investors for PIPE and other potential capital raising transactions, in an effort to ensure an adequate cash amount is available at closing in the maximum redemption scenario.

A leading Korean chemical company has been identified as a potential lead investor (Korean investor), with significant international operations and major businesses in petrochemicals, advanced materials and life sciences. TLGY’s and Verde’s management teams held several meetings with such Korean investors’ sustainability team to facilitate the due diligence process.

On July 14, 2023, Todd Rosin and representatives from the potential Korean investor held an introductory meeting on Verde’s product details and potential applications.

On August 8, 2023, Steven Norman and Donghyun Han from TLGY, together with Brian Gordon and Joseph

Paolucci from Verde, and representatives from the potential Korean investor held a meeting to discuss Verde’s technology and intellectual property protection, and sales pipeline.

On September 6, 2023, Steven Norman and Donghyun Han from TLGY, and representatives from the potential Korean investor held a preliminary discussion on investment structure and terms.

On September 12, 2023, Terry Retin and Yvonne Soulliere from Verde, a representative from Vinmar, a key plastics distributor attended, and representatives from the potential Korean investor held an in-person meeting at the Las Vegas Packaging trade show to discuss Verde’s commercialization status and relationships with Vinmar.

On September 13, 2023, Brian Gordon , Joseph Paolucci and Dr. Christopher Rankin from Verde and representatives from the potential Korean investor, conducted a site visit at Verde’s Fullerton plant.

On October 17, 2023, TLGY held an annual general meeting and passed a special resolution to amend TLGY’s Amended and Restated Memorandum and Articles of Association. In the event that TLGY does not consummate a Business Combination within 15 months from the consummation of the IPO, which date may be extended by TLGY by resolution of the TLGY Board if requested by the Sponsor or its Affiliates up to sixteen times by an additional one month each time (starting from the first date on which a modified extension payment is made before the expiry of the 8th extension and that any amount paid for the 8th extension but unused (due to an additional extension payment, based on the updated monthly amount, made prior to the expiry of the 8th extension) may be deducted, on a pro rata basis, from future extension payments),if requested by the Sponsor and accepted by TLGY, subject in each case to the Sponsor or its affiliates or designees depositing for each month extension the lesser of $0.033 per share and $110,000 into the Trust Account. The number of TLGY Class A ordinary shares outstanding was reduced to 5,922,865, and the Trust Account Balance is $64,893,610.

The TLGY Board’s Reasons for the Business Combination

TLGY was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The TLGY Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the TLGY Board and management to identify, acquire and operate one or more businesses. The members of the TLGY Board and management have extensive transactional experience.

As described under “Background to the Business Combination,” the TLGY Board, in evaluating the Merger, consulted with TLGY’s management and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the TLGY Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the TLGY Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The TLGY Board contemplated its decision as in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of TLGY Board’s reasons for approving the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

The TLGY Board and management team alike were impressed with the Verde team during the diligence process and in their own investigation of the bioplastics industry.

Compared to Verde, TLGY and its advisors did not consider the other alternative combination targets to be as compelling when taking into consideration their business prospects, strategy, management teams, structure, likelihood of execution and valuation considerations.

The TLGY Board did not obtain a fairness opinion (or any similar report or appraisal) in connection with its determination to approve the Business Combination (including the consideration to be delivered to Verde under the terms of the Merger Agreement). TLGY’s management and the members of the TLGY Board have substantial experience in evaluating the financial merits of companies across a variety of industries and the Board concluded that this experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination and its terms.

More specifically, the TLGY Board took into consideration the following factors or made the following determinations, as applicable:

●	Meets the acquisition criteria that TLGY had established to evaluate prospective business combination targets. The TLGY Board determined that Verde satisfies a number of the criteria and guidelines that TLGY established, including businesses that are driven by leading-edge technology that is innovative and proprietary with a large addressable market breakthrough potential, strong value proposition and significant potential to fuel sustainable and profitable growth, products with strong customer interests and aligns with environmental, social and governance focused investment initiatives, strong unit economics with high potential for outsized investment returns, strong support from existing shareholders and capable management team.
●	Proprietary technology with a strong runway for growth in a large addressable market. The TLGY Board determined that Verde presents a solution that is difficult to replicate or reverse engineer, which provides significant first mover advantage. PolyEarthylene is a proprietary bio-resin that we believe is among the first of its kind to demonstrate a solution that is bio-based, recyclable, biodegradable and compostable. TLGY has based this belief on the due diligence conducted by it in connection with the Business Combination, including the report prepared by Todd Rosin, a professional in the plastics and biopolymers industry with over 40 years of experience, who performed commercial and technical due diligence on Verde on behalf of TLGY. As it is cost effective and “drop-in” ready for existing manufacturing processes, the TLGY Board believes it has high potential to replace significant portions of petroleum-based plastics. According to Grandview Research, Statista and Plastics Europe, the global plastics industry is estimated to be a $600 billion industry, which is under enormous regulatory pressures to develop more eco-friendly solutions, as only a small fraction of the plastic is recycled even once. Bio based plastic market penetration is currently less than 2%.
●	Scalable platform with significant value creation opportunities. Verde received strong commitments to strategic partnerships with world class suppliers and distributors. Verde formed a strategic partnership with Braskem and is expected to secure sufficient feedstock to support its rapid expansion, meanwhile, Verde has announced a partnership with Vinmar America, a division of Vinmar International, a leading global distributor of plastics, to market PolyEarthylene to Vinmar’s large international corporate customer base. The TLGY Board considered that Verde would have the potential to add substantial value through these business alliances, which may be complimentary to Verde in developing an extensive range of products to satisfy the growing need for an environmentally friendly polymer.
●	Strong customer interests. PolyEarthylene has the potential to address 50% of the $600 billion plastics market and compatible to a wide range of industrial processing methods, including injection molding and extrusion coating that most other existing mainstream bioplastics solutions cannot deliver. Verde is at various stages of commercialization with over two dozen customers on a wide range of applications, because Verde goes beyond flexible packaging and standard applications. Potential customers include multinational companies in consumer-packaged food, semiconductors, financial services, healthcare, and logistics industries. Verde’s current prospective customer sales pipeline totals over $250 million.
●	Strong unit economics with high potential for outsized investment returns. As the availability of green PE increases, Verde expects the input cost trend of PolyEarthylene to gradually decrease. Meanwhile, Verde seeks to reach a sizeable scale to further lower operating cost and maintain a strong profit margin to deliver solid profitability.
●	Ethical investment alignment with environmental and social values. The TLGY Board considered that ESG values are increasingly becoming higher priorities for a growing number of governments, corporations and consumers. Verde’s bio-resin solution, if widely adopted by the market, has the ability to provide a viable solution to solving one of the most urgent environmental problems – globally prevalent plastics pollution.
●	Experienced and visionary management team. The TLGY Board determined that Verde has a proven and experienced management team that is positioned to successively lead Verde after the Business Combination.
●	Strong commitment of existing Verde Stockholders. All existing Verde stockholders agreed to roll their ownership stakes and have agreed to be subject to lock-ups with respect to their shares.

●     Verde’s post-Closing financial condition. The TLGY Board also considered factors such as Verde’s outlook, financial plan and debt structure, taking into consideration that, after consummation of the Merger, Verde will have approximately $79 million (assuming minimum redemptions, before fees and PIPE investment) of cash on its balance sheet, positioning it well to execute its expansion plans.

●	Valuation supported by financial analysis and due diligence. TLGY’s management, Board and legal counsel conducted due diligence examinations of Verde. TLGY’s management and Board discussed with Verde’s management the financial, commercial and legal outlook of Verde.
●	Negotiated Transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between TLGY and Verde.

In addition to qualitative considerations, TLGY reviewed Verde’s prospective customer sales pipeline totaling over $250 million in potential sales, and applied sensitivity analysis to adjust the sales pipeline forecast to $150 million, which includes analysis of the sales pipeline and best estimates of projected volumes and project commencement dates. In connection with Verde’s preparation of its forecast, Verde reviewed its sales pipeline and its prospective customers at the time the forecast was prepared. In determining the amount of sales included in its forecast, Verde reviewed each of the potential customers in its then current sales pipeline. With respect to each prospective customer, Verde reviewed the product(s) in which such prospective customer had indicated interest, the suitability of the PolyEarthylene resins and applications for such potential customer’s needs, the stage of the prospective customer’s testing and approval of Verde’s PolyEarthylene materials in small sample trials and large volume trials and the then current status of discussions with that prospective customer, and the prospective customer’s indicated likely usage request in pounds per year. Based on that information, Verde assessed the probability, calculated by Verde, as to the likelihood that it would receive a firm order from that prospective customer and, if so, the quarter in which Verde believed it would be most likely that it would receive the order from that prospective customer. Any probability of receiving an order from a prospective customer that Verde assessed to be less than 50%, was disregarded and not included in Verde’s sales forecast. For sales to prospective customers included in the forecast, in arriving at the sales included in the model, Verde took the estimated quantity provided by the customer and multiplied it by Verde’s anticipated product price per pound to that customer and further multiplied by the percentage probability of securing the order, as assessed by Verde.

TLGY also conducted commercial and technical due diligence that included on-site product testing, validation of near-term commercialization potential, verification of product performance, pricing, and customer interest, and trial business development through TLGY experts. Verde’s prospective customers include Fortune 500 corporations, multinational plastic players, and packaging companies at various stages of engagement.

Since March 2023, Verde has received initial purchase orders and written commitments from a dozen of purchasers, including plastic distributors, converters and product manufacturers. These products include plastic chains, co-extruded films, plastic bags, food wraps, containers and packaging solutions. The TLGY Board has conducted various interviews with Verde’s potential customers to assess the progress of these development projects and their intention to move forward to a long-term business relationship with Verde.

A cost analysis of key material costs was provided by Verde’s management, which includes fossil based PE, green PE, starches, calcium carbonate and other additives. The TLGY Board has consulted with an industry expert affiliated with Verde to conduct a price analysis on commodity plastics and alternatives in order to review the competitive pricing of PolyEarthylene at $1.80 per pound, with a long-term prospect to decrease the material cost to $1.50 per pound at scale.

TLGY expects Verde to achieve positive EBITDA in the short term due to strong margins and relatively low costs of operation.

The TLGY Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Merger including, but not limited to, the following: redemptions, Verde’s status as an early stage company without significant revenues, the competitive landscape, challenges in managing its growth and expanding its operations, complexities related to the shareholder vote, litigation and threats of litigation and broader macro risks, including

Specifically, the TLGY Board considered the following issues and risks:

●     Risk of redemptions. The TLGY Board considered the risk that some of the current public shareholders would decide to exercise their redemption rights, thereby reducing the amount of cash available in the Trust Account. The TLGY Board believes, however, that the risk was mitigated by the right to exchange the right to receive distributable redeemable warrants into a right to receive shares of Verde PubCo Common Stock, to be received at Closing. To the extent TLGY reasonably determines in good faith that the payment of the transaction expenses would cause the Minimum Cash Condition to not be satisfied at the Closing, TLGY may seek to negotiate Cost Discounts in good faith with one or more counterparties of such transaction expenses, and in connection with such negotiation, TLGY may, if agreed to by such counterparties, to issue, and upon the Closing may issue, a number of Verde PubCo Common Stock (deemed to have a value of ten dollars ($10) per share) to such counterparties up to a value equal to the total Cost Discount.

●	Risks related to Verde’s status as an early stage company without significant revenues. The TLGY Board considered Verde’s status as an early stage company without significant revenues. The TLGY Board concluded, based on its due diligence and conversations with prospective customers, that the significant growth potential of Verde mitigates the risk of Verde not achieving revenue scale.
●	Risks related to Verde’s competitive landscape. The TLGY Board considered competition from other bio based polymer producers and traditional petroleum based producers, however, this risk was mitigated by the potential performance superiority of Verde’s products and the expected long term cost advantage on feedstock from Braskem.
●	Execution risk. The risk that Verde will have difficulties in effectively managing its expansion plan and, subsequently, managing its growth and expanding its operations. Verde’s board of directors considered this risk and concluded that this risk was mitigated by Verde’s management having the appropriate experience and ability to manage such expansion and growth.
●	Risk that the benefits described above may not be achieved. The risk that the potential benefits of the Merger may not be fully achieved, or may not be achieved within the expected timeframe.
●	Risk of the liquidation of TLGY. The risks and costs to TLGY if the Merger is not completed, including the risk of diverting management’s focus and resources from other business combination opportunities, which could result in TLGY being unable to effect a business combination in the requisite time frame and force TLGY to liquidate.
●	Risk regarding the shareholder vote. The risk that TLGY’s shareholders may fail to provide the votes necessary to effect the Merger.
●	Closing conditions. The fact that completion of the Merger is conditioned on the satisfaction of certain Closing conditions that are not within TLGY’s control, including approval by shareholders of TLGY, and approval by Nasdaq of the initial listing application in connection with the Merger.
●	Potential litigation. The possibility of litigation challenging the Merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Merger.
●	Fees and expenses. The fees and expenses associated with completing the Merger
●	Macroeconomic and geopolitical risk. Macro-economic and geopolitical uncertainty and the effects it could have on Verde’s operations and profitability.
●	Industry and regulatory risks. The risks of changes in Verde’s regulatory environment.
●	Other risk factors. Various other risk factors associated with the Business Combination, and the respective businesses of TLGY and Verde.

In addition to considering the factors described above, the TLGY Board also considered that some officers and directors of TLGY might have interests in the Merger as individuals that are in addition to, and that may be different from, the interests of TLGY’s shareholders. TLGY’s independent directors reviewed and considered these interests during the negotiation of the Merger and in evaluating and unanimously approving, as members of the TLGY Board, the Merger Agreement and the transactions contemplated thereby, including the Merger.

The TLGY Board concluded that the potential benefits that it expected TLGY and its shareholders to achieve as a result of the Merger outweighed the potentially negative factors associated with the Merger. Accordingly, the TLGY Board unanimously determined that the Merger Agreement, and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, TLGY and its shareholders.

Certain Verde Projected Financial Information

Verde does not as a matter of course make public projections as to future results. Verde provided its internally-derived management plan to TLGY’s management and advisors for use as a component of TLGY’s overall evaluation and due diligence of Verde. Neither Verde’s internally derived management plan nor the sensitized forecast prepared by TLGY management discussed below was prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Verde’s projected financial information was prepared solely for internal use, and was not intended for third-party use, including by investors or shareholders. The following table summarizes a two year sensitized financial forecast with respect to Verde, dependent on the closing date of the Business Combination (T), which sensitized forecast was prepared by TLGY management based on Verde’s internally derived management plan and provided by TLGY management to TLGY’s Board in connection with the TLGY Board’s evaluation of the Merger. Year 1 represents the 12-month period from T minus six months (T-6) to T plus six months (T+6). Year 2 performance is subject to achieving the Minimum Cash Condition with at least $15 million at Closing to finance Verde’s expansion plan.

	Financial Forecast ($million)
	Year 1	Year 2
Adjusted sales	11.5	60.0 – 80
Gross profit	5.1	28.8 – 38.4
EBITDA	-3.3	9.0 – 15.8

Based on Verde’s internally-derived management plan, the TLGY management team prepared the two year sensitized forecast applying industry-standard adjustment assumptions to sales estimates and financial forecast which the TLGY management team considered realistic for Year 1 and Year 2, and which the TLGY management team and the TLGY Board concluded was the appropriate plan time frame for assessing the value and fairness of the Merger. 2 years assumes: (i) T = an assumed closing date of December 31, 2023, (ii) Year 1 represents from July 1, 2023 to June 30, 2024, and (iii) Year 2 represents July 1, 2024 to June 30, 2025.

The methodology applied to determine adjusted sales is as follows:

(i)

Start of production (SOP): There is often a period of decision-making process between a customer placing an order and their material evaluation stage (i.e., “to be trialed”, “trialed material”, “product development”, and “business development.”); high uncertainties expected for new solution adoption.

(ii)	Probability of closing: Likelihood of closing of the order in the pipeline as a percentage of annual forecasted volume; high uncertainties and long delays expected for new solution adoption.
(iii)

Size of pre-production: Initial production run rate, which is generally a percentage of the full production annual run rate (ARR). The production reaches full ARR stage after a certain duration, depending on the ramp up period.

(iv)

Lead time to full production (time to ramp up to 90% - 100% ARR):Expected time period required for the production to reach full ARR (i.e., 90% - 100% ARR), which may vary and are dependent on the customer’s demand, market fluctuations and economic conditions.

(v)	Additional discount as a final adjustment: A further discount built in to provide a higher margin of error, as the industry may experience a slower adoption of new biopolymer solutions.
(vi)	The financial forecast further depends on the timing and amount of the capital raising and operational ramp up to scale manufacturing and sales capacity quickly.

The Verde and TLGY projected financial information reflects numerous assumptions, including macro and micro- economic, market, general business, operational, financing and capital market assumptions, all of which are difficult to predict and many of which are beyond Verde’s and TLGY’s control, such as the risks and uncertainties contained in the sections titled “Risk Factors,” “Verde Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” The financial projections are forward-looking statements that are based on assumptions, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Verde’s and TLGY’s control. There may be differences between actual and projected results, which are subject to the risks described under the section entitled “Risk Factors” herein. The materialization of those risks may cause actual results in the Verde and TLGY projected financial information to vary from that presented here. While all projections are necessarily speculative, notably, statements regarding Verde’s and TLGY’s business plan and yearly forecasts, and summary financial projections are, without limitation, subject to material assumptions regarding Verde’s and TLGY’s ability to successfully execute their business development plans and growth strategy, Verde’s and TLGY’s ability to compete in rapidly developing markets, Verde’s and TLGY’s access to capital markets or financing generally, Verde’s and TLGY’s ability to source and maintain strategic supply arrangements, including water and land use agreements, availability of labor, equipment and weather conditions, and the regulations and government actions affecting the markets in which Verde and TLGY operates and plans to operate. Verde and TLGY caution that their assumptions may not materialize and that market developments and economic conditions may render such assumptions, although believed reasonable at the time they were made, subject to greater uncertainty.

EXCEPT AS DESCRIBED BELOW AND EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, VERDE AND TLGY DO NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE VERDE AND TLGY PROJECTED FINANCIAL INFORMATION. THE VERDE PROJECTED AND TLGY FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/ PROSPECTUS ARE CAUTIONED NOT TO RELY ON THE UNAUDITED VERDE AND TLGY PROJECTED FINANCIAL INFORMATION SET FORTH BELOW. NONE OF VERDE, TLGY, EISNERAMPER LLP, MARCUM ASIA CPAS LLP (FORMERLY KNOWN AS MARCUM BERNSTEIN & PINCHUK LLP), NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY VERDE STOCKHOLDER, TLGY SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE VERDE AND TLGY PROJECTED FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Neither Verde nor TLGY has made any representations or warranties regarding the accuracy, reliability, appropriateness or completeness of the Verde or TLGY projections to anyone, including TLGY or Verde. Neither Verde’s nor TLGY’s board, officers, management nor any other representative of Verde or TLGY has made or makes any representation to any person regarding Verde’s or TLGY’s ultimate performance compared to the information contained in the Verde and TLGY projected financial information. Accordingly, the Verde and TLGY projected financial information should not be looked upon as “guidance” of any sort. Verde PubCo does not intend to refer back to the Verde and TLGY projected financial information in its future periodic reports filed under the Exchange Act.

The Verde projected financial information was prepared by, and is the responsibility of, Verde’s management. Verde’s independent auditor, has not examined, compiled or otherwise applied procedures with respect to the Verde projected financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The report of EisnerAmper LLP included in this proxy statement/prospectus relates to historical financial information of Verde. It does not extend to the projections and should not be read as if it does. You are encouraged to review the financial statements of Verde included in this proxy statement/prospectus, as well as the financial information provided in the sections titled “Selected Historical Financial Information of Verde” in this proxy statement/prospectus and to not rely on any single financial measure.

The key elements of the projections provided to the TLGY Board include the following:

●PolyEarthylene production capacity assumptions and related building and equipment expansion plans;
●Sufficient access to labor to operate Verde’s manufacturing facilities;
●PolyEarthylene sales assumptions and conversion of sales pipeline into prospective customer orders; and
●Acquisitions of raw material feedstocks necessary to fulfill product orders and related expenses.

Verde’s forecasted financial information was prepared using a number of assumptions, including the following assumptions that Verde’s management believed to be material:

●	Access to remaining funds from the Business Combination prior to the end of 2023 to secure facilities, long-lead equipment and raw material feedstocks to scale PolyEarthylene as currently planned; and
●Conversion of PolyEarthylene sales pipeline into prospective customer orders.

In making the foregoing assumptions, Verde’s management relied on a number of factors, including:

●	Verde’s relationships with prospective customers identified directly by Verde or through Verde’s distribution partnership with Vinmar, and as assessment of the PolyEarthylene sales pipeline and related timing of conversion of sales into prospective customer orders;
●Verde’s relationships with raw material feedstock suppliers and commitments to supply necessary materials;
●	Verde’s relationships with equipment manufacturers to ensure they can meet Verde’s planned production capacity timelines based on the number of units and timing to produce equipment;
●Availability of space for lease with the requirements needed to produce PolyEarthylene; and
●	The ability of Verde’s research and development team to create new and innovative drop-in formulates to meet prospective customer needs.

As described above, Verde’s ability to achieve these projections will depend upon a number of factors outside of its control. These factors include significant business, economic and competitive uncertainties and contingencies. Verde developed these projections based upon assumptions with respect to future business decisions and conditions that are subject to change, including Verde’s execution of its strategies, as well as growth in the markets in which it currently operates and proposes to operate. As a result, Verde’s actual results may materially vary from the projections set out below. See also “Cautionary Note Regarding Forward-Looking Statements” and the risk factors set out in “Risk Factors. “

Satisfaction of 80% Test

It is a requirement under the Existing Governing Documents that any business acquired by TLGY have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Verde generally used to approve the transaction, the TLGY Board determined that this requirement was met. The TLGY Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of TLGY and its shareholders and appropriately reflected Verde’s value. In reaching this determination, the TLGY Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as Verde’s potential for future growth in revenue and profits. The TLGY Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Verde met this requirement.

Interests of TLGY’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the TLGY Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and the other Initial Shareholders, including TLGY’s directors, may have interests in such proposal that are different from, or in addition to, those of shareholders of TLGY and warrant holders generally. These interests include, among other things, the interests listed below:

●	the fact that our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;
●	the fact that the Sponsor paid an aggregate of $25,000 for 5,750,000 Class B ordinary shares, 5,344,700 of which are currently owned by the Sponsor. The 5,750,000 shares of Verde PubCo Common Stock that the Initial Shareholders will hold following the Business Combination, if unrestricted and freely tradable, and in the case of the shares held by the Sponsor, following expiration of the lock-up, would have had an aggregate market value of $63,020,000 based upon the closing price of $10.96 per public share on the Nasdaq on October 17, 2023, the most recent closing price. This represents a 2,520% gain on the Sponsor’s investment. If we do not consummate an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents), then the founder shares will be worthless;
●	the fact that, given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the Class A ordinary shares sold as part of the units in the initial public offering, the Sponsor may earn a positive rate of return on their investment even if the Verde PubCo Common Stock trades below $10.20 per share and the public shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of public shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while public shareholders will realize a gain only if the post-closing trading price exceeds $10.20 per share;
●	the fact that, at the time of the initial public offering, the Initial Shareholders and certain of TLGY’s current officers and directors agreed to waive their rights to liquidating distributions from the Trust Account with respect to any ordinary shares (other than public shares) held by them if TLGY fails to complete an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents). The Initial Shareholders and TLGY’s officers and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the founder shares and private placement units are dependent on the consummation of a business combination. This may incentivize such persons to complete a business combination on terms or conditions that are not in the best interest of the public shareholders;

●	the fact that Sponsor paid an aggregate of $11,259,500, or $1.00 per warrant for 11,259,500 private placement warrants, with each whole private placement warrant entitling the holders thereof to purchase one share of Class A ordinary shares for $11.50 per share, in the private placement consummated simultaneously with the initial public offering. In exchange for the forfeiture of such private placement warrants pursuant to the Sponsor Share Restriction Agreement, the Sponsor will be entitled to receive, in the aggregate, up to 5,750,000 shares of Verde PubCo Common Stock subject to certain earnout provisions of the Merger Agreement;

●     the fact that Sponsor extended $1,950,000 to TLGY in the form of multiple promissory notes, for the purpose of extension fees and working capital;

●	the fact that Verde extended $100,000 to TLGY in the form of a promissory note, for the purpose of extension fees;
●	the fact that the Amended and Restated Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of TLGY;
●	the fact that, pursuant to the Merger Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in the Proposed Charter providing for continued indemnification of TLGY’s directors and officers and (ii) continue TLGY’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);
●	the fact that the Sponsor and TLGY’s officers and directors may lose their entire investment in TLGY and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents) to the extent that such expenses exceed the amount of available funds not deposited in the Trust Account (provided, however, that as of the date hereof, TLGY’s officers and directors have not incurred (nor are any of the foregoing expecting to incur) out-of-pocket expenses exceeding funds available to TLGY for reimbursement thereof);
●	the fact that if TLGY does not complete an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governance Documents), the proceeds from the sale of the private placement warrants will be included in the liquidating distribution to TLGY’s public shareholders and the private placement warrants will expire worthless;
●	the fact that if the Trust Account is liquidated, including in the event TLGY is unable to complete an initial business combination by the Extended SPAC Termination Date(unless such date is further extended in accordance with the Existing Governing Documents), the Sponsor has agreed that it will be liable to TLGY, if and to the extent any claims by a third party for services rendered or products sold to TLGY, or a prospective target business with which TLGY has discussed entering into a transaction agreement, reduce the amounts in the Trust Account below the lesser of (i) $10.20 per public share, or (ii) the actual amount per public share amount held in the Trust Account as of the date of liquidation of the Trust Account, if less than $10.20 per share, due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes, provided that this liability will not apply to claims by a third party who has executed a waiver of any and all rights to seek access to the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under TLGY’s indemnity of the underwriter of the initial public offering against certain liabilities under the Securities Act;
●	the fact that TLGY may be entitled to distribute or pay over funds held by TLGY outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing;
●	the fact that it is currently contemplated that Jin-Goon Kim, a current director of TLGY, will serve as a director of Verde PubCo following the Closing. As such, in the future they may receive any cash fees or equity awards that the Verde PubCo Board determines to pay its directors;
●	the fact that, as a condition to the initial public offering, the Sponsor’s founder shares become subject to a lock-up whereby, subject to certain limited exceptions, the Initial Holders’ founder shares are not transferable or salable until the earlier of (A) one year after completion of our initial business combination, or (B) subsequent to our initial business combination, (x) if the closing price of Class A ordinary shares equal or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day period commencing at least 150 days after the our initial business combination or (y) the date following the completion of our initial business combination on which we would complete a liquidation, merger, share exchange, reorganization or other similar transactions that results in all of our shareholders having the right to exchange their shares of Class A ordinary shares for cash, securities or other property. In this regard, while Sponsor’s founder shares are not the same as Class A ordinary shares, and are subject to certain restrictions that are not applicable to Class A ordinary shares, and may become worthless if TLGY does not complete an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents), the aggregate value of the 5,344,700 shares of Class B ordinary shares owned by the Sponsor is estimated to be approximately $63,020,000, assuming the per share value of the founder shares is the same as the $10.96 closing price of the TLGY Class A ordinary shares on Nasdaq on October 17, 2023;
●	the fact that, as a condition to the initial public offering, the Initial Shareholders have agreed that the private placement warrant, and all of their underlying securities, will not be sold or transferred until 30 days after completion of our initial business combination; and
●	the fact that the Sponsor and TLGY’s officers and directors will benefit from the completion of a business combination and may be less incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate.

In addition to the interests of TLGY’s Sponsor, the Initial Shareholders, certain members of the TLGY Board and our officers, TLGY shareholder should be aware that our initial public offering underwriters, Mizuho and Robert W. Baird & Co. Incorporated, may have financial interests that are different from, or in addition to, the interests of shareholders of TLGY, including:

●	the fact that Mizuho is entitled to deferred underwriting fees in the amount of $0.35 per unit, or $8,650,000, pursuant to the Underwriting Agreement and such fees are payable only if TLGY completes an initial business combination;
●	the fact that concurrent with the closing of our initial public offering, the Sponsor transferred 300,300 Class B ordinary shares to Mizuho at an aggregate purchase price of $1,000,000, or approximately $3.33 per share; and
●	the fact that that Baird is entitled to deferred advisory fees in the amount of $500,000 pursuant to the Financial Advisory Agreement and such fees are payable only if TLGY completes and initial business combination.

Based on the closing price per share of the public shares and warrants on October 17, 2023 as reported on Nasdaq of $10.96 and $0.044, respectively, in the aggregate, the Sponsor and its affiliates have approximately 58.7 million at risk that depends upon the completion of a business combination. Such amount consists of: 5,344,700 Class B ordinary shares and 11,259,500 private placement warrants held by the Sponsor prior to Closing.

The Sponsor and the other Initial Shareholders have, pursuant to the Acquiror Support Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own 45.79% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Acquiror Support Agreement.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, TLGY has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Verde stockholders comprising a relative majority of the voting power of the combined company, Verde’s operations prior to the acquisition comprising the only ongoing operations of Verde PubCo, Verde’s senior management comprising a majority of the senior management of Verde PubCo, and Verde will initially designate a majority of the board of directors of Verde PubCo. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Verde with the Business Combination being treated as the equivalent of Verde issuing stock for the net assets of TLGY, accompanied by a recapitalization. The net assets of TLGY will be stated at historical costs, with no goodwill or other intangible assets recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. While, under the Merger Agreement, it is not a condition to any party’s obligation to effect the Business Combination that the waiting period applicable to the Business Combination under the HSR Act has been termination or expired, each of TLGY and Verde expects to file a Pre-Merger Notification and Report Form pursuant to the HSR Act with the FTC and the Antitrust Division. The waiting period will expire at 11:59 pm (Eastern time) thirty (30) calendar days thereafter.

At any time before or after consummation of the Business Combination, the applicable competition authorities of the United States or any other applicable jurisdiction could take action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, rescinding the Business Combination or conditionally approving the Business Combination upon divestiture of particular assets of TLGY, Verde PubCo or Verde, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. TLGY cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, TLGY cannot assure you as to its result.

None of TLGY or Verde are aware of any material regulatory approvals or actions that are required under applicable laws in connection with the completion of the Business Combination, other than the requirements under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that TLGY’s entry into the Agreement and Plan of Merger, dated as of June 21, 2023 (as amended from time to time, the “Merger Agreement”), by and among TLGY Acquisition Corporation , a Cayman Islands exempted company (“TLGY”), Virgo Merger Sub Corp., a Delaware corporation (“Merger Sub”), Verde Bioresins, Inc., a Delaware corporation (“Verde”), and, solely for Sections 3.07, 3.10 and 7.13 and Article XI thereof, TLGY Sponsors LLC, a Cayman Islands limited liability company (“Sponsor”), pursuant to which, among other things, following the de-registration of TLGY as an exempted company in the Cayman Islands and the continuation and Domestication of TLGY as a corporation in the State of Delaware, Merger Sub will merge with and into Verde, with Verde as the “Surviving Corporation” and as a wholly-owned subsidiary of Verde PubCo, and all other transactions contemplated by the Merger Agreement, be approved, ratified and confirmed in all respects.”

Recommendation of the TLGY Board

THE TLGY BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF TLGY VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of TLGY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TLGY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. In addition, TLGY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of TLGY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, TLGY is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal by the shareholders of TLGY is also a condition to the consummation of the Business Combination, and the effectiveness of the Domestication Proposal is also conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if the Domestication Proposal is not approved, the Business Combination will not be completed unless the condition is waived. Similarly, if the other Condition Precedent Proposals are not each approved and if the Business Combination is not completed, the Domestication Proposal will have no effect, even if approved by the shareholders of TLGY.

The TLGY Board has unanimously approved, and shareholders of TLGY are being asked to consider and vote upon a proposal to approve, a change of TLGY’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware in accordance with Section 388 of the DGCL. To effect the Domestication, TLGY will file an application to deregister with the Registrar of Companies in Cayman Islands, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which TLGY will be domesticated and continue as a Delaware corporation upon the effectiveness of such documents with the Secretary of State of the State of Delaware.

In connection with the Domestication, on the Second Closing Date, (i) each issued and outstanding Class A ordinary share of TLGY will automatically convert by operation of law, on a one-for-one basis, into one share of Verde PubCo Common Stock; (ii) each issued and outstanding Class B ordinary share of TLGY will automatically convert by operation of law, on a one-for-one basis, into shares of Verde PubCo Common Stock; (iii) each issued and outstanding whole warrant to purchase Class A ordinary shares of TLGY will become exercisable for Verde PubCo Common Stock beginning 30 days after the Closing at an exercise price of $11.50 per share of Verde PubCo Common Stock on the terms and conditions set forth in the TLGY warrant agreement; and (iv) the governing documents of TLGY will be amended and restated and become the certificate of incorporation of Verde PubCo as described in this proxy statement/prospectus. Each issued and outstanding TLGY unit that has not been previously separated into the underlying Class A ordinary share and the underlying one-half of one TLGY warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of Verde PubCo Common Stock and one-half of one Verde PubCo warrant, with such whole warrant representing the right to purchase one share of Verde PubCo Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the TLGY warrant agreement. No fractional warrants will be issued upon the separation of units and only whole warrants will trade. Accordingly, unless you hold at least two units of TLGY, you will not be able to receive or trade a warrant when the units are separated and no additional consideration will be paid.

The Domestication Proposal, if approved, will approve a change of TLGY’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while TLGY is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the effectiveness of the Domestication, Verde PubCo will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then TLGY will also ask its shareholders to approve the Charter Amendment Proposal and each Advisory Charter Proposal (discussed below), which, if approved, will replace the Existing Governing Documents with a new certificate of incorporation and bylaws of Verde PubCo under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Charter Amendment Proposal” and “The Advisory Charter Proposals,” the Existing Governing Documents of TLGY, attached hereto as Annex J and the Proposed Governing Documents of Verde PubCo, attached hereto as Annex B and Annex C.

Reasons for the Domestication

The TLGY Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to the State of Delaware. Further, the TLGY Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The TLGY Board believes that there are several reasons why a redomicile to the State of Delaware is in the best interests of TLGY and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

●	Prominence, Predictability, and Flexibility of Delaware Law. For many years the State of Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen the State of Delaware initially as a state of incorporation or have subsequently changed corporate domicile to the State of Delaware. Because of the State of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in the State of Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.
●	Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to Verde PubCo, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, the Delaware courts’ vast body of law on the fiduciary duties of directors provides appropriate protection for Verde PubCo’s stockholders from possible abuses by directors and officers.
●	Increased Ability to Attract and Retain Qualified Directors. Redomicile from the Cayman Islands to the State of Delaware is attractive to directors, officers, and stockholders alike. Verde PubCo’s redomicile in the State of Delaware may make Verde PubCo more attractive to future candidates for the TLGY Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. The TLGY Board therefore believes that providing the benefits afforded directors by Delaware law will enable Verde PubCo to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands Companies Act and the DGCL permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands Companies Act on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by the State of Delaware will enable Verde PubCo to compete more effectively with other public companies in attracting and retaining new directors. Moreover, Delaware courts’ vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of TLGY as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Verde PubCo immediately following the Domestication will be the same as those of TLGY immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, which is the affirmative vote of a majority of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” proposal.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

The Sponsor and the other Initial Shareholders have agreed to vote all of their ordinary shares in favor of the Domestication Proposal. See “The Merger Agreement — Related Agreements — Acquiror Support Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Company (i) be de-registered in the Cayman Islands and be registered by way of continuation as a Delaware corporation pursuant to Article 47 of TLGY’s Amended and Restated Memorandum and Articles of Association (the “Existing Governing Documents”) and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, TLGY be continued and domesticated as a corporation under the laws of the State of Delaware; and (ii) conditional upon, and with effect from, the registration of the Company in the State of Delaware as a corporation incorporated under the laws of the State of Delaware: (a) the registered office of the Company be changed to                         ; (b)                          be instructed to undertake all necessary steps in order to continue the legal existence of the Company in the State of Delaware as a corporation incorporated under the laws of the State of Delaware; and (c) Maples Corporate Services Limited be instructed to file notice of the resolutions relating to the de-registration with the Registrar of Companies in and for the Cayman Islands.”

Recommendation of the TLGY Board

THE TLGY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF TLGY VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of TLGY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TLGY and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TLGY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of TLGY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

CHARTER AMENDMENT PROPOSAL

Overview

In connection with the Business Combination, TLGY is asking its shareholders to approve by special resolution under Cayman Islands Companies Act the amendment and restatement of the Existing Governing Documents by their deletion and replacement with the Proposed Charter, in the form attached hereto as Annex B. If each of the Charter Amendment Proposal and Domestication Proposal is approved and the Business Combination is consummated, the Proposed Charter will be adopted substantially in the form attached hereto as Annex B.

Under the Business Combination Agreement, the approval of the Charter Amendment Proposal by the shareholders of TLGY is a condition to the consummation of the Business Combination and the effectiveness of the Charter Amendment Proposal is also conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if the Charter Amendment Proposal is not approved, the Business Combination will not be completed unless the condition is waived. Similarly, if the other Condition Precedent Proposals are not each approved and if the Business Combination is not completed, the Charter Amendment Proposal will have no effect, even if approved by the shareholders of TLGY.

Reasons for the Charter Amendment Proposal

The Proposed Charter was negotiated as part of the Business Combination. The following is a summary of the key changes effected by the Proposed Charter relative to the Existing Governing Documents, as well as the TLGY Board’s reasons for asking the shareholders of TLGY to approve the Charter Amendment Proposal. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B.

Corporate Name

The TLGY Board believes that changing the corporate name from “TLGY Acquisition Corporation” to “Verde Bioresins, Corp.” in connection with the Domestication is desirable to reflect the Business Combination, and to clearly identify Verde PubCo as the publicly traded entity and accurately reflect the business of Verde PubCo and its intended and future business and operations.

Changes in Share Capital/Authorized Stock

The TLGY Board believes that it is desirable to eliminate the provisions for TLGY’s current Class B ordinary shares and to increase the number of TLGY’s authorized shares, each with a par value of $0.0001 per share, from 551,000,000 authorized shares consisting of 500,000,000 Class A ordinary shares, 50,000,000 Class B ordinary shares, and 5,000,000 preference shares, to              shares consisting of               shares of Verde PubCo Common Stock and                shares of preferred stock, to support TLGY’s growth and in order for TLGY to be able to be flexible in considering future business needs and opportunities (including, if needed, as part of financing for future growth acquisitions).

Opt Out of DGCL 242(b)(2)

The TLGY Board believes that it is appropriate that, subject to the rights of the holders of any series of preferred stock, the number of authorized shares of the Verde PubCo Common Stock or the preferred stock of Verde PubCo be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of Verde PubCo entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL. Therefore, the TLGY Board believes it is desirable to remove the separate class vote for increases and decreases of the authorized shares of the Verde PubCo Common Stock and the preferred stock of Verde PubCo to allow all stockholders to vote upon such matters.

Classified Board; Changing the Number of Directors; Stockholder Removal of Directors

The TLGY Board believes that it is desirable to, subject to the rights of the holders of any series of preferred stock to elect directors, divide the Verde PubCo Board into three classes, with members of each class serving staggered three-year terms, in order to enhance the likelihood of continuity and stability in the composition of the Verde PubCo Board by ensuring that at any given time a majority of the directors will have prior experience with the Verde PubCo and be familiar with its business and operations, avoid costly takeover battles, reduce Verde PubCo’s vulnerability to a hostile change of control and enhance the ability of Verde PubCo to maximize stockholder value in connection with any unsolicited offer to acquire Verde PubCo or change a majority of its board of directors.

The TLGY Board believes that it is desirable to, subject to the rights of the holders of any series of preferred stock, give the Verde PubCo Board the exclusive authority to fix the number of directors from time to time and limit the ability of Verde PubCo stockholders to remove members of the Verde PubCo Board from office only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo, entitled to vote in the election of directors, in order to increase board continuity and the likelihood that experienced board members with familiarity of Verde PubCo’s business operations would serve on the board of directors at any given time and make it more difficult for a potential Verde PubCo stockholder or other person to gain control of the Verde PubCo Board.

Eliminating Action by Written Consent of Stockholders

The TLGY Board believes that, subject to the rights of the holders of any series of preferred stock, it is desirable that any action required or permitted to be taken by the stockholders of Verde PubCo must be effected at an annual or special meeting of the stockholders and not by consent in lieu of a meeting since eliminating the right of Verde PubCo Stockholders to act by consent limits the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend Verde PubCo’s organizational documents outside of a duly called special or annual meeting of the stockholders of Verde PubCo.

Supermajority Vote Required to Amend the Bylaws

The TLGY Board believes that it is desirable that stockholder-adopted bylaws, and stockholder amendments or other alterations to the bylaws require, subject to the rights of the holders of any series of preferred stock, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo, entitled to vote generally in the election of directors to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Supermajority Vote Required to Amend Certain Charter Provisions

The TLGY Board believes that it is desirable that the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo, entitled to vote in the election of directors, be required for amendments to certain provisions of the Proposed Charter relating to: (i) among others, classification, election and term of the Verde PubCo Board, removal of directors from office, filling vacancies on the Verde PubCo Board, and quorum for meetings of the Verde PubCo Board; (ii) elimination of action by written consent of stockholders of Verde PubCo; (iii) eligible persons to call special meetings of stockholders and business transacted at any special meeting of stockholders; and (iv) amendments to the Proposed Bylaws.

Exclusive Forum Provision

The TLGY Board believes that it is desirable to adopt an exclusive forum for certain stockholder litigation in order to avoid multiple lawsuits in multiple jurisdictions regarding the same matter. Therefore, the Proposed Charter adopts (i) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court of the District of Delaware) as the sole and exclusive forum for certain stockholder litigation and (ii) the federal district courts of the United States of America as the sole and exclusive forum for the resolution of any claims arising under the Securities Act (or any successor provision). This choice of forum provision in the Proposed Charter may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Verde PubCo or any of Verde PubCo’s directors, officers, or other employees. As a result, the choice of forum provision may discourage lawsuits with respect to such claims and may result in increased costs to a stockholder in bringing any claim against Verde PubCo or any of Verde PubCo’s directors, officers, or other employees.

Provisions Related to Status as a Blank Check Company

The TLGY Board believes that it is desirable to eliminate certain provisions related to TLGY’s status as a blank check company because these provisions will serve no purpose following the consummation of the Business Combination. For example, the Proposed Charter allows Verde PubCo to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the TLGY Board believes it is the most appropriate period for Verde PubCo following consummation of the Business Combination. In addition, certain other provisions in the Existing Governing Documents require that proceeds from the initial public offering be held in the Trust Account until a business combination or liquidation of TLGY has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.

Classified Board; Changing the Number of Directors; Stockholder Removal of Directors

The TLGY Board believes that it is desirable to, subject to the rights of the holders of any series of preferred stock to elect directors, divide the Verde PubCo Board into three classes, with members of each class serving staggered three-year terms, in order to enhance the likelihood of continuity and stability in the composition of the Verde PubCo Board by ensuring that at any given time a majority of the directors will have prior experience with Verde PubCo and be familiar with its business and operations, avoid costly takeover battles, reduce Verde PubCo’s vulnerability to a hostile change of control and enhance the ability of Verde PubCo to maximize stockholder value in connection with any unsolicited offer to acquire Verde PubCo or change a majority of its board of directors.

The TLGY Board believes that it is desirable to, subject to the rights of the holders of any series of preferred stock, give the Verde PubCo Board the exclusive authority to fix the number of directors from time to time and limit the ability of Verde PubCo stockholders to remove members of the Verde PubCo Board from office only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo, entitled to vote in the election of directors, in order to increase board continuity and the likelihood that experienced board members with familiarity of Verde PubCo’s business operations would serve on the board of directors at any given time and make it more difficult for a potential Verde PubCo stockholder or other person to gain control of the Verde PubCo Board.

Vote Required for Approval

The approval of the Charter Amendment Proposal requires a special resolution under Cayman Islands Companies Act, which is the affirmative vote of a majority of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” proposal.

The Charter Amendment Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their ordinary shares in favor of the Charter Amendment Proposal. See “The Merger Agreement — Related Agreements — Acquiror Support Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, the Existing Governing Documents of TLGY be amended and restated by their deletion in their entirety and their replacement by the Proposed Governing Documents (annexed to this proxy statement/prospectus as Annex B and Annex C, respectively) and that these be approved as the certificate of incorporation and bylaws, respectively, of Verde PubCo, effective upon the effectiveness of the Domestication, including the change in name from “TLGY Acquisition Corporation” to “Verde Bioresins, Corp.”

Recommendation of the TLGY Board

THE TLGY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF TLGY VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of one or more of TLGY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TLGY and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TLGY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of TLGY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

THE ADVISORY CHARTER PROPOSALS

Overview

In connection with the Business Combination, TLGY is asking its shareholders to vote on a series of separate proposals with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Cayman Islands Companies Act separate and apart from the Charter Amendment Proposal, but pursuant to SEC guidance, TLGY is required to submit these provisions to its shareholders separately for approval. However, the shareholder vote regarding these proposals is advisory in nature, and is not binding on TLGY or the TLGY Board (separate and apart from the approval of the Charter Amendment Proposal, which is binding on TLGY). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Amendment Proposal, which is cross-condition with approving the Business Combination Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, TLGY intends that the Proposed Charter will take effect on the Second Closing Date (assuming approval of the Charter Amendment Proposal).

Advisory Charter Proposal A — Changes in Share Capital / Authorized Stock

If the Charter Amendment Proposal is approved, the Proposed Charter will remove the provisions for TLGY’s current Class B ordinary shares and the Proposed Charter will increase the number of TLGY’s authorized shares, each with a par value of $0.0001 per share, from 551,000,000 authorized shares consisting of 500,000,000 Class A ordinary shares, 50,000,000 Class B ordinary shares, and 5,000,000 preference shares, to                   shares consisting of                    shares of Verde PubCo Common Stock and               shares of preferred stock.

Although TLGY has a sufficient number of authorized but unissued ordinary shares to complete the Business Combination, the TLGY Board has determined that the increase in the number of authorized shares is desirable and in the best interest of shareholders of TLGY because it will enhance Verde PubCo’s flexibility following the Closing to consider and respond to future business needs and opportunities as they arise from time to time, without incurring the risk, delay, and potential expense associated with obtaining stockholder approval. Although there is no present intention to issue any shares beyond those contemplated by the Merger Agreement and the reservation of shares for grants pursuant to the 2023 Incentive Plan, the additional authorized shares of common stock would be issuable for any proper corporate purpose, including without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes.

Since Verde PubCo stockholders will have no preemptive rights, the Verde PubCo Board may issue shares, including the additional authorized shares, at any time without further authorization from such stockholders, except to the extent otherwise required by law or Nasdaq rules. The terms upon which any such securities may be issued will be determined by the Verde PubCo Board. Incidental effects of the increase in the outstanding number of shares of common stock may include dilution of ownership and voting power of existing shareholders of TLGY. Verde PubCo could also use the increased number of shares of common stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. No assurance can be given that any such transactions will (i) be completed on favorable terms or at all, (ii) enhance stockholder value or (iii) not adversely affect the business or trading price of Verde PubCo Common Stock.

The determination to increase the number of authorized shares has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt. However, stockholders should be aware that, while not the current intention, approval of Advisory Charter Proposal A could facilitate future efforts by Verde PubCo to deter or prevent changes in control of Verde PubCo, including transactions the Verde PubCo Board determines are not in the best interests of Verde PubCo or its stockholders. For example, without further stockholder approval, the Verde PubCo Board could sell shares of Verde PubCo Common Stock in a private transaction to purchasers who would oppose a takeover or favor the Verde PubCo Board. At the present time, there is no intention to use any additional shares for anti-takeover purposes.

Advisory Charter Proposal B — Opt out of DGCL 242(b)(2)

If the Charter Amendment Proposal is approved, the Proposed Charter will provide that, subject to the rights of the holders of any series of preferred stock, the number of authorized shares of the Verde PubCo Common Stock or the preferred stock of Verde PubCo may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Verde PubCo’s capital stock entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

The TLGY Board believes it is appropriate at this time to remove the separate class vote for increases or decreases of the authorized shares of the Verde PubCo Common Stock or the preferred stock of Verde PubCo to allow all stockholders to vote upon such matters.

Advisory Charter Proposal C — Stockholder Removal of Directors

Under the Existing Governing Documents, prior to the closing of a Business Combination (as defined in the Existing Governing Documents), members of the TLGY Board may be removed from office only by the affirmative vote of the holders of a majority of the Class B ordinary shares.

If the Charter Amendment Proposal is approved, under the Proposed Charter, stockholders may, subject to the rights of the holders of any series of preferred stock, remove members of the Verde PubCo Board from office only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo entitled to vote in the election of such directors.

The TLGY Board believes that the extraordinary action of removing a director, or the entire Verde PubCo Board, for cause should not be taken without the approval of a substantial portion of Verde PubCo’s voting power. Imposition of a seventy-five percent (75%) voting requirement for this action will ensure that any removal cannot be effected against the will of a substantial portion of stockholders. In reaching this conclusion, the TLGY Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of Verde PubCo’s capital stock. TLGY further believes that, going forward, a supermajority voting requirement encourages persons seeking control of Verde PubCo to negotiate with its board of directors to reach terms that are appropriate for all stockholders.

Advisory Charter Proposal D — Required Vote to Change Number of Directors

Under the Existing Governing Documents, the number of directors of TLGY may be increased or reduced by an ordinary resolution, being a resolution passed by a simple majority of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

If the Charter Amendment Proposal is approved, under the Proposed Charter, and subject to the rights of holders of any series of preferred stock of Verde PubCo, the number of directors will be fixed from time to time by the Verde PubCo Board.

The TLGY Board believes that the change of giving exclusive authority to the Verde PubCo Board to fix the number of directors from time to time and thereby limiting the ability of the stockholders to increase or decrease the number of directors will help to reduce the vulnerability of Verde PubCo to a hostile change of control by large stockholders and will enhance the ability of the Verde PubCo Board to maximize long-term value creation for stockholders in connection with any unsolicited offer to acquire Verde PubCo.

Advisory Charter Proposal E — Eliminating Shareholder Ability to Act by Written Consent

Under the Existing Governing Documents, a unanimous written resolution of shareholders shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting.

If the Charter Amendment Proposal is approved, under the Proposed Charter, any action required or permitted to be taken by the stockholders of Verde PubCo must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting (subject to any right of preferred stockholders to act by consent if granted by the applicable certificate of designation relating to such series of preferred stock).

Eliminating the right of stockholders of Verde PubCo to act by consent in lieu of a meeting limits the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend Verde PubCo’s organizational documents outside of a duly called special or annual meeting of the stockholders of Verde PubCo. Further, the TLGY Board believes that eliminating the ability of stockholders of Verde PubCo to act by consent in lieu of a meeting will reduce the time and effort the Verde PubCo Board and Verde PubCo management would need to devote to responding to proposals submitted by stockholders of Verde PubCo, which time and effort could distract those directors and management from other important company business.

Advisory Charter Proposal F — Supermajority Vote Required to Amend the Bylaws

TLGY does not have bylaws. However, the Existing Governing Documents include provisions similar to many of the provisions contained in the Proposed Bylaws (save for Article 29.4 of the Existing Governing Documents) which require a special resolution, being a resolution passed by a majority of two-thirds of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

If the Charter Amendment Proposal is approved, under the Proposed Charter, the Verde PubCo Board is expressly authorized to, subject to the rights of the holders of any series of preferred stock, adopt, amend, alter, or repeal the Proposed Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the Verde PubCo Board at which a quorum is present. The Proposed Bylaws can also be adopted, amended, altered, or repealed by the stockholders, provided that any stockholder amendment to Proposed Bylaws will require the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo entitled to vote generally in the election of directors.

The TLGY Board believes that this amendment protects the Proposed Bylaws from arbitrary changes and prevents a simple majority of stockholders from taking actions that may be harmful to the majority of our stockholders or making changes to provisions that are intended to protect all stockholders.

Advisory Charter Proposal G — Supermajority Vote Required to Amend Certain Charter Provisions

Amendments to the Existing Governing Documents (save for Article 29.4 of the Existing Governing Documents) require a special resolution, being a resolution passed by a majority of two-thirds of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

If the Charter Amendment Proposal is approved, under the Proposed Charter, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo entitled to vote in the election of directors will be required for amendments to certain provisions of the Proposed Charter relating to: (i) among other, classification, election and term of the Verde PubCo Board, removal of directors from office, and filling vacancies on the Verde PubCo Board, and quorum for meetings of the Verde PubCo Board; (ii) elimination of action by written consent of stockholders of Verde PubCo; (iii) eligible persons to call special meetings of stockholders and business transacted at any special meeting of stockholders; and (iv) amendments to the Proposed Bylaws.

The TLGY Board believes that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. TLGY further believes that, going forward, a supermajority voting requirement encourages the person seeking control of Verde PubCo to negotiate with the board of directors to reach terms that are appropriate for all stockholders. This provision prevents the arbitrary amendment of key provisions of the Proposed Charter and prevents a simple majority of Verde PubCo stockholders from taking actions that may be harmful to other Verde PubCo stockholders or making changes to provisions that are intended to protect all Verde PubCo stockholders.

Advisory Charter Proposal H — Exclusive Forum Provision

Under the Existing Governing Documents, there is not an exclusive forum for certain shareholder litigation.

If the Charter Amendment Proposal is approved, under the Proposed Charter, unless Verde PubCo consents in writing to the selection of an alternative forum, the Court of Chancery for the State of Delaware (the “Court of Chancery”) will be the sole and exclusive forum (or, in the event that the Court of Chancery lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding will be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware) for any stockholder (including a beneficial owner) to bring (i) any derivative action, suit or proceeding brought on Verde PubCo’s behalf, (ii) any action, asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of Verde PubCo to Verde PubCo or to Verde PubCo’s stockholders, or a claim of aiding or abetting any such breach of fiduciary duty, (iii) any action, asserting a claim against Verde PubCo, its directors, officers or employees arising pursuant to any provision of the DGCL, any provision of the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time), or (iv) any action, asserting a claim against

Verde PubCo, its directors, officers or employees arising pursuant to the internal affairs doctrine. The Proposed Charter further provides that unless Verde PubCo consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any claims asserting a cause of action arising under the Securities Act (or any successor provision).

The TLGY Board believes that adopting the Court of Chancery (or, in the event that the Court of Chancery lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding will be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware) as the exclusive forum for certain stockholder litigation will assist Verde PubCo in avoiding multiple lawsuits in multiple jurisdictions regarding the same subject matter. The ability to require such claims to be brought in a single forum will help to ensure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The TLGY Board believes that the Delaware courts are best suited to address disputes involving internal corporate governance matters relating to Verde PubCo because, after the Domestication, Verde PubCo will be incorporated in the State of Delaware and Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters.

Advisory Charter Proposal I — Classification of the Board of Directors

If the Charter Amendment Proposal is approved, the Proposed Charter will provide that, subject to the rights of the holders of any series of preferred stock to elect directors, the Verde PubCo Board will be divided into three classes, with members of each class serving staggered three-year terms.

The TLGY Board believes that the classification of the Verde PubCo Board will enhance the likelihood of continuity and stability in the composition of the Verde PubCo Board by ensuring that at any given time a majority of the directors will have prior experience with Verde PubCo and be familiar with its business and operations, avoid costly takeover battles, reduce Verde PubCo’s vulnerability to a hostile change of control and enhance the ability of Verde PubCo to maximize stockholder value in connection with any unsolicited offer to acquire Verde PubCo or change a majority of its board of directors.

Vote Required for Approval

Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires an ordinary resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast with respect to, and otherwise will have no effect on, the proposal. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” proposal.

The Advisory Charter Proposals are conditioned upon the approval of the Charter Amendment Proposal.

The Initial Shareholders have agreed to vote all of their ordinary shares in favor of each of the Advisory Charter Proposals. See “The Merger Agreement — Related Agreements — Acquiror Support Agreement” for more information.

Recommendation of the TLGY Board

THE TLGY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF TLGY VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.

The existence of financial and personal interests of one or more of TLGY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TLGY and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TLGY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of TLGY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

NASDAQ PROPOSAL

Overview

In connection with the Business Combination, TLGY is asking its shareholders to approve by ordinary resolution a proposal to approve for the purposes of complying with the applicable provisions of the Nasdaq Listing Rules (each, a “Nasdaq Listing Rule”) 5635(a), (b) and (d), as applicable, the issuance of shares of Verde PubCo Common Stock in connection with the Business Combination, the issuance of shares of Verde PubCo Common Stock in connection with the exchange of the right to receive whole distributable warrants into one-fifth of a share of Verde PubCo Common Stock, the issuance of Verde PubCo Common Stock or securities convertible into or exchangeable for Verde PubCo Common Stock to be issued at Closing in connection with any financing in accordance with the terms of the Merger Agreement and the issuance of Incentive Warrants to the Incentive Grantees, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635(a), (b) or (d) (such proposal, the “Nasdaq Proposal”).

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635

Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

If the Business Combination is completed pursuant to the Merger Agreement, TLGY currently expects to issue up to 121,477,682 shares of Verde PubCo Common Stock in connection with the Business Combination. For further details, see “Business Combination Proposal — Consideration to Verde Holders in the Business Combination” and “Equity Incentive Plan Proposal.”

In the event that this proposal is not approved by shareholders of TLGY, the Business Combination cannot be consummated. In the event that this proposal is approved by shareholders of TLGY, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Verde PubCo Common Stock pursuant to the Merger Agreement, Verde PubCo will not issue such shares of Verde PubCo Common Stock.

Vote Required for Approval

The approval of the Nasdaq Proposal requires an ordinary resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” proposal.

The Nasdaq Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their ordinary shares in favor of the Nasdaq Proposal. See “The Merger Agreement — Related Agreements — Acquiror Support Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of Verde PubCo Common Stock and Incentive Warrants be approved.”

Recommendation of the TLGY Board

THE TLGY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF TLGY VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of TLGY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TLGY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TLGY’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of TLGY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

EQUITY INCENTIVE PLAN PROPOSAL

Why TLGY is Requesting Shareholder Approval of the 2023 Equity Incentive Plan

TLGY is asking the shareholders of TLGY to approve the TLGY Acquisition Corporation 2023 Equity Incentive Plan, (the “2023 Incentive Plan”), which the board of directors of TLGY intends to adopt and approve, subject to TLGY shareholder approval.

If approved by the shareholders of TLGY, the 2023 Incentive Plan will be effective upon the Closing of the Business Combination. Approval of the 2023 Incentive Plan will allow the Company to utilize a broad array of equity incentives to attract, secure and retain the services of top-quality employees, officers, directors, consultants, and advisors and to provide long-term incentives that align the interests of employees, officers, directors, consultants and advisors with the interests of the Company’s stockholders following the Closing of the Business Combination. If the 2023 Incentive Plan is not approved by shareholders of TLGY, it will not become effective and no awards will be granted thereunder.

For purposes of this Equity Incentive Plan Proposal and except where the context otherwise requires, the term (i) “Company” and similar terms shall include Verde PubCo at and following the Closing, and any of its present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board and (ii) “Board” shall mean the Verde PubCo Board at and following the Closing and the compensation committee of the Board or any similar committee or sub-committee or the Delegated Persons (as defined below) to the extent that the Board’s powers or authority under the 2023 Incentive Plan have been delegated to such committee, sub-committee or Delegated Persons, in accordance with the 2023 Incentive Plan.

The remainder of this Equity Incentive Plan Proposal includes:

●Highlights of the Reasons Why Shareholders Should Approve the 2023 Incentive Plan; and
●Description of the 2023 Incentive Plan.

Highlights of the Reasons Why Shareholders Should Approve the 2023 Incentive Plan

Incentivize, Retains and Motivates Talent. It is critical to the Company’s success that the Company incentivize, retain and motivate the best talent in what is a tremendously competitive labor market. The Company’s equity-based compensation program will be a key component in the Company’s ability to pay market-competitive compensation to its employees.

Aligns with Pay-for-Performance Compensation Philosophy. The Company believes that equity-based compensation is inherently performance-based. As the value of the Company’s stock appreciates, 2023 Incentive Plan participants receive greater compensation at the same time that its stockholders are receiving a greater return on their investment. Conversely, if the stock price does not appreciate following the grant of an equity award, then 2023 Incentive Plan participants would not receive any compensation in respect of stock options and stock appreciation rights, or SARs, and would receive lower compensation than intended in respect of restricted stock and restricted stock units, or RSUs.

Aligns Participant Interests with Stockholder Interests. Providing participants with compensation in the form of equity directly aligns the interests of those participants with the interests of the Company’s stockholders. If the 2023 Incentive Plan is approved by shareholders of TLGY, the Company will be able to grant equity-based incentives that foster this alignment between 2023 Incentive Plan participants and the Company’s stockholders.

Consistent with Shareholder Interests and Sound Corporate Governance. As described under the heading “Highlights of the 2023 Incentive Plan” and more thoroughly below, the 2023 Incentive Plan was purposefully designed to include features that are consistent with the interests of the Company’s stockholders and sound corporate governance practices.

Description of the 2023 Incentive Plan

The following is a brief summary of the 2023 Incentive Plan which is qualified in its entirety by reference to the 2023 Incentive Plan. A copy of the 2023 Incentive Plan is attached to this proxy statement/prospectus as Annex D.

Types of Awards; Shares Available for Awards; Share Counting Rules

The 2023 Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, SARs, restricted stock, RSUs and other stock-based awards, as described below (collectively, “awards”).

Subject to adjustment in the event of stock splits, stock dividends and other similar events, awards may be made under the 2023 Incentive Plan for up to the number of shares of Verde PubCo Common Stock that is equal to 10% of the sum of (x) total number of shares of Verde PubCo Common Stock that are issued and outstanding (excluding, except as provided in clause (y) below, any shares of Verde PubCo Common Stock subject to conditional vesting or forfeiture arrangements, if any) as of the Closing of the Business Combination, and (y) the maximum number of Earnout Shares (as defined in the Merger Agreement) issuable in accordance with the terms of the Merger Agreement (the shares available for issuance under this clause (y), the “Earnout Subpool Shares”, and 10% of the sum of (x) and (y), the “Share Reserve”). Pursuant to the terms of the 2023 Incentive Plan, at any given time awards may only be made over the number of Earnout Subpool Shares equal to ten percent (10%) of the Earnout Shares actually issued in accordance with the Merger Agreement at such time. If, for example, twenty percent (20%) of the Earnout Shares are issued in accordance with the Merger Agreement, then awards may be made under the 2023 Incentive Plan with respect to twenty percent (20%) of the Earnout Subpool Shares. If no Earnout Shares are issued in accordance with the Merger Agreement, no Earnout Subpool Shares shall be available for issuance under the 2023 Incentive Plan. Subject to adjustment in the event of stock splits, stock dividends and other similar events, up to                  shares of Verde PubCo Common Stock available for issuance under the 2023 Incentive Plan may be issued as incentive stock options.

The 2023 Incentive Plan provides that the maximum aggregate amount of cash and value of awards (calculated based on grant date fair value for financial reporting purposes) granted in any calendar year to any individual non-employee director in his or her capacity as a non-employee director may not exceed $                in the case of an incumbent director and may not exceed $                   for a non-employee director in such non-employee director’s initial year of service. Moreover, fees paid by the Company on behalf of any non-employee director in connection with regulatory compliance, pursuant to a bona fide consulting agreement for services other than as a director and any amounts paid to a non-employee director as reimbursement of an expense will not count against this limit. Exceptions to this limitation may only be made by the Board in extraordinary circumstances provided that any non-employee director receiving additional compensation does not participate in the decision to award such compensation.

For purposes of counting the number of shares available for the grant of awards under the 2023 Incentive Plan, all shares of Verde PubCo Common Stock covered by SARs shall be counted against the number of shares available for the grant of awards under the 2023 Incentive Plan. However, SARs that may be settled only in cash will not be so counted. Similarly, to the extent that an RSU award may be settled only in cash, no shares will be counted against the shares available for the grant of awards under the 2023 Incentive Plan. In addition, if the Company grants a SAR in tandem with an option for the same number of shares of Verde PubCo Common Stock and provides that only one such award may be exercised (a “tandem SAR”), only the shares covered by the option, and not the shares covered by the tandem SAR, will be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the 2023 Incentive Plan.

Shares covered by awards under the 2023 Incentive Plan that expire or are terminated, surrendered, or cancelled without having been fully exercised or are forfeited in whole or in part (including as the result of shares subject to such award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or that result in any shares not being issued (including as a result of an award being settled in cash rather than stock) will again be available for the grant of awards under the 2023 Incentive Plan (subject, in the case of incentive stock options, to any limitations under the Code). In the case of the exercise of a SAR, the number of shares counted against the shares available for the grant of awards under the 2023 Incentive Plan will be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle the SAR upon exercise, and the shares covered by a tandem SAR will not again become available for grant upon the expiration or termination of the tandem SAR.

Shares of Verde PubCo Common Stock that are delivered (by actual delivery, attestation, or net exercise) to the Company by a participant to purchase shares of Verde PubCo Common Stock upon exercise of an award or to satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) will be added back to the number of shares available for the future grant of awards under the 2023 Incentive Plan.

In connection with a merger or consolidation of an entity with the Company or the Company’s acquisition of property or stock of an entity, the Board may grant awards under the 2023 Incentive Plan in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as the Board determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the 2023 Incentive Plan. No such substitute awards shall count against the Share Reserve, or any sublimit, contained in the 2023 Incentive Plan, except as required by reason of Section 422 and related provisions of the Code.

Descriptions of Awards

Options. A participant who is awarded an option receives the right to purchase a specified number of shares of Verde PubCo Common Stock at a specified exercise price and subject to the other terms and conditions that are specified in connection with the award agreement. An option that is not intended to be an “incentive stock option” is a “nonstatutory stock option.” Options may not be granted at an exercise price that is less than 100% of the fair market value of the Verde PubCo Common Stock on the date of grant. If the Board approves the grant of an option with an exercise price to be determined on a future date, the exercise price may not be less than 100% of the fair market value of the Verde PubCo Common Stock on that future date. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to participants who hold more than 10% of the total combined voting power of all classes of the Company’s stock or any of the Company’s subsidiaries. Under the terms of the 2023 Incentive Plan, options may not be granted for a term in excess of ten years (and, under present law, five years in the case of incentive stock options granted to participants who hold greater than 10% of the total combined voting power of all classes of the Company’s stock or any of the Company’s subsidiaries).

The 2023 Incentive Plan permits participants to pay the exercise price of options using one or more of the following manners of payment: (i) payment by cash or by check, (ii) except as may otherwise be provided in the applicable award agreement or approved by the Board, in connection with a “cashless exercise” through a broker, (iii) to the extent provided in the applicable award agreement or approved by the Board, and subject to certain conditions, by delivery to the Company (either by actual delivery or attestation) of shares of Verde PubCo Common Stock owned by the participant valued at their fair market value, (iv) to the extent provided in an applicable nonstatutory stock option award agreement or approved by the Board, by delivery of a notice of “net exercise” as a result of which the Company will retain a number of shares of Verde PubCo Common Stock otherwise issuable pursuant to the stock option equal to the aggregate exercise price for the portion of the option being exercised divided by the fair market value of the Verde PubCo Common Stock on the date of exercise, (v) to the extent permitted by applicable law and provided for in the applicable award agreement or approved by the Board, by any other lawful means, or (vi) by any combination of these forms of payment to the extent approved by the Board. No option granted under the 2023 Incentive Plan may contain a provision entitling the participant to the automatic grant of additional options in connection with any exercise of the original option. No options granted under the 2023 Incentive Plan may provide for the payment or accrual of dividend equivalents.

Stock Appreciation Rights. A participant who is awarded a SAR receives, upon exercise, a number of shares of Verde PubCo Common Stock, or cash (or a combination of shares of Verde PubCo Common Stock and cash) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Verde PubCo Common Stock over the measurement price. The 2023 Incentive Plan provides that the measurement price of a SAR may not be less than 100% of the fair market value of Verde PubCo Common Stock on the date the SAR is granted (provided, however, that if the Board approves the grant of a SAR effective as of a future date, the measurement price shall not be less than 100% of the fair market value on such future date) and that SARs may not be granted with a term in excess of 10 years. No SARs granted under the 2023 Incentive Plan may contain a provision entitling the participant to the automatic grant of additional SARs in connection with any exercise of the original SAR. No SARs granted under the 2023 Incentive Plan may provide for the payment or accrual of dividend equivalents.

Limitation on Repricing of Options or SARs. With respect to options and SARs, unless such action is approved by shareholders or otherwise permitted under the terms of the 2023 Incentive Plan in connection with certain changes in capitalization and reorganization events, the Company may not (i) amend any outstanding option or SAR granted under the 2023 Incentive Plan to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of such outstanding option or SAR, (ii) cancel any outstanding option or SAR (whether or not granted under the 2023 Incentive Plan) and grant in substitution for the canceled award, new awards under the 2023 Incentive Plan (other than certain substitute awards issued in connection with a merger or consolidation of an entity with the Company or an acquisition by the Company, described above) covering the same or a different number of shares of Verde PubCo Common Stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the cancelled option or SAR, (iii) cancel in exchange for a cash payment any outstanding option or SAR with an exercise price or measurement price per share above the then-current fair market value of Verde PubCo Common Stock, or (iv) take any other action under the 2023 Incentive Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market or any other exchange or marketplace on which the Company’s stock is listed or traded.

Restricted Stock Awards. A participant who is granted a restricted stock award is entitled to acquire shares of Verde PubCo Common Stock, subject to the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of restricted stock will be paid to the participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. No interest will be paid on unvested dividends.

Restricted Stock Unit Awards. A participant who is granted an RSU award is entitled to receive shares of Verde PubCo Common Stock, or cash equal to the fair market value of such shares or a combination thereof, to be delivered at the time the award vests or on a deferred basis pursuant to the terms and conditions established by the Board. The Board may provide that settlement of RSUs will be deferred, on a mandatory basis or at the election of the participant, in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any RSU. An RSU award agreement may provide the applicable participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Verde PubCo Common Stock. Any such dividend equivalents may be settled in cash and/or shares of Verde PubCo Common Stock and will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which such dividend equivalents are awarded. No interest will be paid on dividend equivalents.

Other Stock-Based Awards. Under the 2023 Incentive Plan, the Board may grant other awards of shares of Verde PubCo Common Stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Verde PubCo Common Stock or other property, having such terms and conditions as the Board may determine. These types of awards are referred to in this proxy statement/prospectus as “other stock-based awards.” Other stock-based awards may be available as a form of payment in settlement of other awards granted under the 2023 Incentive Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of Verde PubCo Common Stock or in cash, as the Board may determine. The award agreement of another stock-based award may provide the participant who receives the other stock-based award with the right to receive dividend equivalents. Dividend equivalents may be settled in cash and/or shares of Verde PubCo Common Stock and will be subject to the same restrictions on transfer and forfeitability as the other stock-based award with respect to which they are awarded. No interest will be paid on dividend equivalents.

Eligibility to Receive Awards

As of                   , 2023, and assuming the Closing of the Business Combination, approximately                   persons would have been eligible to receive awards under the 2023 Incentive Plan, including                   of the Company’s named executive officers (the “NEOs”) who are currently employees of Verde,                     other executive officers who are not NEOs (all of whom are also current employees of Verde),                   employees of Verde (excluding NEOs and other executive officers), and               consultants, advisors and other service providers. Incentive stock options may only be granted to employees of the Company or of a present or future parent or subsidiary corporation as defined in Sections 424(e) or (f) of the Code, and employees of any other entities the employees of which are eligible to receive incentive stock options under the Code.

Transferability of Awards

Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by a participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, except with respect to awards that are subject to Section 409A of the Code and incentive stock options, the Board may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member of the participant if the Company would be eligible to use a Form S-8 under the Securities Act of 1933, as amended for the registration of the sale of Verde PubCo Common Stock subject to such award to the proposed transferee. Further, the Company is not required to recognize any such permitted transfer until such time as the permitted transferee has, as a condition to the transfer, delivered to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee will be bound by all of the terms and conditions of the award. None of the restrictions described in this paragraph prohibit a transfer from the participant to the Company.

No Rights as a Stockholder; Clawback

No participant or designated beneficiary shall have any rights as a stockholder with respect to any shares of Verde PubCo Common Stock to be distributed with respect to an award granted under the 2023 Incentive Plan until becoming a record holder of such shares, subject to the terms of an award agreement. In accepting an award under the 2023 Incentive Plan, a participant agrees to be bound by any clawback policy that the Company has in effect or may adopt and/or amend from time to time to comply with appliable laws (including without limitation pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as may be required by the Dodd-Frank Wall Street Reform and Consumer Protection Act).

New Plan Benefits

No awards have been previously granted under the 2023 Incentive Plan as of the date hereof and no awards have been granted under the 2023 Incentive Plan subject to shareholder approval of the 2023 Incentive Plan. The awards that are to be granted to any particular group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the 2023 Incentive Plan are subject to the discretion of the Board.

Administration

The 2023 Incentive Plan will be administered by the Board. The Board has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2023 Incentive Plan that it deems advisable and to construe and interpret the provisions of the 2023 Incentive Plan and any award agreements entered into under the 2023 Incentive Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the 2023 Incentive Plan or any award. All actions and decisions by the Board with respect to the 2023 Incentive Plan and any awards made under the 2023 Incentive Plan will be made in the Board’s discretion and will be final and binding on all persons having or claiming any interest in the 2023 Incentive Plan or in any award.

Pursuant to the terms of the 2023 Incentive Plan, the Board may delegate any or all of its powers under the 2023 Incentive Plan to one or more committees or subcommittees of the Board. The Company expects that the Compensation Committee will administer certain aspects of the 2023 Incentive Plan.

Subject to any requirements of applicable law, the Board may, by resolution, delegate to one or more persons (including officers) or bodies (such persons or bodies, the “Delegated Persons”) the power to grant awards (subject to any limitations under the 2023 Incentive Plan) to eligible service providers of the Company and to exercise such other powers under the 2023 Incentive Plan as the Board may determine. In delegating the power to grant awards, the Board must fix (i) the maximum number of awards, and the maximum number of shares issuable upon exercise of those awards, that may be issued by such Delegated Persons, (ii) the time period during which those awards, and during which the shares issuable upon exercise of those awards, may be issued, and (iii) the minimum amount of consideration (if any) for which those awards may be issued, and a minimum amount of consideration for the shares issuable upon exercise of those awards. No Delegated Person may be authorized to grant awards to itself or to any “executive officer” (as defined by Rule 3b-7 under the Exchange Act), or to any “officer” (as defined by Rule 16a-1(f) under the Exchange Act).

Subject to applicable limitations contained in the 2023 Incentive Plan, the Board, the Compensation Committee, or any other committee or subcommittee or Delegated Person to whom the Board has delegated authority pursuant to the 2023 Incentive Plan, as the case may be, selects the recipients of awards and determines (i) the number of shares of Verde PubCo Common Stock, cash or other consideration covered by awards and the terms and conditions of such awards, including the dates upon which such awards become exercisable or otherwise vest, (ii) the exercise or measurement price of awards, if any, and (iii) the duration of awards.

Except as otherwise provided in the 2023 Incentive Plan, each award under the 2023 Incentive Plan may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and the Board need not treat participants uniformly. The Board will determine the effect on an award of the disability, death, termination or other cessation of employment or service, authorized leave of absence or other change in the employment or other service status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights or receive any benefits under an award.

The Board may at any time provide that any award will become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Verde PubCo Common Stock, other than an ordinary cash dividend, the Company is required to make equitable adjustments (or make substituted awards, as applicable), in the manner determined by the Board, to (i) the number and class of securities available under the 2023 Incentive Plan, (ii) the share counting rules set forth in the 2023 Incentive Plan and the number and class of securities available for issuance under the 2023 Incentive Plan that may be issued as incentive stock options, (iii) the number and class of securities and exercise price per share of each outstanding option, (iv) the share- and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of restricted stock, and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU award and each outstanding other stock-based award. In the event the Company effects a split of Verde PubCo Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then a participant who exercises an option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Verde PubCo Common Stock acquired upon such option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

The Company will indemnify and hold harmless each director, officer, employee or agent to whom any duty or power relating to the administration or interpretation of the 2023 Incentive Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the 2023 Incentive Plan unless arising out of such person’s own fraud or bad faith.

Amendment of Awards. Except as otherwise provided under the 2023 Incentive Plan with respect to repricing outstanding stock options or SARs and with respect to actions requiring stockholder approval, the Board may amend, modify or terminate any outstanding award, including but not limited to, substituting for an award another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option, provided that the participant’s consent to any such action will be required unless the Board determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the 2023 Incentive Plan or the change is otherwise permitted under the terms of the Incentive Plan in connection with certain corporate events.

Reorganization Events

The 2023 Incentive Plan contains provisions addressing the consequences of any reorganization event. A reorganization event is defined under the 2023 Incentive Plan as (i) any merger or consolidation of the Company with or into another entity as a result of which all Verde PubCo Common Stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled, (ii) any transfer or disposition of all Verde PubCo Common Stock for cash, securities or other property pursuant to a share exchange or other transaction or (iii) the liquidation or dissolution of the Company.

Provisions Applicable to Awards Other than Restricted Stock. Under the 2023 Incentive Plan, if a reorganization event occurs, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable award agreement or another agreement between a participant and the Company): (i) provide that such awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate of the acquiring or succeeding corporation), (ii) upon written notice to a participant, provide that all of the participant’s unvested awards will be forfeited immediately before the reorganization event and/or that all of the participant’s unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such reorganization event, (iv) in the event of a reorganization event under the terms of which holders of Verde PubCo Common Stock will receive upon consummation of the reorganization event a cash payment for each share surrendered in the reorganization event, which is referred to in this proxy statement/prospectus as the Acquisition Price, make or provide for a cash payment to participants with respect to each award held by a participant equal to (I) the number of shares of Verde PubCo Common Stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (II) the excess, if any, of (A) the Acquisition Price over (B) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award, provided, that if the Acquisition Price per share (as determined by the Board) does not exceed the exercise price of the award, then the award will be cancelled without any payment of consideration, (v) provide that, in connection with the liquidation or dissolution of the Company, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing.

The Board is not obligated to treat all awards, all awards held by a participant, or all awards of the same type, identically. Certain RSU awards that are subject to Section 409A of the Code will be settled in accordance with the terms of the applicable award agreement or as otherwise specified in the 2023 Incentive Plan. The Board, with reasonable notice to participants holding options or SARs, may impose a limitation on the ability of these participants to exercise their awards for the minimum number of days prior to the closing of the reorganization event as is reasonably necessary to facilitate the orderly closing of the reorganization event.

Provisions Applicable to Restricted Stock. Upon the occurrence of a reorganization event other than liquidation or dissolution of the Company, the Company’s repurchase and other rights with respect to outstanding restricted stock will inure to the benefit of the Company’s successor and will, unless the Board determines otherwise, apply to the cash, securities or other property which the Verde PubCo Common Stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such restricted stock. However, the Board may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any restricted stock or any other agreement between a participant and the Company, either initially or by amendment or provide for forfeiture of such restricted stock if issued at no cost. Upon the occurrence of a reorganization event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any award of restricted stock or any other agreement between the participant and the Company, all restrictions and conditions on all restricted stock then outstanding shall automatically be deemed terminated or satisfied.

Provisions for Foreign Participants

The Board may establish one or more sub-plans under the 2023 Incentive Plan to satisfy applicable securities, tax or other laws of various jurisdictions. The Board will establish such sub-plans by adopting supplements to the 2023 Incentive Plan containing any limitations on the Board’s discretion under the 2023 Incentive Plan and any additional terms and conditions not otherwise inconsistent with the 2023 Incentive Plan as the Board deems necessary or desirable. All supplements adopted by the Board will be deemed to be part of the 2023 Incentive Plan, but each supplement will only apply to participants within the affected jurisdiction.

Withholding

The participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Verde PubCo Common Stock under an award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an award or approved by the Board, a participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Verde PubCo Common Stock, including shares retained from the award creating the tax obligation, valued at their fair market value. However, except as otherwise provided by the Board, the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Verde PubCo Common Stock having a fair market value that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax) as the Company shall determine to be necessary to satisfy the tax liability associated with any award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

Amendment or Termination

If TLGY receives shareholder approval of the 2023 Incentive Plan, no award may be granted under the 2023 Incentive Plan after the expiration of ten years from the Closing Date, but awards previously granted may extend beyond that date. The Board may amend, suspend or terminate the 2023 Incentive Plan or any portion of the 2023 Incentive Plan at any time, except that no amendment that would require stockholder approval under the rules of the national securities exchange on which the Company maintains its primary listing may be made effective unless and until such amendment has been approved by the Company’s stockholders. If at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the 2023 Incentive Plan adopted in accordance with the procedures described above will apply to, and be binding on the holders of, all awards outstanding under the 2023 Incentive Plan at the time the amendment is adopted, provided that the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the 2023 Incentive Plan. No award will be made that is conditioned on stockholder approval of any amendment to the 2023 Incentive Plan unless the award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date the award was granted and (ii) it may not be exercised or settled (or otherwise result in the issuance of shares of Verde PubCo Common Stock) prior to the receipt of such stockholder approval.

If shareholders do not approve the 2023 Incentive Plan, the 2023 Incentive Plan will not go into effect, and the Company will not grant any awards under the 2023 Incentive Plan. In this event, the Board will consider whether to adopt alternative arrangements based on its assessment of the Company’s needs.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2023 Incentive Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement/prospectus. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or its corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights. A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units. A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the shares of Verde PubCo Common Stock are delivered with respect to the RSUs (which may be upon vesting or may be at a later date), the participant will have income on the date of delivery in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the delivery date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards. The tax consequences associated with any other stock-based award granted under the 2023 Incentive Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying Verde PubCo Common Stock.

Tax Consequences to the Company. There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income, subject to the limitations of Section 162(m) of the Code.

Vote Required for Approval

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, which is the affirmative vote of a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” proposal.

The Equity Incentive Plan Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their ordinary shares in favor of the Equity Incentive Plan Proposal. See “The Merger Agreement — Related Agreements — Acquiror Support Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the 2023 Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex D, be adopted and approved.”

Recommendation of the TLGY Board

THE TLGY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF TLGY VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of TLGY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TLGY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TLGY’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of TLGY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the TLGY Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to shareholders of TLGY or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient TLGY ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (ii) in order to solicit additional proxies from shareholders of TLGY in favor of one or more of the proposals at the extraordinary general meeting. See the section entitled “Business Combination Proposal — Interests of TLGY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the TLGY Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution, which is the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal. Your failure to vote or instruct your broker, bank or other nominee how to vote will mean that your vote will not be counted as either “FOR” or “AGAINST” the proposal, and an abstention will mean that your vote will not be counted as either “FOR” or “AGAINST” proposal.

The Adjournment Proposal is not conditioned upon the approval of any other proposal.

The Initial Shareholders have agreed to vote all of their ordinary shares in favor of the Adjournment Proposal. See “The Merger Agreement — Related Agreements — Acquiror Support Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary or convenient to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to shareholders of TLGY or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient TLGY ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from shareholders of TLGY in favor of one or more of the proposals at the extraordinary general meeting be approved.”

Recommendation of the TLGY Board

THE TLGY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF TLGY VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of TLGY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TLGY and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TLGY’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of TLGY’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax considerations to (i) holders of TLGY Class A ordinary shares and TLGY public warrants as a consequence of the Domestication, (ii) holders of TLGY Class A ordinary shares that elect to have their TLGY Class A ordinary shares redeemed for cash or elect to receive distributable redeemable warrants(or shares of Verde PubCo Common Stock in lieu of such warrants) if the Business Combination is completed and (iii) ownership and disposition of Verde PubCo Common Stock and Common Stock Public Warrants after the Domestication. This discussion applies only to TLGY Class A ordinary shares, TLGY public warrants, Verde PubCo Common Stock and Common Stock Public Warrants that are held as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including, banks, insurance companies or other financial institutions, dealers in securities or currencies, traders in securities electing to mark to market, tax-exempt entities, regulated investment companies, persons that will hold more than 5% of the Verde PubCo Common Stock, persons that hold more than 10% of the TLGY Class A ordinary shares (by vote or value) unless otherwise stated, foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii), certain former citizens or residents of the United States, nonresident alien individuals present in the United States for more than 182 days in a taxable year, a person that is a “controlled foreign corporation,” a person that is a “passive foreign investment company,” persons holding shares of Verde PubCo Common Stock as part of a hedge, straddle, conversion or other integrated financial transaction, entities that are treated as partnerships for U.S. federal income tax purposes (or partners therein), any Initial Shareholders, PIPE investors, or persons that are otherwise subject to special treatment under the Code. This section does not address any other U.S. federal tax considerations (such as estate and gift taxes, the alternative minimum tax or the Medicare tax on net investment income) or any state, local or non-U.S. tax considerations.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of TLGY Class A ordinary shares, TLGY public warrants, Verde PubCo Common Stock or Common Stock Public Warrants or distributable redeemable warrants that is an individual citizen or resident of the United States, a domestic corporation or otherwise subject to U.S. federal income tax on a net basis with respect to income from TLGY’s stock or warrants. A “Non-U.S. holder” means any beneficial owner (other than a partnership or other pass-through entity) of TLGY Class A ordinary shares, TLGY public warrants, Verde PubCo Common Stock, Common Stock Public Warrants, or distributable redeemable warrants that is not a U.S. holder.

This discussion does not address the tax treatment of partnerships or persons who hold TLGY Class A ordinary shares, TLGY public warrants, Verde PubCo Common Stock, Common Stock Public Warrants or distributable redeemable warrants through partnerships or other entities that are pass-through entities for U.S. federal income tax purposes. Partners in partnerships or other passthrough entities should consult their own tax advisors.

This discussion is based on the tax laws of the United States, including the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax or estate tax consequences different from those discussed below.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax considerations described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

U.S. Holders

Effects of the Domestication on U.S. Holders

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, TLGY will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware.

TLGY intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Code. TLGY has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. holder of TLGY Class A ordinary shares or TLGY public warrants is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such U.S. holder.

Assuming the Domestication qualifies as an F Reorganization, U.S. holders of TLGY Class A ordinary shares or TLGY public warrants should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided under “— Effects of Section 367(b) to U.S. Holders” and “— PFIC Considerations”, and the Domestication should be treated for U.S. federal income tax purposes as if TLGY (i) transferred all of its assets and liabilities to the domesticated entity in exchange for all of the Verde PubCo Common Stock and Common Stock Public Warrants; and then (ii) distributed the Verde PubCo Common Stock and Common Stock Public Warrants to the holders of the TLGY Class A ordinary shares and TLGY public warrants in liquidation of TLGY. The taxable year of TLGY should be deemed to end on the date of the Domestication. If the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below: (i) a U.S. holder’s tax basis in a share of Verde PubCo Common Stock or a Common Stock Public Warrant received in the Domestication should be the same as its tax basis in the TLGY Class A ordinary shares or TLGY public warrants surrendered in exchange therefor, increased by any amount included in the income of such U.S. holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a share of Verde PubCo Common Stock or Common Stock Public Warrant should include such U.S. holder’s holding period for the TLGY Class A ordinary shares or TLGY public warrants surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. holder generally would recognize gain or loss with respect to a TLGY Class A ordinary share or TLGY public warrant in an amount equal to the difference, if any, between the fair market value of the corresponding share of Verde PubCo Common Stock or Common Stock Public Warrant received in the Domestication and the U.S. holder’s adjusted tax basis in its TLGY Class A ordinary share or TLGY public warrant surrendered in exchange therefor. In such event, such U.S. holder’s basis in the share of Verde PubCo Common Stock or Common Stock Public Warrant would be equal to the fair market value of that share of Verde PubCo Common Stock or Common Stock Public Warrant on the date of the Domestication, and such U.S. holder’s holding period for the share of Verde PubCo Common Stock or Common Stock Public Warrant would begin on the day following the date of the Domestication.

Effects of Section 367(b) to U.S. Holders

Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code will generally apply to U.S. holders on the date of the Domestication.

U.S. Holders That Hold 10 Percent or More of TLGY

A U.S. holder that on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all of TLGY’s classes of stock entitled to vote or 10% or more of the total value of all of TLGY’s classes of stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the TLGY Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. holder’s ownership of TLGY public warrants will be taken into account in determining whether such U.S. holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. holder is a U.S. Shareholder and all U.S. holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s “all earnings and profits amount” with respect to its TLGY Class A ordinary shares is the net positive earnings and profits of TLGY (as determined under Treasury Regulations under Section 367 of the Code) attributable to such TLGY Class A ordinary shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such shares. Treasury Regulations under Section 367 provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

TLGY does not expect to have significant cumulative earnings and profits through the date of the Domestication. If TLGY’s cumulative earnings and profits through the date of the Domestication are less than or equal to zero, then a U.S. holder should not be required to include in gross income an “all earnings and profits amount” with respect to its TLGY Class A ordinary shares. If TLGY’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. The determination of TLGY’s earnings and profits is complex and may be impacted by numerous factors.

U.S. Holders That Own Less Than 10 Percent of TLGY

A U.S. holder that, on the date of the Domestication, beneficially owns (actually and constructively) TLGY Class A ordinary shares with a fair market value of $50,000 or more, but is not a U.S. Shareholder, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. holder as described below.

Unless a U.S. holder makes the election described below, such U.S. holder generally must recognize gain (but not loss) with respect to shares of Verde PubCo Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such shares of Verde PubCo Common Stock over the U.S. holder’s adjusted tax basis in the TLGY Class A ordinary shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. holder may elect to include in income the “all earnings and profits amount” attributable to its TLGY Class A ordinary shares under Section 367(b) of the Code.

There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

●	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);
●	a complete description of the Domestication;
●	a description of any stock, securities or other consideration transferred or received in the Domestication;
●	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;
●	a statement that the U.S. holder is making the election including (A) a copy of the information that the U.S. holder received from TLGY establishing and substantiating the U.S. holder’s “all earnings and profits amount” with respect to the U.S. holder’s TLGY Class A ordinary shares and (B) a representation that the U.S. holder has notified TLGY (or the Company) that the U.S. holder is making the election; and
●	certain other information required to be furnished with the U.S. holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. holder to such U.S. holder’s timely filed U.S. federal income tax return for the taxable period in which the Domestication occurs, and the U.S. holder must send notice of making the election to Verde PubCo no later than the date such tax return is filed. In connection with this election, TLGY intends to provide each U.S. holder eligible to make such an election with information regarding TLGY’s earnings and profits upon written request. There is no assurance, however, that TLGY will timely provide the required information for making this election.

TLGY does not expect to have significant cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that TLGY had positive earnings and profits through the date of the Domestication, a U.S. holder that makes the election described herein could have an “all earnings and profits amount” with respect to its TLGY Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

Each U.S. holder is urged to consult its tax advisor regarding the consequences to it of making the election described herein and the appropriate filing requirements with respect to such election.

U.S. Holders That Own TLGY Class A Ordinary Shares with a Fair Market Value of Less Than $50,000

A U.S. holder that, on the date of the Domestication, beneficially owns (actually and constructively) TLGY Class A ordinary shares with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and should not be required to include any part of the “all earnings and profits amount” in income.

Tax Consequences for U.S. Holders of TLGY Public Warrants

Subject to the considerations described above relating to a U.S. holder’s ownership of TLGY public warrants being taken into account in determining whether such U.S. holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. holder of public warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued Common Stock Public Warrants in the Domestication.

All U.S. holders are urged to consult their tax advisors with respect to the effect of section 367(b) of the Code to their particular circumstances.

PFIC Considerations

In addition to the discussion under “— Effects of Section 367(b) to U.S. Holders,” the Domestication could be a taxable event to U.S. holders under the PFIC provisions of the Code.

TLGY will be classified as a PFIC in a particular taxable year if, either

●75 percent or more of TLGY’s gross income for the taxable year is passive income; or
●	the average percentage of the value of TLGY’s assets that produce or are held for the production of passive income is at least 50 percent.

For this purpose, passive income generally includes dividends, interest, gains from certain commodities transactions, rents, royalties and the excess of gains over losses from the disposition of assets that produce passive income.

Based on the composition of its income and assets, TLGY believes that it is likely that it was a PFIC for U.S. federal income tax purposes for the fiscal year ended December 31, 2022 and that it will be a PFIC in the current taxable year which ends as a result of the Domestication.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. holders of TLGY Class A ordinary shares and TLGY public warrants upon the Domestication if (i) TLGY was classified as a PFIC at any time during such U.S. holder’s holding period for such shares or warrants and (ii) the U.S. holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. holder owned such shares or in which TLGY was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such shares. Generally, neither election is available with respect to the TLGY public warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules. U.S. holders of TLGY Class A ordinary shares or TLGY public warrants are urged to consult their tax advisors concerning the application of the PFIC rules under their particular circumstances.

Under these rules:

●	the U.S. holder’s gain will be allocated ratably over the U.S. holder’s holding period for such U.S. holder’s TLGY Class A ordinary shares or TLGY public warrants;
●	the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which TLGY was a PFIC, will be taxed as ordinary income;

●	the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year; and
●	an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under “— Effects of Section 367(b) to U.S. Holders”, the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, if TLGY is a PFIC, U.S. holders of TLGY Class A ordinary shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. holders of TLGY public warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their shares or warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its TLGY Class A ordinary shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of TLGY, whether or not such amounts are actually distributed to such shareholders in any taxable year.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. holder of TLGY Class A ordinary shares would depend on whether the U.S. holder has made a timely and effective election to treat TLGY as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. holder’s holding period of TLGY Class A ordinary shares during which TLGY qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. holder makes a QEF Election by attaching a completed IRS Form 8621, including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met, which likely will not be satisfied with respect to TLGY, or with the consent of the IRS. If applicable, U.S. holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances.

A U.S. holder’s ability to make a QEF Election with respect to TLGY is contingent upon, among other things, the provision by TLGY of a “PFIC Annual Information Statement” to such U.S. holder. Upon written request, TLGY will endeavor to provide to a U.S. holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. holder to make and maintain a QEF Election. There is no assurance, however, that TLGY would timely provide such required information. A U.S. holder that makes a QEF Election may be referred to as an “Electing Shareholder” and a U.S. holder that does not make a QEF Election may be referred to as a “Non-Electing Shareholder.” A QEF Election is not available with respect to the public warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their TLGY Class A ordinary shares. As a result, such a U.S. holder should not recognize gain or loss as a result of the Domestication except to the extent described under “— Effects of Section 367(b) to U.S. Holders.”

The impact of the PFIC rules on a U.S. holder of TLGY Class A ordinary shares may also depend on whether the U.S. holder has made an election under Section 1296 of the Code. U.S. holders that hold (or are deemed to hold) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is considered “marketable” (a “mark-to-market election”). Marketable stock, generally, is stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq. If such an election is available and has been timely made, such U.S. holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to the TLGY Class A ordinary shares. A mark-to-market election is not available with respect to the TLGY public warrants.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders of TLGY Class A ordinary shares or TLGY public warrants are urged to consult their tax advisors concerning the application of the PFIC rules under their particular circumstances.

Distribution of Distributable Redeemable Warrants

Although the authorities governing transactions such as the distribution of distributable redeemable warrants (or shares of Verde PubCo Common Stock in lieu of such warrants) before our initial business combination as described in the section entitled “Information about TLGY — Effecting Our Business Combination — Distribution of Distributable Redeemable Warrants to Holders of Class A Ordinary Shares Not Electing Redemption” are complex and unclear in certain respects, we expect that a U.S. holder of Class A ordinary shares receiving distributable redeemable warrants (or shares of Verde PubCo Common Stock in lieu of such warrants) pursuant to the distribution should not be treated as receiving a taxable distribution. However, the general rule under which a distribution of stock or a right to acquire stock (such as the distributable redeemable warrants or shares of Verde PubCo Common Stock in lieu of such warrants) would not be included in the taxable income of the recipient for U.S. federal income tax purposes is subject to exceptions, including for “disproportionate distributions.” A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders and an increase in the proportionate interest of other stockholders in a corporation’s assets or earnings and profits. For this purpose, distributions of cash or other property incident to an “isolated” redemption of stock do not cause a distribution or series of distributions to be disproportionate. Although not entirely clear, under these rules, we do not expect the distribution of distributable redeemable warrants (or shares of Verde PubCo Common Stock in lieu of such warrants) before our initial business combination to be treated as a disproportionate distribution.

If the distribution is non-taxable to a U.S. holder, and the distributable redeemable warrants that the U.S. holder receives (if any) in the distribution have a fair market value equal to 15% or more of the fair market value of the U.S. holder’s shares of our Class A ordinary shares on the date of the distribution, the U.S. holder must allocate its adjusted tax basis in its Class A ordinary shares between those shares and the distributable redeemable warrants in proportion to their relative fair market values at that time. Likewise, if the distribution is non-taxable to a U.S. holder, and the U.S. holder elects to receive Verde PubCo Common Stock in lieu of the distributable redeemable warrants in the distribution, the U.S. holder must allocate its adjusted tax basis in its Class A ordinary shares between those shares and the Verde PubCo Common Stock in proportion to their relative fair market values at that time.

On the other hand, if the distribution is non-taxable to a U.S. holder, and the distributable redeemable warrants that the U.S. holder receives in the distribution (if any) have a fair market value equal to less than 15% of the fair market value of the U.S. holder’s shares of our Class A ordinary shares on the date of the distribution, the U.S. holder’s tax basis in the distributable redeemable warrants that the U.S. holder receives in the distribution will be zero unless the U.S. holder irrevocably elects, in its U.S. federal income tax return for the taxable year in which the distributable redeemable warrants are received, to allocate its adjusted tax basis in its Class A ordinary shares between those shares and the distributable redeemable warrants as described in the foregoing paragraph.

If the position set forth above is determined by the IRS or a court to be incorrect, U.S. holders receiving the distributable redeemable warrants (or shares of Verde PubCo Common Stock in lieu of such warrants) would be treated as receiving a corporate distribution in an amount equal to the fair market value of such distributable redeemable warrants (or shares of Verde PubCo Common Stock) at that time, with the tax consequences described below under “— Taxation of Distributions.”

Redemption of TLGY Class A Ordinary Shares

In the event that a holder’s TLGY Class A ordinary shares are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section titled “Extraordinary General Meeting of TLGY — Redemption Rights” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of TLGY Class A ordinary shares under Section 302 of the Code. If the redemption qualifies as a sale of shares of TLGY Class A ordinary shares, a U.S. holder will be treated as described below under the section titled “Effects of Ownership of Verde PubCo Common Stock or Common Stock Public Warrants on U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Verde PubCo Common Stock or Common Stock Public Warrants.” If the redemption does not qualify as a sale of shares of TLGY Class A ordinary shares, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section titled “Effects of Ownership of Verde PubCo Common Stock or Common Stock Public Warrants on U.S. Holders — Taxation of Distributions.” It is unclear, however, whether the redemption rights with respect to the TLGY Class A ordinary shares may suspend the running of the applicable holding period for purposes of determining the character of any capital gain or loss or may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption of shares of TLGY Class A ordinary shares qualifies for sale treatment will depend largely on the total number of shares of TLGY’s stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning TLGY public warrants and any stock that a holder would directly, indirectly or constructively acquire pursuant to the Business Combination) relative to all of the TLGY stock outstanding both before and after the redemption. The redemption of TLGY Class A ordinary shares will generally be treated as a sale (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests results in a redemption qualifying for sale treatment, a holder takes into account not only shares of TLGY’s stock actually owned by the holder, but also shares of stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include TLGY Class A ordinary shares which could be acquired pursuant to the exercise of the TLGY public warrants. Moreover, any of the Verde PubCo Common Stock that a holder directly or constructively acquires pursuant to the Business Combination should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of TLGY’s outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of TLGY Class A ordinary shares must, among other requirements, be less than eighty percent (80%) of the percentage of the outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of TLGY Class A ordinary shares and the Verde PubCo Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a holder’s interest if either (i) all of the shares of TLGY’s stock actually and constructively owned by the holder are redeemed or (ii) all of the shares of TLGY’s stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock. The redemption of TLGY Class A ordinary shares will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in TLGY. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in TLGY will depend on the particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of TLGY Class A ordinary shares will be treated as a corporate distribution to the redeemed holder and the tax effects to such U.S. holder will be as described below under the section titled “Effects of Ownership of Verde PubCo Common Stock or Common Stock Public Warrants on U.S. Holders—Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed TLGY Class A ordinary shares will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its TLGY public warrants or possibly in other stock constructively owned by it.

All holders should consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their TLGY Class A ordinary shares pursuant to an exercise of redemption rights.

Effects of Ownership of Verde PubCo Common Stock or Common Stock Public Warrants on U.S. Holders

Taxation of Distributions

After the Domestication, a U.S. holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to shares of Verde PubCo Common Stock to the extent paid from Verde PubCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in the Verde PubCo Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Verde PubCo Common Stock and will be treated as described below under the section titled “—Gain or Loss on

Sale, Taxable Exchange or Other Taxable Disposition of Verde PubCo Common Stock or Common Stock Public Warrants.” As discussed above, TLGY does not expect to have significant cumulative earnings and profits through the date of the Domestication.

Dividends received by a U.S. holder that is a taxable corporation will generally qualify for the dividends received deduction (subject to applicable requirements and limitations) if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends received by a non-corporate U.S. holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate applicable to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Verde PubCo Common Stock or Common Stock Public Warrants

Upon a sale or other taxable disposition of shares of Verde PubCo Common Stock or Common Stock Public Warrants after the Domestication, a U.S. holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the shares of Verde PubCo Common Stock or Common Stock Public Warrants. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Verde PubCo Common Stock or Common Stock Public Warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of Verde PubCo Common Stock (shares of Verde PubCo Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisor to determine how the above rules apply to them.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Verde PubCo Common Stock and Common Stock Public Warrants so disposed of. See “—Effects of the Domestication on U.S. Holders” above for discussion of a U.S. holder’s adjusted tax basis in its shares of Verde PubCo Common Stock and/or Common Stock Public Warrants following the Domestication. See “—Acquisition of Verde PubCo Common Stock Pursuant to Exercise of a Common Stock Public Warrant” below for a discussion regarding a U.S. holder’s tax basis in Verde PubCo Common Stock acquired pursuant to the exercise of a Common Stock Public Warrant.

Acquisition of Verde PubCo Common Stock Pursuant to Exercise of a Common Stock Public Warrant

After the Domestication, a U.S. holder generally will not recognize gain or loss upon the exercise of a Common Stock Public Warrant for cash. Verde PubCo Common Stock acquired pursuant to the exercise of a Common Stock Public Warrant for cash generally will have a tax basis equal to the U.S. holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant. A U.S. holder’s holding period for the Verde PubCo Common Stock will commence on the day following the date of exercise of the Common Stock Public Warrant; the holding period will not include the period during which the U.S. holder held the warrant. If a Common Stock Public Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a Common Stock Public Warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s tax basis in the Verde PubCo Common Stock received generally would equal the U.S. holder’s tax basis in the Common Stock Public Warrants. If the cashless exercise is treated as a recapitalization, the holding period of the Verde PubCo Common Stock will include the holding period of the warrants.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered Common Stock Public Warrants with an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Common Stock Public Warrants deemed surrendered and the U.S. holder’s tax basis in such warrants. In this case, a U.S. holder’s tax basis in the Verde PubCo Common Stock received would equal the sum of the U.S. holder’s tax basis in the Common Stock Public Warrants exercised and the exercise price of such warrants. A U.S. holder’s holding period for the Verde PubCo Common Stock will commence on the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions to Holders of Common Stock Public Warrants

The terms of each Common Stock Public Warrant provide for an adjustment to the number of shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. However, holders of warrants may be treated as receiving a constructive distribution from Verde PubCo if the adjustment increases the Common Stock Public Warrant holders’ proportionate interest in Verde PubCo’s assets or earnings and profits. For example, without limitation, a taxable constructive distribution would occur if the number of shares of Verde PubCo Common Stock that would be obtained upon exercise of the Common Stock Public Warrants increases as a result of a distribution of cash to the holders of Verde PubCo Common Stock. Constructive distributions that are taxable would be subject to tax in the same manner as cash distributions made to U.S. holders as described under “— Taxation of Distributions” above and to Non-U.S. holders as described below under “—Non-U.S. Holders—Taxation of Distributions.”

Non-U.S. Holders

Distribution of Distributable Redeemable Warrants

TLGY does not expect the distribution of distributable redeemable warrants before our initial business combination as described in the section entitled “Information about TLGY— Effecting Our Business Combination—Distribution of Distributable Redeemable Warrants to Holders of Class A Ordinary Shares Not Electing Redemption” to result in any U.S. federal income tax consequences to Non-U.S. holders of TLGY Class A ordinary shares or TLGY public warrants.

Effects of the Domestication

TLGY does not expect the Domestication to result in any U.S. federal income tax consequences to Non-U.S. holders of TLGY Class A ordinary shares or TLGY public warrants.

Redemption of TLGY Class A Ordinary Shares

TLGY does not expect the redemption of a Non-U.S. holder’s TLGY Class A ordinary shares pursuant to the redemption provisions described in this proxy statement/prospectus under the section titled “Extraordinary General Meeting of TLGY — Redemption Rights” to result in any U.S. federal income tax consequences to Non-U.S. holders of TLGY Class A ordinary shares.

Effects of Ownership of Verde PubCo Common Stock or Common Stock Public Warrants on Non-U.S. Holders

Taxation of Distributions

In general, after the Domestication, any cash distributions (or a constructive distribution) made to a Non-U.S. holder with respect to shares of Verde PubCo Common Stock (or Common Stock Public Warrants as described above in“U.S. Holders—Effects of Ownership of Verde PubCo Common Stock or Common Stock Public Warrants on U.S. Holders—Possible Constructive Distributions to Holders of Common Stock Public Warrants”), to the extent paid out of Verde PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and generally will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of Verde PubCo Common Stock and then, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of such shares of Verde PubCo Common Stock, which will be treated as described under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Verde PubCo Common Stock or Common Stock Public Warrants.”

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Verde PubCo Common Stock or Common Stock Public Warrants

Subject to the discussions under “— FATCA Withholding Taxes” and “— Information Reporting and Backup Withholding” below, a Non-U.S. holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of the Verde PubCo Common Stock or Common Stock Public Warrants after the Domestication.

Exercise, Lapse or Redemption of Common Stock Public Warrants

The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a Common Stock Public Warrant, or the lapse of such a warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “— U.S. Holders —Effects of Ownership of Verde PubCo Common Stock or Common Stock Public Warrants on U.S. Holders — Acquisition of Verde PubCo Common Stock Pursuant to a Common Stock Public Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a non-U.S. holder’s gain on the sale or other disposition of the Verde PubCo Common Stock and Common Stock Public Warrants.

FATCA Withholding Taxes

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) imposes withholding of thirty percent (30%) on payments of dividends (including constructive dividends received as a result of an adjustment to Common Stock Public Warrants) on the Verde PubCo Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN or W-8BEN-E). While withholding under FATCA would also apply to payments of gross proceeds from a sale or other disposition of our common stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Although the Treasury Regulations are not final, taxpayers may rely on the proposed regulations until final regulations are issued. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. persons should consult their tax advisers regarding the effects of FATCA on an investment in Verde PubCo Common Stock or Common Stock Public Warrants.

Information Reporting and Backup Withholding.

Information returns are required to be filed with the IRS with respect to payments made to certain U.S. holders and Non-U.S. holders. In addition, certain U.S. holders may be subject to backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the paying agent, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. Non-U.S. persons may be required to comply with applicable certification procedures to establish that they are non-U.S. persons in order to avoid the application of such backup withholding tax. Any amount paid as backup withholding may be creditable against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The following unaudited pro forma condensed combined financial statements of TLGY present the combination of the historical financial information of TLGY and Verde adjusted to give effect for the Merger between TLGY and Verde. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical balance sheet of TLGY and the historical balance sheet of Verde, on a pro forma basis as if the Business Combination had been consummated on June 30, 2023.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 combines the historical statements of operations of TLGY and Verde for such period on a pro forma basis as if the Business Combination had been consummated on June 30, 2023, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical statements of operations of TLGY and Verde for such period on a pro forma basis as if the Business Combination had been consummated on January 1, 2023, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma condensed combined financial statements;
●	the historical unaudited financial statements of TLGY as of and for the six months ended June 30, 2023 and the related notes thereto, included elsewhere in this proxy statement/prospectus;
●	the historical unaudited financial statements of Verde as of and for the six months ended June 30, 2023 and the related notes thereto, included elsewhere in this proxy statement/prospectus;
●	the historical audited financial statements of TLGY as of and for the year ended December 31, 2022 and the related notes thereto, included elsewhere in this proxy statement/prospectus;
●	the historical audited financial statements of Verde as of and for the year ended December 31, 2022 and the related notes thereto, included elsewhere in this proxy statement/prospectus; and
●	the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TLGY” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Verde,” and other financial information relating to TLGY and Verde included elsewhere in this proxy statement/prospectus, including the Merger Agreement

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect the combined entity’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated.

Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined entity. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited transaction accounting adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The parties believe that the assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Description of transaction

TLGY has entered into the Merger Agreement with Verde and certain other entities. The purchase price is $590.8 million, subject to certain adjustments, including the proposed enterprise valuation to $365 million, and Verde Earnout Share fair valued at $225.8 million.

TLGY is also entitled to Sponsor Earnout Shares fair valued at $27.3 million.

All public shareholders will receive one distributable redeemable warrant for each share that is not redeemed at closing. The distributable redeemable warrant holders are given the right to convert five distributable redeemable warrants to one whole share of Verde PubCo Common Stock. The election to convert is determined by the shareholder at closing.

The per-share valuation of $10.00 utilized in the Merger Agreement was set solely for the purposes of determining how many shares to issue in the Business Combination and does not reflect the actual price that the shares may be valued at following the Business Combination.

The unaudited pro forma condensed combined information contained herein assumes that TLGY stockholders approve the Business Combination. Pursuant to the Existing Charter, public stockholders are being offered the opportunity to redeem, upon the Closing, Public Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account (as of two business days prior to the Closing). Pursuant to the Existing Charter, all holders of Public Shares may vote in favor of the Business Combination and still exercise their redemption rights.

Solely for illustrative purposes, the unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of additional redemptions of TLGY Common Stock:

●	Assuming Minimum Redemptions (“Minimum Redemption”) — this scenario assumes that no Public Shares are redeemed and further reflects the elections (0%, 50%, and 100%)by the shareholders of the warrants received at closing.

●	Assuming 50% Redemptions (“50% Redemption”) — This scenario assumes the redemption of approximately 3.7 million Public Shares at $10.73 per share, for an aggregate payment of approximately $39.25 million from the Trust Account, and further reflects the elections (0%, 50%, and 100%) by the shareholders of the distributable redeemable warrants received at closing.
●	Assuming Maximum Redemptions (“Maximum Redemption”) — This scenario assumes the redemption of approximately 7.3 million Public Shares at $10.73 per share, for aggregate payment of approximately $78.5 million from the Trust Account.

TLGY and several of its stakeholders and professional service providers are engaged in discussions for the reduction, deferral or conversion to equity of certain fees. TLGY expects to further negotiate with such stakeholders and professional service providers so that the cash payments due at closing of the business combination would be significantly reduced.

The Sponsor and Verde expect to fund up to $4.5 million in the aggregate to support extension payments and working capital. We expect a portion of this amount would remain as unused cash commitments that can support our operations in a high redemption scenario.

In addition, TLGY is engaged in preliminary conversations with investors for PIPE and other potential capital raising transactions, in an effort to ensure an adequate cash amount is available at closing in the maximum redemption scenario.

The Merger between TLGY and Verde under the minimum, 50% and maximum redemption scenarios is expected to be accounted for as a reverse recapitalization with Verde as the accounting acquirer.

PRO FORMA INFORMATION

TLGY AND VERDE

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF
JUNE 30, 2023

(in thousands)

Assuming minimum redemption

			Pro forma
			100% election			50% election			0% election
	Verde	TLGY	Adj	*	Combined	Adj	*	Combined	Adj	*	Combined
ASSETS
Current assets:
Cash and cash equivalents	4,124	57	78,493	A	66,849			66,849			66,849
			(8,650)	B
			(7,000)	C
			(175)	J

Inventory	79				79			79			79
Prepaid expenses and other current assets	70	165			235			235			235
Total current assets	4,273	222	62,668		67,163			67,163			67,163

Non-current assets:
Operating leases right-of-use assets	1,581				1,581			1,581			1,581
Cash and marketable securities held in Trust Account		78,493	(78,493)	A	—			—			—
Other assets	480				480			480			480
Property and equipment, net	2,051				2,051			2,051			2,051
Total non-current assets	4,112	78,493	(78,493)		4,112			4,112			4,112
TOTAL ASSETS	8,385	78,715	(15,825)		71,275			71,275			71,275

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	1,596	439			2,035			2,035			2,035
Notes payable - sponsor		857	(175)	J	682			682			682
Convertible notes	4,267		(4,267)	K	—			—			—
Loans - related parties
Current portion of operating lease liabilities	324				324			324			324
Total current liabilities	6,187	1,296	(4,442)		3,041			3,041			3,041

Non-current liabilities:
Derivative warrant liabilities		3,524			3,524	127	L	3,584	253	L	3,645
Contingent earnout			31,881	F	31,881			31,881			31,881
Non-current portion of operating lease liabilities	1,337				1,337			1,337			1,337
Deferred underwriting fee payable		8,650	(8,650)	B	—			—			—
Total non-current liabilities	1,337	12,174	23,231		36,742	127		36,802	253		36,863
Total liabilities	7,524	13,470	18,789		39,783	127		39,843	253		39,904

			Pro forma
			100% election			50% election			0% election
	Verde	TLGY	Adj	*	Combined	Adj	*	Combined	Adj	*	Combined
COMMITMENTS AND CONTINGENCIES
Temporary equity:
Common stock subject to possible redemption		78,493	(78,493)	D	—			—			—

Stockholders’ equity (deficit):
Common stock	32		(32)	I	—			—			—
Class A common stock			4	I	36			36			36
			32	I
Class B common stock		—			—						—
Additional paid-in capital	20,157	—	78,493	D	82,665	(127)	L	82,605	(253)	L	82,544
			(13,248)	G
			(7,000)	C
			(4)	I
			4,267	K

Accumulated deficit	(19,328)	(13,248)	13,248	G	(51,209)			(51,209)			(51,209)
			(31,881)	F

Total shareholders’ equity (deficit)	861	(13,248)	43,879		(31,492)	(127)		(31,432)	(253)		31,371
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT	8,385	78,715	(15,825)		71,275	—		71,275	—		71,275

PRO FORMA INFORMATION

TLGY AND VERDE

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF

JUNE 30, 2023

(in thousands)

Assuming minimum redemption

			Pro forma
			100% election			50% election			0% election
	Verde	TLGY	Adj	*	Combined	Adj	*	Combined	Adj	*	Combined
Net book value, basic no. of shares					50,718,182			50,143,182			49,568,182
Trust value					78,493			78,493			78,493
Per share Book value					1.55			1.57			1.58

Net book value, fully diluted no of shares					63,344,132			65,644,132			67,944,132
Trust value					78,493			78,493			78,493
Per share Book value					1.24			1.20			1.16

PRO FORMA INFORMATION

TLGY AND VERDE

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF

JUNE 30, 2023

(in thousands)

Assuming 50% redemption

			Pro forma
			100% election			50% election			0% election
	Verde	TLGY	Adj	*	Combined	Adj	*	Combined	Adj	*	Combined
ASSETS
Current assets:
Cash and cash equivalents	4,124	57	78,493	A	27,603			27,603			27,603
			(8,650)	B
			(7,000)	C
			(175)	J
			(39,247)	E
Inventory	79				79			79			79
Prepaid expenses and other current assets	70	165			235			235			235
Total current assets	4,273	222	23,421		27,917			27,917			27,917

Non-current assets:
Operating leases right-of-use assets	1,581				1,581			1,581			1,581
Cash and marketable securities held in Trust Account		78,493	(78,493)	A	—			—			—
Other assets	480				480			480			480
Property and equipment, net	2,051				2,051			2,051			2,051
Total non-current assets	4,112	78,493	(78,493)		4,112			4,112			4,112
TOTAL ASSETS	8,385	78,715	(55,072)		32,029			32,029			32,029

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	1,596	439			2,035			2,035			2,035
Notes payable - sponsor		857	(175)	J	682			682			682
Convertible notes	4,267		(4,267)	K	—			—			—
Current portion of operating lease liabilities	324				324			324			324
Total current liabilities	6,187	1,296	(4,442)		3,041			3,041			3,041

Non-current liabilities:
Derivative warrant liabilities		3,524			3,524	127	L	3,584	253	L	3,645
Contingent earnout			31,881	F	31,881			31,881			31,881
Non-current portion of operating lease liabilities	1,337				1,337			1,337			1,337
Deferred underwriting fee payable		8,650	(8,650)	B	—			—			—
Total non-current liabilities	1,337	12,174	23,231		36,742	127		36,802	253		36,863
Total liabilities	7,524	13,470	18,789		39,783	127		39,843	253		39,904

			Pro forma
			100% election			50% election			0% election
	Verde	TLGY	Adj	*	Combined	Adj	*	Combined	Adj	*	Combined
COMMITMENTS AND CONTINGENCIES
Temporary equity:
Common stock subject to possible redemption		78,493	(78,493)	D	—			—			—

Stockholders’ equity (deficit):
Common stock	32		(32)	I	—			—			—
Class A common stock			4	I	36			36			36
			32	I
Class B common stock		—			—			—			—
Additional paid-in capital	20,157	—	78,493	D	43,419	127	L	43,358	(253)	L	43,298
			(13,248)	G
			(7,000)	C
			(4)	I
			4,267	K
			(39,247)	E

Accumulated deficit	(19,328)	(13,248)	13,248	G	(51,209)			(51,209)			(51,209)
			(31,881)	F

Total shareholders’ equity (deficit)	861	(13,248)	4,632		(7,754)	127		(7,815)	(253)		(7,875)
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT	8,385	78,715	(55,072)		32,028	—		32,028	—		(32,029)

PRO FORMA INFORMATION

TLGY AND VERDE

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF

JUNE 30, 2023

(in thousands)

Assuming 50% redemption

			Pro forma
			100% election			50% election			0% election
	Verde	TLGY	Adj	*	Combined	Adj	*	Combined	Adj	*	Combined
Net book value, basic no. of shares					47,059,091			46,484,091			45,909,091
Trust value					39,247			39,247			39,247
Per share Book value					0.83			0.84			0.85

Net book value, fully diluted no of shares					59,685,041			61,985,041			64,285,041
Trust value					39,247			39,247			39,247
Per share Book value					0.66			0.63			0.61

PRO FORMA INFORMATION

TLGY AND VERDE

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF
JUNE 30, 2023

(in thousands)

Assuming maximum redemption

			Pro forma
			No allotment
	Verde	TLGY	Adj	*	Combined
ASSETS
Current assets:
Cash and cash equivalents	4,124	57	78,493	A	5,827
			(8,650)	B
			(7,000)	C
			(175)	J
			(77,022)	H
			16,000	M
Inventory	79				79
Prepaid expenses and other current assets	70	165			235
Total current assets	4,273	222	1,646		6,141

Non-current assets:
Operating leases right-of-use assets	1,581				1,581
Cash and marketable securities held in Trust Account		78,493	(78,493)	A
Other assets	480				480
Property and equipment, net	2,051				2,051
Total non-current assets	4,112	78,493	(78,493)		4,112
TOTAL ASSETS	8,385	78,715	(76,847)		10,253

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	1,596	439			2,035
Notes payable - sponsor		857	(175)	J	682
Convertible notes	4,267		(4,267)	K	—
			4,500	M	4,500
Current portion of operating lease liabilities	324				324
Total current liabilities	6,187	1,296	58		7,541

Non-current liabilities:
Derivative warrant liabilities		3,524			3,524
Contingent earnout			31,881	F	31,881
Non-current portion of operating lease liabilities	1,337				1,337
Deferred underwriting fee payable		8,650	(8,650)	B
Total non-current liabilities	1,337	12,174	23,231		36,742
Total liabilities	7,524	13,470	23,289		44,283

			Pro forma
			No allotment
	Verde	TLGY	Adj	*	Combined
COMMITMENTS AND CONTINGENCIES

Temporary equity:
Common stock subject to possible redemption		78,493	(78,493)	D	—

Stockholders’ equity (deficit):
Common stock	32		(32)	I	—
Class A common stock			4	I	36
			32	I
Class B common stock		—			—
Additional paid-in capital	20,157	—	78,493	D	17,143
			(13,248)	G
			(7,000)	C
			(4)	I
			4,267	K
			(77,022)	H

			11,500	M
Accumulated deficit	(19,328)	(13,248)	13,248	G	(51,209)
			(31,881)	F

Total shareholders’ equity (deficit)	861	(13,248)	(21,643)		(34,030)
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT	8,385	78,715	(76,847)		10,253

PRO FORMA INFORMATION

TLGY AND VERDE

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF

JUNE 30, 2023

(in thousands)

Assuming maximum redemption

Pro forma
100% election
	Verde	TLGY	Adj	*	Combined
Net book value, basic no. of shares					42,250,000
Trust value					—
Per share Book value					—

Net book value, fully diluted no of shares					54,875,950
Trust value					—
Per share Book value					—
(i)	In the case of maximum redemption where the balance sheet does not meet the minimum cash condition of $15 million and requirement for $5,000,001 of net tangible assets, TLGY will be unable to complete the Business Combination.

TLGY AND VERDE

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

(in thousands, except per share data)Assuming minimum redemption

			Pro forma
			100% election			50% election			0% election
	Verde	TLGY	Adj	*	Combined	Adj	*	Combined	Adj	*	Combined
Revenues	68	—	—		68			68			68
Cost of revenue	37	—	—		37			37			37
Gross profit	31	—	—		31			31			31

Operating costs and expenses:
Research and development	522				522			522			522
Selling expenses	188				188			188			188
General and administrative expenses	2,415	270			2,685			2,685			2,685
Total operating costs and expenses	3,125	270	—		3,395			3,395	—		3,395
Income (Loss) from operations	(3,094)	(270)	—		(3,364)			(3,364)	—		(3,364)

Other income (expense):
Interest income		871	(871)	AA	—			—			—
Interest expense	(1,996)				(1,996)			(1,996)			(1,996)
Change in fair value of derivative liability		(1,430)	—		(1,430)			(1,430)			(1,430)
Total other income (expense)	(1,996)	(559)	(871)		(3,426)			(3,426)	—		(3,426)
Net income (loss)	(5,090)	(829)	(871)		(6,790)			(6,790)	—		(6,790)

			Pro forma
			100% election			50% election			0% election
	Verde	TLGY	Adj	*	Combined	Adj	*	Combined	Adj	*	Combined
Weighted average shares outstanding - Common stock	3,243,321,874	—			50,718,182			50,143,182			49,568,182
Basic net loss per share - Common stock	—	—			(0.13)			(0.14)			(0.14)
Fully diluted share basis - Common stock					63,344,132			65,644,132			67,944,132
Fully diluted net loss per share - Common stock					(0.11)			(0.10)			(0.10)
Weighted average shares outstanding - Class A and Class B common stock subject to redemption	—	12,083,375
Basic and diluted net income per share - Class A and Class B common stock subject to redemption	—	(0.03)
Weighted average shares outstanding - Class A and Class B non-redeemable common stock	—	5,750,000
Basic and diluted net income per share - Class A and Class B non-redeemable common stock	—	(0.03)

TLGY AND VERDE

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2023

(in thousands, except per share data)

Assuming 50% redemption

			Pro forma
			100% election			50% election			0% election
	Verde	TLGY	Adj	*	Combined	Adj	*	Combined	Adj	*	Combined
Revenues	68	—	—		68			68			68
Cost of revenue	37	—	—		37			37			37
Gross profit	31	—	—		31			31			31

Operating costs and expenses:
Research and development	522				522			522			522
Selling expenses	188				188			188			188
General and administrative expenses	2,415	270			2,685			2,685			2,685
Total operating costs and expenses	3,125	270	—		3,395			3,395	—		3,395
Income (Loss) from operations	(3,094)	(270)	—		(3,364)			(3,364)	—		(3,364)

Other income (expense):
Interest income		871	(871)	AA	—			—			—
Interest expense	(1,996)				(1,996)			(1,996)			(1,996)
Change in fair value of derivative liability		(1,430)	—		(1,430)			(1,430)			(1,430)
Total other income (expense)	(1,996)	(559)	(871)		(3,426)			(3,426)	—		(3,426)
Net income (loss)	(5,090)	(829)	(871)		(6,790)			(6,790)	—		(6,790)

			Pro forma
			100% election			50% election			0% election
	Verde	TLGY	Adj	*	Combined	Adj	*	Combined	Adj	*	Combined
Weighted average shares outstanding - Common stock	3,243,321,874	—			47,059,091			46,484,091			45,909,091
Basic net loss per share - Common stock	—	—			(0.14)			(0.15)			(0.15)
Fully diluted share basis - Common stock					59,685,041			61,985,041			64,285,041
Fully diluted net loss per share - Common stock	—	—			(0.11)			(0.11)			(0.11)
Weighted average shares outstanding - Class A and Class B common stock subject to redemption	—	12,083,375
Basic and diluted net income per share - Class A and Class B common stock subject to redemption	—	(0.03)
Weighted average shares outstanding - Class A and Class B non-redeemable common stock	—	5,750,000
Basic and diluted net income per share - Class A and Class B non-redeemable common stock	—	(0.03)

TLGY AND VERDE

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

(in thousands, except per share data)

Assuming maximum redemption

			Pro forma
	Verde	TLGY	Adj	*	Combined
Revenues	68	—	—		68
Cost of revenue	37	—	—		37
Gross profit	31	—	—		31

Operating costs and expenses:
Research and development	522				522
Selling expenses	188				188
General and administrative expenses	2,415	270			2,685
Total operating costs and expenses	3,125	270	—		3,395
Income (Loss) from operations	(3,094)	(270)	—		(3,364)

Other income (expense):
Interest income		871	(871)	AA	-
Interest expense	(1,996)				(1,996)
Change in fair value of derivative liability		(1,430)			(1,430)
Total other income (expense)	(1,996)	(559)	(871)		(3,426)
Net income (loss)	(5,090)	(829)	(871)		(6,790)

			Pro forma
	Verde	TLGY	Adj	*	Combined
Weighted average shares outstanding - Common stock	3,243,321,874	—			42,250,000
Basic net loss per share - Common stock	—	—			(0.16)
Fully diluted share basis - Common stock					54,875,950
Fully diluted net loss per share - Common stock	—	—			(0.12)
Weighted average shares outstanding - Class A and Class B common stock subject to redemption	—	12,083,375
Basic and diluted net income per share - Class A and Class B common stock subject to redemption	—	(0.03)
Weighted average shares outstanding - Class A and Class B non-redeemable common stock	—	5,750,000
Basic and diluted net income per share - Class A and Class B non-redeemable common stock	—	(0.03)

TLGY AND VERDE

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except per share data)

Assuming minimum redemption

			Pro forma
			100% election			50% election			0% election
	Verde	TLGY	Adj	*	Combined	Adj	*	Combined	Adj	*	Combined
Revenues		—	—
Cost of revenue		—	—
Gross profit	—	—	—

Operating costs and expenses:
Research and development	981				981			981			981
Selling expenses	288				288			288			288
General and administrative expenses	2,272	1,383	7,000	BB	10,655			10,655			10,655
Total operating costs and expenses	3,541	1,383	7,000		11,924			11,924	—		11,924
(Loss) from operations	(3,541)	(1,383)	(7,000)		(11,924)			(11,924)	—		(11,924)

Other income (expense):
Interest income		2,901	(2,901)	AA	—			—			—
Interest expense	(2,820)				(2,820)			(2,820)			(2,820)
Change in fair value of derivative liability		10,128	(138,900)	CC	(128,772)	(60)	DD	(128,832)	(121)	DD	(128,893)
Other income (expense)	(28)	2			(26)			(26)			(26)
Total other income (expense)	(2,848)	13,031	(141,801)		(131,618)	(60)		(131,678)	(121)		(131,739)
Net income (loss)	(6,389)	11,648	(148,801)		(143,542)	(60)		(143,602)	(121)		(143,663)

			Pro forma
			100% election			50% election			0% election
	Verde	TLGY	Adj	*	Combined	Adj	*	Combined	Adj	*	Combined
Weighted average shares outstanding - Common stock	3,243,321,874	—			50,718,182			50,143,182			49,568,182
Basic and diluted net loss per share - Common stock	(0.00)	—			(2.83)			(2.86)			(2.905)
Fully diluted share basis - Common stock					63,344,132.00			65,644,132.00			67,944,132.00
Fully diluted net loss per share - Common stock					(2.27)			(2.19)			(2.11)
Weighted average shares outstanding - Class A and Class B common stock subject to redemption	—	23,000,000
Basic and diluted net income per share - Class A and Class B common stock subject to redemption	—	0.41
Weighted average shares outstanding - Class A and Class B non-redeemable common stock	—	5,750,000	—
Basic and diluted net income per share - Class A and Class B non-redeemable common stock	—	0.41	—

TLGY AND VERDE

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except per share data)

Assuming 50% redemption

			Pro forma
			100% election			50% election			0% election
	Verde	TLGY	Adj	*	Combined	Adj	*	Combined	Adj	*	Combined
Revenues		—	—								—
Cost of revenue		—	—								—
Gross profit	—	—	—								—

Operating costs and expenses:
Research and development	981				981			981			981
Selling expenses	288				288			288			288
General and administrative expenses	2,272	1,383	7,000	BB	10,655			10,655			10,655
Total operating costs and expenses	3,541	1,383	7,000		11,924			11,924	—		11,924
(Loss) from operations	(3,541)	(1,383)	(7,000)		(11,924)			(11,924)	—		(11,924)

Other income (expense):
Interest income		2,901	(2,901)	AA	—			—			—
Interest expense	(2,820)				(2,820)			(2,820)			(2,820)
Change in fair value of derivative liability		10,128	(138,900)	CC	(128,772)	(60)	DD	(128,832)	(121)	DD	(128,893)
Other income (expense)	(28)	2			(26)			(26)			(26)
Total other income (expense)	(2,848)	13,031	(141,801)		(131,618)	(60)		(131,678)	(121)		(131,739)
Net income (loss)	(6,389)	11,648	(148,801)		(143,542)	(60)		(143,602)	(121)		(143,663)

			Pro forma
			100% election			50% election			0% election
	Verde	TLGY	Adj	*	Combined	Adj	*	Combined	Adj	*	Combined
Weighted average shares outstanding - Common stock	3,243,321,874	—			47,059,091			46,484,091			45,909,091
Basic and diluted net loss per share - Common stock	(0.00)	—			(3.05)			(3.09)			(3.13)
Fully diluted share basis - Common stock					59,685,041.00			61,985,041.00			64,285,041.00
Fully diluted net loss per share - Common stock					(2.40)			(2.32)			(2.23)
Weighted average shares outstanding - Class A and Class B common stock subject to redemption	—	23,000,000
Basic and diluted net income per share - Class A and Class B common stock subject to redemption	—	0.41
Weighted average shares outstanding - Class A and Class B non-redeemable common stock	—	5,750,000
Basic and diluted net income per share - Class A and Class B non-redeemable common stock	—	0.41

TLGY AND VERDE

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

Assuming maximum redemption

			Pro forma
	Verde	TLGY	Adj	*	Combined
Revenues		—			—
Cost of revenue		—			—
Gross profit	—	—			—

Operating costs and expenses:
Research and development	981				981
Selling expenses	288				288
General and administrative expenses	2,272	1,383	7,000	BB	6,655
			(4,000)	EE
Total operating costs and expenses	3,541	1,383	3,000		7,924
(Loss) from operations	(3,541)	(1,383)	(3,000)		(7,924)

Other income (expense):
Interest income		2,901	(2,901)	AA	—
Interest expense	(2,820)				(2,820)
Change in fair value of derivative liability		10,128	(138,900)	CC	(128,772)
Other income (expense)	(28)	2			(26)
Total other income (expense)	(2,848)	13,031	(141,801)		(131,618)
Net income (loss)	(6,389)	11,648	(144,801)		(139,542)

			Pro forma
	Verde	TLGY	Adj	*	Combined
Weighted average shares outstanding - Common stock	3,243,321,874	—			42,250,000
Basic and diluted net loss per share - Common stock	(0.00)	—			(3.30)
Fully diluted share basis - Common stock					54,875,950.00
Fully diluted net loss per share - Common stock					(2.54)
Weighted average shares outstanding - Class A and Class B common stock subject to redemption	—	23,000,000
Basic and diluted net income per share - Class A and Class B common stock subject to redemption	—	0.41
Weighted average shares outstanding - Class A and Class B non-redeemable common stock	—	5,750,000
Basic and diluted net income per share - Class A and Class B non-redeemable common stock	—	0.41

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
STATEMENTS

Note 1 — Description of the Transaction

TLGY has entered into the Merger Agreement with Verde and certain other entities. The purchase price is $482 million, subject to certain adjustments, including the proposed enterprise valuation to $365 million, and Verde Earnout Share fair valued at $117 million.

TLGY is also entitled to Sponsor Earnout Shares fair valued at $22 million.

The fair value for Verde earnout and Sponsor earnout follows ASC 820 accounting standard. As at June 30, 2023, the Company has 7,318,182 Class ordinary shares issued and 11,259,500 detachable redeemable warrants with an exercise price of $11.50, fair valued at $3.5 million.

Following the Closing of the Business Combination, TLGY shall issue to Verde up to an aggregate of 36,500,000 shares of the common stock, promptly upon the occurrence of certain triggering events:

a.	upon the occurrence of Triggering Event I within the Earnout Period, 18,250,000 shares of Company Stockholder Earnout Shares shall be issued; and
b.	upon the occurrence of Triggering Event II within the Earnout Period, a number of Company Stockholder Earnout Shares shall be issued, such that the cumulative total of all issued Earnout Shares reaches 36,500,000 shares.

Following the Closing of the Business Combination, TLGY shall issue to the Sponsor up to an aggregate of 5,750,000 shares of the common stock, subject to the following conditions:

a.	1,375,000 Sponsor Earnout Shares shall be issued to the Sponsor on the two-year anniversary of the Closing;
b.	1,375,000 Sponsor Earnout Shares shall be issued to the Sponsor on the four-year anniversary of the Closing;
c.	upon the occurrence of Triggering Event I within the Earnout Period, 1,500,000 Sponsor Earnout Shares shall be issued; and
d.	upon the occurrence of Triggering Event II within the Earnout Period, 3,000,000 Sponsor Earnout Shares shall be issued to the Sponsor such that the cumulative total of all Sponsor Earnout Shares issued pursuant to this clause (d) and clause (c) above shall be equal to 3,000,000 Sponsor Earnout Shares.

“Triggering Event I” means the daily volume-weighted average price as reported by Bloomberg for any thirty (30) consecutive trading day period within the Earnout Period for one share of Acquiror Common Stock (as defined below) quoted on the Nasdaq (or such other exchange on which the shares of Acquiror Common Stock are then listed) (the “30-Day VWAP”) is greater than or equal to a value that equals or exceeds the Minimum IRR Threshold, provided that the first trading day of such 30-trading day period shall occur after the 30 month anniversary of the Third Closing Date.

“Triggering Event II” means (a) the 30-Day VWAP is greater than or equal to a value that equals or exceeds the Minimum IRR Threshold, provided that the first trading day of the relevant 30 trading day period shall occur after the 42 month anniversary of the Third Closing Date, or (b) a Trade Sale that occurs after the 42 month anniversary of the Third Closing Date but within the Earnout Period that reflects a valuation (in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by TLGY’s Board in good faith) per share of Acquiror Common Stock on a fully diluted basis that equals or exceeds the Minimum IRR Threshold.All public shareholders will receive one distributable redeemable warrant for each share that is not redeemed at closing. The distributable redeemable warrant holders are given the right to convert five distributable redeemable warrants to one whole share of Verde PubCo Common Stock. The election to convert is determined by the shareholder at closing. A holder of distributable redeemable warrants may choose to opt out of the preemptive conversion right in anticipation for future share price that is potentially trading at or above the warrant exercise price of $11.50. The total number of distributable redeemable warrants is 5,750,000 units at minimum and 50% redemption scenarios. In the case of maximum redemption, none of the distributable redeemable warrant shall be allotted.

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The historical financial information of TLGY and Verde include transaction accounting adjustments to illustrate the estimated effect of the Business Combination and certain other adjustments to provide relevant information necessary for an understanding of the combined entity upon consummation of the Business Combination described herein.

The Merger between TLGY and Verde under the minimum, 50% and maximum redemption scenarios is expected to be accounted for as a reverse recapitalization with Verde as the accounting acquirer.

The unaudited pro forma condensed combined financial information has been prepared using the Minimum, 50% and Maximum Redemption scenarios with respect to the potential redemption of Public Shares into cash solely for illustrative purposes.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the transaction accounting adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given the companies’ incurred losses during the historical period presented.

Note 3 — Transaction Accounting Adjustments to the TLGY and Verde Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2023 are as follows:

(A)

Reflects the reclassification of $78.5 million of cash and cash equivalents held in the Trust Account at the balance sheet date that becomes available to fund expenses in connection with the Business Combination or future cash needs of the Company.

(B)	Reflects the payment of approximately $8.7 million of deferred underwriter fees. The fees will be paid at the closing out of the Trust Account.
(C)	Reflects the payment of approximately $7.0 million of transaction costs.
(D)	Reflects the reclassification of approximately $78.5 million of common stock subject to possible redemption to permanent equity.
(E)	Reflects the 50% redemption of approximately 3.7 million shares of common stock for approximately $39.2 million.
(F)

Reflects the fair value $31.9 ($17 million to Verde and $14.9 million to TLGY) of merger earn out consideration. The number of shares and timing of payment are disclosed as per the schedule of triggering events.

(G)	Reflects the reclassification of TLGY’s historical accumulated deficit.
(H)	Reflects the maximum redemption of approximately 7.3 million shares of common stock for approximately $78.5 million.
(I)	Represents the issuance of 36.5 million shares of the company's Class A common stock to Verde equity holders as consideration for the reverse recapitalization.
(J)	Reflects the settlement of related party payable.
(K)	Reflects the settlement of notes as part of the purchase price.
(L)

TLGY shall issue a total of 5,750,000 units of distributable redeemable warrants to the non redeeming shareholders at closing. The holders shall also be granted with the pre-emptive right to convert the warrants into common shares at a ratio of five-to-one conversion rate. For each of the redemption scenarios, TLGY included 3 conversion iterations, being 100%, 50%, and 0% conversion. Note L reflects the fair value of distributable redeemable warrants issued to non-redeeming shareholders and not converted to stock.

In the case 100% of distributable redeemable warrants holders elect to convert the warrants to common stock, the number of distributable redeemable warrants at closing shall be zero.

In the case of 50% conversion, out of the 5,750,000 distributable redeemable warrants, 2,875,000 shall become 575,000 shares of common stock at a five-to-one conversion rate, while 2,8750,000 distributable redeemable warrants would remain outstanding. TLGY took reference of the public warrant trading price of $0.044 as at the balance sheet date October 17, 2023, by multiplying to the unit number and price. The amount is accounted for as derivative warrant liabilities.

In the case of 0% conversion. There is 5,750,000 distributable redeemable warrant, with the derivative warrant liabilities determined by multiplying 5,750,000 units with $0.044.

(M)	Reflects adjustments under the maximum scenario for reductions in certain costs and additional funding as noted below.

In the case of maximum redemptions, and based on the balance sheet date at June 30, 2023, pro forma cash and cash equivalents will be low, meanwhile, transaction costs accumulated are expected to be approximately $15.65 million .

●	TLGY and several of its stakeholders and professional service providers are engaged in discussions for the reduction, deferral or conversion to equity of certain fees. TLGY expects to further negotiate with such stakeholders and professional service providers so that the cash payments due at closing of the business combination would be significantly reduced.
●	The Sponsor and Verde expect to fund up to $4.5 million in the aggregate to support extension payments and working capital. To the extent these amounts are not fully utilized, TLGY expects a portion of this amount would remain as unused cash commitments that can support the combined company’s operations in a high redemption scenario.
●	In addition, TLGY is engaged in preliminary conversations with investors for PIPE and other potential capital raising transactions, in an effort to ensure an adequate cash amount is available at closing in the maximum redemption scenario.

	June 30, 2023
		Pro Forma
	Pro Forma	Adjustment
	Liability	(Increase in Cash)
Transaction costs	7,000	(4,000)
Stakeholders and professional service providers fees	8,650	(7,500)
Sponsor and Verde funding	—	(4,500)
Capital raise	—	—
Total	15,650	(16,000)

For purposes of the pro forma, we have assumed the Sponsor and Verde funding is comprised of short term 0% loans.

Note 4 — Transaction Accounting Adjustments to the TLGY and Verde Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2023

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended June 30, 2023 are as follows:

(AA)Reflects the elimination of the Trust income

Note 5 — Transaction Accounting Adjustments to the TLGY and Verde Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 are as follows:

(AA)Reflects the elimination of the Trust income.

(BB)Reflects transaction costs.

(CC)Reflects the fair value of the merger earn out.

(DD)Reflects the fair value of distributable redeemable warrants.

(EE)Reflects adjustments under the maximum scenario for reductions in certain costs (see Note 3 (M)).

INFORMATION ABOUT TLGY

We are a blank check company incorporated on May 21, 2021 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and we entered into the Merger Agreement on June 21, 2023. We intend to effectuate our Business Combination using the remaining cash in the Trust Account following redemptions and payment of transaction expenses, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing.

Our key differentiator is our team’s deep roots in private equity and transformational operations that reflect the career of our founder, Jin-Goon Kim, as both a blue-chip private equity partner and a public and private company CEO. Our founder and independent directors have had long and successful tenures as senior leaders with top investment platforms in Asia and globally, including TPG (a leading global and Asian private equity firm), Softbank (a leading global and Asian venture capital firm), International Finance Corporation (the private sector investment arm of the World Bank Group), and IMM (a leading buyout and growth capital investment firm in Korea). In addition to Mr. Kim’s experience as an accomplished serial transformational CEO, our president, Mr. Steven Norman, has significant operational leadership experience. Mr. Norman has helped run, build and invest in leading public and private companies in the technology-enabled consumer sector. One of our independent directors, Dr. Shrijay (Jay) Vijayan, possesses deep expertise in developing and commercializing new technologies for eminent hospitals and institutions across a wide range of sectors including therapeutics, diagnostics and medical devices, rare diseases, neurodegeneration, cancer, autoimmunity and inflammation. We believe that these skills will help us in sourcing and conducting diligence on potential target businesses, and in value creation after our initial business combination.

On December 8, 2021, we consummated the closing of the sale of an additional 3,000,000 Option Units at $10.00 per Option Unit, pursuant to the full exercise of over-allotment option by the underwriters of our initial public offering, generating gross proceeds of $30,000,000. We also consummated the closing of the sale of an additional 600,000 private placement warrants at $1.00 per private placement warrant to our Sponsor, generating gross proceeds of $600,000. An aggregate of $234,600,000 of the proceeds from our initial public offering (including the Option Units) and the private placement with our Sponsor was placed in the Trust Account. We incurred $14,183,689 in transaction costs, including $4,000,000 of underwriting fees paid at our initial public offering, $8,650,000 of deferred underwriting fees and $1,533,689 of offering expenses.

TLGY’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “TLGYU” “TLGY” and “TLGYW” respectively.

Financial Position

As of October 17, 2023, in the Trust Account, we had approximately $64.9 million. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using TLGY’s cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting Our Business Combination

Fair Market Value of Target Business

The Nasdaq Listing Rules require that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. The TLGY Board determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

●subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and
●cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

We are providing our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. The amount in the Trust Account was approximately $10.96 per issued and outstanding public share as of October 17, 2023. The per share amount we will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that we will pay to the underwriters of our initial public offering. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. There will be minimum redemption rights upon the completion of our initial business combination with respect to our warrants. Further, we will not proceed with redeeming our public shares, even if a public shareholder has properly elected to redeem its shares, if the Business Combination does not close. Our Sponsor, other Initial Shareholders, and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with (i) the completion of the Business Combination and (ii) a shareholder vote to approve an amendment to our Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 15 months (or up to 24 months if such date is extended in accordance with the Existing Governing Documents, as applicable) from the closing of our initial public offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares.

Public shareholders who do not redeem their public shares in connection with the completion of our initial business combination will be entitled to receive distributable redeemable warrants or shares of Verde PubCo Common Stock in lieu of such warrants. See “— Distribution of Distributable Redeemable Warrants to Holders of Class A Ordinary Shares Not Electing Redemption” for more information.

Distribution of Distributable Redeemable Warrants to Holders of Class A Ordinary Shares Not Electing Redemption

At the distribution time, we will effect a distribution of the Aggregate Warrant Amount on a pro-rata basis only to holders of record of Class A ordinary shares issued in our initial public offering (whether such shares were acquired during or after our initial public offering) that remain outstanding after we redeem any Class A ordinary shares that the holders thereof have elected to redeem in connection with our initial business combination. Public shareholders who exercise their redemption rights are not entitled to receive any distribution of distributable redeemable warrants in respect of such redeemed public shares. The number of distributable redeemable warrants to be distributed in respect of each public share is contingent upon the aggregate number of public shares that are redeemed in connection with our initial business combination but in no event will be less than one-fourth of a distributable redeemable warrant per Class A ordinary share that is not redeemed. The contingent rights to receive distributable redeemable warrants will remain attached to our Class A ordinary shares, will not be separately transferable, assignable or salable, and will not be evidenced by any certificate or instrument.

Our distributable redeemable warrants are otherwise identical to our detachable redeemable warrants, including with respect to exercise price, exercisability and exercise period. No fractional distributable redeemable warrants will be issued, no cash will be paid in lieu of fractional distributable redeemable warrants and only whole distributable redeemable warrants will trade. The distributable redeemable warrants will be fungible with our detachable redeemable warrants and will become tradable upon their distribution under the same stock symbol as the detachable redeemable warrants.

Holders of the contingent right to receive distributable redeemable warrants at Closing may, by making such election on their proxy card, exchange each whole distributable redeemable warrant to which they are entitled under such contingent right into one-fifth of a share of Verde PubCo Common Stock (such that the right to receive five distributable redeemable warrants will entitle them to one whole share of Verde PubCo Common Stock), to be received at Closing. No fractional shares will be issued upon such election. Therefore, an amount of less than five distributable redeemable warrants will be distributed as warrants regardless of the shareholder’s election (e.g., a holder electing to receive shares in lieu of 104 distributable redeemable warrants will receive 100 shares and 4 distributable redeemable warrants)

Limitations on Redemption Rights

Notwithstanding the foregoing, the Existing Governing Documents provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules).

Redemption of Public Shares and Liquidation if No Business Combination

We have until the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents) to complete a business combination. If we are unable to consummate an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be minimum redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents). The Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands Companies Act.

Our Sponsor and our other Initial Shareholders and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares or private placement units they hold if we fail to consummate an initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents) (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our initial business combination by the Extended SPAC Termination Date (unless such date is further extended in accordance with the Existing Governing Documents)).

Our Sponsor, other Initial Shareholders, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by the Extended SPAC Termination Date (or such other date is further extended in accordance with the Existing Governing Documents) or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, our other Initial Shareholders, any executive officer, director or director nominee, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the Trust Account ($91,093 as of June 30, 2023), although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay income taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon our dissolution would be approximately $10.20. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.20. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Our independent registered public accounting firm and the underwriters of our initial public offering have not executed agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our Company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.20 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares.

None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.20 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.20 per share.

We seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. We may have access to the amounts held outside the Trust Account ($91,093 as of June 30, 2023) with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000) but these amounts may be spent on expenses incurred as a result of being a public company or due diligence expenses on prospective business combination candidates. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors.

If we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.20 per share to our public shareholders. Additionally, if we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

See “Risk Factors — Risks Related to the Business Combination and TLGY — In the event TLGY distributes the proceeds in the Trust Account to its public shareholders and subsequently files a bankruptcy petition or an involuntary bankruptcy petition is filed against TLGY that is not dismissed, a bankruptcy court may seek to recover such proceeds, and TLGY and the TLGY Board may be exposed to claims of punitive damages.”

Our public shareholders are entitled to receive funds from the Trust Account only (i) in the event of the redemption of our public shares if we do not complete our initial business combination within 15 months from the closing of our initial public offering (or up to 24 months as provided in the Existing Governing Documents, as applicable), subject to applicable law, (ii) in connection with a shareholder vote to amend our Amended and Restated Memorandum and Articles of Association to (A) modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 15 months from the closing of our initial public offering (or up to 24 months in the Existing Governing Documents, as applicable) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of our initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of our Amended and Restated Memorandum and Articles of Association, like all provisions of our Amended and Restated Memorandum and Articles of Association, may be amended with a shareholder vote.

Employees

We currently have three executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Officers and Directors

As of the date of this proxy statement/prospectus, our officers and directors were as follows:

Name	Age	Position
Jin-Goon Kim	55	Chairman and Chief Executive Officer
Steven Norman	57	President; Chief Financial Officer; Executive Director
Shrijay Vijayan	55	Independent Director
Donghyun Han	55	Independent Director
Hyunchan Cho	54	Independent Director

Jin-Goon Kim, Chairman and Chief Executive Officer

Mr. Jin-Goon Kim is our Founder, Chairman and Chief Executive Officer. Mr. Kim has two decades of senior leadership experience in private equity investment and as a serial transformational CEO in industry leading public and private companies. He has made important industry contributions and notable achievements as a CEO, which have been recognized by the Outstanding Growth award at the 2009 TPG Annual CEO Conference, 2009 Dealership Group of the Year and 2012 Most Innovative Business Model from 21st Century Media Group, a leading Chinese financial media group, and 2010 Top Ten Men of the Year in the Auto Retail Industry in a forum co-sponsored by top Chinese media and industry associations.

Immediately prior to founding TLGY Holdings LLC in May 2021, Mr. Kim focused on global, high growth investments with strong potential to benefit from attractive emerging macro trends and in which he could apply his experience implementing business transformation to drive value creation. Since 2018, Mr. Kim has served as an independent director of the board and on the nomination committee of DongDu International Group. From 2006 to 2016 Mr. Kim was with TPG Capital, a leading global private equity firm, where he served as a Partner and a member of its Asia investment review committee. In his capacity as a TPG partner, Mr. Kim also served as a CEO or transformation leader of multiple TPG portfolio companies, often in parallel. Mr. Kim’s investment and operational focus was co-leading TPG’s four major transformational investments across China’s core consumer sectors. Each of the four investments had a differentiated value creation angle in the form of a disruptive business model and/or technology; they collectively returned well over a billion dollars to TPG’s investors (namely, about US$700 million from China Grand Auto, roughly US$700 million from Unitrust, and over US$200 million collectively for Li Ning and Daphne). From 2012 to 2014, Mr. Kim served as CEO and Vice Chairman of Li Ning Company Limited, a leading sportswear brand in China with more than US$2 billion of annual sales in 2020, where he devised and launched a brand transformation that helped salvage the company from financial distress and laid the foundation for its ultimate revival as a leading brand and a company that today has a market capitalization greater than US$30 billion. Mr. Kim served from 2011 to 2015 as a Board member of Daphne International Holdings Limited, a leading women’s footwear brand in China, where he led the shoe industry’s first successful wholesale implementation of fast retail and digitization of supply chain management that sharply uplifted sales, profits, and market capitalization of what had been a stagnant business prior to his engagement. Mr. Kim from 2007 to 2011 served as CEO and Vice Chairman of China Grand Automotive Services Group Co. Ltd, during which time he helped pioneer the company’s retail roll-up in China and the digitization of the company’s management system to grow the company’s sales by seven times and to take it from a #11 mid-size platform in China to the #1 auto retail and services company both in China and in the world. Within a few years thereafter, the company listed on the Shanghai Stock Exchange and reached a market capitalization of approximately US$15 billion. Mr. Kim also served from 2009 to 2010 as a Board member of UniTrust Group, a leading Chinese independent equipment leasing company, during which time he helped build a management team and formulate a new strategy that transformed a start-up operation into a large sector leader that would eventually list on the Hong Kong Stock Exchange at a market capitalization of approximately US$2 billion. Before joining TPG Capital, Mr. Kim served from 2002 to 2006 as President of Dell Korea, the Korean affiliate of Dell, a global leader in hardware, software and services with more than $60 billion in annual sales in 2020. He successfully led the implementation of Dell’s direct model in Korea for the first time, thereby firmly establishing Dell as a leading player in a market where it had previously struggled to secure a meaningful market presence or to build a profitable business. Mr. Kim served from 2000 to 2002 as a Vice President of Internet Business Capital Corporation, a Cambridge, Massachusetts based early-stage venture capital firm that helped found or participated in early investments in successful ventures including Cambridge Technology Partners and Razorfish. Mr. Kim started his career in 1996 in the Seoul and Boston offices of McKinsey & Company, a global management consultancy. Mr. Kim earned an MPP from the Kennedy School of Government at Harvard College, a diploma from the Hopkins-Nanjing Centre, and an AB in East Asian Languages and Civilizations and Government from Harvard College.

Steven Norman, President, Chief Financial Officer and Executive Director

Mr. Steven Norman is our President and Chief Financial Officer and serves on our Board of Directors as an Executive Director. Mr. Norman is a seasoned Asia-Pacific technology industry executive whose specialties include corporate turnarounds and growth. Mr. Norman has more than 20 years of experience as an executive and a director in the Asia-Pacific technology space. Most recently, Mr. Norman was the Founder of Growth Acumen, a consulting firm focused on helping technology and SaaS companies accelerate growth in Asia-Pacific. From 2008 to 2016, Mr. Norman served as Asia-Pacific Managing Director for Targus, the global leader in notebook cases and technology solutions where he managed all functions across 12 countries and helped grow the revenues and profits of the business significantly. From 2007 to 2011, Mr. Norman served first as the Head of Strategy and Operations and then as a board member from 2008 onwards at a wagering and sports betting company in Australia. From 1993 to 2006, Mr. Norman was part of the Dell Executive Team in Asia Pacific, helping to grow the company from a startup to a multi-billion-dollar business. He helped establish the Dell China business and built the Home & Small Business Division in India. Mr. Norman is also a global thought leader in sales and marketing best practices for technology companies, having written a book on this topic. Mr. Norman completed the Wharton Advanced Management Program (AMP) in 2012 and holds a Post Graduate Diploma in Management from Macquarie University.

Shrijay Vijayan, Independent Director

Dr. Shrijay Vijayan, PhD is our independent director. Dr. Vijayan has 16 years of experience in biomedical technology commercialization during which time he has been involved in the assessment as well as development of a large variety of technologies, including therapeutics, diagnostics and medical devices in areas ranging from rare diseases to neurodegeneration, cancer, autoimmunity, and inflammation. Dr. Vijayan has worked at both public/private institutions as well as at eminent hospitals and Universities. Since 2019, Dr. Vijayan has served as Director of Innovation and Technology Commercialization at the Hospital for Special Surgery, the number one ranked orthopedics hospital in the United States, where he has been closely involved with the assessment and commercialization of biologics and pharmaceuticals for various diseases related to musculoskeletal system as well as autoimmune indications. From 2012 to 2014, he served as Associate Director, Innovation and Technology Transfer and later between 2014 and 2018, also as Head of Innovation and Technology Transfer at Rush University Medical Center (Rush), a nationally ranked academic medical center. Dr. Vijayan was closely involved in the assessment of commercialization potential of clinical assets that originated from Rush including several phase 2 assets in immuno-oncology and a women’s contraceptive that completed Phase 3 clinical trials and was eventually approved by the United States Food and Drug Administration (the “FDA”). In addition to the various clinical assets, Dr. Vijayan was also closely involved in the assessment of commercialization potential and licensing of technologies including therapeutics for rare diseases and neurodegenerative diseases, diagnostics for cancer and kidney diseases as well as medical devices for neurovascular diseases. From 2007 to 2012, Dr. Vijayan was Co-Founder and Director of Business Development and Scientific Affairs at Optimal Vision Corporation, a seed stage medical device company developing laser technology for treatment of Presbyopia, an aging condition where the eyes lose their ability to focus on close objects. From 2010 to 2012, Dr. Vijayan served as Director of Biomedical Licensing and Assistant Director of Technology Commercialization at Rutgers University, where he promoted innovative biomedical technologies with the goal of monetizing them through licensing transactions. While at Rutgers, Dr. Vijayan was responsible for assessment and commercialization of a large portfolio of biomedical and pharmaceutical technologies ranging from novel therapeutics for infectious diseases and cancer to biomedical engineering and novel pharmaceutical manufacturing processes. Dr. Vijayan began his career in Technology commercialization as Associate Technology Manager at the University of Illinois at Chicago (UIC) in 2005, and from 2006 to 2010, he served as Technology Manager at UIC where he was involved in the assessment and commercialization of various therapeutics including those for sleep apnea, depression, and addiction. Dr. Vijayan earned a PhD in Biology from the City University of New York and an MBA from the UIC. Subsequent to earning his doctoral degree, Dr. Vijayan completed post-doctoral training, conducting research in neurodegeneration, cancer, and autoimmunity at The University of Chicago.

Donghyun Han, Independent Director

Mr. Donghyun Han, CFA is our independent director. Mr. Han brings over 20 years of experience as a technology investor and entrepreneur, primarily in Korea. Mr. Han has since 2016 been the Director and a Shareholder of ST Invictus Partners, a start-up advisory and investment company in Hong Kong. Since 2020, Mr. Han has been a Board Member and the Chair of the Audit Committee of Solid Inc., a KOSDAQ-listed Korean telecom equipment company. Since 2018, Mr. Han has served as Independent Non-Executive Director and Deputy Chair of the Audit Committee for KEB Hana Global Finance, a Hong Kong subsidiary bank of Hana Financial Group. From 2008 to 2011, he was a Senior Vice President in the Strategic Investment Department at KT Corporation, one of South Korea’s largest telecommunications companies. From 2001 to 2007, Mr. Han was Partner and Head of Korea Office at SAIF, a leading Asian private equity firm that was, until its spin off in 2006, a subsidiary of Softbank Group, the Japanese multinational conglomerate holding company. From 2000 to 2001, Mr. Han was a Vice President and General Partner at Softbank Korea & Softbank Ventures Korea, the Korean arm of Softbank Group. Mr. Han obtained an MBA from the Stanford Graduate School of Business and a BA in Business Administration from Seoul National University.

Hyunchan Cho, Independent Director

Mr. Hyunchan Cho is our independent director. Mr. Cho brings over 25 years of experience in his successful career in investing. Since 2019, Mr. Cho has served as a partner and the Head of Infrastructure Investment for IMM Investment, a leading Korean alternative asset investment firm. He has also since 2019 served as the CEO of IMM Asset Management, the overseas affiliate of IMM Investment. From 1999 to 2019, Mr. Cho held various positions at the International Finance Corporation (IFC), the private sector arm of the World Bank Group including Director for Asia-Pacific Infrastructure and Natural Resources, and Senior Country Manager for China, Korea and Mongolia. Mr. Cho obtained a PhD in Civil Engineering from the University of Tokyo, a master’s degree in Civil Engineering from Stanford University, and a BS in Civil Engineering from Yonsei University in South Korea.

Number and Terms of Office of Officers and Directors

Our board of directors consists of five members. Each director serves a two-year term . In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on the Nasdaq. Only holders of Class B ordinary shares will have the right to appoint directors in any general meeting held prior to or in connection with the completion of our initial business combination. Holders of our public shares will not have the right to appoint any directors to our board of directors prior to our initial business combination. Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to our Existing Governing Documents.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent, subject to phase-in rules and a limited exception. Under the Nasdaq listing standards, an “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship with the company which in the opinion of the company’s board of directors, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The TLGY Board has determined that each of Dr. Shrijay Vijayan, Donghyun Han and Hyunchan Cho is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules.

Officer and Director Compensation

None of our officers or directors have received any cash compensation for services rendered to us. However, we currently pay Steven Norman a monthly fee of $3,000 beginning December 3, 2021. Commencing on November 30, 2021 through the earlier of consummation of our initial business combination and our liquidation, we are paying the Sponsor $15,000 per month for office space, utilities, secretarial and administrative support services provided to members of our management team. In addition, our Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our Sponsor, officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and limited exceptions, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and limited exceptions, the rules of Nasdaq require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors. Each operates under a charter that has been approved by our board and has the composition and responsibilities described below. The charter of each committee is available on our website www.tlgyacquisition.com.

Audit Committee

Dr. Shrijay Vijayan, Mr. Donghyun Han and Mr. Hyunchan Cho serve as members of our audit committee. Mr. Donghyun Han serves as the chair of the audit committee.

Under Nasdaq listing standards and applicable SEC rules, all the directors on the audit committee must be independent. Each member of the audit committee is financially literate and our board of directors has determined that Donghyun Han qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;
●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;
●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;
●	meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor and reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and;
●	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities;

Compensation Committee

Dr. Shrijay Vijayan, Mr. Donghyun Han and Mr. Hyunchan Cho serve as members of our compensation committee. Dr. Shrijay Vijayan serves as the chair of the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer’s based on such evaluation;
●	reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;
●	reviewing our executive compensation policies and plans;
●	implementing and administering our incentive compensation equity-based remuneration plans;
●	assisting management in complying with our proxy statement and annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
●	producing a report on executive compensation to be included in our annual proxy statement; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to our Sponsor of $15,000 per month, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, founder, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The Existing Governing Documents also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.

Nominating and Corporate Governance Committee

Dr. Shrijay Vijayan, Mr. Donghyun Han and Mr. Hyunchan Cho serve as members of our nominating and corporate governance committee. Mr. Hyunchan Cho serves as the chair of the nominating and corporate governance committee.

We have adopted a nominating and corporate governance committee charter, which details the principal functions of the nominating and corporate governance committee, including:

●	identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for appointment at the annual general meeting or to fill vacancies on the board of directors;
●	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;
●	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and
●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The Existing Governing Documents also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than 10% of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2022 there were no delinquent filers.

Code of Business Conduct and Ethics and Committee Charters

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. A copy of the Code of Business Conduct and Ethics and the charters of the committees of our board of directors will be provided without charge upon request from us. If we make any amendments to our Code of Business Conduct and Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or the Nasdaq rules, we will disclose the nature of such amendment or waiver on our website.

Conflicts of Interest

Under Cayman Islands Companies Act, directors and officers owe the following fiduciary duties:

(i)	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;
(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;
(iii)	directors should not improperly fetter the exercise of future discretion;
(iv)	duty to exercise powers fairly as between different sections of shareholders;
(v)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and
(vi)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands Companies Act. Our Existing Governing Documents provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Type of Business	Affiliation

Jin-Goon Kim	DongDu International Group	Real estate	Independent Director of the board and serves in the nomination committee
	Longhua Innovation Capital Limited	Investment holding	Sole director

	Longhua Innovation Capital Investment Corporation LLC	Investment holding	Manager

	TLGY Holdings LLC	Investment holding	Manager

Steven Norman	Growth Acumen Pty Ltd	Technology consulting	Director of the board

Shrijay Vijayan	Hospital for Special Surgery	Hospital	Director of Innovation and Technology Commercialization

Donghyun Han	ST Invictus Partners Limited	Start-up advisory and investment	Sole director

	Solid Inc.	Telecom equipment	Independent Director of the board and the chair of the audit committee

	KEB Hana Global Finance	Banking and financial services	Independent Non-Executive Director and the chair of the audit committee

Hyunchan Cho	IMM Investment Inc	Asset management	Partner & Head of Infrastructure

	H.C.CHO Investment Limited	Private investment	Director of the board

	IMM Asset Management	Asset management	CEO and Director of the board

	IMM International Limited	Asset management	Director of the board

	Eco Management Korea Holdings Inc.	Waste management	Director of the board

Potential investors should also be aware of the following other potential conflicts of interest:

Our officers and directors are not required to, and will not, commit their full-time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our officers are not obligated to contribute any specific number of hours per week to our affairs.

Our Initial Shareholders purchased founder shares prior to the date of this proxy statement/prospectus and purchased private placement warrants in a transaction that closed simultaneously with the closing of our initial public offering. Our Sponsor, officers, directors and other Initial shareholders have, pursuant to written agreements with us, agreed to waive their redemption rights with respect to their founder shares and (other than with respect to Mizuho (the representative of the underwriters in the initial public offering)) public shares in connection with the completion of our initial business combination. Additionally, our Sponsor, officers, directors and other Initial Shareholders have agreed to, pursuant to written agreements with us, waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the prescribed time frame, the private placement warrants will expire worthless. Furthermore, our Sponsor, officers, directors and other Initial Shareholders have agreed not, pursuant to written agreements with us, to transfer, assign or sell any of their founder shares and any Class A ordinary shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of our initial business combination or (ii) the date following the completion of our initial business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, the founder shares will be released from the lockup. The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) will not be transferable until 30 days following the completion of our initial business combination. Because each of our officers and directors will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

Certain individuals involved in our acquisition process, including our founder Jin-Goon Kim, do not have fiduciary or contractual duties to us that prevent them from presenting business opportunities to other entities or otherwise acting against our best interests. Their fiduciary and contractual duties to other entities may present a conflict of interest.

We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with our founder, Sponsor, officers or directors or completing the business combination through a joint venture or other form of shared ownership with our founder, Sponsor, officers or directors. In the event we seek to complete our initial business combination with a business combination target that is affiliated with our founder, Sponsor, officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking which is a member of FINRA or a valuation or appraisal firm, that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination except that we currently pay Steven Norman a monthly fee of $3,000 beginning on December 3, 2021. Further, commencing November 30, 2021, we are paying our Sponsor $15,000 per month for office space, utilities, secretarial and administrative services provided to members of our management team.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In the event that we submit our initial business combination to our public shareholders for a vote, our Sponsor, officers, directors and other Initial Shareholders have, pursuant to written agreements with us, agreed to vote their founder shares, and they and the other members of our management team have agreed to vote their founder shares and any shares purchased during or after our initial public offering in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

Facilities

We maintain our principal executive office at 4001 Kennett Pike, Suite 302, Wilmington, Delaware 19807, U.S.A. Our telephone number is (1) 302-803-6849. We consider our current office space adequate for our current operations. Upon consummation of the Business Combination, the principal executive offices of Verde PubCo will be located at 1431 East Orangethorpe Avenue, Fullerton, California 92831.

Competition

If we succeed in effecting the Business Combination with Verde, there will be, in all likelihood, significant competition from Verde’s competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively. Information regarding Verde’s competition is set forth in the section entitled “Information about Verde — Competition.”

Periodic Reporting and Audited Financial Statements

We have registered our units, Class A ordinary shares and warrants under the Exchange Act and have reporting obligations, including the requirement to file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by our independent registered public accountants.

We are required to provide shareholders with audited financial statements of the prospective target business as part of the proxy solicitation materials or tender offer documents sent to shareholders to assist them in assessing the target business. In all likelihood, these financial statements will need to be prepared in accordance with, or reconciled to, GAAP or IFRS, depending on the circumstances, and the historical financial statements may be required to be audited in accordance with the standards of the PCAOB. These financial statement requirements may limit the pool of potential target businesses we may conduct an initial business combination with because some targets may be unable to provide such statements in time for us to disclose such statements in accordance with federal proxy rules and complete our initial business combination within the prescribed time frame. We cannot assure you that any particular target business identified by us as a potential business combination candidate will have financial statements prepared in accordance with the requirements outlined above, or that the potential target business will be able to prepare its financial statements in accordance with the requirements outlined above. To the extent that these requirements cannot be met, we may not be able to acquire the proposed target business. While this may limit the pool of potential business combination candidates, we do not believe that this limitation will be material.

We are required to evaluate our internal control procedures for the fiscal year ended December 31, 2022 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, will we be required to have our internal control procedures audited. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such business combination.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have been approved for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking (May 31, 2021), no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

TLGY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this report. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections of this report entitled “Risk Factors” and “Forward-Looking Statements” and elsewhere in this report.

Overview

We are a blank check company incorporated on May 21, 2021 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering and the private placement of the private placement warrants, the proceeds of the sale of our shares in connection with our initial business combination (pursuant to forward purchase agreements or backstop agreements we may enter into or otherwise), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing. We expect to incur significant costs in the pursuit of our initial business combination. We cannot assure you that our plans to raise capital or to complete our initial business combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception through June 30, 2023 were organizational activities and those necessary to prepare for the initial public offering, described below, and, since the completion of our initial public offering, searching for a target to consummate an initial business combination. We do not expect to generate any operating revenues until after completion of our initial business combination. We generate non-operating income in the form of interest income on cash and cash equivalents held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the six months ended June 30, 2023, we had net loss of $829,467, which was primarily due to a loss in fair value of the derivative liabilities of $1,548,941 and general and administrative costs of $269,650, partially offset by interest income on funds held in the Trust Account of $871,053 and gain on the change in fair value of convertible notes of $118,071.

For the six months ended June 30, 2022, we had net income of $1,670,335, which was primarily due to the change in fair value of the derivative warrant liabilities of $1,738,741 and interest income on funds held in the Trust Account of $106,300. These amounts were offset by total operating expense of $318,539.

For the six months ended June 30, 2023, we had net loss of $508,586, which was primarily due to a loss in fair value of the derivative liabilities of $3,071,532 and general and administrative expenses of $822,465, partially offset by interest income on funds held in the Trust Account of $3,142,604 and a change in fair value of convertible notes of $242,807.

For the six months ended June 30, 2022, we had net income of $7,494,794, which was primarily due to the change in fair value of the derivative warrant liabilities of $7,881,401 and interest income on funds held in the Trust Account of $111,593. These amounts were offset by total operating expense of $642,033.

Liquidity and Capital Resources

On December 3, 2021, we consummated our initial public offering of 20,000,000 units at a price of $10.00 per unit, generating gross proceeds of $200,000,000. Simultaneously with the closing of our initial public offering, we consummated the sale of 10,659,500 private placement warrants to our Sponsor at a price of $1.00 per private placement warrant generating gross proceeds of $10,659,500.

On December 8, 2021, we consummated the closing of the sale of an additional 3,000,000 Option Units at $10.00 per Option Unit, pursuant to the full exercise of over-allotment option by the underwriters of our initial public offering, generating gross proceeds of $30,000,000. We also consummated the closing of the sale of an additional 600,000 private placement warrants at $1.00 per private placement warrant (“Additional Private Placement Warrants”) to our Sponsor, generating gross proceeds of $600,000. An aggregate of $234,600,000 of the proceeds from our initial public offering (including the Option Units) and the private placement with our Sponsor (including the Additional Private Placement Warrants) was placed in the Trust Account. We incurred $14,183,689 in transaction costs, including $4,000,000 of underwriting fees paid at our initial public offering, $8,650,000 of deferred underwriting fees and $1,533,689 of offering expenses.

As of June 30, 2023, we had investments held in the Trust Account of $78,492,794. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (excluding deferred underwriting commissions), to complete our initial business combination. We may withdraw interest to pay our taxes, if any. To the extent that our equity or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2023, we had cash held outside the Trust Account of $57,438. We intend to use these funds to primarily identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

As of June 30, 2023, we had cash of $57,438 and working capital deficit of $1,074,105.

In connection with TLGY’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management is satisfied that Sponsor has committed, but not obliged, to provide funds in form of working capital loans for the working capital needs of TLGY until the consummation of an initial business combination or the winding up of TLGY as stipulated in the Existing Governing Documents, though no assurance can be provided that such additional capital will ultimately be available. Management has determined that if TLGY is unsuccessful in consummating an initial business combination within 15 months from the closing of the initial public offering (or up to 24 months from the closing of the initial public offering if the period of time to consummate a business combination is extended in accordance with the terms of the Existing Governing Documents (the “Combination Period”)), the requirement that TLGY cease all operations, redeem the public shares and thereafter liquidate and dissolve raise substantial doubt about the ability to continue as a going concern. Additionally, management has determined that the Combination Period is less than one year from the date of the issuance of the financial statements. There is no assurance that TLGY’s plans to consummate a business combination will be successful within the Combination Period. As a result, this factor raises substantial doubt about TLGY’s ability to continue as a going concern. TLGY’s financial statements do not include any adjustments that might result from the outcome of this uncertainty. TLGY’s financial statements have been prepared in conformity with GAAP, which contemplate continuation of TLGY as a going concern.

Management has and plans to further extend the period in which it can complete a business combination.

Off-balance Sheet Arrangements; Commitments and Contractual Obligations

As of June 30, 2023, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations other than obligations disclosed herein.

Commitments and Contingencies

Administrative Services Agreement

Commencing on November 30, 2021, and until the earlier of the completion of our initial business combination or liquidation, we are paying our Sponsor $15,000 per month for office space, utilities, secretarial and administrative support services provided to members of our management team.

Registration Rights

The holders of the founder shares, private placement warrants and any warrants that may be issued upon conversion of the working capital loans and loans made to extend our time period for consummating an initial business combination (and in each case holders of their component securities, as applicable) will have registration rights to require us to register a sale of any of our securities held by them pursuant to a registration rights agreement signed on November 30, 2021, requiring us to register such securities for resale (in the case of the founder shares, only after conversion to our Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by TLGY. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters or our initial public offering were entitled to a cash underwriting discount of 2.0% of the gross proceeds of the initial public offering, or $4,000,000, which have been paid at the closing of the initial public offering. In addition, the underwriters have agreed to defer underwriting commissions of 3.5% of the gross proceeds of the initial public offering of 20,000,000 units and underwriting commissions of 5.5% of the gross proceeds of the over-allotment option units of 3,000,000 units, or $8,650,000 in aggregate, which will be paid to the underwriters from the funds held in the Trust Account upon and concurrently with the completion of our initial business combination.

Critical Accounting Estimates and Policies:

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. TLGY has identified the following as its critical accounting estimates and policies:

A critical accounting estimate to our financial statements is the estimated fair value of our warrant liability and convertible notes. Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Warrant Liabilities

We account for the warrants in accordance with the guidance contained in ASC 815-40, under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statements of operations. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

The public warrants for periods where no observable trade price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the public warrants from the Units, the public warrant quoted market price was used as the fair value as of each relevant date. The fair value of the private placement warrants was determined using a Black-Scholes-Merton model.

Class A Ordinary Shares Subject to Possible Redemption

We account for our ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of our balance sheet.

Net Income per Ordinary Share

Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period. We apply the two-class method in calculating earnings per share. The net income is allocated to each class of shares using an allocation of total shares, which is then divided by the total shares for the respective class.

We did not consider the effect of the warrants issued in connection with the initial public offering and the private placement in the calculation of diluted income per share because their exercise is contingent upon future events. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share. Accretion associated with the redeemable Class A ordinary shares is excluded from income per ordinary share as the redemption value approximates fair value.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. TLGY adopted ASU 2020-06 on May 21, 2021 (inception). Adoption of the ASU did not impact TLGY’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the report of the independent registered public accounting firm providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

Recent Developments

The Merger Agreement

On June 21, 2023, TLGY, Merger Sub, Verde and, solely for certain sections in the Merger Agreement, the Sponsor, entered into the Merger Agreement, which provides for, among other things, the following transactions:

(1)	On the First Closing Date, (i) TLGY will redeem the Class A ordinary shares that the holders thereof have elected to redeem in connection with the Business Combination; (ii) TLGY will file (a) the Certificate of Domestication with the Secretary of State of the State of Delaware and (b) the De-registration Application with the Registrar of Companies in the Cayman Islands in connection with the Domestication, which will specify that the Domestication shall become effective on the Second Closing Date; and (iii) Verde will file the Certificate of Merger with the Secretary of State of the State of Delaware, which will specify that the Merger (as defined below) shall become effective on Third Closing Date. TLGY will provide an opportunity to its shareholders to have their TLGY Class A ordinary shares redeemed for a pro rata share of the Trust Account.
(2)	On the Second Closing Date, through, among other things, the effectiveness of the Certificate of Domestication, the Domestication will be consummated. In connection with the Domestication, (i) each issued and outstanding Class A ordinary share of TLGY will convert, on a one-for-one basis, by operation of law, into one duly authorized, validly issued, fully paid and nonassessable share of Verde PubCo Common Stock, (ii) each issued and outstanding Class B ordinary share of TLGY will convert, on a one-for-one basis, by operation of law, into one duly authorized, validly issued, fully paid and nonassessable share of Verde PubCo Common Stock, (iii) each issued and outstanding whole warrant to purchase Class A ordinary shares of TLGY will become exercisable for Verde PubCo Common Stock beginning 30 days after the Closing at an exercise price of $11.50 per share on the terms and conditions set forth in the TLGY warrant agreement, and (iv) TLGY will adopt the Proposed Organizational Documents. In connection with clauses (i), (ii) and (iii) of this paragraph, each issued and outstanding TLGY unit that has not been previously separated into the underlying Class A ordinary share and the underlying one-half of one TLGY warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of Verde PubCo Common Stock and one-half of one Verde PubCo warrant, with such whole warrant representing the right to purchase one share of Verde PubCo Common Stock at an exercise price of $11.50 per share, on the terms and subject to the conditions set forth in the TLGY warrant agreement. No fractional warrants will be issued upon the separation of units and only whole warrants will trade. Accordingly, unless you hold at least two units of TLGY, you will not be able to receive or trade a warrant when the units are separated.
(3)	On the Third Closing Date, through, among other things, the effectiveness of the Certificate of Merger, Merger Sub will merge with and into Verde, with Verde being the surviving company. After giving effect to such Merger, Verde shall be a wholly-owned subsidiary of Verde PubCo.

Promptly following the Merger (unless otherwise agreed by Verde and TLGY), Verde shall merge with and into Merger Sub II (which Verde PubCo shall form prior to the Third Closing Date for the sole purpose of the Second Merger) pursuant to the terms of an agreement and plan of merger, which shall be in form and substance reasonably satisfactory to each of the Company and TLGY, whereupon the separate corporate existence of Verde shall cease, and Merger Sub II shall be the surviving entity of such merger.

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the Closing, including, but not limited to, (i) by mutual written consent of TLGY and Verde, (ii) by TLGY, subject to certain exceptions, if any of the representations and warranties of Verde are not true and correct or if Verde fails to perform any of its respective covenants or agreements set forth in the Merger Agreement such that certain conditions to the obligations of TLGY cannot be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements, as applicable, are not cured or cannot be cured within certain specified time periods, (iii) by Verde, subject to certain exceptions, if any of the representations and warranties of TLGY are not true and correct or if TLGY fails to perform any of its covenants or agreements set forth in the Merger Agreement such that the condition to the obligations of Verde cannot be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements, as applicable, are not cured or cannot be cured within certain specified time periods, (iv) by either TLGY or Verde if the Closing has not occurred on or before the Termination Date, (v) by either Verde or TLGY if the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law; (vi) by Verde, prior to the approval by our shareholders of the Condition Precedent Proposals, if the TLGY Board changes its recommendation that our shareholders approve the proposals included in this proxy statement/prospectus or fails to include such recommendation in this proxy statement/prospectus, (vii) by Verde, if the approval by our shareholders of the Condition Precedent Proposals is not obtained at the extraordinary general meeting (subject to any adjournment or recess of the meeting), (viii) by TLGY, if the approval of the Business Combination by the shareholders of Verde have not been obtained within ten (10) business days following the date that this registration statement is disseminated by Verde to its stockholders, (ix) by the Sponsor, pursuant to and subject to the terms in connection with the First Extension Period Termination, (x) by the Sponsor or Verde, pursuant to and subject to the terms in connection with the Second Extension Period Termination or the Final Extension Period Termination; and (xi) by Verde, if the Minimum Cash Condition is not satisfied immediately before the time when Closing would otherwise occur.

Acquiror Support Agreement

Concurrently with the execution of the Merger Agreement, TLGY entered into the Acquiror Support Agreement with Verde and the Sponsor pursuant to which the Sponsor agreed to, among other things, (a) from the date of the Acquiror Support Agreement to the Support Expiration Time, vote at any meeting or pursuant to any action of written resolution of the shareholders of TLGY all of their Class B ordinary shares, held of record or thereafter acquired: (i) in favor of the Business Combination and the other Proposals and (ii) against any competing acquisition proposal; and (b) be bound by certain other covenants and agreements related to the Business Combination, in each case, on the terms and subject to the conditions set forth in the Acquiror Support Agreement.

Until the Support Expiration Time, the Sponsor (and its permitted transferees under the Insider Agreement (as defined below)) shall comply with the restrictions on the transfer of the Sponsor Shares and Sponsor Warrants set forth in the Insider Agreement.

Verde Support Agreement

On June 21, 2023, Humanitario, a stockholder of Verde holding shares representing the requisite votes necessary to approve the Business Combination, entered into the Verde Support Agreement with TLGY and Verde, pursuant to which Humanitario agreed to (a) from the date of the Verde Support Agreement to the Support Expiration Time, vote at any meeting or pursuant to any action by written consent of the stockholders of Verde all shares of Verde Common Stock held of record or thereafter acquired by Humanitario: (i) to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger and (ii) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Verde (other than the Merger Agreement and the transactions contemplated thereby, including the Merger); (b) be bound by certain transfer restrictions with respect to such securities, prior to the Closing; and (c) be bound by certain other covenants and agreements related to the Business Combination, in each case, on the terms and subject to the conditions set forth in the Verde Support Agreement.

In the Verde Support Agreement, Humanitario further commits to purchase for a total purchase price equal to the Subscription Amount, a number of shares of Verde PubCo Common Stock at a purchase price of $10.00 per share on customary market terms (the “Founder PIPE Investment”). Humanitario’s obligation to make the Founder PIPE Investment is subject to TLGY receiving the Institutional PIPE Proceeds, and Humanitario shall not have any obligation to make the Founder PIPE Investment if TLGY accepts a subscription to purchase shares of Verde PubCo Common Stock at the Closing from one or more Strategic Investors. The closing of the Founder PIPE Investment is contingent upon the concurrent consummation of the Closing.

Humanitario agrees that if Verde is required to provide any Company Extension Loan(s) pursuant to the terms of the Merger Agreement, Humanitario shall provide Stockholder Extension Advance(s), if requested by Verde in writing at least five

(5) business days prior to the funding date of such Company Extension Loan. For each Stockholder Extension Advance, interest shall (a) accrue at a fixed rate equal to ten percent (10)% per annum through and including the day on which such Stockholder Extension Advance is repaid in full or converted as described below, (b) be computed on the basis of a year of three hundred sixty-five (365) days for the actual number of days elapsed, and (c) be compounded monthly. The other terms of the Stockholder Extension Advances shall be substantially the same as the Stockholder Notes, and Verde will issue to Humanitario a convertible promissory note for each Stockholder Extension Advance.

Humanitario shall have the right to direct Verde to convert all or any portion of the aggregate outstanding principal amount of the Company Extension Loans (together with accrued and unpaid interest thereon) into Verde PubCo Common Stock pursuant to the Merger Agreement. Any Verde PubCo Common Stock issued in respect of the Company Extension Loans so converted shall be transferred by Verde to Humanitario in exchange for the cancellation (in whole or in part) of the corresponding Stockholder Extension Advances.

Humanitario also agrees to enter into the Voting Trust Agreement with the Voting Trustee within ten (10) business days after this registration statement is declared effective under the Securities Act. Pursuant to the Voting Trust Agreement, Humanitario will transfer and assign to the Voting Trustee all of the Closing Merger Consideration and the Earnout Shares received or to be received by Humanitario pursuant to the terms of the Merger Agreement, effective as of the Effective Time.

The Voting Trust Agreement shall include the following terms and conditions and otherwise on terms and conditions to the reasonable satisfaction of Humanitario, Verde and TLGY: (i) during the term of the Voting Trust Agreement, the Voting Trustee shall vote all shares of Verde PubCo Common Stock subject to the Voting Trust Agreement in favor of any vote, consent or other action in the same proportion as voted by public stockholders of Verde PubCo that are not affiliates of Verde PubCo with respect to such matter; (ii) if at any time during the term of the Voting Trust Agreement, (a) any shares of Verde PubCo Common Stock (including, for the avoidance of doubt, any Earnout Shares) are issued to Humanitario pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of any of the Closing Merger Consideration or the Earnout Shares, on or affecting any of the Closing Merger Consideration or the Earnout Shares owned by Humanitario or otherwise, (b) Humanitario purchases or otherwise acquires beneficial ownership of any shares of Verde PubCo Common Stock or (c) Humanitario acquires the right to vote or share in the voting of any shares of Verde PubCo Common Stock, then all such shares of Verde PubCo Common Stock shall be subject to the Voting Trust Agreement; and (iii) the Voting Trust Agreement shall remain in effect until the earliest to occur of the following: (a) the criminal charges announced by the U.S. Department of Justice and the civil complaint filed by the SEC on March 1, 2023 against Terren Peizer, Verde’s former Executive Chairman and current Founder and Chairman of Humanitario, are fully dismissed, (b) the fifth anniversary of the Third Closing Date, and (c) such time as Humanitario and its affiliates collectively beneficially own shares of Verde PubCo Common Stock representing in the aggregate less than ten percent (10%) of the total voting power of all shares of Verde PubCo Common Stock then outstanding.

If the Merger Agreement is terminated in accordance with its terms, promptly upon such termination, Verde will reimburse Humanitario for all Humanitario Transaction Expenses, subject to a cap of $200,000. If the Closing occurs, TLGY shall pay, or cause to be paid, the Humanitario Transaction Expenses, subject to a cap of $200,000.

The Verde Support Agreement will automatically terminate upon the earliest to occur of (i) the Effective Time and (ii) such date and time as the Merger Agreement is terminated in accordance with its terms.

Sponsor Share Restriction Agreement

Concurrently with the execution of the Merger Agreement, the Sponsor, Verde and TLGY entered into the Sponsor Share Restriction Agreement, pursuant to which the Sponsor has agreed to the surrender and forfeiture of all private placement warrants (except for the Incentive Warrants) held by the Sponsor upon the Closing. Except for Grants to Incentive Grantees, the Sponsor may not transfer the Incentive Warrants to any other person or entity. Furthermore, upon and after the Closing, the Sponsor agrees that it shall not transfer any Sponsor Locked Up Equity until the earlier of (a) one (1) year after the Effective Time; and (b) subsequent to the Closing, (i) if the stock price of Verde PubCo Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least one-hundred fifty (150) days after the Effective Time or (ii) the date on which Verde PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Vere PubCo’s shareholders having the right to exchange their Verde PubCo Common Stock for cash, securities or other property. The Sponsor Share Restriction Agreement provides for certain permitted transfers, including but not limited to, transfers to certain affiliates or family members.

Conditioned upon the consummation of the Closing, Sponsor agrees to reserve 1,125,950 private placement warrants as Incentive Warrants. Sponsor, after consultation with Verde before the Closing, shall Grant at the Closing the Incentive Warrants to the certain Incentive Grantees to be determined at the Sponsor’s discretion primarily based on the work performed in facilitating the transactions contemplated by the Merger Agreement. Notwithstanding the above, the Sponsor may forfeit and surrender, rather than Grant, up to 281,487 Sponsor Warrants so reserved as Incentive Warrants, if the Sponsor determines, acting in good faith, that the Incentive Grantees have not used reasonable efforts to facilitate the transactions contemplated by the Merger Agreement (including cooperating with Sponsor and TLGY to raise Net Proceeds). All Incentive Warrants shall either be Granted to Incentive Grantees or surrendered and forfeited pursuant to the terms of the Sponsor Share Restriction Agreement. The Sponsor will not retain any Incentive Warrants for its own account.

INFORMATION ABOUT VERDE

Investors should read this section in conjunction with the more detailed information about Verde, contained in this proxy statement/prospectus, including Verde’s audited and unaudited financial statements and the other information appearing in the section entitled “Verde Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition to historical data, this discussion contains forward-looking statements about Verde’s business, results of operations, cash flows, financial condition and prospects based on current expectations that involve risks, uncertainties and assumptions. Verde’s actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus.

Overview

Verde Bioresins, Inc. specializes in the development and manufacturing of its proprietary brand of bioresin products known as PolyEarthylene®. PolyEarthylene is a renewable and sustainable, highly scalable and economically feasible, plant based resin that is flexible, temperature tolerant, capable of supporting production of durable goods and single-use items such as packaging and food-service items, and designed specifically for a “drop-in” method with existing plastic manufacturing equipment. In addition, PolyEarthylene is recyclable and landfill biodegradable and, with respect to some of its single use resins, currently undergoing industrial compostability testing. Verde believes that PolyEarthylene is one of the best scalable and durable biobased, biodegradable solutions to traditional petroleum-based plastics that has the potential to allow for accelerated landfill biodegradation and recyclability without losing optimal properties attributed to traditional petroleum-based plastics, such as strength, temperature tolerance, stable shelf life, and a high processing range. Verde has based this belief on a number of factors, including, Verde’s own assessment based on work performed by Verde’s polymer chemistry staff in analyzing Verde’s product and available competitive products; Verde’s large volume resin converter assessments; and a report prepared for TLGY by Todd Rosin, a professional in the plastics and biopolymers industry with over 40 years of experience, who performed commercial and technical due diligence on Verde on behalf of TLGY. Verde’s mission is to use PolyEarthylene to eliminate harmful, toxic and permanent plastic waste in the environment.

Verde has developed an extensive intellectual property portfolio in the form of trade secrets, knowhow and trademarks. Verde’s proprietary technology converts sustainable plant-based materials into a portfolio of PolyEarthylene resins, each tailored to a set of specific performance attributes. Verde’s highly skilled research and development team can match the characteristics of PolyEarthylene to the physical and mechanical properties of traditional petroleum-based plastics to create products according to Verde’s prospective customers injection molding, blow molding, blown film and thermoform specifications. Furthermore, Verde’s PolyEarthylene resins can be successfully homogenized with Post-Consumer Recycled (“PCR”) polymers or made electrostatic dissipative up to 10˄9th based on Verde’s prospective customers’ needs.

Verde believes that its proprietary technology will enable it to achieve its mission of reducing fossil-based polymers in the environment, therefore mitigating future environmental damage. PolyEarthylene offers the strength and mechanical properties that are consistent with its traditional petroleum-based counterparts with the added benefit of a circular end-of-life. PolyEarthylene resins can be designed to decompose on a highly accelerated basis due to the action of naturally occurring microorganisms such as fungi and bacteria. PolyEarthylene’s circular end-of-life is demonstrated in the graphic below. Although traditional petroleum-based plastics do disintegrate over the course of hundreds of years (depending on the application), they will never biodegrade, meaning such plastics are broken down into tiny fragments of microplastics that contaminate our environment, rather than the materials returning to the earth. These microplastics are inhaled and consumed by humans as they are found in food packaging, air streams and consumer good, causing a wide array of negative health impacts. Since PolyEarthylene is biodegradable, no microplastics are generated during its lifecycle.

Biodegradation & Compostability: Stages of Use and End of Life

01 Standard Use

- PolyEarthylene manufactured and sold to customer.
- Resin retains standard polyolefin properties, no change in performance following conversion into product and regular use.

02 Disposal

- User disposes product.
- If product is not recycled, then natural microbial attachment at surface begins in landfill, industrial composting facility or by the side of the road.
- Bacteria create hydrophilic surface using protein attachment.

03 Bacteria Formation

- Bacteria coat and colonize surface to form continuous film.
- Bacteria implement peroxidase and other enzymes to break polyolefin bonds at surface.

04 Bacteria Proliferation

- Through chain scission and oxidation polyolefin chains are shortened.
- Material softens and becomes waxy but does not disintegrate.
- Molecular weight is reduced.

05 End of Life

- Plastic hydrocarbons are transformed to CO_2, water, methane and biomass.
- Inorganic component becomes part of the soil.
- No microplastics generated during process.

The Society of Plastics Industries developed a coding system of six categories to identify resins for purposes of recycling. Many of Verde’s products are curbside recyclable in the current recycling stream in category 2 for high density polyethylene, category 4 for low density polyethylene and category 5 for polypropylene. This means that products made from PolyEarthylene may be sorted with other polyethylene and polypropylene products and recycled accordingly. Verde is initially focusing its developmental efforts on producing land and landfill biodegradable products, as this is where most plastics and industrial compostable bioplastics end up. Verde intends to turn its efforts to producing industrial compostable, marine biodegradable and home compostable products.

Verde has developed strong partnerships with large and highly reputable strategic partners, including petrochemical, raw materials and equipment manufacturers, to execute its mission and explore additional sustainable solutions to traditional petroleum-based plastics. For example, Verde has a strategic supplier relationship with Braskem and intends to expand this relationship with Braskem over time. Verde currently researches, develops and tests its resins at its research and development and manufacturing facility located in Fullerton, California (the “Fullerton Facility”) with the help of its team of industry veterans with extensive experience in chemical and mechanical engineering, polymer chemistry, polymer production and scale. In addition to the Fullerton Facility, Verde expects to establish its first large volume manufacturing facility, which Verde expects to be located in the Midwestern United States. Verde expects to enter into a lease agreement for this facility and expects to begin buildout of this facility in 2024. Verde believes that it will take approximately one year to complete buildout of the facility and expects to begin production of PolyEarthylene at this facility in 2025.

Verde intends to sell its PolyEarthylene products both directly and through third party distributors. Verde has established significant distribution capabilities for its products through its distribution relationship with Vinmar, a leading global plastics distributor with operations in North America, South America, Europe and Asia. Vinmar is carrying Verde’s full line of polyolefin replacement resins from blown film to thermoform from injection molding to blow molding and started selling PolyEarthylene to their customers in April 2023. In addition, Verde is working with dozens of prospective customers, including leading global brands, in various stages of product testing. Verde intends to provide its PolyEarthylene products to a diversified customer base across end markets over time. Furthermore, Verde is working with some of the largest plastics converters in the United States to ensure its products work in existing high volume manufacturing equipment.

The Plastics Market and Competitive Landscape

The global plastics market has grown exponentially since the material was invented. Globally, the plastics market represents approximately $600 billion a year, primarily concentrated in the hands of a dozen traditional petrochemical companies. The market has grown as an extension of the chemical processing of oil and natural gas. Today, only a small fraction of the world’s plastic is ever recycled even once. As a result, a significant portion of our recyclable materials go straight to the landfill or the incinerator.

Established companies in this segment include The Dow Chemical Company (“Dow Chemical”), Shell, Exxon, Chevron, BASF Corporation (“BASF”), INEOS USA LLC, LyondellBasell Industries N.V., Saudi Basic Industries Corporation and Braskem, among others. The price of traditional petroleum-based plastic is dependent on the price of petroleum. In addition, traditional petroleum-based plastics life span in excess of 500 years creates significant waste, and results in harm to the environment including animal and human health.

Verde faces and expects to face substantial competition from a variety of companies in the biodegradable, renewable resource-based segment of the plastics industry, as well as from companies in the post-consumer recycled conventional, non-biodegradable petroleum-based plastics industry. Many of these companies have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources then Verde, and may be able to adapt more quickly to new or emerging technologies, changes in customer requirements and changes in laws and regulations.

Some of the companies producing bioplastics and their competitive products are discussed in the following chart:

	Company Product	Are Products a Replacement for Polypropylene and Polyethylene?	Are Products Recyclable?	Are Products Drop-In Ready?	ASTM D6400 or Similar Certifications	Have any Bioplastic Products Been Developed?
Natureworks	PLA(1)	Yes, primarily film and 3D printer filament	No	No	● TUV Austria (Europe)(5) ● ASTM D6400	Yes, Ingeo resin used for mineral water bottle in Italy
TotalEnergies Corbion	PLA(1)	Yes, primarily film and 3D printer filament	No	No	● UNI EN 13432(5) ● ASTM D6400	Yes, Luminy product line available through several online sources
Kaneka Corporation	PHBH(2) (PHA(3) variant)	Yes, in the form of straws, cutlery and bags	No	No	● TUV Austria (Europe)(5) ● BPI industrial compostable (US)(6)	No
Novamont S.p.A.	PBAT(4)/Starch blend	Yes, compostable film	No	No	● UNI EN 13432(5) ● UNI EN 17033(7) ● ASTM 6400	Commercialized product in the form of a plastic bag
Danimer Scientific	PHA(3)-based	Yes	No	No	● TUV Austria (Europe)(5) ● ASTM D6400	Manufactures resins used in dental flossers
(1)	PLA, or polylactic acid, is a thermoplastic monomer derived from renewable, organic sources such as corn starch or sugar cane.
(2)	PHBH is a random copolymer of (R)-3-hydroxybutyrate (3HB) and (R)-3-hydroxyhexanoate (3HHx). This polymer is produced by bacteria from renewable carbon sources such as vegetable oils and sugars. PHBH is degraded by various kinds of microorganisms as carbon and energy sources in soil and ocean.
(3)	PHA, or polyhydroxyalkanoate, is a class of polyesters produced by various microorganisms through bacterial fermentation of sugars or lipids. PHA is considered to be biodegradable and is used in the production of bioplastics.
(4)	PBAT (short for polybutylene adipate terephthalate) is a biodegradable random copolymer, specifically a copolymer of adipic acid, 1,4-butanediol and terephthalic acid (from dimethyl terephthalate). PBAT is a petroleum-based polymer so it is not renewable or sustainable.
(5)	UNI EN 13432 (also known as TUV Austria EN13432) requires the compostable plastics to disintegrate after 12 weeks and completely biodegrade after six months. That means that 90% or more of the plastic material will be converted to CO2.
(6)	BPI industrial compostable (US) indicates that the product has been independently tested and has been verified to break down completely in a commercial compost facility after use.
(7)	UNI EN 17033 specifies the requirements for biodegradable films, manufactured from thermoplastic materials to be used for mulch applications in agriculture and horticulture.

PolyEarthylene offers a broad range of products to address a large portion of the traditional petroleum-based plastics market with biobased, biodegradable solutions. Unlike most biobased polymers whose performance properties are limited to a certain range of applications, such as the production of 3D printer filaments, extruded film, flex packaging, single-use products and only a small range of biomedical applications – including drug delivery and tissue engineering scaffolds, PolyEarthylene:

●can biodegrade in natural soil;

●can remain functional through a wide range of temperatures;
●can support both single use products and durable goods using the “drop-in” method; and
●is highly scalable and economically feasible.

However, there can be no assurance that Verde will be able to compete successfully against current or new competitors. For example, there can be no assurances that Verde’s products will be more effective or achieve greater market acceptance than competitive products, or that Verde’s competitors will not succeed in developing products and technologies that are more effective than those being developed by Verde and that would therefore render Verde’s products and technologies less competitive or even obsolete.

Market Opportunity

General: Globally, over 800 billion pounds of plastic are produced each year. Verde believes that PolyEarthylene is an excellent replacement for traditional petroleum-based plastics with a more complete and cost effective offering than most bioplastics. Verde believes that PolyEarthylene is a highly competitive replacement for polypropylene (“PP”) and polyethylene (“PE”). These polymers account for approximately 50% of traditional petroleum-based plastic worldwide and represent approximately 400 billion pounds of plastic applications annually.

In 2022, the bioplastics industry was valued at $12.42 billion. Bioplastics represent less than 2% of the plastics industry in pounds according to Plastics Europe. According to a research report published by Presedence Research, a worldwide market search and consulting organization, in June 2023, the bioplastics industry is diverse and expected to grow at a constant annual growth rate of 17.8% per year between 2023 and 2032, driven by continued green trends, environmentally friendly products, government regulations and a change in public perception. Many global brands have established Chief Sustainability Officers and have made sustainability commitments in the near-term. As companies continue to innovate new bioplastic products to meet existing and future customer needs, the industry is expected to continue to expand. Bioplastics can be used in a wide range of applications, including packaging, and food service items and many others which are traditionally focused on single use items. Bioplastics should emerge as a significant force in the plastics industry as products scale and costs become competitive. Verde believes PolyEarthylene is capable of supporting both single use products and durable goods, as PolyEarthylene lacks the brittleness and temperature sensitivity plagued by many biobased, biodegradable products. As a result, Verde believes the medium term total available market for PolyEarthylene is that of traditional plastic polyethylene and polypropylene, which according to a research reported published by Presedence Research in June 2023, has a market potential of $300 billion per year.

Environmental: Opportunities arising from the plastic industry’s negative environmental impacts include a demand for an alternative of more products and packaging using sustainable and renewable solutions and a reduced dependence on recycling and petroleum based products. For example, the Break Free Plastic Pollution Act of 2020, which is expected to be re-introduced in Congress in 2023, is intended to force corporations to finance end-of-life programs. Furthermore, the California legislature is reviewing measures to impose extended producer responsibility, requiring food and drink producers to devise plans to capture empty containers. Additionally, many companies are looking for ways to divert landfill waste and environmental waste with the use of biodegradable or compostable bioplastics, or capture and recycle some of the gasses produced in landfills. Verde’s products have the ability to be made recyclable with highly accelerated landfill biodegradation properties. Many of Verde’s products are curbside recyclable consistent with traditional polyethylene and polypropylene recycling streams.

Resin Testing and Certification: While Verde performs its own extensive testing protocols at the Fullerton Facility, Verde is committed to third party testing in accordance with the American Society for Testing and Materials (“ASTM”) standards. ASTM standards are used and accepted worldwide and cover areas such as metals, paints, plastics, textiles, petroleum, construction, energy, the environment, consumer products, medical services, devices and electronics, and advanced materials. Verde’s primary focus, which it believes is consistent with that of its prospective customers, is biobased testing and landfill biodegradation testing per ASTM D5511. ASTM D5511 testing attempts to replicate the conditions and speed under which resins will degrade in a landfill environment. While Verde does perform industrial compostability testing and certification under ASTM D5338, which testing attempts to replicate the conditions and speed under which resins will biodegrade in an industrial landfill environment, Verde believes that landfill biodegradation testing under ASTM D5511 is far more valuable than industrial composability testing under ASTM D5338 as there is a far greater likelihood that bioplastics will end up in a landfill as opposed to an industrial compounding facility. In addition, only a small fraction of all plastics are ever recycled even once, and, even if there were a significant mechanism to separate and collect bioplastics, which currently does not exist, there are only a handful of industrial composting facilities that accept bioplastics in the United States today.

The certification of materials in the bioplastics industry is based upon third-party standards that establish criteria for labeling materials and products. Certifications are important to brand owners and consumers as they provide confidence that the materials have been rigorously tested and thoroughly vetted. Verde believes that once certification has been achieved for its PolyEarthylene resins, Verde and its prospective customers will be authorized to utilize labels indicating the bioplastic resin meets certification guidelines, which Verde believes will give consumers greater confidence in its products. Any additional testing to ensure compliance will be conducted by the global brand owners of the end products.

Verde’s Competitive Strengths

Verde believes that its proprietary technology can replace traditional petroleum-based plastics. Verde’s competitive strengths include:

●	Drop-in Ready. Verde believes that, unlike most biobased, biodegradable resins, its PolyEarthylene resins are easier to adopt by prospective customers as compared to resins produced by other bioplastic companies given that Verde’s PolyEarthylene resins are “drop-in” ready. Whereas many other bioplastic companies require customers to either purchase, either directly or indirectly, products as opposed to resins, or reconfigure their existing manufacturing equipment, Verde’s resins have the ability to be dropped in to current plastic manufacturing equipment. Verde has developed resins focused on all major applications of polyethylene and polypropylene from thermoform to blown film, and from injection molding to blow molding. Verde is currently finalizing development on new resins in the areas of extruded coatings on paper and extruded foam sheets for thermoform applications. Furthermore, Verde has the ability to make its resins antistatic or electrostatic dissipative 10˄9 as required for some electronics applications.
●	Economic Feasibility. Verde believes that its PolyEarthylene resins are economically feasible as compared to those produced by many other bioplastic companies. Unlike Verde, many bioplastic companies use new and unproven technologies that have yet to demonstrate commercialization and scale capability. Biopolymers produced via these new and unproven technologies tend to be expensive to produce and have hidden costs (for example, reductions in throughput), as well as increased cycle time and production waste. Verde’s PolyEarthylene resins, which are produced by its research and development team at the Fullerton Facility using commercially available equipment, are designed to perform like polyethylene or polypropylene. Verde’s technology is comprised of a mixture eight to twelve feedstocks, which are commercially available at a low cost. This low cost of Verde’s feedstock enable it to sell its PolyEarthylene resins for approximately $1.80 per pound, as compared to many other biobased, biodegradable polymers which are typically sold between $2.00 to $4.00 per pound. Verde believes that it will be able to reduce the price of its PolyEarthylene resins over time as it scales and enters into forward purchase agreements with suppliers.
●	Highly Scalable. Verde believes that its PolyEarthylene resins are highly scalable. Its proprietary manufacturing processes are highly efficient. Verde takes commercially available machinery and modifies it substantially to fit Verde’s processes. Initially, Verde used small manufacturing equipment, which had the capacity to produce approximately two million pounds of resins per year per machine. Subsequently, Verde installed and now operates manufacturing equipment with a capacity to produce approximately eight million pounds of resins per year per machine. Verde intends to further scale its processes by installing manufacturing equipment capable of producing more than 25 million pounds per year per machine. Verde expects to order its first large scale manufacturing equipment in August 2023.
●	Environmental stability. Verde believes that its PolyEarthylene resin are environmentally stable. Verde’s PolyEarthylene resins have properties similar to those of polyethylene and polypropylene. Verde’s converter partners and prospective customers have used Verde’s PolyEarthylene resins to produce thermoform, blown film and injection molding grades with their large volume manufacturing equipment. Verde’s products are shelf stable and only degrade when placed in a microbe rich environment. Furthermore, Verde’s resins have demonstrated that they are not temperature sensitive and can withstand traditional life cycles substantially unaffected by heat, light, freezing temperatures and UV impact.
●	Durability. Verde believes that its PolyEarthylene resins have the ability to compete with the durability of traditional petroleum-based plastics. PolyEarthylene can be designed to be similar in strength to traditional petroleum-based plastics, which allows Verde to match the characteristics of its PolyEarthylene resins to the physical and mechanical properties of traditional petroleum-based plastics, making PolyEarthylene not only suitable for single-use application but also durable goods. Furthermore, most bioplastic materials produced in the market are not capable of being used for durable consumer goods. Verde’s PolyEarthylene resins are available in various grades that Verde believes will meet the global applications required for durable goods. Depending on the size of the application, if Verde does not currently have a suitable grade of its PolyEarthylene resins, Verde believes that it has the ability to develop a new grade of resins to support the application.
●	Versatility in processing. Verde’s proprietary technology uses a processing window for its PolyEarthylene resins that Verde believes allows for a wide range of end-use applications. Verde’s PolyEarthylene resins are specifically designed to “drop in” with existing manufacturing equipment.
●	Large and underserved market. The overall plastics market is roughly $600 billion per year. Polyethylene and polypropylene are the two most-widely produced polymers globally with annual production of nearly 400 billion pounds per year. Verde believes its PolyEarthylene resins are a viable alternative to traditional polyolefins providing a near-term solution to the massive and growing plastic waste problem. Verde believes that the medium term total available market for PolyEarthylene is that of polyethylene and polypropylene, and Verde expects to be capable of producing PolyEarthylene resins to serve nearly half of the plastics market in the intermediate term.
●	Focus on renewable and sustainable materials. Verde believes that its PolyEarthylene resins have the ability to provide consumers, corporations, governments and regulators with a viable solution to traditional plastics. Consumer, environmental and sustainability focused groups and governments are focused on renewable and sustainable materials. These groups have pushed brands and manufacturers to focus on sustainability, hire sustainability officers and make commitments in the near term to reduce their use of plastics and carbon emissions. Consistent with increasing environmental awareness and activism more broadly, there is growing demand for a solution to the traditional plastics problem by many stakeholders including consumers, corporations, governments, and regulators. Unlike Verde’s PolyEarthylene resins, many biobased and biodegradable products are designed to meet the needs of single use products as they are temperature sensitive or result in brittleness. Verde’s PolyEarthylene reacts more like traditional polyethylene or polypropylene, which lends it to a wider array of applications including the production of durable goods. Furthermore, PolyEarthylene is shelf stable and only begins to degrade naturally in microbe rich environments like in a landfill.
●	Experienced leadership team. Verde’s management team has broad experience across plastics manufacturing, plant development, technology, research and development, sales, marketing, accounting and finance.
●	Joseph Paolucci, Verde’s Chief Executive Officer, has over 40 years of experience in petrochemical business development, joint ventures, market development and technical sales, as well as extension management experience, value chain knowledge and commodity and engineering resin experience (including polypropylene, polyethylene, polystyrene, acrylonitrile butadiene styrene, styrene-acrylonitrile, polyethylene terephthalate, poly(methyl methacrylate) and polycarbonate).
●	Brian Gordon, Verde’s President and Chief Operating Officer, has over 20 years of experience as a C-level executive working with multi-nationals, venture capital and private equity backed organizations, and has extensive experience in operations, merger and acquisitions, joint ventures, licensing, leasing, and capital raising transactions.
●	Gary Metzger, Verde’s Chief Sustainability Officer, has over 40 years of polymer development, strategic planning, management, and compounding expertise in the polymer industry, including over 24 years at Amco Plastics Materials prior to its sale to Ravago, where he served President and Chief Executive Officer. In addition, Mr. Metzger has spearheaded research and development for recycled and bio-based polymer applications at Ravago.
●	Terry Retin, Verde’s VP of Sales, has over 15 years of leadership experience in global partnerships strategy.
●	Yvonne Soulliere, Verde’s Director of Engineering and Development, has extensive experience in full-cycle product engineering, specializing in recyclable packaging, as well as experience in model engineering, tooling, development and quality control for mass manufacturing cosmetics and personal care products.
●	Chris Rankin, Verde’s Director of Research and Development, has over 15 years of experience in material science and engineering in the bioplastics and aerospace industries.

●	Khaled Almajed, Verde’s Director of Operations and Logistics, has over 19 years of experience in global supply chain management.

Verde believes that these competitive strengths allow its PolyEarthylene resins to be superior to other bioresins across the bioplastics industry, including PLA, PHA and Green PE, as depicted further in the following graphic:

Both PLA and PHA are biobased and biodegradable polyester materials with similar chemical and physical characteristics, which depend heavily on the particular blend and processing. PHA is created inside microorganisms and the material is harvested from the bacterial biomass, whereas PLA can be made in a more conventional polymerization process using renewable materials such as fermented cornstarch, cassava and sugarcane. In addition, PLA requires higher temperatures and high humidity to fully degrade, whereas PHA does not require special conditions for degradation, is much more easily biodegraded and has the potential to be home compostable.

Green polyethylene, or Green PE, is chemically identical to petroleum-based polyethylene with the same desirable physical properties and processing characteristics. Green PE is polymerized from monomers using the same process as its petroleum counterpart, with the only difference being the raw material used to create the monomer. In the case of Green PE, fermented organic material such as sugarcane is used to derive the precursor for the Green PE polymer. For fossil-based polyethylene, the precursor monomer is distilled from petroleum.

Business Strategy

Verde’s goal is to become a leader in the adoption of biobased, biodegradable resins as a replacement for traditional plastics. In addition, Verde intends to be a “drop in” replacement for most polyolefins (polyethylene and polypropylene). To achieve this goal, Verde is scaling its biobased resin business through high-volume, low-cost production of PolyEarthylene using renewable and sustainable resources with solid physical and mechanical properties, naturally accelerated degradability, and “drop-in” technology to existing plastics manufacturing equipment to drive value to Verde’s prospective customers. Key elements of Verde’s strategy include:

●	Minimizing Execution Risk. Verde minimizes its execution risk by incorporating commercially available feedstocks into the production of its PolyEarthylene resins and processing the feedstocks efficiently by utilizing highly modified but commercially available equipment. Verde uses a host of readily available biobased feedstocks, including polymers, to create its PolyEarthylene resins. Verde developed a mixture of up to twelve feedstocks for the production of PolyEarthylene following extensive research and development. Verde uses large scale equipment to process materials that must be combined prior to manufacturing and sets its manufacturing equipment up in various ways based on the physical and mechanical properties desired in the PolyEarthylene resin.

Verde started in-house development of PolyEarthylene in 2021 with a group of PhD polymer chemists, mechanical and chemical engineers and industry executives using a small machine capable of creating up to approximately two million pounds of PolyEarthylene per year. The machine had limited features and flexibility. Verde’s current larger machines offer flexibility and the ability to create up to approximately eight million pounds of PolyEarthylene per machine per year. Verde’s first production level machine was installed in 2022. It is currently used to produce resins for research and development and for volume PolyEarthylene sales. In July 2023, Verde completed installation of a second production level machine, which became fully functional in August 2023. Verde has a third production level machine in house, which Verde expects to be operational by November 2023. These three machines, which are virtually identical, will enable Verde to manufacture roughly 25 million pounds of PolyEarthylene per year. In August 2023, Verde expects to place a deposit on a large volume manufacturing machine, which Verde expects to receive in April 2024. Verde will require a separate warehouse for this machine, raw material storage and staff space requirements. Verde expects to have the large volume manufacturing machine, which is merely a scaled-up version of its current equipment, operational by the end of the second quarter of 2024. This machine will expand Verde’s total capacity in California to more than 50 million pounds of PolyEarthylene per year.

Verde anticipates establishing its first large volume manufacturing facility in the Midwestern United States. Verde expects to enter into a lease agreement for this facility and expects to begin buildout for this facility in 2024. However, Verde has not and expects that it will not have selected a site for this large volume manufacturing facility prior to the closing of the Business Combination, and may have difficulty finding sites with appropriate infrastructure and access to raw materials, which could delay Verde’s current plans and timelines with respect to this facility. Verde believes it will take approximately one year to complete buildout of this facility and expects to begin production of PolyEarthylene at this facility in 2025, however unanticipated costs or delays in the buildout of this facility, including many that are outside of Verde’s control, could arise, which could delay production. Verde expects to secure equipment for this facility capable of producing 375 million pounds of PolyEarthylene per year. Verde intends to expand this facility at full production to 750 million pounds of PolyEarthylene per year. Following completion of this facility and subject to Verde’s ability to secure additional contracts for feedstocks, Verde expects to place PolyEarthylene manufacturing facilities in strategic locations around the world near customers in Asia and Europe.

Until completion of the large volume manufacturing facility, Verde expects all of its products will be developed in the Fullerton Facility. Verde’s sole dependence on the Fullerton Facility prior to completion of the large volume manufacturing facility could impair Verde’s ability to produce its products and its business in the event of adverse changes or developments affecting the Fullerton Facility. Following completion of the large volume manufacturing facility, Verde expects to transition most of its product development to such facility, however Verde will continue to produce a small amount of product at the Fullerton Facility for prospective customers located in the Western United States and Asia, which Verde expects will save on transportation costs.

While members of Verde’s team have experience producing resins at scale, and while Verde has to date produced thousands of pounds of PolyEarthylene per day at the Fullerton Facility through the use of the manufacturing machines described above, Verde has no experience in producing large quantities of its products and there can be no assurance that it will be able to produce its products at scale. There are significant technological and logistical challenges associated with producing, marketing, selling and distributing products in the plastics industry, including Verde’s products, and Verde may not be able to resolve all of the difficulties that may arise in a timely or cost-effective manner, or at all.

In addition, Verde will need to attract and retain highly skilled employees as it expands its production capacity and opens additional manufacturing facilities, which employees are in high demand and in short supply. Many of the companies that Verde competes with for experienced employees have greater resources than it and may be able to offer more attractive terms of employment.

●	Research and Development. Verde is constantly evaluating new materials and new processes to increase the number of biobased feedstocks available for use in its PolyEarthylene resins, to increase the biobased percentage content of PolyEarthylene, reduce costs and accelerate biodegradation. Because Verde does not use a singular material like many of its biobased, biodegradable competitors, Verde is content agnostic and can look to incorporate other biobased polymers into PolyEarthylene over time if necessary and desirable.
●	Expediting Sales and Time to Market. Verde’s primary focus is to use off the shelf, commercially available feedstocks and to ensure that its PolyEarthylene resins are “drop in” ready to existing plastic manufacturing equipment. In other words, a global brand can instruct their plastic converter to replace polyethylene or polypropylene with Verde’s PolyEarthylene resins and the product will work in their existing manufacturing equipment. The ability for Verde’s PolyEarthylene resins to be “drop in” ready is critical to the success of Verde’s business as many brands have expressed hesitancy to purchasing biobased, biodegradable products as such products typically fail and result in hours of cleaning of their manufacturing equipment to remove any residue from such products. As a result, most biobased, biodegradable products require factory level equipment set changes by the customer or their converter to run their products, costing the customer valuable time and money. However, even with the ability to be “drop-in” ready, Verde’s products may never gain market acceptance, which could impair Verde’s ability to generate significant revenues.

Making Verde’s products “drop in” ready, shelf stable, and economically feasible provides Verde with the best chance of adoption by global brands and large plastics converters. Verde works with some of the largest plastics converters in the United States to ensure its products work in existing high volume manufacturing equipment and conducts testing on thousands of pounds of PolyEarthylene to ensure that its products are “drop in” ready. Verde manufactures PolyEarthylene resins in the areas of blown films, extruded sheets that fulfill thermoform applications, injection molding and blow molding. If required, Verde can incorporate post-consumer recycled polyethylene and polypropylene into its formulas or make its resins antistatic or electrostatic dissipative based on prospective customer requirements.

PolyEarthylene resins are designed to naturally degrade upon the introduction of microbes that are prevalent in the earth and landfills. Until Verde’s resins are introduced to a microbe rich environment, they are shelf stable with performance properties similar to traditional polypropylene and polyethylene. Therefore, PolyEarthylene is designed to have similar cycle times and production waste percentages to that of traditional polyolefins.

Because Verde’s products are drop-in ready, Verde’s products can be tested and approved in several months instead of several years. These attributes of PolyEarthylene dramatically expedite time to market and allow for near term sales, as well as distribution to prospective customers through Vinmar. Through both Verde’s direct outreach and through Vinmar, Verde’s annual sales pipeline is currently in excess of 200 million pounds of PolyEarthylene per year and Verde expects its pipeline to continue to grow.

●	Easing the Transition from Traditional Plastics to PolyEarthylene. In addition to being used to make limited single use products, Verde develops PolyEarthylene resins for temperature sensitive single use products, for durable applications of single use products like thermoform applications and for durable goods themselves. Verde believes that its biobased, biodegradable grades of PolyEarthylene have the potential to replace most polyethylene and polypropylene durable goods plastic applications. This is a large portion of the market that biobased, biodegradable plastics currently cannot serve. Verde is developing new product applications for prospective customers on a regular basis. Verde is currently working on PolyEarthylene resins for sheet extrusion foaming applications and for coatings on paper. In addition to developing new and innovative general grades of products for market applications, depending on the size of the application, Verde believes it can also develop custom PolyEarthylene grades to fit specific physical and mechanical product applications.
●	Economic Feasibility. Verde believes that in order for a biobased, biodegradable resin to become adopted as a replacement for traditional petro-polymers, it must be economically feasible. Other biobased, biodegradable resin companies have significant indirect costs to their customers resulting in high prices which impede adoption. In addition, these biobased, biodegradable resin companies are highly capital intensive as they are developing new polymers, rather than new resins. They do not use existing materials to make their products quickly and cost effectively. Instead, these companies start with small scale research and development projects that may take many years to develop, and may require extensive capital raises to determine if their products will ever be capable of mass production and eventual scale. These processes are expensive, which result in high prices, typically in the $2.00 to $4.00 per pound price range.

Unlike these other biobased, biodegradable resin companies, Verde has and will continue to use commercially available feedstocks to create its PolyEarthylene resins, as well as commercially available equipment that can be modified significantly to produce PolyEarthylene. These strategies have enabled Verde to price its general grades of PolyEarthylene resin at approximately $1.80 per pound. Verde expects to reduce the price of its PolyEarthylene resins to between $1.50 per pound and $1.30 per pound by 2030, and Verde intends to further reduce the price of its PolyEarthylene resins to be similar to that of traditional polyolefins, which Verde believes will help aid in the adoption of its resins.

●	Expand Existing and Develop New Partnerships. Verde’s strategy includes working with large and highly reputable strategic partners, including petrochemical companies, chemical companies, raw materials suppliers and equipment manufacturers, to provide the bio based and other feedstocks and equipment sets necessary to achieve long-term production goals through 2027 and beyond. Verde is currently in the process of converting certain of its supply agreements into long-term take-off agreements to secure feedstocks through 750 million pounds of PolyEarthylene per year. Verde will need to either enter into agreements with its existing suppliers to expand their production capacity, enter into agreements with other suppliers, or develop its own feedstocks to scale quicker or further increase capacities. However, Verde may be unable to secure agreements with existing or new suppliers, which could limit Verde’s production capabilities and prevent it from fulfilling prospective customers orders, and therefor harm its results of operations and financial condition. Verde is and will continue to remain discussions with suppliers with feedstock production capabilities and is and will continue to develop new methods or specking in new materials capable of use as feedstocks in PolyEarthylene.

Verde’s Technology

Verde has developed a portfolio of know-how and trade secrets that enable Verde to convert dozens of feedstocks into a renewable and sustainable, generally curbside recyclable and landfill biodegradable resins known as PolyEarthylene. Verde believes its PolyEarthylene resins can be a complete replacement for traditional petroleum-based polyolefins on a drop-in basis for use in Verde’s prospective customers’ existing equipment, lowering the amount of fossil-based polymers in the environment. Verde’s feedstock selection, the way in which the ingredients are pre-processed, and the PolyEarthylene equipment and manufacturing process are all proprietary to Verde. The materials and equipment sets were developed by Verde’s development, engineering and manufacturing teams with assistance from Verde’s equipment manufacturers under nondisclosure agreements. Without the aid of these engineering and manufacturing teams, Verde would not have the ability to make a single pellet drop-in resin with the attributes desired by its prospective customers.

Verde’s Customers, Products and Services

The plastics market is approximately $600 billion per year. Verde believes in the next three to five years it will be able to serve a total available market of roughly $300 billion, which represents the portion of the plastics market currently served by polyethylene and polypropylene. Verde aspires, within the next ten years, to serve up to 5% of the polyethylene and polypropylene market combined with the polyolfins, or EVA (ethyl, vinyl and acetate), market. Verde intends to sell its PolyEarthylene resins to a wide range of industries, including but not limited to, confectionary, food packaging, shipping, agriculture, beauty packaging, toy, automotive and electronics and electronic packaging. Consumers, environmental and socially aware groups and governments are interested in renewable and sustainable products and protection of the environment. As a result, global brands have hired sustainability officers and made sustainability pledges. Due to this growing awareness around sustainability and many companies shifting their strategic focus to sustainability, Verde intends to provide its PolyEarthylene products to a diversified customer base across end markets over time.

Verde intends to sell its products through direct sales to prospective customers as well as through third party distributors, including Vinmar. In February 2023, Verde entered into a distributor agreement, or the Vinmar Distributor Agreement, with Vinmar, pursuant to which Vinmar agreed to become a non-exclusive distributor of Verde PolyEarthylene products, or the Product, in the United States, Canada and Mexico, or the Territory.

Pursuant to the Vinmar Distributor Agreement, Verde agreed to sell the Product to Vinmar, and Vinmar agreed to purchase the Product from Verde and act as a non-exclusive distributor of the Product in the Territory. Verde retains the right to sell the Product to any current or future customer or Verde authorized distributor or reseller within or outside of the Territory. Vinmar is not subject to any minimum or maximum purchase obligations, and Verde is not subject to any minimum supply obligations, under the Vinmar Distributor Agreement. The Vinmar Distributor Agreement provides for the parties to establish annual sales targets each year during the term of the Vinmar Distributor Agreement; however, these sales targets are non-binding.

The initial term of the Vinmar Distributor Agreement is one (1) year from the effective date of the agreement, subject to automatic renewal in accordance with the terms of the Vinmar Distributor Agreement. Each party has the right to terminate the Vinmar Distributor Agreement without cause on ninety (90) days’ prior written notice delivered to the other party. In addition, the non-breaching party has the right to cancel the Vinmar Distributor Agreement upon thirty (30) days’ written notice in the event either party (i) fails to substantially comply with the terms of the Vinmar Distributor Agreement; (ii) becomes insolvent as defined by federal, state or provincial law; (iii) makes an assignment for the benefit of creditors; (iv) applies for, consents to, or suffers the appointment of a receiver or trustee for any part of its property or assets; or (v) fails to provide adequate assurances of performance of the Vinmar Distributor Agreement with thirty (30) days after notice of the non-defaulting party’s insecurity as to such performance.

In April 2023, Vinmar started selling PolyEarthylene to Vinmar’s customers under the Vinmar Distributor Agreement.

Verde is currently working with dozens of prospective customers in various stages of product testing for various applications, including injection molding, thermoform, film, extrusion coating, and blow molding, and has provided large volume samples to more than two dozen of these prospective customers for trials in the large-scale production equipment. These prospective customers service a wide range of industries, including, among others: (i) confectionary; (ii) food and retail packaging; (iii) pet food; (iv) agriculture; (v)

cosmetics and beauty packaging; (vi) toy; (vii) automotive; (viii) industrial; (ix) semiconductor; (x) electronics and electronic packaging; and (xi) shipping.In addition, Verde has letters of interest from several of prospective customers in the confectionary, food and retail packaging, industrial and electronics and electronic packaging industries.

Verde intends to sell its PolyEarthylene resins to a wide range of industries, including but not limited to, confectionary, food packaging, shipping, agriculture, beauty packaging, toy, automotive and electronics and electronic packaging.

Verde’s current potential sales pipeline of several hundred million pounds a year is substantially in excess of its current capacity. Due to the fact that many of Verde’s prospective customers are large global brand name companies who may potentially require significant quantities of PolyEarthylene, it is possible that a few significant prospective customers may account for a significant portion of Verde’s revenues in any one year or over a period of several consecutive years. The loss of one or more significant customers or a substantial reduction in their orders, among other things, could materially impact Verde’s business and its results of operations. Verde continues to maintain active dialogue with prospective customers both directly and through Vinmar. Following distribution in North America, Verde expects Vinmar to distribute its products in more than 30 countries worldwide as Verde increases its production capacity. Verde does not expect to engage additional distributors for the next few years. However, Verde remains in active discussions with additional distributors and may engage additional distributors on an as-needed basis.

Verde currently has the following grades of PolyEarthylene resins for sale to prospective customers:

●	Thermoform: Verde has two grades of PolyEarthylene available for the production of thermoform applications. Both products are biodegradable, curbside recyclable and landfill biodegradable in less than three years. They have differing degrees of strength and flexibility based on application requirements. Verde is finalizing development on a third grade of PolyEarthylene for the production of thermoform application that Verde believes will biodegrade faster. Verde is currently developing resins for chemical and direct injection foam application.
●	Blown Film: Verde has several grades of blown film based on the physical and mechanical properties required by prospective customers, including temperature, oxygen barrier, strength (dart impact) and tear resistance, electrostatic dissipative or antistatic and landfill biodegradability.
●	Injection Molding: Verde has several grades of injection molding based on the physical and mechanical properties required by prospective customers, including temperature, wall thickness, life hinge, landfill biodegradability.
●	Blow Molding: Verde has two grades of blow molding based on the physical and mechanical properties required by prospective customers. Both grades are biodegradable, curbside recyclable and landfill biodegradable in less than three years. They have differing degrees of strength and flexibility based on application requirements.

In addition, Verde is currently developing biobased landfill biodegradable PolyEarthylene coatings for coated paper applications.

Sales and Marketing

Verde is continuing to scale its infrastructure across core commercial functions, including increasing its production capacity. Verde has implemented an ERP system to manage its inventory, work-in-progress (WIP) and finished goods and logistics at the Fullerton Facility and additional manufacturing facilities. In addition, Verde expects to establish a large volume facility, which Verde expects to be located in the Midwestern United States. The Fullerton Facility houses Verde’s research and development team. In addition, Verde has extensive onsite materials at the Fullerton Facility and expects to purchase additional equipment and lease additional space to enable Verde to scale its operations at the Fullerton Facility to more than 50 million pounds per year.

Verde is also continuing to hire qualified personnel to strengthen its team. Verde’s team is led by its President, Chief Executive Officer, Chief Sustainability Officer, and VP of Sales who together have approximately 100 years of business development and sales experience. Verde has brought in several additional polymer chemists, quality assurance personnel and has commenced ISO 9001-2015 protocols and expects to be certified within the next nine months.

As discussed in more detail under the heading “— Verde’s Customers, Products and Services”, Verde is currently working with dozens of prospective customers in various stages of product testing of its PolyEarthylene resins, which Verde believes will lead to orders for its products in the near term. In addition, Verde has also established significant distribution capabilities for its products pursuant to its distribution agreement with Vinmar. In April 2023, Vinmar began selling Verde’s PolyEarthylene resins to Vinmar’s customers. With a pipeline of several hundred million pounds annually, Verde believes it will be able to reach production capacity limits in sales in the near term.

Raw Materials and Suppliers

Verde’s operations depend upon the ability to obtain adequate supplies of raw materials on a timely basis, in particular green polymers such as polyethylene, ethyl vinyl acetate (“EVA”) and polypropylene. Although certain of these raw materials have limited sources of supply, Verde has developed a strategic relationship with Braskem for these raw materials. In July 2022, Verde entered into a memorandum of understanding, or the Braskem MOU, with Braskem, pursuant to which Braskem and Verde agreed to non-binding terms of a potential long-term strategic partnership for Verde to purchase bio-attributed and bio-based polypropylene from Braskem. The Braskem MOU terminated by its terms in March 2023. In October 2023, Verde and Braskem amended the Braskem MOU to extend the Braskem MOU through March 2024. While Verde may enter into a long-term supply agreement with Braskem in the future, Verde does not have the sales orders yet to justify entering into such an agreement because such an agreement would impose minimum purchase obligations on Verde. There can be no guarantees that Braskem will be willing or able to supply Verde with sufficient product in the absence of a definitive agreement. In the event Verde is required to obtain alternate sources for raw materials, including those it currently buys from Braskem, Verde may be unable to obtain needed raw materials in sufficient quantities, or on economic terms, in a timely manner, or at all. A lack of availability of raw materials could limit Verde’s production capabilities and prevent it from fulfilling prospective customer orders, and therefore harm its results of operations and financial conditions. Specifically with respect to the raw materials provided by Braskem, a lack of availability of such materials could result in Verde’s products having a lower biobased content, which could impact Verde’s revenues. However, Verde expects additional suppliers of green polyethylene to enter the market in the next several years, which would increase the supply and availability of green polyethylene in the market.

Verde constantly evaluates whether to purchase or produce green polymers in conjunction with petrochemical tolling from ethylene to polyethylene and propylene monomer to polypropylene. In addition, Verde is constantly in discussions with other petrochemical companies interested in producing biobased polymers to enable Verde to grow more rapidly. All of Verde’s other ingredients are either generally available or in small enough quantities to ensure adequate supply from various suppliers. Accordingly, Verde believes it will be able to procure the necessary quantity and quality of raw materials needed to manufacture its products per plan.

Intellectual Property

As of June 30, 2023, Verde’s intellectual property is comprised of trade secrets, know-how and trademarks. Federal trademark applicable ser. no. 90/498745 for VERDE and federal trademark application ser. no. 90/498742 for POLYEARTHYLENE were filed on January 2, 2021. The application for VERDE was allowed on November 30,2021, and the application for POLYEARTHYLENE was allowed on November 23, 2021. Both are awaiting filing statements of use to become federally registered trademarks. As of June 30, 2023, Verde does not maintain any patents on PolyEarthylene.

Verde’s success depends in part upon its ability to protect its core technology and intellectual property, and Verde relies on a combination of know-how, trade secrets and non-disclosure agreements to establish and protect its intellectual property. While Verde believes patents in most circumstances would not be advantageous to its business, Verde constantly evaluates trade secrets and know-how to determine how best to protect its intellectual property and whether patents would be of value to protecting its technology. In addition, non-disclosure agreements with customers and suppliers help keep Verde’s technology proprietary.

Government Regulations

Regulation by governmental regulatory authorities in the United States and abroad is a significant factor in the production and marketing of Verde’s products and it impacts whether Verde can develop certain applications and their commercial viability. In order to develop and manufacture products for Verde’s prospective customers and end users, Verde must comply with mandatory procedures, standards and approval processes set by various regulatory bodies. Compliance with these standards can be complicated, and failure to comply with any of these standards can result in significant regulatory and legal consequences. The process for ensuring regulatory compliance is lengthy, expensive and uncertain, and there can be no assurance that, even after such time and expenditures, Verde will be determined by the relevant government authorities to have fully satisfied regulatory standards governing the production and marketing of Verde’s products. In addition, even if regulatory compliance standards are satisfied, a product is subject to continued government agency review and later discovery of previously unknown safety issues or failure to comply with new regulatory requirements may result in restrictions on a product’s marketing or withdrawal of the products from the market, as well as possible civil or similar sanctions.

Some applications for which Verde’s products may be suitable, such as single use food packaging that involve food contact in the United States is regulated by the FDA. However, in California, companies are precluded from claiming that single use products are biodegradable. In fact, polymer and resin companies are precluded from making biodegradable claims in several jurisdictions unless they are deemed to be industrial compostable and they pass third party certification consistent with ASTM D6400. This standard demonstrates that a product is biodegradable more than 90% within six months in an industrial composting facility. Currently, there are only a handful of industrial composting facilities that will accept biobased plastics in the United States and there is no means to collect biodegradable plastics and transfer them to industrial composting facilities. While Verde is currently focused on landfill biodegradability as opposed to industrial biodegradability as the vast majority of all plastics and bioplastics end up in a landfill, Verde is working on obtaining ASTM D6400 certification. If Verde does not achieve ASTM D6400 certification, it may experience a delay or may be prevented in going to market with its products, which could result in Verde not achieving its financial forecasts and not fulfilling prospective customer demand.

Biobased and Biodegradability Testing

Verde tests a number of its resins for biobased content certified by independent third-party laboratories. Verde has extensive testing capabilities in its biodegradation labs and its physical and mechanical testing lab. Verde’s prospective customers may require bioresin formulations to undergo biodegradability testing to address physical property deterioration in specific environmental conditions. Biodegradation certification ensures products can be effectively marketed and sold and meet prospective customer demands on environmental protection. There can be no assurances that Verde’s products will achieve required certifications by prospective customers in a timely manner, or at all. If Verde’s products do not achieve required certifications, it may experience a delay in or potentially be prevented from going to market with the applicable resin. Such a delay could result in Verde not achieving its financial forecasts and not fulfilling prospective customer demand.

Verde’s products are bio-based and in most cases curbside recyclable and landfill biodegradable under ASTM D5511. ASTM D5511 tests the percentage of biodegradation in a landfill environment over a given period of time. Like other biobased, biodegradable polymer and resin producers, Verde tests a number of its resins. Verde does not test the biodegradability of end products which will likely take longer to biodegrade depending on the thickness of the product. As prospective customers purchase product for a specific use, such customer may seek to obtain testing or certification covering the customer’s end product.

Verde believes in curbside recycling and landfill biodegradability of renewable and sustainable resins. Only a small fraction of all plastics placed in recycling bins are ever recycled even once. If they are recycled, Verde’s PolyEarthylene will be curbside recycled with traditional plastics in general under Recycling Category 2, Recycling Category 4 and Recycling Category 5. If they are not recycled, PolyEarthylene, along with the vast majority of all plastics and bioplastics in the United States will end up in a landfill. While Verde believes that industrial compostability is not a solution today, Verde intends to develop certain resins to be certified industrial compostable in order to meet certain state laws enacted around single use products.

Verde uses independent third party labs to test some of its bioresins under ASTM D5511 landfill biodegradability and ASTM D5338 biodegradability within an industrial composting environment. Following passing the ASTM D5338 test, a polymer or resin could be certified industrial compostable under ASTM D6400. In addition to passing ASTM D5338, to be certified ASTM D6400 industrial compostable, a resin must pass toxicity, heavy metals and disintegration testing. Because ASTM D5338 is one of four components of ASTM D6400 certification, there is no certification issued for passing ASTM D5338. Verde has established in house ASTM D5338 testing capabilities and its in-house lab has been certified by Columbus Instruments, a leader in testing equipment.

Verde plans to test several additional formulas in the near term through independent labs that Verde believes should be able to pass and achieve D6400 certification. Verde will also continue to independently test ASTM D5511. Unlike ASTM D6400, ASTM D5511 is not a pass or fail test; rather, ASTM D5511 shows the percentage of degradation in a landfill environment over a specified period of time. Given the nature of ASTM D5511, no certification is possible under ASTM D5511, including for Verde’s products.

Verde’s Facilities

Verde’s corporate headquarters are located in Fullerton, California, which is also Verde’s PolyEarthylene commercial production facility and houses its research and development laboratories. The Fullerton, California facility is approximately 40,000 square feet of real property. Verde leases this facility under a lease agreement expiring in March 2027 with a five year renewal option.

Employees and Human Capital Resources

As of October 17, 2023, Verde has 16 full-time employees and two consultants all located in the United States. None of Verde’s employees are subject to a collective bargaining agreement and Verde believes it has a good relationship with its employees.

Verde’s human capital objectives are focused on attracting, developing, and retaining talent. Cash compensation and bonus plans, benefits and, following the Business Combination, equity option grants are designed to attract, retain and to motivate employees, directors, and select consultants to achieve Verde’s corporate objectives.

Legal Proceedings

From time to time, Verde may be a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. Verde has not been a party to any legal proceeding and does not currently have any outstanding material litigation.

VERDE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Verde’s financial condition and results of operations is meant to provide material information relevant to an assessment of the financial condition and results of operations of Verde, including an evaluation of the amounts and uncertainties of cash flows from operations and from outside resources, so as to allow investors to better view Verde from management’s perspective. It should be read in conjunction with the “Business” section and Verde’s unaudited condensed financial statements for the six months ended June 30, 2023 and 2022, Verde’s audited financial statements for the year ended December 31, 2022 and 2021, and other information included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Verde’s actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus. Additionally, Verde’s historical results are not necessarily indicative of the results that may be expected in any future period.

Overview

Verde Bioresins, Inc. is a bioplastics company specializing in the development and manufacturing of its proprietary brand of bioresin products known as PolyEarthylene®. PolyEarthylene is a renewable and sustainable, highly scalable and economically feasible, plant based resin that is flexible, temperature tolerant, capable of supporting production of durable goods and single-use items such as packaging and food-service items, and designed specifically for a “drop-in” method with existing plastic manufacturing equipment. In addition, PolyEarthylene is recyclable and landfill biodegradable and, with respect to some of its single use resins, currently undergoing industrial compostability testing. Verde believes that PolyEarthylene is one of the best scalable and durable biobased, biodegradable solutions to traditional petroleum-based plastics that has the potential to allow for accelerated landfill biodegradation and recyclability without losing optimal properties attributed to traditional petroleum-based plastics, such as strength, temperature tolerance, stable shelf life, and a high processing range. Verde has based this belief on a number of factors, including, Verde’s own assessment based on work performed by Verde’s polymer chemistry staff in analyzing Verde’s product and available competitive products; a report prepared for TLGY by Todd Rosin, a professional in the plastics and biopolymers industry with over 40 years of experience, who performed commercial and technical due diligence on Verde on behalf of TLGY; and Vinmar’s assessment of Verde’s products, as communicated by Vinmar to Verde, based on Vinmar’s due diligence work in connection with Vinmar’s entry into the Vinmar Distributor Agreement. Verde’s mission is to use PolyEarthylene to eliminate harmful, toxic and permanent plastic waste in the environment.

Verde has developed an extensive intellectual property portfolio in the form of trade secrets, know-how and trademarks. Verde’s proprietary technology converts sustainable plant-based materials into a portfolio of PolyEarthylene resins, each tailored to a set of specific performance attributes. Verde’s highly skilled research and development team can match the characteristics of PolyEarthylene to the physical and mechanical properties of traditional petroleum-based plastics to create products according to Verde’s prospective customers injection molding, blow molding, blown film and thermoform specifications. Furthermore, Verde’s PolyEarthylene resins can be successfully homogenized with Post-Consumer Recycled (PCR) polymers or made electrostatic dissipative up to 10˄9th based on Verde’s prospective customers’ needs.

Verde has developed strong partnerships with large and highly reputable strategic partners, including petrochemical, raw materials and equipment manufacturers, to execute its mission and explore additional sustainable solutions to traditional petroleum-based plastics. For example, Verde has a strategic supplier relationship with Braskem and intends to expand this relationship with Braskem over time. Verde currently researches, develops and tests its resins at its Fullerton Facility with the help of its team of industry veterans with extensive experience in chemical and mechanical engineering, polymer chemistry, polymer production and scale. In addition to the Fullerton Facility, Verde expects to establish its first large volume manufacturing facility, which Verde expects to be located in the Midwestern United States. Verde expects to enter into a lease agreement for this facility and expects to begin buildout of this facility in 2024. Verde believes that it will take approximately one year to complete buildout of the facility and expects to begin production of PolyEarthylene at this facility in 2025.

Verde intends to sell its PolyEarthylene products both directly and through third party distributors. Verde has established significant distribution capabilities for its products through its distribution relationship with Vinmar, a leading global plastics distributor with operations in North America, South America, Europe and Asia. Vinmar is carrying Verde’s full line of polyolefin replacement resins from blown film to thermoform from injection molding to blow molding and started selling PolyEarthylene to Vinmar’s customers in April 2023. In addition, Verde is working with dozens of prospective customers, including leading global brands, in various stages of product testing. Verde intends to provide its PolyEarthylene products to a diversified customer base across end markets over time. Furthermore, Verde is working with some of the largest plastics converters in the United States to ensure its products work in existing high volume manufacturing equipment.

Recent Developments

Business Combination

On June 21, 2023, Verde entered into the Merger Agreement with TLGY, Merger Sub and, solely for Sections 3.07, 3.10 and 7.13 and Article XI thereof, the Sponsor. In connection with the transactions contemplated by the Merger Agreement, on the Third Closing Date, Merger Sub will be merged with and into Verde, with Verde surviving the Merger as a wholly-owned subsidiary of the post-transaction combined entity, or Verde PubCo. The Merger is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, TLGY will be treated as the acquired company for financial statement reporting purposes. Each of the board of directors of Verde and TLGY has unanimously approved the transactions contemplated by the Merger Agreement, including the Business Combination. The transaction will require the approval of the shareholders of TLGY and the stockholders of Verde prior to the Closing.

The transaction is subject to other customary closing conditions and is expected to close in the second half of 2023. Transaction consideration to Verde stockholders will consist of newly issued shares of Verde PubCo as Verde stockholders will exchange their interest in Verde for interests in Verde PubCo. Verde stockholders will also have the right to receive additional newly issued shares of Verde PubCo following the Closing, in the event certain earnout provisions set forth in the Merger Agreement are met. The transaction is expected to provide between approximately $0, assuming maximum shareholder redemptions, and $64.9 million, assuming no shareholder redemptions, to Verde to primarily support capital expenditures and inventory buildup for a planned large scale manufacturing facility expected to be established in the Midwestern United States and for other working capital and general corporate purposes.

Total non-recurring transaction costs are estimated at approximately $15.0 million, of which Verde expects the substantial majority to be capitalized as an offset to equity. See “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus. As a consequence of the Merger, Verde will become the successor to an SEC-registered and Nasdaq listed company. Verde will be deemed the accounting predecessor and Verde PubCo will be the successor SEC registrant, meaning that Verde’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. As a result, Verde will be required to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Verde expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees and increased personnel costs.

Convertible Promissory Note and Warrant Financings

February 2023

In February 2023, Verde issued to Acuitas a senior secured convertible promissory note (the “February 2023 Note”) with an aggregate principal amount of $4,000,000, documenting Acuitas’s prior two equal cash transfers to Verde, which aggregated to $4,000,000 and which were made on March 31, 2022 and November 2, 2022. The February 2023 Note accrues interest on (i) $2,000,000 of the principal amount outstanding commencing on and including March 31, 2022 (the “First Interest Accrual Date”), and (ii) $2,000,000 of the principal amount outstanding commencing on and including November 2, 2022, each at an interest rate of 10% per annum. Unless earlier converted or repaid, on or after (i) the 12-month anniversary of the First Interest Accrual Date, provided that such date shall be automatically extended by a period of six (6) months if Verde enters into the Business Combination Agreement or other definitive business combination agreement with TLGY on or before March 18, 2023 (the “Maturity Date”), or (ii) any time on or after the occurrence of an event of default (as defined in the February 2023 Note), the entire outstanding principal and accrued interest under the February 2023 Note shall, at the option of Acuitas, be either due and payable or converted into shares of Verde Common Stock. The number of shares of Verde Common Stock into which the outstanding principal and accrued interest will convert shall be equal to the quotient of (i) such outstanding principal and accrued interest amount divided by (ii) $5,000,000 divided by the fully diluted capitalization of Verde as of the applicable date of determination (which capitalization shall exclude any equity securities issuable upon conversion of the February 2023 Note and the February 2023 Warrant (as defined below)) (the “February 2023 Capped Price”), in accordance with the terms of the February 2023 Note. In the event of a qualified conversion event (as defined in the February 2023 Note), the outstanding principal amount and accrued interest will automatically convert into Verde

Common Stock or other equity securities at a price per share equal to the February 2023 Capped Price as determined immediately prior to the consummation of such event. In June 2023, Verde and Acuitas entered into an amendment No. 1 to the February 2023 Note, pursuant to which the Maturity Date was extended from March 31, 2023 to April 29, 2024.

In addition, in connection with the issuance of the February 2023 Note, Verde issued and sold to Acuitas a warrant (the “February 2023 Warrant”) to purchase that number of shares of Verde Common Stock equal to (i) $4,000,000, divided by (ii) $5,000,000 divided by the fully diluted capitalization of Verde immediately prior to the exercise of the February 2023 Warrant and the conversion of the February 2023 Note (which capitalization shall exclude any equity securities issuable upon conversion of the February 2023 Note and exercise of the February 2023 Warrant), as set forth in the February 2023 Warrant, which number of shares is to be determined at the close of business on the day prior to Verde’s receipt of Acuitas’s notice of exercise of the February 2023 Warrant, for an aggregate exercise price of $4,000,000. The exercise price for the February 2023 Warrant will be equal to (i) $4,000,000 divided by (ii) the number of shares of Verde Common Stock issuable upon exercise of the February 2023 Warrant, as determined in accordance with the foregoing sentence. In March 2023, Verde and Acuitas amended and restated the February 2023 Warrant to reflect that the February 2023 Warrant is exercisable for up to 3,571,130,758 shares of Verde Common Stock, at an initial purchase price of $0.00112009340208 per share, for an aggregate exercise price of $4,000,000. The February 2023 Warrant is exercisable at any time or from time to time on or after the date of issuance and prior to March 30, 2027.

June 2023

In June 2023, Verde issued and sold to Acuitas a senior secured convertible promissory note (the “June 2023 Note”) with an aggregate principal amount of $5,500,000, for cash consideration of $5,500,000. The June 2023 Note accrues interest on $5,500,000 of the principal amount outstanding commencing on and including April 19, 2023, at an interest rate of 10% per annum. Unless earlier converted or repaid, the entire outstanding principal and accrued interest under the June 2023 Note shall, at the option of Acuitas, be either due and payable or converted into shares of Verde Common Stock, on or after (i) the 12-month anniversary of April 19, 2023 or (ii) any time on or after the occurrence of an event of default (as defined in the June 2023 Note). The number of shares of Verde Common Stock into which the outstanding principal and accrued interest will convert shall be equal to the quotient of (i) such outstanding principal amount and accrued interest divided by (ii) $5,000,000 divided by the fully diluted capitalization of Verde as of the applicable date of determination (which capitalization shall exclude any equity securities issuable upon conversion of the June 2023 Note and the June 2023 Warrant (as defined below)) (the “June 2023 Capped Price”), in accordance with the terms of the June 2023 Note. In the event of a qualified conversion event (as defined in the June 2023 Note), the outstanding principal amount and accrued interest will automatically convert into Verde Common Stock or other equity securities at a price per share equal to the June 2023 Capped Price as determined immediately prior to the consummation of such event.

In addition, in connection with the issuance of the June 2023 Note, Verde issued and sold to Acuitas a warrant (the “June 2023 Warrant”) exercisable for up to 8,838,548,625 shares of Verde Common Stock, at an initial purchase price of $0.00062227411234000 per share, for an aggregate exercise price of $5,500,000. The warrant is exercisable at any time or from time to time on or after the date of issuance and prior to June 15, 2028.

On June 19, 2023, Acuitas transferred and assigned all of the issued and outstanding shares of Verde Common Stock and warrants, including the February 2023 Warrant and the June 2023 Warrant, as well as all outstanding secured convertible promissory notes issued by Verde to Acuitas (including security agreements relating thereto), including the February 2023 Notes and the June 2023 Note, to Humanitario.

Vinmar Distribution Partnership

In February 2023, Verde entered into a distribution agreement with Vinmar for the distribution of its PolyEarthylene resins throughout the United States, Canada and Mexico. In April 2023, Vinmar started selling PolyEarthylene to its customers.

Comparability of Financial Information

Verde’s results of operations and statements of assets and liabilities may not be comparable between periods as a result of the Business Combination.

Key Factors Affecting Verde’s Performance

Verde believes that its performance and future success depends on several factors that present significant opportunities for Verde but also pose risks and challenges, including those discussed below and in the “Risk Factors” section included elsewhere in this proxy statement/prospectus.

Components of Results of Operations

Verde’s net loss increased in 2022 from 2021, primarily as a result of losses on the issuance of warrants related to the 2022 convertible note and warrant financing and accrued but unpaid interest. Verde’s expenses will likely increase in the future as Verde develops and introduces new and innovative bioresins and continues to improve its existing PolyEarthylene products, expands its manufacturing capacity in the Fullerton Facility up to 50 million pounds of PolyEarthylene per year, scales it operations and continues to market PolyEarthylene to prospective customers, as well as a result of Verde becoming a public company. Verde has not been profitable since its inception, and as of June 30, 2023 and December 31, 2022, Verde’s accumulated deficit was $19,328,002 and $14,238,487, respectively. Verde’s ability to become profitable in the future will depend on its ability to successfully market and sell its bioresins and services, as well as appropriately control costs and realize economies of scale. Since inception, Verde has financed its operations through private placements of its common stock, warrants and convertible notes.

Revenues

Prior to April 2023, Verde had not realized any revenue from product sales since its inception in March 2020. Verde began generating revenue from product sales in April 2023, all of which have been attributable to sales of PolyEarthylene in connection with direct sales and distribution of PolyEarthylene, including in connection with Verde’s distribution partnership with Vinmar. Revenues from product sales to date since April 2023 have been minimal.

As of June 30, 2023, Verde had production capacity of eight million pounds of PolyEarthylene per year in the Fullerton Facility. The most significant driver of PolyEarthylene is the pace of adoption of Verde’s materials and Verde’s ability to acquire and install additional production equipment. Verde expects production capacity at the Fullerton Facility to be increased to 16 million pounds of PolyEarthylene per year by the end of August 2023, and expects production capacity to be further increased to 25 million pounds of PolyEarthylene per year by the end of the fourth quarter of 2023. Verde expects to place a deposit on a large volume manufacturing machine in August 2023, which is expected to increase Verde’s total production capacity in California to more than 50 million pounds of PolyEarthylene per year by end of 2024, following the purchase of additional PolyEarthylene manufacturing equipment and warehousing space for storage of raw materials.

Verde expects that its revenue will primarily be impacted by the timing of, and execution against, prospective customer contracts. Verde has several production grades of its products that are available directly from Verde or through its distribution partner, Vinmar. As needed, Verde believes that its research and development team can create custom designed PolyEarthylene grades to meet a customer’s specifications. Upon the completion of research and development, Verde expects that its customers will generally enter into long-term supply agreements with Verde for the developed product solutions. Verde’s ability to grow its revenue depends on its ability to achieve a track record of developing successful bioresin formulations for Verde’s customers and its ability to effectively transition those customer formulations to commercial scale production.

Cost of Sales

Cost of sales is comprised of direct costs associated to raw materials and ingredients, labor costs including compensation and benefits, related production overhead, rent and depreciation costs

Operating Expenses

Operating expenses primarily include costs of goods sold, selling, general and administrative expenses, and research and development expenses. The most significant component of Verde’s operating expenses are raw material costs. Verde expects its raw material costs as a percentage of total costs to decrease over time as Verde achieves economies of scale. Verde expects to continue to invest substantial resources to support its growth. Verde anticipates that each of the following categories of operating expenses will increase the absolute dollar amount and decrease as a percentage of revenue for the foreseeable future: raw materials, manufacturing overhead, sales, general and administrative expenses, and research and development expenses.

Selling Expenses

Selling expenses include salaries and benefits including direct sales and marketing expenses, public relations, travel, distributor reimbursements (if any) and sales commissions.

General and Administrative Expenses

General and administrative expenses consists of salaries, corporate administration expenses, and elements of depreciation, rent and facility expenses that are not directly attributable to direct costs of production or associated with research and development activities. Verde expects to incur significant additional expenses associated with transitioning to, and operating as, a public company, audit, tax and accounting costs, investor relations costs, higher insurance premiums and compliance costs.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development expenses include personnel costs associated with research and development activities, including third-party contractors to perform research, conduct testing (including third party testing) and manufacture new product samples. Verde accrues for costs incurred by external service providers based on its estimates of services performed and costs incurred. These estimates include the level of services performed by third parties. Based on the timing of amounts invoiced by service providers, Verde may also record payments made to those providers as prepaid expenses that will be recognized as expense in future periods as the related services are rendered.

Results of Operation

The results of operations presented below should be reviewed in conjunction with Verde’s unaudited condensed financial statements for the six months ended June 30, 2023 and 2022 and Verde’s audited financial statements for the years ended December 31, 2022 and 2021, and other information included elsewhere in this proxy statement/prospectus.

Six months ended June 30, 2023 compared to six months ended June 30, 2022

The following table sets forth Verde’s unaudited statements of operations for the six months ended June 30, 2023 and 2022:

	Six months ended June 30,
	2023 (unaudited)	2022 (unaudited)	Change	% Change
Sales	$67,670	$—	$67,670	—
Cost of Sales	(36,477)	—	(36,477)	—
Gross Profit	31,193	—	31,193	—

Operating expenses:
Selling expenses	188,412	142,583	45,829	32.1%
General and administrative	2,414,950	980,808	1,434,142	146.2%
Research and development	521,556	487,575	33,981	7.0%
Loss from operations	3,093,725	1,610,966	1,482,759	92.0%
Interest expense	1,995,790	768,696	1,227,094	159.6%
Net loss before income taxes	(5,089,515)	(2,379,662)	(2,709,853)	113.9%
Income taxes	—	—	—	—
Net loss	$(5,089,515)	$(2,379,662)	$(2,709,853)	113.9%

Sales

Verde generated sales of $67,670 for the six months ended June 30, 2023. Verde did not generate sales for the six months ended June 30, 2022. Prior to April 2023, Verde had not realized any revenue from product sales since its inception in March 2020. Verde began generating revenue from product sales in April 2023, all of which have been attributable to sales of PolyEarthylene in connection with Verde’s distribution partnership with Vinmar.

Cost of Sales

Cost of sales was $36,477 for the six months ended June 30, 2023 compared to zero for the six months ended June 30, 2022. Prior to April 2023, Verde had not realized any revenue from product sales since its inception in March 2020. Verde began generating revenue from product sales in April 2023, all of which have been attributable to sales of PolyEarthylene in connection with Verde’s distribution partnership with Vinmar.

Gross Profit

Gross profit was $31,193 for the six months ended June 30, 2023 compared to zero for the six months ended June 30, 2022. Prior to April 2023, Verde had not realized any revenue from product sales since its inception in March 2020. Verde began generating revenue from product sales in April 2023, all of which have been attributable to sales of PolyEarthylene in connection with Verde’s distribution partnership with Vinmar.

Selling Expenses

Selling expenses increased by $45,829, or 32.1%, for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The increase in selling expenses was due to additional employees.

General and Administrative Expenses

General and administrative expenses increased by $1,434,142, or 146.2%, for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The increase in general and administrative expenses was primarily due to legal services rendered in connection with the Business Combination. General and administrative expenses consist of administrative employees’ salary, rent, depreciations, insurance, professional fees, and other expenses needed to operate Verde’s facilities.

Research and Development Expenses

Research and development expenses increased by $33,981, or 7.0%, for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The increase in research and development expenses was due to additional employees.

Interest Expense

Interest expense increased by $1,227,094, or 159.6%, for the six months ended June 30, 2023 compared to the six months ended June 30, 2022. The increase in interest expense was due to interest expense and amortization of debt discount on the February 2023 Note that was issued in March 2022 and the June 2023 Note that was issued in June 2023.

During 2022, Verde issued convertible notes with a face value totaling $4,000,000 with a stated interest rate of 10% and has an original maturity date of March 31, 2023. In June 2023, Verde and Acuitas amended the February 2023 Note, pursuant to which the Maturity Date was extended from March 31, 2023 to April 29, 2024. In connection with the issuance of the convertible notes, Verde also issued a warrant, exercisable to acquire 3,571,130,758 shares of its common stock. Each warrant will be exercisable by the holder beginning March 31, 2022 and continuing for a period of three years thereafter. The warrants are exercisable at $0.0011 per share of common stock, subject to adjustments for certain dilutive events. The provisions in the warrants require Verde to account for the warrants as equity. Verde recognized a discount to debt at issuance of $2,863,190 related to the initial fair value of the warrants. As a result of the convertible notes having a lower effective conversion price considering the value allocated to the warrants, Verde has recognized a beneficial conversion feature of $1,136,810. The beneficial conversion feature and the fair value of the warrants are collectively considered the debt discount. Verde recorded a debt discount in the amount of $4,000,000 at issuance which is being amortized over the life of the convertible notes using the effective interest method.

In June 2023, Verde issued convertible notes with a face value totaling $5,500,000 with a stated interest rate of 10%. In connection with the issuance of the convertible notes, Verde also issued warrants, exercisable to acquire 8,838,548,625 shares of its common stock. The warrant is exercisable at any time or from time to time on or after the date of issuance and prior to June 15, 2028. The warrant is exercisable at $0.0006 per share of common stock, subject to adjustments for certain dilutive events. The provisions in the warrant require Verde to account for the warrant as equity. Verde recognized a discount to debt at issuance of $5,129,270 related to the initial fair value of the warrant. As a result of the convertible notes having a lower effective conversion price considering the value allocated to the warrant, Verde has recognized a beneficial conversion feature of $370,730. The beneficial conversion feature and the fair value of the warrant is collectively considered the debt discount. Verde recorded a debt discount in the amount of $5,500,000 at issuance which is being amortized over the life of the convertible notes using the effective interest method.

During the six months ended June 30, 2023 and 2022, Verde recognized interest expense on notes payable of $1,662,339 and $705,426, respectively, for amortization of debt discount recorded as part of interest expense on the consolidated statements of operations. As of June 30, 2023, the whole $4,000,000 of the debt discount on the February 2023 Note has been amortized to interest expense since the original maturity date was reached before Verde extended it to its new maturity date and the $266,990 debt discount on the June 2023 Note has been amortized to interest expense. In addition, the convertible notes also include put options in the event of default and change in control as defined in the convertible notes. The value of such options was immaterial as of the issuance date and June 30, 2023.

Income Taxes

Verde provides for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of June 30, 2023, Verde had a full valuation allowance against its deferred tax assets.

For the six months ended June 30, 2023 and 2022, Verde did not record any income tax expense. No tax benefit was recorded in relation to the pre-tax loss for the six months ended June 30, 2023 and 2022, due to a full valuation allowance to offset any deferred tax asset related to net operating loss carry forwards attributable to the losses.

Net loss

For the six months ended June 30, 2023, Verde has a net loss of $5,089,515, which consisted of $67,670 in sales, $36,477 in cost of sales, $188,412 in selling expenses, $2,414,950 in general and administrative expenses, $521,556 in research and development expenses, and $1,995,790 in interest expense.

For the six months ended June 30, 2022, Verde has a net loss of $2,379,662, which consisted of $142,583 in selling expenses, $980,808 in general and administrative expenses, $487,575 in research and development expenses, and $768,696 in interest expense.

Year ended December 31, 2022 compared to year ended December 31, 2021

The following table sets forth Verde’s operations for the year ended December 31, 2022 and December 31, 2021, respectively:

	Year ended December 31, 2022	Year ended December 31, 2021	Change	%

Costs and expenses:
Selling expenses	$287,542	$236,257	$51,285	21.7%
General and administrative	2,272,536	2,220,771	51,765	2.3%
Research and development	980,741	2,053,397	(1,072,656)	(52.2)%
Loss from operations	(3,540,819)	(4,510,425)	(969,606)	(21.5)%

Interest expense	(2,820,223)	—	(2,820,223)	100.0%
Other income/(expense), net	(28,234)	—	(28,234)	100.0%
Net loss before income taxes	(6,389,276)	(4,510,425)	1,878,851	(41.6)%

Income taxes	—	—
Net loss	$(6,389,276)	$(4,510,425)	$1,878,851	(41.6)%

Selling Expenses

Selling expenses increased by $51,285, or 21.7%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in selling expenses was primarily driven by wages paid to Verde’s former Chief Commercialization Officer, who was hired in August 2021 and on payroll for the entirety of 2022.

General and Administrative

General and administrative expenses increased by $51,765, or 2.3%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase in general and administrative expenses was primarily driven by an increase in rent, depreciation, and employee’s benefits, partially off-set by a decrease in legal, professional, and consulting costs.

Research and Development

Research and development expenses decreased by $1,072,656, or 52.2%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease in research and development expenses was due to a decline in purchases of materials due to an excess of materials as a result of an increase in the purchase of materials by the Company during 2021.

Interest expense

We incurred interest expense of $2,820,223 for the year ended December 31, 2022. During 2022, Verde issued convertible notes with a face value totaling $4,000,000 with a stated interest rate of 10% and a maturity date of March 31, 2023. In connection with the issuance of the convertible notes, Verde also issued warrants, exercisable to acquire 3,571,130,758 shares of its common stock. Each warrant will be exercisable by the holder beginning March 31, 2022 and continuing for a period of three years thereafter. The warrants are exercisable at $0.0011 per share of common stock, subject to adjustments for certain dilutive events. The provisions in the warrants require Verde to account for the warrants as equity. Verde recognized a discount to debt at issuance of $2,863,190 related to the initial fair value of the warrants. As a result of the convertible notes having a lower effective conversion price considering the value allocated to the warrants. Verde has recognized a beneficial conversion feature of $1,136,810. The beneficial conversion feature and the fair value of the warrants are collectively considered the debt discount. Verde recorded a debt discount in the amount of $4,000,000 at issuance which is being amortized over the life of the convertible notes using the effective interest method. As of December 31, 2022, Verde accrued $183,014 in convertible note interest and $2,604,651 of the debt discount has been amortized to interest expense.

Verde did not incur any interest expense for the year ended December 31, 2021.

Other expense, net

We recorded other expense, net of $28,234 for the year ended December 31, 2022 due to a one-time loss on disposal of property and equipment during 2022. We did not record other expense, net for the year ended December 31, 2021.

Income taxes

Verde provides for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 2022, Verde had a full valuation allowance against its deferred tax assets.

For the years ended December 31, 2022 and 2021, Verde did not record any income tax expense.

Net loss

For the year ended December 31, 2022, Verde had net loss of $6,389,276, which consisted of $287,542 in selling expenses, $2,272,536 in general and administrative expenses, $980,741 in research and development expenses, $2,820,223 in interest expense, and $28,234 of other expense, net.

For the year ended December 31, 2021, Verde had net loss of $4,510,425, which consisted of $236,257 in selling expenses, $2,220,771 in general and administrative expenses, and $2,053,397 in research and development expenses.

Liquidity and Capital Resources

As of June 30, 2023 and December 31, 2022, Verde had $4,124,185 and $1,194,537, respectively, in cash and cash equivalents and an accumulated deficit of $19,328,002 and $14,238,487, respectively. Since inception, Verde has financed its operations primarily through issuances of common stock, warrants and convertible debt.

Verde’s future liquidity and capital requirements will depend on many factors, including proceeds it can realize through the Business Combination and/or any concurrent financing, its revenue growth rate, the timing and extent of spending by Verde to support further sales and marketing and research and development efforts, the degree at which Verde is successful in launching new business initiatives and the costs associated with such initiatives, capital expansion requirements and raw material inventory purchases and the growth of its business generally. Verde has been and is currently experiencing a period of limited liquidity resulting from the transition from a development stage company to an operating company and the ongoing and planned expansion of production capacity at the Fullerton Facility to enable Verde to become cashflow positive following necessary sales contracts. While Verde believes it will be able to eventually establish an ongoing source of revenue that will be sufficient to cover its ongoing and planned operating expenses, there can be no assurance that Verde will ever be successful in generating meaningful revenue.

Since inception, Verde has generated immaterial revenue (with its first revenue being generated in April 2023) and incurred substantial and recurring losses and Verde may continue to incur substantial losses in the foreseeable future. If the Minimum Redemption scenario is realized in connection with the Business Combination, Verde believes that its existing cash and cash equivalents, together with proceeds realized from the Business Combination, will be sufficient to fund its operating expenses and capital requirements for the next several years, including Verde’s planned capacity buildout out the Fullerton Facility, and permit it to achieve profitability. Verde’s primary purpose in undertaking the Business Combination is to permit it to build out additional production capacity. If the Maximum Redemption scenario is realized in connection with the Business Combination, then, absent the ability of TLGY or Verde to raise new capital in a PIPE or other financing in connection with or following the completion of the Business Combination, Verde will be dependent on its ability to gain new customers and generate sufficient revenue from product sales to existing and new customers using its existing capacity at the Fullerton Facility in order to satisfy its current and ongoing cash needs. Verde’s independent registered public accounting firm’s report for Verde contains an explanatory paragraph that expresses substantial doubt about Verde’s ability to continue as a “going concern” without significant revenue or additional capital. There can be no assurance that the proceeds realized by Verde as a result of the Business Combination, if any, together with any revenue from product sales, will be sufficient to fund Verde’s operating expenses and capital requirements for the next 12 months or beyond. If Verde does not raise sufficient proceeds through the Business Combination and/or any concurrent financing, Verde will need to raise additional financing after the Business Combination and/or generate sufficient revenues from product sales to build out its capacity. Verde believes that it would be possible, based on its current production capacity and by achieving additional product sales using that existing capacity, for Verde to be able to sustain its operations for at least the next 12 months. However, given that Verde has only generated minimal revenues from a very small number of customers to date, there can be no assurance that Verde will be able to achieve additional product sales or that its existing capacity would be sufficient to meet its production requirements. As a result, Verde may need to raise additional cash through a combination of public and private equity offerings, debt financings or other financing transactions, sales of certain of its products or inventory, and collaborations, strategic alliances or partnerships. However, there can be no assurances that Verde will be able to raise additional capital or obtain adequate funds when and if needed or on acceptable terms. The failure of Verde to realize sufficient funds through the Business Combination and/or any concurrent financing, to obtain new customers or generate sufficient revenues from product sales to existing and new customers, or to raise any needed financing in the future, may require Verde to delay, limit or reduce its costs, and curtail its business and operations, any of which could have a material adverse effect on Verde’s business, results of operations and financial condition.

Cash flows for the years ended December 31, 2022 and 2021

The following table summarizes Verde’s cash flows from operating, investing, and financing activities for the years ended December 31, 2022 and 2021:

	Year ended December 31, 2022	Year ended December 31, 2021
Net cash used in operating activities	(3,249,207)	(4,548,440)
Net cash used in investing activities	(256,306)	(1,726,781)
Net cash provided by financing activities	3,950,000	5,974,321

Cash flows from operating activities

Net cash used in operating activities was $3,249,207 for the year ended December 31, 2022, which was primarily due to net loss of $6,389,276, adjusted for depreciation and amortization expenses of $198,834, disposal of property and equipment of $28,234, operating lease costs of $365,988, amortization of debt issuance costs and debt discount of $32,558 and $2,604,651, respectively, and change in assets of $84,788 and liabilities of $174,984.

Net cash used in operating activities was $4,548,440 for the year ended December 31, 2021, which was primarily due to net loss of $4,510,425, adjusted for depreciation and amortization expenses of $99,242, operating lease costs of $196,140, and change in assets of $249,684 and liabilities of $83,713.

Cash flows from investing activities

Net cash used in investing activities was $256,306 and $1,726,781 for the years ended December 31, 2022 and 2021, respectively, which was comprised of purchases of property and equipment.

Cash flows from financing activities

Net cash used in financing activities was $3,950,000 and $5,974,321 for the years ended December 31, 2022 and 2021, respectively, which was due to proceeds from issuance of convertible notes and warrants for $4,000,000 and $6,000,000, adjusted by issuance costs of $50,000 and $25,679 for the years ended December 31, 2022 and 2021, respectively.

Cash flows for the six months ended June 30, 2023 and 2022

The following table summarizes Verde’s cash flows from operating and investing activities for the six months ended June 30, 2023 and 2022:

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Net cash used in operating activities	(2,151,843)	(1,615,421)
Net cash used in investing activities	(380,818)	(67,382)
Net cash provided by financing activities	(5,462,309)	(1,950,000)

Cash flows from operating activities

Net cash used in operating activities was $2,151,843 for the six months ended June 30, 2023, which was primarily due to net loss of $5,089,515 adjusted for depreciation and amortization expenses of $117,790, operating lease costs of $197,651, amortization of debt issuance costs and debt discount of $24,422 and $1,662,339 respectively, and change in assets of $75,663 and liabilities of $1,011,133.

Net cash used in operating activities was $1,615,421 for the six months ended June 30, 2022, which was primarily due to net loss of $2,379,662 adjusted for depreciation and amortization expenses of $96,791, loss on disposal of property & equipment of $28,234, operating lease costs of $178,903 and amortization of debt issuance costs and debt discount of $8,818 and $705,426 respectively, change in assets of $50,904 and liabilities of $203,027.

Cash flows from investing activities

Net cash used in investing activities was $380,818 and $67,382 for the six months ended June 30, 2023 and 2022, respectively, which was comprised of purchases of property and equipment.

Cash flows from financing activities

Net cash provided by financing activities was $5,462,309 and $1,950,000 for the six months ended June 30, 2023 and 2022, respectively, which was due to proceeds from issuance of convertible notes and warrants for $5,500,000 and $2,000,000, adjusted by issuance costs of $37,691 and $50,000 for the six months ended June 30, 2023 and 2022, respectively.

Commitments and Contractual Obligations

Royalties

In connection with Verde’s sale of Verde Common Stock between May to June 2020 to certain early investors in Verde, Verde agreed to pay these investors royalties on Verde future product sales. Pursuant to the royalty agreements, or the Royalty Agreements, with such investors as currently in effect, Verde has agreed to pay these investors royalties, payable quarterly, at a rate of 0.2% or, in some cases, 0.1% of adjusted gross revenue received by Verde in the immediately preceding fiscal quarter.

Pursuant to the Royalty Agreements, the royalties with respect to an investor terminate at the earlier of (i) such time that the aggregate amount of royalties paid to such investor is equal to twenty (20) times the principal amount paid by such holder for their shares of Verde Common Stock under such holder’s Subscription Agreement, and (ii) the termination of such holder's Royalty Agreement as a result of (x) such holder's breach of the Royalty Agreement or (y) such holder's breach of the transfer restrictions set forth in such holder's Subscription Agreement. Verde’s maximum aggregate royalty obligations under the Royalty Agreements, as currently in effect, is approximately $14.2 million. Verde anticipates that the aggregate amount of royalties payable by it per quarter to these investors until such obligations are satisfied will represent approximately 2% of Verde’s total gross revenue per quarter.

Royalties were minimal for the six months ended June 30, 2023 and zero for the year ended December 31, 2022, respectively.

Litigation

Verde investigates claims as they arise and accrues estimates for resolution of legal and other contingencies when losses are probable and estimable. As of June 30, 2023, Verde is not a party to litigation or subject to claims incident to the ordinary course of business, including intellectual property claims, putative and certified class actions, commercial and consumer protection claims, labor and employment claims, breach of contract claims and other asserted and unasserted claims.

Convertible Notes and Warrants

In February 2023, Verde issued to Acuitas a senior secured convertible promissory note with an aggregate principal amount of $4,000,000, documenting Acuitas’s prior two equal cash investments in Verde, which aggregated to $4,000,000 and which closed on March 31, 2022 and November 2, 2022. The February 2023 Note accrues interest on (i) $2,000,000 of the principal amount outstanding commencing on and including the First Interest Accrual Date, and (ii) $2,000,000 of the principal amount outstanding commencing on and including November 2, 2022, each at an interest rate of 10% per annum. Unless earlier converted or repaid, on or after (i) the 12-month anniversary of the First Interest Accrual Date, provided that such date shall be automatically extended by a period of six (6) months if Verde enters into the Business Combination Agreement or other definitive business combination agreement with TLGY on or before the Maturity Date, or (ii) any time on or after the occurrence of an event of default, the entire outstanding principal and accrued interest under the February 2023 Note shall, at the option of Acuitas, be either due and payable or converted into shares of Verde Common Stock. The number of shares of Verde Common Stock into which the outstanding principal and accrued interest will convert shall be equal to the February 2023 Capped Price, in accordance with the terms of the February 2023 Note. In the event of a qualified conversion event, the outstanding principal amount and accrued interest will automatically convert into Verde Common stock or other equity securities at a price per share equal to the February 2023 Capped Price as determined immediately prior to the consummation of such event. In June 2023, Verde and Acuitas entered into an amendment No. 1 to the February 2023 Note, pursuant to which the Maturity Date was extended from March 31, 2023 to April 29, 2024.

In addition, in connection with the issuance of the February 2023 Note, Verde issued and sold to Acuitas a warrant to purchase that number of shares of Verde Common Stock equal to (i) $4,000,000, divided by (ii) $5,000,000 divided by the fully diluted capitalization of Verde immediately prior to the exercise of the February 2023 Warrant and the conversion of the February 2023 Note (which capitalization shall exclude any equity securities issuable upon conversion of the February 2023 Note and exercise of the February 2023 Warrant), as set forth in the February 2023 Warrant, which number of shares is to be determined at the close of business on the day prior to Verde’s receipt of Acuitas’ notice of exercise of the February 2023 Warrant, for an aggregate exercise price of $4,000,000. The exercise price for the February 2023 Warrant will be equal to (i) $400,000,000 divided by (ii) the number of shares of Verde Common Stock issuable upon exercise of the February 2023 Warrant, as determined in accordance with the foregoing sentence. In March 2023, Verde and Acuitas amended and restated the February 2023 Warrant to reflect that the February 2023 Warrant is exercisable for up to 3,571,130,758 shares of Verde Common Stock, at an initial purchase price of $0.00112009340208 per share, for an aggregate exercise price of $4,000,000. The February 2023 Warrant is exercisable at any time or from time to time on or after the date of issuance and prior to March 30, 2027. The provisions in the February 2023 Warrant as disclosed herein require Verde to account for the warrant as equity. Verde recognized a discount to debt at issuance of $2,863,190 related to the initial fair value of the warrants. Refer to Note 9 to the accompanying financial statements as of and for the years ended December 31, 2022 and 2021 appearing elsewhere in this proxy statement/prospectus.

As a result of the February 2023 Notes having a lower effective conversion price considering the value allocated to the February 2023 Warrant, Verde has recognized a beneficial conversion feature of $1,136,810. The beneficial conversion feature and the fair value of the February 2023 Warrant are collectively considered the debt discount. Verde recorded a debt discount in the amount of $4,000,000 at issuance of the February 2023 Note, which is being amortized over the life of the note using the effective interest method. As of June 30, 2023 and December 31, 2022, $4,000,000 and $2,604,651, respectively, of the debt discount has been amortized to interest expense. In addition to the debt discounts listed above, the February 2023 Note also include put options in the event of default and change in control as defined in the convertible notes. The value of such options was zero as the probability for such events were remote as of the issuance date and at June 30, 2023 and December 31, 2022.

On June 15, 2023, Verde issued and sold to Acuitas a senior secured convertible promissory with an aggregate principal amount of $5,500,000, for cash consideration of $5,500,000. The June 2023 Note accrues interest on $5,500,000 of the principal amount outstanding commencing on and including April 19, 2023, at an interest rate of 10% per annum.

Unless earlier converted or repaid, the entire outstanding principal and accrued interest under the June 2023 Note shall, at the option of Acuitas, be either due and payable or converted into shares of Verde Common Stock, on or after (i) the 12-month anniversary of April 19, 2023 or (ii) any time on or after the occurrence of an event of default (as defined in the June 2023 Note). The number of shares of Verde Common Stock into which the outstanding principal and accrued interest will convert shall be equal to the June 2023 Capped Price, in accordance with the terms of the June 2023 Note. In the event of a qualified conversion event, the outstanding principal amount and accrued interest will automatically convert into Verde Common Stock or other equity securities at a price per share equal to the June 2023 Capped Price as determined immediately prior to the consummation of such event. The June 2023 Capped Price is $0.0005 as of June 30, 2023.

In addition, in connection with the issuance of the June 2023 Note, Verde issued and sold to Acuitas a warrant exercisable for up to 8,838,548,625 shares of Verde Common Stock, at an initial purchase price of $0.0006 per share, for an aggregate exercise price of $5,500,000. The warrant is exercisable at any time or from time to time on or after the date of issuance and prior to June 15, 2028.

On June 19, 2023, Acuitas transferred and assigned all of the issued and outstanding shares of Verde Common Stock and warrants, including the February 2023 Warrant and the June 2023 Warrant, as well as all outstanding secured convertible promissory notes issued by Verde to Acuitas (including security agreements relating thereto), including the February 2023 Note and the June 2023 Note, to Humanitario Capital LLC.

The provisions in the June 2023 Warrant as disclosed herein require Verde to account for the warrant as equity. Verde recognized a discount to debt at issuance of $5,129,270 related to the initial fair value of the warrant. As a result of the June 2023 Note having a lower effective conversion price considering the value allocated to the June 2023 Warrant, Verde has recognized a beneficial conversion feature of $370,730. The beneficial conversion feature and the fair value of the June 2023 Warrant are collectively considered the debt discount. Verde recorded a debt discount in the amount of $5,500,000 at issuance of the June 2023 Note, which is being amortized over the life of the note using the effective interest method. As of June 30, 2023, $266,990 of the debt discount has been amortized to interest expense. In addition to the debt discounts listed above, the June 2023 Note also includes put options in the event of default and change in control as defined in the convertible notes. The value of such options was immaterial as of the issuance date, December 31, 2022 and June 30, 2023.

All debt issuance costs are accounted for as a deferred asset and will be amortized over the life of the February 2023 Note. As of June 30, 2023 and December 31, 2022, Verde had incurred approximately $37,691 and $50,000, respectively, in debt issuance costs and had amortized approximately $24,422 and $32,558, respectively, of those costs.

Critical Accounting Policies

Verde prepares its financial statements in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the reported periods. Verde bases its estimates on historical experience and on various other assumptions that Verde believes to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by Verde’s management. To the extent there are differences between Verde’s estimates and actual results, Verde’s future financial statement preparation, balance sheet, results of operations and cash flows will be affected. Verde believes that the accounting policies discussed below are critical to understanding Verde’s historical and future performance, as these policies relate to the more significant areas involving management’s judgement and estimates. Critical accounting policies and estimates are those that Verde considers the most important to the portrayal of its balance sheet and results of operations because they require Verde’s most difficult, subjective or complex judgements, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Verde believes that the accounting policies described below involve a significant degree of judgement and complexity. Accordingly, Verde believes these are the most critical to aid in fully understanding and evaluating Verde’s financial condition and results of operations. The preparation of Verde’s financial statements in accordance with GAAP requires Verde to make estimates and judgements that affect the amounts reported in those financial statements and accompanying notes. Although Verde believes that the estimates it uses are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates. For further information, see Note 2 to Verde’s audited financial statements included elsewhere in this proxy statement/prospectus.

Revenue Recognition

Verde recognizes revenue from product sales in accordance with the Financial Accounting Standards Board’s ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). This standard applies to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. Under ASC 606, Verde recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that Verde expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that are determined to be within the scope of ASC 606, Verde performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. Verde only applies the five-step model to contracts when it is probable that Verde will collect the consideration it is entitled to in exchange for the goods it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, Verde assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised goods is distinct. Verde then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Verde derives its revenues primarily from product sales of PolyEarthylene. Verde primarily produces and sells formulated resin pellets and Verde typically recognizes revenue for these sales upon shipment. Verde sells to distributors who may request a return or credit for unforeseen reasons or who may have agreed discounts or allowances to be netted from amounts invoiced. Due to the highly specialized nature of Verde’s products, returns and allowances are projected to be infrequent and immaterial. Verde offers a standard quality assurance warranty related to the fitness of its finished goods.

Verde records accounts receivables due from distributors and other customers. Payment terms to customers are generally 30-60 days.

Operating Leases

Verde accounts for leases in accordance with ASC 842, Leases, and determines if an arrangement is a lease at inception. Operating leases are included in right of use assets and lease liabilities on the balance sheets. The right of use assets and lease liabilities are recognized as the present value of the future lease payments over the lease term at commencement date, adjusted for lease incentives, prepaid or accrued rent and unamortized initial direct costs, as applicable.

As most of the leases do not provide a readily determinable rate implicit in the lease, Verde uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of future payments. Verde’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. Verde’s lease terms may include options to extend or terminate the lease, typically at its own discretion.

Verde evaluates the renewal options at commencement and when they are reasonably certain of exercise, Verde includes the renewal period in its lease term. Lease costs associated with operating leases consist of both fixed and variable components. Expense related to fixed lease payments are recognized on a straight-line basis over the lease term. Additional payments, such as insurance and property taxes, are recorded as incurred and are not included in the initial lease liability.

Convertible Notes

The convertible notes are considered a hybrid financial instrument consisting of put options, conversion option and various embedded features that required evaluation as potential embedded derivatives under the Financial Accounting Standards Board ASC 815, Derivatives and Hedging (“ASC 815”). Based on the nature of the host instrument and the embedded features, management concluded that none of the conversion and redemption features required bifurcation and separate accounting from the host instrument. Verde determined that the put options in the event of default and change in control was an embedded derivative. As a result, the put options required bifurcation and separate accounting under ASC 815. The value of such options was zero as the probability for such events were remote as of the issuance date and at December 31, 2022.

When Verde has determined that the embedded conversion option should not be bifurcated from its host instrument, Verde accounts for convertible notes in accordance with ASC 470-20, Debt with Conversion and Other Options. Verde records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the notes. Verde amortizes any debt discount over the term of the notes, using the effective interest method.

Warrants

Verde accounts for stock warrants as either equity instruments, liabilities or derivative liabilities in accordance with ASC Topic 480, Distinguishing Liabilities from Equity and/or ASC 815, depending on the specific terms of the warrant agreement. Liability-classified warrants are recorded at their estimated fair values at each reporting period until they are exercised, terminated, reclassified or otherwise settled. Changes in the estimated fair value of liability-classified warrants are recorded in the statements of operations. Equity-classified warrants are recorded within additional paid-in capital at the time of issuance and not subject to remeasurement.

When equity-classified warrants are issued in connection with issuance of convertible notes, net proceeds received are allocated to the financial instruments issued which results in a debt discount that is amortized over the term of the convertible notes, using the effective interest method.

Royalties

In connection with Verde’s sale of Verde Common Stock between May to June 2020 to certain early investors in Verde, Verde agreed to pay these investors royalties on Verde future product sales. Pursuant to the Royalty Agreements with such investors as currently in effect, Verde has agreed to pay these investors royalties, payable quarterly, at a rate of 0.2% or, in some cases, 0.1% of adjusted gross revenue received by Verde in the immediately preceding fiscal quarter.

Pursuant to the Royalty Agreements, the royalties with respect to an investor terminate at the earlier of (i) such time that the aggregate amount of royalties paid to such investor is equal to twenty (20) times the principal amount paid by such holder for their shares of Verde Common Stock under such holder’s Subscription Agreement, and (ii) the termination of such holder’s Royalty Agreement as a result of (x) such holder's breach of the Royalty Agreement or (y) such holder's breach of the transfer restrictions set forth in such holder's Subscription Agreement. Verde’s maximum aggregate royalty obligations under the Royalty Agreements, as currently in effect, is approximately $14.2 million. Verde anticipates that the aggregate amount of royalties payable by it per quarter to these investors until such obligations are satisfied will represent approximately 2% of Verde’s total gross revenue per quarter.

Royalties incurred amounted to approximately $1,300 for the six months ended June 30, 2023, and there were no royalties for the six months ended June 30, 2022. Royalties’ accrual as of June 30, 2023, and December 31, 2022 amounted to approximately $1,300 and zero, respectively.

Recent Accounting Pronouncements

Verde considers the applicability and impact of all Accounting Standards Updates (“ASUs”). See Note 2, Summary of Significant Accounting Policies, to Verde’s financial statements for the six months ended June 30, 2023 and 2022, as well as Verde’s financial statements for the year ended December 31, 2022 and 2021, included elsewhere in this proxy statement/prospectus, as applicable, for additional details regarding recent accounting pronouncements.

Off balance sheet arrangements

Verde does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. Verde does not engage in off-balance sheet financing arrangements. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with Verde is a party, under which it has any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Quantitative and Qualitative Disclosures About Market Risk

Verde is exposed to market risks in the ordinary course of business. Market risks represents the risk of loss that may impact Verde’s financial position due to adverse changes in financial market prices and rates. Verde’s market risk exposure is primarily related to raw materials and capital equipment. Verde monitors and manages these financial exposures as an integral part of its overall risk management program. Failure to mitigate these risks could have a negative impact on revenue growth, gross margin and profitability.

Foreign Currency Risk

Verde’s operations are primarily conducted in the United States. While some revenue is derived from international sales, all of Verde’s contracts thus far have been executed in U.S. Dollars. Some of Verde’s raw materials are imported. While Verde does pay in U.S. Dollars, the price tends to fluctuate based on currency fluctuations. Verde does not hedge any limited risk to fluctuations in foreign currency rates. Verde will look to implement natural hedging, limit contractual long term price fluctuations and foreign currency hedging concurrent with the establishment of the planned large volume manufacturing facility expected to be established in the Midwestern United States.

Commodity Risk

The primary raw commodity Verde purchases and consumes in the production of its PolyEarthylene are bio based polymers, biobased fillers and traditional polymers. A significant change in the prices of these commodities could materially impact Verde’s operating results. Verde does not currently engage in any hedging or derivative instruments to attempt to offset this risk.

Capital Equipment Risk

Prior to the start of the COVID-19 pandemic, equipment was readily available and economical. As a result of the COVID-19 pandemic, many types of manufacturing equipment have been scarcely available and far more costly. Equipment lead times went from 12-26 weeks to 26-52 weeks. This was primarily due to the scarcity of certain components including drives and motors. Cost of equipment rose substantially as well. While costs and lead times have dropped marginally over the past few months, there is no guarantee that prices and availability will not continue to be challenging long term.

Emerging Growth Company Status

We are an emerging growth company (“EGC”), as defined in the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the closing of TLGY’s initial public offering, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three-years.

MANAGEMENT OF VERDE PUBCO FOLLOWING THE BUSINESS COMBINATION

Board of Directors and Management

The following is a list of the persons who are anticipated to be Verde PubCo’s directors and executive officers following the Business Combination and their ages and anticipated positions following the Business Combination.

Name	Age	Position
Executive Officers:
Joseph Paolucci	64	Chief Executive Officer
Brian Gordon	53	President and Chief Operating Officer and Director

Non-Employee Directors:
Jin-Goon Kim	55	Chairman and Director
Cuong Do	56	Director
		Director
		Director
		Director
(1)	Member of the nominating and corporate governance committee
(2)	Members of the compensation committee
(3)	Member of the audit committee

Executive Officers

Brian Gordon is the President and Chief Operating Officer, Founder, and Chairman of the Board of Directors of Verde. Mr. Gordon previously served as Verde’s Chief Executive Officer from March 2020 to August 2021. Prior to founding Verde, Mr. Gordon served as the Principal and Chief Operating Officer at José Eber Companies (Bran Nue Dae, LLC) from 2008 to 2019. Mr. Gordon received a Bachelor’s Degree in Business Administration from the University of Southern California, a Juris Doctorate from Pepperdine University School of Law and a Master’s Degree in Industrial Administration from Carnegie Mellon University – Tepper School of Business. Verde believes that Mr. Gordon is qualified to serve as a member of the Verde PubCo Board because of his extensive knowledge of the company based on his current role as its President and Chief Operating Officer, as well as his significant bioplastics industry and management experience.

Joseph Paolucci is the Chief Executive Officer of Verde. Mr. Paolucci previously served as Verde’s Chief Commercial Officer from 2021 to 2022 and as a consultant to Verde from July 2021 to December 2021. Prior to Verde, Mr. Paolucci served as Director of Marketing and Business Development at BRASKEM Americas until serving as its Director of Sustainability and Business Development from January 2016 to December 2019. Mr. Paolucci retired from BRASKEM Americas in December 2019 but continued to manage their external sustainability projects, as well as projects for other companies including Verde, as an independent Sustainability Consultant until officially joining Verde in 2022. Mr. Paolucci received a Bachelor’s Degree in Business Administration from Rutgers University.

Non-Employee Directors

Mr. Jin-Goon Kim is the Founder, Chairman and Chief Executive Officer of TLGY. Mr. Kim has two decades of senior leadership experience in private equity investment and as a serial transformational CEO in industry leading public and private companies. He has made important industry contributions and notable achievements as a CEO, which have been recognized by the Outstanding Growth award at the 2009 TPG Annual CEO Conference, 2009 Dealership Group of the Year and 2012 Most Innovative Business Model from 21st Century Media Group, a leading Chinese financial media group, and 2010 Top Ten Men of the Year in the Auto Retail Industry in a forum co-sponsored by top Chinese media and industry associations.

Immediately prior to founding TLGY Holdings LLC in May 2021, Mr. Kim focused on global, high growth investments with strong potential to benefit from attractive emerging macro trends and in which he could apply his experience implementing business transformation to drive value creation. Since 2018, Mr. Kim has served as an independent director of the board and on the nomination committee of DongDu International Group. From 2006 to 2016 Mr. Kim was with TPG Capital, a leading global private equity firm, where he served as a Partner and a member of its Asia investment review committee. In his capacity as a TPG partner, Mr. Kim also served as a CEO or transformation leader of multiple TPG portfolio companies, often in parallel. Mr. Kim’s investment and operational focus was co-leading TPG’s four major transformational investments across China’s core consumer sectors. Each of the four investments had a differentiated value creation angle in the form of a disruptive business model and/or technology; they collectively returned well over a billion dollars to TPG’s investors (namely, about US$700 million from China Grand Auto, roughly US$700 million from Unitrust, and over US$200 million collectively for Li Ning and Daphne). From 2012 to 2014, Mr. Kim served as CEO and Vice Chairman of Li Ning Company Limited, a leading sportswear brand in China with more than US$2 billion of annual sales in 2020, where he devised and launched a brand transformation that helped salvage the company from financial distress and laid the foundation for its ultimate revival as a leading brand and a company that today has a market capitalization greater than US$30 billion. Mr. Kim served from 2011 to 2015 as a Board member of Daphne International Holdings Limited, a leading women’s footwear brand in China, where he led the shoe industry’s first successful wholesale implementation of fast retail and digitization of supply chain management that sharply uplifted sales, profits, and market capitalization of what had been a stagnant business prior to his engagement. Mr. Kim from 2007 to 2011 served as CEO and Vice Chairman of China Grand Automotive Services Group Co. Ltd, during which time he helped pioneer the company’s retail roll-up in China and the digitization of the company’s management system to grow the company’s sales by seven times and to take it from a #11 mid-size platform in China to the #1 auto retail and services company both in China and in the world. Within a few years thereafter, the company listed on the Shanghai Stock Exchange and reached a market capitalization of approximately US$15 billion. Mr. Kim also served from 2009 to 2010 as a Board member of UniTrust Group, a leading Chinese independent equipment leasing company, during which time he helped build a management team and formulate a new strategy that transformed a start-up operation into a large sector leader that would eventually list on the Hong Kong Stock Exchange at a market capitalization of approximately US$2 billion. Before joining TPG Capital, Mr. Kim served from 2002 to 2006 as President of Dell Korea, the Korean affiliate of Dell, a global leader in hardware, software and services with more than $60 billion in annual sales in 2020. He successfully led the implementation of Dell’s direct model in Korea for the first time, thereby firmly establishing Dell as a leading player in a market where it had previously struggled to secure a meaningful market presence or to build a profitable business. Mr. Kim served from 2000 to 2002 as a Vice President of Internet Business Capital Corporation, a Cambridge, Massachusetts based early-stage venture capital firm that helped found or participated in early investments in successful ventures including Cambridge Technology Partners and Razorfish. Mr. Kim started his career in 1996 in the Seoul and Boston offices of McKinsey & Company, a global management consultancy. Mr. Kim earned an MPP from the Kennedy School of Government at Harvard College, a diploma from the Hopkins-Nanjing Centre, and an AB in East Asian Languages and Civilizations and Government from Harvard College. Verde believes that Mr. Kim is qualified to serve as a member of the Verde PubCo Board because of his significant leadership experience, his insight into financial, investment and other complex subjects, and his experience on board of directors of both public and private companies.

Mr. Cuong Do has served on the board of directors of BioVie Inc, (“BioVie”) since 2016 and effective April 27, 2021 was appointed BioVie’s CEO and President. He served as the President, Global Strategy Group, at Samsung from February 2015 to December 2020. Mr. Do helped set the strategic direction for Samsung Group’s diverse business portfolio. He was previously the Chief Strategy Officer for Merck from October 2011 to March 2014, and Tyco Electronics from June 2009 to October 2011, and Lenovo from December 2007 to March 2009. Mr. Do is a former senior partner at McKinsey & Company, where he spent 17 years and helped build the healthcare, high tech and corporate finance practices. He holds a BA from Dartmouth College, and an MBA from the Tuck School of Business at Dartmouth. Verde believes that Mr. Do is qualified to serve as a member of the Verde PubCo Board because of his significant leadership experience, as well as his business and financial expertise.

Composition of the Verde PubCo Board of Directors After the Business Combination

Effective from the consummation of the Business Combination, the Verde PubCo Board will consist of seven (7) directors and will be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Class I and Class II will each consist of two (2) directors, and Class III will consist of three (3) directors. Each initial Class I director will have a term that expires at Verde PubCo’s annual meeting of stockholders in 2024, each initial Class II director will have a term that expires at Verde PubCo’s annual meeting of stockholders in 2025 and each initial Class III director will have a term that expires at Verde PubCo’s annual meeting of stockholders in 2026, or when such director’s successors have been duly elected and qualified, or up such director’s earlier death, resignation, retirement or removal. Upon the expiration of the terms of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Verde PubCo Board to satisfy its oversight responsibilities in light of its business and structure, the Verde PubCo Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Independence of the Board of Directors

In connection with the Business Combination, the Verde PubCo Common Stock will be listed on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of Nasdaq. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of Nasdaq.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (a) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (b) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of Nasdaq the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

(i)	the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and
(ii)	whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The TLGY Board has undertaken a review of the independence of each director and considered whether each director of Verde has a material relationship with Verde that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, TLGY anticipates that                ,                  and                 will be considered “independent directors” as defined under the listing requirements and rules of Nasdaq and the applicable rules of the Exchange Act.

Board Committees

Verde PubCo will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. After the completion of the Business Combination, the standing committees of Verde PubCo’s Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will operate under a written charter. The Verde PubCo Board may, from time to time, establish other committees.

Following the Business Combination, current copies of Verde PubCo’s committee charters will be posted on its website, www.verdebioresins.com, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus. Verde PubCo’s president and chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of Verde PubCo’s Board will provide appropriate risk oversight.

Audit Committee

Upon the completion of the Business Combination, we expect Verde PubCo to have an audit committee, consisting of                 , who will be serving as the chairperson,                 ,                  and                 . Each of the members of Verde PubCo’s audit committee will satisfy the requirements for independence and financial literacy under the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. In arriving at this determination, the Verde PubCo Board will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment..

Following the Business Combination, Verde PubCo’s Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and meets the financial sophistication requirements of the Nasdaq rules. In making this determination the Verde PubCo Board will consider formal education and previous and current experience in financial and accounting roles. Both of Verde PubCo’s independent registered public accounting firm and management periodically will meet privately with Verde PubCo’s audit committee.

The audit committee’s responsibilities are expected to include, among other things:

●	appointing, compensating, retaining, evaluating, terminating and overseeing Verde PubCo’s independent registered public accounting firm;
●	discussing with Verde PubCo’s independent registered public accounting firm their independence from management;
●	reviewing with Verde PubCo’s independent registered public accounting firm the scope and results of their audit;
●	setting the compensation of the independent auditor;
●	pre-approving all audit and permissible non-audit services to be performed by Verde PubCo’s independent registered public accounting firm;
●	overseeing the financial reporting process and discussing with management and Verde PubCo’s independent registered public accounting firm the interim and annual financial statements that Verde PubCo files with the SEC;
●	reviewing and monitoring Verde PubCo’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;
●	establishing policies regarding the hiring of employees or former employees of the independent auditor;
●	preparing the audit committee report required by SEC rules;
●	discussing generally the type and presentation of information to be disclosed in Verde PubCo’s earnings press releases;
●	reviewing and discussing with Verde PubCo’s management and independent auditor Verde PubCo’s quarterly financial statements;
●	coordinating the Verde PubCo Board’s oversight of Verde PubCo’s internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
●	coordinating the Verde PubCo Board’s oversight of the performance of Verde PubCo’s internal audit function;
●	discussing Verde PubCo’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which Verde PubCo’s exposure to risk is handled;
●	reviewing and discussing with management Verde PubCo’s major risk exposures, including financial, operational, privacy and cybersecurity, competition, legal, regulatory, compliance and reputational risks, and the steps Verde PubCo takes to prevent, detect, monitor and actively manage such exposures;

●	establishing policies regarding the hiring of employees or former employees of the independent auditor;
●	establishing procedures for (i) the receipt, retention and treatment of complaints received by Verde PubCo regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of Verde PubCo of concerns regarding questionable accounting or auditing matters;
●	reviewing Verde PubCo’s policies and procedures for reviewing and approving “related party transactions”;
●	discussing with Verde PubCo’s General Counsel (i) any legal matters that may have a material impact on Verde PubCo’s financial statements, accounting policies, compliance with applicable laws and regulations and (ii) any material reports, notices or inquiries received from regulators or governmental agencies; and
●	reviewing and approving Verde PubCo’s entry into swaps and adopting and reviewing annually a policy related to Verde PubCo’s use of non-financial end-user exception, to the extent applicable.

The composition and function of the audit committee will comply with applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing standards.

Compensation Committee

Upon the completion of the Business Combination, we expect Verde PubCo to have a compensation committee, consisting of                 , who will be serving as the chairperson,                  ,                  and                 . Each of the members of Verde PubCo’s compensation committee will meet the requirements for independence under the under the applicable rules and regulations of the SEC and rules of Nasdaq, including the standards specific to members of a compensation committee.

The compensation committee’s responsibilities are expected to include, among other things:

●	reviewing and approving corporate goals and objectives relevant to the compensation of Verde PubCo’s Chief Executive Officer, evaluating the performance of Verde PubCo’s Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Verde PubCo Board regarding the compensation of Verde PubCo’s Chief Executive Officer;
●	reviewing and setting or making recommendations to the Verde PubCo Board regarding the compensation of Verde PubCo’s other executive officers;
●	reviewing and setting or making recommendations to the Verde PubCo Board regarding the compensation of Verde PubCo’s senior executives;
●	making recommendations to the Verde PubCo Board regarding the compensation of Verde PubCo’s directors;
●	reviewing and approving or making recommendations to the Verde PubCo Board regarding Verde PubCo’s incentive compensation and equity-based plans and arrangements;
●	exercising all rights, authority and functions of the Verde PubCo Board under all of Verde PubCo’s stock option, stock incentive, employee stock purchase and other equity-based plans, including without limitation, the authority to interpret the terms thereof, to grant options thereunder and to make stock awards thereunder;
●	reviewing and discussing annually with management Verde PubCo’s “Compensation Discussion and Analysis” disclosure if and to the extent then required by SEC rules;
●	preparing the compensation committee report if and to the extent then required by SEC rules; and
●	appointing and overseeing any compensation consultants, legal counsel or other advisors.

The compensation and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and the Nasdaq listing rules. Verde PubCo will comply with future requirements to the extent they become applicable to Verde PubCo.

Nominating and Corporate Governance Committee

Upon the completion of the Business Combination, we expect Verde PubCo to have a nominating and corporate governance committee, consisting of                 , who will be serving as the chairperson,                  and                 . Each of the members of Verde PubCo’s nominating and corporate governance committee will meet the requirements for independence under the applicable rules and regulations of the SEC and rules of Nasdaq.

The nominating and corporate governance committee’s responsibilities are expected to include, among other things:

●	identifying individuals qualified to become members of the Verde PubCo Board, consistent with criteria approved by the Verde PubCo Board;
●	recommending to the Verde PubCo Board the nominees for election to the Verde PubCo Board at annual meetings of the Verde PubCo stockholders;
●	approving the criteria for selecting nominees for directors to Verde PubCo;
●	retaining and terminating any search firm to be used to identify director nominees, including authority to approve search firm’s fees and other retention terms;
●	reviewing the composition of each committee of the Verde PubCo Board and making recommendations to the Verde PubCo Board for changes or rotation of committee members, the creation of additional committees and changes to committee charters;
●	developing and recommending to the Verde PubCo Board a set of corporate governance guidelines;
●	reviewing the Verde PubCo Board’s leadership structure;
●	overseeing an evaluation of the Verde PubCo Board and its committees; and
●	overseeing a review of the Verde PubCo Board on succession planning for executive officers.

The compensation and function of its nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and the Nasdaq listing rules. Verde PubCo will comply with future requirements to the extent they become applicable to Verde PubCo.

Compensation Committee Interlocks and Insider Participation

None of the intended members of Verde PubCo’s compensation committee have ever been an executive officer or employee of Verde PubCo. None of Verde PubCo’s executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Verde PubCo Board or compensation committee.

Role of Board in Risk Oversight / Risk Committee

The Verde PubCo Board will have extensive involvement in the oversight of risk management related to Verde PubCo and its business. The Verde PubCo Board does not anticipate having a standing risk committee, but rather anticipates administering this oversight function directly through the Verde PubCo Board as a whole, as well as through various standing committees of the Verde PubCo Board that address risks inherent in their respective areas of oversight. For example, Verde PubCo’s audit committee will be responsible for overseeing the management of risks associated with Verde PubCo’s financial reporting, accounting and auditing matters; and Verde PubCo’s compensation committee will oversee the management of risks associated with Verde PubCo’s compensation policies and programs.

Board Oversight of Cybersecurity Risks

Verde PubCo will face a number of risks, including cybersecurity risks and those other risks described under the section titled “Risk Factors” included in this proxy statement/prospectus. The Verde PubCo Board will play an active role in monitoring cybersecurity risks and will be committed to the prevention, timely detection, and mitigation of the effects of any such incidents on Verde PubCo’s operations. In addition to regular reports from each of the committees of the Verde PubCo Board, the Verde PubCo Board will receive regular reports from management on material cybersecurity risks and the degree of Verde PubCo exposure to those risks. While the Verde PubCo Board will oversee its cybersecurity risk management, management will be responsible for day-to-day risk management processes. Management will work with third party service providers to maintain appropriate controls. We believe this division of responsibilities is the most effective approach for addressing Verde PubCo’s cybersecurity risks and that the Verde PubCo Board leadership structure supports this approach.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Charter, which will be effective upon consummation of the Business Combination, contains provisions that limit the liability of Verde PubCo’s directors and officers for damages to the fullest extent permitted by Delaware law. Consequently, Verde PubCo’s directors will not be personally liable to Verde PubCo or its stockholders for monetary damages for breach of fiduciary duty as a director, and Verde PubCo’s officers will not be personally liable to Verde PubCo’s stockholders for monetary damages for breach of fiduciary duty as an officer, in each case except for any liability for:

●any breach of the director’s or officer’s duty of loyalty to Verde PubCo or its stockholders;
●any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;
●any transaction from which the director or officer derived an improper personal benefit; and
●an illegal dividend, stock repurchase or redemption under Section 174 of the DGCL.

The Proposed Charter requires Verde PubCo to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. Verde PubCo plans to maintain a directors’ and officers’ insurance policy pursuant to which Verde PubCo’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Proposed Charter prohibits any retroactive changes to the rights or protections or increasing the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, Verde PubCo will enter into separate indemnification agreements with Verde PubCo’s directors and officers. These agreements, among other things, require Verde PubCo to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of Verde PubCo’s directors or officers or any other company or enterprise to which the person provides services at Verde PubCo’s request.

We believe these provisions in the Proposed Charter are necessary to attract and retain qualified persons as directors and officers for Verde PubCo following the completion of the Business Combination.

Corporate Governance Guidelines and Code of Business Conduct

The Verde PubCo Board will adopt Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, the Verde PubCo Board will adopt a new code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available on Verde PubCo’s website upon the completion of the Business Combination. Verde PubCo’s code of business conduct is a “code of ethics”, as defined in Item 406(b) of Regulation S-K. The full text of Verde PubCo’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics will be posted on the Corporate Governance portion of Verde PubCo’s website at www.verdebioresins.com. Information contained on or accessible through Verde PubCo’s website is not a part of this proxy statement/prospectus, and the inclusion of Verde PubCo’s website address in this proxy statement/prospectus is an inactive textual reference only. Verde PubCo will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website.

Controlled Company

Verde PubCo will qualify as a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of a listed company’s board of directors consist of independent directors and the requirement that a listed company have a nominating and corporate governance committee and a compensation committee, each of which is composed of independent directors with a written charter addressing the committee’s purpose and responsibilities. It is Verde PubCo’s intention to not rely on these exemptions and to comply with these corporate governance requirements after the Closing. However, while Verde PubCo does not presently intend to reply on these exemptions, Verde PubCo may opt to utilize these exemptions in the future so long as it remains a controlled company. See “Risk Factors — Humanitario, Verde’s principal stockholder, beneficially owns greater than 50% of Verde’s outstanding shares of common stock and is expected to own greater than 50% of Verde PubCo Common Stock following the consummation of the Business Combination which will cause Verde PubCo to be deemed a “controlled company” under the rules of Nasdaq.”

VERDE EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Executive Compensation Prior to the Business Combination

As we are an emerging growth company within the meaning of the Securities Act, we comply with the executive compensation rules applicable to “emerging reporting companies,” when detailing the executive compensation of our executives, as such term is defined under the Exchange Act. This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer and our two most highly compensated executive officers (other than our principal executive officer). These three individuals are referred to as our “named executive officers” or “NEOs”.

Other than as set forth in the table and described more fully below, during the fiscal year ended December 31, 2022, Verde did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the named executive officers. The compensation reported in the Summary Compensation Table is not necessarily indicative of how Verde will compensate its named executive officers in the future. In connection with the Business Combination, certain of Verde’s named executive officers are expected to enter into a new employment agreement with Verde PubCo, which agreements are expected to provide for increased base salaries and target annual bonus opportunities. Verde expects that it will continue to review, evaluate and modify its compensation framework as a result of becoming a publicly-traded company, and its compensation following the consummation of the Business Combination could vary significantly from its historical practices.

The NEOs of Verde are as follows:

Name	Principal Position
Brian Gordon	President and Chief Operating Officer and Chairman
Gary Metzger	Former Chief Executive Officer and current Chief Sustainability Officer (1)
Joseph Paolucci	Former Chief Commercialization Officer and current Chief Executive Officer (2)
(1)	On February 7, 2022, Mr. Metzger was appointed as Chief Executive Officer. On December 28, 2022, Mr. Metzger’s title was changed from Chief Executive Officer to Chief Sustainability Officer.
(2)	On December 28, 2022, Mr. Paolucci’s titled was changed from Chief Commercialization Officer to Chief Executive Officer.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by, or paid to each of Verde’s NEOs for the year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Total
Brian Gordon President and Chief Operating Officer and Chairman	2022	269,711.44		10,576.92	280,288.36
Gary Metzger Chief Sustainability Officer(1)	2022	224,250.00	(2)	—	224,250.00
Joseph Paolucci Chief Executive Officer(3)	2022	126,850.00		2,700.00	129,550.00
(1)	Mr. Metzger served as Verde’s Chief Executive Officer from February 7, 2022 until December 28, 2022, at which time his title was changed to Chief Sustainability Officer.
(2)	Amounts in this column represent (i) consulting fees paid to Mr. Metzger for various consulting and advisory services performed for Verde prior to February 7, 2022 and (ii) fees paid to Mr. Metzger for his role as Chief Executive Officer, effective February 7, 2022, each pursuant to his consulting agreement described below under the section entitled “— Existing NEO Employment Agreements.”
(3)	Mr. Paolucci served as Verde’s Chief Commercialization Officer from August 23, 2021 until December 28, 2022, at which time his title was changed to Chief Executive Officer.

Narrative Disclosure to Summary Compensation Table

Base Compensation

Verde uses base compensation or salaries to recognize the experience, skills, knowledge and responsibilities required of its executive officers. None of Verde’s NEOs is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base compensation or salary.

For the year ended December 31, 2022, Verde paid Mr. Gordon, Mr. Metzger and Mr. Paolucci annual base compensation of $269,711, $224,250, and $126,850, respectively.

Bonus Compensation

Certain of the Verde NEOs are eligible for performance-based bonuses as described below under the section entitled “—  Existing NEO Employment Agreements”. Performance-based bonuses, which are calculated as a percentage of base compensation or salary, are designed to motivate Verde’s executive officers to achieve annual goals based on Verde’s strategic, financial and operating performance objectives.

With respect to 2022 performance, Mr. Gordon and Mr. Paolucci received performance-based bonuses of $10,576 and $2,700, respectively.

Equity Incentives

Verde currently maintains a stock incentive plan, the 2020 Stock Incentive Plan of Ezonyx Bio Technologies, Inc. (the “2020 Plan”). Verde executive officers are eligible to participate in the 2020 Plan. The 2020 Plan allows Verde to grant incentive stock options, non-qualified stock options, restricted stock and restricted stock units to purchase common stock to eligible recipients. As of June 30, 2023, there were no awards outstanding under the 2020 Plan.

Health and Welfare Plans

Other than with respect to Mr. Metzger, Verde’s NEOs are eligible to participate in the employee benefit plans that Verde offers to its employees generally, including medical, life and accidental death and dismemberment, and short- and long-term disability benefits in the United States.

401(k) Plan

Verde maintains a tax-qualified retirement plan that provides all full-time employees with an opportunity to save for retirement on a tax-advantage basis.

Existing NEO Employment Agreements

The following discussion describes the existing letter agreements to which Verde’s NEOs are a party.

Brian Gordon

On March 9, 2020, Verde entered into an employment agreement with Mr. Gordon, pursuant to which Mr. Gordon began serving as the President and Chief Executive Officer of Verde. The employment agreement provided for Mr. Gordon’s at-will employment. Pursuant to the employment agreement, Mr. Gordon was entitled to receive an annual base salary of $275,000. The employment agreement also provided that Mr. Gordon was eligible to participate in all Verde-sponsored benefit programs that were established by Verde and made available to its employees.

On November 18, 2020, Verde entered into an amended and restated employment agreement with Mr. Gordon. The amended and restated employment agreement provides for Mr. Gordon’s employment at-will. Pursuant to the amended and restated employment agreement, Mr. Gordon is entitled to receive an annual base salary of $275,000, as well as a quarterly bonus based on revenue earned by Verde in the applicable quarter, in a target amount equal to: (i) 25% of his annual base salary in the event Verde has earned $12.5 million of revenue but less than $25 million in revenue in a quarter, (ii) 50% of his annual base salary in the event Verde has earned

$25 million in revenue but less than $50 million in revenue in a quarter, (iii) 75% of his annual base salary in the event Verde has earned $50 million in revenue but less than $100 million in revenue in a quarter and (iv) 100% of his annual base salary in the event Verde has earned $100 million or more in revenue in a quarter. In addition, the amended and restated employment agreement continues to provide that Mr. Gordon is eligible to participate in all Verde-sponsored benefit programs that are established by Verde and made available to its employees. Furthermore, the amended and restated employment agreement provides that if Mr. Gordon’s employment is terminated by Verde without Cause (as defined in the amended and restated employment agreement), then Mr. Gordon will be entitled to receive, subject to his execution and non-revocation of a release of claims in favor of Verde, (i) base salary continuation for a period of twelve-months and (ii) his projected quarterly bonus for the quarter in which Mr. Gordon’s employment was terminated, payable in periodic installments on quarterly basis for a period of twelve-months. On August 23, 2021, Mr. Gordon’s title was changed to from President and Chief Executive Officer to President and Chief Operating Officer.

Gary Metzger

On February 22, 2021, Verde entered into a consulting agreement with Mr. Metzger, pursuant to which Mr. Metzger agreed to provide Verde with various consulting and advisory services. Pursuant to the consulting agreement, Mr. Metzger was entitled to receive a consulting fee of $5,000 per week. On February 7, 2022, Mr. Metzger was appointed as the Chief Executive Officer of Verde. On October 3, 2022, Verde and Mr. Metzger amended the consulting agreement, pursuant to which the consulting fee paid by Verde to Mr. Metzger was reduced to $3,000 per week.

On December 28, 2022, Mr. Metzger’s title was change from Chief Executive Officer to Chief Sustainability Officer. In connection with Mr. Metzger’s title change, Verde entered into a new consulting agreement with Mr. Metzger on June 16, 2023, pursuant to which Mr. Metzger agreed to provide Verde with various consulting and advisory services. Pursuant to the consulting agreement, Mr. Metzger is entitled to receive a consulting fee of $2,000 per month, plus $250 per hour for each project Mr. Metzger is requested by Verde to provide consulting and advisory services for.

Joseph Paolucci

On August 23, 2021, Verde entered into an employment agreement with Mr. Paolucci, pursuant to which Mr. Paolucci began serving as the Chief Commercialization Officer of the Company. The employment agreement provides for Mr. Paolucci’s part-time employment at will. Pursuant to the employment agreement, Mr. Paolucci is entitled to an hourly salary of $250 per hour, with the expectation the Mr. Paolucci will work between 5-20 hours per week on average. In addition, Mr. Paolucci is entitled to receive an annual bonus with a target amount of up to 100% of his compensation at the discretion of the Verde board of directors. Furthermore, Mr. Paolucci is entitled to receive a stock option, upon approval of the Verde board of directors, to purchase a number of shares of Verde Common Stock equal to 1% of Verde’s fully diluted capitalization, calculated immediately after the closing of Verde’s next bona fide equity financing in which Verde raises at least $5 million for working capital purposes. The stock option will vest with respect to 25% of the shares subject to the option on the date of grant and with respect to the remining shares 25% of the shares subject to the option on each anniversary of Mr. Paolucci’s start date of employment through the third anniversary of such start date. On December 12, 2022, Mr. Paoulcci became a full-time employee of Verde. On December 28, 2022, Mr. Paolucci’s title was changed from Chief Commercialization Officer to Chief Executive Officer.

Employee Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreements

Other than with respect to Mr. Metzger, each of Verde’s executive officers has entered into standard forms of agreements with respect to proprietary and confidential information, developments, non-competition, and non-solicitation. Under these agreements, each executive officer has agreed to protect Verde’s confidential and proprietary information during and after the executive officer’s employment with Verde, not to compete with Verde during his employment and for a period generally lasting for one year after the termination of his employment, and not to solicit Verde’s employees, consultants, clients or customers during his employment and for a period generally lasting for one year after the termination of his employment. In addition, under these agreements, each executive officer has agreed that Verde owns all developments and inventions that are developed by such executive officer within the scope of and during the period of his employment with Verde that are related to Verde’s business or research and development conducted or planned to be conducted by Verde at the time such development is created. Each executive officer also agreed to provide Verde with a non-exclusive, royalty-free, perpetual license to use any prior inventions that such executive officer incorporates into inventions assigned to Verde under these agreements.

Potential Payments Pursuant to Existing NEO Employment Agreements Upon Termination or Change in Control

Other than with respect to the payments Mr. Gordon is entitled to receive upon termination as discussed above under the section entitled “—  Existing NEO Employment Agreements” and with respect to the payments upon a change of control under the 2020 Plan, Verde does not offer or have in place for its NEOs any formal retirement, severance or other similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control.

Outstanding Equity Awards at December 31, 2022

As of December 31, 2022, no equity awards had been granted to any of Verde’s NEOs.

Long Term Equity Incentive Plans

In addition to the 2020 Plan, Verde PubCo intends to adopt, and Verde expects the TLGY stockholders to approve, a new equity incentive plan, the 2023 Incentive Plan, which will be effective upon consummation of the Business Combination. For a summary of the 2023 Incentive Plan, see the section titled “Equity Incentive Plan Proposal.” In connection with the Merger and assuming stockholder approval is received with respect to the 2023 Incentive Plan, Verde PubCo intends to make equity awards under the 2023 Incentive Plan following completion of the Business Combination. The form, amount and timing of these contemplated new awards have not yet been determined, but recipients of these awards are expected to include Mr. Gordon, Mr. Metzger and Mr. Paolucci as well as other employees, members of the Verde PubCo Board and other consultants or advisors to Verde PubCo.

DIRECTOR COMPENSATION

None of Verde’s non-employee directors received compensation for his service as a member of Verde’s board of directors in 2022. None of Verde’s non-employee directors received compensation for his service as a member of Verde’s board of directors in 2023 prior to his respective resignation or removal from Verde’s board of directors in February 2023.

During the year ended December 31, 2022, Verde did not provide any additional compensation to Mr. Gordon, its President and Chief Operating Officer, for his service as a director. Mr. Gordon’s compensation as an NEO is set forth above under “Executive Compensation of Verde — Summary Compensation Table”.

Director Compensation After the Business Combination

Verde PubCo anticipates that a non-employee director compensation program that will become effective as of the Closing of the Business Combination. Under this director compensation program, Verde PubCo will pay non-employee directors a cash retainer for service on the Verde PubCo Board. The chairperson of the Verde PubCo Board and each committee chairperson will receive higher retainers for such service as chairperson. These fees are expected to be payable in arrears in four equal quarterly installments on the last day of each calendar quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on the Verde PubCo Board and no fee will be payable in respect of any period prior to the completion of the Business Combination.

In addition, under the director compensation program, it is expected that each non-employee director will receive, upon his or her initial election or appointment to the Verde PubCo Board, an initial equity award under the 2023 Incentive Plan in the form of options with a value of $150,000. Further, it is expected that on the date of the annual meeting of stockholders, each non-employee director then serving on the Verde PubCo Board who has not received an initial equity award within the 12-month period preceding the date of the annual meeting, will receive an annual equity award under the 2023 Incentive Plan in the form of options with a value of $150,000. Initial equity awards are expected to vest on the first anniversary of the date of grant (provided that any initial equity award granted to a non-employee director of Verde PubCo as of immediately following the Closing is expected to vest on the first anniversary of the Closing) subject to the non-employee director’s service as a director through the vesting date (unless otherwise provided at the time of grant). Annual equity awards are expected to vest on the earlier of the first anniversary of the date of grant and the date of the annual meeting of stockholders in the year immediately following the year in which the option was granted. Each annual equity award is also expected to accelerate in full upon a change in control of Verde PubCo.

Member Annual Fee
Compensation
Annual Board Cash Retainer	$40,000
Additional Retainer for Board Chair	$30,000
Additional Retainers for Committee Chairs
● Audit	$20,000
● Compensation	$15,000
● Nominating and Corporate Governance	$10,000
Annual Equity Award (non-employee directors)	$150,000
Initial Equity Award (non-employee directors)	$150,000

Verde PubCo will also reimburse non-employee directors for reasonable travel and other expenses incurred in connection with attending meetings of the Verde PubCo Board and any committee of the Verde PubCo Board on which they serve.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of TLGY ordinary shares as of October 17, 2023, and (ii) the expected beneficial ownership of Verde PubCo Common Stock immediately following consummation of the Business Combination (assuming a “minimum redemption” scenario, assuming a “50% redemption” scenario and assuming a “maximum redemption” scenario as described below) by:

●	each person known by TLGY to be the beneficial owner of more than 5% of TLGY’s outstanding ordinary shares on October 17, 2023;
●	each person known by TLGY who may become the beneficial owner of more than 5% of Verde PubCo’s outstanding Ordinary Shares immediately following the Business Combination;
●	each of TLGY’s current executive officers and directors;
●	each person who will become an executive officer or a director of Verde PubCo upon consummation of the Business Combination;
●	all of TLGY’s current executive officers and directors as a group; and
●all of Verde PubCo’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of October 17, 2023. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of October 17, 2023 or subject to restricted stock units that vest within 60 days of October 17, 2023 are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares issuable pursuant to Verde Common Stock or underlying warrants and options of Verde listed in the table below are represented in shares of Verde PubCo Common Stock, after giving effect to the Business Combination, including application of the Exchange Ratio (as defined in the Merger Agreement). Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to TLGY, TLGY believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The beneficial ownership of TLGY ordinary shares prior to the Business Combination is based on 5,922,865 shares of Class A ordinary shares and 5,750,000 shares of Class B ordinary shares issued and outstanding.

The expected beneficial ownership of shares of Verde PubCo Common Stock immediately following consummation of the Business Combination assumes three scenarios:

●    a “minimum redemption” scenario where no TLGY Class A ordinary shares are redeemed in connection with the Business Combination;

●	a “50% redemption” scenario where 2,961,433 public shares are redeemed in connection with the Business Combination, assuming TLGY will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination and a majority of the shares voted at the extraordinary general meeting are voted in favor of the Business Combination; and
●	a “maximum redemption” scenario where 5,922,865 public shares are redeemed in connection with the Business Combination, assuming TLGY will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination and a majority of the shares voted at the extraordinary general meeting are voted in favor of the Business Combination.

Based on the foregoing assumptions, we estimate that there would be 48,172,865 shares of Verde PubCo Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “minimum redemption” scenario, 45,211,433 shares of Verde PubCo Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “50% redemption” scenario, and 42,250,000 shares of Verde PubCo Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

The following table does not reflect record of beneficial ownership of any shares of Verde PubCo Common Stock issuable upon exercise of public warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of the date hereof.

Unless otherwise indicated, TLGY believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination			Post-Business Combination (Assuming no redemptions)		Post-Business Combination (Assuming 50% redemptions)		Post-Business Combination (Assuming maximum redemptions)
Name and Address of Beneficial Owner(1)	Number of TLGY Ordinary Shares		% of TLGY Ordinary Shares(2)	Number of Shares of Verde PubCo Common Stock	%	Number of Shares of Verde PubCo Common Stock	%	Number of Shares of Verde PubCo Common Stock	%
Five Percent Holders:
TLGY Sponsors LLC(3)(4)	5,344,700		45.79%	5,344,700	11.09%	5,344,700	11.82%	5,344,700	12.65%
Jin-Goon Kim(3)(4)	5,344,700		5.79%	5,344,700	11.09%	5,344,700	11.82%	5,344,700	12.65%
Shrijay (Jay) Vijayan(3)	30,000		*	30,000	0.06%	30,000	0.07%	30,000	0.07%
Donghyun Han(3)	30,000		*	30,000	0.06%	30,000	0.07%	30,000	0.07%
Hyunchan Cho(3)	30,000		*	30,000	0.06%	30,000	0.07%	30,000	0.07%
Steven Norman(5)	—	(5)	—
All officers and directors as a group (6 individuals)	5,434,700		46.56%	5,434,700	11.28%	5,434,700	12.02%	5,434,700	12.86%
Highbridge Capital Management, LLC(6)	2,019,895		18.00%	2,019,895	4.19%	1,009,948	2.23%	—	—
Boaz R. Weinstein(7)	2,101,081		18.00%	2,101,081	4.36%	1,050,541	2.32%	—	—
Saba Capital Management GP, LLC(7)	2,101,081		16.07%	2,101,081	4.36%	1,050,541	2.32%	—	—
Castle Creek Arbitrage, LLC(8)	1,779,946		15.25%	1,779,946	3.69%	889,973	1.97%	—	—
Mr. Allan Weine(8)	1,779,946		15.25%	1,779,946	3.69%	889,973	1.97%	—	—
Sculptor Capital LP(9)	387,448		3.32%	387,448	0.80%	193,724	0.43%	—	—
Directors and Executive Officers Post-Business Combination
Joseph Paolucci	—		—	—	—	—	—	—	—
Brian Gordon	—		—	477,095	1.00%	477,095	1.06%	477,095	1.13%
Jin-Goon Kim(3)(4)	5,344,700		40.9%	5,344,700	11.09%	5,344,700	11.82%	5,344,700	12.65%
Cuong Do	—		—	—	—	—	—	—	—
All directors and executive officers as a group (4 individuals)	—		—	5,821,795	12.09%	5,821,795	12.88%	5,821,795	13.78%
Other 5% Beneficial Owners
Humanitario Capital LLC(10)	—		—	35,790,372	74.30%	35,790,372	79.16%	35,790,372	84.71%
*	Less than 1%
(1)	Unless otherwise noted, the business address of each of the following is c/o TLGY Sponsors LLC, Flat A, 6/F, Ho Lee Commercial Building, 38-44 D’Aguilar Street, Central, Hong Kong SAR.
(2)	Percentages calculated based on currently outstanding shares and not directly derived from Schedules 13G filed by TLGY’s public shareholders.

(3)	Interests shown consist solely of founder shares, classified as Class B ordinary shares. Such shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of our initial business combination on a one-for-one basis, subject to adjustment, as described in the section entitled “Description of Securities” in the prospectus for our initial public offering.
(4)	TLGY Sponsors LLC, our Sponsor, is the record holder of the shares reported herein. Jin-Goon Kim is the manager of TLGY Holdings LLC, which is the manager of our Sponsor, and has joint voting and investment discretion with respect to the ordinary shares held of record by TLGY Sponsors LLC. Accordingly, the shares held by our Sponsor may be deemed to be beneficially held by Jin-Goon Kim. Jin-Goon Kim disclaims beneficial ownership of the ordinary shares held of record by TLGY Sponsors LLC, except to the extent of any pecuniary interest therein.
(5)	This individual does not beneficially own any of our ordinary shares. However, this individual has a pecuniary interest in the founder shares through his ownership of membership interests of our Sponsor.
(6)	According to a Schedule 13G/A filed on January 31, 2023, on behalf of Highbridge Capital Management, LLC and signed on behalf of Kirk Rule, as executive director of Highbridge Capital Management, LLC. The business address of this shareholder is 277 Park Avenue, 23rd Floor, New York, New York 10172.
(7)	According to a Schedule 13G/A filed on February 14, 2023, on behalf of Saba Capital Management, L.P., Boaz R. Weinstein and Saba Capital Management GP, LLC. The business address of each of these shareholders is 405 Lexington Avenue, 58th Floor, New York, New York 10174. Mr. Weinstein may be deemed the beneficial owner of these shares.
(8)	According to a Schedule 13G/A filed on February 13, 2023, on behalf of Castle Creek Arbitrage, LLC and Mr. Allan Weine. The business address of each of these shareholders is 190 South LaSalle Street, Suite 3050, Chicago, Illinois 60603. Mr. Weine is the principal beneficial owner of Castle Creek Arbitrage, LLC and may be deemed the beneficial owner of these shares.
(9)	According to a Schedule 13G filed on April 19, 2023, signed on behalf of Sculptor Capital LP (“Sculptor”), Sculptor Capital II LP (“Sculptor-II”), Sculptor Capital Holding Corporation (“SCHC”), Sculptor Capital Holding II LLC (“SCHC-II”), Sculptor Capital Management, Inc. (“SCU”), Sculptor Master Fund, Ltd. (“SCMF”), Sculptor Special Funding, LP (“NRMD”), Sculptor Credit Opportunities Master Fund, Ltd. (“SCCO”), Sculptor SC II LP (“NJGC”) by Wayne Cohen, the President and Chief Operating Officer of the aforementioned entities. The business address of Sculptor, Sculptor-II, SCHC, SCHC-II, and SCU is 9 West 57 Street, 39 Floor, New York, NY 10019. The address of the principal business office of SCMF and SCCO is c/o State Street (Cayman) Trust, Limited, 1 Nexus Way — Suite #5203, PO Box 896, Helicona Courtyard, Camana Bay, Grand Cayman, KY1-1103, Cayman. The business address of NRMD is c/o MaplesFS Limited, P.O. Box 1093, Queensgate House, Grand Cayman, KY1-1102, Cayman Islands. The business address of NJGC is c/o The Corporation Trust Company 1209 Orange Street, Wilmington DE 19801.
(10)	Assumes conversion of $10,101,780.82 of principal and interest on all of its currently outstanding convertible notes and all of Verde’s outstanding warrants, converting into Verde’s Common Stock, as of October 17, 2023; interest will continue to accrue through closing of the business combination and the actual number of shares issuable on conversion will be dependent on the closing date. Terren Pfizer is the sole member of Humanitario. In such capacity, Mr. Pfizer exercises voting and dispositive power over such shares of Verde PubCo Common Stock and may be deemed to beneficially own such shares. Pursuant to the Verde Support Agreement, Humanitario has agreed to enter into a voting trust agreement with an independent trustee, pursuant to which all of the Verde PubCo Common Stock received or to be received by Humanitario pursuant to the terms of the Merger Agreement will be transferred and assigned to the independent trustee, effective as of the Closing, as described in more detail under Business Combination Proposal — Related Agreements — Verde Support Agreement.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions — TLGY

On June 17, 2021, our Sponsor received 5,750,000 of the Class B ordinary shares in exchange for cash paid on behalf of TLGY of $25,000. On August 7, 2021, our Sponsor surrendered and forfeited 718,750 Class B ordinary shares for no consideration, following which the Sponsor holds 5,031,250 Class B ordinary shares. On November 30, 2021, TLGY effected a further issuance of the Class B ordinary shares, resulting in the Sponsor holding an aggregate of 5,750,000 Class B ordinary shares. All share amounts have been retroactively restated to reflect this surrender. The Class B ordinary shares include an aggregate of up to 750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of the Class B ordinary shares will equal, on an as-converted basis, approximately 20% of TLGY’s issued and outstanding ordinary shares after the initial public offering. Upon the exercise of the over-allotment option, these shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Class B ordinary shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after a Business Combination, or (y) the date on which TLGY completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the public shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property.

Concurrent with the closing of the initial public offering on December 3, 2021, the Sponsor transferred 30,000 Class B ordinary shares to each of the three independent directors (Dr. Shrijay Vijayan, Mr. Donghyun Han and Mr. Hyunchan Cho), at an aggregate purchase price of $150, or approximately $0.005 per share. During the period ended December 31, 2021, TLGY recorded share-based compensation of $569,868 to the statements of operations for services rendered.

General and Administrative Services

Commencing on November 30, 2021, TLGY agreed to pay the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the initial business combination or TLGY’s liquidation, TLGY will cease paying these monthly fees. During the year ended December 31, 2022, TLGY incurred $180,000 pursuant to the administrative services agreement. During the period March 21, 2021 (inception) through December 31, 2021, TLGY incurred $15,000 pursuant to the administrative services agreement. As of June 30, 2023 and December 31, 2022, there was no amount due to related party in connection with administrative service agreement.

Promissory Note — Related Party

On June 17, 2021, the Sponsor issued an unsecured promissory note to TLGY (the “Promissory Note”), pursuant to which TLGY may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2022, or (ii) the consummation of the initial public offering. TLGY borrowed approximately $268,000 under the Promissory Note and repaid the Promissory Note in full on December 8, 2021. As a result, the Promissory Note is no longer available as of June 30, 2023 and December 31, 2022.

On April 24, 2023, the Sponsor issued an unsecured promissory note to TLGY (the “2023 April Promissory Note”), pursuant to which TLGY may borrow up to an aggregate principal amount of $250,000. The 2023 April Promissory Note was non-interest bearing and payable on the earlier of (i) fifteen (15) months from the closing of the Initial Public Offering (or such later date as may be extended in accordance with the terms of TLGY’s Amended and Restated Memorandum and Article of Association), or (ii) the date on which TLGY consummates a Business Combination. The Company accounts for its convertible promissory note under ASC 815, “Derivatives and Hedging” (“ASC 815”). Under ASC 815-15-25, the election can be at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825. The Company has made such election for its convertible promissory note. Using the fair value option, the convertible promissory note is required to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the notes are recognized as a non-cash gain or loss on the statements of operations.

On June 1, 2023, the Sponsor provided to TLGY $100,000 ($77,927 fair value at June 30, 2023) under the 2023 April Promissory Note.

Working Capital Loans

In order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor or certain of its officers and directors may, but are not obligated to, loan TLGY funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of an initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of an initial business combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the private placement warrants. In the event that an initial business combination does not close, TLGY may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of June 30, 2023 and December 31, 2022, there were no amounts outstanding under the Working Capital Loans.

Pursuant to the Merger Agreement, the Sponsor may, for a period of thirty (30) days after the Third Closing Date, convert the Working Capital Loans into Verde PubCo Common Stock at a price per share equal to seventy-five percent (75%) of the dollar volume-weighted average price of the Verde PubCo Common Stock for the five (5)-day trading period immediately following the Third Closing Date, provided that, the aggregate amount of the Working Capital Loans so converted shall not exceed $1,000,000. The Sponsor agrees that it will not convert the Working Capital Loans, in whole or in part, into private placement warrants.

Within three (3) business days after the thirtieth (30th) day after the Third Closing Date (such thirtieth (30th) day, the “Repayment Date”) and subject to the paragraph immediately above, the Company shall pay or cause to be paid to the Sponsor or its designee, by wire transfer of immediately available funds, all Working Capital Loans outstanding on the Repayment Date (to the extent not converted into Verde PubCo Common Stock), together with all accrued but unpaid interest thereon.

Time Extension Funding Loans

In addition, in order to extend TLGY’s time period for consummating an initial business combination, the Sponsor or an affiliate of the Sponsor or certain of its officers and directors may, but are not obligated to, loan TLGY funds as may be required. If TLGY completes its initial business combination, TLGY will repay such loaned amounts. In the event that the initial business combination does not close, no proceeds from the Trust Account would be used to repay such time extension funding loaned amounts. If TLGY does not complete an initial business combination, TLGY will not repay such time extension funding loans. Up to $3,000,000 of loans made to extend the time period for consummating an initial business combination were intended, under the TLGY warrant agreement, to be convertible into private placement warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender (the “Extension Loans”). Such warrants would have been identical to the private placement warrants. However, the Sponsor agreed under the Merger Agreement not to convert any Extension Loans into warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of an initial business combination, TLGY does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as TLGY does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

On each of February 24, 2023, March 21, 2023, April 24, 2023, May 24, 2023, June 22, 2023, July 28, 2023, August 24, 2023,September 22, 2023 and October 17, 2023, the Sponsor deposited $200,000, $200,000, $200,000, $200,000, $200,000, $200,000, $200,000, $200,000 and $10,000, respectively, into the Trust Account to extend the period of time to consummate the Business Combination to April 3, 2023, May 3, 2023, June 3, 2023, July 3, 2023, August 3, 2023. September 3, 2023.October 3, 2023, November 3, 2023 and November 16, 2023, respectively.

Pursuant to the Merger Agreement, during the period from September 2, 2023 through March 31, 2024, the Sponsor shall cause one or more Sponsor Extension Loans to be made to TLGY on a monthly basis, in each case, on an interest-free basis. For further details about the applicable Sponsor Extension Loans, see Business Combination Proposal — Extension of Time to Consummate a Business Combination.

The Sponsor will have the right, for a period of thirty (30) days after the Third Closing Date, to convert the applicable Sponsor Extension Loans referred to in the paragraph above into Verde PubCo Common Stock at a price per share equal to seventy-five percent (75%) of the dollar volume-weighted average price of the Verde PubCo Common Stock for the five (5)-day trading period immediately following the Third Closing Date, provided that, the aggregate amount of the Sponsor Extension Loans and the Company Extension Loans made by Verde pursuant to the terms of the Merger Agreement so converted shall not exceed $3,000,000 (to be allocated on a pro rata basis based on their respective outstanding amount).

Amended and Restated Registration Rights Agreement

At the Closing, Verde PubCo, the Sponsor and the Holders intend to enter into an Amended and Restated Registration Rights Agreement, which will supersede the registration and shareholder rights agreement between TLGY and its Initial Shareholders, pursuant to which, among other things, the Holders party thereto will be granted certain registration rights, including the right to demand that Verde PubCo files a registration statement or request that their shares be covered by a registration statement that Verde PubCo is otherwise filing, on the terms and subject to the conditions therein, with respect to securities of Verde PubCo they will hold following the Business Combination.

For further details, see “Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement.”

Support Agreements

In connection with the Business Combination, Verde and TLGY have entered into support agreements with the Sponsor and Humanitario. For further details, see “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” and “Business Combination Proposal — Related Agreements — Verde Support Agreement.”

Certain Relationships and Related Person Transactions — Verde

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, with Verde’s directors and executive officers, including those discussed in the sections entitled “Management of Verde PubCo Following the Business Combination” and “Verde Executive Officer and Director Compensation,” beginning on pages 282 and 290 respectively, of this proxy statement/prospectus, the following is a description of each transaction occurring since January 1, 2020 and any currently proposed transactions in which:

●Verde was or is to be a participant;
●	the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of Verde’s total assets at year-end for the last two completed fiscal years; and
●	any director, executive officer, holder of more than 5% of the voting securities of Verde, or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

Private Placements of Securities

Common Stock and Warrant Financings

In November 2020, Verde issued and sold an aggregate of 650,100,955 shares of Verde Common Stock, at a price of $0.0062 per share in cash or in cancellation or conversion of convertible promissory notes issued by Verde, for an aggregate purchase price of $4,030,626.

The following table sets forth the aggregate number of Verde Common Stock that were issued and sold to Verde directors, executive officers and holders of more than 5% of Verde voting securities and their affiliates in the transaction and the aggregate amount of consideration for such shares:

Purchaser	Shares of Verde Common Stock	Conversion of Convertible Promissory Note	Aggregate Purchase Price
Acuitas Group Holdings, LLC(1)	444,455,795	—	$2,755,625.92
Acuitas Group Holdings, LLC(1)	201,612,902	$1,250,000.00	—
Bruce Gordon(2)	4,032,258	$25,000.00	—
(1)	On June 19, 2023, Acuitas transferred and assigned all of the issued and outstanding shares of Verde Common Stock and warrants to purchase shares of Verde Common Stock held by Acuitas, as well as all outstanding secured convertible promissory notes issued by Verde to Acuitas (including security agreements relating thereto), to Humanitario, an affiliate of Acuitas, which we refer to as the Assignment.
(2)	Bruce Gordon is the father of Brian Gordon, Verde’s President and Chief Operating Officer and Chairman.

In February 2021, Verde issued and sold to Acuitas an additional 1,405,152,224 shares of Verde Common Stock, at a price of $0.00427 per share in cash, for an aggregate purchase price of $6,000,000, and a warrant, or the February 2021 Warrant, to purchase up to an aggregate of 1,053,864,168 shares of Verde Common Stock, at an exercise price of $0.00427 per share, for an aggregate purchase price of $6,000,000. The February 2021 Warrant is exercisable at any time or from time to time on or after the date of issuance and prior to February 7, 2025.

Share Redistribution

In November 2020, Verde entered into a founder subscription agreement (the “Subscription Agreement”) with a founder of Verde in connection with the provision of services of such founder to Verde as a consultant under a consulting agreement (the “Consulting Agreement”) entered into in November 2020. The Consulting Agreement was terminated in April 2021. In connection with the termination of the Consulting Agreement, in September 2021, the founder entered into a settlement agreement (the “Settlement Agreement”) with Verde and certain holders of Verde Common Stock pursuant to which, among other things, the Subscription Agreement was rescinded and the shares of Verde Common Stock issued to the founder thereunder (the “Rescinded Shares”) were returned to Verde. Pursuant to a share distribution agreement (the “Share Distribution Agreement”) entered into in September 2021 with the founder, Verde and certain holders of Verde Common Stock (the “Share Distribution Parties”), effective as of the execution of the Settlement Agreement, termination of the Subscription Agreement and the rescindment of Rescinded Shares, the Share Distribution Parties received their pro rata portion of the Rescinded Shares (the “Share Distribution”).

The following table sets forth the aggregate number of shares of Verde Common Stock that were issued to Verde directors, executive offers and holders of more than 5% of Verde voting securities and their affiliates in the Share Distribution pursuant to the Shares Distribution Agreement:

Share Distribution Party	Rescinded Shares Received
Acuitas Group Holdings, LLC(1)	597,144,063
Bruce Gordon(2)	1,929,320
Steve Gordon(3)	1,153,870
(1)	On June 19, 2023, Acuitas effected the Assignment to Humanitario.
(2)	Bruce Gordon is the father of Brian Gordon, Verde’s President and Chief Operating Officer and Chairman.
(3)	Steve Gordon is the brother of Brian Gordon, Verde’s President and Chief Operating Officer and Chairman.

Convertible Note and Warrant Financings

February 2023 Financing

In February 2023, Verde issued to Acuitas a senior secured convertible promissory note, or the February 2023 Note, with an aggregate principal amount of $4,000,000, documenting Acuitas’s prior two equal cash investments in Verde, which aggregated to $4,000,000 and which closed on March 31, 2022 and November 2, 2022. The February 2023 Note accrues interest on (i) $2,000,000 of the principal amount outstanding commencing on and including March 31, 2022, or the First Interest Accrual Date, and (ii) $2,000,000 of the principal amount outstanding commencing on and including November 2, 2022, each at an interest rate of 10% per annum. Unless earlier converted or repaid, on or after (i) the 12-month anniversary of the First Interest Accrual Date, provided that such date shall be automatically extended by a period of six (6) months if Verde enters into the Business Combination Agreement or other definitive business combination agreement with TLGY on or before March 18, 2023, or the Maturity Date, or (ii) any time on or after the occurrence of an event of default (as defined in the February 2023 Note), the entire outstanding principal and accrued interest under the February 2023 Note shall, at the option of Acuitas, be either due and payable or converted into shares of Verde Common Stock. The number of shares of Verde Common Stock into which the outstanding principal and accrued interest will convert shall be equal to the quotient of (i) such outstanding principal amount and accrued interest divided by (ii) $5,000,000 divided by the fully diluted capitalization of Verde as of the applicable date of determination (which capitalization shall exclude any equity securities issuable upon conversion of the February 2023 Note and exercise of the February 2023 Warrant (as defined below)), or the February 2023 Capped Price, in accordance with the terms of the February 2023 Note. In the event of a qualified conversion event (as defined in the February 2023 Note), the outstanding principal amount and accrued interest will automatically convert into Verde Common stock or other equity securities at a price per share equal to the February 2023 Capped Price as determined immediately prior to the consummation of such event. In June 2023, Verde and Acuitas entered into an amendment No. 1 to the February 2023 Note, pursuant to which the Maturity Date was extended from March 31, 2023 to April 19, 2024.

In addition, in connection with the issuance of the February 2023 Note, Verde issued and sold to Acuitas a warrant, or the February 2023 Warrant, to purchase that number of shares of Verde Common Stock equal to (i) $4,000,000, divided by (ii) $5,000,000 divided by the fully diluted capitalization of Verde immediately prior to the exercise of the February 2023 Warrant and the conversion of the February 2023 Note (which capitalization shall exclude any equity securities issuable upon conversion of the February 2023 Note and exercise of the February 2023 Warrant), as set forth in the February 2023 Warrant, which number of shares is to be determined at the close of business on the day prior to Verde’s receipt of Acuitas’ notice of exercise of the February 2023 Warrant, for an aggregate exercise price of $4,000,000. The exercise price for the February 2023 Warrant is equal to (i) $4,000,000 divided by (ii) the number of shares of Verde Common Stock issuable upon exercise of the February 2023 Warrant, as determined in accordance with the foregoing sentence. In March 2023, Verde and Acuitas amended and restated the February 2023 Warrant to reflect that the February 2023 Warrant is exercisable for up to 3,571,130,758 shares of Verde Common Stock, at an initial purchase price of $0.00112009340208 per share, for an aggregate exercise price of $4,000,000. The February 2023 Warrant is exercisable at any time or from time to time on or after the date of issuance and prior to March 30, 2027.

June 2023 Financing

In June 2023, Verde issued and sold to Acuitas a senior secured convertible promissory note, or the June 2023 Note, with an aggregate principal amount of $5,500,000, for cash consideration of $5,500,000. The June 2023 Note accrues interest on $5,500,000 of the principal amount outstanding commencing on and including April 19, 2023, at an interest rate of 10% per annum. Unless earlier converted or repaid, the entire outstanding principal and accrued interest under the June 2023 Note shall, at the option of Acuitas, be either due and payable or converted into shares of Verde Common Stock, on or after (i) the 12-month anniversary of April 19, 2023 or (ii) any time on or after the occurrence of an event of default (as defined in the June 2023 Note). The number of shares of Verde Common Stock into which the outstanding principal and accrued interest will convert shall be equal to the quotient of (i) such outstanding principal amount and accrued interest divided by (ii) $5,000,000 divided by the fully diluted capitalization of Verde as of the applicable date of determination (which capitalization shall exclude any equity securities issuable upon conversion of the June 2023 Note and exercise of the June 2023 Warrant (as defined below)), or the June 2023 Capped Price, in accordance with the terms of the June 2023 Note. In the event of a qualified conversion event (as defined in the June 2023 Note), the outstanding principal amount and accrued interest will automatically convert into Verde Common Stock or other equity securities at a price per share equal to the June 2023 Capped Price as determined immediately prior to the consummation of such event.

In addition, in connection with the issuance of the June 2023 Note, Verde issued and sold to Acuitas a warrant, or the June 2023 Warrant, exercisable for up to 8,838,548,625 shares of Verde Common Stock, at an initial purchase price of $0.00062227411234000 per share, for an aggregate exercise price of $5,500,000. The warrant is exercisable at any time or from time to time on or after the date of issuance and prior to June 15, 2028.

Royalty Agreements

In connection with Verde’s sale of Verde Common Stock between May to June 2020 to certain early investors in Verde, Verde agreed to pay these investors royalties on Verde future product sales. Pursuant to the Royalty Agreements with such investors as currently in effect, Verde has agreed to pay these investors royalties, payable quarterly, at a rate of 0.2% or, in some cases, 0.1% of adjusted gross revenue received by Verde in the immediately preceding fiscal quarter.

Pursuant to the Royalty Agreements, the royalties with respect to an investor terminate at the earlier of (i) such time that the aggregate amount of royalties paid to such investor is equal to twenty (20) times the principal amount paid by such holder for their shares of Verde Common Stock under such holder’s Subscription Agreement, and (ii) the termination of such holder's Royalty Agreement as a result of (x) such holder's breach of the Royalty Agreement or (y) such holder's breach of the transfer restrictions set forth in such holder's Subscription Agreement. Verde’s maximum aggregate royalty obligations under the Royalty Agreements, as currently in effect, is approximately $14.2 million. Verde anticipates that the aggregate amount of royalties payable by it per quarter to these investors until such obligations are satisfied will represent approximately 2% of Verde’s total gross revenue per quarter.

Stockholders Agreement

In November 2020, Verde entered into a stockholders agreement, or the Stockholders Agreement, with certain holders of Verde Common Stock, including certain holders of 5% of Verde’s capital stock, and including certain of Verde’s directors, officers and their affiliates. Pursuant to the Stockholders Agreement, in the event of a new equity financing (as defined in the Stockholders Agreement) pursuant to which the investors in such financing receive new or more favorable contractual terms, rights, preference or privileges, Acuitas and certain other holders have certain rights to receive the same or substantially similar terms, rights, preferences or privileges as such investors. The Stockholders Agreement also provides Verde with a right of first refusal in respect of certain sales of securities by certain holders of its capital stock. To the extent Verde does not exercise such right in full, Acuitas is granted a secondary right of first refusal in respect of such sales. The Stockholders Agreement also provides Acuitas and other major investors with a right of first offer in the event Verde proposes to sell new equity securities of Verde.

The Stockholders Agreement provides certain major investors with certain information rights. In addition, the holders party to the Stockholders Agreement agreed to vote their shares in favor of the election of certain directors. Furthermore, the Stockholders Agreement provides Acuitas with certain approval rights over certain transactions, subject to an ownership limitation set forth in the Stockholders Agreement. In connection with the Assignment, Acuitas assigned all of its rights and obligations under the Stockholders Agreement to Humanitario. The Stockholders Agreement will be terminated in connection with the closing of the Business Combination.

Indemnification Agreements

The Verde Certificate of Incorporation provides that Verde will provide indemnification, and advancement of expenses to, directors and officers to the fullest extent permitted by applicable law.

Policies for Approval of Related Party Transactions

Verde does not have a written policy regarding the review and approval of related person transactions. Nevertheless, with respect to such transactions, it has been the practice of the Verde board of directors to consider the nature of and business reasons for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, Verde’s best interests.

Certain relationships and related-party transactions — Verde PubCo

Policies and procedures for related-person transactions

Effective upon the consummation of the Business Combination, the board of directors of Verde PubCo expects to adopt a written related-party transactions policy that conforms with the requirements for issuers having securities listed on the Nasdaq stock exchange. Under the policy, Verde PubCo’s audit committee will serve as the approval authority for related party transactions, provided that, if the related party is, or is associated with, a member of the audit committee, Verde PubCo’s nominating and governance committee will serve as the approval authority for such transaction. Verde PubCo’s legal department will compile and maintain a master list of related parties, disseminate the master list to function and department leaders, the Chief Financial officer and individuals responsible for accounts payable and accounts receivable, and contracting personnel in the legal department. Any transaction that Verde PubCo intends to undertake with a related party will be submitted to the compliance officer for determination of what approvals are required under the related party transactions policy, and the compliance officer will refer to the approval authority any related party transaction he or she determines should be considered for evaluation by the approval authority consistent with the policy. If the compliance officer becomes aware of a transaction with a related party that has not been previously approved or previously ratified under the policy that required such approval, the transaction will be submitted promptly to the approval authority for review.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

TLGY is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and the Existing Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Act generally differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of Verde PubCo, your rights will differ in some regards as compared to when you were a shareholder of TLGY.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of TLGY and Verde PubCo according to applicable law and/or the organizational documents of TLGY and Verde PubCo. You also should review the Proposed Charter and the Proposed Bylaws of Verde PubCo attached hereto as Annex C and Annex D to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to TLGY and Verde PubCo.

	Delaware	Cayman Islands

Applicable legislation	General Corporation Law of the State of Delaware.	Cayman Islands Companies Act (As Revised)

Stockholder/Shareholder Approval of Business Combinations

Mergers generally require the approval by the holders of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued and certain other conditions are satisfied generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers under the Cayman Islands Companies Act require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder in connection with a tender offer/contractual acquisition of equity (i.e. not a statutory merger under Cayman Islands Companies Act) has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by a majority in number representing 75% in value of shareholders in attendance and voting at a general meeting.

	Delaware	Cayman Islands

Stockholder/Shareholder Votes for Routine Matters

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or represented by proxy at the meeting and entitled to vote thereon.

Under the Cayman Islands Companies Act and the Existing Governing Documents, routine corporate matters, requiring shareholder approval, may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Requirement for Quorum

Except as otherwise provided by applicable law, the Proposed Charter, or the Proposed Bylaws, the holders of a majority in voting power of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Verde PubCo Board in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business, except that where a separate vote by a class or classes or series of capital stock is required by law or the Proposed Charter, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Verde PubCo Board in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter.

Quorum is set in the company’s memorandum and articles of association.

Stockholder/Shareholder Consent to Action Without Meeting

The Proposed Charter provides that, subject to the rights, of the holders of any outstanding series of the preferred stock of Verde PubCo, stockholders of Verde PubCo may not take any action by consent in lieu of a meeting of stockholders.

Shareholder action by unanimous written resolutions is permitted by the articles of association.

Appraisal Rights	Under certain limited circumstances, stockholders of Verde PubCo will have appraisal rights in connection with a merger or consolidation of Verde PubCo or conversion involving Verde PubCo.	Minority shareholders that dissent from a merger are entitled to be paid the fair value of their shares, which if necessary, may ultimately be determined by the court.

Inspection of Books and Records

Any stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right to inspect the corporation’s books and records for any proper purpose during the usual hours for business.

Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

	Delaware	Cayman Islands

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty to the corporation and its stockholders.

A director owes fiduciary duties to a company, including to exercise powers for the purposes conferred, exercise independent judgment, not make secret profits, avoid conflicts of interest and act in good faith in the best interests of the company as a whole. In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers

The Proposed Charter provides that the corporation shall to indemnify any person who was or is a party or threatened to be made a party to any proceeding by reason of the fact that such person is or was, or agreed to become, a director or officer of the corporation, or, while a director or officer of the corporation, is or was serving, or has agreed to serve, at the request of the corporation as a director, officer, partner, employee or trustee of another entity against all expenses, liabilities, losses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and. with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged to be liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.

A Cayman Islands exempted company generally may indemnify its directors or officers except with regard to fraud, willful neglect or willful default.

Limited Liability of Directors

The Proposed Charter provides that, to the full extent permitted by the DGCL, a director or an officer of Verde PubCo shall not be personally liable to Verde PubCo or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer. Any amendment, modification or

Liability of directors may be eliminated except with regard to their own fraud or willful default.

	Delaware	Cayman Islands

repeal of the foregoing sentence shall not adversely affect any right or protection of a director or an officer of Verde PubCo hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Removal of Directors

The Proposed Charter provides that, subject to the rights of holders of any series of preferred stock of Verde PubCo, directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo entitled to vote in the election of directors.

A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Number of Directors	Subject to the rights of holders of any series of preferred stock of Verde PubCo to elect directors, the number of directors shall be fixed from time to time is fixed by the Verde PubCo Board.	Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.

DESCRIPTION OF THE VERDE PUBCO SECURITIES

As a result of the Business Combination, shareholders of TLGY who receive shares of Verde PubCo Common Stock in the transactions will become Verde PubCo stockholders. Your rights as Verde PubCo stockholders will be governed by Delaware law, the Proposed Charter and the Proposed Bylaws. The following description of the material terms of Verde PubCo’s securities reflects the anticipated state of affairs upon completion of the Business Combination.

In connection with the reorganization as part of the Business Combination, TLGY will amend and restate its charter and bylaws. The following summary of the material terms of Verde PubCo’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter and Proposed Bylaws are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus. You are encouraged to read the applicable provisions of Delaware law, the Proposed Charter and the Proposed Bylaws in their entirety for a complete description of the rights and preferences of the Verde PubCo securities following the Business Combination.

Authorized and Outstanding Capital Stock

The Proposed Charter authorizes the issuance                shares of capital stock, consisting of (i)                  shares of Verde PubCo Common Stock and (ii)                  shares of Verde PubCo Preferred Stock.

As of                , 2023, the record date, TLGY had approximately                 Class A ordinary shares outstanding and                 Class B ordinary shares outstanding. TLGY also has issued                 warrants consisting of                 public warrants and                 private placement warrants. After giving effect to the Business Combination, Verde PubCo will have approximately                 shares of Verde PubCo Common Stock outstanding (assuming minimum redemptions).

Verde PubCo Common Stock

Voting Rights

Following the Business Combination, holders of Verde PubCo Common Stock will be entitled to one vote for each share thereof held by such holder on all matters submitted to a vote of stockholders except as otherwise expressly provided by the Proposed Charter or as provided by law.

Unless a different vote is otherwise required by law, the Proposed Charter or the Proposed Bylaws, assuming a quorum is present, the affirmative vote of the holders of a majority in voting power of the shares of capital stock of Verde PubCo which are present in person or represented by proxy at a meeting of the stockholders and entitled to vote thereon is required for any matter other than the election of directors. Any election by the stockholders of Verde PubCo of directors by the stockholders of Verde PubCo shall be determined by a plurality of the votes present in person or represented by proxy at a meeting of stockholders and entitled to vote on the election. Holders of Verde PubCo Common Stock will not be entitled to cumulate their votes generally or with respect to the election of directors.

Dividend rights

Subject to any preferential dividend or other rights or preferences of any then outstanding shares of preferred stock of Verde PubCo, holders of Verde PubCo Common Stock will be entitled to receive such dividends and other distributions in cash, stock or property of Verde PubCo when, as and if declared thereon by the Verde PubCo Board, in its discretion, from time to time out of assets or funds of Verde PubCo legally available therefor. See “— Preferred Stock,” below for more information regarding the dividend rights of the holders of Verde PubCo Preferred Stock.

No Preemptive or Similar Rights

The Verde PubCo Common Stock will not be entitled to preemptive rights, and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon Verde PubCo’s dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Verde PubCo Common Stock, as such, will be entitled to receive all assets of Verde PubCo available for distribution to its stockholders, subject to any preferential liquidation or other rights or preferences of any then outstanding shares of Verde PubCo Preferred Stock.

Preferred Stock

The Proposed Charter provides that the Verde PubCo Board has the authority, without action by the stockholders, from time to time to issue the preferred stock in one or more series, and in connection with the creation of any such series, the Verde PubCo Board has the authority to adopt a resolution or resolutions providing for the issuance of the shares thereof and to file a certificate of designations relating thereto in accordance with the DGCL, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption rights and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. There will be no shares of preferred stock outstanding immediately upon consummation of the Business Combination.

The purpose of authorizing the Verde PubCo Board to issue preferred stock and determine the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption rights and liquidation preferences is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of Verde PubCo outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Verde PubCo Common Stock by restricting dividends on the Verde PubCo Common Stock, diluting the voting power of the Verde PubCo Common Stock or subordinating the dividend or liquidation rights of the Verde PubCo Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Verde PubCo Common Stock.

Warrants

Public Shareholders’ Warrants

There are currently outstanding an aggregate of 15,093,750 public warrants, which, following the consummation of the Business Combination, will entitle the holder to acquire 15,093,750 shares of Verde PubCo Common Stock.

Each whole public warrant entitles the registered holder to purchase one share of Verde PubCo Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing, provided that Verde PubCo has an effective registration statement under the Securities Act covering the Verde PubCo Common Stock issuable upon exercise of the public warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or Verde PubCo permits holders to exercise their public warrants on a cashless basis under the circumstances specified in the TLGY warrant agreement as a result of (i) Verde PubCo’s failure to have an effective registration statement by the sixtieth (60th) business day after the Closing or (ii) Verde PubCo’s delivery of a notice of redemption). Pursuant to the TLGY warrant agreement, a public warrant holder may exercise its public warrants only for a whole number of shares of Verde PubCo Common Stock. This means only a whole public warrant may be exercised at a given time by a public warrant holder. The public warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Verde PubCo will not be obligated to deliver any shares pursuant to the exercise of a public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares underlying the public warrants is then effective and a prospectus relating thereto is current, subject to Verde PubCo satisfying its obligations described below with respect to registration. No public warrant will be exercisable and Verde PubCo will not be obligated to issue a share upon exercise of a public warrant unless the share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In no event will we be required to net cash settle any public warrant.

TLGY is registering the shares of Verde PubCo Common Stock issuable upon the exercise of the public warrants in the registration statement of which this proxy statement/prospectus forms a part. Pursuant to the TLGY warrant agreement, Verde PubCo will be required to maintain a current prospectus relating to the shares issuable upon exercise of the public warrants until the expiration of the public warrants in accordance with the provisions of the TLGY warrant agreement. If a registration statement covering the shares of Verde PubCo Common Stock issuable upon exercise of the public warrants is not effective or the prospectus therein is not current by the sixtieth (60th) business day after the Closing, public warrant holders may, until such time as there is an effective registration statement and during any period when Verde PubCo will have failed to maintain an effective registration statement, exercise public warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of Verde PubCo Common Stock are at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Verde PubCo may, at its option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elects, Verde PubCo will not be required to file or maintain in effect a registration statement, and in the event it does not so elect, Verde PubCo will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants for cash

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:

Once the public warrants become exercisable, Verde PubCo may call the public warrants for redemption for cash:

●	in whole and not in part;
●	at a price of $0.01 per public warrant;
●	upon not less than 30 days’ prior written notice of redemption to each public warrant holder; and
●	if, and only if, the closing price of the Verde PubCo Common Stock (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send to the notice of redemption to the public warrant holders.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:

Once the public warrants become exercisable, Verde PubCo may call the public warrants for redemption for cash:

●	in whole and not in part;
●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A ordinary shares (as defined below); and
●	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like).

The “fair market value” of our Class A ordinary shares shall mean the volume-weighted average price of our Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants.

If and when the public warrants become redeemable by us for cash, Verde PubCo may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Verde PubCo have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and Verde PubCo issues a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the Verde PubCo Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 public warrant exercise price after the redemption notice is issued.

Redemption procedures and cashless exercise

If we call the public warrants for redemption as described above, Verde PubCo will have the option to require any holder that wishes to exercise his, her or its public warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public warrants on a “cashless basis,” Verde PubCo will consider, among other factors, its cash position, the number of public warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of shares of Verde PubCo Common Stock issuable upon the exercise of the public warrants. If Verde PubCo takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of shares of Verde PubCo Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Verde PubCo Common Stock underlying the public warrants, multiplied by the excess of the “fair market value” of the Verde PubCo Common Stock over the exercise price of the public warrants by (y) the fair market value. The “fair market value” will mean the average closing price of a share of the Verde PubCo Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If Verde PubCo takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Verde PubCo Common Stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. Verde PubCo believes this feature is an attractive option if it does not need the cash from the exercise of the public warrants after the Business Combination. If Verde PubCo calls the public warrants for redemption and it does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other public warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a public warrant may notify Verde PubCo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Verde PubCo Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Verde PubCo Common Stock is increased by capitalization of share payable in Verde PubCo Common Stock, or by a split-up of Verde PubCo Common Stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Verde PubCo Common Stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding Verde PubCo Common Stock. A rights offering to holders of Verde PubCo Common Stock entitling holders to purchase Verde PubCo Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Verde PubCo Common Stock equal to the product of (i) the number of shares of Verde PubCo Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Verde PubCo Common Stock) and (ii) the quotient of (x) the price per share of Verde PubCo Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Verde PubCo Common Stock, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Verde PubCo Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Verde PubCo Common Stock on account of such ordinary shares (or other securities into which the public warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with the Closing of the Business Combination, (d) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a shareholder vote to amend and restate the Existing Governing Documents (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination beyond the extension periods currently included in the Existing Governing Documents or (ii) with respect to any other material provision relating to shareholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Verde PubCo Common Stock in respect of such event.

If the number of outstanding shares of Verde PubCo Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding share of Verde PubCo Common Stock.

Whenever the number of shares of Verde PubCo Common Stock purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Verde PubCo Common Stock purchasable upon the exercise of the public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Verde PubCo Common Stock so purchasable immediately thereafter.

In addition, if (x) we issue additional Verde PubCo Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, (i) in the case of any such issuance to our Initial Shareholders or their permitted transferees, without taking into account any founder shares held by our Initial Shareholders or their permitted transferees, as applicable, prior to such issuance (the “Newly Issued Price”) and (ii) without taking into account the transfer of founder shares or private placement warrants (including if such transfer is effectuated as a surrender to us and subsequent reissuance by us) by the Sponsor in connection with such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the completion of our initial business combination (net of redemptions), and (z) the volume-weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we complete our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described above.

In case of any reclassification or reorganization of the outstanding Verde PubCo Common Stock (other than those described above or that solely affects the par value of such Verde PubCo Common Stock), or in the case of any merger or consolidation of Verde PubCo with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Verde PubCo Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Verde PubCo as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of Verde PubCo Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the TLGY warrant agreement based on the Black-Scholes Warrant Value (as defined in the TLGY warrant agreement) of the public warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the public warrants otherwise do not receive the full potential value of the public warrants.

The public warrants were issued in registered form under a warrant agreement between Continental, as warrant agent, and TLGY. The TLGY warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to (i) cure any ambiguity or correct any defective provision or add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the holder and (ii) to make any amendments that are necessary or desirable in our good faith determination (taking into account then existing market precedents) to allow for the public warrants to be classified as equity in the our financial statements; provided that any such amendments shall not materially and adversely affect the interest of the holders, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the TLGY warrant agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of public warrants being exercised. The public warrant holders do not have the rights or privileges of holders of Verde PubCo Common Stock and any voting rights until they exercise their public warrants and receive common stock. After the issuance of Verde PubCo Common Stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, Verde PubCo will, upon exercise, round down to the nearest whole number the number of shares of Verde PubCo Common Stock to be issued to the public warrant holder.

Verde PubCo has agreed that, subject to applicable law, any action, proceeding or claim against Verde PubCo arising out of or relating in any way to the TLGY warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and Verde PubCo irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — TLGY’s warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of its warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with TLGY.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the private placement warrants (including the Verde PubCo Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the Closing (except, among other limited exceptions, to TLGY officers and directors and other persons or entities affiliated with the Sponsor and Mizuho) The private placement warrants have terms and provisions that are identical to those of the public warrants, as described above.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of our Class A ordinary shares (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Quorum; Voting

The holders of a majority of the voting power of the capital stock of Verde PubCo issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Proposed Charter. If, however, such quorum will not be present or represented at any meeting of the stockholders, the chairperson or holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Verde PubCo Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Except as otherwise provided by statute or by applicable stock exchange rules, or by the Proposed Charter or the Proposed Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares of stock of Verde PubCo present in person or represented by proxy at the meeting and entitled to vote thereon will be the act of the stockholders. Except as otherwise provided by statute, the Proposed Charter or the Proposed Bylaws, directors will be elected by a plurality of the votes cast by shareholders present in person or represented by proxy at the meeting and entitled to vote on the election.

Registration Rights

At the Closing, Verde PubCo, the Sponsor and certain other holders of Verde PubCo (the “Verde PubCo Holders”) will enter into the Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the Sponsor, the Verde PubCo Holders and the other parties thereto will be granted certain registration rights, on the terms and subject to the conditions therein. See “Related Agreements — Amended and Restated Registration Rights Agreement.”

Exclusive Forum

The Proposed Charter provides that, to the fullest extent permitted by law, unless Verde PubCo otherwise consents in writing, the Court of Chancery (or, in the event that the Court of Chancery lacks jurisdiction over such action or proceeding, another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Verde PubCo, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of Verde PubCo to Verde PubCo or Verde PubCo’s stockholders, or a claim of aiding or abetting any such breach of fiduciary duty, (c) any action asserting a claim against Verde PubCo, its directors, officers or employees arising pursuant to the internal affairs doctrine, or (iv) any action asserting a claim against Verde PubCo, its directors, officers or employees arising pursuant to any provision of the DGCL, any provision of the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time). The Proposed Charter further provides that, unless Verde PubCo consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any claims arising under the Securities Act (or any successor provision). This choice of forum provision in the Proposed Charter may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Verde PubCo or any of Verde PubCo’s directors, officers, or other employees. As a result, the choice of forum provision may discourage lawsuits with respect to such claims and may result in increased costs to a stockholder in bringing any claim against Verde PubCo or any of Verde PubCo’s directors, officers, or other employees.

Anti-Takeover Effects of Provisions of the Proposed Charter, the Proposed Bylaws and Applicable Law

Certain provisions of the Proposed Charter, the Proposed Bylaws, and laws of the State of Delaware, where Verde PubCo will be incorporated following the Domestication, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the Verde PubCo Common Stock. TLGY believes that the benefits of increased protection from these anti-takeover provisions give Verde PubCo the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure Verde PubCo and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Verde PubCo Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Verde PubCo Common Stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of Verde PubCo by means of a proxy contest, tender offer, merger, or otherwise.

Number of Directors

The Proposed Charter and the Proposed Bylaws provide that the Verde PubCo Board will consist of seven (7) directors and will be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Class I and Class II will each consist of two (2) directors, and Class III will consist of three (3) directors. Each initial Class I director will have a term that expires at Verde PubCo’s annual meeting of stockholders in 2024, each initial Class II director will have a term that expires at Verde PubCo’s annual meeting of stockholders in 2025 and each initial Class III director will have a term that expires at Verde PubCo’s annual meeting of stockholders in 2026, or when such director’s successors have been duly elected and qualified, or up such director’s earlier death, resignation, retirement or removal. Upon the expiration of the terms of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Verde PubCo Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the Verde PubCo Board or a committee of the Verde PubCo Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide Verde PubCo with certain information. To be timely, a stockholder’s notice must be received at Verde PubCo’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held or deemed to have been held in the preceding year, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and no later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the tenth day following the day on which notice of the date of such annual meeting was given or public disclosure of the date of such annual meeting was made, whichever first occurs. The Verde PubCo Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Verde PubCo.

Limitations on Stockholder Action by Written Consent

The Proposed Charter provides that, subject to the terms of any series of Verde PubCo Preferred Stock, any action required or permitted to be taken by the stockholders of Verde PubCo must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Amendment of the Proposed Charter and Verde PubCo Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s charter, unless the charter requires a greater percentage. The Proposed Charter provides that the number of authorized shares of any of Verde PubCo Common Stock or Verde PubCo Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Verde PubCo’s capital stock entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

The Proposed Charter provides that it may be amended by Verde PubCo in the manners provided therein or prescribed by statute. Generally, under the DGCL, the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of Verde PubCo entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision of the Charter; provided that certain provisions that require a supermajority vote under the Proposed Charter. The Proposed Charter provides that that the affirmative vote of the holders of at least seventy-five (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo entitled to vote in the election of directors is required for amendments to certain provisions of the Proposed Charter relating to: (i) among others, classification, election and term of the Verde PubCo Board, removal of directors from office, filling vacancies on the Verde PubCo Board, and quorum for meetings of the Verde PubCo Board; (ii) elimination of action by written consent of stockholders of Verde PubCo; (iii) eligible persons to call special meetings of stockholders and business transacted at any special meeting of stockholders; and (iv) amendments to the Proposed Bylaws.

The Proposed Charter also provides that the Verde PubCo Board shall have the power to make, repeal, alter, amend and rescind, in whole or in part, the Proposed Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Proposed Charter. The holders of at least seventy-five (75%) of the voting power of the outstanding shares of capital stock of Verde PubCo entitled to vote generally in the election of directors, voting together as a single class shall also have the power to alter, amend or repeal, in whole or in part, any provision of the Proposed Bylaws or to adopt any provision inconsistent therewith.

Business Combinations

Under Section 203 of the DGCL, a corporation will not be permitted to engage in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1)	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
(2)	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(3)	at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, consolidation asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain limited exceptions, an “interested stockholder” is any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Since Verde PubCo has not opted out of Section 203 of the DGCL, it will apply to Verde PubCo. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with Verde PubCo for a three-year period. This provision may encourage companies interested in acquiring Verde PubCo to negotiate in advance with the Verde PubCo Board because the heightened stockholder approval requirement under Section 203 of the DGCL would be avoided if the Verde PubCo Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Verde PubCo Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Proposed Charter expressly states that there shall be no cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers of corporations and to the corporation (in the case of directors) or its stockholders (in the case of directors and officers) for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter states that to the fullest extent permitted by the DGCL, no director or officer of Verde PubCo will be personally liable to Verde PubCo (in the case of directors) or its stockholders (in the case of directors and officers) for monetary damages for any breach of fiduciary duty as a director or officer.

The Proposed Charter provides that Verde PubCo must indemnify and advance expenses to Verde PubCo’s directors and officers to the fullest extent authorized by the DGCL. Verde PubCo also is expressly authorized to purchase and maintain directors’ and officers’ liability insurance providing indemnification for Verde PubCo directors, officers, and certain employees for some liabilities. Verde PubCo believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Proposed Charter may discourage stockholders from bringing lawsuits against directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors, even though such an action, if successful, might otherwise benefit Verde PubCo and its stockholders. In addition, your investment may be adversely affected to the extent Verde PubCo pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of Verde PubCo’s directors, officers, or employees for which indemnification is sought.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, Verde PubCo’s stockholders will have appraisal rights in connection with a merger or consolidation of Verde PubCo or a conversion of involving Verde PubCo. Pursuant to the DGCL, stockholders who have not voted in favor of the merger, consolidation or conversion and who have properly demanded appraisal of such shares of their stock in accordance with, and who have otherwise complied with, Section 262 of the DGCL will have the right to have the Court of Chancery determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value.

Stockholders’ Derivative Actions

Under the DGCL, any of Verde PubCo’s stockholders may bring an action in Verde PubCo’s name to procure a judgment in Verde PubCo’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Verde PubCo’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

Transfer Agent and Registrar; Warrant Agent

The transfer agent and registrar for Verde PubCo capital stock, and the warrant agent for Verde PubCo warrants, will be Continental.

Listing of common stock

Application will be made for the shares of Verde PubCo Common Stock and Verde PubCo warrants to be approved for listing on Nasdaq under the symbols “VRDE” and “VRDEW” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF VERDE PUBCO’S COMMON STOCK

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Verde PubCo Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Verde PubCo at the time of, or at any time during the three months preceding, a sale and (ii) Verde PubCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Verde PubCo was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Verde PubCo Common Stock shares for at least six months but who are affiliates of Verde PubCo at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●1% of the total number of Verde PubCo Common Stock then outstanding; or
●	the average weekly reported trading volume of the Verde PubCo Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Verde PubCo under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Verde PubCo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Business Combination, Verde PubCo will no longer be a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

As a result, it is anticipated that the Sponsor will be able to sell its private placement warrants, and any shares of Verde PubCo Common Stock received as a result thereof, as applicable, pursuant to Rule 144 without registration one year after we have completed the Business Combination.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. Verde PubCo’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Verde PubCo’s Board or the chairperson of the meeting, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record at the time of giving of the notice and at the time of the annual meeting, is a stockholder of record who is entitled to vote at such meeting who has complied with the notice procedures specified in Verde PubCo’s Proposed Bylaws. To be timely for Verde PubCo’s annual meeting of stockholders, Verde PubCo’s secretary must receive the written notice at Verde PubCo’s principal executive offices:

●not later than close of business on the 90th day; and
●not earlier than the close of business on the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held or deemed to have been held in the previous year (as would be the case for Verde PubCo’s 2022 annual meeting) or the date of the annual meeting was advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no earlier than the 120th day prior to such annual meeting and no later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the day on which notice of the date of such annual meeting is given or public disclosure of the date of such annual meeting is made, whichever first occurs. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. The Verde PubCo Board or a designated committee thereof will have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these procedures. If neither the Verde PubCo Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of the Proposed Bylaws, the presiding officer at the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting. If any proposed nomination or business is not in compliance, the Board or a designated committee thereof or the presiding officer, as applicable, may declare that such defective proposal or nomination can be disregarded.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2022 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before Verde PubCo begins to print and send out its proxy materials for such 2022 annual meeting.

Stockholder Director Nominees

Verde PubCo’s Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by Verde PubCo’s Proposed Bylaws. In addition, the stockholder must give timely notice to Verde PubCo’s secretary in accordance with Verde PubCo’s Proposed Bylaws, which, in general, require that the notice be received by Verde PubCo’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the TLGY Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of TLGY Acquisition Corporation, 4001 Kennett Pike, Suite 302, Wilmington, Delaware 19807, U.S.A. Following the Business Combination, such communications should be sent in care of Verde Bioresins, Corp., 1431 East Orangethorpe Avenue, Fullerton, CA 92831. Each communication will be forwarded, depending on the subject matter, to the TLGY Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Cleary Gottlieb Steen & Hamilton LLP has passed upon the validity of the securities of Verde PubCo offered by this proxy statement/prospectus and certain other legal and tax matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of TLGY Acquisition Corporation as of December 31, 2022 and 2021 appearing in this registration statement have been audited by Marcum Asia CPAs LLP (Formerly known as Marcum Bernstein & Pinchuk LLP), independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of TLGY to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this registration statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheets of Verde Bioresins, Inc. as of December 31, 2022 and 2021, and the related statements of operations, stockholders’ equity, and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein, which report includes an explanatory paragraph about the existence of substantial doubt concerning Verde Bioresins, Inc.’s ability to continue as a going concern. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, TLGY and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of TLGY’s annual report to shareholders and TLGY’s proxy statement. Upon written or oral request, TLGY will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that TLGY delivers single copies of such documents in the future. Shareholders may notify TLGY of their requests by calling or writing TLGY at its principal executive offices at 4001 Kennett Pike, Suite 302, Wilmington, Delaware 19807, U.S.A. Following the Business Combination, such communications should be sent in care of Verde Bioresins, Corp., 1431 East Orangethorpe Avenue, Fullerton, CA 92831.

ENFORCEABILITY OF CIVIL LIABILITY

TLGY is a Cayman Islands exempted company. If TLGY does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon TLGY. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against TLGY in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, TLGY may be served with process in the United States with respect to actions against TLGY arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of TLGY’s securities by serving TLGY’s U.S. agent irrevocably appointed for that purpose.

TRANSFER AGENT AND REGISTRAR

The transfer agent for TLGY’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

TLGY has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

TLGY files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on TLGY at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. This information is also available free of charge to the public on, or accessible through, TLGY’s corporate website at www.tlgyacquisition.com. TLGY’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered party of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to TLGY has been supplied by TLGY, and all information relating to Verde has been supplied by Verde. Information provided by one another does not constitute any representation, estimate or projection of the other. TLGY’s website is www.tlgyacquisition.com and Verde’s website is www.verdebioresins.com. The information on these websites is neither incorporated by reference into this proxy statement/prospectus, or into any other filings with, or into any other information furnished or submitted to, the SEC.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, or the proposals to be presented at the extraordinary meeting, you should contact TLGY via phone or in writing at the following address and telephone number:

4001 Kennett Pike, Suite 302,

Wilmington, Delaware, 19807, USA

+1 302-803-6849

You may also obtain these documents by requesting them in writing or by telephone to TLGY’s proxy solicitation agent,                 , at the following address and telephone number:

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than              , 2023.

This document is a proxy statement of TLGY for the extraordinary general meeting and constitutes a prospectus of TLGY under the Securities Act with respect to the shares of Verde PubCo Common Stock to be issued to Verde’s securityholders under the Merger Agreement. TLGY has not authorized anyone to give any information or make any representations about the Business Combination, TLGY or Verde that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if any one does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

TLGY ACQUISITION CORPORATION UNAUDITED FINANCIAL STATEMENTS AS OF JUNE 30, 2023 AND DECEMBER 31, 2022 AND FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND JUNE 30, 2022

TLGY ACQUISITION CORPORATION AUDITED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2022 AND DECEMBER 31, 2021 AND FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD FROM MAY 21, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Report of Independent Registered Public Accounting Firm	F-21
Balance Sheets as of December 31, 2022 and 2021	F-22
Statements of Operations for the Year Ended December 31, 2022 and for the Period from May 21, 2021 (Inception) through December 31, 2021	F-23
Statements of Changes in Shareholders’ Deficit for the Year Ended December 31, 2022 and for the Period from May 21, 2021 (Inception) through December 31, 2021	F-24
Statements of Cash Flows for the Years Ended December 31, 2022 and for the Period from May 21, 2021 (Inception) through December 31, 2021	F-25
Notes to Financial Statements	F-26 to F-39

VERDE BIORESINS, INC. UNAUDITED FINANCIAL STATEMENTS AS OF JUNE 30, 2023 AND DECEMBER 31, 2022 AND FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023 AND 2022

VERDE BIORESINS, INC. AUDITED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2022 AND 2021 AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

TLGY ACQUISITION CORPORATION

BALANCE SHEETS

	June 30, 2023
	(unaudited)	December 31, 2022
ASSETS
Current Assets:
Cash	$57,438	$585,241
Prepaid expenses	164,475	281,970
Total Current Assets	221,913	867,211

Investments held in Trust Account	78,492,794	237,501,000

Total Assets	$78,714,707	$238,368,211

LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$433,714	$341,547
Accrued offering costs	5,000	20,000
Note payable – sponsor; at fair value (cost $300,000)	857,193	—
Due to related party	111	111
Total Current Liabilities	1,296,018	361,658

Derivative warrant liabilities	3,523,519	451,987
Deferred underwriting commission	8,650,000	8,650,000
Total Liabilities	13,469,537	9,463,645

COMMITMENTS AND CONTINGENCIES

Class A ordinary shares subject to possible redemption; 5,922,865 and 23,000,000 shares (at redemption value at June 30, 2023 and December 31, 2022, respectively)	78,492,794	237,501,000

Shareholders’ deficit:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding at June 30, 2023 and December 31, 2022	—	—
Class A ordinary shares, $0.0001 par value, 500,000,000 shares authorized, none issued and outstanding (excluding 5,922,865 shares and 23,000,000 shares subject to possible redemption) at June 30, 2023 and December 31, 2022, respectively	—	—
Class B ordinary shares, $0.0001 par value, 50,000,000 shares authorized, 5,750,000 shares issued and outstanding at June 30, 2023 and December 31, 2022	575	575
Additional paid-in capital	—	—
Accumulated deficit	(13,248,199)	(8,597,009)
Total Shareholders’ Deficit	(13,247,624)	(8,596,434)
LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$78,714,707	$238,368,211

The accompanying notes are an integral part of these unaudited condensed financial statements.

TLGY ACQUISITION CORPORATION

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Six Months	For the Six Months
	Ended	Ended
	June 30,	June 30,
	2023	2022
EXPENSES
Administration fee - related party	$90,000	$90,000
General and administrative	732,465	552,033
TOTAL EXPENSES	822,465	642,033

OTHER INCOME (EXPENSE)
Income earned on Investments held in Trust Account	3,142,604	255,426
Change in fair value of derivative liabilities	(2,828,725)	7,881,401
TOTAL OTHER INCOME	313,879	8,136,827

Net income	$(508,586)	$7,494,794

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	12,083,375	23,000,000
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$(0.03)	$0.26

Weighted average number of Class B ordinary share outstanding, basic and diluted	5,750,000	5,750,000
Basic and diluted net income per Class B ordinary share	$(0.03)	$0.26

The accompanying notes are an integral part of these unaudited condensed financial statements.

TLGY ACQUISITION CORPORATION

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

	Class B		Additional
	Ordinary Shares		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2022	5,750,000	$575	$—	$(8,597,009)	$(8,596,434)

Current period remeasurement to redemption value	—	—	—	(2,671,551)	(2,671,551)

Net income	—	—	—	320,881	320,881
Balance as of March 31, 2023	5,750,000	$575	$—	$(10,947,679)	$(10,947,104)
Current period remeasurement to redemption value	—	—	—	(1,471,053)	(1,471,053)
Net loss	—	—	—	(829,467)	(829,467)
Balance as of June 30, 2023	5,750,000	$575	$—	$(13,248,199)	$(13,247,624)

	Class B		Additional
	Ordinary Shares		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2021	5,750,000	$575	$—	$(17,341,777)	$(17,341,202)

Current period remeasurement to redemption value	—	—	—	(5,293)	(5,293)
Net income	—	—	—	5,824,459	5,824,459
Balance as of March 31, 2022	5,750,000	$575	$—	$(11,522,611)	$(11,522,036)
Current period remeasurement to redemption value	—	—	—	(250,133)	(250,133)
Net loss	—	—	—	1,670,335	1,670,335
Balance as of June 30, 2023	5,750,000	$575	$—	$(10,102,409)	$(10,101,834)

The accompanying notes are an integral part of these unaudited condensed financial statements.

TLGY ACQUISITION CORPORATION

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the	For the
	Six Months Ended	Six Months Ended
	June 30,	June 30,
	2023	2022

Cash Flows From Operating Activities:
Net income	$(508,586)	$7,494,794
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Formation and organization costs paid by related parties	—	—
Investment income earned on investments held in the Trust Account	(3,142,604)	(255,426)
Gain on change in fair value of derivative warrant liabilities	2,828,725	(7,881,401)
Changes in operating assets and liabilities:
Prepaid expenses	117,495	(42,061)
Other current assets	—	24,567
Other assets	—	152,780
Changes in accrued offering costs	(15,000)	(15,348)
Accounts payable and accrued expenses	92,167	116,329
Net Cash Used In Operating Activities	(627,803)	(405,766)

Cash Flows from Investing Activities:
Cash deposited into Trust Account	(1,000,000)	—
Cash withdrawn from Trust Account	163,150,810	—
Net Cash Provided By Investing Activities	162,750,810	—

Cash Flows from Financing Activities:
Redemptions of Class A ordinary shares	(163,150,810)	—
Proceeds from promissory note - related party	1,100,000	—
Net Cash Used In Financing Activities	(162,850,810)	—

Net change in cash	(527,803)	(405,766)

Cash at beginning of period	585,241	1,452,817
Cash at end of period	$57,438	$1,047,051

Supplemental disclosure of non-cash financing activities:

Current period remeasurement to redemption value	$4,142,604	$255,426

The accompanying notes are an integral part of these unaudited condensed financial statements.

TLGY ACQUISITION CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

TLGY Acquisition Corporation (the “Company”) was incorporated in the Cayman Islands on May 21, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2023, the Company had not commenced any operations. All activity for the period from May 21, 2021 (inception) through June 30, 2023 were organizational activities and those necessary to prepare for the Initial Public Offering, described below, and, since the completion of our Initial Public Offering, searching for a target to consummate an initial business combination. The Company will not generate any operating revenues until after the completion of an initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on November 30, 2021. On December 3, 2021, the Company consummated the Initial Public Offering of 20,000,000 units (“Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”), generating gross proceeds of $200,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) of an aggregate of 10,659,500 warrants (the “Private Placement Warrants”) to TLGY Sponsors LLC (the “Sponsor”) at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company in the amount of $10,659,500.

On December 8, 2021, the Company consummated the closing of the sale of an additional 3,000,000 Units (the “Option Units”) at $10.00 per Option Unit, pursuant to the underwriters’ exercise in full of their over-allotment option, generating gross proceeds of $30,000,000. The Company also consummated the closing of the sale of an additional 600,000 Private Placement Warrants at $1.00 per Private Placement Warrant, generating gross proceeds of $600,000, to the Sponsor in respect of its obligation to purchase such additional Private Placement Warrants upon the exercise of the underwriters’ over-allotment option.

Transaction costs amounted to $14,183,689 consisting of $4,000,000 of underwriting fees, $8,650,000 of deferred underwriting fees payable (which are held in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”)) and $533,689 of other offering costs related to the Initial Public Offering. Cash of $91,093 was held outside of the Trust Account on June 30, 2023 and was available for working capital purposes. As described in Note 6, the $8,650,000 deferred underwriting fees are contingent upon the consummation of the Business Combination within 15 months (or up to 24 months if extended) from the closing of the Initial Public Offering.

Following the closing of the Initial Public Offering on December 3, 2021 and the sale of the underwriters’ overallotment units on December 8, 2021, an amount of $234,600,000 ($10.20 per Public Share) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in the Trust Account which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be minimum redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (ASC 480).

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of the Class A ordinary shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A ordinary shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place. Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination.

If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination only if the Company receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange

Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment.

If the Company has not completed a Business Combination within 15 months from the closing of the Initial Public Offering (or up to 24 months from the closing of the Initial Public Offering if the period of time to consummate a business combination is extended in accordance with the terms of the Amended and Restated Memorandum and Articles of Association) (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be minimum redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.20 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Management’s Plan

As of June 30, 2023, the Company had cash of approximately $57,438 and working capital deficit of approximately $1,074,105.

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management is satisfied that Sponsor has committed, but not obliged, to provide fund in form of working capital loan for the working capital needs of the Company until the consummation of an initial business combination or the winding up of the Company as stipulated in the Company’s Amended and Restated Memorandum and Articles of Association, though no assurance can be provided that such additional capital will ultimately be available. Management has determined that if the Company is unsuccessful in consummating an initial business combination within 15 months from the closing of the IPO (or up to 24 months from the closing of the Initial Public Offering if the period of time to consummate a business combination is extended in accordance with the terms of the Amended and Restated Memorandum and Articles of Association), the requirement that the Company cease all operations, redeem the public shares and thereafter liquidate and dissolve raise substantial doubt about the ability to continue as a going concern. Additionally, management has determined that the Combination Period is less than one year from the date of the issuance of the financial statements. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. As a result, this factor raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The accompanying financial statements have been prepared in conformity with GAAP, which contemplate continuation of the Company as a going concern.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the balance sheet.

Additionally, as a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable.

The financial statements do not include any adjustments that might result from the outcome of the above uncertainties.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of the Company’s management, the unaudited financial statements as of June 30, 2023 include all adjustments, which are only of a normal and recurring nature, necessary for a fair statement of the financial position of the Company as of June 30, 2023 and its results of operations and cash flows for the six months ended June 30, 2023. The results of operations for the six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2023 or any future interim period.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheets, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of June 30, 2023 and December 31, 2022, the Company had cash of $57,438 and $585,241, respectively held outside the Trust Account. The Company did not have any cash equivalents at June 30, 2023 and December 31, 2022.

Investments held in Trust Account

At June 30, 2023 and December 31, 2022, the Company had $78.5 million and $237.5 million in investments held in the Trust Account, respectively. The Company’s portfolio of investments held in the Trust Account are invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act.

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of the Financial Accounting Standards Board (“FASB”) ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering. Upon completion of the Initial Public Offering, offering costs associated with warrant liabilities are expensed as incurred. Offering costs associated with the Units were allocated between temporary equity and the Public Warrants by the relative fair value method. Offering costs of $534,172 consisted principally of costs incurred in connection with preparation for the Initial Public Offering. These offering costs, together with the underwriter fees of $12,650,000 (or $4,000,000 paid in cash upon the closing of the Initial Public Offering and a deferred fee of $8,650,000), were allocated between temporary equity, the Public Warrants and the Private Warrants in a relative fair value method upon completion of the Initial Public Offering. Of these costs, $442,567 were allocated to the Public Warrants and to the Private Placement Warrants and are charged to the statements of operations. In addition, the Company recorded the fair value of $999,517 (net of consideration) for an aggregate of 300,300 Class B shares transferred to Mizuho Securities USA LLC, the representative of the underwriters and 15,000 Class B shares transferred to Centaury Management Ltd., an investor in the Sponsor, each transferred upon the closing of the Initial Public Offering.

Class A ordinary shares subject to possible redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2023 and December 31, 2022, the 7,318,182 and 23,000,000 Class A ordinary shares, respectively, subject to possible redemption in the amount of $78,492,794 and $237,501,000 at redemption value per Public Share are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized a measurement adjustment from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit of approximately $19.5 million as of December 31, 2021. During the six months ended June 30, 2023 and 2022, the Company recorded a measurement adjustment of $4,142,604 and 250,133, respectively, to increase to redemption value.

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. The remeasurement adjustment associated with the redeemable Class A Ordinary Shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income per ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering and (ii) the Private Placement. As of June 30, 2023, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and subsequently share in the earnings of the Company.

The following table reflects the calculation of basic and diluted net income per ordinary share.

	For the Six Months	For the Six Months
	Ended June 30,	Ended June 30,
	2023	2022
Class B Redeemable ordinary shares
Numerator: Allocation of net income	$(462,502)	1,336,268
Denominator: Basic and diluted weighted average shares outstanding	7,318,182	23,000,000
Basic and diluted net income per Class A Ordinary Share	$(0.06)	0.06

Class B Non-redeemable ordinary shares
Numerator: Allocation of net income	$(364,965)	334,067
Denominator: Basic and diluted weighted average shares outstanding	5,750,000	5,750,000
Basic and diluted net income per Class B Ordinary Shares	$(0.06)	0.06

	For the Six Months	For the Six Months
	Ended June 30,	Ended June 30,
	2023	2022
Class B Redeemable ordinary shares
Numerator: Allocation of net income	$(344,603)	$5,995,835
Denominator: Basic and diluted weighted average shares outstanding	12,083,375	23,000,000
Basic and diluted net income per Class A Ordinary Share	$(0.03)	$0.26

Class B Non-redeemable ordinary shares
Numerator: Allocation of net income	$(163,983)	$1,498,959
Denominator: Basic and diluted weighted average shares outstanding	5,750,000	5,750,000
Basic and diluted net income per Class B Ordinary Shares	$(0.03)	$0.26

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

See Note 9 for additional information regarding liabilities measured at fair value.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” The Company’s derivative instruments are recorded at fair value as of the closing date of the Initial Public Offering (December 3, 2021) and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the Public Warrants and the Private Placement Warrants are a derivative instrument. As the Public Warrants and the Private Placement Warrants meet the definition of a derivative, the Public Warrants and the Private Placement Warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820, “Fair Value Measurement,” with changes in fair value recognized in the statements of operations in the period of change.

Warrant Liabilities

The Company accounts for the Public Warrants and the Private Placement Warrants issued in connection with the Initial Public Offering and the Private Placement in accordance with the guidance contained in FASB ASC 815, “Derivatives and Hedging” whereby under that provision, the Public Warrants and the Private Placement Warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at fair value and adjusts the instrument to fair value at each reporting period. This liability will be re-measured at each balance sheet date until the Public Warrants and the Private Placement Warrants are exercised or expire, and any change in fair value will be recognized in the Company’s statements of operations. Upon issuance and as of December 31, 2021, the Company used a Monte Carlo simulation model to value the Public Warrants and a modified Black-Scholes model to value the Private Placement Warrants. As of March 31, 2022, the quoted market price is used as the fair value as of each relevant date for valuing the Public Warrants. The Private Placement Warrants are valued using a modified Black-Scholes model. The Company’s valuation model utilizes inputs and other assumptions and may not be reflective of the price at which they can be settled. Such warrant classification is also subject to re-evaluation at each reporting period.

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on May 21, 2021 (inception). Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering and the underwriters’ exercise of the over-allotment option, the Company sold 23,000,000 Units at a purchase price of $10.00 per Unit generating gross proceeds to the Company in the total amount of $230,000,000, which includes the full exercise of the underwriter over-allotment option generating gross proceeds of $30,000,000 to the Company. Each Unit consists of one share of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A common shares”), and one-half of one redeemable warrant of the Company (each whole warrant, a “Warrant”), with each whole Warrant entitling the holder thereof to purchase one whole Class A ordinary share at a price of $11.50 per share, subject to adjustment. See Note 8.

NOTE 4 — PRIVATE PLACEMENTS

Simultaneously with the closing of the Initial Public Offering and the exercise of the over-allotment option, the Company consummated the private sale (the “Private Placement”) of an aggregate of 11,259,500 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company in the amount of $11,259,500.

A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will be worthless.

The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain exceptions.

NOTE 5 — RELATED PARTIES

Founder Shares

On June 17, 2021, the Sponsor received 5,750,000 of the Company’s Class B ordinary shares (the “Founder Shares”) in exchange for cash paid on behalf of the Company of $25,000. On August 7, 2021, the Sponsor surrendered and forfeited 718,750 Founder Shares for no consideration, following which the Sponsor holds 5,031,250 Founder Shares. On November 30, 2021, the Company effected a further issuance of founder shares, resulting in the Sponsor holding an aggregate of 5,750,000 founder shares. All share amounts have been retroactively restated to reflect this surrender. The Founder Shares include an aggregate of up to 750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. Upon the exercise of the over-allotment option, these shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property.

Concurrent with the closing of the Initial Public Offering, the Sponsor transferred 30,000 Class B ordinary shares to each of the three independent directors, at an aggregate purchase price of $150, or approximately $0.005 per share. During the period ended December 31, 2021, the Company recorded share-based compensation of $569,868 to the statements of operations for services rendered.

General and Administrative Services

Commencing on November 30, 2021, the Company has agreed to pay the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the six months ended June 30, 2023, the Company incurred $45,000 and $90,000, pursuant to the administrative services agreement. As of June 30, 2023 and December 31, 2022, there was no amount due to related party in connection with administrative service agreement.

Promissory Note — Related Party

On June 17, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2022, or (ii) the consummation of the Initial Public Offering. The Company borrowed approximately $268,000 under the Promissory Note and repaid the Promissory Note in full on December 8, 2021. As a result, the Promissory Note is no longer available as of June 30, 2023 and December 31, 2022.

On April 24, 2023, the Sponsor issued an unsecured promissory note to the Company (the “2023 April Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $250,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) fifteen (15) months from the closing of the Initial Public Offering (or such later date as may be extended in accordance with the terms of the Company’s amended and restated memorandum and article of association), or (ii) the date on which the Company consummates a Business Combination. The Company accounts for its convertible promissory note under ASC 815, “Derivatives and Hedging” (“ASC 815”). Under ASC 815-15-25, the election can be at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825. The Company has made such election for its convertible promissory note. Using the fair value option, the convertible promissory note is required to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the notes are recognized as a non-cash gain or loss on the statements of operations.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of its officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of June 30, 2023 and December 31, 2022, there were no amounts outstanding under the Working Capital Loans.

On June 1, 2023, the Sponsor provided to the Company $100,000 ($77,927 fair value at June 30, 2023) under the 2023 April Promissory Note.

Time Extension Funding Loans

In order to extend the Company’s time period for consummating a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of its officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes its Business Combination, the Company will repay such loaned amounts. In the event that the Business Combination does not close, no proceeds from the Trust Account would be used to repay such time extension funding loaned amounts. If the Company does not complete a Business Combination, the Company will not repay such time extension funding loans. Up to $3,000,000 of loans made to extend the time period for consummating an initial business combination may be convertible into private placement warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender (the “Extension Loans”). Such warrants are identical to the Private Placement Warrants. Prior to the completion of a Business Combination, the Company does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as the Company does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

On April 2023, the Company deposited $200,000 into the trust and as a result the Termination Date was extended by one month June 3, 2023, $200,000 of which was loaned by the Sponsor.

In May 2023, the Company deposited $200,000 into the trust and as a result the Termination Date was extended by one month until July 3, 2023, $200,000 of which was loaned by the Sponsor.

As of June 30, 2023 and December 31, 2022 there was $1,000,000 (fair value of $779,266) and $0, respectively, outstanding of such loans.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans or Extension Loans (and any shares of ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans or Extension Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions.

On December 3, 2021, concurrent with the closing of the Initial Public Offering, the underwriters were paid a cash underwriting discount of $0.20 per Unit, or $4,000,000 in the aggregate (regardless of whether the underwriters’ over-allotment option to purchase additional units is exercised in full), which was paid upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $7,000,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On December 8, 2021, the Company consummated the closing of the sale of an additional 3,000,000 Option Units at $10.00 per Option Unit, pursuant to the underwriters’ exercise in full of their over-allotment option, generating gross proceeds of $30,000,000. The Company recorded an additional deferred fee of $1,650,000 to be paid upon completion of a Business Combination.

Concurrent with the closing of the Initial Public Offering, the Sponsor transferred 15,000 Class B ordinary shares to Centaury Management Ltd., an investor in the Sponsor, at an aggregate purchase price of $75, or approximately $0.005 per share. The Sponsor also transferred 300,300 Class B ordinary shares to Mizuho Securities USA LLC, the representative of the underwriters, at an aggregate purchase price of $1,000,000, or approximately $3.33 per share (the “Representative’s Shares”). The Company thus recorded additional transaction costs of $999,517, the grant date fair value of the shares net of consideration received. The Representative’s Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement of which this prospectus forms a part pursuant to Rule 5110(e)(1) of the FINRA Manual.

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preference Shares —The Company is authorized to issue 5,000,000 shares of preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

Class A Ordinary Shares —The Company is authorized to issue 500,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of June 30, 2023 and December 31, 2022, there were 7,318,182 shares and 23,000,000 shares, respectively, of Class A ordinary shares issued and outstanding, respectively, including 23,000,000 shares of Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares —The Company is authorized to issue 50,000,000 shares of Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. On November 30, 2021, the Company effected a further issuance of Founder Shares, resulting in the Sponsor holding an aggregate of 5,750,000 Founder Shares. As of June 30, 2023 and December 31, 2022, there were 5,750,000 shares of Class B ordinary shares issued and outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of ordinary shares, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as otherwise required by law. In connection with a Business Combination, the Company may enter into a shareholders agreement or other arrangements with the shareholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of the Initial Public Offering.

The shares of Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B ordinary shares shall convert into shares of Class A ordinary shares will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A ordinary shares issuable upon conversion of all shares of Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of ordinary shares outstanding upon the completion of Initial Public Offering plus all shares of Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A ordinary shares redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued or issuable to any seller of an interest in the target to the Company in a Business Combination.

NOTE 8 — WARRANTS LIABILITIES

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A ordinary share pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A ordinary shares is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A ordinary shares until the warrants expire or are redeemed. Notwithstanding the above, if the Class A ordinary share is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Share of Class A Ordinary Share Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and
●	if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 10 trading days within a 20-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants When the Price per Share of Class A Ordinary Share Equals or Exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;
●	at a price of $0.10 per warrant provided that the holder will be able to exercise their warrants on cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A ordinary shares;
●	upon a minimum of 30 days’ prior written notice of redemption;
●	if, and only if, the last reported sale price of the Class A ordinary share equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 10 trading days within a 20- trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

The Private Placement Warrants are identical to the Public Warrants underlying the Units, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers of the Private Placement Warrants or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company accounts for the 22,759,500 warrants issued in connection with the Initial Public Offering (including 11,500,000 Public Warrants and 11,259,500 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.

The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the Initial Public Offering. Accordingly, the Company classified each warrant as a liability at its fair value and the warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by the Monte Carlo simulation. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification. As of June 30, 2023 and December 31, 2022, the derivative warrant liability was $3,523,519 and $451,987, respectively.

NOTE 9 — FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets and liabilities that are measured at fair value at June 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		June 30,		December 31,
Description	Level	2023	Level	2022
Assets:
Investments held in Trust Account	1	$78,492,794	1	$237,501,000

Liabilities:
Note payable – sponsor	3	857,193		—
Warrant liability – Private Placement Warrants	3	$1,798,519	3	238,087
Warrant liability – Public Warrants	1	1,725,000	1	213,900
Total liabilities		$4,380,712		$451,987

The Public Warrants and the Private Placement Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within liabilities on the balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.

Upon issuance, the Company used a Monte Carlo simulation model to value the Public Warrants and a modified Black-Scholes model to value the Private Placement Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one Class A ordinary share and one-half of one Public Warrant), (ii) the sale of Private Warrants, and (iii) the issuance of Class B ordinary shares, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption (temporary equity) and Class B ordinary shares (permanent equity) based on their relative fair values at the initial measurement date. Upon issuance, the Public Warrants and the Private Placement Warrants were classified within Level 3 of the fair value hierarchy at the measurement dates due to the use of unobservable inputs. Inherent in pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term.

The subsequent measurements as of June 30, 2023 of the Public Warrants after the detachment of the Public Warrants from the Units are classified as Level 1 due to the use of an observable market quote in an active market. For periods subsequent to the detachment of the Public Warrants from the Units, the publicly traded closing price of the Public Warrants of $0.12 per warrant, was used as the fair value as of the relevant date. The terms of the Private Placement Warrants are analogous to the Public Warrants with the exception that they are not redeemable. As such, these warrants were valued using a modified Black-Scholes model.

The table below provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the six months ended June 30, 2023:

Fair Value
Measurement
Using Level 3
Inputs Total
Balance, December 31, 2022	$238,087
Transfer to Level 1	—
Additions	1,100,000
Change in fair value of note payable sponsor	(242,807)
Change in fair value of derivative warrant liabilities	1,560,432
Balance, June 30, 2023	$2,655,712

The key inputs into the Monte Carlo simulation model and the modified Black-Scholes model to value the derivative warrant liabilities were as follows:

	June 30, 2023		December 31, 2022
Share price	$10.76		$10.26
Exercise price	$11.50		$11.50
Risk-free interest rate	5.29%		4.68%
Expected life of warrants	5.49	years	5.64	years
Expected volatility of underlying shares	3.5%		4.1%
Dividend yield	0%		0%

The key inputs to value the note payable were as follows:

	June 30, 2023
Share price	$10.76
Strike price of debt conversion	$1.00
Strike price of warrants	$11.50
Risk-free interest rate	5.47%
Expected life	0.49	years
Expected volatility of underlying shares	3.5%

As of June 30, 2023 and December 31, 2022, the derivative warrant liability was $3,523,519 and $451,987, respectively. In addition, for the three and six months ended June 30, 2023 and 2022, the Company recorded losses of $1,430,870 and $2,828,725 and gains of $1,738,741 and $7,881,401, respectively, on the change in fair value of the derivative liabilities on the statements of operations.

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to August 17, 2023, the date that the financial statements were available to be issued. Based upon this review, except as noted below, the Company did not identify any other subsequent events that would have required adjustment to or disclosure in the financial statements.

On August 1, 2023, the Sponsor issued an unsecured promissory note to the Company (the “July Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $200,000. This July Promissory Note was non-interest bearing and payable on the earlier of (i) fifteen (15) months from the closing of the Company’s IPO (or such later date as may be extended in accordance with the terms of the Company’s amended and restated memorandum and article of association) or (ii) the date on which the Company consummates an initial business combination.

On July 28, 2023, the Company notified Continental Stock Transfer & Trust Company of its intention to extend the period of time that the Company has to complete its initial business combination by an additional month, subject to the Sponsor or its affiliates or designees depositing $200,000 into the trust account. The Sponsor deposited such amount into the trust and as a result the Termination Date was extended by one month until September 3, 2023.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of TLGY Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of TLGY Acquisition Corporation (the “Company”) as of December 31, 2022 and December 31, 2021, the related statements of operations, change in shareholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from May 21, 2021 (Inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and December 31, 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from May 21, 2021 (Inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the company’s liquidation date is less than one year from the date of the financial statements is issued. This condition raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ Marcum Asia CPAs llp

Marcum Asia CPAs llp

We have served as the Company’s auditor since 2021.

New York, NY

February 21, 2023

Firm ID#: 5395

TLGY ACQUISITION CORPORATION

BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash	$585,241	$1,452,817
Prepaid expenses	281,970	308,125
Other current assets	—	24,567
Total Current Assets	867,211	1,785,509

Investments held in Trust Account	237,501,000	234,600,000

Other assets	—	281,955
Total Assets	$238,368,211	$236,667,464

LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$341,547	$143,166
Accrued offering costs	20,000	35,348
Due to related party	111	111
Total Current Liabilities	361,658	178,625

Derivative warrant liabilities	451,987	10,580,041
Deferred underwriting commission	8,650,000	8,650,000
Total Liabilities	9,463,645	19,408,666

COMMITMENTS AND CONTINGENCIES

Class A ordinary shares subject to possible redemption; 23,000,000 shares (at redemption value at December 31, 2022 and 2021, respectively )	237,501,000	234,600,000

Shareholders’ deficit:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding at December 31, 2022 and 2021	—	—
Class A ordinary shares, $0.0001 par value, 500,000,000 shares authorized, none issued and outstanding (excluding 23,000,000 shares subject to possible redemption) at December 31, 2022 and 2021	—	—
Class B ordinary shares, $0.0001 par value, 50,000,000 shares authorized, 5,750,000 shares issued and outstanding at December 31, 2022 and 2021	575	575
Additional paid-in capital	—	—
Accumulated deficit	(8,597,009)	(17,341,777)
Total Shareholders’ Deficit	(8,596,434)	(17,341,202)
LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$238,368,211	$236,667,464

The accompanying notes are an integral part of these financial statements.

TLGY ACQUISITION CORPORATION

STATEMENTS OF OPERATIONS

		For the Period
		May 21, 2021
	For the	(Inception)
	Year Ended	Through
	December 31,	December 31,
	2022	2021
EXPENSES
Administration fee - related party	$180,000	$15,000
General and administrative	1,203,286	816,357
TOTAL EXPENSES	1,383,286	831,357

OTHER INCOME (EXPENSE)
Income earned on Investments held in Trust Account	2,901,000	—
Change in fair value of derivative liabilities	10,128,054	3,436,685
Offering costs allocable to warrant liability	—	(442,567)
TOTAL OTHER INCOME	13,029,054	2,994,118

Net income	$11,645,768	$2,162,761

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	23,000,000	2,808,036
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.41	$0.27

Weighted average number of Class B ordinary share outstanding, basic and diluted	5,750,000	5,056,920
Basic and diluted net income per Class B ordinary share	$0.41	$0.27

The accompanying notes are an integral part of these financial statements.

TLGY ACQUISITION CORPORATION

STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY

	Class B		Additional
	Ordinary Shares		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of May 21, 2021 (inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	5,750,000	575	24,425	—	25,000
Transfer of Class B ordinary shares to officers and directors	—	—	569,868	—	569,868
Transfer of Class B ordinary shares to Representative and Sponsor investor	—	—	969,382	—	969,382
Remeasurement of Class A ordinary shares to redemption value	—	—	(1,563,675)	(19,504,538)	(21,068,213)
Net income	—	—	—	2,162,761	2,162,761
Balance December 31, 2021	5,750,000	575	—	(17,341,777)	(17,341,202)
Current period remeasurement to redemption value	—	—	—	(2,901,000)	(2,901,000)
Net income	—	—	—	11,645,768	11,645,768
Balance as of December 31, 2022	5,750,000	$575	$—	$(8,597,009)	$(8,596,434)

The accompanying notes are an integral part of these financial statements.

TLGY ACQUISITION CORPORATION

STATEMENTS OF CASH FLOWS

		For the Period
		From May 21, 2021
	For the year	(Inception)
	Ended	Through
	December 31,	December 31,
	2022	2021

Cash Flows From Operating Activities:
Net income	$11,645,768	$2,162,761
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Formation and organization costs paid by related parties	—	6,255
Investment income earned on investments held in the Trust Account	(2,901,000)	—
Gain on change in fair value of derivative warrant liabilities	(10,128,054)	(3,436,685)
Offering costs allocated to derivative warrant liabilities	—	442,567
Share-based compensation	—	569,868
Changes in operating assets and liabilities:
Prepaid expenses	26,155	(308,125)
Other current assets	24,567	(24,567)
Other assets	281,955	(281,955)
Changes in accrued offering costs	(15,348)	35,348
Accounts payable and accrued expenses	198,381	143,166
Net Cash Used In Operating Activities	(867,576)	(691,367)

Cash Flows from Investing Activities:
Cash deposited into Trust Account	—	(234,600,000)
Net Cash Used In Investing Activities	—	(234,600,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units in Public Offering, net of underwriting fee	—	226,000,000
Proceeds from sale of Private Placement Warrants	—	11,259,500
Proceeds from promissory note – related party	—	267,752
Repayment of promissory note – related party	—	(267,752)
Proceeds from issuance of Class B ordinary shares to Sponsor	—	25,000
Due to related party	—	111
Payment of offering costs	—	(540,427)
Net Cash Provided By Financing Activities	—	236,744,184

Net change in cash	(867,576)	1,452,817

Cash at beginning of period	1,452,817	—
Cash at end of period	$585,241	$1,452,817

Supplemental disclosure of non-cash financing activities:

Current period remeasurement to redemption value	$2,901,000	$—
Deferred underwriters’ commissions in connection with the Public Offering	$—	$8,650,000
Deferred offering costs paid in exchange for Class B ordinary shares	$—	$969,385
Remeasurement of Class A ordinary shares to redemption value	$—	$25,275,733

The accompanying notes are an integral part of these financial statements.

TLGY ACQUISITION CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

TLGY Acquisition Corporation (the “Company”) was incorporated in the Cayman Islands on May 21, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from May 21, 2021 (inception) through December 31, 2022 were organizational activities and those necessary to prepare for the Initial Public Offering, described below, and, since the completion of our Initial Public Offering, searching for a target to consummate an initial business combination. The Company will not generate any operating revenues until after the completion of an initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on November 30, 2021. On December 3, 2021, the Company consummated the Initial Public Offering of 20,000,000 units (“Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”), generating gross proceeds of $200,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) of an aggregate of 10,659,500 warrants (the “Private Placement Warrants”) to TLGY Sponsors LLC (the “Sponsor”) at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company in the amount of $10,659,500.

On December 8, 2021, the Company consummated the closing of the sale of an additional 3,000,000 Units (the “Option Units”) at $10.00 per Option Unit, pursuant to the underwriters’ exercise in full of their over-allotment option, generating gross proceeds of $30,000,000. The Company also consummated the closing of the sale of an additional 600,000 Private Placement Warrants at $1.00 per Private Placement Warrant, generating gross proceeds of $600,000, to the Sponsor in respect of its obligation to purchase such additional Private Placement Warrants upon the exercise of the underwriters’ over-allotment option.

Transaction costs amounted to $14,183,689 consisting of $4,000,000 of underwriting fees, $8,650,000 of deferred underwriting fees payable (which are held in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”)) and $533,689 of other offering costs related to the Initial Public Offering. Cash of $585,241 was held outside of the Trust Account on December 31, 2022 and was available for working capital purposes. As described in Note 6, the $8,650,000 deferred underwriting fees are contingent upon the consummation of the Business Combination within 15 months (or up to 24 months if extended) from the closing of the Initial Public Offering.

Following the closing of the Initial Public Offering on December 3, 2021 and the sale of the underwriters’ overallotment units on December 8, 2021, an amount of $234,600,000 ($10.20 per Public Share) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in the Trust Account which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be minimum redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (ASC 480).

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of the Class A ordinary shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A ordinary shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place. Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination.

If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination only if the Company receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment.

If the Company has not completed a Business Combination within 15 months from the closing of the Initial Public Offering (or up to 24 months from the closing of the Initial Public Offering if the period of time to consummate a business combination is extended in accordance with the terms of the Amended and Restated Memorandum and Articles of Association) (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be minimum redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.20 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Management’s Plan

As of December 31, 2022, the Company had cash of approximately $585,241 and working capital of approximately $505,553.

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the funds held outside the Trust Account, as well as access to funds pursuant to a commitment letter from the Sponsor and a working capital loan, are sufficient to fund the working capital needs of the Company until the consummation of an initial business combination or the winding up of the Company as stipulated in the Company’s Amended and Restated Memorandum and Articles of Association. Management has determined that if the Company is unsuccessful in consummating an initial business combination within 15 months from the closing of the IPO, the requirement that the Company cease all operations, redeem the public shares and thereafter liquidate and dissolve raises substantial doubt about the ability to continue as a going concern. Additionally, management has determined that the Combination Period is less than one year from the date of the issuance of the financial statements. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. As a result, this factor raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The accompanying financial statements have been prepared in conformity with GAAP, which contemplate continuation of the Company as a going concern.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the balance sheet.

Additionally, as a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable.

The financial statements do not include any adjustments that might result from the outcome of the above uncertainties.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheets, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2022 and 2021, the Company had cash of $585,241 and $1,452,817, respectively held outside the Trust Account. The Company did not have any cash equivalents at December 31, 2022 and 2021.

Investments held in Trust Account

At December 31, 2022 and 2021, the Company had $237.5 million and $234.6 million in investments held in the Trust Account, respectively. The Company’s portfolio of investments held in the Trust Account are invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act.

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of the Financial Accounting Standards Board (“FASB”) ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering. Upon completion of the Initial Public Offering, offering costs associated with warrant liabilities are expensed as incurred. Offering costs associated with the Units were allocated between temporary equity and the Public Warrants by the relative fair value method. Offering costs of $534,172 consisted principally of costs incurred in connection with preparation for the Initial Public Offering. These offering costs, together with the underwriter fees of $12,650,000 (or $4,000,000 paid in cash upon the closing of the Initial Public Offering and a deferred fee of $8,650,000), were allocated between temporary equity, the Public Warrants and the Private Warrants in a relative fair value method upon completion of the Initial Public Offering. Of these costs, $442,567 were allocated to the Public Warrants and to the Private Placement Warrants and are charged to the statements of operations. In addition, the Company recorded the fair value of $999,517 (net of consideration) for an aggregate of 300,300 Class B shares transferred to Mizuho Securities USA LLC, the representative of the underwriters and 15,000 Class B shares transferred to Centaury Management Ltd., an investor in the Sponsor, each transferred upon the closing of the Initial Public Offering.

Class A ordinary shares subject to possible redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2022 and 2021, the 23,000,000 Class A ordinary shares subject to possible redemption in the amount of $237,501,000 and $234,600,000 at redemption value per Public Share are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized a measurement adjustment from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit of approximately $19.5 million as of December 31, 2021. During the year ended December 31, 2022, the Company recorded a measurement adjustment of $2,901,000 to increase to redemption value.

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. The remeasurement adjustment associated with the redeemable Class A Ordinary Shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income per ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering and (ii) the Private Placement. As of December 31, 2022, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and subsequently share in the earnings of the Company.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share.

		For the Period
	For the Year	from May 21, 2021 (inception)
	Ended December 31,	through December 31,
	2022	2021
Class B Redeemable ordinary shares
Numerator: Allocation of net income, as adjusted	$9,316,614	$772,173
Denominator: Basic and diluted weighted average shares outstanding	23,000,000	2,808,036
Basic and diluted net income per Class A Ordinary Share	$0.41	$0.27
Class B Non-redeemable ordinary shares
Numerator: Allocation of net income, as adjusted	$2,329,154	$1,390,588
Denominator: Basic and diluted weighted average shares outstanding	5,750,000	5,056,920
Basic and diluted net income per Class B Ordinary Shares	$0.41	$0.27

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

See Note 9 for additional information regarding liabilities measured at fair value.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” The Company’s derivative instruments are recorded at fair value as of the closing date of the Initial Public Offering (December 3, 2021) and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the Public Warrants and the Private Placement Warrants are a derivative instrument. As the Public Warrants and the Private Placement Warrants meet the definition of a derivative, the Public Warrants and the Private Placement Warrants are measured at fair value at issuance and at each reporting date in accordance with ASC 820, “Fair Value Measurement,” with changes in fair value recognized in the statements of operations in the period of change.

Warrant Liabilities

The Company accounts for the Public Warrants and the Private Placement Warrants issued in connection with the Initial Public Offering and the Private Placement in accordance with the guidance contained in FASB ASC 815, “Derivatives and Hedging” whereby under that provision, the Public Warrants and the Private Placement Warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at fair value and adjusts the instrument to fair value at each reporting period. This liability will be re-measured at each balance sheet date until the Public Warrants and the Private Placement Warrants are exercised or expire, and any change in fair value will be recognized in the Company’s statements of operations. Upon issuance and as of December 31, 2021, the Company used a Monte Carlo simulation model to value the Public Warrants and a modified Black-Scholes model to value the Private Placement Warrants. As of December 31, 2022, the quoted market price is used as the fair value as of each relevant date for valuing the Public Warrants. The Private Placement Warrants are valued using a modified Black-Scholes model. The Company’s valuation model utilizes inputs and other assumptions and may not be reflective of the price at which they can be settled. Such warrant classification is also subject to re-evaluation at each reporting period.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt with Conversion and other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40). The new guidance eliminates the beneficial conversion and cash conversion accounting models for convertible instruments. It also amends the accounting for certain contracts in an entity’s own equity that are currently accounted for as derivatives because of specific settlement provisions. In addition, the new guidance modifies how particular convertible instruments and certain contracts that may be settled in cash or shares impact the diluted EPS computation. This guidance is effective as of January 1, 2024 for smaller reporting companies (early adoption is permitted effective January 1, 2021). The Company is currently evaluating the effect the updated standard will have on its financial position, results of operations or financial statement disclosure.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering and the underwriters’ exercise of the over-allotment option, the Company sold 23,000,000 Units at a purchase price of $10.00 per Unit generating gross proceeds to the Company in the total amount of $230,000,000, which includes the full exercise of the underwriter over-allotment option generating gross proceeds of $30,000,000 to the Company. Each Unit consists of one share of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A common shares”), and one-half of one redeemable warrant of the Company (each whole warrant, a “Warrant”), with each whole Warrant entitling the holder thereof to purchase one whole Class A ordinary share at a price of $11.50 per share, subject to adjustment. See Note 8.

NOTE 4 — PRIVATE PLACEMENTS

Simultaneously with the closing of the Initial Public Offering and the exercise of the over-allotment option, the Company consummated the private sale (the “Private Placement”) of an aggregate of 11,259,500 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company in the amount of $11,259,500.

A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will be worthless.

The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain exceptions.

NOTE 5 — RELATED PARTIES

Founder Shares

On June 17, 2021, the Sponsor received 5,750,000 of the Company’s Class B ordinary shares (the “Founder Shares”) in exchange for cash paid on behalf of the Company of $25,000. On August 7, 2021, the Sponsor surrendered and forfeited 718,750 Founder Shares for no consideration, following which the Sponsor holds 5,031,250 Founder Shares. On November 30, 2021, the Company effected a further issuance of founder shares, resulting in the Sponsor holding an aggregate of 5,750,000 founder shares. All share amounts have been retroactively restated to reflect this surrender. The Founder Shares include an aggregate of up to 750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. Upon the exercise of the over-allotment option, these shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property.

Concurrent with the closing of the Initial Public Offering, the Sponsor transferred 30,000 Class B ordinary shares to each of the three independent directors, at an aggregate purchase price of $150, or approximately $0.005 per share. During the period ended December 31, 2021, the Company recorded share-based compensation of $569,868 to the statements of operations for services rendered.

General and Administrative Services

Commencing on November 30, 2021, the Company has agreed to pay the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the year ended December 31, 2022, the Company incurred $180,000 pursuant to the administrative services agreement. During the period March 21, 2021 (inception) through December 31, 2021, the Company incurred $15,000 pursuant to the administrative services agreement. As of December 31, 2022 and 2021, there was no amount due to related party in connection with administrative service agreement.

Promissory Note — Related Party

On June 17, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2022, or (ii) the consummation of the Initial Public Offering. The Company borrowed approximately $268,000 under the Promissory Note and repaid the Promissory Note in full on December 8, 2021. As a result, the Promissory Note is no longer available as of December 31, 2022 and 2021.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of its officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital

Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2022 and 2021, there were no amounts outstanding under the Working Capital Loans.

Time Extension Funding Loans

In addition, in order to extend the Company’s time period for consummating a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of its officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes its Business Combination, the Company will repay such loaned amounts. In the event that the Business Combination does not close, no proceeds from the Trust Account would be used to repay such time extension funding loaned amounts. If the Company does not complete a Business Combination, the Company will not repay such time extension funding loans. Up to $3,000,000 of loans made to extend the time period for consummating an initial business combination may be convertible into private placement warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender (the “Extension Loans”). Such warrants would be identical to the Private Placement Warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of a Business Combination, the Company does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as the Company does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans or Extension Loans (and any shares of ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans or Extension Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions.

On December 3, 2021, concurrent with the closing of the Initial Public Offering, the underwriters were paid a cash underwriting discount of $0.20 per Unit, or $4,000,000 in the aggregate (regardless of whether the underwriters’ over-allotment option to purchase additional units is exercised in full), which was paid upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $7,000,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On December 8, 2021, the Company consummated the closing of the sale of an additional 3,000,000 Option Units at $10.00 per Option Unit, pursuant to the underwriters’ exercise in full of their over-allotment option, generating gross proceeds of $30,000,000. The Company recorded an additional deferred fee of $1,650,000 to be paid upon completion of a Business Combination.

Concurrent with the closing of the Initial Public Offering, the Sponsor transferred 15,000 Class B ordinary shares to Centaury Management Ltd., an investor in the Sponsor, at an aggregate purchase price of $75, or approximately $0.005 per share. The Sponsor also transferred 300,300 Class B ordinary shares to Mizuho Securities USA LLC, the representative of the underwriters, at an aggregate purchase price of $1,000,000, or approximately $3.33 per share (the “Representative’s Shares”). The Company thus recorded additional transaction costs of $999,517, the grant date fair value of the shares net of consideration received. The Representative’s Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement of which this prospectus forms a part pursuant to Rule 5110(e)(1) of the FINRA Manual.

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 5,000,000 shares of preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 23,000,000 shares of Class A ordinary shares issued and outstanding, respectively, including 23,000,000 shares of Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 shares of Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. On November 30, 2021, the Company effected a further issuance of Founder Shares, resulting in the Sponsor holding an aggregate of 5,750,000 Founder Shares. As of December 31, 2022 and 2021, there were 5,750,000 shares of Class B ordinary shares issued and outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of ordinary shares, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as otherwise required by law. In connection with a Business Combination, the Company may enter into a shareholders agreement or other arrangements with the shareholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of the Initial Public Offering.

The shares of Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B ordinary shares shall convert into shares of Class A ordinary shares will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A ordinary shares issuable upon conversion of all shares of Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of ordinary shares outstanding upon the completion of Initial Public Offering plus all shares of Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A ordinary shares redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued or issuable to any seller of an interest in the target to the Company in a Business Combination.

NOTE 8 — WARRANTS LIABILITIES

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A ordinary share pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A ordinary shares is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A ordinary shares until the warrants expire or are redeemed. Notwithstanding the above, if the Class A ordinary share is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Share of Class A Ordinary Share Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and
●	if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 10 trading days within a 20-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants When the Price per Share of Class A Ordinary Share Equals or Exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;
●	at a price of $0.10 per warrant provided that the holder will be able to exercise their warrants on cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A ordinary shares;
●	upon a minimum of 30 days’ prior written notice of redemption;
●	if, and only if, the last reported sale price of the Class A ordinary share equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 10 trading days within a 20- trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

The Private Placement Warrants are identical to the Public Warrants underlying the Units, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers of the Private Placement Warrants or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company accounts for the 22,759,500 warrants issued in connection with the Initial Public Offering (including 11,500,000 Public Warrants and 11,259,500 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.

The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the Initial Public Offering. Accordingly, the Company classified each warrant as a liability at its fair value and the warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by the Monte Carlo simulation. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification. As of December 31, 2022 and 2021, the derivative warrant liability was $451,987 and $10,580,041, respectively.

NOTE 9 — FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets and liabilities that are measured at fair value at December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		December 31,		December 31,
Description	Level	2022	Level	2021
Assets:
Investments held in Trust Account	1	$237,501,000	1	$234,600,000
Liabilities:
Warrant liability – Private Placement Warrants	3	$238,087	3	5,382,041
Warrant liability – Public Warrants	1	213,900	3	5,198,000
		$451,987		$10,580,041

The Public Warrants and the Private Placement Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within liabilities on the balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.

Upon issuance, the Company used a Monte Carlo simulation model to value the Public Warrants and a modified Black-Scholes model to value the Private Placement Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one Class A ordinary share and one-half of one Public Warrant), (ii) the sale of Private Warrants, and (iii) the issuance of Class B ordinary shares, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption (temporary equity) and Class B ordinary shares (permanent equity) based on their relative fair values at the initial measurement date. Upon issuance, the Public Warrants and the Private Placement Warrants were classified within Level 3 of the fair value hierarchy at the measurement dates due to the use of unobservable inputs. Inherent in pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term.

The subsequent measurements as of December 31, 2022 of the Public Warrants after the detachment of the Public Warrants from the Units are classified as Level 1 due to the use of an observable market quote in an active market. For periods subsequent to the detachment of the Public Warrants from the Units, the publicly traded closing price of the Public Warrants of $0.12 per warrant, was used as the fair value as of the relevant date. The terms of the Private Placement Warrants are analogous to the Public Warrants with the exception that they are not redeemable. As such, these warrants were valued using a modified Black-Scholes model.

The table below provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the year ended December 31, 2022 and 2021:

Fair Value
Measurement
Using Level 3
Inputs Total
Balance, fair value at May 21, 2021 (inception)	$—
Initial measurement at December 3, 2021 and December 8, 2021	14,016,726
Change in fair value of derivative warrant liabilities	(3,436,685)
Balance, December 31, 2021	10,580,041
Transfer to Level 1	(5,198,000)
Change in fair value of derivative warrant liabilities	(5,143,954)
Balance, December 31, 2022	$238,087

The key inputs into the Monte Carlo simulation model and the modified Black-Scholes model were as follows at initial measurement:

	December 31, 2022		December 31, 2021
Share price	$10.26		$9.72
Exercise price	$11.50		$11.50
Risk-free interest rate	4.68%		1.38%
Expected life of warrants	5.64	years	6.39	years
Expected volatility of underlying shares	4.1%		9.5%
Dividend yield	0%		0%
Probability of business combination	8.9%		70%

As of December 31, 2022 and 2021, the derivative warrant liability was $451,987 and $10,580,041, respectively. In addition, for the year ended December 31, 2022, the Company recorded a gain of $10,128,054 and $3,436,685 on the change in fair value of the derivative warrant liabilities on the statements of operations, respectively.

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to February 21, 2023, the date that the financial statements were available to be issued. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment to or disclosure in the financial statements.

VERDE BIORESINS, INC.

CONDENSED BALANCE SHEETS

	June 30, 2023 (unaudited)	December 31, 2022
Assets:
Current assets:
Cash and cash equivalents	$4,124,185	$1,194,537
Accounts receivables	17,324	—
Inventory	79,036	—
Prepaid expenses and other current assets	52,259	74,658
Total current assets	4,272,804	1,269,195
Operating lease right-of-use assets, net	1,580,681	1,778,332
Property and equipment, net	2,050,746	1,787,718
Other assets	481,124	466,153
Total assets	$8,385,355	$5,301,398
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$441,604	$9,239
Accrued liabilities	1,153,818	380,917
Convertible notes, net of debt discount of $5,233,010 and $1,395,349 of June 30, 2023 and December 31, 2022, respectively	4,266,990	2,604,651
Current portion of operating lease liabilities	324,477	364,146
Total current liabilities	6,186,889	3,358,953
Non-current portion of operating lease liabilities	1,336,706	1,491,170
Total liabilities	7,523,595	4,850,123
Commitments and Contingencies (Note 8)
Stockholders’ equity:
Common stock, $0.00001 par value; 33,723,608,890 shares authorized: 3,243,321,874 shares issued and outstanding at June 30, 2023 and December 31, 2022	32,434	32,434
Additional paid-in-capital	20,157,328	14,657,328
Accumulated deficit	(19,328,002)	(14,238,487)
Total stockholders’ equity	861,760	451,275
Total liabilities and stockholders’ equity	$8,385,355	$5,301,398

See accompanying notes to unaudited condensed financial statements

VERDE BIORESINS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended June 30, 2023	For the Three Months Ended June 30, 2022	For the Six Months Ended June 30, 2023	For the Six Months Ended June 30, 2022
Sales	$67,670	$—	$67,670	$—
Cost of sales	36,477	—	36,477	—
Gross profit	31,193	—	31,193	—

Operating expenses:
Selling expenses	111,357	70,369	188,412	142,583
General and administrative	1,033,149	474,622	2,414,950	980,808
Research and development	250,519	235,404	521,556	487,575
Operating expenses:	1,395,025	780,395	3,124,918	1,610,966

Loss from operations	1,363,832	780,395	3,093,725	1,610,966

Interest expense	482,506	766,402	1,995,790	768,696
Net loss	$(1,846,338)	$(1,546,797)	$(5,089,515)	$(2,379,662)

Net loss per share:
Basic and diluted net loss per share	(0.00)	(0.00)	(0.00)	(0.00)
Weighted average shares outstanding:
Basic and diluted	3,243,321,874	3,243,321,874	3,243,321,874	3,243,321,874

See accompanying notes to unaudited condensed financial statements

VERDE BIORESINS, INC.

CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

(unaudited)

	Number	Common	Additional	Accumulated
	of Shares	Stock	Paid-in Capital	Deficit	Total
Balance – January 1, 2022	3,243,321,874	$32,434	$10,657,328	$(7,849,211)	$2,840,551
Issuance of warrants in connection with issuance of convertible notes	—	—	2,863,190	—	2,863,190
Beneficial conversion feature of convertible notes	—	—	1,136,810	—	1,136,810
Net loss	—	—	—	(832,865)	(832,865)
Balance – March 31, 2022	3,243,321,874	$32,434	$14,657,328	$(8,682,076)	$6,007,686

Net loss	—	—	—	(1,546,797)	(1,546,797)
Balance – June 30, 2022	3,243,321,874	$32,434	$14,657,328	$(10,228,873)	$4,460,889

Balance – January 1, 2023	3,243,321,874	$32,434	$14,657,328	$(14,238,487)	$451,275
Net loss	—	—	—	(3,243,177)	(3,243,177)
Balance – March 31, 2023	3,243,321,874	$32,434	$14,657,328	$(17,481,664)	$(2,791,902)
Issuance of warrants in connection with issuance of convertible notes	—	—	5,129,270	—	5,129,270
Beneficial conversion feature of convertible notes	—	—	370,730	—	370,730
Net loss	—	—	—	(1,846,338)	(1,846,338)
Balance – June 30, 2023	3,243,321,874	$32,434	$20,157,328	$(19,328,002)	$861,760

See accompanying notes to unaudited condensed financial statements

VERDE BIORESINS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Cash flow from operating activities:
Net loss	$(5,089,515)	$(2,379,662)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	117,790	96,791
Operating lease costs	197,651	178,903
Amortization of debt issuance costs	24,422	8,818
Loss on disposal of property and equipment	—	28,234
Amortization of debt discount	1,662,339	705,426
Changes in assets and liabilities:
Prepaid expenses and other current assets	35,668	689
Inventory	(79,036)	—
Accounts receivable	(17,324)	—
Other assets	(14,971)	(51,593)
Accounts payable	432,365	1,681
Operating lease liabilities	(194,133)	(168,686)
Accrued liabilities	772,901	(36,022)
Net cash used in operating activities	(2,151,843)	(1,615,421)
Cash flow from investing activities:
Purchases of property and equipment	(380,818)	(67,382)
Net cash used in investing activities	(380,818)	(67,382)
Cash flow from financing activities:
Proceeds from debt financing	5,500,000	2,000,000
Issuance costs	(37,691)	(50,000)
Net cash provided by financing activities	5,462,309	1,950,000
Net change in cash and cash equivalents	2,929,648	267,197
Cash and cash equivalents - beginning of period	1,194,537	750,050
Cash and cash equivalents - end of period	$4,124,185	$1,017,247
Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$—	$—
Supplemental disclosure of non-cash financing and investing activities:
Increase in notes receivable	$—	$(2,000,000)
Beneficial conversion feature	370,730	1,136,810
Issuance of warrants in connection with issuance of convertible notes	5,129,270	2,863,190

See accompanying notes to unaudited condensed financial statements

VERDE BIORESINS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

For The Six Months Ended June 30, 2023 and 2022

1. Nature of Operations and Liquidity

Nature of activities

Verde Bioresins, Inc. (the “Company” or “Verde”) (originally incorporated under the name Ezonyx Bio Technologies, Inc.) was incorporated in the State of Delaware on March 4, 2020. Verde is a full-service privately held company that specializes in the development and manufacturing of PolyEarthylene, proprietary, biodegradable, and compostable polymers derived from sustainable resources as an alternative to conventional plastics. This material is capable of being recycled with conventional polyethylene, is eco-friendly, and represents a sustainable bioresin for injection molding, film extrusion, blow molding and thermoform applications. With performance properties like petro-polymers, PolyEarthylene products can be produced in any form and color desired for use on existing plastics manufacturing equipment.

Liquidity and Going Concern

The accompanying financial statements have been prepared on the basis that the Company is a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had not generated revenues from operations until April 2023. During the six months ended June 30, 2023, the Company incurred net losses of $5,089,515, used $2,151,843 of cash and cash equivalents for its operating activities, had negative working of $1,914,085 as of June 30, 2023 and accumulated deficit of $19,328,002 as of June 30, 2023.

The Company’s existence is dependent upon management’s ability to obtain additional funding sources, enter into strategic alliances or generate significant revenues, to cover its ongoing operating expenses, and also to continue to develop and be able to profitably market its products. Adequate additional financing may not be available to the Company on acceptable terms, or at all. If the Company is unable to raise additional capital and/or enter into strategic alliances when needed or on attractive terms, it would be forced to delay or reduce any commercialization efforts. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. Additional working capital will be required to continue operations and scale its products. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classifications of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

2. Basis of Presentation and Summary of Significant Accounting Policies

Unaudited Financial Information

The Company’s unaudited condensed financial statements included herein have been prepared in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP, and pursuant to the rules and regulations of the Securities and Exchange Commission, or SEC. In the Company’s opinion, the information furnished reflects all adjustments, all of which are of a normal and recurring nature, necessary for a fair presentation of the financial position and results of operations for the reported interim periods. The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. The results of operations for interim periods are not necessarily indicative of results to be expected for the full year or any other interim period.

The unaudited condensed financial statements should be read in conjunction with the audited financial statements as of and for the year ended December 31, 2022 and the notes thereto. The balance sheet data as of December 31, 2022 was derived from the audited financial statements as of that date but does not include all disclosures required by U.S. GAAP.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions reflected in these financial statements include but are not limited to the allowance for doubtful accounts, allowance for sales returns, accrual of research and development expenses, and valuation of equity instruments and beneficial conversion feature.

Segment Information

The Company manages its operations as a single operating segment for the purposes of assessing performance and making decisions.

Cash and Cash Equivalents

Cash and cash equivalents include cash and certain highly liquid investments with original maturities of 90 days or less from the date of purchase. Cash equivalents are primarily recorded at cost, which approximates fair value due to their generally short maturities.

Concentration of Credit Risk

Financial instruments that subject the Company to credit risk primarily consist of cash and cash equivalents and accounts receivables. The Company maintains its cash and cash equivalent balances with high-quality financial institutions and, consequently, the Company believes that such funds are subject to minimal credit risk. As of June 30, 2023, the Company had cash of $4,095,567 in excess of the Federal Deposit Insurance Corporation insured limit. The Company provides credit to its customers in the normal course of its operations. It carries out, on a continuing basis, credit checks on its customers.

Allowance for expected credit loses

The Company estimates the balance of its allowance for expected credit losses by analyzing accounts receivable balances by age and applying historical write-off and collection trend rates. The Company’s estimates include separately providing for customer receivables based on specific circumstances and credit conditions, and when it is deemed probable that the balance is uncollectible. Account balances are written off against the allowance when it is determined that the receivable will not be recovered. The allowance for expected credit losses at June 30, 2023 was $0.

Fair Value of Financial Instruments

Fair value is defined as the price the Company would receive to sell an investment in a timely transaction or pay to transfer a liability in a timely transaction with an independent buyer in the principal market, or in the absence of a principal market, the most advantageous market for the investment or liability. A framework is used for measuring fair value utilizing a three-tier hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels of the fair value hierarchy are as follows:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets and liabilities

Level 2 — Observable inputs other than quoted prices in active markets, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data;

Level 3 — Unobservable inputs reflecting management’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The carrying amounts of the Company’s cash and cash equivalents were measured using quoted market prices in active markets and represent Level 1 investments. The Company’s other financial instruments such as accounts receivables, accounts payable, accrued expenses and convertible notes, approximate their fair values due to their short maturities.

Inventory

Inventories are principally comprised of raw materials and finished goods and are valued at the lower of cost or net realizable value with cost being determined using first-in first-out method. The Company reviews inventories for obsolete items to determine adjustments that it estimates will be needed to record inventory at lower of cost or net realizable value. Inventory costs include labor, overhead, manufacturing costs and inbound freight costs.

Revenue Recognition

Verde recognizes revenue from product sales in accordance with the Financial Accounting Standards Board’s Accounting Standard Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). This standard applies to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. Under ASC 606, Verde recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that Verde expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that are determined to be within the scope of ASC 606, Verde performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. Verde only applies the five-step model to contracts when it is probable that Verde will collect the consideration it is entitled to in exchange for the goods it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, Verde assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised goods is distinct. Verde then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Verde derives its revenues primarily from product sales of PolyEarthylene. Verde primarily produces and sells formulated resin pellets and Verde typically recognizes revenue for these sales upon shipment. Verde sells to distributors who may request a return or credit for unforeseen reasons or who may have agreed discounts or allowances to be netted from amounts invoiced. Due to the highly specialized nature of Verde’s products, returns and allowances are projected to be infrequent and immaterial. Verde offers a standard quality assurance warranty related to the fitness of its finished goods.

The Company records accounts receivables due from distributors and other customers. Payment terms to customers are generally 30-60 days. Accounts receivable was $17,324, $0and $0 as of June 30, 2023, December 31, 2022 and January 1, 2022, respectively.

Research and Development

Research and development costs are expensed as incurred. Research and development expenses include personnel costs associated with research and development activities, including third-party contractors to perform research, conduct testing and manufacture new product samples. The Company accrues for costs incurred by external service providers based on its estimates of services performed and costs incurred. These estimates include the level of services performed by third parties. Based on the timing of amounts invoiced by service providers, the Company may also record payments made to those providers as prepaid expenses that will be recognized as expense in future periods as the related services are rendered.

Selling Expenses

Selling expenses consist of salary, marketing, and advertising costs not directly attributable to direct costs of production or associated with the Company’s administration, research and development activities.

Net Loss per Share

Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding for the year. Diluted loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding plus common stock equivalents (if dilutive) related to stock options, restricted stock units, and warrants for each year and the conversion feature of convertible notes.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all Accounting Standards Updates (“ASUs”). ASUs not discussed below were assessed and determined to be either not applicable or are expected to have minimal impact on the financial statements.

In 2016, the Financial Accounting Standards Board issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016- 13”). The guidance changes the impairment model used to measure credit losses for most financial assets. A new forward-looking expected credit loss model will replace the existing incurred credit loss model and will impact the Company’s accounts receivables. This is expected to generally result in earlier recognition of allowances for credit losses. The Company adopted ASU 2016-13 on January 1, 2023 and it did not have a material impact on the Company’s condensed financial statements.

Leases

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Most leases with a term greater than one year are recognized on the balance sheet as right-of-use assets and lease liabilities. The Company has elected not to recognize on the balance sheet leases with terms of one year or less. Certain of the Company’s lease agreements contain renewal options; however, the Company does not recognize right-of-use assets or lease liabilities for renewal periods unless it is determined that the Company is reasonably certain of renewing the lease at inception or when a triggering event occurs.

The Company leases warehouse space and office facilities. Verde’s operating leases with terms longer than 12 months are recorded at the sum of the present value of the lease’s fixed minimum payments as operating lease right of use assets (“ROU assets”) in the Company’s balance sheets. For leases that contain termination options, where the rights to terminate are held by either Verde, the lessor, or both parties and it is reasonably certain that Verde or the lessor will exercise that option, Verde factors these extended or shortened lease terms into the minimum lease payments. The ROU assets also include any initial direct costs incurred and lease payments made at or before the commencement date and are reduced by lease incentives.

The Company uses an incremental borrowing rate to determine the present value of the lease payments for leases, as Verde’s leases do not have readily determinable implicit interest rates. The Company’s incremental borrowing rates represent the rates incurred to borrow on a collateralized basis over a similar term at an amount equal to the lease payments in a similar economic environment.

The depreciable life of ROU assets is limited by the expected lease term unless there is a transfer of title or purchase option reasonably certain of exercise. The Company’s lease agreements do not contain any significant residual value guarantees or material restrictive covenants.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to 10 years. Leasehold improvements are amortized over the shorter of useful lives of the asset or maximum related lease term.

Convertible Notes

The convertible notes are considered a hybrid financial instrument consisting of put options, conversion option and various embedded features that required evaluation as potential embedded derivatives under FASB ASC 815, Derivatives and Hedging (“ASC 815”). Based on the nature of the host instrument and the embedded features, management concluded that none of the conversion and redemption features required bifurcation and separate accounting from the host instrument. The Company determined that the put options in the event of default and change in control was an embedded derivative. As a result, the put options required bifurcation and separate accounting under ASC 815. The value of such options was immaterial as of the issuance date, December 31, 2022 and at June 30, 2023.

When the Company has determined that the embedded conversion option should not be bifurcated from its host instrument, the Company accounts for convertible notes in accordance with ASC 470-20, Debt with Conversion and Other Options. The Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the notes. The Company amortizes any debt discount over the term of the notes, using the effective interest method.

Warrants

The Company accounts for stock warrants as either equity instruments, liabilities or derivative liabilities in accordance with ASC Topic 480, Distinguishing Liabilities from Equity and/or ASC 815, depending on the specific terms of the warrant agreement. Liability-classified warrants are recorded at their estimated fair values at each reporting period until they are exercised, terminated, reclassified or otherwise settled. Changes in the estimated fair value of liability-classified warrants are recorded in the statements of operations. Equity-classified warrants are recorded within additional paid-in capital at the time of issuance and not subject to remeasurement.

When equity-classified warrants are issued in connection with issuance of convertible notes, net proceeds received are allocated to the financial instruments issued which results in a debt discount that is amortized over the term of the convertible notes, using the effective interest method.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC Topic 740, Income Taxes (“ASC 740”). Under the asset and liability method, deferred income taxes are recognized for differences between the financial reporting and tax bases of assets and liabilities at enacted statutory tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred taxes of a change in a tax rate is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company provides for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of June 30, 2023 and December 31, 2022, the Company had a full valuation allowance against deferred tax assets.

ASC 740 prescribes a more likely-than-not threshold for the financial statement recognition of uncertain tax positions. ASC 740 clarifies the accounting for income taxes by prescribing a minimum recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company undergoes a process to evaluate whether income tax accruals are in accordance with ASC 740 guidance on uncertain tax positions. There are currently no open Federal or State audits. The Company has not recorded any liability for uncertain tax positions as of June 30, 2023 and December 31, 2022.

Stock-Based Compensation

The Company accounts for all stock-based payment awards granted to employees and non-employees, if any, as stock-based compensation expense at their grant date fair value. The Company’s stock-based payments include stock options, restricted stock units, and stock appreciation rights. The measurement date for employee awards is the date of grant, and stock-based compensation costs are recognized as expense over the employees’ requisite service period, on a straight-line basis. The measurement date for non-employee awards is the date of grant and stock-based compensation costs for non-employees are recognized as expense over the vesting period on a straight-line basis. Forfeitures are accounted for as they occur.

Subsequent Events

The Company evaluated subsequent events that occurred after the balance sheet date through November 13, 2023, which is the date the financial statements were available to be issued and no events were noted other than those already disclosed elsewhere in the financial statements.

3.Property and Equipment

Property and equipment, net, consists of the following on June 30, 2023 and December 31, 2022:

	Estimated Useful Life (Years)	June 30, 2023 (unaudited)	December 31, 2022
Leasehold improvements	12	$578,666	$575,570
Machinery and equipment	7 – 10	1,727,657	1,355,748
Office equipment	3 – 5	62,655	60,249
Furniture and fixtures	3 – 10	34,997	31,590
Injection molds	3	44,582	44,582
		2,448,557	2,067,739
Accumulated depreciation and amortization		(397,811)	(280,021)
Property and equipment, net		$2,050,746	1,787,718

Depreciation expense amounted to $61,981 and $117,790 for the three and six months ended June 30, 2023, respectively, and $48,822 and $96,791 for the three and six months ended June 30, 2022, respectively.

4.Other Assets

Other assets are comprised of security deposit and deposits for the purchases of equipment, machinery or raw material which will be used in manufacturing.

The components of other assets as of June 30, 2023 and December 31, 2022 are as follows:

	June 30, 2023 (unaudited)	December 31, 2022
Deposit to vendors	$27,371	$12,400
Rent deposit	11,013	11,013
Letter of credit	442,740	442,740
Total other assets	$481,124	$466,153

The Company established an irrevocable standby letter of credit with a bank for $442,740 which expires on March 16, 2024, and is renewed automatically for a one-year period. The letter of credit serves as the Company’s security deposit in the amount of one-year lease on a warehouse leased by the Company (see Note 7) in which the landlord is the beneficiary.

5.Accrued Liabilities

The components of accrued liabilities as of June 30, 2023 and December 31, 2022 are as follows:

	June 30, 2023 (unaudited)	December 31, 2022
Accrued professional fees	$513,854	$121,575
Accrued insurance premium, royalties, and utilities	37,715	12,076
Accrued interest on convertible notes	492,467	183,014
Accrued employees’ wages & benefits	109,782	64,252
Total accrued liabilities	$1,153,818	$380,917

6.Convertible Notes

On February 17, 2023, Verde issued to Acuitas Group Holdings LLC (“Acuitas”) a senior secured convertible promissory note (the “February 2023 Note”) with an aggregate principal amount of $4,000,000, documenting Acuitas’s prior two equal cash transfers to Verde, which aggregated to $4,000,000 and which were made on March 31, 2022 and November 2, 2022. The proceeds of the first and second principal amounts were received by the Company in April 2022 and November 2022, respectively. The February 2023 Note accrues interest on (i) $2,000,000 of the principal amount outstanding commencing on and including March 31, 2022 (the “First Interest Accrual Date”), and (ii) $2,000,000 of the principal amount outstanding commencing on and including November 2, 2022, each at an interest rate of 10% per annum. During the three and six months ended June 30, 2023, the Company recognized interest expense of $102,026 and $198,356, respectively, and during the three and six months ended June 30, 2022, the Company recognized interest expense of $52,158 and $54,452, respectively, on the condensed statements of operations.

Unless earlier converted or repaid, on or after (i) the 12-month anniversary of the First Interest Accrual Date, provided that such date shall be automatically extended by a period of six (6) months if Verde enters into the a definitive business combination agreement with TLGY Acquisition Corporation (“TLGY”) on or before March 18, 2023 (the “Maturity Date”), or (ii) any time on or after the occurrence of an event of default (as defined in the February 2023 Note), the entire outstanding principal and accrued interest under the February 2023 Note shall, at the option of Acuitas, be either due and payable or converted into shares of Verde Common Stock. The number of shares of Verde Common Stock into which the outstanding principal and accrued interest will convert shall be equal to the quotient of (i) such outstanding principal amount and accrued interest divided by (ii) $5,000,000 divided by the fully diluted capitalization of Verde as of the applicable date of determination (which capitalization shall exclude any equity securities issuable upon conversion of the February 2023 Note and the February 2023 Warrant (as defined below)) (the “February 2023 Capped Price”), in accordance with the terms of the February 2023 Note. In the event of a qualified conversion event (as defined in the February 2023 Note), the outstanding principal amount and accrued interest will automatically convert into Verde Common Stock or other equity securities at a price per share equal to the February 2023 Capped Price as determined immediately prior to the consummation of such event. In June 2023, Verde and Acuitas entered into an amendment No. 1 to the February 2023 Note, pursuant to which the Maturity Date was extended from March 31, 2023 to April 19, 2024. The February 2023 Capped Price is $0.0015 as of June 30, 2023.

In addition, in connection with the issuance of the February 2023 Note, Verde issued and sold to Acuitas a warrant (the “February 2023 Warrant”) to purchase that number of shares of Verde Common Stock equal to (i) $4,000,000, divided by (ii) $5,000,000 divided by the fully diluted capitalization of Verde immediately prior to the exercise of the February 2023 Warrant and the conversion of the February 2023 Note (which capitalization shall exclude any equity securities issuable upon conversion of the February 2023 Note and exercise of the February 2023 Warrant), as set forth in the February 2023 Warrant, which number of shares is to be determined at the close of business on the day prior to Verde’s receipt of Acuitas’s notice of exercise of the February 2023 Warrant, for an aggregate exercise price of $4,000,000. The exercise price for the February 2023 Warrant will be equal to (i) $4,000,000 divided by (ii) the number of shares of Verde Common Stock issuable upon exercise of the February 2023 Warrant, as determined in accordance with the foregoing sentence. In March 2023, Verde and Acuitas amended and restated the February 2023 Warrant to reflect that the February 2023 Warrant is exercisable for up to 3,571,130,758 shares of Verde Common Stock, at an initial purchase price of $0.0011 per share, for an aggregate exercise price of $4,000,000. The February 2023 Warrant is exercisable at any time or from time to time on or after the date of issuance and prior to March 30, 2027.

On June 15, 2023, Verde issued and sold to Acuitas a senior secured convertible promissory note (the “June 2023 Note”) with an aggregate principal amount of $5,500,000, documenting Acuitas’ cash transfer to Verde of $5,500,000 and which was made on April 19, 2023. The June 2023 Note accrues interest on $5,500,000 of the principal amount outstanding commencing on and including April 19, 2023, at an interest rate of 10% per annum. During the three and six months ended June 30, 2023, the Company recognized interest expense of $110,000 each, on the condensed statements of operations.

Unless earlier converted or repaid, the entire outstanding principal and accrued interest under the June 2023 Note shall, at the option of Acuitas, be either due and payable or converted into shares of Verde Common Stock, on or after (i) the 12-month anniversary of April 19, 2023 or (ii) any time on or after the occurrence of an event of default (as defined in the June 2023 Note). The number of shares of Verde Common Stock into which the outstanding principal and accrued interest will convert shall be equal to the quotient of (i) such outstanding principal amount and accrued interest divided by (ii) $5,000,000 divided by the fully diluted capitalization of Verde as of the applicable date of determination (which capitalization shall exclude any equity securities issuable upon conversion of the June 2023 Note and the June 2023 Warrant (as defined below)) (the “June 2023 Capped Price”), in accordance with the terms of the June 2023 Note. In the event of a qualified conversion event (as defined in the June 2023 Note), the outstanding principal amount and accrued interest will automatically convert into Verde Common Stock or other equity securities at a price per share equal to the June 2023 Capped Price as determined immediately prior to the consummation of such event.The June 2023 Capped Price is $0.0005 as of June 30, 2023.

In addition, in connection with the issuance of the June 2023 Note, Verde issued and sold to Acuitas a warrant (the “June 2023 Warrant”) exercisable for up to 8,838,548,625 shares of Verde Common Stock, at an initial purchase price of $0.0006 per share, for an aggregate exercise price of $5,500,000. The warrant is exercisable at any time or from time to time on or after the date of issuance and prior to June 15, 2028.

On June 19, 2023, Acuitas transferred and assigned all of the issued and outstanding shares of Verde Common Stock and warrants, including the February 2023 Warrant and the June 2023 Warrant, as well as all outstanding secured convertible promissory notes issued by Verde to Acuitas (including security agreements relating thereto), including the February 2023 Notes and the June 2023 Note, to Humanitario Capital LLC.

The provisions in the warrants as disclosed herein require the Company to account for the warrants as equity. The Company recognized a discount to debt at issuance of February 2023 Note of $2,863,190 and at issuance of June 2023 Note of $5,129,270 related to the initial fair values of the February 2023 Warrant and June 2023 Warrant, respectively (see Note 9).

As a result of the convertible notes having a lower effective conversion price considering the value allocated to the warrants, the Company has recognized a beneficial conversion feature of $1,136,810 on February 2023 Note and $370,730 on June 2023 Note. The beneficial conversion features and the fair value of the warrants are collectively considered the debt discount. The Company recorded a debt discount in the amount of $4,000,000 at issuance of February 2023 and $5,500,000 at issuance of June 2023 Note which are being amortized over the life of the respective convertible notes using the effective interest method. During the three and six months ended June 30, 2023, the Company recognized $266,990 and $1,662,339 respectively, and $705,426 each during the three and six months ended June 30, 2022, of amortization of debt discount recorded as part of interest expense on the condensed statements of operations. As of June 30, 2023, $4,000,000 debt discount on February 2023 Note has been amortized to interest expense and the $266,990 debt discount on June 2023 Note has been amortized to interest expense.

All debt issuance costs are accounted for as a deferred asset and will be amortized over the life of the convertible notes. During the three and six months ended June 30, 2023, the Company recognized $3,490 and $24,422 respectively, and $8,818 each during the three and six months ended June 30, 2022, of amortization of debt issuance costs recorded as part of interest expense on the condensed statements of operations. The Company had incurred approximately $50,000 in debt issuance costs related to the February 2023 Note and had fully amortized those costs as of June 30, 2023, and $37,691 in debt issuance costs related to the June 2023 Note and had amortized approximately $3,490 as of June 30, 2023.

7.Operating Leases

On October 1,2020,the Company commenced a 35-month operating lease for approximately 4,405 square foot of office space located in Santa Monica, California. The monthly base rent is $11,013 per month with no increase each year thereafter.At the end of August 2023, the Company completed the operating lease and did not renew it. In June 2021, the Company commenced a 73-month operating lease for approximately 37,268 square foot of industrial warehouse space located in Fullerton, California. The monthly base rent is $36,895 per month for the first 12 months with a 3% increase each year thereafter.

As of June 30, 2023 and December 31, 2022, the Company’s operating leases have a remaining weighted average lease term of 4.1 years and 4.3 years, respectively, and Verde evaluated the present value of the payments at inception of the lease using Verde’s estimated incremental borrowing rate of 11.58%. The Company’s operating lease expense were $297,606 and $148,803 for the three and six months ended June 30, 2023, respectively and $297,606 and $148,803 for the three and six months ended June 30, 2022, respectively.

The Company paid $294,087 for operating leases for the six months ended June 30, 2023 and $287,445 for the six months ended June 30, 2022.

Maturities of operating lease liabilities as of June 30, 2023 were as follows:

Year ending	Total
2023 (six months)	$256,071
2024	470,610
2025	470,610
2026	470,610
Thereafter	274,523
Total paid	1,942,424
Imputed interest	(281,241)
Total	$1,661,183
Less current portion	$324,477
Lease liabilities - noncurrent	$1,336,706

8.Commitments and Contingencies

Royalties

During 2020, in connection with issuance of common shares to certain investors, the Company agreed to enter into royalty agreements with these investors whereby the Company is obligated to make royalty payments, on a quarterly basis at a rate of 0.2% or, in some cases, 0.1% of adjusted gross revenue received by Verde in the immediately preceding fiscal quarter until such time as the investors receive in aggregate $14.2 million in royalties. Royalties incurred amounted to approximately $1,300 each for the three and six months ended June 30, 2023, and there were no royalties for the three and six months ended June 30, 2022. Royalties’ accrual as of June 30, 2023 and December 31, 2022 amounted to approximately $1,300 and zero, respectively, recorded as part of accrued liabilities on the condensed balance sheet.

Litigation

The Company investigates claims as they arise and accrues estimates for resolution of legal and other contingencies when losses are probable and estimable. As of June 30, 2023, Verde is not a party to litigation or subject to claims incident to the ordinary course of business, including intellectual property claims, putative and certified class actions, commercial and consumer protection claims, labor and employment claims, breach of contract claims and other asserted and unasserted claims.

9.Warrants

A summary of the Company’s warrants outstanding at June 30, 2023 is as follows:

Exercise Price	Outstanding	Issuance Date	Expiration Date
0.0043	1,053,864,168	February 8, 2021	February 7, 2025
0.0011	3,571,130,758	March 31, 2022	February 7, 2027
0.0006	8,838,548,625	June 15, 2023	June 15, 2028

The following is the summary of changes in warrants to purchase common stock for the period ended June 30, 2023:

	Number of Warrants Shares Outstanding and Exercisable	Weighted Average Exercise Price per Share
Balance as of January 1, 2023	4,624,994,926	$0.0018
Issued June 2023	8,838,548,625	$0.0006
Exercised	—	—
Balance as of June 30, 2023	13,463,543,551	$0.0010

The fair value of the warrants on issuance was determined by using option pricing models assuming the following:

	June 30, 2023	December 31, 2022
Risk-free interest rate	3.91%	2.42%
Expected term (in years)	5	5
Expected volatility	50%	50%
Expected dividend yield	—	—
Exercise price	$0.0006	$0.0011
Fair value of common stock	$0.0091	$0.0037

10.Stockholders’ Equity

The Company’s Certificate of Incorporation, originally filed in Delaware on March 4, 2020, was first amended on November 18, 2020 by the Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation. This amendment authorize the issuance of common stock. On March 21, 2023, the Company’s Certificate of Incorporation was further amended, as authorized by the Company’s Board of Directors, to increase the Company’s authorized common stock to 11,211,920,795 shares. On June 15, 2023, the Company’s Certificate of Incorporation was further amended, as authorized by the Company’s Board of Directors, to increase the

Company’s authorized common stock to 33,723,608,890 shares. As of June 30, 2023 and December 31, 2022, the Company’s capital structure consists of common stock with par value of $0.00001 per share.

The Company has not paid any dividends on common stock to date. It is the Company’s present intention to retain any earnings for use in its business operations and, accordingly, the Company does not anticipate that the Board of Directors will declare any dividends in the foreseeable future on its common stock.

In 2020, the Company adopted the 2020 Incentive Stock Option Plan (the “2020 Plan”), which provides for the award of incentive stock options to purchase up to 166,727,405 shares of common stock. Employees, advisors and directors are eligible to be granted awards under the 2020 Plan. The exercise price of any option granted under the 2020 Plan may not be less than 100% of the fair market value of the common stock as determined by the Board of Directors on the date of grant. During the three and six months ended June 30, 2023 and 2022, there were no stock-based awards granted.

11.Net Loss per Share

For the three and six months ended June 30, 2023 and 2022, the Company recorded a net loss available to common stockholders. As such, because the dilution from potential common stock was antidilutive, the Company used basic weighted-average common stock outstanding, rather than diluted weighted-average common stock outstanding when calculating diluted loss per share for the three and six months ended June 30, 2023 and 2022.

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Numerator:
Net loss available to common shareholders	$(1,846,338)	$(1,546,797)	$(5,089,515)	$(2,379,662)
Denominator:
Weighted-average number of shares used in computing net loss per share, basic and diluted	3,243,321,874	3,243,321,874	3,243,321,874	3,243,321,874
Net loss per share - basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

The following potential dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be anti-dilutive. Therefore, the weighted-average number of common stock outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same.

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Warrants exercisable for common stock	13,463,543,551	4,624,994,926	13,463,543,551	4,624,994,926
Share issuable upon conversion of convertible notes	15,163,835,616	3,121,095,890	15,163,835,616	3,121,095,890
	28,627,379,167	7,746,090, 816	28,627,379,167	7,746,090, 816

12.Income Taxes

The Company provides for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of June 30, 2023, and December 31, 2022, the Company had a full valuation allowance against its deferred tax assets.

For the three and six months ended June 30, 2023 and 2022, the Company recorded zero income tax expense. No tax benefit has been recorded in relation to the pre-tax loss for the three and six months ended June 30, 2023 and 2022, due to a full valuation allowance to offset any deferred tax asset related to net operating loss carry forwards attributable to the losses.

13.Distribution Agreement

In February 2023, Verde entered into a distribution agreement with Vinmar International Ltd. (“Vinmar”) for the distribution of its PolyEarthylene resins throughout the United States, Canada and Mexico. In April 2023, Vinmar started selling PolyEarthylene to its customers. Sales to Vinmar amounted to $16,039 for the three and six months ended June 30, 2023. Outstanding receivables from Vinmar as of June 30, 2023 amounted to $3,439.

14.Merger Agreement

On June 21, 2023, Verde entered into a merger agreement with TLGY Acquisition Corporation (“TLGY”) (the “Merger Agreement”). Pursuant to the Merger Agreement, after the satisfaction or waiver of the applicable closing conditions (including the required shareholder approvals), the closing (the “Closing”) of the transactions contemplated by the Merger Agreement, including the Acquiror Share Redemption Payment, the Redomicile and the Merger (collectively, the “Business Combination”) will begin. The date on which the Closing actually begins is hereinafter referred to as the “First Closing Date.”

On the First Closing Date, (i) TLGY will redeem the Class A ordinary shares that the holders thereof have elected to redeem in connection with the Merger; (ii) TLGY will file a certificate of domestication (“Certificate of Domestication”) with the Secretary of State of the State of Delaware in connection with the Redomicile (as defined below), which shall specify that the Redomicile shall become effective on the next business day after the Certificate of Domestication has been filed or at such later time as the parties may mutually agree to (the date on which the Redomicile becomes effective, the “Second Closing Date”); and (iii) Verde will file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, which will specify that the Merger (as defined below) shall become effective on the second Business Day after the Certificate of Merger has been filed or at such later time as the parties may mutually agree to (the “Effective Time” and the date on which the Merger becomes effective, the “Third Closing Date”).

On the Second Closing Date, through, among other things, the effectiveness of the Certificate of Domestication, TLGY will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Redomicile”), pursuant to which, among other things, (a) TLGY will adopt the certificate of incorporation in the form set forth as Exhibit D to the Merger Agreement and (b) each Class B ordinary share, par value $0.0001 per share, of TLGY (the “Class B Ordinary Shares”) shall convert into a share of common stock, par value $0.0001 per share, of the redomiciled TLGY (“Acquiror Common Stock”) and each Class A ordinary share, par value $0.0001 per share, of TLGY shall convert into a share of Acquiror Common Stock, and, as a result of which and pursuant to the Warrant Agreement, each Existing Acquiror Private Placement Warrant shall automatically convert, on a one-for-one basis, into one Domesticated Acquiror Private Placement Warrant and each Existing Acquiror Private Placement Warrant shall automatically convert, on a one-for-one basis, into one Domesticated Acquiror Public Warrant. In connection with the Redomicile, TLGY will change its name to “Verde Bioresins, Corp.”, or such other name mutually agreed to by TLGY and Verde (“New Verde”).

On the Third Closing Day, through, among other things, the effectiveness of the Certificate of Merger, Merger Sub will merge with and into Verde (the “Merger”), with Verde surviving the Merger as a wholly-owned subsidiary of New Verde. In the Merger, the issued and outstanding shares of capital stock of Verde will be converted into the right to receive the Closing Merger Consideration. Additionally, on the Third Closing Date, Acquiror shall have been approved to trade publicly on the NASDAQ under the new ticker symbol “VRDE”.

The Business Combination is expected to close by December 2023. The Company incurred approximately $551,146 and $1,051,954 during the three and six months ended June 30, 2023, respectively, related to the Merger Agreement and recorded as part of general and administrative expenses on the condensed statement of operations.

On August 14, 2023, TLGY filed a registration statement on Form S-4 with the U.S. Securities and Exchange Commission, which included a preliminary proxy statement and prospectus in connection with the proposed business combination with Verde.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Verde Bioresins, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Verde Bioresins, Inc. (the “Company”) as of December 31, 2022 and 2021, and the related statements of operations, stockholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred operating losses and cash outflows from operations since inception, resulting in an accumulated deficit and these conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ EisnerAmper LLP

We have served as the Company’s auditor since 2020.

EISNERAMPER LLP

Iselin, New Jersey

August 14, 2023

VERDE BIORESINS, INC.

BALANCE SHEETS

	December 31, 2022	December 31, 2021

Assets:
Current assets:
Cash and cash equivalents	$1,194,537	$750,050
Prepaid expenses and other current assets	74,658	142,004
Total current assets	1,269,195	892,054

Operating lease right-of-use assets	1,778,332	2,144,320
Property and equipment, net	1,787,718	1,752,616
Other assets	466,153	472,017
Total assets	$5,301,398	$5,261,007

Liabilities and Stockholders’ Equity:
Current liabilities:
Account payable	$9,239	$81,966
Accrued liabilities	380,917	169,971
Convertible notes, net of debt discount of $1,395,349	2,604,651	—
Current portion of operating lease liabilities	364,146	313,203
Total current liabilities	3,358,953	565,140

Non-current portion of operating lease liabilities	1,491,170	1,855,316
Total liabilities	4,850,123	2,420,456

Commitments and Contingencies (Note 8)

Stockholders’ equity:
Common stock, $0.00001 par value; 33,723,608,890 shares authorized: 3,243,321,874 shares issued and outstanding at December 31, 2022 and 2021	32,434	32,434
Additional paid-in-capital	14,657,328	10,657,328
Accumulated deficit	(14,238,487)	(7,849,211)
Total stockholders’ equity	451,275	2,840,551
Total liabilities and stockholders’ equity	$5,301,398	$5,261,007

See accompanying notes to financial statements

VERDE BIORESINS, INC.

STATEMENTS OF OPERATIONS

	Year ended December 31, 2022	Year ended December 31, 2021

Costs and expenses:
Selling expenses	$287,542	$236,257
General and administrative	2,272,536	2,220,771
Research and development	980,741	2,053,397
Loss from operations	(3,540,819)	(4,510,425)

Interest expense	(2,820,223)	—
Other expense, net	(28,234)	—
Net loss before income taxes	(6,389,276)	(4,510,425)

Income taxes	—	—
Net loss	$(6,389,276)	$(4,510,425)

Net loss per share:
Basic and diluted net loss per share	$(0.00)	$(0.00)
Weighted average shares outstanding:
Basic and diluted	3,243,321,874	3,100,881,786

See accompanying notes to financial statements

VERDE BIORESINS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Number	Common	Additional	Accumulated
	of Shares	Stock	Paid-in Capital	Deficit	Total
Balance – January 1, 2022	3,243,321,874	$32,434	$10,657,328	$(7,849,211)	$2,840,551
Issuance of warrants in connection with issuance of convertible notes	—	—	2,863,190	—	2,863,190
Beneficial conversion feature of convertible notes	—	—	1,136,810	—	1,136,810
Net loss	—	—	—	(6,389,276)	(6,389,276)
Balance – December 31, 2022	3,243,321,874	$32,434	$14,657,328	$(14,238,487)	$451,275
Balance – January 1, 2021	1,838,169,650	$18,382	$4,697,059	$(3,338,786)	$1,376,655
Issuance of common stock and warrants for cash, net of issuance costs of $25,679	1,405,152,224	14,052	5,960,269	—	5,974,321
Net loss	—	—	—	(4,510,425)	(4,510,425)
Balance – December 31, 2021	3,243,321,874	$32,434	$10,657,328	$(7,849,211)	$2,840,551

See accompanying notes to financial statements

VERDE BIORESINS, INC.

STATEMENTS OF CASH FLOWS

	Year ended December 31, 2022	Year ended December 31, 2021
Cash flow from operating activities:
Net loss	$(6,389,276)	$(4,510,425)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	198,834	99,242
Loss on disposal of property and equipment	28,234	—
Operating lease costs	365,988	196,140
Amortization of debt issuance costs	32,558	—
Amortization of debt discount	2,604,651	—
Changes in assets and liabilities
Prepaid expenses and other current assets	84,788	(93,742)
Other assets	—	(155,942)
Account payable	(72,727)	78,597
Operating lease liabilities	(313,203)	(192,077)
Accrued liabilities	210,946	29,767
Net cash used in operating activities	(3,249,207)	(4,548,440)
Cash flow from investing activities:
Purchases of property and equipment	(256,306)	(1,726,781)
Net cash used in investing activities	(256,306)	(1,726,781)
Cash flow from financing activities
Proceeds from issuance of convertible notes and warrants	4,000,000	6,000,000
Issuance costs	(50,000)	(25,679)
Net cash provided by financing activities	3,950,000	5,974,321
Net change in cash and cash equivalents	444,487	(300,900)
Cash and cash equivalents - beginning of year	750,050	1,050,950
Cash and cash equivalents - end of year	$1,194,537	$750,050
Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$—	$—
Supplemental disclosure of non-cash financing and investing activities:
Purchase of property and equipment with prior deposits	$18,264	$118,880
Right-of-use assets obtained in exchange for new operating lease liabilities	—	2,053,179
Beneficial conversion feature	1,136,810	—
Issuance of warrants in connection with issuance of convertible notes	2,863,190	—

See accompanying notes to financial statements

VERDE BIORESINS, INC.

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2022 and 2021

1.Nature of Operations, Basis of Operations and Liquidity

Nature of activities

Verde Bioresins, Inc. (the “Company” or “Verde”) (originally incorporated under the name Ezonyx Bio Technologies, Inc.) was incorporated in the State of Delaware on March 4, 2020. Verde is a full-service privately held company that specializes in the development and manufacturing of PolyEarthylene, proprietary, biodegradable, and compostable polymers derived from sustainable resources as an alternative to conventional plastics. This material is capable of being recycled with conventional polyethylene, is eco-friendly, and represents a sustainable bioresin for injection molding, film extrusion, blow molding and thermoform applications. With performance properties like petro-polymers, PolyEarthylene products can be produced in any form and color desired for use on existing plastics manufacturing equipment.

Liquidity and Going Concern

The accompanying financial statements have been prepared on the basis that the Company is a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has not generated revenues from operations since inception. During the year ended December 31, 2022, the Company incurred net losses of $6,389,276, used $3,249,207 of cash and cash equivalents for its operating activities and had accumulated deficit of approximately $14,238,487 as of December 31, 2022.

The Company’s existence is dependent upon management’s ability to obtain additional funding sources, enter into strategic alliances or generate adequate revenues, to cover its ongoing operating expenses, and also to continue to develop and be able to profitably market its products. Adequate additional financing may not be available to the Company on acceptable terms, or at all. If the Company is unable to raise additional capital and/or enter into strategic alliances when needed or on attractive terms, it would be forced to delay or reduce any commercialization efforts. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. Additional working capital will be required to continue operations and scale its products.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classifications of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Basis of Presentation

The Company’s financial statements have been prepared using the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) of the Financial Accounting Standards Board (“FASB”).

2.Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions reflected in these financial statements include but are not limited to the accrual of research and development expenses, valuation of equity instruments, beneficial conversion feature and incremental borrowing rate on leases.

VERDE BIORESINS, INC.

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2022 and 2021

2.Summary of Significant Accounting Policies (Continued)

Segment Information

The Company manages its operations as a single operating segment for the purposes of assessing performance and making decisions.

Cash, and Cash Equivalents

Cash and cash equivalents include cash and certain highly liquid investments with original maturities of 90 days or less from the date of purchase. Cash equivalents are primarily recorded at cost, which approximates fair value due to their generally short maturities.

Concentration of Credit Risk

Financial instruments that subject the Company to credit risk primarily consist of cash and cash equivalents. The Company maintains its cash and cash equivalent balances with high-quality financial institutions and, consequently, the Company believes that such funds are subject to minimal credit risk. At December 31, 2022, the Company had $944,537 of bank deposits in excess of the insured amounts.

Research and Development

Research and development costs are expensed as incurred. Research and development expenses include personnel costs associated with research and development activities, including third-party contractors to perform research, conduct testing and manufacture new product samples. The Company accrues for costs incurred by external service providers based on its estimates of services performed and costs incurred. These estimates include the level of services performed by third parties. Based on the timing of amounts invoiced by service providers, the Company may also record payments made to those providers as prepaid expenses that will be recognized as expense in future periods as the related services are rendered.

Selling Expenses

Selling expenses consist of salary, marketing, and advertising costs not directly attributable to direct costs of production or associated with the Company’s administration, research and development activities.

Net Loss per Share

Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding for the year. Diluted loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding plus common stock equivalents (if dilutive) related to stock options, restricted stock units, and warrants for each year and the conversion feature of convertible notes.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all Accounting Standards Updates (“ASUs”). ASUs not discussed below were assessed and determined to be either not applicable or are expected to have minimal impact on the financial statements.

In 2016, the Financial Accounting Standards Board issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016- 13”). The guidance changes the impairment model used to measure credit losses for most financial assets. A new forward-looking expected credit loss model will replace the existing incurred credit loss model and will impact the Company’s accounts receivables. This is expected to generally result in earlier recognition of allowances for credit losses. The Company adopted ASU 2016-13 on January 1, 2023 and it did not have a material impact on the Company’s financial statements.

VERDE BIORESINS, INC.

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2022 and 2021

2.Summary of Significant Accounting Policies (Continued)

Leases

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Most leases with a term greater than one year are recognized on the balance sheet as right-of-use assets and lease liabilities. The Company has elected not to recognize on the balance sheet leases with terms of one year or less. Certain of the Company’s lease agreements contain renewal options; however, the Company does not recognize right-of-use assets or lease liabilities for renewal periods unless it is determined that the Company is reasonably certain of renewing the lease at inception or when a triggering event occurs.

The Company leases warehouse space and office facilities. Verde’s operating leases with terms longer than 12 months are recorded at the sum of the present value of the lease’s fixed minimum payments as operating lease right of use assets (“ROU assets”) in the Company’s balance sheets. For leases that contain termination options, where the rights to terminate are held by either of us, the lessor, or both parties and it is reasonably certain that we or the lessor will exercise that option, Verde factors these extended or shortened lease terms into the minimum lease payments. The ROU assets also include any initial direct costs incurred and lease payments made at or before the commencement date and are reduced by lease incentives.

The Company uses incremental borrowing rate to determine the present value of the lease payments for leases, as Verde’s leases do not have readily determinable implicit interest rates. The Company’s incremental borrowing rates represent the rates incurred to borrow on a collateralized basis over a similar term at an amount equal to the lease payments in a similar economic environment.

The depreciable life of ROU assets is limited by the expected lease term unless there is a transfer of title or purchase option reasonably certain of exercise. The Company’s lease agreements do not contain any significant residual value guarantees or material restrictive covenants.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to 10 years. Leasehold improvements are amortized over the shorter of useful lives of the asset or maximum related lease term.

Fair Value of Financial Instruments

Fair value is defined as the price the Company would receive to sell an investment in a timely transaction or pay to transfer a liability in a timely transaction with an independent buyer in the principal market, or in the absence of a principal market, the most advantageous market for the investment or liability. A framework is used for measuring fair value utilizing a three-tier hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels of the fair value hierarchy are as follows:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets and liabilities;
Level 2

Observable inputs other than quoted prices in active markets, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data;

Level 3	Unobservable inputs reflecting management’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

VERDE BIORESINS, INC.

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2022 and 2021

2.Summary of Significant Accounting Policies (Continued)

The carrying amounts of the Company’s cash and cash equivalents were measured using quoted market prices in active markets and represent Level 1 investments. The Company’s other financial instruments such as accounts payable, accrued expenses and convertible notes, approximate their fair values due to their short maturities.

Convertible Notes

The convertible notes are considered a hybrid financial instrument consisting of put options, conversion option and various embedded features that required evaluation as potential embedded derivatives under FASB ASC 815, Derivatives and Hedging (“ASC 815”). Based on the nature of the host instrument and the embedded features, management concluded that none of the conversion and redemption features required bifurcation and separate accounting from the host instrument. The Company determined that the put options in the event of default and change in control was an embedded derivative. As a result, the put options required bifurcation and separate accounting under ASC 815. The value of such options was zero as the probability for such events were remote as of the issuance date and at December 31, 2022.

When the Company has determined that the embedded conversion option should not be bifurcated from its host instrument, the Company accounts for convertible notes in accordance with ASC 470-20, Debt with Conversion and Other Options. The Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the notes. The Company amortizes any debt discount over the term of the notes, using the effective interest method.

Warrants

The Company accounts for stock warrants as either equity instruments, liabilities or derivative liabilities in accordance with ASC Topic 480, Distinguishing Liabilities from Equity and/or ASC 815, depending on the specific terms of the warrant agreement. Liability-classified warrants are recorded at their estimated fair values at each reporting period until they are exercised, terminated, reclassified or otherwise settled. Changes in the estimated fair value of liability-classified warrants are recorded in the statements of operations. Equity-classified warrants are recorded within additional paid-in capital at the time of issuance and not subject to remeasurement.

When equity-classified warrants are issued in connection with issuance of convertible notes, net proceeds received are allocated to the financial instruments issued which results in a debt discount that is amortized over the term of the convertible notes, using the effective interest method.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC Topic 740, Income Taxes (“ASC 740”). Under the asset and liability method, deferred income taxes are recognized for differences between the financial reporting and tax bases of assets and liabilities at enacted statutory tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred taxes of a change in a tax rate is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company provides for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 2022 and 2021, the Company had a full valuation allowance against deferred tax assets.

VERDE BIORESINS, INC.

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2022 and 2021

2.Summary of Significant Accounting Policies (Continued)

ASC 740 prescribes a more likely-than-not threshold for the financial statement recognition of uncertain tax positions. ASC 740 clarifies the accounting for income taxes by prescribing a minimum recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company undergoes a process to evaluate whether income tax accruals are in accordance with ASC 740 guidance on uncertain tax positions. There are currently no open Federal or State audits. The Company has not recorded any liability for uncertain tax positions as of December 31, 2022 and 2021.

Stock-Based Compensation

The Company accounts for all stock-based payment awards granted to employees and non-employees as stock-based compensation expense at their grant date fair value. The Company’s stock-based payments include stock options, restricted stock units, and stock appreciation rights. The measurement date for employee awards is the date of grant, and stock-based compensation costs are recognized as expense over the employees’ requisite service period, on a straight-line basis. The measurement date for non-employee awards is the date of grant and stock-based compensation costs for non-employees are recognized as expense over the vesting period on a straight-line basis. Forfeitures are accounted for as they occur.

Subsequent Events

The Company evaluated subsequent events that occurred after the balance sheet date through August 14, 2023, which is the date the financial statements were available to be issued and no events were noted other than those already disclosed elsewhere in the financial statements.

3.Property and Equipment

Property and equipment, net, consists of the following on December 31:

	Estimated Useful Life (Years)	2022	2021
Leasehold improvements	12	$575,570	$575,570
Machinery and equipment	7 – 10	1,355,748	1,165,671
Office equipment	3 – 5	60,249	36,775
Furniture and fixtures	3 – 10	31,590	29,965
Injection molds	3	44,582	44,582
		2,067,739	1,852,563
Accumulated depreciation and amortization		(280,021)	(99,947)
Property and equipment, net		$1,787,718	$1,752,616

Depreciation expense amounted to $198,834 and $99,242 for the years ended December 31, 2022 and 2021, respectively.

VERDE BIORESINS, INC.

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2022 and 2021

4.Other Assets

Other assets are comprised of security deposit and deposits for the purchases of equipment, machinery or raw material which will be used in manufacturing.

The components of other assets as of December 31, 2022 and 2021 are as follows:

	2022	2021
Deposit to vendors	$12,400	$18,264
Rent deposit	11,013	11,013
Letter of credit	442,740	442,740
Total other assets	$466,153	$472,017

The Company established an irrevocable standby letter of credit with a bank for $442,740 which expired on March 16, 2023, and was renewed automatically for a one-year period. The letter of credit serves as the Company’s security deposit in the amount of one-year lease on a warehouse leased by the Company (see Note 6) in which the landlord is the beneficiary.

5.Accrued Liabilities

The components of accrued liabilities as of December 31, 2022 and 2021 are as follows:

	2022	2021
Accrued professional fees	$121,575	$82,000
Accrued insurance premium	12,076	12,640
Accrued interest on convertible notes	183,014	—
Accrued employees’ wages & benefits	64,252	75,331
Total accrued liabilities	$380,917	$169,971

6.Operating Leases

On October 1, 2020, the Company commenced a 35-month operating lease for approximately 4,405 square foot of office space located in Santa Monica, California. The monthly base rent is $11,013 per month with no increase each year thereafter. In June 2021, the Company commenced a 73-month operating lease for approximately 37,268 square foot of industrial warehouse space located in Fullerton, California. The monthly base rent is $36,895 per month for the first 12 months with a 3% increase each year thereafter.

As of December 31, 2022 and 2021, the Company’s operating leases have a remaining weighted average lease term of 4.3 years and 5.3 years, respectively, and we evaluated the present value of the payments at inception of the lease using our estimated incremental borrowing rate of 11.58%. The Company’s operating lease expense were $595,209 and $320,686 for the years ended December 31, 2022, and 2021, respectively.

VERDE BIORESINS, INC.

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2022 and 2021

6.Operating Leases (continued)

The Company paid $542,423 and $316,625 for operating leases for the years ended December 31, 2022, and 2021, respectively.

Maturities of operating lease liabilities as of December 31, 2022 were as follows:

Year ending	Total
2023	$553,676
2024	470,610
2025	470,610
2026	470,610
Thereafter	274,523
Total paid	2,240,030
Imputed interest	(384,714)
Total	$1,855,316

7.Convertible Notes

In February 2023, Verde issued to Acuitas Group Holdings LLC (“Acuitas”) a senior secured convertible promissory note (the “February 2023 Note”) with an aggregate principal amount of $4,000,000, documenting Acuitas’s prior two equal cash transfers to Verde, which aggregated to $4,000,000 and which were made on March 31, 2022 and November 2, 2022. The proceeds of the first and second principal amounts were received by the Company in April 2022 and November 2022, respectively. The February 2023 Note accrues interest on (i) $2,000,000 of the principal amount outstanding commencing on and including March 31, 2022 (the “First Interest Accrual Date”), and (ii) $2,000,000 of the principal amount outstanding commencing on and including November 2, 2022, each at an interest rate of 10% per annum. For the year ended December 31, 2022, the Company recognized interest expense of $183,014 on the statement of operations.

Unless earlier converted or repaid, on or after (i) the 12-month anniversary of the First Interest Accrual Date, provided that such date shall be automatically extended by a period of six (6) months if Verde enters into the a definitive business combination agreement with TLGY Acquisition Corporation (“TLGY”) on or before March 18, 2023 (the “Maturity Date”), or (ii) any time on or after the occurrence of an event of default (as defined in the February 2023 Note), the entire outstanding principal and accrued interest under the February 2023 Note shall, at the option of Acuitas, be either due and payable or converted into shares of Verde Common Stock. The number of shares of Verde Common Stock into which the outstanding principal and accrued interest will convert shall be equal to the quotient of (i) such outstanding principal amount and accrued interest divided by (ii) $5,000,000 divided by the fully diluted capitalization of Verde as of the applicable date of determination (which capitalization shall exclude any equity securities issuable upon conversion of the February 2023 Note and the February 2023 Warrant (as defined below)) (the “February 2023 Capped Price”), in accordance with the terms of the February 2023 Note. In the event of a qualified conversion event (as defined in the February 2023 Note), the outstanding principal amount and accrued interest will automatically convert into Verde Common Stock or other equity securities at a price per share equal to the February 2023 Capped Price as determined immediately prior to the consummation of such event. In June 2023, Verde and Acuitas entered into an amendment No. 1 to the February 2023 Note, pursuant to which the Maturity Date was extended from March 31, 2023 to April 29, 2024. The February 2023 Capped Price is $0.0015 as of December 31, 2022.

VERDE BIORESINS, INC.

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2022 and 2021

7.Convertible Notes (continued)

In addition, in connection with the issuance of the February 2023 Note, Verde issued and sold to Acuitas a warrant (the “February 2023 Warrant”) to purchase that number of shares of Verde Common Stock equal to (i) $4,000,000, divided by (ii) $5,000,000 divided by the fully diluted capitalization of Verde immediately prior to the exercise of the February 2023 Warrant and the conversion of the February 2023 Note (which capitalization shall exclude any equity securities issuable upon conversion of the February 2023 Note and exercise of the February 2023 Warrant), as set forth in the February 2023 Warrant, which number of shares is to be determined at the close of business on the day prior to Verde’s receipt of Acuitas’s notice of exercise of the February 2023 Warrant, for an aggregate exercise price of $4,000,000. The exercise price for the February 2023 Warrant will be equal to (i) $4,000,000 divided by (ii) the number of shares of Verde Common Stock issuable upon exercise of the February 2023 Warrant, as determined in accordance with the foregoing sentence. In March 2023, Verde and Acuitas amended and restated the February 2023 Warrant to reflect that the February 2023 Warrant is exercisable for up to 3,571,130,758 shares of Verde Common Stock, at an initial purchase price of $0.0011 per share, for an aggregate exercise price of $4,000,000. The February 2023 Warrant is exercisable at any time or from time to time on or after the date of issuance and prior to March 30, 2027.

The provisions in the February 2023 Warrant as disclosed herein require the Company to account for the warrants as equity. The Company recognized a discount to debt at issuance of $2,863,190 related to the initial fair value of the warrants (see Note 9).

As a result of the convertible notes having a lower effective conversion price considering the value allocated to the warrants, the Company has recognized a beneficial conversion feature of $1,136,810. The beneficial conversion feature and the fair value of the warrants are collectively considered the debt discount. The Company recorded a debt discount in the amount of $4,000,000 at issuance which is being amortized over the life of the convertible notes using the effective interest method. As of December 31, 2022, $ 2,604,651 of the debt discount has been amortized to interest expense.

All debt issuance costs are accounted for as a deferred asset and will be amortized over the life of the convertible notes. As of December 31, 2022, the Company had incurred approximately $50,000 in debt issuance costs and had amortized approximately $32,558 of those costs and recorded as part of interest expense on the statement of operations.

8.Commitments and Contingencies

Royalties

During 2020, in connection with issuance of common shares to certain investors, the Company agreed to enter into royalty agreements with these investors whereby the Company is obligated to make royalty payments, on a quarterly basis, of 2.7% of adjusted gross revenue until such time as the investors receive in aggregate $14.2 million in royalties. No royalties were incurred nor paid as of December 31, 2022 and 2021, respectively.

Litigation

The Company investigates claims as they arise and accrue estimates for resolution of legal and other contingencies when losses are probable and estimable. As of December 31, 2022, Verde is not a party to litigation or subject to claims incident to the ordinary course of business, including intellectual property claims, putative and certified class actions, commercial and consumer protection claims, labor and employment claims, breach of contract claims and other asserted and unasserted claims.

VERDE BIORESINS, INC.

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2022 and 2021

9.Warrants

A summary of the Company’s warrants outstanding at December 31, 2022 is as follows:

Exercise Price	Outstanding	Issuance Date	Expiration Date
0.0043	1,053,864,168	February 8, 2021	February 7, 2025
0.0011	3,571,130,758	March 31, 2022	February 7, 2027

The following table is the summary of changes in warrants to purchase common stock for the years ended December 31, 2022 and 2021:

	Number of Warrants Shares Outstanding and Exercisable	Exercise Price per Share
Balance as of December 1, 2020	—	—
Issued February 2021	1,053,864,168	$0.0043
Exercised	—	—
Balance as of December 31, 2021	1,053,864,168
Issued March 2022	3,571,130,758	$0.0011
Exercised	—	—
Balance as of December 31, 2022	4,624,994,926

The fair value of the warrants on issuance was determined by using option pricing models assuming the following:

	Year Ended December 31, 2022	Year Ended December 31, 2021
Risk-free interest rate	2.42%	1.81%
Expected term (in years)	5	5
Expected volatility	50%	50%
Expected dividend yield	—	—
Exercise price	$0.0011	$0.0043
Fair value of common stock	$0.0037	$0.0037

10.Stockholders’ Equity

The Company’s Certificate of Incorporation, originally filed in Delaware on March 4, 2020, was first amended on November 18, 2020 by the Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation. This amendment authorized the issuance of common stock. On March 21, 2023, the Company’s Certificate of Incorporation was further amended, as authorized by the Company’s Board of Directors, to increase the Company’s authorized common stock to 11,211,920,795 shares. On June 15, 2023, the Company’s Certificate of Incorporation was further amended, as authorized by the Company’s Board of Directors, to increase the Company’s authorized common stock to 33,723,608,890 shares. As of December 31, 2022 and 2021, the Company’s capital structure consists of common stock with par value of $0.00001 per share.

In February 2021, the Company raised approximately $6,000,000 in capital from Acuitas Group Holdings in exchange for 1,405,152,224 shares of common stock and warrants to purchase 1,053,864,168 shares at an initial purchase price of $0.00427 per share on or before February 7, 2025. The warrants may be exercised for cash or on a cashless basis, and the underlying shares have been reserved for this purpose.

The warrants are subject to adjustment including anti-dilution protection. Legal fees incurred to issue these shares in the amount of $25,679 were treated as a reduction of additional paid-in capital.

VERDE BIORESINS, INC.

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2022 and 2021

10.Stockholders’ Equity (continued)

The Company has not paid any dividends on common stock to date. It is the Company’s present intention to retain any earnings for use in its business operations and, accordingly, the Company does not anticipate that the Board of Directors will declare any dividends in the foreseeable future on its common stock.

In 2020, the Company adopted the 2020 Incentive Stock Option Plan (the “2020 Plan”), which provides for the award of incentive stock options to purchase up to 166,727,405 shares of common stock. Employees, advisors and directors are eligible to be granted awards under the 2020 Plan. The exercise price of any option granted under the 2020 Plan may not be less than 100% of the fair market value of the common stock as determined by the Board of Directors on the date of grant. During the years ended December 31, 2022 and 2021, there were no stock-based awards granted.

11.Net Loss per Share

For the years ended December 31, 2022 and 2021, the Company recorded a net loss available to common stockholders. As such, because the dilution from potential common stock was antidilutive, the Company used basic weighted-average common stock outstanding, rather than diluted weighted-average common stock outstanding when calculating diluted loss per share for the years ended December 31, 2022 and 2021.

	Year ended December 31, 2022	Year ended December 31, 2021
Numerator:
Net loss available to common shareholders	$(6,389,276)	$(4,510,425)
Denominator:
Weighted-average number of shares used in computing net loss per share, basic and diluted	3,243,321,874	3,100,881,786
Net loss per share - basic and diluted	$(0.00)	$(0.00)

The following potential dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be anti-dilutive. Therefore, the weighted-average number of common stock outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same.

	Year ended December 31, 2022	Year ended December 31, 2021

Warrants exercisable for common stock	4,624,994,926	1,053,864,168
Shares issuable upon conversion of convertible notes	3,121,095,890	—
	7,746,090, 816	1,053,864,168

12.Income Taxes

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets relate primarily to its net operating loss carryforwards and other balance sheet basis differences. In accordance with ASC 740, “Income Taxes,” the Company recorded a valuation allowance to fully offset the gross deferred tax asset, because it is not more likely than not that the Company will realize future benefits associated with these deferred tax assets as of December 31, 2022 and 2021.

As of December 31, 2022 and 2021, the Company had net deferred tax assets of $3,934,223 and $2,387,602, respectively, against which a full valuation allowance had been recorded. The change in the valuation allowance for the year ended December 31, 2022 was an increase of $1,546,621. The increase in the valuation allowance for the year ended December 31, 2022 was mainly attributable to an increase in the net operating loss carryforward, which resulted in an increase in the deferred tax assets and a corresponding valuation allowance.

VERDE BIORESINS, INC.

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2022 and 2021

12.Income Taxes (continued)

Significant components of the Company’s deferred tax assets (liabilities) as of December 31, 2022, and 2021 were as follows:

	Year ended December 31, 2022	Year ended December 31, 2021
Deferred tax assets:
Net operating loss carryforward	$3,787,952	$2,065,486
Research tax credit carryforward	—	324,970
Operating lease liabilities	519,184	592,439
Capitalized research and development expenses	205,286	—
Start-up costs	22,753	24,040
Accrued liabilities and reserves	27,059	16,574
Total deferred tax assets	4,562,234	3,023,509
Deferred tax liabilities:
Operating right-of-use asset	(497,642)	(585,828)
Fixed assets	(129,039)	(48,764)
Prepaid expenses	(1,330)	(1,315)
Total deferred tax liabilities	(628,011)	(635,907)
Net deferred tax assets before valuation allowance	3,934,223	2,387,602
Valuation allowance	(3,934,223)	(2,387,602)
Net deferred tax assets after valuation allowance	$—	$—

A reconciliation of the federal statutory tax rate and the effective tax rates for the years ended December 31, 2022 and 2021 is as follows:

	Year ended December 31, 2022	Year ended December 31, 2021
U.S. federal statutory tax rate	21.0%	21.0%
State income taxes, net of federal benefit	7.9	6.1
Research and development tax credit	—	3.2
Nondeductible expenses	(0.2)	—
Change in valuation allowance	(28.7)	(30.3)
Effective tax rate	—%	—%

The Company had approximately $14,238,486 and $7,560,343 of gross net operating loss (“NOL”) carryforwards (federal and state) as of December 31, 2022 and 2021, respectively, which may be carried forward indefinitely. Sections 382 and 383 of the Internal Revenue Code, and similar state regulations, contain provisions that may limit the NOL carryforwards available to be used to offset income in any given year upon the occurrence of certain events, including changes in the ownership interests of significant stockholders. In the event of a cumulative change in ownership in excess of 50% over a three-year period, the amount of the NOL carryforwards that the Company may utilize in any one year may be limited.

The Company follows guidance on accounting for uncertainty in income taxes which prescribes a minimum threshold a tax position is required to meet before being recognized in the financial statements. The Company does not have any liabilities as of December 31, 2022 and 2021 to account for potential income tax exposure. The Company is obligated to file income tax returns in the U.S. federal jurisdiction and the State of California. The tax years ended December 31, 2022, 2021 and 2020 are open and subject to audit examination.

VERDE BIORESINS, INC.

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2022 and 2021

13.Subsequent Events

In February 2023, Verde entered into a distribution agreement with Vinmar International Ltd. (“Vinmar”) for the distribution of its PolyEarthylene resins throughout the United States, Canada and Mexico. In April 2023, Vinmar started selling PolyEarthylene to its customers.

In June 2023, Verde issued and sold to Acuitas a senior secured convertible promissory note (the “June 2023 Note”) with an aggregate principal amount of $5,500,000, for cash consideration of $5,500,000. The June 2023 Note accrues interest on $5,500,000 of the principal amount outstanding commencing on and including April 19, 2023, at an interest rate of 10% per annum. Unless earlier converted or repaid, the entire outstanding principal and accrued interest under the June 2023 Note shall, at the option of Acuitas, be either due and payable or converted into shares of Verde Common Stock, on or after (i) the 12-month anniversary of April 19, 2023 or (ii) any time on or after the occurrence of an event of default (as defined in the June 2023 Note). The number of shares of Verde Common Stock into which the outstanding principal and accrued interest will convert shall be equal to the quotient of (i) such outstanding principal amount and accrued interest divided by (ii) $5,000,000 divided by the fully diluted capitalization of Verde as of the applicable date of determination (which capitalization shall exclude any equity securities issuable upon conversion of the June 2023 Note and the June 2023 Warrant (as defined below)) (the “June 2023 Capped Price”), in accordance with the terms of the June 2023 Note. In the event of a qualified conversion event (as defined in the June 2023 Note), the outstanding principal amount and accrued interest will automatically convert into Verde Common Stock or other equity securities at a price per share equal to the June 2023 Capped Price as determined immediately prior to the consummation of such event.

In addition, in connection with the issuance of the June 2023 Note, Verde issued and sold to Acuitas a warrant (the “June 2023 Warrant”) exercisable for up to 8,838,548,625 shares of Verde Common Stock, at an initial purchase price of $0.0006 per share, for an aggregate exercise price of $5,500,000. The warrant is exercisable at any time or from time to time on or after the date of issuance and prior to June 15, 2028.

On June 19, 2023, Acuitas transferred and assigned all of the issued and outstanding shares of Verde Common Stock and warrants, including the February 2023 Warrant and the June 2023 Warrant, as well as all outstanding secured convertible promissory notes issued by Verde to Acuitas (including security agreements relating thereto), including the February 2023 Notes and the June 2023 Note, to Humanitario Capital LLC.

On June 21, 2023, Verde entered into a merger agreement with TLGY Acquisition Corporation (“TLGY”) (the “Merger Agreement”). Pursuant to the Merger Agreement, after the satisfaction or waiver of the applicable closing conditions (including the required shareholder approvals), the closing (the “Closing”) of the transactions contemplated by the Merger Agreement, including the Acquiror Share Redemption Payment, the Redomicile and the Merger (collectively, the “Business Combination”) will begin. The date on which the Closing actually begins is hereinafter referred to as the “First Closing Date.”

VERDE BIORESINS, INC.

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2022 and 2021

13.Subsequent Events (continued)

On the First Closing Date, (i) TLGY will redeem the Class A ordinary shares that the holders thereof have elected to redeem in connection with the Merger; (ii) TLGY will file a certificate of domestication (“Certificate of Domestication”) with the Secretary of State of the State of Delaware in connection with the Redomicile (as defined below), which shall specify that the Redomicile shall become effective on the next business day after the Certificate of Domestication has been filed or at such later time as the parties may mutually agree to (the date on which the Redomicile becomes effective, the “Second Closing Date”); and (iii) Verde will file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, which will specify that the Merger (as defined below) shall become effective on the second Business Day after the Certificate of Merger has been filed or at such later time as the parties may mutually agree to (the “Effective Time” and the date on which the Merger becomes effective, the “Third Closing Date”).

On the Second Closing Date, through, among other things, the effectiveness of the Certificate of Domestication, TLGY will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Redomicile”), pursuant to which, among other things, (a) TLGY will adopt the certificate of incorporation in the form set forth as Exhibit D to the Merger Agreement and (b) each Class B ordinary share, par value $0.0001 per share, of TLGY (the “Class B Ordinary Shares”) shall convert into a share of common stock, par value $0.0001 per share, of the redomiciled TLGY (“Acquiror Common Stock”) and each Class A ordinary share, par value $0.0001 per share, of TLGY shall convert into a share of Acquiror Common Stock, and, as a result of which and pursuant to the Warrant Agreement, each Existing Acquiror Private Placement Warrant shall automatically convert, on a one-for-one basis, into one Domesticated Acquiror Private Placement Warrant and each Existing Acquiror Private Placement Warrant shall automatically convert, on a one-for-one basis, into one Domesticated Acquiror Public Warrant. In connection with the Redomicile, TLGY will change its name to “Verde Bioresins, Corp.”, or such other name mutually agreed to by TLGY and Verde (“New Verde”).

On the Third Closing Day, through, among other things, the effectiveness of the Certificate of Merger, Merger Sub will merge with and into Verde (the “Merger”), with Verde surviving the Merger as a wholly-owned subsidiary of New Verde. In the Merger, the issued and outstanding shares of capital stock of Verde will be converted into the right to receive the Closing Merger Consideration (as defined below). Additionally, on the Third Closing Date, Acquiror shall have been approved to trade publicly on the NASDAQ under the new ticker symbol “VRDE”.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

Cayman Islands Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description
2.1†**

Agreement and Plan of Merger, dated as of June 21, 2023, by and among TLGY, Merger Sub, Verde and, solely for purposes of Sections 3.07, 3.10 and 7.13 and Article XI, Sponsor (incorporated by reference to TLGY’s Current Report on Form 8-K filed on June 22, 2023 (File No. 001-41101)).

2.2**

First Amendment to the Agreement and Plan of Merger, dated as of August 11, 2023, by and among TLGY, Merger Sub and Verde (incorporated by reference to TLGY’s Current Report on Form 8-K filed on August 11, 2023 (File No. 001-41101)).

3.1**

Amended and Restated Memorandum and Articles of Association, as currently in effect (incorporated by reference to TLGY’s current report on Form 8-K filed with the SEC on December 6, 2021 (File No. 001-41101)).

3.2**

Copy of the special resolution amending Article 49.7 of the Amended and Restated Memorandum and Articles of Association, adopted by shareholders of the Company on February 23, 2023 (incorporated by reference to the Registrant’s current report on Form 8-K filed with the SEC on February 27, 2023 (File No. 001-41101)).

3.3**

Copy of the special resolution amending Article 49.7 of the Amended and Restated Memorandum and Articles of Association, adopted by shareholders of the Company on October 17, 2023 (incorporated by reference to the Registrant’s current report on Form 8-K filed with the SEC on October 19, 2023 (File No. 001-41101)).

3.4**

Form of Certificate of Incorporation of Verde Bioresins, Corp., to be effective immediately after the closing of the Business Combination (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 22, 2023 (File No. 001-41101)).

3.5**

Form of Amended and Restated Bylaws of Verde Bioresins, Corp., to be effective immediately after the closing of the Business Combination (incorporated by reference to TLGY’s Current Report on Form 8-K filed on June 22, 2023 (File No. 001-41101)).

4.1**	Specimen Unit Certificate (incorporated by reference to TLGY’s Registration Statement on Form S-1/A, filed on November 17, 2021 (File No. 333-260242)).
4.2**	Specimen Class A Ordinary Share Certificate (incorporated by reference to TLGY’s Registration Statement on Form S-1/A, filed on November 17, 2021 (File No. 333-260242)).
4.3**	Specimen Warrant Certificate (incorporated by reference to TLGY’s Registration Statement on Form S-1/A, filed on November 17, 2021 (File No. 333-260242)).

4.4**

Warrant Agreement, dated November 30, 2021, between TLGY and Continental Stock Transfer & Trust Company (incorporated by reference to TLGY’s current report on Form 8-K filed with the SEC on December 6, 2021 (File No. 001-41101)).

5.1***	Opinion of Cleary Gottlieb Steen & Hamilton LLP.
8.1***	Opinion of Cleary Gottlieb Steen & Hamilton LLP with respect to certain U.S. tax matters.
10.1**

Investment Management Trust Agreement, dated November 30, 2021, between TLGY and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to TLGY’s current report on Form 8-K filed with the SEC on December 6, 2021 (File No. 001-41101)).

10.2**

Registration Rights Agreement, dated November 30, 2021, between TLGY and TLGY Sponsors LLC (incorporated by reference to TLGY’s current report on Form 8-K filed with the SEC on December 6, 2021 (File No. 001-41101)).

10.3*	Form of Amended and Restated Registration Rights Agreement (included as Annex E to the proxy statement/prospectus).
10.4**

Private Placement Warrants Purchase Agreement, dated November 30, 2021, between TLGY and TLGY Sponsors LLC (incorporated by reference to TLGY’s current report on Form 8-K filed with the SEC on December 6, 2021 (File No. 001-41101)).

10.5**

Form of Indemnity Agreement between TLGY and each of the Company’s directors and officers (incorporated by reference to TLGY’s Registration Statement on Form S-1/A, filed on November 17, 2021 (File No. 333-260242)).

10.6**	Promissory Note, dated June 17, 2021, issued to TLGY Sponsors LLC (incorporated by reference to TLGY’s Registration Statement on Form S-1/A, filed on November 17, 2021 (File No. 333-260242)).
10.7**

Securities Subscription Agreement, dated June 17, 2021, between the Company and TLGY Sponsors LLC (incorporated by reference to TLGY’s Registration Statement on Form S-1/A, filed on November 17, 2021 (File No. 333-260242)).

10.8**

Letter Agreement, dated November 30, 2021, between the Company, TLGY Sponsors LLC and each of the Company’s officers, directors and Centaury Management Ltd (incorporated by reference to TLGY’s current report on Form 8-K filed with the SEC on December 6, 2021 (File No. 001-41101)).

10.9**

Administrative Services Agreement, dated November 30, 2021, between the Company and TLGY Sponsors LLC (incorporated by reference to TLGY’s current report on Form 8-K filed with the SEC on December 6, 2021 (File No. 001-41101)).

10.10**	Acquiror Support Agreement, dated June 21, 2023, by and among TLGY, Verde and Sponsor (incorporated by reference to TLGY’s Current Report on Form 8-K filed on June 22, 2023 (File No. 001-41101)).
10.11**	Company Support Agreement, dated June 21, 2023, by and among Humanitario, TLGY and Verde (incorporated by reference to TLGY’s Current Report on Form 8-K filed on June 22, 2023 (File No. 001-41101)).
10.12**

Sponsor Share Restriction Agreement, dated June 21, 2023, by and among TLGY, Sponsor and Verde (incorporated by reference to TLGY’s Current Report on Form 8-K filed on June 22, 2023 (File No. 001-41101)).

10.13***	Form of TLGY Acquisition Corporation 2023 Equity Incentive Plan.
10.14**	Form of Verde Lock-Up Agreement (included as Annex I to the proxy statement/prospectus).
23.1*	Consent of Marcum Asia CPAs LLP, independent registered public accounting firm of TLGY.
23.2*	Consent of EisnerAmper LLP, independent registered public accounting firm of Verde.
24.1	Power of Attorney (included on the signature page of this registration statement).
99.1***	Form of Proxy for Extraordinary General Meeting.
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
107**	Filing Fee Table.
*	Filed herewith.
**	Filed previously
***	To be filed by amendment.
†

Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22. Undertakings

11. The undersigned registrant hereby undertakes:

(a)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.
(b)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(e)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(g)	That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(h)	That, every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(i)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(j)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on the 13th day of November, 2023.

TLGY Acquisition Corporation
By:	/s/ Jin-Goon Kim
Name:	Jin-Goon Kim
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Jin-Goon Kim his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Jin-Goon Kim	Chairman and Chief Executive Officer	November 13, 2023
Jin-Goon Kim	(Principal Executive Officer)

/s/ Steven Norman	Chief Financial Officer and Director	November 13, 2023
Steven Norman	(Principal Financial and Accounting Officer)

/s/ Shrijay Vijayan	Director	November 13, 2023
Shrijay Vijayan

/s/ Donghyun Han	Director	November 13, 2023
Donghyun Han

/s/ Hyunchan Cho	Director	November 13, 2023
Hyunchan Cho

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

June 21, 2023

by and among

TLGY ACQUISITION CORPORATION

VIRGO MERGER SUB CORP.

VERDE BIORESINS, INC.

and

solely for purposes of Sections 3.07, 3.10 and 7.13, and Article XI

TLGY SPONSORS LLC

Exhibits

Exhibit A – Form of Company Support Agreement

Exhibit B – Form of Acquiror Support Agreement

Exhibit C – Form of Registration Rights Agreement

Exhibit D – Form of Certificate of Incorporation of Acquiror

Exhibit E – Form of Bylaws of Acquiror

Exhibit F – Form of Company Lock-Up Agreement

Exhibit G – Form of FIRPTA Certificate

Exhibit H – Post-Closing Directors and Officers

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of June 21, 2023, is entered into by and among TLGY Acquisition Corporation, a Cayman Islands exempted company (“Acquiror”), Virgo Merger Sub Corp., a Delaware corporation (“Merger Sub”), Verde Bioresins, Inc., a Delaware corporation (the “Company”), and, solely for purposes of Sections 3.07, 3.10 and 7.13, and Article XI, TLGY Sponsors LLC, a Cayman Islands limited liability company (the “Sponsor”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated for the purpose of acquiring one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct Subsidiary of Acquiror that was formed for the sole purpose of the Merger;

WHEREAS, in accordance with the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of the Acquiror (the Company, in its capacity as the surviving corporation of the Merger, is referred to as the “Surviving Corporation”);

WHEREAS, the Company Board has (a) determined that this Agreement and the Transactions, including the Merger, and the Ancillary Documents are advisable, fair to, and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the Transactions, including the Merger and the Ancillary Agreements to which the Company is a party, and (c) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that the Company Stockholders vote in favor of the adoption of this Agreement;

WHEREAS, each of the Acquiror Board and the board of directors of Merger Sub has (a) determined that this Agreement and the Transactions, including the Merger, and the Ancillary Documents are advisable, fair to and in the best interests of each of Acquiror and Merger Sub and their respective shareholders or stockholders, as applicable, (b) approved and declared advisable this Agreement and the Transactions, including the Merger, and the Ancillary Agreements to which Acquiror and Merger Sub are a party, as applicable, (c) directed that the adoption of this Agreement be submitted to a vote of the Acquiror Shareholders and the sole stockholder of Merger Sub, as applicable, and (d) recommended that the Acquiror Shareholders and the sole stockholder of Merger Sub, as applicable, vote in favor of the adoption of this Agreement;

WHEREAS, immediately following the execution and delivery of this agreement, Acquiror, as the sole stockholder of Merger Sub, shall adopt this Agreement;

WHEREAS, in connection with the Transactions, Humanitario Capital LLC (“Humanitario”), the controlling stockholder of the Company as of the date of this Agreement, will enter into a Support Agreement (the “Company Support Agreement”) with Acquiror and the Company, in the form set forth on Exhibit A, pursuant to which, among other things, Humanitario will agree to execute and deliver a consent constituting the Company Stockholder Approvals;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor, Acquiror and the Company have entered into a Support Agreement, dated as of the date hereof (the “Acquiror Support Agreement” and together with the Company Support Agreements, the “Support Agreements”), in the form set forth on Exhibit B, pursuant to which, among other things, the Sponsor has agreed to vote in favor of the adoption of this Agreement and the Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor, certain directors and officers of Acquiror, Acquiror and the Company have entered into a Sponsor Share Restriction Agreement, dated as of the date hereof (the “Sponsor Agreement”), pursuant to which, among other things, the Sponsor and such directors and officers have agreed to (i) certain restrictions, including transfer restrictions, with respect to their Acquiror Common Stock and/or Acquiror Warrants, and (ii) to a forfeiture of certain of the Acquiror Warrants;

WHEREAS, in connection with the Transactions, within ten (10) Business Days after the Registration Statement is declared effective under the Securities Act, Humanitario shall enter into a voting trust agreement (the “Voting Trust Agreement”) with an independent trustee (the “Voting Trustee”), pursuant to which Humanitario will transfer and assign to the Voting Trustee all of the

Closing Merger Consideration and the Earnout Shares received (or to be received) by Humanitario pursuant to the terms of this Agreement, in each case, upon the terms and subject to the conditions set forth in the Voting Trust Agreement and the Support Agreement (the “Voting Trust Transfer”);

WHEREAS, in connection with the Transactions and pursuant to the terms of the Acquiror Support Agreement, Humanitario and Acquiror shall agree to enter into a Subscription Agreement (the “Founder PIPE Agreement”), pursuant to which Humanitario will purchase Acquiror Common Stock upon the Closing, subject to the terms and conditions therein;

WHEREAS, contemporaneously with the Closing, in connection with the Transactions, Acquiror, the Company, certain Acquiror Shareholders and certain Company Stockholders who will receive Acquiror Common Stock pursuant to Article III, will enter into that certain Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form set forth on Exhibit C to be effective upon the Closing;

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its shareholders to have their Acquiror Public Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the Business Combination (the “Offer”);

WHEREAS, at least one Business Day prior to the consummation of the Merger, Acquiror shall, subject to obtaining the Acquiror Shareholder Approvals, domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the CACI (the “Redomicile”), pursuant to which, among other things, (a) the Acquiror will adopt the certificate of incorporation in the form set forth on Exhibit D (the “Acquiror Charter”), which shall be the certificate of incorporation of Acquiror until amended in accordance with its terms and the DGCL and (b) pursuant to and in accordance with the Redomicile, each issued and outstanding Acquiror Class B Ordinary Share shall automatically convert, on a one-for-one basis, into one share of Acquiror Common Stock, and each issued and outstanding Acquiror Class A Ordinary Share shall automatically convert, on a one-for-one basis, into one share of Acquiror Common Stock, and, as a result of which and pursuant to the Warrant Agreement, each Existing Acquiror Private Placement Warrant shall automatically convert, on a one-for-one basis, into one Domesticated Acquiror Private Placement Warrant, and each Existing Acquiror Public Warrant shall automatically convert, on a one-for-one basis, into one Domesticated Acquiror Public Warrant (the conversion as described in this clause (b), the “Acquiror Share Conversion”);

WHEREAS, prior to the consummation of the Merger, and immediately following the Redomicile, Acquiror shall adopt the bylaws in the form set forth on Exhibit E (the “Acquiror Bylaws”), which shall be the bylaws of Acquiror, until thereafter amended in accordance with its terms, the Acquiror Charter and the DGCL;

WHEREAS, prior to the Closing, Acquiror shall, subject to obtaining the Majority Acquiror Shareholder Approval, adopt an equity incentive plan of the Acquiror (the “Acquiror Equity Incentive Plan”), pursuant to Section 7.11 and in a form prepared by the Company in consultation with the Acquiror;

WHEREAS, Acquiror shall be renamed “Verde Bioresins, Corp.”, or such other name mutually agreed to by the Company and Acquiror (the “Name Change”), and shall trade publicly on the NASDAQ under the new ticker symbol “VRDE”; and

WHEREAS, the parties intend that, for United States federal income tax purposes, (a) the Redomicile qualifies as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (b) the Acquiror Share Conversion qualifies as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code and the Treasury Regulations, (c) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror, Merger Sub and the Company are parties under Section 368(b) of the Code and the Treasury Regulations, and (d) this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Affiliate Agreement” has the meaning specified in Section 5.17.

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Change in Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Ordinary Share” means a Class A ordinary share, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Ordinary Share” means a Class B ordinary share, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means the shares of common stock of Acquiror, par value $0.0001 per share, from and after the Redomicile.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Equity Incentive Plan” has the meaning specified in the Recitals hereto.

“Acquiror Equity Plan Proposal” has the meaning specified in Section 8.02(c).

“Acquiror Final Prospectus” means the Acquiror’s final prospectus, dated November 30, 2021, as amended.

“Acquiror Material Contracts” has the meaning specified in Section 5.14(a).

“Acquiror Ordinary Shares” means prior to the Redomicile, collectively, the Acquiror Class A Ordinary Shares and the Acquiror Class B Ordinary Shares.

“Acquiror Organizational Documents” means (a) prior to the Redomicile, the Articles of Association as may be amended from time to time in accordance with its provisions and the CACI, and (b) after the Redomicile, the Acquiror Charter and the bylaws of Acquiror.

“Acquiror Extension Termination Notice” has the meaning specified in Section 7.13(a).

“Acquiror Private Placement Warrants” means (a) prior to the Redomicile, the Existing Acquiror Private Placement Warrants, and (b) from and after the Redomicile, (i) the Domesticated Acquiror Private Placement Warrants, and (ii) any private placement warrants to acquire Acquiror Common Stock issuable upon conversion of the Working Capital Loans or the Sponsor Extension Loans.

“Acquiror Public Shares” means the Acquiror Class A Ordinary Shares initially included in the units sold by Acquiror in its initial public offering (or, after the Redomicile, the shares of common stock, par value $0.0001 per share, of Acquiror into which such Acquiror Class A Ordinary Shares shall have been converted).

“Acquiror Public Warrants” means (a) prior to the Redomicile, the Existing Acquiror Public Warrants, and (b) from and after the Redomicile, the Domesticated Acquiror Public Warrants.

“Acquiror SEC Reports” has the meaning specified in Section 5.09(a).

“Acquiror Share Conversion” has the meaning specified in the Recitals hereto.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with the Acquiror Organizational Documents) holder of Acquiror Public Shares to redeem all or a portion of the Acquiror Public Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) calculated as of two (2) Business Days prior to Closing (as determined in accordance with the Acquiror Organizational Documents) in connection with the Proposals.

“Acquiror Share Redemption Payment” means the payment of the consideration for the Acquiror Share Redemption on the terms and subject to the conditions and limitations set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement.

“Acquiror Shareholder” means (a) prior to the Redomicile, a holder of Acquiror Ordinary Shares and (b) after the Redomicile, a holder of Acquiror Common Stock.

“Acquiror Shareholder Approvals” means the Majority Acquiror Shareholder Approval and the Supermajority Acquiror Shareholder Approval.

“Acquiror Support Agreement” has the meaning specified in the Recitals hereto.

“Acquiror Warrants” means the Acquiror Public Warrants, the Acquiror Private Placement Warrants, and, after their issuance, the Contingent Warrants.

“Acquisition Proposal” has the meaning specified in Section 6.05(b)(i).

“Action” means any claim, action, suit, assessment, audit, investigation, examination, arbitration or proceeding, in each case that is brought by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 8.02(c).

“Advisory Amendment Proposal” has the meaning specified in Section 8.02(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Aggregate Company Shares” means the sum, without duplication, of the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, after giving effect to the Company Conversion.

“Agreement” has the meaning specified in the preamble hereto.

“Amendment Proposal” has the meaning specified in Section 8.02(c).

“Ancillary Agreements” means the Sponsor Agreement, the Support Agreements, the Company Lock-Up Agreements, the Registration Rights Agreement, the Trust Agreement and any other agreement related to the Transactions.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including political donations or campaign finance Laws, the U.S. Foreign Corrupt Practices Act, all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, and Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any person to obtain or retain business or an improper business advantage.

“Antitrust Approvals” means the expiration or termination of all applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Articles of Association” means the Amended and Restated Memorandum and Articles of Association of Acquiror, adopted by special resolution and effective on November 30, 2021, and as may be amended from time to time in accordance with its provisions, this Agreement and the CACI.

“Balance Sheet Date” means December 31, 2022.

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, individual consulting, retirement, severance, termination pay, change in control, transaction or retention arrangements, deferred compensation, equity or equity-based compensation, incentive compensation, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, vacation, fringe or other benefits or remuneration plan, program, policy, agreement or arrangement of any kind.

“Business Combination” has the meaning ascribed to such term in the Articles of Association.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Grand Cayman, Cayman Islands are authorized or required by Law to close.

“CACI” means the Companies Act (As Revised) of the Cayman Islands.

“Cancelled Shares” has the meaning specified in Section 3.01(b).

“Capitalized Lease Obligations” means obligations pursuant to a lease that is, or is required in accordance with GAAP to be, classified as a finance lease (specifically excluding any obligations pursuant to operating leases that, prior to adoption of the Financial Accounting Standards Board’s Accounting Standard Codification Topic 842, would not have been required to be recognized on a balance sheet prepared in accordance with GAAP).

“CBA” has the meaning specified in Section 4.12(a)(xii).

“Certificate of Merger” has the meaning specified in Section 2.01.

“Closing” has the meaning specified in Section 2.03.

“Closing Merger Consideration” has the meaning specified in Section 3.01(c).

“Closing Per Share Price” has the meaning specified in Section 3.01(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Available Software” means “off-the-shelf”, non-customized or non-modified Software that is (a) made available to or licensed to the Company or any of its Subsidiaries on a non-exclusive basis by any Person solely in executable or object code form, (b) not incorporated into any of the products or services of the Company or any of its Subsidiaries, and (c) made generally commercially available on and actually licensed under standard non-discriminatory terms, for either (i) annual payments by the Company and its Subsidiaries of $10,000 or less or (ii) aggregate payments by the Company and its Subsidiaries of $10,000 or less.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” means each Benefit Plan, sponsored, maintained or contributed to (or obligated to be sponsored, maintained or contributed to) by the Company or any of its Subsidiaries, (a) in which any current or former employee or other service provider to the Company or any of its Subsidiaries participates or has any rights or benefits, whether absolute or contingent, or (b) with respect to which the Company or any of its Subsidiaries has or could have any Obligation, except to the extent such plan is sponsored or maintained by a Governmental Authority as required by applicable Law.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 8.02(f).

“Company Certificates” has the meaning specified in Section 3.03(a).

“Company Change in Recommendation” has the meaning specified in Section 8.02(f).

“Company Common Stock” means a share of the Company’s common stock, par value $0.0001 per share.

“Company Conversion” has the meaning specified in Section 6.08.

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Existing Notes” means (i) that certain Secured Convertible Promissory Note, dated February 17, 2023, between the Company and Acuitas (and assigned by Acuitas to Humanitario on June 19, 2023), and (ii) that certain Secured Convertible Promissory Note, dated June 15, 2023, between the Company and Acuitas (and assigned by Acuitas to Humanitario on June 19, 2023).

“Company Extension Loans” means any loan made to Acquiror or the Sponsor by the Company or any of Affiliate of the Company for the purpose of financing costs incurred in connection with an Extension.

“Company Intellectual Property” means all Owned Intellectual Property and all other Intellectual Property used in, held for use or necessary to the business of the Company or any of its Subsidiaries.

“Company Interim Notes” means convertible notes issued by the Company to Humanitario after the execution of this Agreement but prior to the First Closing Date.

“Company Notes” means the Company Existing Notes and the Company Interim Notes.

“Company Organizational Documents” means the certificate of incorporation and bylaws of the Company, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Company Permits” has the meaning specified in Section 4.07(d).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Software” means all material Software used in the business of the Company or any of its Subsidiaries.

“Company Stock” means the Company Common Stock and any other equity securities issued by the Company.

“Company Stockholder” means each holder of a share of Company Stock.

“Company Stockholder Approvals” has the meaning specified in Section 8.02(f).

“Company Stockholder Earnout Shares” has the meaning specified in Section 3.07(a).

“Company Support Agreement” has the meaning specified in the Recitals hereto.

“Company Warrants” means each outstanding and unexercised warrant to purchase Company Stock whether or not then vested or fully exercisable.

“Competing Proposal” has the meaning specified in Section 7.09(c).

“Confidentiality Agreement” means that certain Confidentiality Agreement (as may be amended or supplement), dated as of May 30, 2022, between TLGY Holdings LLC and the Company.

“Contingent Rights” shall mean the contingent right attached to the Acquiror Class A Ordinary Shares to receive at least one-fourth of one Acquiror Warrant pursuant to the Warrant Agreement, under certain circumstances and subject to adjustment as further described in the Acquiror Final Prospectus.

“Contingent Warrants” shall mean the warrants in the same form as and fungible with the Acquiror Public Warrants, issued under the Contingent Rights pursuant to the Warrant Agreement.

“Contract” means any legally binding contract, agreement, license or sublicense, subcontract, lease, and purchase order.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 or any mutation of the same, including any resulting epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, isolation, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to COVID-19, including, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning specified in Section 3.06.

“Domesticated Acquiror Private Placement Warrants” means the Existing Acquiror Private Placement Warrants after giving effect to the Redomicile, as a result of which each shall automatically become a warrant to acquire one share of Acquiror Common Stock.

“Domesticated Acquiror Public Warrant” means the Existing Acquiror Public Warrants after giving effect to the Redomicile, as a result of which each shall automatically become a warrant to acquire one share of Acquiror Common Stock.

“Earnout Period” means the time period following the Third Closing Date and the fifth-year anniversary of the Third Closing Date.

“Earnout Shares” means the Sponsor Earnout Shares and the Company Stockholder Earnout Shares.

“Effective Time” has the meaning specified in Section 2.01.

“Eligible Company Stockholders” has the meaning specified in Section 3.07.

“Enforceability Exceptions” has the meaning specified in Section 4.02(a).

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources), public and worker health and safety (to the extent relating to exposure to Hazardous Materials), or the investigation, cleanup, use, generation, management, manufacture, labeling, registration, import, export, storage, emission, treatment, transportation, disposal or Release of or exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity (whether or not incorporated) which, together with the Company, currently is, or has been within the last six (6) years treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.

“Ex-Im Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Acquiror Private Placement Warrant” means each private placement warrant to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of eleven dollars fifty cents ($11.50), that was sold to Sponsor simultaneously with the closing of Acquiror’s initial public offering.

“Existing Acquiror Public Warrant” means a warrant to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of eleven dollars fifty cents ($11.50), that was included in the units sold as part of Acquiror’s initial public offering.

“Extension” has the meaning specified in Section 7.13(a).

“Extension Loans” means any Sponsor Extension Loan or Company Extension Loan.

“Extraordinary General Meeting” means a meeting of the holders of Acquiror Ordinary Shares to be held for the purpose of approving the Proposals.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) that is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“First Closing Date” has the meaning specified in Section 2.03.

“Foreign Investment Laws” means all applicable Laws and Orders relating to foreign investment or that provide for the review of national security or defense matters or the national interest in connection with the cross-border acquisition of any interest in or assets of a business under the jurisdiction of a Governmental Authority, including the Committee on Foreign Investment in the United States.

“Founder PIPE Agreement” has the meaning specified in the Recitals.

“Fraud” means actual and intentional fraud under Delaware common law with a specific intent to deceive brought against a party hereto based on a representation or warranty of such party hereto contained in this Agreement; provided, that at the time such representation was made (a) such representation was inaccurate, (b) such party hereto had actual Knowledge (and not imputed or constructive Knowledge) of the inaccuracy of such representation, (c) such party hereto had the specific intent to deceive another party hereto, and (d) the other party hereto acted in reliance on such inaccurate representation and suffered losses as a result of such inaccuracy. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Official” means any official or employee of any directly or indirectly government-owned or controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such entity or for or on behalf of any such public international organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Gross Proceeds” means an amount equal to (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing, after taking into account the Acquiror Share Redemption; plus (b) the proceeds under the Founder PIPE Agreement; plus (c) all cash or cash-equivalent instruments of the Company and its Subsidiaries (excluding any cash already taken into account in clause (b) above, or any cash proceeds from the Company Notes); plus (d) the proceeds actually paid to Acquiror at or prior to the Closing under any Pre-Closing Financing, and the proceeds payable to Acquiror after the Closing under any Pre-Closing Financing to the extent committed at or prior to the Closing.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning), or otherwise subject to liability or standards of care under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, toxic mold or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Humanitario” has the meaning specified in the recitals hereto.

“Humanitario Proceeds” means, without duplication, (a) the proceeds under the Founder PIPE Agreement, (b) the cash proceeds from the Company Notes, (c) cash or cash-equivalent instruments of the Company and its Subsidiaries, and (d) any proceeds received from Humanitario and/or any of its Affiliates under any other bona fide debt or equity financing by Humanitario and/or any of its Affiliates. For the avoidance of doubt, proceeds from any Person (except for Humanitario and/or its Affiliates) from any Pre-Closing Financing that is originated or introduced by any of the Company, Humanitario, and/or any of their Affiliates or Representatives shall not constitute “Humanitario Proceeds”.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) Capitalized Lease Obligations, (g) obligations under any Financial Derivative/Hedging Arrangement (assuming termination thereof), (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above, and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual property rights and other proprietary rights of any kind, as they exist anywhere in the world, whether registered or unregistered, including all: (a) patents and patent applications (including any renewals, extensions, divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof, substitutions and foreign counterparts relating to any such patents and patent applications, and industrial property rights); (b) trademarks, service marks, trade dress, trade and brand names and logos and social media designations, and any and all other indicia of source or origin, together with all goodwill associated therewith and any registrations and applications for registration therefor; (c) rights associated with works of authorship, including exclusive exploitation rights, copyrights, copyrightable works, and any registrations and applications for registration therefor; (d) internet domain names, IP addresses and URLs; (e) trade secrets and other intellectual property rights in know-how, inventions, processes, procedures, technical data, algorithms, formulae, protocols, techniques, results of experimentation and testing, and business information (including financial and marketing plans, supplier lists, and pricing and cost information) and other confidential and proprietary information rights; (f) rights in databases and data collections (including knowledge databases, customer lists and customer databases); (g) intellectual property rights in Software (including in object code and source code); and (h) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“Interim Period” has the meaning specified in Section 6.01.

“Intervening Event” means an event, fact, development, circumstance or occurrence, that materially and negatively affects the business, assets, operations or prospects of the Company and its Subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to the Acquiror or the Acquiror Board as of the date hereof (or the consequences of which were not reasonably foreseeable to the Acquiror Board as of the date hereof), and that becomes known to the Acquiror Board after the date of this Agreement (but specifically excluding a Competing Proposal). For the avoidance of doubt the Acquiror Share Redemption shall not be deemed to be an Intervening Event.

“Intervening Event Notice Period” has the meaning specified in Section 8.02(d).

“IT Systems” means all computer hardware (including computer systems, servers, routers, hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with the foregoing), data Processing systems, Software, and all other information technology equipment and assets, including any outsourced systems and processes, and documentation related to the foregoing, in each case, that are owned, leased, licensed by, used, relied on, held for use or controlled by the Company and its Subsidiaries.

“Knowledge” shall mean the actual knowledge of (a) in the case of the Company, Brian Gordon, and (b) in the case of Acquiror, Jin-Goon Kim.

“Law” means any statute, law (including common law), constitution, act, treaty, convention, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental

Authority.

“Lease Documents” has the meaning specified in Section 4.19(d).

“Leased Company Properties” has the meaning specified in Section 4.19(c).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for (a) any restrictions arising under any applicable Securities Laws, and (b) immaterial easements, rights of way, covenants, encumbrances or restrictions that do not materially detract from the value of the underlying asset or interfere with the use of, or in the case of real property, occupancy of, the asset.

“Listing Application” has the meaning specified in Section 7.05(b).

“Majority Acquiror Shareholder Approval” means, with respect to any Proposal other than the Redomicile Proposal, the Name Change Proposal and the Amendment Proposal, the affirmative vote by ordinary resolutions of at least a majority of the votes cast by holders of Acquiror Ordinary Shares voting in person or by proxy at the Extraordinary General Meeting.

“Material Adverse Effect” means any event, change, circumstance or development that has a material adverse effect on (i) the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following (or any event, change, circumstance or development to the extent primarily arising out of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” pursuant to clause (i) above: (a) any actual or proposed change or development in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (b) any change or development in interest rates, exchange rates, or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which the Company or its Subsidiaries operate, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, employees, or contractors, (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action, or failure to take action, required or contemplated by this Agreement or with the prior written consent of Acquiror, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event, (g) any (x) armed hostilities or the escalation thereof, whether or not pursuant to the declaration of any national emergency or war, or (y) military or terrorist attack, or escalation thereof, and (h) any failure of the Company and its Subsidiaries, taken as a whole to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company operates.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Consideration” has the meaning specified in Section 3.03(a).

“Merger Sub” has the meaning specified in the preamble hereto.

“Minimum Cash Condition” means the Net Proceeds (but excluding any Humanitario Proceeds, to the extent accounted for as Net Proceeds) at the Closing shall be no less than $15,000,000 (after taking into account any Cost Discount).

“Minimum IRR Threshold” means a value that provides a gross internal rate of return of 35%, calculated based on the Closing Per Share Price and from the Third Closing Date until the first Trading Day of the applicable 30-day period for purposes of the 30-Day VWAP calculation or the closing of the Trade Sale, as applicable, taking into account all declared and paid dividends.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Name Change Proposal” has the meaning specified in Section 8.02(c).

“Net Debt” means, with respect to the Company, (a) the total short-term and long-term liabilities of the Company (except for (x) such liabilities under the Stockholder Extension Advances and any Company Interim Notes issued in connection with any Stockholder Extension Advances and (y) the Company Notes to be converted into Company Common Stock pursuant to Section 6.08), minus (b) the total cash and cash equivalents of the Company; in each case, on a consolidated basis and determined in accordance with GAAP.

“Net Proceeds” means Gross Proceeds, after deduction of all Transaction Expenses.

“NASDAQ Proposal” has the meaning specified in Section 8.02(c).

“NASDAQ” means the Nasdaq Global Market.

“Non-TLGY Pre-Closing Financing” means any Pre-Closing Financing that is originated or introduced by any of the Company, Humanitario, and/or any of their Affiliates or Representatives (excluding, for the avoidance of doubt, the Sponsor, Acquiror, and/or any of their respective Affiliates or Representatives). For the avoidance of doubt, the proceeds under the Founder PIPE Agreement shall constitute a Non-TLGY Pre-Closing Financing.

“Obligations” means any duties, debts, guarantees, responsibilities, liabilities, assurances, commitments and obligations, costs and expenses of whatever kind and nature, whether legal or equitable, whether vested, absolute or contingent, primary or secondary, direct or indirect, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, patent or latent, and whether based in common law or statute or arising under Contract or by action of any Governmental Authority or otherwise.

“Offer” has the meaning specified in the Recitals hereto.

“Owned Company Software” means all Software owned by the Company or any of its Subsidiaries or that the Company or any of its Subsidiaries purport to own.

“Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries or that the Company or any of its Subsidiaries purport to own, including Registered IP.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (i) that arise in the ordinary course of business, (ii) relate to amounts not yet delinquent or (iii) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP on the Audited Financial Statements; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (c) Liens for Taxes (i) not yet delinquent or (ii) that are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP; (d) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses or occupancy of such real property, or which do not materially detract from the value of the underlying asset; (e) non-exclusive licenses of Intellectual Property granted to customers and service providers in the ordinary course of business; (f) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Audited Financial Statements (which such Liens are referenced or the existence of which such Liens is referred to in the notes to the balance sheet included in the Audited Financial Statements); (g) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any real property leased by the Company, or which do not materially detract from the value of the underlying asset; and (h) Liens described on Schedule 101(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means any information that, alone or in combination with other information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with a natural Person, including names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers, credit card information, billing and transactional information, contact preferences, financial information or other information that constitutes “personal information”, “personally identifiable information” or “personal data” under applicable laws.

“Pre-Closing Financing” means (a) the issuance by the Acquiror of any shares of capital stock or equity-linked securities or rights exercisable for or convertible into shares of capital stock or (b) equity financing facilities or non-redemption pools entered into by the Acquiror, in each case with respect to clauses (a) and (b), the definitive agreements of which will be entered into on or after the date hereof and prior to or simultaneously with the Closing.

“Privacy Laws” means any and all Laws and binding guidelines and industry standards, in each case, as applicable to the Company or any of its Subsidiaries, relating to data privacy, protection or security or the receipt or the Processing of Personal Information, including all Laws governing cybercrime and breach notification, Section 5 of the Federal Trade Commission Act, California Consumer Privacy Act of 2018, California Privacy Rights Act of 2020, Children’s Online Privacy Protection Act, Family Education Rights Privacy Act, state data breach notification Laws, state data security Laws, state social security number protection Laws, EU General Data Protection Regulation 2016/679, EU Privacy and Electronic Communications Directive 2002/58/EC, any successor or implementing legislation or regulation to any of the foregoing and any Law concerning requirements for any outbound communications and/or electronic marketing (including e-mail marketing, telemarketing and text messaging).

“Processing” means any operation or set of operations performed on data, including adaption or alteration, combination, recording, distribution, import, export, organization, protection, disposal, blocking, erasure, destruction, storing, use, disclosure, collection, transferring or otherwise interacting with such data, including Personal Information.

“Proposals” has the meaning specified in Section 8.02(c).

“Pro Rata Share” means, for each Eligible Company Stockholder, a percentage determined by dividing (a) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after taking into account the Company Conversion) held by such Eligible Company Stockholder immediately prior to the Effective Time, by (b) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after taking into account the Company Conversion) held by all Eligible Company Stockholders immediately prior to the Effective Time.

“Proxy Statement” means the proxy statement and notice of extraordinary general meeting filed by Acquiror as part of the Registration Statement with respect to the Extraordinary General Meeting for the purpose of soliciting proxies from Acquiror Shareholders to approve the Proposals (which shall also provide the Acquiror Shareholders with the opportunity to redeem their Acquiror Public Shares in conjunction with a shareholder vote on the Business Combination).

“Redeeming Shareholder” means an Acquiror Shareholder who demands that Acquiror redeem all or part of its Acquiror Public Shares for cash in connection with the transactions contemplated hereby or otherwise in accordance with the Acquiror Organizational Documents.

“Redomicile” has the meaning specified in the Recitals hereto.

“Redomicile Proposal” has the meaning specified in Section 8.02(c).

“Registered IP” has the meaning specified in Section 4.16(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 8.02(a).

“Regulatory Approvals” has the meaning specified in Section 9.01(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Related Party” means, with respect to any party hereto, any Subsidiary or Affiliate thereof, or any business, entity or Person that any of the foregoing controls, is controlled by or is under common control with.

“Release” means any actual or threatened releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into or through the indoor or outdoor environment.

“Relevant Month” means, with respect to a Year, the first whole calendar month within such Year and each of the eleven (11) consecutive calendar months thereafter.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Required Acquiror Shareholder Approvals” means approval by Acquiror Shareholders of the Transaction Proposal, Redomicile Proposal, Name Change Proposal, Amendment Proposal, NASDAQ Proposal, and the Acquiror Equity Plan Proposal.

“Sanctioned Territory” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the non-Ukrainian-government controlled areas of Kherson and Zaporizhzhia).

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person located, organized, or resident in a Sanctioned Territory; (c) the government of a Sanctioned Territory or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions, trade controls, or embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, the United Kingdom, or (c) any other applicable jurisdiction.

“Schedules” means the disclosure schedules of the Company or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“Second Closing Date” has the meaning specified in Section 2.03.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, models and methodologies, schematics, specification, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Sponsor Earnout Shares” has the meaning specified in Section 3.07(b).

“Sponsor Extension Loan” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Sponsor’s designee, for the purpose of financing costs incurred in connection with an Extension.

“Stockholder Extension Advances” has the meaning specified in the Company Support Agreement.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supermajority Acquiror Shareholder Approval” means, with respect to the Redomicile Proposal, the Name Change Proposal and the Amendment Proposal, the affirmative vote by special resolution of two-thirds (2/3) of the votes eligible to be cast by the holders of the outstanding Acquiror Ordinary Shares who, being present in person or by proxy and entitled to vote at the Extraordinary General Meeting, actually vote at the Extraordinary General Meeting.

“Support Agreements” has the meaning specified in the Recitals hereto.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Target Cash Percentage” shall mean the quotient of (x) the dollar amount of the Net Proceeds at the Closing (after subtracting therefrom the amount of proceeds raised from any Non- TLGY Pre-Closing Financing), and (y) the Target Cash Requirement, provided, however, that the Target Cash Percentage shall not be greater than 100%.

“Target Cash Requirement” means a minimum of $25,000,000.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, sales, use, or other tax, escheat or unclaimed property obligation, governmental fee or other like assessment, together with any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Authority” means any Governmental Authority with jurisdiction or authority to impose, administer, levy, assess or collect Tax.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Tax Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Third Closing Date” has the meaning specified in Section 2.03.

“Trade Sale” means any transaction or series of related transactions (a) following which fifty percent (50%) or more of the voting power of Acquiror is transferred to a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than Acquiror or any of their respective subsidiaries), (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of Acquiror immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (ii) the voting securities of Acquiror or any of their respective subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Acquiror to any person; provided that, in each case, no transferee or acquiror in such transaction or series of transactions shall be an Affiliate of any of the transferor or seller in such transaction or series of transactions.

“Trading Day” means any day on which shares of Acquiror Common Stock is actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

“Transaction Proposal” has the meaning specified in Section 8.02(c).

“Transactions” means the transactions contemplated by this Agreement, including the Redomicile and the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Event” means either Triggering Event I or Triggering Event II.

“Triggering Event I” means the daily volume-weighted average price as reported by Bloomberg for any thirty (30) consecutive Trading Day period within the Earnout Period for one share of Acquiror Common Stock quoted on the NASDAQ (or such other exchange on which the shares of Acquiror Common Stock are then listed) (the “30-Day VWAP”) is greater than or equal to a value that equals or exceeds the Minimum IRR Threshold, provided that the first Trading Day of such 30-Trading Day period shall occur after the 30 month anniversary of the Third Closing Date.

“Triggering Event II” means (a) the 30-Day VWAP is greater than or equal to a value that equals or exceeds the Minimum IRR Threshold, provided that the first Trading Day of the relevant 30 Trading Day period shall occur after the 42 month anniversary of the Third Closing Date, or (b) a Trade Sale that occurs after the 42 month anniversary of the Third Closing Date but within the Earnout Period that reflects a valuation (in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the Acquiror Board in good faith) per share of Acquiror Common Stock on a fully diluted basis that equals or exceeds the Minimum IRR Threshold.

“Trust” has the meaning specified in the Recitals hereto.

“Trust Account” has the meaning specified in Section 5.06(a).

“Trust Agreement” has the meaning specified in Section 5.06(a).

“Trustee” has the meaning specified in Section 5.06(a).

“Voting Trust Transfer” has the meaning specified in the Recitals hereto.

“Voting Trustee” has the meaning specified in the Recitals hereto.

“Warrant Agreement” means that certain Warrant Agreement, dated as of November 30, 2021, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, as may be amended from time to time.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Sponsor’s designee, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

1.02	Construction.

(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) any reference to a Law shall mean such Law as amended through the relevant date.

(b)Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than the Business Day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

ARTICLE II

THE MERGER; CLOSING

2.1The Merger. Upon the terms and subject to the conditions set forth in this Agreement, following the Acquiror Share Redemption Payment and the Redomicile, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company continuing as the Surviving Corporation. Following the Merger the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement (including Section 2.03 hereof) and the DGCL.

2.2Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.3Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”), including the Acquiror Share Redemption Payment and the Redomicile, shall take place electronically through the exchange of documents via e-mail or facsimile beginning on the date which is eight (8) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually begins is referred to in this Agreement as the “First Closing Date.” Notwithstanding the foregoing, subject to Section 10.01, Acquiror has the option to postpone the First Closing Date if the Minimum Cash Condition is not satisfied. Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms:

(a)on the First Closing Date:

(i)Acquiror shall cause the Acquiror Share Redemption Payment to be consummated;

(ii)Acquiror shall cause the Certificate of Domestication to be filed pursuant to Section 7.10 hereof, and the Certificate of Domestication shall specify that the Redomicile shall become effective on the next Business Day after the Certificate of Domestication has been filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Domestication (the effective time of the Redomicile, the “Redomicile Effective Time”, and the date on which the Redomicile becomes effective, the “Second Closing Date”); and

(iii)the Company shall cause a certificate of merger in form and substance reasonably satisfactory to the Acquiror and the Company (the “Certificate of Merger”), together with all other necessary documentation, to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL, and the Certificate of Merger shall specify that the Merger shall become effective on the second Business Day after the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time” and the date on which the Merger becomes effective, the “Third Closing Date);

(b)on the Second Closing Date, the Redomicile will become effective, and by virtue of the Redomicile, the Name Change will occur; and

(c)on the Third Closing Date, the Merger will become effective, and Acquiror shall have been approved to trade publicly on the NASDAQ under the new ticker symbol “VRDE”.

2.4Organizational Documents of the Company and Acquiror. At the Effective Time, the certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended in accordance with their terms and the DGCL.

2.5Directors and Officers of the Companies.

(a)Persons constituting the officers of the Company prior to the Effective Time shall be appointed as the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed.

(b) Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NASDAQ listing requirements, Acquiror shall take all necessary action prior to the Effective Time such that (i) each director of Acquiror in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time), (ii) immediately after the Effective Time, the Acquiror Board shall consist of seven (7) members, with one (1) member of the Acquiror Board to be appointed by the Sponsor (the “Sponsor Director”) (which initially shall be Jin-Goon Kim) and (iii) the initial members of the Acquiror Board shall be the individuals set forth on Exhibit H, each to serve in the applicable class of directors identified therein. The initial members of the audit committee, the compensation committee and the corporate governance committee of the Acquiror Board immediately after the Effective Time shall be such individuals as agreed upon by the Company and Acquiror prior to the Closing in good faith. If necessary to effect the foregoing, the Acquiror Board shall adopt resolutions prior to the Effective Time that expand or decrease the size of the Acquiror Board and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Acquiror Board. Each person appointed as a director of Acquiror pursuant to this Section 2.05(b) shall remain in office as a director of Acquiror until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If any of the directors set forth on Exhibit H shall be unable or unwilling to serve at the Closing, the party that appointed such individual, shall promptly designate a replacement director and provide any relevant information about such appointee as the other party may reasonably request.

(c)Acquiror shall take all necessary action prior to the Effective Time such that (i) each officer of Acquiror in office immediately prior to the Effective Time shall cease to be an officer immediately following the Effective Time and (ii) the persons constituting the officers of the Company prior to the Effective Time shall, as of immediately following the Effective Time, be appointed the officers of Acquiror in identical positions until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed.

ARTICLE III

EFFECTS OF THE MERGER

3.1Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Merger Sub or the holder of any Company Stock:

(a)Conversion of Merger Sub Common Stock. Each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be automatically converted at the Effective Time into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.0001 per share, and such shares will constitute the only outstanding equity interests of the Surviving Corporation following the Merger.

(b)Cancellation of Certain Company Stock. Each share of Company Stock issued and outstanding immediately prior to the Effective Time that is held by the Company in treasury or owned by Acquiror or by Merger Sub shall no longer be outstanding and shall be automatically cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(c)Conversion of All Other Company Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares and Dissenting Shares, shall be automatically converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of Acquiror Common Stock (deemed to have a value of ten dollars ($10) per share) (the “Closing Per Share Price”) (the “Closing Merger Consideration”) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $365,000,000 by (ii) ten dollars ($10) by (y) the Aggregate Company Shares.

3.2Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Stock or Acquiror Ordinary Shares shall have been changed into a different number of shares or a different class or series, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, change, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Stock or Acquiror Ordinary Shares will be appropriately adjusted to provide to the holders of Company Stock and the holders of Acquiror Ordinary Shares the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.02 shall not be construed to permit Acquiror, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

3.3Exchange of Company Certificates and Company Book-Entry Shares.

(a)Exchange Procedures. At the Closing, the Company Stockholders holding shares of Company Common Stock shall deliver the certificates or book entry statements evidencing their right to shares of Company Common Stock (collectively, the “Company Certificates”), other than Cancelled Shares and Dissenting Shares, to Acquiror for cancellation, or in the case of a lost, stolen or destroyed Company Certificate, will deliver to Acquiror an affidavit (and indemnity if required) in the manner provided in Section 3.03(e) below, and, in exchange therefor, Acquiror shall instruct its transfer agent to issue the Closing Merger Consideration in book-entry form promptly thereafter (but in no event earlier than the Effective Time), and Company Certificates shall forthwith be cancelled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable portion of the Closing Merger Consideration and the Earnout Shares as prescribed by this Agreement (the “Merger Consideration”).

(b)Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Certificates with respect to the Merger Consideration to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates. Subject to applicable Law, following surrender of any such Company Certificates, Acquiror shall promptly deliver to the record holders thereof, without interest, the Closing Merger Consideration issued in exchange therefor in book-entry form and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect thereto; provided, however, any dividends or other distributions with respect to Earnout Shares shall be subject to the provisions of Section 3.08.

(c)Transfers of Ownership. If Merger Consideration is to be issued in book-entry form in a name other than that in which the Company Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of the Merger Consideration in any name other than that of the registered holder of the Company Certificates surrendered, or established to the reasonable satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

(d)No Further Ownership Rights in Company Common Stock. All shares of Acquiror Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 3.03.

(e)Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen or destroyed, Acquiror shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the aggregate Closing Merger Consideration (and Earnout Shares, if applicable) into which the shares of Company Common Stock formerly represented by such Company Certificates was converted into and any dividends or distributions payable pursuant to Section 3.03(b); provided, however, that, as a condition precedent to the delivery of such Closing Merger Consideration (and Earnout Shares, if applicable), the owner of such lost, stolen or destroyed Company Certificates shall indemnify Acquiror against any claim that may be made against Acquiror or the Surviving Corporation with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

3.4Withholding. Each of Acquiror, Merger Sub, the Company, the Surviving Corporation and their respective Affiliates and agents (each, a “Payor”) shall be entitled to deduct and withhold from any consideration or amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Tax Law. To the extent that a Payor withholds or deducts such amounts with respect to any Person, such withheld or deducted amounts shall be treated as having been paid to or on behalf of such Person in respect of which such withholding or deduction was made for all purposes.

3.5 No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 3.01, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Stock. In lieu of the issuance of any such fractional share, Acquiror shall pay in cash (rounded to the nearest whole cent), without interest, to each former Company Stockholder who otherwise would be entitled to receive such fractional share, after aggregating all fractional shares that otherwise would be paid to such Person, an amount equal to such fractional amount multiplied by the Closing Per Share Price.

3.6Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a Company Stockholder entitled to vote in respect of such shares of Company Common Stock who has not voted in favor of the Merger or consented thereto in writing pursuant to Section 228 of the DGCL and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration and shall instead be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled to only such rights as may be granted to him, her or it under the DGCL. If any holder of Dissenting Shares fails to perfect or otherwise fails to comply with the provision of Section 262 of the DGCL or otherwise effectively waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the appraised value of such Dissenting Shares under Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into, and to have become exchangeable for the right to receive the Merger Consideration upon the surrender of such shares in accordance with this Article III and thereafter shall not be deemed to be Dissenting Shares. The Company shall give Acquiror reasonably prompt notice of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the appraised value of Dissenting Shares, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

3.07Earnout.

(a)Company Stockholders’ Earnout.

(i)Following the Closing, and as additional consideration for the Merger, promptly upon the occurrence of a Triggering Event, Acquiror shall issue or cause to be issued to the Company Stockholders immediately before the Effective Time (after giving effect to the Company Conversion and excluding holders of Cancelled Shares and Dissenting Shares) (the “Eligible Company Stockholders”) (in each case, in accordance with their respective Pro Rata Shares) up to an aggregate of 36,500,000 shares of Acquiror Common Stock (such shares, the “Company Stockholder Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement, as follows:

(A)upon the occurrence of Triggering Event I within the Earnout Period, 18,250,000 shares of Company Stockholder Earnout Shares shall be issued to the Eligible Company Stockholders in accordance with their respective Pro Rata Shares, provided that this clause (A) shall no longer be applicable upon and after the satisfaction of the milestones set forth in clause (B) below; and

(B)upon the occurrence of Triggering Event II within the Earnout Period, a number of Company Stockholder Earnout Shares shall be issued to the Eligible Company Stockholders in accordance with their respective Pro Rata Shares such that the cumulative total of all issued Earnout Shares reaches 36,500,000 shares (inclusive of Company Stockholder Earnout Shares issued under clause (A) above, if any).

(ii)For the avoidance of doubt, the Eligible Company Stockholders shall be entitled to receive their respective Pro Rata Shares of the Company Stockholder Earnout Shares upon the occurrence of each Triggering Event which may, for the avoidance of doubt, occur at the same time; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Eligible Company Stockholders be entitled to receive more than an aggregate of 36,500,000 Company Stockholder Earnout Shares.

(iii)The right of the Eligible Company Stockholders to receive the Company Stockholder Earnout Shares is solely a contractual right, will not be evidenced by a certificate or other instrument and does not constitute a security. The Company Stockholder Earnout Shares, upon issuance, shall be subject to the limitations and restrictions as set forth in the Company Lock-Up Agreements.

(iv)Notwithstanding anything to the contrary contained herein, no fraction of a Company Stockholder Earnout Share will be issued, and each Person who would otherwise be entitled to a fraction of a Company Stockholder Earnout Share (after aggregating all fractional Company Stockholder Earnout Share that otherwise would be received by such holder in connection with the occurrence of such Triggering Event) shall instead be paid by the Acquiror in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the Closing Per Share Price.

(b)Sponsor’s Earnout.

(i)If the amount of the Net Proceeds, after subtracting therefrom the amount of proceeds raised from any Non-TLGY Pre-Closing Financing, at the Closing is less than the Target Cash Requirement, then Acquiror shall issue or cause to be issued to the Sponsor up to an aggregate of 2,000,000 of Acquiror Common Stock (any shares issued to the Sponsor pursuant to this subsection (i) or subsection (ii) below, the “Sponsor Earnout Shares”) upon the terms and subject to the conditions set forth as follows:

(A)upon the occurrence of Triggering Event I within the Earnout Period, a number of Sponsor Earnout Shares equal to the product of (x) 1,000,000 and (y) the Target Cash Percentage shall be issued to the Sponsor, provided that this clause (A) shall no longer be applicable upon and after the satisfaction of the milestones set forth in clause (B) below; and

(B)upon the occurrence of Triggering Event II within the Earnout Period, a number of Sponsor Earnout Shares equal to the product of (x) 2,000,000 and (y) the Target Cash Percentage shall be issued to the Sponsor (inclusive of Sponsor Earnout Shares issued under clause (A) above, if any).

(ii)Subject to the last paragraph of this subsection (ii), if the amount of the Net Proceeds, after subtracting therefrom the amount of proceeds raised from any Non-TLGY Pre-Closing Financing, at the Closing is equal to or in excess of the Target Cash

Requirement, then Acquiror shall issue or cause to be issued to the Sponsor up to an aggregate of 5,750,000 Sponsor Earnout Shares upon the terms and subject to the conditions set forth in this Agreement as follows:

(A)1,375,000 Sponsor Earnout Shares shall be issued to the Sponsor on the two-year anniversary of the Closing;

(B)1,375,000 Sponsor Earnout Shares shall be issued to the Sponsor on the four-year anniversary of the Closing;

(C)upon the occurrence of Triggering Event I within the Earnout Period, 1,500,000 Sponsor Earnout Shares shall be issued to the Sponsor, provided that this clause (C) shall no longer be applicable upon and after the satisfaction of the milestones set forth in clause (D) below; and

(D)upon the occurrence of Triggering Event II within the Earnout Period, 3,000,000 Sponsor Earnout Shares shall be issued to the Sponsor such that the cumulative total of all Sponsor Earnout Shares issued pursuant to this clause (D) and clause (C) above shall be equal to 3,000,000 Sponsor Earnout Shares.

Notwithstanding anything to the contrary above in this Section 3.07(b)(ii), if, within thirty days after the date of this Agreement, (x) the Company, Humanitario, and/or their Affiliates or Representatives secure binding, definitive agreements from investors to invest $50,000,000 or more in the Company or the Acquiror at or prior to the Closing in connection with the Transactions (and such proceeds are actually received by the Company or the Acquiror at or prior to the Closing), and (y) the aggregate amount of the binding, definitive agreements to invest in the Company or the Acquiror at or prior to the Closing (not including any amounts held in the Trust Account) secured by the Sponsor, TLGY, and/or their respective Affiliates or Representatives in connection with the Transactions (and such proceeds are actually received by the Company or the Acquiror at or prior to the Closing) is less than $10,000,000, then the Sponsor shall only be entitled to receive the maximum number of Sponsor Earnout Shares set forth in Section 3.07(b)(i) above (as if the Target Cash Percentage, for purposes of Sections 3.07(b)(i)(A) and 3.07(b)(i)(B) was equal to 100%).

(c)The issuance of Company Stockholder Earnout Shares to the Company Stockholders shall be treated as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by applicable Law. For the avoidance of doubt, amounts required to be treated as interest pursuant to Section 483 of the Code will not be treated as an adjustment to the Merger Consideration.

(d) In the event the issuance of the Company Stockholder Earnout Shares or the Sponsor Earnout Shares is subject to the notification and waiting period requirements of the HSR Act or any other applicable Antitrust Law (including any filings, expiration or termination of waiting periods, consents, waivers, approvals, or authorizations thereunder) (an “HSR Issuance”), Acquiror’s obligation to make such issuance shall be delayed until, and contingent upon the occurrence of the time that the Company Stockholder receiving the Earnout Shares, Acquiror or the applicable person has filed notification under the HSR Act or any other applicable Antitrust Law and the applicable waiting period under the HSR Act or any other applicable Antitrust Law (including any extensions thereof) with respect to such HSR Issuance has expired or been terminated.

(e)The number of the Company Stockholder Earnout Shares and the Sponsor Earnout Shares, and the underlying target price for each Triggering Event, will be adjusted appropriately to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Acquiror Common Stock, occurring on or after the date hereof and prior to the time any such Company Stockholder Earnout Shares or Sponsor Earnout Shares are issued. It is the intent of the parties that such adjustments will be made in order to provide the Eligible Company Stockholders and the Sponsor with the same economic effect as contemplated by this Agreement as if no change with respect to the Acquiror Common Stock had occurred.

3.8Financing Certificate.

(a)Not later than five Business Days prior to the First Closing Date, Acquiror shall deliver to the Company written certificate (the “Financing Certificate”) setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Acquiror Share Redemption; (ii) the estimated amount of Acquiror Transaction Expenses, which shall include the respective amounts and wire transfer instructions for the payment thereof; (iii) the estimated amount of Gross Proceeds and Net Proceeds, and the estimated amount of proceeds from any Non-TLGY Pre-Closing Financing; (iv) the aggregate number of Acquiror Public Shares that Redeeming Shareholders have duly elected to be subject to the Acquiror Share Redemption; (v) the number of Acquiror Public Shares that will be issued and outstanding after giving effect to the Acquiror Share Redemption; (vi) reasonable relevant supporting documentation used by Acquiror in calculating such amounts; and (vii) a certificate of the Chief Financial Officer of Acquiror certifying that the estimates set forth in the Financing Certificate have been prepared in good faith in accordance with this Agreement and the other Ancillary Agreements. The Company and its Representatives shall have a reasonable opportunity to review and to discuss with Acquiror and its Representatives the documentation provided pursuant to this Section 3.08(a) and any relevant books and records. Acquiror and its Representatives shall reasonably assist the Company and its Representatives in their review of the documentation and shall consider in good faith the Company’s comments to the Financing Certificate, and if any adjustments are so made to the Financing Certificate prior to the Closing, such adjusted Financing Certificate shall thereafter become the Financing Certificate for all purposes of this Agreement. The Financing Certificate and the determinations contained therein shall be prepared in accordance with the applicable definitions contained in this Agreement. The Company shall be entitled to rely in all respects on the Financing Certificate.

(b)The Company shall deliver to Acquiror, no later than five Business Days prior to the First Closing Date, a schedule (the “Company Closing Payments Schedule”) reflecting (i) the calculation of the Closing Merger Consideration and the allocation of the Closing Merger Consideration among the Company Stockholders, (ii) the estimated amount of Company Transaction Expenses as of the Closing, which shall include the respective amounts and wire transfer instructions for the payment thereof, (iii) the estimated amount of Net Debt immediately before the Closing; (iv) the estimated amount of Humanitario Proceeds as of the Closing; and (iv) a certificate of the Chief Financial Officer of the Company certifying that the amounts set forth in the Company Closing Payments Schedule have been prepared in good faith in accordance with this Agreement and Ancillary Agreements. Acquiror and its Representatives shall have a reasonable opportunity to review and to discuss with the Company and its Representatives the documentation provided pursuant to this Section 3.08(b) and any relevant books and records of the Company and its Subsidiaries. The Company and its Representatives shall reasonably assist Acquiror and its Representatives in their review of the documentation and shall consider in good faith Acquiror’s comments to the Company Closing Payments Schedule, and if any adjustments are so made to the Company Closing Payments Schedule prior to the Closing, such adjusted Company Closing Payments Schedule shall thereafter become the Company Closing Payments Schedule for all purposes of this Agreement. The Company Closing Payments Schedule and the determinations contained therein shall be prepared in accordance with the applicable definitions contained in this Agreement. Acquiror will be entitled to rely in all respects upon the Company Closing Payments Schedule.

3.9Payment of Expenses.

(a)Subject to Section 3.09(b) below:

(i)“Acquiror Transaction Expenses” means all documented and reasonable out-of-pocket fees and disbursements of Acquiror and Merger Sub payable to unaffiliated third parties for outside counsel, agents, advisors, consultants, experts and financial advisors employed by or on behalf of Acquiror or Merger Sub incurred in connection with the Transactions, which shall include the deferred underwriting commissions incurred by Acquiror in connection with the Acquiror’s initial public offering, in each case, to the extent payable in cash, and any Taxes reasonably expected to be imposed under Section 4501 of the Code (whether incurred prior to or in connection with the Transactions);

(ii)“Company Transaction Expenses” means all documented and reasonable out-of-pocket fees and disbursements of the Company payable to unaffiliated third parties for outside counsel, agents, advisors, consultants, experts and financial advisors employed by or on behalf of the Company incurred in connection with the Transactions, in each case, to the extent paid or payable in cash; and

(iii)“Humanitario Transaction Expenses” means all documented and reasonable fees and disbursements of Humanitario and its Affiliates payable to unaffiliated third parties for outside counsel, agents, advisors, consultants, experts and financial advisors employed by or on behalf of Humanitario or its Affiliates incurred in connection with the Transactions, in each case, to the extent payable in cash; provided that, such fees and disbursements of Humanitario and its Affiliates shall not exceed $200,000.00 in the aggregate.

(b)As soon as practicable after the Third Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds the Acquiror Transaction Expenses, the Company Transaction Expenses and/or the Humanitario Transaction Expenses (together, the “Transaction Expenses”).

(c)To the extent Acquiror reasonably determines in good faith that the payment of Transaction Expenses would cause the Minimum Cash Condition to not be satisfied at the Closing, Acquiror may negotiate in good faith with one or more counterparties of the Transaction Expenses in order to reduce the amount of Transaction Expenses payable in cash (the amount so reduced, the “Cost Discount”), and, notwithstanding anything herein to the contrary, the parties acknowledge and agree that, in connection with such negotiation, Acquiror may agree to issue, and upon the Closing may issue, a number of Acquiror Common Stock (deemed to have a value of ten dollars ($10) per share) to such counterparties up to a value equal to the total Cost Discount (it being understood and agreed that the amount of Transaction Expenses subject to the Cost Discount shall not be directly or indirectly written up or otherwise agreed to be increased in connection with such negotiation).

3.10Payment of Stockholder Extension Advances and Sponsor Extension Loans. Within three (3) Business Days after the thirtieth (30th) day after the Third Closing Date (such thirtieth (30th) day, the “Repayment Date”) and subject to Section 7.13(g) and Section 7.13(h) hereof, Acquiror shall pay or cause to be paid to (a) Humanitario (or a Person designated by Humanitario), by wire transfer of immediately available funds, all Stockholder Extension Advances outstanding on the Repayment Date (to the extent not cancelled in exchange for Acquiror Common Stock pursuant to Section 1.11 of the Company Support Agreement), together with all accrued but unpaid interest thereon, and (b) Sponsor (or a Person designated by Sponsor), by wire transfer of immediately available funds, all Sponsor Extension Loans and Working Capital Loans outstanding on the Repayment Date (to the extent not converted into Acquiror Common Stock pursuant to Section 7.13(g) and Section 7.13(h) hereof, as applicable), together with all accrued but unpaid interest thereon.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror and Merger Sub as of the date hereof, as of the First Closing Date and as of the Third Closing Date (or if a specific date is indicated in any such statement, as of such specified date) as follows:

4.1Organization, Standing and Corporate Power. The Company is an entity duly organized, validly existing and in good standing under the DGCL, and has all requisite legal entity power and authority to carry on its business as now being conducted in all material respects. The Company, is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties, assets or rights makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or be material to the Company and its Subsidiaries, taken as a whole. The Company Organizational Documents that have been made available to Acquiror are true, correct and complete and are in effect as of the date of this Agreement and the Company is not in default under or in violation of any provision thereunder.

4.2Corporate Authority; Approval; Non-Contravention.

(a)Except for the Company Stockholder Approvals, the Company has all requisite corporate or other legal entity power and authority and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of the Company, and no other corporate actions on the part of the Company or any of its Subsidiaries are necessary to authorize the execution and delivery by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Company Stockholder Approvals. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (the “Enforceability Exceptions”)).

(b)Except as set forth on Schedule 4.02(b), the execution, delivery and, subject to receipt of the Company Stockholder Approvals, performance of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the Transactions, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Company Organizational Documents or the organizational documents of any of the Company’s Subsidiaries and (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default or change of control under, the creation or acceleration of any obligations under or the creation of a Lien (other than a Permitted Lien) on any of the assets of the Company or any of its Subsidiaries and Affiliates pursuant to, any Material Contract to which the Company or any of its Subsidiaries and Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.02(a), under any Law to which the Company or any of its Affiliates is subject, except (in the case of clause (ii) above) for such violations of Laws, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)The Company Support Agreement will have been duly executed and delivered by the Company and the Company Stockholder party thereto, and will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms (subject to the Enforceability Exceptions). The Company Stockholder that will be party to the Company Support Agreement holds Company Stock representing the voting power sufficient as of the date of such Company Support Agreement to obtain the Company Stockholder Approvals.

4.3Governmental Approvals. No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Transactions, except for (i) the pre-merger notification requirements under the HSR Act, (ii) compliance with any applicable requirements of any applicable Foreign Investment Laws, (iii) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

4.04Capitalization.

(a)As of the date hereof, the authorized capital stock of the Company consisted of 33,723,608,890 shares of Company Common Stock, of which 3,243,321,874 shares of Company Common Stock were outstanding. All of the issued Company Stock have been duly authorized and are validly issued, fully paid and nonassessable. Set forth on Schedule 4.04 is a true, correct and complete list of each holder of issued and outstanding capital stock or other equity securities (including any securities convertible into equity securities, including the Company Existing Notes and Company Warrants) of the Company and the number of shares or other equity interests held by each such holder as of the date hereof. Each of the outstanding shares of capital stock of the Company (i) is duly authorized, validly issued, fully paid and nonassessable, (ii) was issued in compliance in all material respects with applicable Laws, (iii) was not issued in breach or violation of any preemptive rights or Contract to which the Company is a party and (iv) is owned free and clear of any Lien imposed by or resulting from any Contract to which the Company is a party (other than the Company Organizational Documents and Contracts that have been provided to Acquiror that set forth the Company Stockholders’ obligations to the Company).

(b)Except as set forth on Schedule 4.04, there are no other outstanding equity interest in the Company, including any warrants, options, calls, pre-emptive rights, subscriptions, “phantom” stock rights or other rights, agreements, arrangements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which the Company is obligated to issue, transfer, sell, purchase, return or redeem or cause to be issued, transferred, sold, purchased, returned or redeemed any equity securities of the Company. The Company has no equity or equity-based awards outstanding, and no legally binding obligation in respect of any such award is outstanding. As of the Closing, after giving effect to the Company Conversion, except for Company Common Stock, there will be no other outstanding equity interest in the Company, including any warrants, options, calls, pre-emptive rights, subscriptions, “phantom” stock rights or other rights, agreements, arrangements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which the Company is obligated to issue, transfer, sell, purchase, return or redeem or cause to be issued, transferred, sold, purchased, returned or redeemed any equity securities of the Company.

(c)Other than set forth on Schedule 4.05, the Company has no equity interest in, nor has it agreed to acquire, any share capital or other equity security of any other company (wherever incorporated).

4.5Subsidiaries. The Company has no Subsidiaries or other ownership, or right to acquire, capital stock, security, partnership interest or other equity interest of any kind in any Person.

4.6Financial Statements; Internal Controls.

(a)(i) The audited statements of total assets, total liabilities and shareholders’ equity and total comprehensive income for the fiscal years ended December 31, 2021 and 2022 (collectively, the “Audited Financial Statements”) were prepared in accordance with the standards, principles and practices specified therein and, subject thereto, in accordance with GAAP, the standards of the American Institute of Certified Public Accountants and applicable Law throughout and among the periods involved, except as otherwise noted therein. Prior to the date hereof, true, complete and correct copies of the Audited Financial Statements and the accompanying independent auditors’ reports, if and as applicable, have been made available to Acquiror.

(b)The Audited Financial Statements were derived from the books and records of the Company and prepared in accordance with GAAP, except as may be indicated in the notes thereto. The Audited Financial Statements fairly present in all material respects the assets, liabilities, cash flow and financial condition and results of operations of the Company as of the times and for the periods referred to therein. Since the Balance Sheet Date, the Company has not made any material change in the accounting practices or policies applied in the preparation of the Audited Financial Statements, except as required by applicable Law or GAAP.

4.7Compliance with Laws. Except as would not reasonably be expected to have a Material Adverse Effect:

(a)The Company and its Subsidiaries are conducting and, have since March 4, 2020 conducted, their respective businesses in compliance with all Laws applicable to them and the Company’s and its Subsidiaries’ business, properties, rights or other assets.

(b)There is no, and since March 4, 2020 has been no, Action by or against the Company or any of its Subsidiaries pending or threatened in writing, nor has any Governmental Authority indicated in writing to the Company or any of its Subsidiaries an intention to initiate or conduct the same.

(c)Since March 4, 2020, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority (i) with respect to an alleged, actual or potential violation and/or failure to comply with any such applicable Law or (ii) requiring the Company or any of its Subsidiaries to take or omit any action to ensure compliance with any such applicable Law.

(d)The Company and its Subsidiaries possess all governmental permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions or waivers of, or filings, notices, or registrations with, or issued by, any Governmental Authority necessary for the ownership and use of the assets of the Company and its Subsidiaries and the operation of the Company’s and its Subsidiaries’ business as currently conducted, (the “Company Permits”). All such Company Permits are valid and in full force and effect, and there are no lawsuits or other proceedings pending or threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof. Neither the Company nor any of its Subsidiaries is in default in any respect of, and no condition exists that with notice or lapse of time or both would constitute a material default under, the Company Permits.

4.8Absence of Certain Changes or Events. (a) Since the Balance Sheet Date and except as expressly required or permitted by this Agreement, (i) the Company and its Subsidiaries have conducted its business in all material respects in the ordinary course of business and (ii) except as disclosed on Schedule 4.08, no action has been taken by the Company or its Subsidiaries that would require consent under Section 6.01 if such action were taken after signing of this Agreement and prior to Closing (other than for any such actions for which such consent has been received in accordance with Section 6.01) and (b) as of the date hereof, there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.9No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Signing Financial Statements, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions, (d) as disclosed on Schedule 4.09, (e) contingent liabilities under executory contracts and (f) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any of its Subsidiaries have any liabilities of the type required by GAAP to be disclosed or reserved for on a consolidated balance sheet of the Company and its Subsidiaries.

4.10Information Supplied. The information supplied in writing by the Company for inclusion in the Registration Statement and the Proxy Statement will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (b) in the case of the Proxy Statement, as of the date the Proxy Statement is first mailed to the Acquiror Shareholders and at the time of any meeting of the Acquiror Shareholders to be held in connection with the Transactions, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty or covenant with respect to: (i) statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by Acquiror for inclusion therein or (ii) any projections or forecasts or forward looking statements included in the Registration Statement or Proxy Statement.

4.11Litigation.

(a)Neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any of their officers, directors, agents or employees, in their capacities as such, is the subject of or engaged in any material Action or other dispute resolution process before a third party, whether as claimant, defendant or otherwise, and no such Action or dispute resolution process is pending or threatened in writing on the date hereof. As of the date hereof, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of its officers, directors, agents or employees, in their capacities as such, is subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material Actions.

(b)Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any outstanding material Governmental Order (except if generally applicable without the Company or any of its Subsidiaries being named therein).

4.12Contracts.

(a)Schedule 4.12(a) sets forth a true and complete list as of the date hereof, of the following Contracts that are effective as of the date hereof and to which the Company or any of its Subsidiaries is a party or is bound (all such Contracts set forth on Schedule 4.12(a), or which are required to be so disclosed, the “Material Contracts”):

(i)all such Contracts with third party manufacturers and suppliers for the manufacture and supply of products providing for minimum order quantities, minimum purchase requirements, exclusive supply, or manufacturing or purchase requirements with a total annual payment or financial commitment exceeding $1,000,000 on an annual basis;

(ii)all such Contracts with (or with obligations of the Company or any of its Subsidiaries to) a Related Party;

(iii)all such Contracts that contain any covenant materially limiting or prohibiting the right of the Company or any of its Subsidiaries (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services, or (C) to compete with any other person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing;

(iv)all such Contracts in which the aggregate outstanding expenditure or payment obligations of the Company or any of its Subsidiaries exceeds $5,000,000, excluding obligations that are contingent liabilities in respect of a breach or indemnification obligation or similar contingent obligation as a result of a breach or default;

(v)any Contract for the use by Company or its Subsidiaries of any tangible property where the annual lease payments are greater than $250,000;

(vi)any partnership, joint venture or other similar agreement or arrangement providing for the formation, creation, operation, management or control of any partnership or joint venture with a third party to which the Company or any of its Subsidiaries is a party, other than bona fide customer-supplier relationships or a trade association;

(vii)    all such Contracts providing for the acquisition or disposition of any business, equity interests or material assets (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company or any of its Subsidiaries has any ongoing obligation (including for deferred purchase price obligations, earn-out obligations, indemnification obligations and other contingent liabilities (including payment obligations in respect of the future utilization of any net operating losses));

(viii)all such Contracts that obligate the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than advances to employees for business expenses in the ordinary course of business consistent with past practice);

(ix)any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $1,000,000, or any guarantee of third party obligations in excess of $1,000,000, or any letters of credit, performance bonds or other credit support for the Company;

(x)any Contract that creates guarantees or Liens of any nature on the Company’s or its Subsidiaries’ assets not in the ordinary course of business and in an amount equal to or greater than $1,000,000;

(xi)any collective bargaining agreement or other Contract with any labor or trade union, works council, or other labor organization (each a “CBA”);

(xii)all such Contracts or agreements with any employee, officer, director or other individual service provider that (A) provide for annual compensation in excess of $200,000, (B) are not terminable by the Company or its Subsidiaries on no more than thirty (30) days’ notice and without liability or financial obligation to the Company or its Subsidiaries other than accrued compensation and other payments required by Law or (C) provide for sale, change in control, severance, retention, transaction or similar bonuses, or any other compensation or benefits triggered or accelerated in connection with or otherwise related to the consummation of the transaction contemplated hereby, whether alone or in connection with any other event, that are (or may become) payable to any current or former employee or other service provider of the Company or any of its Subsidiaries;

(xiii) all Contracts entered into to settle or resolve any material Intellectual Property-related dispute, including settlement agreements, covenants not to sue, consent agreements, and co-existence agreements;

(xiv) all Contracts providing for the development of any material Intellectual Property, independently or jointly, by or for the Company or any of its Subsidiaries, other than Contracts entered into pursuant to a form employee or independent contractor invention assignment agreement between the Company or such Subsidiary and an employee or independent contractor of the Company or such Subsidiary, as applicable, regarding the development of Intellectual Property by such employee or independent contractor; and

(xv)all Contracts pursuant to which the Company or any of its Subsidiaries (A) grants or (B) is granted a license (whether or not such license is currently exercisable) to, or other rights under, any Intellectual Property, excluding, in the case of (A), Permitted Liens, and in the case of (B), any Commercially Available Software.

(b)Neither the Company nor any of its Subsidiaries (i) is, nor has it received written notice that any other party to any Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under or (ii) has waived or failed to enforce any material rights or material benefits under any Material Contract to which it is a party or any of its properties, rights or other assets is subject. No Material Contract is the subject of a notice to terminate, except for any expiration of the term of a Material Contract following the date of this Agreement in accordance with its terms. Each Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on the Company or the applicable Subsidiary, and, to the Knowledge of the Company, each other party thereto, except as would not reasonably be expected to have a Material Adverse Effect. There is no default under any such Material Contracts by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, in each case, except as would not have a Material Adverse Effect.

4.13Employment Matters. Except as would not reasonably be expected to have a Material Adverse Effect:

(a)Except as set forth on Schedule 4.13(a), (i) neither the Company nor any of its Subsidiaries is a party to or bound by any CBA (including agreements with works councils and trade unions and side letters), or is negotiating or required to negotiate a CBA; (ii) no employees of the Company or any of its Subsidiaries are represented by any labor or trade union, works council, or other labor organization with respect to their employment; (iii) in the past three (3) years, no labor or trade union, works council, other labor organization, or group of employees of the Company or any of its Subsidiaries has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iv) in the past three (3) years, there have been no actual or threatened organizing activities with respect to any employees of the Company or any of its Subsidiaries, and no such activities are currently pending or threatened; (v) in the past three (3) years, there has been no actual or threatened strike, lockout, work stoppage, slowdown, picketing, hand billing, unfair labor practice charge, material labor grievance, material labor arbitration or other material labor dispute against or affecting the Company or any of its Subsidiaries, and no such dispute is currently pending or threatened; and (vi) with respect to the Transactions, the Company and its Subsidiaries have satisfied all notice, bargaining, consent, consultation or other obligations to its employees and employees’ Representatives under applicable Law and any CBA.

(b)Over the past three (3) years (i) no employee of the Company or its Subsidiaries has made allegations of sexual harassment, sexual misconduct or other harassment against any officer, director or key employee of the Company or its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to sexual harassment, sexual misconduct or other harassment by or against any current or former employee, independent contractor, director or officer of the Company or its Subsidiaries.

(c)Neither the Company nor any of its Subsidiaries is a party to or has received an active written threat or, an oral threat, of any Action brought by on or on behalf of any applicant, any former or current employee, any former or current individual or sole proprietor independent contractor relating to any labor or employment matters of the Company or any of its Subsidiaries.

(d)The Company and its Subsidiaries are, and for the past (3) three years have been, in compliance with all Laws relating to labor and/or employment, including Laws regarding hiring, background checks, trainings, notices, immigration, authorization to work, health and safety, wages, hours, classification of exempt employees, classification of independent contractors, harassment, discrimination, retaliation, accommodations, disability rights or benefits, plant closings and mass layoffs, workers’ compensation, labor relations, leaves of absences, time off, COVID-19, affirmative action, unemployment insurance and/or termination of employment other than any failure to so comply not reasonably likely to result in material liability to the Company and its Subsidiaries.

(e)The Company and its Subsidiaries have not, in the past three (3) years, experienced or implemented a “plant closing” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act or any similar foreign, state or local Law (each a “WARN Act”) or other event requiring notice under a WARN Act. In the six (6) month period immediately prior to the date hereof, the Company and its Subsidiaries have not carried out any temporary layoffs, furloughs, or material reductions in hours of work that, if continued for six (6) months, alone or in the aggregate with any other “employment loss” (as defined under any WARN Act), could reasonably be expected to constitute a “plant closing” or “mass layoff” under any WARN Act.

4.14Employee Benefits.

(a)Schedule 4.14(a) contains a true, correct and complete list of each material Company Benefit Plan. The Company has provided to Acquiror with respect to each Company Benefit Plan, as applicable, true, correct and complete copies of: (i) such Company Benefit Plan, or with respect to any unwritten Company Benefit Plan, a written description of all material terms thereof, and form of any award documentation thereunder, (ii) the most recent determination, option or advisory letter received from the Internal Revenue Service, if any, (iii) the Form 5500 annual report and the financial statements and actuarial summary or other valuation reports prepared with respect thereto in the past three (3) years, (iv) each trust, insurance, annuity, stop-loss or other funding Contract or arrangement related thereto, (v) the most recent summary plan description and any summaries of material modification with respect thereto, (vi) discrimination or similar testing (and evidence of corrective action related thereto) for the past three (3) years, and (vii) all non-routine correspondence or communications relating thereto with any Governmental Authority or participant within the past three (3) years.

(b)With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and with the requirements of applicable Law, including the Code and ERISA, (ii) all contributions or payments due to date have been made timely and in compliance with the terms of such Company Benefit Plan and applicable Law, or if not yet due, properly accrued (to the extent required or appropriate to be accrued in accordance with GAAP or otherwise in the ordinary course of business), (iii) no failure to pay premiums due or payable with respect to insurance policies relating to such Company Benefit Plan has resulted in default under any such policies and (iv) there are no proceedings pending or, to the Knowledge of the Company, threatened against or involving such Company Benefit Plan brought by or on behalf of any current or former employee or other service provider of the Company (or dependent or beneficiary thereof) or Governmental Authority (other than routine claims for benefits made in the ordinary course of business), in each case, except as could not reasonably be expected to result in material liability to the Company. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service or, with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, as to its qualification and to the effect that the plan’s related trust is exempt from federal income taxes under Section 501(a) of the Code, and nothing has occurred that could reasonably be expected to result in the revocation of such favorable determination.

(c)Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to or been obligated to contribute to (or has ever maintained, sponsored or contributed to or been obligated to contribute to) or has any obligation with respect to, (i) any employee benefit plan that is subject to Title IV of ERISA, (ii) any Multiemployer Plan, (iii) any multiple employer plan (as defined in Section 413(c) of the Code), (iv) any voluntary employees’ beneficiary association described under Section 501(c)(9) of the Code or any “funded welfare plan” within the meaning of Section 419 of the Code or (v) any multiple employer welfare arrangement (as defined under Section 3(40) of ERISA).

(d)Each Company Benefit Plan that provides deferred compensation subject to Section 409A of the Code satisfies, in form and operation, the requirements of Section 409A of the Code and the guidance thereunder. No current or former employee or other service provider of the Company is entitled to receive any gross-up or additional payment in connection with any Tax (including those imposed under Section 409A or Section 4999 of the Code).

(e)No Company Benefit Plan, fiduciary of such plan or administrator of such plan has taken any action, or failed to take any action, which action or failure could subject Acquiror or any of its Affiliates, or any current or former employee or other service provider of the Company, to any material Tax, fine, Lien, penalty or other obligation imposed by ERISA, the Code or other applicable Laws, with respect to or in connection with any Company Benefit Plan. The Company is not bound by or otherwise subject to any agreement or Contract related to any obligation under Section 4204 of ERISA.

(f)The Company does not provide (or has not at any time provided) or have any obligation to provide post-employment health, life or other welfare benefits, other than as required under Section 4980B of the Code (the full cost of which is borne by the applicable recipient of such benefits).

(g)Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with the occurrence of any other event, would be reasonably likely to result in (i) any material payment or benefit becoming due to, or a material increase in, or acceleration of the timing of payment, funding or vesting of, the compensation or benefits of, any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries; (ii) the receipt (whether in cash, property or the vesting of property) by any “disqualified individual” of any “parachute payment” (as such terms are defined in Section 280G of the Code) or (iii) any breach or violation of or default under or, except pursuant to applicable Law, limitation of the rights of the Company, Acquiror or their respective Subsidiaries, or Affiliates to amend, modify or terminate any Company Benefit Plan.

4.15Taxes.

(a)The Company has filed with the appropriate Tax Authority, or has caused to be filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. The Company has paid all Taxes due and payable (whether or not shown on any Tax Return). No claim has ever been made in writing by a Tax Authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(b)The Company has (i) withheld all Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Tax Authority, except where such failure would not reasonably be expected to result in a material liability.

(c) No claim, assessment, deficiency or proposed adjustment for any amount of Tax has been asserted or assessed in writing by any Tax Authority against the Company that remains unresolved or unpaid. There is no Tax audit or other examination of the Company presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes or Tax Returns of the Company, nor has any request been made in writing for any such extension or waiver.

(d)The Company is not and has not been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group for income tax purposes (other than any such Tax group the common parent of which was the Company), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(e)The Company has no liability for Taxes of any other Person (other than any such Tax group the common parent of which is the Company) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by operation of Law, by Contract or otherwise (excluding, in each case, any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes).

(f)The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(g)The Company has not taken any action, nor to the Knowledge of the Company are there any facts or circumstances, that would reasonably be expected to prevent, impair or impede or otherwise create a significant risk in respect to, the Intended Tax Treatment.

(h)The Company is in compliance in all material respects with all applicable transfer pricing Laws and regulations. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices and terms for the provision of any property or services by or to the Company are arm’s length for purposes of the relevant transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.

(i)The Company is not a partner for Tax purposes with respect to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for Tax purposes.

(j)The Company has not (i) been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the past five years; (ii) been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law); or (iii) become subject to Tax in a country other than the country of its formation by reason of being engaged in a trade or business, having a permanent establishment (within the meaning of an applicable Tax treaty), or having employees in such country.

(k)There are no Liens with respect to Taxes on any of the assets of the Company, other than Liens for Taxes which are not yet due and payable.

(l)The Company will not be required to include any item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Third Closing Date as a result of any installment sale, open transaction or other transaction on or prior to the Third Closing Date, any accounting method change, improper use of an accounting method or agreement with any Tax Authority filed or made on or prior to the Third Closing Date or any material deferred revenue or prepaid amount received on or prior to the Closing.

(m)The Company has complied in all material respects with all escheat and unclaimed property Laws.

4.16Intellectual Property.

(a)Schedule 4.16(a) contains a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and pending applications, (iii) copyright registrations and pending applications and (iv) internet domain names, in each case that are owned by the Company or its Subsidiaries or that the Company or its Subsidiaries purport to own (collectively, “Registered IP”), indicating for each item, as applicable, the registration or application number, the applicable filing jurisdiction and the date of filing or issuance and, with respect to domain names, the applicable domain name registrar. Each item of Registered IP is subsisting and unexpired and to the Knowledge of the Company, valid and enforceable. The Company or one of its Subsidiaries, as applicable, solely and exclusively owns, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Owned Intellectual Property.

(b)(i) The operation of the business of the Company and its Subsidiaries, as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and since March 4, 2020, has not infringed, misappropriated, diluted or otherwise violated, any third-party Intellectual Property (provided that the foregoing representation 4.16(b)(i) is being made to the Knowledge of the Company in respect of patents and patent applications) and (ii) to the Knowledge of the Company: no third party is infringing, misappropriating, diluting or otherwise violating, and no third party has infringed, misappropriated, diluted or otherwise violated since December 31, 2016, any Owned Intellectual Property. Neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging that the conduct of the business infringes, misappropriates, dilutes or otherwise violates any Intellectual Property of any other Person.

(c) There is no, and since March 4, 2020 has not been, no Action pending or threatened in writing, or, to the Knowledge of the Company, orally (including “cease and desist” letters or invitations to take a license) (i) against the Company or any of its Subsidiaries (A) challenging the ownership, validity, registrability, patentability, or enforceability of the Owned Intellectual Property (excluding ordinary course office actions and similar ex-parte proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (B) asserting that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any third-party Intellectual Property, or (ii) brought by the Company or any of its Subsidiaries (A) challenging the ownership, validity, registrability, patentability, or enforceability of the Intellectual Property of any third party (excluding ordinary course office actions and similar ex-parte proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (B) asserting that any third party has infringed, misappropriated, diluted or otherwise violated any third-party Owned Intellectual Property.

(d)Each of the Company and its Subsidiaries has taken commercially reasonable measures to protect, enforce and maintain (i) the confidentiality of all material proprietary information and trade secrets included in the Owned Intellectual Property or of third parties provided to the Company under obligations of confidentiality, and (ii) its ownership of, and rights in, all Company Intellectual Property. Without limiting the foregoing, none of the Company or any of its Subsidiaries has made any of its trade secrets or other material confidential or proprietary information that it intended to maintain as confidential information (including source code of any Company Software) available to any other Person except pursuant to written binding agreements requiring such Person to maintain the confidentiality of such confidential information or trade secrets.

4.17Data Protection. Except as would not reasonably be expected to have a Material Adverse Effect:

(a)The Company and its Subsidiaries are, and at all times since March 4, 2020 have been, (i) in compliance with all Privacy Laws and the Company’s and its Subsidiaries’ applicable contractual requirements relating to the Company’s and Subsidiaries’ Processing of Personal Information (collectively, the “Privacy Commitments”), and (ii) have not been subject to any Actions, regulatory audits or investigations by any Person or Governmental Authority relating to Privacy Commitments. The Company and its Subsidiaries have taken commercially reasonable steps to ensure that all Personal Information is protected against loss or unauthorized Processing, including by maintaining and enforcing policies, procedures, and rules regarding data privacy, protection, and security to protect the security, integrity and privacy of Personal Information as required by all Privacy Commitments.

(b)Since March 4, 2020, neither the Company nor any of its Subsidiaries has received any written requests, complaints or objections to its collection or use of Personal Information from any Governmental Authority or other third party (including data subjects). No individual has been awarded compensation from the Company or any of its Subsidiaries under any Privacy Commitments, and no written claim for such compensation is outstanding.

(c)Neither the Company nor any of its Subsidiaries sells, rents or otherwise makes available to any Person any Personal Information, except in a manner that complies with all applicable Privacy Laws. The execution, delivery and performance of this Agreement and the transaction contemplated herein comply, and will comply with all Privacy Commitments.

4.18Information Technology and Cybersecurity. Except as would not reasonably be expected to have a Material Adverse Effect:

(a)The IT Systems used in the conduct of the Company’s and its Subsidiaries’ businesses: (i) operate and perform in accordance with their documentation and functional specifications and (ii) are free from any bugs, computer virus, unauthorized disabling or erasing mechanism, worm, unauthorized software lock, drop dead device, Trojan horse, back door, trap door or time bomb or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of the IT Systems. There has been no failure or other material substandard performance of any IT Systems which has caused any disruption to the business of the Company or its Subsidiaries.

(b)The Company and its Subsidiaries have implemented with respect to the IT Systems used in their business commercially reasonable (i) steps to provide for backup, security and disaster recovery technology consistent with industry practices and (ii) actions (including implementing and monitoring compliance with administrative, technical and physical safeguards, policies, procedures and security measures that conform with all applicable contractual obligations and Privacy Laws) to protect the operation, confidentiality, integrity and security of its IT Systems and the information (including trade secrets and Personal Information) and data stored thereon or transmitted thereby, including from unauthorized use or access by third parties and from viruses and contaminants.

(c)There has been no security breach of, or unauthorized use or access to, the IT Systems (including ransomware attacks) which resulted in the unauthorized use, misappropriation, modification, encryption, corruption, disclosure or transfer of any information or data contained therein or transmitted thereby (including trade secrets and Personal Information).

4.19Real Property.

(a)The Company owns no interest in real property.

(b)Schedule 4.19(b) contains a complete and accurate list by property, city, state and country, of all land and real property leasehold or subleasehold estates and other rights to use or occupy any interest in land or real property held by the Company or any of its Subsidiaries as of the date of this Agreement (the “Company Properties”). The Company Properties are the only properties used by the Company or any of its Subsidiaries in, or otherwise related to, the Company’s or any of its Subsidiaries’ business as of the date of this Agreement, and subject to any permitted action pursuant to Section 6.01, as of the First Closing Date. The Company or any of its Subsidiaries are the sole legal and beneficial owner of (or is solely legally and beneficially entitled to) a leasehold interest in, or a right to use or occupy, the Company Properties. Neither the Company nor its Subsidiaries have leased or otherwise granted to any Person the right to use or occupy any Properties or any portion thereof.

(c)Schedule 4.19(d) contains a complete and accurate list and description of all leases, subleases, licenses, concessions, and other Contracts, agreements and leasehold or land use arrangements and all related supplemental or ancillary documents pursuant to which the Company or any of its Subsidiaries leases, licenses, subleases or otherwise occupies any Company Property on the date hereof, except for any leases or licenses which arrange for a temporary occupancy arrangement of less than six months (collectively, the “Lease Documents”). The Company has delivered to Acquiror a true and complete copy of each such Lease Document. Neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any other party to any Lease Document is in material breach or material default under such Lease Document, nor has any event occurred which with notice or the passage of time or both would constitute a breach or default under any Lease Document.

(d)To the Knowledge of the Company, each Lease Document is a written agreement in full force and effect, is valid, binding and enforceable, subject to proper authorization and execution of each Lease Document by the other parties thereto. The Company and its Subsidiaries has paid the rent and all other sums that are due and payable under such Lease Documents and there are no material arrears nor any sums which have been waived, deferred or accelerated, and no rent reviews are outstanding, in progress nor have been deferred. All consents, permits and approvals required for the grant of each Lease Document have been obtained and complied with in all material respects.

(e)To the Knowledge of the Company, except as would not reasonably be expected to have a Material Adverse Effect, there exists no restrictions, covenants or encumbrances that prevent any of the Company Properties from being used now or in the future for their current use and at materially the same cost as at present or would prevent or require consent from a third party as a result of the transactions contemplated by this Agreement.

(f)There are no outstanding options, rights of first offer or rights of first refusal to purchase any Company Properties or any portion thereof or interest therein (which are binding on or in favor of the Company or a Subsidiary). There are no Contracts

relating to the right to receive any portion of the income or profits from the sale, operation or development of any Company Properties or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any land or real property or interest therein, nor is in the process of negotiating any such agreement or option to purchase as at the date of this Agreement.

(g)Except as would not reasonably be expected to have a Material Adverse Effect, as of the date hereof, each Company Property and any structures built on them comply with all applicable Laws, the current use of each Company Property is the lawful use, no Company Property is subject to any restrictions relating to flood zoning limiting its use in any material respect, and there are no material outstanding or threatened disputes, actions, claims, demands, adverse notices or complaints to which the Company or its Subsidiaries has received notice or is a party in respect of any of the Company Properties.

(h)As of the date hereof, there are no pending, or, to the Knowledge of the Company, threatened, material appropriation, condemnation, eminent domain, compulsory purchase or like proceedings relating to the whole or any part of any Company Properties.

(i)Neither the Company nor any Subsidiaries have any material actual or contingent liability in respect of previously owned, leased, licensed, used or occupied land or buildings.

4.20Corrupt Practices; Sanctions. Except as would not reasonably be expected to have a Material Adverse Effect (other than Sections 4.20(a) and (c), to which this exception does not apply):

(a)Neither the Company, its Subsidiaries; any directors, officers or employees of the Company or its Subsidiaries; nor, to the Knowledge of the Company, any of their other respective Representatives have violated, conspired to violate or aided and abetted the violation of any Anti-Corruption Laws. The Company (i) has instituted policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and anti-money laundering Laws and (ii) has maintained such policies and procedures in force. No Government Official nor any of his or her immediate family members is an officer or director or owns any securities of the Company or its Subsidiaries.

(b)Neither the Company, its Subsidiaries, any directors, officers or employees of the Company or its Subsidiaries nor, to the Knowledge of the Company, any of their other respective Representatives, is engaging and has not engaging, directly or indirectly, in any activities (including sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or involving any Sanctioned Person or Sanctioned Territory, nor otherwise violated any applicable Sanctions or Ex-Im Laws.

(c)Neither the Company nor any of its directors, officers, employees, nor to the Knowledge of the Company, any other Persons acting for or on behalf of any of the foregoing is, or has been, a Sanctioned Person.

(d)Neither the Company or its Subsidiaries nor, to the Knowledge of the Company, any Representatives of the Company or its Subsidiaries is currently or has in the past been a subject, target, or party of any current investigation, allegation (whether raised internally or externally), request for information, voluntary self-disclosure, or any other inquiry by or involving any Governmental Authority regarding the actual or possible violation of Sanctions, and the Company has not received any notice that there is any investigation, allegation, request for information, or any other inquiry by any Governmental Authority regarding an actual or possible violation of Sanctions.

4.21Competition and Trade Regulation. Except as would not reasonably be expected to have a Material Adverse Effect (other than Section 4.21(c), to which this exception does not apply):

(a) The Company, its Subsidiaries, and their respective Representatives, have been and currently are in compliance with Sanctions and Ex-Im Laws. The Company also maintains policies and procedures reasonably designed to ensure compliance with Sanctions and Ex-Im Laws and are following such policies and procedures.

(b)The Company and its Subsidiaries are in compliance with all applicable Antitrust Laws in all material respects. Neither the Company nor its Subsidiaries is not nor has been a party to or is or has been concerned in any agreement or arrangement with a Governmental Authority under any anti-trust, competition or similar legislation in any jurisdiction in which the Company or its Subsidiaries has assets or carries or intends to carry on business or where its activities may have an effect.

(c)The Company and its Subsidiaries do not currently, or expect in the future to, produce, design, test, manufacture, fabricate, or develop any critical technologies, as defined under 31 C.F.R. § 800.215.

4.22Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect:

(a)The Company and its Subsidiaries are and have been, in compliance in all material respects with all Environmental Laws, which material compliance includes possessing and complying with all Company Permits required under Environmental Laws in connection with the operation of the Company’s business or the Company Properties (“Environmental Permits”);

(b)Neither the Company nor any of its Subsidiaries has received any notice alleging any violation of or noncompliance by the Company or any of its Subsidiaries with respect to any Environmental Law or Environmental Permit;

(c)there are no Actions pending, or to the Knowledge of the Company, threatened, against the Company or its Subsidiaries, and neither the Company nor its Subsidiaries has received any written notification of, nor, to the Knowledge of the Company, is the Company or its Subsidiaries otherwise responsible for any violation of, noncompliance with or material liability under, Environmental Laws, including for the contamination by or manufacture, management, labeling, registration, import, export, generation, storage, treatment, use, transportation, disposal, Release or threatened Release at any location of, or exposure of any Person to, any Hazardous Material;

(d)Neither the Company nor any of its Subsidiaries (i) is a party to or subject to the provisions of any material Governmental Order pursuant to Environmental Law or (ii) has retained or assumed by Contract any material liabilities or obligations pursuant to Environmental Laws;

(e)there have been no Releases of any Hazardous Materials at, on, under, or from the current or former Company Properties, or to the Knowledge of the Company, any third-party property that would result in a requirement for notification to or investigation by a Governmental Authority, or the need for investigation, remediation, removal, cleanup or monitoring of Hazardous Materials pursuant to Environmental Laws; and

(f)The Company has furnished to Acquiror, or has otherwise made available for inspection by the Acquiror, all material Phase I or Phase II environmental reports and similar material environmental documents in the possession of the Company or any Subsidiary.

4.23Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 4.23, the fees and expenses of which will be paid by the Company or any of its Subsidiaries pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

4.24Affiliate Agreements. Neither the Company nor its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror, Merger Sub or the Company or any of its Subsidiaries or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

4.25Insurance. The Company maintains such insurance policies or binders of fire, liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance as commercially reasonable and appropriate (the “Insurance Policies”). To the Knowledge of the Company, there are no events, circumstances or other liabilities that give rise to a material claim under the Insurance Policies. Except as has not had or would not reasonably be expected to have a Material Adverse Effect, the Insurance Policies are in full force and effect as of the date of this Agreement with respect to the Company and its Subsidiaries, and the limits thereunder have not been impaired, exhausted or materially diminished. As of the date hereof, neither the Company nor its Subsidiaries has received any written notice of cancellation of, of a material premium increase (relative to others in the industry in which the Company operates) with respect to, or of a material alteration of coverage under, any Insurance Policy. Except as has not had or would not reasonably be expected to have a Material Adverse Effect, all of the Insurance Policies (i) are valid and binding in accordance with their terms, subject to Enforceability Exceptions and (ii) have not been subject to any lapse in coverage. There are no material claims related to the Company or its Subsidiaries or the assets, business, operations, employees, officers and directors of the Company or its Subsidiaries pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

4.26COVID-19. Neither the Company nor any of its Subsidiaries have participated in the federal Paycheck Protection Program or sought material benefits or relief thereunder.

4.27Takeover Statutes and Charter Provisions. As of the date hereof and through the Effective Time, no “fair price,” “moratorium,” “control share acquisition” or other anti- takeover statute or similar domestic or foreign Law applies with respect to the Company in connection with this Agreement, the Merger, the issuance of the Merger Consideration or any of the other transactions contemplated hereby. As of the date hereof and through the Effective Time, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which the Company is subject, a party or otherwise bound.

4.28No Other Representations or Warranties. The representations and warranties made by the Company in this Article IV are the exclusive representations and warranties made by the Company, its Affiliates and their respective Representatives. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to the other parties hereto, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or (b) any oral or, except for the representations and warranties expressly made by the Company in this Article IV, written information made available to the other parties hereto in the course of their evaluation of the Company and the negotiation of this Agreement or in the course of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the Acquiror SEC Reports filed or furnished by Acquiror on or prior to the date hereof, each of Acquiror and Merger Sub represents and warrants to the Company as of the date hereof, as of the First Closing Date and as of the Third Closing Date (or if a specific date is indicated in any such statement, as of such specified date) as follows:

5.1Organization, Standing and Corporate Power.

(a)Acquiror is a Cayman Islands exempted company duly incorporated, validly existing and in good standing under the CACI (and following the Redomicile, shall be an entity duly incorporated, validly existing and in good standing under the DGCL), and has all requisite legal entity power and authority to carry on its business as now being conducted. Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Acquiror to consummate the Transactions or be material and adverse to Acquiror.

(b)Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than the Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

5.2Corporate Authority; Approval; Non-Contravention.

(a)Each of Acquiror and Merger Sub has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby (including receipt of the Acquiror Shareholder Approvals) and the adoption of this Agreement by Acquiror as the sole stockholder of Merger Sub, to consummate the Transactions. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate or other consent and authorizations on the part of Acquiror and Merger Sub, and no other corporate or other actions on the part of Acquiror or Merger Sub are necessary to authorize the execution and delivery by Acquiror or Merger Sub of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Acquiror Shareholder Approvals and the adoption of this Agreement by Acquiror as sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms (subject to the Enforceability Exceptions).

(b)The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which Acquiror and/or Merger Sub is a party, and the consummation of the Transactions, and (in the case of Acquiror) subject to receipt of the Acquiror Shareholder Approvals, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Acquiror Organizational Documents or any organizational documents of Merger Sub or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Acquiror, Merger Sub or any of their Affiliates pursuant to, any Contract to which Acquiror, Merger Sub or any of their Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.02(a), under any Law to which Acquiror, Merger Sub or any of their Affiliates is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(c)The Acquiror Support Agreement executed and delivered contemporaneously with the execution and delivery of this Agreement has been duly executed and delivered by Acquiror and, assuming due authorization, execution and delivery thereof by the other parties, is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the other parties thereto, enforceable against Acquiror and the other parties thereto in accordance with its terms (subject to the Enforceability Exceptions).

5.03Litigation.

(a)Neither Acquiror nor, to the Knowledge of Acquiror, any of its officers, in their capacities as such, is the subject of or engaged in any material Action before a Governmental Authority, arbitration or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, and no such litigation, arbitration or dispute resolution process is pending or threatened in writing on the date hereof, in each case, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions. Acquiror is not, nor to the Knowledge of Acquiror is any of its officers, in their capacities as such, subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any disputes or claims, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b)Neither Acquiror nor Merger Sub is a party to or subject to the provisions of any outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority (except if generally applicable without Acquiror or a Merger Sub being named therein) that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

5.4Compliance with Laws. Acquiror and Merger Sub are, and since their respective dates of incorporation, have been, operating in all material respects in a manner that is customary for businesses similar to Acquiror and Merger Sub, and each of Acquiror and Merger Sub is conducting and, since their respective dates of incorporation, has conducted its business in material compliance with all Laws.

5.5Employee Benefit Plans. Except as may be contemplated by the Acquiror Entity Plan Proposal or by the Sponsor Agreement, neither Acquiror nor Merger Sub maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any Benefit Plan with respect to which Acquiror, Merger Sub or any of their respective Affiliates have any remaining obligations or liabilities and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, officer or employee of Acquiror or Merger Sub, or (ii) result in the acceleration, vesting or creation of any rights of any stockholder, director, officer or employee of Acquiror or Merger Sub to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

5.6Financial Ability; Trust Account. Except as expressly contemplated by this Agreement (including as contemplated by any Pre-Closing Financing, Proposal, Extension or Charter Amendment):

(a)As of the date hereof, the Investment Management Trust Agreement, dated November 30, 2021, by and between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”) (as may be amended from time to time, the “Trust Agreement”), in connection with the trust account(s) maintained thereunder (the “Trust Account”), maintained by the Trustee, is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the Knowledge of Acquiror, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Shareholder who is a Redeeming Shareholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror Final Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the Knowledge of Acquiror, threatened with respect to the Trust Account. Since May 21, 2021, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account to pay the tax obligations of the Company as permitted by the Trust Agreement) except for payments for the redemption of Acquiror Public Shares in connection with the Charter Amendment. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is a Redeeming Shareholder and solely to the extent receipt of any such amount is for an Acquiror Share Redemption.

(b)As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness in excess of $1,000,000, excluding (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02), (ii) as set forth on Schedule 5.6(b) and (iii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors.

5.07 Taxes.

(a)Each of Acquiror and Merger Sub has filed with the appropriate Tax Authority, or has caused to be filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. Each of Acquiror and Merger Sub has paid all

Taxes due and payable (whether or not shown on any Tax Return). No claim has ever been made in writing by a Tax Authority in a jurisdiction where Acquiror or Merger Sub does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(b)Each of Acquiror and Merger Sub, as applicable, has (i) withheld all Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Tax Authority, except where such failure would not reasonably be expected to result in a material liability.

(c)No claim, assessment, deficiency or proposed adjustment for any amount of Tax has been asserted or assessed in writing by any Tax Authority against Acquiror or Merger Sub that remains unresolved or unpaid. There is no Tax audit or other examination of Acquiror or Merger Sub presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes or Tax Returns of Acquiror or Merger Sub, nor has any request been made in writing for any such extension or waiver.

(d)Neither Acquiror nor Merger Sub is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group for income tax purposes (other than any such Tax group the common parent of which was Acquiror), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(e)Neither Acquiror nor Merger Sub has any liability for Taxes of any other Person (other than any such Tax group the common parent of which is Acquiror) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by operation of Law, by Contract or otherwise (excluding, in each case, any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes).

(f)Neither Acquiror nor Merger Sub has distributed shares or stock of another Person, or had its shares or stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(g)Neither Acquiror nor Merger Sub has taken any action, nor to the Knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent, impair or impede or otherwise create a significant risk in respect to, the Intended Tax Treatment.

(h)Neither Acquiror nor Merger Sub has become subject to Tax in a country other than the country of its formation by reason of being engaged in a trade or business, having a permanent establishment (within the meaning of an applicable Tax treaty), or having employees in such country.

(i)There are no Liens with respect to Taxes on any of the assets of Acquiror or Merger Sub, other than Liens for Taxes which are not yet due and payable.

5.8Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 5.08, the fees and expenses of which will be paid by Acquiror or Merger Sub pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror, Merger Sub or any of their Affiliates.

5.9Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a)Except as disclosed in Schedule 5.09(a) hereto, Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). Except as set forth on Schedule 5.09(a) hereto, none of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Third Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 5.09(a) hereto, the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c)Acquiror has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d)There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any Fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f)To the Knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the Knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g)Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

5.10Business Activities; Absence of Changes. Except as expressly contemplated by this Agreement (including as contemplated by any Pre-Closing Financing, Proposal, Extension or Charter Amendment):

(a)Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b)Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02), (ii) as set forth on Schedule 5.10(c) and (iii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors, Acquiror is not party to any Contract with any other Person that would require payments by Acquiror in excess of $150,000, with respect to any individual Contract or $1,000,000, when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02) and Contracts set forth on Schedule 5.10(c)).

(d)Except for any Indebtedness incurred by Acquiror or a Merger Sub with the consent of the Company as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation against Acquiror or Merger Sub, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of December 31, 2022, or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and the Merger Sub, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of December 31, 2022, in the ordinary course of the operation of business (including Working Capital Loans and Extension Loans) of Acquiror and the Merger Sub (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and the Merger Sub, taken as a whole), (iii) except for payments for the redemption of Acquiror Public Shares in connection with the Charter Amendment or (iv) disclosed in Schedule 5.10(d).

(e)Except as set forth in the Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.

(f)Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g)Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

5.11Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement or as to any projections or forecasts or forward looking statements included in the Registration Statement.

5.12Capitalization. Except as expressly contemplated by this Agreement (including as contemplated by any Pre-Closing Financing, Proposal, Extension or Charter Amendment):

(a)As of the date hereof, the authorized share capital of Acquiror consists of (i) 500,000,000 Acquiror Class A Ordinary Shares, of which (A) 7,318,182 Acquiror Class A Ordinary Shares are issued and outstanding, (B) 11,259,500 Acquiror Class A Ordinary Shares are reserved for issuance upon the exercise of 11,259,500 outstanding Existing Acquiror Private Placement Warrants as of the date of this Agreement, at an exercise price of $11.50 per share, (C) 11,500,000 Acquiror Class A Ordinary Shares are reserved for issuance upon the exercise of 11,500,000 outstanding Existing Acquiror Public Warrants as of the date of this Agreement, at an exercise price of $11.50 per share, (D) 5,750,000 Acquiror Class A Ordinary Shares are reserved for issuance upon the exercise of 5,750,000 Contingent Warrants, at an exercise price of $11.50 per share and (E) 5,750,000 Acquiror Class A Ordinary Shares are reserved for issuance upon the conversion of Acquiror Class B Ordinary Shares, (ii) 50,000,000 Acquiror Class B Ordinary Shares, of which 5,750,000 Acquiror Class B Ordinary Shares are issued and outstanding and (iii) 5,000,000 preference shares of Acquiror, par value $0.0001, none of which are issued and outstanding. All of the issued and outstanding Acquiror Ordinary Shares (w) have been duly authorized and validly issued and are fully paid and nonassessable, (x) were offered, sold and issued in compliance with applicable Law and the Acquiror Organizational Documents, (y) were not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under any applicable Law, Acquiror Organizational Document or Contract and (z) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83. The total amount in the Trust Account as of the date of this Agreement is at least $76,000,000.

(b)All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Acquiror Organizational Documents and (B) any other applicable Contracts governing the issuance of such securities to which Acquiror is a party or otherwise bound and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Acquiror Organizational Documents or any Contract to which Acquiror is a party or otherwise bound.

(c)Except for this Agreement, the Acquiror Warrants, the Acquiror Class B Ordinary Shares, Working Capital Loans, Sponsor Extension Loans or as disclosed on Schedule 5.13(c), there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Ordinary Shares or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror Shareholders may vote. Except as disclosed in the Acquiror SEC Reports, there are no registration rights, and Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement, rights plan, anti-takeover plan or similar agreements relating to Acquiror Ordinary Shares or any other equity interests of Acquiror. Other than the Merger Sub, Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(d)As of the date hereof, (i) the authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, of which one share is issued and outstanding and beneficially held (and held of record) by Acquiror as of the date of this Agreement.

(e)Subject to approval of the Proposals, the Acquiror Common Stock to be issued by Acquiror in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, (i) will be duly authorized, validly issued, fully paid and nonassessable, (ii) will have been issued in compliance with applicable Law and the Acquiror Organizational Documents, (iii) will not be subject to any preemptive rights of any other shareholder of Acquiror and (iv) will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).

5.13NASDAQ Stock Market Quotation. The issued and outstanding Acquiror Public Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “TLGY”. The issued and outstanding units of Acquiror, each unit consisting of one Acquiror Class A Ordinary Share, one-half of one Acquiror Warrant and the contingent right to receive at least one-fourth of one Contingent Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “TLGYU”. Except for the Acquiror Private Placement Warrants, the issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “TLGYW”. Acquiror is in compliance in all material respects with the rules of the NASDAQ and there is no action or proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by the NASDAQ, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or Acquiror Warrants or terminate the listing of Acquiror Class A Ordinary Shares or Acquiror Warrants (except for the Acquiror Private Placement Warrants) on the NASDAQ. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Ordinary Shares or Acquiror Warrants (except for the Acquiror Private Placement Warrants) under the Exchange Act. At the Closing, each then issued and outstanding unit of Acquiror shall, to the extent not already split by the holder thereof, be separated and convert automatically into one share of Acquiror Common Stock, one-half of one Acquiror Public Warrant and the contingent right to receive at least one-fourth of one Contingent Warrant.

5.14Contracts; No Defaults. Except as expressly contemplated by this Agreement (including as contemplated by any Pre-Closing Financing, Proposal, Extension or Charter Amendment):

(a)The Acquiror SEC Reports disclose every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, Acquiror or Merger Sub is a party or by which any of their respective assets are bound (the “Acquiror Material Contracts”). True, correct and complete copies of the Acquiror Material Contracts have been delivered to or made available to the Company or its agents or Representatives.

(b)Neither Acquiror nor Merger Sub is, nor has it received written notice that any other party to any such Acquiror Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under any such Acquiror Material Contract to which it is a party or any of its properties or other assets is subject. No such Acquiror Material Contract is the subject of a notice to terminate, except for any expiration of the term of such Contract following the date of this Agreement in accordance with its terms. Each Acquiror Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on Acquiror or a Merger Sub, as applicable, and, to the Knowledge of Acquiror, each other party thereto, except as would not be material and adverse to Acquiror and Merger Sub, taken as a whole. There is no default under any such Acquiror Material Contract by Acquiror or Merger Sub, or, to the Knowledge of Acquiror, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Acquiror or Merger Sub, or, to the Knowledge of Acquiror, any other party thereto, in each case, except as would be material and adverse to Acquiror and Merger Sub, taken as a whole.

5.15Title to Property. Except as set forth on Schedule 5.15, neither the Acquiror nor Merger Sub (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

5.16Investment Company Act. Neither the Acquiror nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940.

5.17Affiliate Agreements. Except the Working Capital Loans and the Sponsor Extension Loans, as set forth on Schedule 5.17 or as described in the Acquiror SEC Reports, neither of the Acquiror nor Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of either of the Acquiror or Merger Sub, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

5.18Sanctions. Neither Acquiror nor Merger Sub is a Sanctioned Person, and no funds transferred by the Acquiror or Merger Sub pursuant to the Transactions will be derived from illegal activity.

5.19Takeover Statutes and Charter Provisions. As of the date of the Redomicile and through the Effective Time, the restrictions of any “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law do not apply with respect to Acquiror or Merger Sub in connection with this Agreement, the Merger, the issuance of the Merger Consideration or any of the other transactions contemplated hereby. As of the date of the Redomicile and through the Effective Time, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which Acquiror or Merger Sub is subject, party or otherwise bound.

5.20No Other Representations or Warranties. The representations and warranties made by Acquiror and Merger Sub in this Article V are the exclusive representations and warranties made by Acquiror, Merger Sub, their Affiliates, and their respective Representatives. Except for the representations and warranties contained in this Article V, neither Acquiror nor Merger Sub, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Acquiror or Merger Sub, to the accuracy or completeness of any information regarding Acquiror or Merger Sub available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Without limiting the foregoing, neither Acquiror nor Merger Sub, nor any other Person, makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to Acquiror or Merger Sub or (b) any oral or, except for the representations and warranties expressly made by Acquiror or a Merger Sub in this Article V, written information made available to the other parties hereto in the course of their evaluation of Acquiror and the Merger Sub and the negotiation of this Agreement or in the course of the Transactions.

ARTICLE VI
COVENANTS OF THE COMPANY

6.1Conduct of Business. From the date of this Agreement until the earlier of the Third Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement (including as contemplated by any Company Extension Loan) or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), (i) conduct and operate its business in the ordinary course consistent with past practice in all material respects, (ii) use reasonable best efforts to preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, distributors and creditors of the Company and its Subsidiaries and (iii) use reasonable best efforts to keep available the services of its present officers; provided that in the case of each of the preceding clauses (i)-(iii), during any period of full or partial suspension of operations related to COVID-19, or any similar national or international health concern, the Company may, in connection with therewith, take such actions in good faith as are reasonably necessary (A) to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having business dealings with the Company or its Subsidiaries’ or (B) to respond to third-party supply or service disruptions caused thereby, including, but not limited to COVID-19 Measures, and any such actions taken (or not taken) as a result of, in response to, or otherwise related to such health concerns shall be deemed to be taken in the “ordinary course of business” for all purposes of this Section 6.01 and not be considered a breach of this Section 6.01; provided, further, that following any such suspension, to the extent that the Company or any of its Subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, to resume conducting its business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement (including as contemplated by any Company Extension Loan) or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a)change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries; Stock;

(b)declare, make or pay any dividend or other distribution (whether in cash, equity or property) to stockholders of the Company or repurchase or redeem any Company

(c)create, allot, issue, redeem or repurchase or agree to create, allot, issue, redeem or repurchase any shares or other securities of whatsoever nature convertible into shares (or any option to subscribe for the same) of the Company (excluding repurchases in connection with termination of employment pursuant to an existing repurchase right);

(d)enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Material Contract (or any Contract, that if existing on the date hereof, would be a Material Contract), to which the Company or any of its Subsidiaries is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such Contracts in the ordinary course of business;

(e)enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Contract, Lease Document or any document governing the occupation of real property, or other arrangement to which the Company or any of its Subsidiaries, on one hand, and a Company Stockholder or its Affiliate, on the other hand, are parties or by which they are bound or which is for the benefit of a Company Stockholder or its Affiliates, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such Contracts or arrangements either (i) in the ordinary course of business consistent with past practice or (ii) involving an annual aggregate payment of less than $1,000,000;

(f)sell, transfer, lease, abandon, cancel, fail to maintain, let lapse or convey, surrender or dispose of any assets, properties or business of the Company or its Subsidiaries (other than Company Intellectual Property and Company Software), except in the ordinary course of business and in an amount not in excess of $250,000 in the aggregate;

(g)(i) sell, assign, license, transfer, pledge, grant or suffer to exist any Lien on, convey or otherwise dispose of any Owned Intellectual Property, other than non-exclusive licenses of Intellectual Property granted to customers and service providers in the ordinary course of business or (ii) fail to continue to prosecute or defend, allow to enter the public domain, abandon, cancel, fail to renew or maintain or otherwise allow to lapse any material Owned Intellectual Property;

(h)fail to continue to protect and maintain the confidentiality of any trade secrets or material proprietary information included in the Owned Intellectual Property;

(i)except as otherwise required pursuant to applicable Law, (i) adopt, enter into, amend, modify, or terminate any Company Benefit Plan or any collective bargaining or similar agreement to which the Company or any of its Subsidiaries is a party or by which it is bound, (ii) grant or provide any equity or equity-based awards (or obligations in respect thereto), severance or termination payments, deferred compensation, or transaction, retention or change in control payments or benefits to any current or former director, employee, officer or other individual service provider of the Company or any of its Subsidiaries, except in connection with the promotion, hiring or firing (in each case, to the extent permitted by clause (v)) of any employee in the ordinary course of business and consistent with past practice or which is less than $200,000 in aggregate value, (iv) recognize or certify any labor union, works council, other labor organization or group of employees as the bargaining Representative for any employees of the Company or any of its Subsidiaries, except to the extent already in existence or as required by Law; (v) implement or announce any employee layoffs, plant closings, reductions-in-force, furloughs, temporary layoffs, reduction in terms and conditions of employment, or other actions that could implicate any WARN Act, or (vi) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or independent contractor;

(j)(i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, other than such acquisitions and purchases that would not require financial statements of the acquired business to be included in the Registration Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement);

(k)make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $2,500,000, other than any capital expenditure (or series of related capital expenditures) (x) consistent in all material respects with historical practices or (y) reasonably forecasted by the Company and included in the Company’s capital expenditure projections as of the date of this Agreement;

(l)make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), or enter into any agreement in respect of the acquisition of real property, make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except (i) advances to employees or officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, and (ii) extended payment terms for customers in the ordinary course of business;

(m)make, revoke or change any material Tax election, change any Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, incur any liability for Taxes outside the ordinary course of business, or enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding pursuant to customary provisions in any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes); provided for the avoidance of doubt the Company may pay Taxes in the ordinary course of business;

(n)waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any related liability, other than in the ordinary course of business consistent with past practice or where such waiver, release, compromise, settlement or satisfaction involves monetary damages not to exceed $250,000 in the aggregate;

(o)incur, issue, assume, guarantee or otherwise become liable for any Indebtedness, or in any material respect, modify any Indebtedness, other than (i) Indebtedness between the Company and its Subsidiaries in the ordinary course of business, and (ii) Indebtedness in an amount not to exceed $250,000.

(p)enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement other than natural extensions of existing lines of business;

(q)make any material change in financial accounting methods, principles or practices, except insofar as may have been required by the SEC, by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization), or by applicable Law;

(r)voluntarily fail to maintain, cancel or change coverage under, in a manner materially detrimental to the Company or any of its Subsidiaries, any insurance policy maintained with respect to the Company and its Subsidiaries and their assets and properties;

(s)liquidate, dissolve, reorganize or otherwise wind up the business or operations of the Company or any of its Subsidiaries; and

(t)enter into any agreement or undertaking to do any action prohibited under this Section 6.01.

Notwithstanding anything to the contrary herein, the Company may issue one or more Company Interim Notes during the Interim Period.

6.2Inspection. The Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance written notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries and that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time. Notwithstanding the foregoing, the Company shall not be required to provide to Acquiror or any of its Representatives any information (a) if and to the extent doing so would (i) violate any Law to which Company is subject, (ii) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (iii) violate any legally-binding obligation of the Company with respect to confidentially, non-disclosure or privacy, if Company shall have used commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the consent of such third party to such inspection or disclosure or (iv) jeopardize protections afforded to Company under the attorney-client privilege or the attorney work product doctrine; provided that, in case of each of clauses (i) through (iv), the parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure in a manner that does not result in the events set out in clauses (i) through (iv).

6.3No Claim Against the Trust Account. The Company acknowledges that Acquiror is a blank check company with the power and privileges to effect a Business Combination, and the Company has read the Acquiror Final Prospectus and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror, Acquiror’s public shareholders and the underwriters of Acquiror’s initial public offering and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of Acquiror, its public shareholders and the underwriters of Acquiror’s initial public offering. The Company further acknowledges that, if the transactions contemplated by this Agreement or, in the event of termination of this Agreement, another Business Combination, are not consummated by such date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its public shareholders the amounts being held in the Trust Account. For and in consideration of Acquiror entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind (whether based on Contract, tort, equity or otherwise) that it has or may have in the future in or to any monies or other assets in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or in connection with, this Agreement or any negotiations, Contracts or agreements or transactions with Acquiror. Notwithstanding the foregoing sentence, (a) nothing herein shall limit or prohibit the Company’s right to pursue any claim against Acquiror for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance to consummate the Closing (including any claim for Acquiror to specifically perform its obligations under this Agreement to cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemption) at the Closing to the Company in accordance with the terms of this Agreement and the Trust Agreement), so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemption or otherwise violate the Trust Agreement and (b) nothing herein shall limit or prohibit any claim that the Company may have following the Closing against Acquiror’s assets or funds that are not held in the Trust Account (including any such funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.04 shall survive the termination of this Agreement for any reason.

6.4Proxy Solicitation; Other Actions.

(a)The Company shall be available to, and the Company shall use reasonable best efforts to make its officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with the drafting of the Registration Statement and responding in a timely manner to comments on the Registration Statement from the SEC. The Company agrees to provide Acquiror as promptly as practicable following the date hereof, (i) audited financial statements, including consolidated balance sheets as of December 31, 2021 and 2022 and consolidated statements of operations, stockholders’ equity and cash flows, of the Company and its Subsidiaries for the years ended December 31, 2021 and 2022, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB including a signed audit opinion, which signed audit opinion shall be delivered upon the initial filing of the Registration Statement with the SEC, (ii) unaudited financial statements, including consolidated condensed balance sheets and consolidated condensed statements of operations, stockholders’ equity and cash flows, of the Company and its Subsidiaries for each fiscal quarter beginning with the fiscal quarter ending March 31, 2023 and ending at least 45 days prior to the date on which the Registration Statement is effective, in each case, prepared in accordance with GAAP and Regulation S-X and (iii) auditor’s reports and consents to use such financial statements and reports in the Registration Statement. Without limiting the generality of the foregoing, the Company shall use reasonable best efforts to cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(b)From and after the date on which the Registration Statement becomes effective under the Securities Act until the Third Closing Date, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

6.5Non-Solicitation; Acquisition Proposals.

(a)From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall use cause its Subsidiaries not to, and shall use its reasonable best efforts to cause their respective Representatives not to, directly or indirectly:

(i)initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or which is otherwise intended or is reasonably likely to result in or lead to, an Acquisition Proposal;

(ii)engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or which is otherwise intended or is reasonably likely to result in or lead to, an Acquisition Proposal;

(iii)approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal;

(iv)execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; or

(v)resolve or agree to do any of the foregoing.

The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to cause their respective Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within three (3) Business Days of the execution of this Agreement, the Company shall request each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in twelve (12) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company or any of its Subsidiaries. The Company shall promptly (and in any event within one (1) Business Day) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.05 by any of the Company’s or the Company’s Subsidiaries’ Representatives acting on the Company’s or its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 6.05 by the Company.

(b)For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)“Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Acquiror, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (B) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company to the extent such Person does not beneficially own 20% or more of the total voting power of the equity securities of the Company prior to such tender offer or exchange offer, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company or (E) any other transaction that is similar in nature to the Transactions or otherwise materially impedes or conflicts with the Transactions.

6.6Company Lock-up. Prior to the Closing, the Company shall use commercially reasonable efforts to procure that each Company Stockholder enter into a Lock-Up Agreement with Acquiror in substantially the form attached as Exhibit F hereto (the “Company Lock-Up Agreement”).

6.7Litigation. In the event that the Company is subject to any material litigation or material Action or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, or such Action or dispute resolution process is pending or threatened in writing, the Company shall promptly notify the Acquiror of any such litigation or Action and keep the Acquiror reasonably informed with respect to the status thereof.

6.8Conversion of Company Notes; Exercise of Company Warrants; Termination of Company Stock Incentive Plan. The Company shall procure that, prior to the Closing,

(a)all Company Notes shall be converted into Company Common Stock (and any securities under such Company Notes shall be released), and all Company Warrants shall be exercised for Company Common Stock, in each case, in accordance with their terms; and

(b)all existing compensatory equity or equity-based or similar incentive plans, including the 2020 Stock Incentive Plan of Ezonyx Bio Technologies, Inc., and the Equity Agreements (including any stockholders agreement or similar agreements with respect to the Company) be terminated for no consideration and in a manner that eliminates all related liabilities (clauses (a) and (b), together, the “Company Conversion”);

such that, after the consummation of the Company Conversion and immediately prior to the Effective Time, except for the issued and outstanding Company Common Stock, and immediately, automatically and with no liability to the Company, the Acquiror or their affiliates, there shall be no other outstanding equity interest in the Company, including any warrants, options, calls, pre- emptive rights, subscriptions, “phantom” stock rights or other rights, agreements, arrangements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which the Company is obligated to issue, transfer, sell, purchase, return or redeem or cause to be issued, transferred, sold, purchased, returned or redeemed any equity securities of the Company (collectively, “Equity Agreements”).

6.9Company Support Agreement. Within twenty-four (24) hours after the execution of this Agreement, the Company shall deliver to Acquiror counterparts to the Company Support Agreement duly executed by Humanitario and the Company.

6.10[Reserved].

6.11Net Debt. The Company shall maintain its Net Debt to be no more than $10,000,000 during the Interim Period and upon the Effective Time.

6.12Material Contract Consents. The Company shall obtain such Material Contract Consents prior to the Closing to the extent the failure to do so could reasonably be expected to cause a Material Adverse Effect, and shall use commercially reasonable efforts to obtain the other Material Contract Consents. “Material Contract Consent” shall mean any consent or waiver pursuant to any Material Contract that is required by the execution, delivery or performance of this Agreement and consummation of the Merger and the other Transactions.

6.13Internal Control System. Prior to the Closing, the Company shall establish a system of accounting and internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls shall be sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements in accordance with GAAP.

6.14HSR Act. If, within five Business Days after the date hereof (the “HSR Determination Period”), Acquiror or the Company determines that notification and reporting under the HSR Act is required in connection with the transactions contemplated by this Agreement (the date of such determination, the “Determination Date”):

(a)The Company shall promptly, but in no event later than fifteen (15) Business Days after the Determination Date, file its Notification and Report Form pursuant to the HSR Act. The Company shall use its reasonable best efforts to furnish to Acquiror as promptly as reasonably practicable all information required for any notification required to be made by Acquiror under the HSR Act. The Company shall substantially comply with any Information or Document Requests.

(b)The Company shall request early termination of any waiting period under the HSR Act. The Company shall exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued, cause such Governmental Order to be lifted.

(c)The Company shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under the HSR Act or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided that notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.14 or any other provision of this Agreement shall require or obligate require or obligate the Company or any of its Affiliates to, and Acquiror, Merger Sub and Affiliates shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company or any of its Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or any of its Affiliates, or any interest therein.

(d)The Company shall promptly notify Acquiror of any substantive communication with any Governmental Authority or third party with respect to the transactions contemplated by this Agreement, and furnish to Acquiror upon request copies of any notices or written communications received by the Company or any of its Affiliates with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed). The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.14 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel (including in-house counsel) of the Company, and to remove competitively sensitive material; provided, that the Company may, as it deems advisable and necessary, designate any materials provided to Acquiror under this Section 6.14 as “outside counsel only.”

(e)The Company shall bear all filing fees payable to the Regulatory Consent Authorities related to any notification under the HSR Act in connection with the transactions.

6.15Voting Trust Transfer. The Company shall cooperate with and assist Humanitario with entering into the Voting Trust Agreement, and, after the Effective Time, the Acquiror shall cooperate with Humanitario with completing the Voting Trust Transfer, in each case, in the manner and on the terms and conditions described in the Company Support Agreement.

ARTICLE VII

COVENANTS OF ACQUIROR

7.1Indemnification and Insurance.

(a)From and after the Effective Time, Acquiror and the Surviving Corporation agree that they shall indemnify and hold harmless each present and former director and officer of the Company and each of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and its certificate of incorporation, bylaws and indemnification agreements in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, bylaws, and indemnification agreements, to the extent applicable, concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of its certificate of incorporation, bylaws, and indemnification agreements, to the extent applicable, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Corporation and their respective Subsidiaries to honor, each of the covenants in this Section 7.01. Prior to the Closing, Acquiror shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms customary for a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on the NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues, if applicable) as Acquiror and its Subsidiaries (including the Company). On or prior to the Third Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with each of the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

(b)Prior to the Closing, Acquiror shall be permitted to obtain a full coverage “tail” insurance policy covering those Persons who are currently covered by the Acquiror’s directors’ and officers’ liability insurance policies, that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Acquiror’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Surviving Corporation shall, for a period of six years after the Effective Time, maintain the Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Surviving Corporation shall timely pay or cause to be paid all premiums with respect to the Tail Insurance.

(c)Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Corporation and all successors and assigns of Acquiror and the Surviving Corporation. In the event that Acquiror, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Corporation shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.01. The obligations of Acquiror and the Surviving Corporation under this Section 7.01 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company without the consent of the affected Person.

7.2Conduct of Acquiror During the Interim Period.

(a)During the Interim Period, Acquiror and Merger Sub shall, except for any Working Capital Loan or Extension Loan, as set forth on Schedule 7.02, as expressly contemplated by this Agreement (including as contemplated by any Pre-Closing Financing, Proposal, Extension or Charter Amendment) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, carry on their business in the ordinary course of business and in accordance with applicable Law. During the Interim Period, except for any Working Capital Loan or Extension Loan, as set forth on Schedule 7.02 or as expressly contemplated by this Agreement (including as contemplated by any Pre-Closing Financing, Proposal, Extension or Charter Amendment and any or all actions required pursuant to the Redomicile) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, Acquiror shall not and shall not permit Merger Sub to:

(i)    change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub; provided, however; notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit or restrict the Acquiror from carrying out any Extension, and no consent of any other party shall be required in connection therewith;

(ii)    (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding share capital, capital stock or other equity interests; (B) split, sub-divide, combine, reclassify or otherwise change any of its share capital, capital stock or other equity interests; or (C) other than the redemption of any Acquiror Public Shares required by the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby or an Extension (including payments for the redemption of Acquiror Public Shares in connection with a Charter Amendment), repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any share capital, capital stock of, or other equity interests in, Acquiror;

(iii)    enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constitute an Acquiror Affiliate Agreement);

(iv)    enter into, or amend or modify any material term of (in a manner adverse to Acquiror or Merger Sub (including the Company)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Acquiror Material Contracts (or any Contract, that if existing on the date hereof, would have been an Acquiror Material Contract) to which Acquiror or Merger Sub is a party or by which it is bound;

(v)    waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action relating to this Agreement or otherwise) or compromise or settle any material liability;

(vi)    incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(vii)    (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any share capital or capital stock of, or other equity interests in, Acquiror or Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests (other than (x) in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or Contingent Warrants, and (y) the issuance of the Contingent Warrants pursuant to the Contingent Rights) or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii)    (A) adopt any Benefit Plan other than as set forth in the Proposals, or enter into any employment Contract or any collective bargaining agreement, (B) hire any employee or any other individual independent contractor (not including advisors in connection with the Transactions) to provide services to Acquiror or its Subsidiaries (including the Company) following Closing, (C) make or grant any severance, bonus, including any change-in-control, retention, transaction, or similar compensation or benefits, or any increase in base salary or wages to any director, executive, or other current or former employee or service provider or (D) take any action to accelerate the vesting of, or payment of, any compensation or benefit to any current or former employee or other service provider under any Company Benefit Plan or Benefit Plan maintained by the Acquiror;

(ix)    (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or the Merger Sub (other than the transactions contemplated by this Agreement);

(x)    make any capital expenditures;

(xi)    make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xii)    make, revoke or change any material Tax election, change any Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, incur any liability for Taxes outside the ordinary course of business, or enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding pursuant to customary provisions in any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes); provided for the avoidance of doubt Acquiror and Merger Sub may pay Taxes in the ordinary course of business;

(xiii)    enter into any new line of business outside of the business currently conducted by Acquiror and the Merger Sub as of the date of this Agreement;

(xiv)    make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(xv)    voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and Merger Sub and their assets and properties;

(xvi)    enter into any agreement with any broker, investment banker, or financial advisor pursuant to which such party shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission; or

(xvii)    enter into any agreement or undertaking to do any action prohibited under this Section 7.02.

(b)During the Interim Period, Acquiror shall, and shall cause Merger Sub to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or Merger Sub may be a party.

7.3Trust Account. At the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement in the following order of priority: (a) first, for the redemption of any Acquiror Public Shares in connection with the Offer; (b) second, after giving effect to the payment contemplated by clause (a), for the payment of any due and payable deferred underwriting commissions incurred by Acquiror in connection with its initial public offering; and (c) third, the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Acquiror for payment of any remaining Transaction Expenses in accordance with Section 3.09 and the balance to the Company for the benefit of the Company.

7.4Inspection. Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time. Notwithstanding the foregoing, Acquiror shall not be required to provide to the Company or any of its Representatives any information (a) if and to the extent doing so would (i) violate any Law to which Acquiror or Merger Sub is subject, (ii) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (iii) violate any legally-binding obligation of Acquiror or Merger Sub with respect to confidentially, non-disclosure or privacy, if the Acquiror shall have used commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the consent of such third party to such inspection or disclosure or (iv) jeopardize protections afforded to Acquiror or Merger Sub under the attorney-client privilege or the attorney work product doctrine; provided that, in case of each of clauses (i) through (iv), the parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure in a manner that does not result in the events set out in clauses (i) through (iv).

7.5Acquiror NASDAQ Listing.

(a)From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for Acquiror Class A Ordinary Shares and Acquiror Public Warrants to be listed on, the NASDAQ.

(b)Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions, or otherwise reserved for issuance, and for the Acquiror Warrants (other than the Acquiror Private Placement Warrants), to be approved for listing on the NASDAQ as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the First Closing Date, including by submitting prior to the Closing a listing application (the “Listing Application”) with the NASDAQ with respect to such Acquiror Common Stock and Acquiror Public Warrants. Each of the Company and Acquiror shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other such party and shall otherwise reasonably assist and cooperate with the other such party in connection with the preparation and filing of the Listing Application. Acquiror will use reasonable best efforts to (i) cause the Listing Application, when filed, to comply in all material respects with all requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the NASDAQ or its staff concerning the Listing Application and (iii) have the Listing Application approved by the NASDAQ, as promptly as practicable after such filing. Acquiror shall not submit the Listing Application or any supplement or amendment thereto, or respond to comments received from the NASDAQ with respect thereto, without the Company’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon. Acquiror shall promptly notify the Company upon the receipt of any comments from the NASDAQ, or any request from the NASDAQ for amendments or supplements to the Listing Application and shall provide the Company with copies of all material correspondence between Acquiror or any of its Representatives, on the one hand, and the NASDAQ, on the other hand, and all written comments with respect to the Listing Application received from the NASDAQ, and advise the Company of any oral comments with respect to the Listing Application received from the NASDAQ. Promptly after receiving notice thereof, Acquiror shall advise the Company of the time of the approval of the Listing Application and the approval for listing on the NASDAQ of the Acquiror Common Stock to be issued in connection with the transactions contemplated hereby.

7.6Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.7Section 16 Matters. Prior to the Closing, the board of directors of Acquiror, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.8Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NASDAQ listing requirements, Acquiror shall take all actions necessary or appropriate to cause (a) the individuals designated in accordance with Section 2.05(b) to be elected as members of the Acquiror Board, effective as of the Closing and (b) the individuals designated in accordance with Section 2.05(c) to be the executive officers of Acquiror effective as of the Closing.

7.09Exclusivity.

(a)From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, Acquiror shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause their respective Representatives not to, directly or indirectly:

(i)initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes any Competing Proposal;

(ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes any Competing Proposal;

(iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Competing Proposal;

(iv)execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Competing Proposal; or

(v)resolve or agree to do any of the foregoing.

(b)Acquiror also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to cause their respective Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with a Competing Proposal. Acquiror shall promptly (and in any event within one (1) Business Day) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes any Competing Proposal. Notwithstanding the foregoing, Acquiror may respond to any such proposal, offer or submission by indicating only that Acquiror is subject to the terms of this Agreement and is unable to provide any information related to Acquiror or entertain any proposals or offers or engage in any negotiations or discussions concerning a Competing Proposal for as long as th this Agreement remains in effect. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 7.09 by any of Acquiror’s Representatives acting on Acquiror’s behalf, shall be deemed to be a breach of this Section 7.09 by Acquiror.

(c)For purposes of this Agreement, “Competing Proposal” means any Business Combination or any other transaction involving, directly or indirectly, any merger, share exchange, asset or equity acquisition or purchase, reorganization, consolidation or similar business combination with or involving the Acquiror with one or more businesses or entities or any inquiry or request for information that is intended to lead to, or result in, any such transaction or Business Combination.

7.10Redomicile. Subject to the receipt of the Supermajority Acquiror Shareholder Approval and Section 2.03 hereof, Acquiror shall, on the Second Closing Date, domesticate to the State of Delaware and become a Delaware corporation in accordance with Section 388 of the DGCL and the CACI and cause the Redomicile to become effective on the Second Closing Date, including (a) by filing with the Secretary of State of the State of Delaware on the First Closing Date a Certificate of Domestication (the “Certificate of Domestication”) with respect to the Redomicile, in form and substance reasonably acceptable to Acquiror and the Company and pursuant to Section 2.03, together with the Acquiror Charter, in each case, in accordance with the provisions thereof and applicable Law, (b) adopting Acquiror Bylaws, and (c) by making all filings with the Cayman Islands Registrar of Companies required under the CACI for the deregistration of the Acquiror in the Cayman Islands. Upon the Redomicile, the Acquiror Share Conversion shall occur.

7.11Acquiror Plan. Acquiror shall adopt the Acquiror Equity Incentive Plan, in the form to be prepared by the Company in consultation with the Acquiror. The number of shares of Acquiror Common Stock available for issuance under the Acquiror Equity Incentive Plan shall be a number of shares of Acquiror Common Stock equal to 10% of the sum of (i) the total number of shares of Acquiror Common Stock that are issued and outstanding as of the Closing (except as described in the following clause, excluding any Acquiror Common Stock subject to conditional vesting or forfeiture arrangements, if any), and (ii) the total number of the Earnout Shares; provided, that, (X) such plan may provide for an annual “evergreen” increase to take effect on each January 1 during the ten-year term of the Acquiror Equity Incentive Plan of 10% of the number of outstanding shares of Acquiror Common Stock as of December 31 immediately prior to the date of such increase, or such lesser increase as may be determined by the post-closing Acquiror Board, and (Y) the Acquiror shall not make available for issuance under the Acquiror Equity Incentive Plan the number of shares equal to 10% of the total number of the Earnout Shares until such Earnout Shares are actually issued and outstanding.

7.12Stockholder Litigation. In the event that any litigation or Action related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the Knowledge of Acquiror, threatened in writing, against Acquiror or the Acquiror Board by any of Acquiror’s equityholders prior to the Closing, Acquiror shall promptly notify the Company in writing of any such Action and keep the Company reasonably informed on a current basis with respect to the status thereof. Acquiror shall provide the Company (a) the opportunity to participate in the defense of any such Action and (b) the right to review and comment on all material filings or responses to be made by the Acquiror in connection with any such Action (and the Acquiror shall in good faith take such comments and other advice into consideration). The parties agree to cooperate in the defense and settlement of any such litigation, and Acquiror shall not settle any such Action without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), except that the Company will not be obligated to consent to any settlement that does not include a full release of the Company and its Affiliates or that imposes an injunction or other equitable relief upon the Company or any of its Affiliates.

7.13Extension of Time to Consummate a Business Combination.

(a)The Acquiror shall use reasonable best efforts to procure one or more extensions after September 2, 2023 through the Termination Date (and subject to Section 10.01 hereof), in accordance with the Acquiror Organizational Documents and the Trust Agreement of the deadline by which Acquiror must complete its Business Combination (each, an “Extension”), subject to Section 7.13(b) through Section 7.13(e) below. The parties acknowledge and agree that the Acquiror may seek to amend the Acquiror Organizational Documents, the Warrant Agreement and/or the Trust Agreement in order to allow for additional Extensions (each, a “Charter Amendment”) by filing one or more proxy statement(s) in connection with each Charter Amendment, provided that, Acquiror may not seek an Extension beyond the Termination Date without the Company’s written consent.

(b)The Company and the Sponsor each agree that if any Extension(s) is required from September 2, 2023 (the “Extension Payment Determination Date”) through December 2, 2023, the Company shall cause one or more Company Extension Loans, and the Sponsor shall cause one or more Sponsor Extension Loans, to be made to Acquiror on a monthly basis, in each case, on an interest-free basis in an amount equal to fifty percent (50%) of the amount necessary for funding the applicable month of the Extension(s), provided that, each of the Company and the Sponsor shall not be required to make any Company Extension Loans or Sponsor Extension Loans, as applicable, pursuant to this Section 7.13(b) in excess of $100,000.00 per month.

(c)The Company and the Sponsor each agree that if any Extension(s) is required after December 2, 2023 through the Termination Date, (A) the Company shall cause one or more Company Extension Loans to be made to Acquiror on a monthly basis, in each case, on an interest-free basis and in an amount equal to the lesser of fifty percent (50%) of the amount necessary for enabling the applicable month of the Extension(s), and $150,000, and (B) the Sponsor shall cause one or more Sponsor Extension Loans to be made to Acquiror on a monthly basis, in each case, on an interest-free basis and in an amount necessary to fund the balance of the applicable month of the Extension(s).

(d)Notwithstanding anything to the contrary in Section 7.13(b) above, no later than thirty (30) days prior to the Extension Payment Determination Date, the Sponsor may provide written notice to the Company (with a copy to Acquiror) of its intent to terminate this Agreement on the day immediately after the Extension Payment Determination Date. Within ten (10) Business Days of receiving such notice of intent to terminate from the Sponsor, the Company shall, in its sole discretion, either agree to terminate this Agreement on the day immediately after the Extension Payment Determination Date pursuant to Section 10.01(h) hereof, or cause a Company Extension Loan to be made to Acquiror on an interest free-basis for funding 100% of the amount necessary for funding the Extension for the subsequent three-month period following the Extension Payment Determination Date (the “First Extension Period”).

(e)Notwithstanding anything to the contrary in Section 7.13(c) above, no later than thirty (30) days prior to the expiration of the First Extension Period, either of the Company or the Sponsor may provide written notice to the other (with a copy to Acquiror) of its intent to terminate this Agreement upon the expiration of the First Extension Period. Within ten (10) Business Days of receiving such notice of intent to terminate, the Company (if the terminating Party is the Sponsor) or the Sponsor (if the terminating Party is the Company), as applicable, shall, in its sole discretion, either agree to terminate this Agreement upon the expiration of the First Extension Period pursuant to Section 10.01(i) hereof, or cause a Company Extension Loan (if the terminating Party is the Sponsor) or a Sponsor Extension Loan (if the terminating Party is the Company) to be made to Acquiror on an interest free-basis for enabling 100% of the amount necessary for funding the Extension for the subsequent three-month period following the First Extension Period (the “Second Extension Period”).

(f)Notwithstanding anything to the contrary in Section 7.13(c) above, no later than thirty (30) days prior to the expiration of the Second Extension Period, either of the Company or the Sponsor may provide written notice to the other (with a copy to Acquiror) of its intent to terminate this Agreement upon the expiration of the Second Extension Period. Within ten (10) Business Days of receiving such notice of intent to terminate, the Company (if the terminating Party is the Sponsor) or the Sponsor (if the terminating Party is the Company), as applicable, shall, in its sole discretion, either agree to terminate this Agreement upon the expiration of the Second Extension Period pursuant to Section 10.01(i) hereof, or cause a Company Extension Loan (if the terminating Party is the Sponsor) or a Sponsor Extension Loan (if the terminating Party is the Company) to be made to Acquiror on an interest free-basis for funding 100% of the amount necessary for enabling the Extension for the period from the Second Extension Period to the Termination Date.

(g)Each of the Company and the Sponsor shall have the right, for a period of thirty days after the Third Closing Date, to convert the Company Extension Loans and the Sponsor Extension Loans, as applicable, into Acquiror Common Stock at a price per share equal to seventy-five percent of the dollar volume-weighted average price of the Acquiror Common Stock for the five-day trading period immediately following the Third Closing Date, provided that, the aggregate amount of the Company Extension Loans and the Sponsor Extension Loans so converted shall not exceed $3,000,000 (to be allocated on a pro rata basis between Company Extension Loans and the Sponsor Extension Loans based on the outstanding amount thereof).

(h) The Sponsor shall have the right, for a period of thirty days after the Third Closing Date, to convert the Working Capital Loans into Acquiror Common Stock at a price per share equal to seventy-five percent of the dollar volume-weighted average price of the Acquiror Common Stock for the five-day trading period immediately following the Third Closing Date, provided that, the aggregate amount of the Working Capital Loans so converted shall not exceed $1,000,000.

(i)The Sponsor agrees that it shall not convert the Working Capital Loans or the Sponsor Extension Loans, in whole or in part, into Acquiror Private Placement Warrants.

7.14HSR Act. If, within the HSR Determination Period, Acquiror or the Company determines that the notification and reporting under the HSR Act is required in connection with the transactions contemplated by this Agreement:

(a)The Acquiror shall promptly but in no event later than fifteen (15) Business Days after the Determination Date file its Notification and Report Form pursuant to the HSR Act. Acquiror shall use its reasonable best efforts to furnish to the Company as promptly as reasonably practicable all information required for any notification and reporting required to be made by the Company pursuant to the HSR Act. Acquiror shall substantially comply with any Information or Document Requests.

(b)Acquiror shall request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued, cause such Governmental Order to be lifted.

(c)Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under the HSR Act or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided that notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.14 or any other provision of this Agreement shall require or obligate Acquiror to take any actions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect Acquiror’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of Acquiror or the Company and its Subsidiaries; and further provided, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.14 or any other provision of this Agreement shall require or obligate Acquiror or any other Person to take any actions with respect to Acquiror’s Affiliates, the Sponsor, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, or any portfolio company (as such this term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, Sponsor or of any such investment fund or investment vehicle.

(d)Acquiror shall promptly notify the Company of any substantive communication with, and furnish to the Company upon request copies of any notices or written communications received by, Acquiror or any of its Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed communications by Acquiror or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Acquiror agrees to provide, to the extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 7.14 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of Acquiror, and to remove competitively sensitive material; provided, that Acquiror may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 7.14 as “outside counsel only.”

ARTICLE VIII

JOINT COVENANTS

8.1Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and shall cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required (or in the case of Foreign Investment Laws, by mutual consent of the Acquiror and the Company, proper or advisable pursuant to applicable Law) to be obtained in connection with the Transactions, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company or any of its Subsidiaries, and (c) take such other action or refrain from taking such actions as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement (including the Company Representations and the Acquiror and Merger Sub Representations, as applicable) and to consummate the Transactions as soon as practicable.

8.2Preparation of Registration Statement; Extraordinary General Meeting; Solicitation of Company Stockholder Approvals.

(a)As promptly as practicable following the execution and delivery of this Agreement, Acquiror and the Company shall jointly prepare, and Acquiror shall cause to be filed with the SEC, a mutually-acceptable registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein and any exhibits thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the issuance of Acquiror Common Stock under this Agreement and the issuance of the Conversion Shares (as defined under the Sponsor Agreement) under the Sponsor Agreement, which Registration Statement will also contain the Proxy Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger, the issuance of Acquiror Common Stock in connection therewith, and the issuance of the Conversion Shares (as defined under the Sponsor Agreement) under the Sponsor Agreement. Each of Acquiror and the Company shall furnish all information concerning itself and its Subsidiaries, officers, directors, and holders of equity securities as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b)Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other party and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Acquiror Ordinary Shares, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c)Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Business Combination, and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) approval of the Acquiror Charter and the bylaws of the Acquiror (the “Amendment Proposal”) and each change to the Acquiror Charter that is required to be separately approved (“Advisory Amendment Proposal”), (iii) approval of the issuance of the Acquiror Common Stock as Merger Consideration, and the issuance of Acquiror Common Stock or securities convertible into or exchangeable for Acquiror Common Stock to be issued at the Closing in connection with any financing upon the mutual agreement of Acquiror and the Company, in accordance with the rules of the NASDAQ (the “NASDAQ Proposal”), (iv) the approval and adoption of the Acquiror Equity Incentive Plan (the “Acquiror Equity Plan Proposal”), (v) adjournment of the Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals, (vi) approval of the Redomicile (the “Redomicile Proposal”), (vii) approval of the Name Change (the “Name Change Proposal”), (viii) if deemed necessary by Acquiror, approval of the preemptive conversion of the Acquiror’s Contingent Warrants into shares of Acquiror Common Stock on a five-to-one basis (the “Warrant Conversion Proposal”), and (ix) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the Advisory Amendment Proposal, the NASDAQ Proposal, the Acquiror Equity Plan Proposal, the Redomicile Proposal, the Name Change Proposal and the Warrant Conversion Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror Shareholders at the Extraordinary General Meeting.

(d)Acquiror shall use reasonable best efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish the record date (which record date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Extraordinary General Meeting in accordance with the Articles of Association and the CACI, (ii) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law and (iii) solicit proxies from the holders of Acquiror Ordinary Shares to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its shareholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (an “Acquiror Change in Recommendation”); provided that if, at any time prior to obtaining the Acquiror Shareholder Approvals, the Acquiror Board determines in good faith, after consultation with its outside legal counsel, that in response to an Intervening Event, the failure to make an Acquiror Change in Recommendation would be result in a breach of its fiduciary duties under applicable Law, the Acquiror Board may, prior to obtaining the Acquiror Shareholder Approvals, make an Acquiror Change in Recommendation; provided, however, that Acquiror shall not be entitled to make, or agree or resolve to make, an Acquiror Change in Recommendation unless Acquiror delivers to the Company a written notice (an “Intervening Event Notice”) advising the Company that the Acquiror Board proposes to take such action and containing the material facts underlying the Acquiror Board’s determination that an Intervening Event has occurred, and (ii) at or after 5:00 p.m., New York City time, on the fourth Business Day immediately following the day on which Acquiror delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m., New York City time, on the fourth Business Day immediately following the day on which Acquiror delivered the Intervening Event Notice (it being understood that any material development with respect to an Intervening Event shall require a new notice but with an additional three Business Day (instead of four Business Day) period from the date of such notice, the “Intervening Event Notice Period”)), the Acquiror Board reaffirms in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to make an Acquiror Change in Recommendation would result in a breach of its fiduciary duties under applicable Law. If requested by the Company, Acquiror will, and will use its reasonable best efforts to cause its Representatives to, during the Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for an Acquiror Change in Recommendation.

(e)Notwithstanding the foregoing provisions of this Section 8.02(e), if on a date for which the Extraordinary General Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of Acquiror Ordinary Shares to obtain the Required Acquiror Shareholder Approvals, as applicable, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Extraordinary General Meeting; provided that if a quorum is present, that the proposal for the adjournment of the Extraordinary General Meeting shall have been approved by a sufficient number of Acquiror Ordinary Shares; provided, further, that the Extraordinary General Meeting, without the prior written consent of the Company, (i) may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Extraordinary General Meeting was originally scheduled or the most recently adjourned Extraordinary General Meeting (excluding any adjournments required by applicable Law) and (ii) is held no later than four (4) Business Days prior to the Termination Date.

(f)As promptly as practicable after the effectiveness of the Registration Statement, the Company shall solicit a consent in writing or by electronic transmission from the Company Stockholders entitled to vote approving and adopting this Agreement, the Merger and, to the extent required by Law, the Transactions (when executed by the Company Stockholders holding sufficient voting power to approve and adopt this Agreement, the Merger and the Transactions, the “Company Stockholder Approvals”). In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with Acquiror) for determining the Company Stockholders entitled to provide such written consent and (ii) solicit written consents from such Company Stockholders to give the Company Stockholder Approvals. The Company shall, through the Company Board, recommend to the Company Stockholders entitled to vote that they adopt this Agreement (the “Company Board Recommendation”). The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation unless a failure to do so would result in a breach of the Company Board’s fiduciary duties under applicable Law (such action, a “Company Change in Recommendation”). The Company will promptly provide Acquiror with copies of all stockholder consents it receives. If the Company Stockholder Approvals are obtained, then promptly following the receipt of the required consents in writing or by electronic transmission, the Company will prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) and 262 of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders entitled to vote to give the Company Stockholder Approvals in accordance with this Section 8.02(f) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or by any Company Change in Recommendation.

8.3Tax Matters.

(a)Transfer Taxes. Notwithstanding anything to the contrary contained herein, (i) all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Closing of the Merger (“Transfer Taxes”), as opposed to such Taxes payable in connection with the Redomicile or the Acquiror Share Conversion, shall be borne by the Company and (ii) all Transfer Taxes payable in connection with the Redomicile or the Acquiror Share Conversion shall be borne by Acquiror. The Company and Acquiror further agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b)Intended Tax Treatment. The parties intend that, for United States federal income tax purposes, (i) the Redomicile qualifies as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (ii) the Acquiror Share Conversion qualifies as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code and the Treasury Regulations, and (iii) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror, Merger Sub and the Company are parties under Section 368(b) of the Code and the Treasury Regulations (the “Intended Tax Treatment”). This Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). The Redomicile, the Acquiror Share Conversion and the Merger shall be reported by the parties for all applicable Tax purposes in accordance with the foregoing, unless otherwise required by a Tax Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). The parties hereto shall, and shall cause their Affiliates to, cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(c)None of Acquiror, Merger Sub, the Company, or the Subsidiaries of the Company shall take or cause to be taken, or knowingly fail to take or knowingly fail to cause to be taken any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent, impair or impede or otherwise create a significant risk with respect to, the Intended Tax Treatment.

(d)On the Third Closing Date, the Company shall deliver to Acquiror (x) a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c)(3) and (y) a notice of such certification to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h)(2), which notice shall be delivered by Acquiror to the Internal Revenue Service following the Closing, in each case, in the form set forth on Exhibit G, dated as of the Third Closing Date and duly signed by a responsible corporate officer of the Company.

(e)Each Party shall promptly notify the other Party in writing if, before the First Closing Date, such Party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger’s qualifying for the Intended Tax Treatment). If the SEC requires that a Tax opinion be prepared and submitted with respect to the Tax treatment of the Redomicile, Acquiror Share Conversion, or the Merger, and if such a Tax opinion is being provided by a Tax counsel, each of the Company, Acquiror, Merger Sub and their Affiliates agrees to deliver to such Tax counsel customary Tax representation letters reasonably satisfactory to such Tax counsel, dated and executed as of such date(s) as determined reasonably necessary by such Tax counsel in connection with the preparation of such Tax opinion; provided that notwithstanding anything herein to the contrary in this Agreement, (i) if and to the extent a Tax opinion with respect to the treatment of the Redomicile or the Acquiror Share Conversion is being requested or required, the Acquiror shall use its reasonable best efforts to have counsel to the Acquiror (upon receipt of customary Tax representation letters satisfactory to such counsel) provide a Tax opinion on the application of Section 368 of the Code to the Redomicile or the Acquiror Share Conversion, as applicable and (ii) if and to the extent a Tax opinion with respect to the treatment of the Merger is being requested or required, each of the Company and the Acquiror shall use their reasonable best efforts to have their respective counsel (upon receipt of customary Tax representation letters satisfactory to such counsel) provide a Tax opinion on the treatment of the Merger. For the avoidance of doubt, the covenants in this paragraph (e) shall apply regardless of the party to which any SEC inquiry or request is made.

(f)Notwithstanding anything to the contrary in this Agreement and for avoidance of doubt, none of the opinions with respect to any Tax matters relating to the Transactions discussed in Section 8.03(e) shall be a condition for the Closing.

(g)Notwithstanding the foregoing and anything else in this Agreement, the parties hereto acknowledge and agree that, depending upon certain facts to be in existence at the time of the Closing, the Merger may qualify as a transaction governed by Section 351 of the Code. If the Merger so qualifies, the parties agree that it may be reported as such in accordance with applicable Law.

8.4Confidentiality; Publicity.

(a)Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b)The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form previously agreed by the parties. None of Acquiror, Merger Sub, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that notwithstanding anything contained in this Agreement to the contrary, (i) each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto and (ii) the Company may exercise its rights and communicate with third parties as contemplated by Section 6.05; and provided, further, that the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent in connection with the Transactions.

8.5Ratification of Covenants. Following the Closing, Acquiror shall ratify, confirm and approve in all respects the covenants in the Acquiror Support Agreement.

8.6Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

8.7Financing Cooperation. From the date hereof until the earlier of (a) the Effective Time or (b) the valid termination of this Agreement, each of the Company, the Acquiror and the Merger Sub agree to use reasonable best efforts to cooperate with each other in connection with the arrangement of any Pre-Closing Financing, including by (i) reasonably cooperating with Acquiror’s preparation of definitive financing documentation and the Schedules and exhibits thereto, in each case, customarily required to be delivered under such definitive financing documentation, (ii) providing to the Company or Acquiror, as applicable, and its prospective sources of Pre-Closing Financing all reasonably necessary documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (iii) cooperating in satisfying the conditions precedent set forth in the definitive Pre-Closing Financing documentation to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company, the Acquiror or Merger Sub, as applicable; provided, however, that neither party shall be obligated to repay any Pre-Closing Financing of the other party without such first party’s express written consent; and provided, further, that any Pre-Closing Financing shall comply with the limitations set forth herein. Notwithstanding the foregoing, (A) such requested cooperation shall not (1) unreasonably interfere with the business or operations of the Company or its Subsidiaries, (2) cause significant competitive harm to the Company or its Subsidiaries if the Contemplated Transactions are not consummated or (3) result in the material contravention of, or that could reasonably be expected to result in, a material violation or breach of, or a default under, any Laws or under any Material Contract, (B) nothing in this Section 5.13(b) shall require cooperation to the extent that it would (1) cause any condition to the Closing set forth in Article IX to not be satisfied or (2) cause any breach of this Agreement, (C) neither Company nor any of its Subsidiaries shall be required to (1) pay any commitment or other similar fee prior to the Closing, (2) deliver or obtain auditor comfort letters or opinions of internal or external counsel, (3) provide access to or disclose information where Seller determines that such access or disclosure could jeopardize the attorney-client privilege or contravene any Law or Contract, (4) deliver any audited financial statements to the extent not already available or the Company or otherwise required by this Agreement, or (6) waive or amend any terms of this Agreement or any other Contract to which the Company or any of its Subsidiaries is a party, and (D) none of the Company, its Subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive agreements with respect to the Pre-Closing Financing that is not contingent upon the Closing or that would be effective prior to the Effective Time and the directors and managers of the Company’s Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Pre-Closing Financing is obtained, in each case which are effective prior to the Closing.

8.8Key Employees. The Company shall engage with a compensation consultant to receive advice on competitive compensation packages for employment agreements to be entered into with certain key employees of the Company, to be effective at the Effective Time, and conditioned upon the consummation of the Merger.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

9.1Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)Regulatory Approval. (i) The parties shall have received, have been deemed to have received all other necessary (or in the case of Foreign Investment Laws, by mutual consent of the Acquiror and the Company, proper or advisable pursuant to applicable Law) pre-Closing authorizations, consents, clearances, waivers and approvals of all relevant Governmental Authorities in connection with the execution, delivery and performance of this Agreement and the Transactions (or any applicable waiting period thereunder shall have expired or been terminated, but specifically excluding HSR Approvals), and such authorizations, consents, clearances, waivers and approvals (collectively, the “Regulatory Approvals”) shall remain in full force and effect.

(b)No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, executive order or award, which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting or enjoining consummation of the Transactions, including the Merger; provided that the Governmental Authority enacting, issuing, promulgating, enforcing or entering such Law, judgment, decree, executive order or award has jurisdiction over the parties hereto with respect to the transactions contemplated hereby.

(c)Offer Completion. The Offer shall have been completed in accordance with the terms hereof, Acquiror’s Organizational Documents, and the Proxy Statement.

(d)Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)NASDAQ. The Acquiror Common Stock and Acquiror Warrants (other than the Acquiror Private Placement Warrants) shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof.

(f)Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets immediately prior to (following the Acquiror Share Redemption), or upon consummation of, the Merger.

(g)Directors and Officers. The Directors and Officers of Acquiror upon the Effective Time shall be in accordance with Section 2.05.

(h)Required Acquiror Shareholder Approvals. The Required Acquiror Shareholder Approvals shall have been obtained.

(i)Company Stockholder Approvals. The Company Stockholder Approvals shall have been obtained.

9.2Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization, Standing and Corporate Power), Section 4.02(a) (Corporate Authority; Approval; Non-Contravention) and Section 4.23 (Brokers) shall each be true and correct in all material respects as of the First Closing Date as though made on the First Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 4.04 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the First Closing Date as though made on the First Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the First Closing Date, as though made on and as of the First Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the First Closing Date or such earlier date), individually or in the aggregate, does not result in a Material Adverse Effect.

(b)Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the First Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d)Ancillary Agreements. The Company shall have delivered to Acquiror executed counterparts to all of the Ancillary Agreements to which the Company, or any Company Stockholder, is a party.

(e)Company Conversion. The Company Conversion shall have been completed as provided in Section 6.08.

(f)Company Net Debt. The Company’s Net Debt immediately before the Closing shall be no more than $5,000,000.

(g)No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect.

(h)Voting Trust Transfer. The Voting Trust Transfer shall have been completed in accordance with the Company Support Agreement.

9.3Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)Representations and Warranties. The representations and warranties of Acquiror and Merger Sub contained in Section 5.01 (Organization, Standing and Corporate Power), Section 5.02(a) (Corporate Authority; Approval; Non-Contravention) and Section 5.08 (Brokers) shall each be true and correct in all respects as of the First Closing Date as though made on the First Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Acquiror and Merger Sub contained in Section 5.10(g) (Business Activities; Absence of Changes) shall be true and correct in all respects as of the First Closing Date as though made on the First Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Acquiror and Merger Sub contained in Section 5.13 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the First Closing Date as though made on the First Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the First Closing Date, as though made on and as of the First Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the First Closing Date or such earlier date), taken as a whole, does not result in a material adverse effect on Acquiror.

(b)Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the First Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d)Ancillary Agreements. Acquiror shall have delivered to the Company executed counterparts to all of the Ancillary Agreements to which Acquiror or Sponsor is a party.

(e)Acquiror Officers and Directors. Acquiror shall have delivered all resignations of its officers and directors, as applicable, such that, immediately following the Effective Time, the officers and directors of the Acquiror shall be as contemplated by Section 2.05.

ARTICLE X

TERMINATION/EFFECTIVENESS

10.1Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned:

(a)by mutual written consent of the Company and Acquiror;

(b)prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that any condition specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if any such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before March 31, 2024 (the “Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror is in breach of this Agreement on such date, which breach could give rise to a right of the Company to terminate this Agreement;

(c)prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that any condition specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to use its commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law, or (iv) there has been any Acquiror Change in Recommendation; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company is in breach of this Agreement on such date, which breach could give rise to a right of Acquiror to terminate this Agreement;

(d)by written notice from the Company to Acquiror prior to obtaining the Acquiror Shareholder Approvals if the Acquiror Board shall have (i) made an Acquiror Change in Recommendation or (ii) failed to include the Acquiror Board Recommendation in the Proxy Statement;

(e)by written notice from the Company to Acquiror if the Acquiror Shareholder Approvals are not obtained at the Extraordinary General Meeting (subject to any adjournment or recess of the meeting in accordance with Section 8.02(e));

(f)by written notice from Acquiror to the Company if the Company Support Agreement has not been delivered within twenty-four (24) hours after the execution of this Agreement pursuant to Section 6.09;

(g)by written notice from Acquiror to the Company if the Company Stockholder Approvals have not been obtained within ten (10) Business Days following the date that the Registration Statement is disseminated by the Company to the Company Stockholders pursuant to Section 8.02(f);

(h)by written notice from the Sponsor to the Company pursuant to and subject to the terms of Section 7.13(d);

(i)by written notice from the Sponsor to the Company or the Company to the Sponsor, as applicable, pursuant to and subject to the terms of Section 7.13(e) or Section 7.13(f); or

(j)by written notice from the Company to the Acquiror delivered prior to the Closing if the Minimum Cash Condition is not satisfied immediately before the time at which the Closing would otherwise occur. For the avoidance of doubt, in connection with determining satisfaction of the Minimum Cash Condition, Net Proceeds shall not include any Humanitario Proceeds (to the extent accounted for as Net Proceeds).

10.2Effect of Termination. Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Fraud or Willful Breach of this Agreement by such party occurring prior to such termination; provided, however, that a party shall have no liability for Willful Breach for any breach of any representation in this Agreement caused by events, circumstances, or information occurring or becoming known after the date hereof. The provisions of Sections 6.03, 8.04, 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, to the extent required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1     Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.2     Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror or Merger Sub, to:

TLGY Acquisition Corporation
4001 Kennett Pike, Suite 302, Wilmington, Delaware, 19807, USA
	Attn:	Chief Executive Officer
	E-mail:	legalnotice@tlgysponsors.com
jingoon@tlgyholdings.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton
45th Floor, Fortune Financial Center
5 Dong San Huan Zhong Lu
Chaoyang District, Beijing 100020
People’s Republic of China
Attn:	Denise Shiu
E-mail:	shiu@cgsh.com

And

Cleary Gottlieb Steen & Hamilton
One Liberty Plaza
New York NY 10006
Attn:	Adam Brenneman
E-mail:	abrenneman@cgsh.com

(b)	If to the Company to:

Verde Bioresins, Inc
2001 Wilshire Blvd Ste 330,
Santa Monica, CA 90407,
	Attn:	Brian Gordon
	E-mail:	brian@verdebioresins.com

And

Wilmer Cutler Pickering Hale and Dorr LLP
2600 El Camino Real, Suite 400
Palo Alto, CA 94306
Attn:	Daniel Zimmermann
E-mail:	Daniel.Zimmermann@wilmerhale.com

And

Wilmer Cutler Pickering Hale and Dorr LLP
7 World Trade Center
New York, New York 10007
Attn:	Michael E. Gilligan
Glenn R. Pollner
E-mail:	Michael.Gilligan@wilmerhale.com
Glenn.Pollner@wilmerhale.com

(c)	If to the Sponsor, to:

TLGY Sponsors LLC
Flat A, 6/F, Ho Lee Commercial Building, 38-44 D’Aguilar Street, Central, Hong Kong SAR
	Attn:	Manager
	E-mail:	legalnotice@tlgysponsors.com
jingoon@tlgyholdings.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton
45th Floor, Fortune Financial Center
5 Dong San Huan Zhong Lu
Chaoyang District, Beijing 100020
People’s Republic of China
Attn:	Denise Shiu
E-mail:	shiu@cgsh.com

And

Cleary Gottlieb Steen & Hamilton
One Liberty Plaza
New York NY 10006
Attn:	Adam Brenneman
E-mail:	abrenneman@cgsh.com

or to such other address or addresses as the parties may from time to time designate in writing.

11.3    Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.4    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors and Representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.14 and 11.15.

11.5     Expenses. Unless otherwise specified herein, each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants, provided that, the parties agree that (a) the Company will reimburse the reasonable costs and expenses of Acquiror and the Sponsor incurred in connection with the Transactions (including any costs related to any Extension and the Tail Insurance) in the event of a failure to consummate the Transactions for reasons primarily attributable to the Company, including, as a result of (i) the Company materially breaching this Agreement or any Ancillary Agreement (including any failure to comply with Sections 6.09, 6.15 and 7.13), (ii) the failure to enter into the Voting Trust Agreement or complete the Voting Trust Transfer pursuant to the Company Support Agreement or (iii) Fraud or Willful Breach on the part of the Company; provided that, in the case of this clause (a), the Company’s obligation to so reimburse Acquiror and the Merger Sub shall not exceed $2,000,000; (b) the Company will reimburse half of the reasonable costs and expenses of the Acquiror and the Sponsor incurred in connection with the Transactions (including without limitation any costs related to any Extension and the Tail Insurance) in the event of a failure to consummate the Transactions for reasons not primarily attributable to either the Company or Acquiror (including the failure to satisfy the Minimum Cash Condition), provided that, in the case of this clause (b), the Company’s obligation to so reimburse Acquiror and the Sponsor shall not exceed $1,000,000; and (c) Acquiror shall not be required to repay the Company Extension Loans if the Effective Time does not occur. Notwithstanding the foregoing, in no event shall the Company be responsible for reimbursing Acquiror or the Sponsor for any costs and expenses in the event of a failure to consummate the Transactions for reasons primarily attributable to Acquiror or the Sponsor, including, without limitation, as a result of (i) Acquiror or the Sponsor breaching the binding provisions of this Agreement or any Ancillary Agreement, (ii) Fraud or Willful Breach on the part of Acquiror or the Sponsor, or (iii) the termination of this Agreement in accordance with Sections 10.01(a), 10.01(c)(i), 10.01(c)(iv), 10.01(d) or 10.01(e). For the avoidance of doubt, if the Closing occurs, Acquiror shall pay, or cause to be paid, (A) the Transaction Expenses in accordance with Section 3.09 and (B) if applicable, any Stockholder Extension Advances, Working Capital Loans and Sponsor Extension Loans outstanding on the Repayment Date (together with all accrued but unpaid interest thereon) in accordance with Section 3.10, in each case, upon consummation of the Merger and release of proceeds from the Trust Account. To the extent the Company is obligated under this Section 11.05 to reimburse Acquiror and/or the Sponsor, the Company shall make such payment to the Acquiror and/or the Sponsor within ten (10) Business Days after receiving written notice of Acquiror and/or the Sponsor requesting such reimbursement (the last day of such ten (10)-Business Day period, the “Due Date”). If the Company fails to pay any amount payable by it under this Section 11.05 by the Due Date, interest shall accrue on the overdue amount from the Due Date up to the date of actual payment at a rate of 10% per annum, compounded monthly.

11.6     Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided that, the Redomicile shall be effected in accordance with both the DGCL and the CACI (as applicable), without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.7     Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Agreements shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf,” “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable Law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

11.8      Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

11.9      Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

11.10Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement (but not necessarily by the same natural persons who executed this Agreement) and which makes reference to this Agreement. The approval of this Agreement by the shareholders or stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.12Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court; provided that the courts of the Cayman Islands shall have jurisdiction over the Redomicile to the extent required by the CACI. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 11.12.

11.13Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

11.14Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. For the avoidance of doubt, Company Stockholders and Acquiror Shareholders are not named parties. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing, shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.15Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and each shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company and the Sponsor have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

TLGY ACQUISITION CORPORATION

By:	/s/ Jin-Goon Kim
	Name:	Jin-Goon Kim
	Title:	Chairman & Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

VIRGO MERGER SUB CORP.

By:	/s/ Jin-Goon Kim
	Name:	Jin-Goon Kim
	Title:	Sole-Director

[Signature Page to the Agreement and Plan of Merger]

Solely for purposes of Sections 3.07, 3.10 and 7.13, and Article XI,
TLGY SPONSORS LLC

By:	/s/ Jin-Goon Kim
	Name:	Jin-Goon Kim
	Title:	Authorized Signatory

[Signature Page to the Agreement and Plan of Merger]

VERDE BIORESINS, INC.

By:	/s/ Brian Gordon
	Name:	Brian Gordon
	Title:	President

[Signature Page to the Agreement and Plan of Merger]

Exhibit A

Form of Company Support Agreement

EXECUTION VERSION

COMPANY SUPPORT AGREEMENT

This Company Support Agreement (this “Support Agreement”) is dated as of June 21, 2023, by and among Humanitario Capital LLC, a Puerto Rico limited liability company (the “Stockholder”), TLGY Acquisition Corporation, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Effective Time (“Acquiror”), and Verde Bioresins, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 2,648,364,984 shares of the Company’s Common Stock (the “Stockholder Shares”), (ii) (a) that certain Common Stock Purchase Warrant, dated as of February 17, 2023, (b) that certain Common Stock Purchase Warrant, dated as of February 8, 2021, and (c) that certain Common Stock Purchase Warrant, dated as of June 15, 2023 (together, the “Stockholder Warrants”), and (iii) (a) that certain Secured Convertible Promissory Note issued by the Company to Stockholder, dated as of February 17, 2023, and (b) that certain Secured Convertible Promissory Note issued by the Company to Stockholder, dated June 15, 2023 (together, the “Stockholder Notes”);

WHEREAS, prior to the execution and delivery of this Support Agreement, Acquiror, Virgo Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), the Company, and, solely for certain sections and article named therein, TLGY Sponsors LLC, a Cayman Islands limited liability company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of June 21, 2023, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving company and a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein (the “Merger”);

WHEREAS, the Merger Agreement contemplates that the Stockholder will receive, pursuant to the terms of the Merger Agreement, (i) certain shares of Acquiror Common Stock at the Closing (such shares, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Closing Shares”) and (ii) following the Closing, and as additional consideration for the Merger and the transactions contemplated thereby, promptly upon the occurrence of one or more Triggering Events, certain Earnout Shares (such shares, if and when issued, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Conditional Shares”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SUPPORT AGREEMENT; COVENANTS; RELEASE; SUBSCRIPTION COMMITMENT; VOTING TRUST AGREEMENT

1.1Binding Effect of Merger Agreement. The Stockholder hereby acknowledges that it has read the Merger Agreement and this Support Agreement and has had the opportunity to consult with its tax and legal advisors. During the term commencing on the date hereof and ending at the Expiration Time, the Stockholder shall be bound by and comply with Section 8.04 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) the Stockholder was an original signatory to the Merger Agreement with respect to such provision, and (b) each reference to the “Stockholder” contained in Section 8.04 of the Merger Agreement also referred to the Stockholder.

1.2No Transfer. During the period commencing on the date hereof and ending on the earliest to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms (the earlier of clauses (a) and (b), the “Expiration Time”), the Stockholder shall not, except in each case pursuant to the Merger Agreement, Transfer any of the Stockholder Shares, the Stockholder Warrants or the Stockholder Notes; provided, however, that the foregoing shall not prohibit Transfers between the Stockholder and any Affiliate of the Stockholder, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror and the Company a joinder to this Support Agreement in substantially the form attached hereto as Annex A; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve such Stockholder of its obligations under this Support Agreement. Any Transfer in violation of this Section 1.2 shall be null and void. Notwithstanding anything to the contrary above, the Stockholder shall not be prohibited from exercising or converting the Stockholder Warrants or the Stockholder Notes into Company Common Stock, and such Company Common Stock issued upon conversion of the Stockholder Warrants or the Stockholder Notes shall be deemed to be “Stockholder Shares” for purposes of this Support Agreement. “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

1.3New Shares. In the event that after the date hereof (a) any shares of Company Common Stock are issued to the Stockholder pursuant to any stock dividend, stock split,recapitalization, reclassification, combination or exchange of the Stockholder Shares, on or affecting the Stockholder Shares owned by the Stockholder or otherwise, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any Company Common Stock or other equity securities of the Company, or (c) the Stockholder acquires the right to vote or share in the voting of any Company Common Stock or other equity securities of the Company (such Company Common Stock or other equity securities of the Company, collectively, the “New Securities”), then such New Securities acquired or purchased by the Stockholder shall be subject to the terms of this Support Agreement to the same extent as if they constituted the Stockholder Shares owned by the Stockholder as of the date hereof.

1.4Closing Date Deliverables. Upon the Closing, the Stockholder shall deliver to Acquiror and the Company (a) a duly executed copy of the Registration Rights Agreement, by and among Acquiror, the Company, certain of the Acquiror Shareholders and certain of the Company Stockholders, and (b) a duly executed copy of the Company Lock-Up Agreement, by and among Acquiror and the Stockholder.

1.5Conversion of Stockholder Notes. In connection with the Closing and immediately prior to the Effective Time, the Stockholder and the Company each shall take all actions for the Stockholder Notes to be converted into shares of the Company Common Stock pursuant to the terms of the applicable Stockholder Note.

1.6Conversion of Stockholder Warrants. In connection with the Closing and immediately prior to the Effective Time, the Stockholder and the Company each shall take all actions for the Stockholder Warrants to be converted into shares of the Company Common Stock pursuant to the terms of that certain Convertible Note and Warrant Purchase Agreement, dated as of June 15, 2023, between the Company and the Stockholder.

1.7Voting and Support Agreement.

(a) Except as contemplated or permitted under the Merger Agreement, during the period commencing on the date hereof and ending at the Expiration Time, at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company distributed by the Board of Directors of the Company or otherwise undertaken in respect of or as contemplated by the Merger Agreement or the transactions contemplated thereby in a form reasonably acceptable to Acquiror, the Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Stockholder Shares (to the extent such Stockholder Shares are entitled to vote on or provide consent with respect to such matter):

(i)to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger;

(ii)in any other circumstances upon which a consent, waiver or other approval is required under the Company Organizational Documents or under any agreements between the Company and its stockholders or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby, to vote, consent, waive or approve (or cause to be voted, consented, waived or approved) all of the Stockholder’s Stockholder Shares held at such time in favor thereof (to the extent such Stockholder Shares are entitled to vote on or provide consent, waiver or approval with respect to such matter);

(iii)against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement and the transactions contemplated thereby, including the Merger);

(iv)against any change in the business, management or Board of Directors of the Company that would or would reasonably be expected to adversely affect the ability of the Company to consummate the transactions contemplated by the Merger Agreement, including the Merger; and

(v)against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Support Agreement, the Merger Agreement or the transactions contemplated thereby, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock or securities convertible into capital stock of, the Company; and

(vi)the Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

1.8Further Assurances. The Stockholder shall take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Law) to consummate the Merger and the other transactions contemplated by the Merger Agreement and this Support Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

1.9No Inconsistent Agreement. The Stockholder hereby represents and covenants that such Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder.

1.10 Subscription Commitment. The Stockholder hereby covenants and agrees, subject to the provisions of this Section 1.10, to subscribe for and purchase from the Acquiror upon the Closing, a number of shares of the Acquiror’s Common Stock equal to the Subscription Amount (as defined below), at a purchase price of $10.00 per share (the “PIPE Investment”). The Stockholder’s obligation to make the PIPE Investment is subject to the Acquiror receiving commitments from one or more Financial Institutional Investors (as defined below) to purchase shares of the Acquiror’s Common Stock at the Closing (such commitments, collectively, “Institutional PIPE Proceeds”); the Stockholder shall not have any obligation to make the PIPE Investment if the Acquiror accepts a subscription to purchase shares of the Acquiror’s Common Stock at the Closing from one or more Strategic Investors (as defined below). The closing of the PIPE Investment is contingent upon the concurrent consummation of the Closing. Promptly following the date hereof, the Stockholder agrees to execute and deliver to Acquiror a subscription agreement in connection with the PIPE Investment on customary market terms (other than as specified herein) on a form consented to by Acquiror in good faith (such consent shall not be unreasonably withheld, conditioned or delayed).

For purposes of this Section 1.10, “Subscription Amount” means the lesser of (i) 10% of the Institutional PIPE Proceeds or (ii) $25,000,000 (provided that any proceeds invested by the Stockholder in the Company in the form of equity or equity-linked securities during the period between the execution of the Merger Agreement and the Closing (including, for the avoidance of doubt, any Stockholder Extension Advances), to the extent such equity or equity-linked securities are not redeemed or such proceeds are not otherwise repaid to the Stockholder by the Company prior to or upon the Effective Time, shall be deducted from the Subscription Amount).

For purposes of this Section 1.10, “Financial Institutional Investor” shall mean any institutional investor that is a bank, a non-bank financial institution, mutual fund, registered investment company, pension fund, hedge fund, private equity fund, venture capital fund, insurance company, sovereign wealth fund, family office or other similar institutional investor regularly engaged in the business of making financial investments that (A) also qualifies as either (i) a “qualified institutional buyer” under Rule 144A of the Securities Act of 1933 or (ii) as an institutional “accredited investor” under Rule 501(a)(1), (2), (3), (7), (8), (9) or (12) and (B) that is also an “institutional account” within the meaning of FINRA Rule 4512; provided, however, that, for the avoidance of doubt, the term “Financial Institutional Investor” shall not include any entity that is a “Strategic Investor” (as defined below).

For purposes of this Section 1.10, “Strategic Investor” shall mean (i) any operating company that is engaged in the same or a similar industry to the Company or that is an actual or potential customer, supplier, manufacturer, vendor of the Company or is an actual or potential strategic or commercial collaborator or partner of or otherwise having an actual or potential strategic commercial relationship with the Company, (ii) any competitor of the Company, (iii) any Person that would otherwise commonly be considered a strategic investor with respect to the Company, or (iv) any entity that would otherwise constitute a Financial Institutional Investor but is the controlling Affiliate of any Person referred to in clauses (i), (ii) or (iii) of this definition of Strategic Investor; provided that the Stockholder shall notify Acquiror in writing prior to the Effective Time if it deems any investor that is subscribing to purchase shares of the Acquiror’s Common Stock at the Closing as a “Strategic Investor”.

1.11Commitment to Extend Company Extension Loan. The Stockholder hereby covenants and agrees, if any Company Extension Loan(s) is required to be provided by the Company to Acquiror pursuant to the terms of the Merger Agreement, to provide an equivalent amount to the Company to finance such Company Extension Loan(s) (each such amount, a “Stockholder Extension Advance”), if requested by the Company in writing at least five (5) Business Days prior to the funding date of such Company Extension Loan. Interest on each Stockholder Extension Advance shall accrue at a fixed rate equal to 10% per annum through and including the day on which such Stockholder Extension Advance is repaid in full or converted in accordance with this Section 1.11, shall be computed on the basis of a year of three hundred sixty-five (365) days for the actual number of days elapsed, and shall be compounded monthly. The Company shall issue to the Stockholder a convertible promissory note in respect of each Stockholder Extension Advance on terms consistent with this Section 1.11 and otherwise on substantially the same terms as the Stockholder Notes. The Stockholder shall have the right to direct the Company to convert all or any portion of the aggregate outstanding principal amount of the Company Extension Loans (together with accrued and unpaid interest thereon) into Acquiror Common Stock pursuant to Section 7.13(g) of the Merger Agreement, and any Acquiror Common Stock issued in respect of the Company Extension Loans so converted shall be transferred by the Company to the Stockholder in exchange for the cancellation (in whole or in part) of the corresponding Stockholder Extension Advances.

1.12Voting Trust Agreement. The Stockholder hereby covenants and agrees that, within ten (10) Business Days after the Registration Statement is declared effective under the Securities Act, the Stockholder will enter into a voting trust agreement, on terms and conditions set forth in Exhibit A hereto and otherwise on terms and conditions to the reasonable satisfaction of the Stockholder, the Company and the Acquiror (the “Voting Trust Agreement”), with an independent third-party trustee appointed by the Stockholder (which trustee shall not be an Affiliate of the Stockholder or a member of the immediate family of any Affiliate of the Stockholder) (the “Voting Trustee”), pursuant to which the Stockholder will transfer and assign to the Voting Trustee all of the Closing Shares and the Conditional Shares received (or to be received) by the Stockholder pursuant to the terms of the Merger Agreement, effective as of the Effective Time.

1.13Waiver and Release of Claims. The Stockholder hereby covenants and agrees as follows:

(a)Subject to and conditioned upon the Effective Time, effective as of the Effective Time (and subject to the limitations set forth in paragraph (c) below), the Stockholder,on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties,” provided, for the avoidance of doubt, that the Acquiror, shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge the Acquiror, the Company, and each of their past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Effective Time (each a “Claim” and, collectively, the “Claims”).

(b)The Stockholder acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Support Agreement, and that it may hereafter come to have a different understanding of the law that may apply to potential claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, the Stockholder acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. The Stockholder knowingly and voluntarily waives and releases any and all rights and benefits it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Stockholder understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives the Stockholder the right not to release existing Claims of which the Stockholder is not aware, unless the Stockholder voluntarily chooses to waive this right. Having been so apprised, the Stockholder nevertheless hereby voluntarily elects to and does waive any rights it may have that are described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for Claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 1.13, in each case, effective as of the Effective Time. The Stockholder acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 1.13 and that, without such waiver, the Acquiror and the Company would not have agreed to the terms of this Support Agreement.

(c)Notwithstanding the foregoing provisions of this Section 1.13 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of (A) this Support Agreement, the Merger Agreement, any of the Ancillary Agreements or any other document, certificate or Contract executed or delivered in connection with the Merger Agreement; (B) the Registration Rights Agreement; or (C) any underwriting agreement, business combination marketing agreement, financial advisory agreement, engagement letter or any similar agreement in respect of the transactions contemplated by the Merger Agreement to which a Releasing Party may be a party and that (in each case) is expressly disclosed in the Schedules of the Company, as each such agreement or instrument described in this clause (i) may be amended in accordance with its terms and the terms set forth in (x) the Merger Agreement or (y) this Support Agreement or the other Ancillary Agreements (if and to the extent applicable), (ii) any rights with respect to the capital stock or warrants of the Company owned by such Releasing Party, or (iii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation or bylaws of the Acquiror or any of its Subsidiaries or any indemnity or similar agreements by the Acquiror or any of its Subsidiaries with or for the benefit of a Releasing Party solely to the extent (in each case) set forth in the Schedules of the Company or as contemplated by Section 7.01 of the Merger Agreement.

(d)Notwithstanding the foregoing provisions of this Section 1.13, nothing contained in this Support Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1No Inconsistent Agreement. The Stockholder hereby represents and covenants that the Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder.

2.2Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants as of the date hereof to Acquiror and the Company as follows:

(a)Organization; Due Authorization. The Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within the Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Stockholder. This Support Agreement has been duly executed and delivered by the Stockholder, and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)Ownership. The Stockholder is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and have good title to, all of the Stockholder Shares, which represent 81.66% of the voting power of the outstanding Company Stock entitled to vote, voting together as a single class, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose) affecting any Stockholder Shares, other than any Permitted Liens or pursuant to (i) this Support Agreement, (ii) the Company Organizational Documents, or (iii) any applicable securities laws. Other than the Stockholder Shares, the Stockholder Warrants and the Stockholder Notes, the Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments for shares of the Company.

(c)No Conflicts. The execution and delivery of this Support Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon the Stockholder or the Stockholder Shares), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Stockholder of its obligations under this Support Agreement. The Stockholder has full right and power to enter into this Support Agreement. For the avoidance of doubt, pursuant to the Company Organizational Documents, other than the consent of the Stockholder, no other consent of any other stockholder of the Company is required to obtain the Company Stockholder Approvals.

(d)Litigation. Except as set forth in Schedule 2.2(d) attached hereto, (i) there are no Actions pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder, before (or, in the case of any threatened Actions, that would be before) any Governmental Entity, that in any manner challenge or seek to prevent, enjoin or materially delay the performance by the Stockholder of its obligations under this Support Agreement, (ii) the Stockholder has not been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked and (iii) the Stockholder (A) is not subject to or a respondent in any legal action for any injunction, cease and desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction, (B) has not been convicted of, or pleaded guilty to, any crime involving fraud relating to any financial transaction or handling of funds of another person, or pertaining to any dealings in any securities and (C) is not currently a defendant in any such criminal proceeding.

(e)Acknowledgment. The Stockholder understands and acknowledges that each of the Company and the Acquiror is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Support Agreement.

ARTICLE III

MISCELLANEOUS

3.1Termination. This Support Agreement and all of its provisions shall automatically terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, and (ii) such date and time as the Merger Agreement shall be terminated in accordance with its terms. Upon such termination of this Support Agreement, all obligations of the parties under this Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Support Agreement prior to such termination. This ARTICLE III shall survive the termination of this Support Agreement.

3.2Governing Law. Sections 11.06 and 11.12 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

3.3Assignment. This Support Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Support Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

3.4Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Support Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Support Agreement and to enforce specifically the terms and provisions of this Support Agreement in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Support Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

3.5Amendment; Waiver. This Support Agreement or any provision hereof may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Stockholder.

3.6Severability. If any provision of this Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Support Agreement will remain in full force and effect. Any provision of this Support Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.7Notices. All notices, consents, waivers and other communications under this Support Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a party may designate by notice to the other parties in accordance with this Section 3.7):

If to Acquiror (before the Effective Time):

TLGY Sponsors LLC

Flat A, 6/F, Ho Lee Commercial Building, 38-44 D’Aguilar Street, Central, Hong Kong SAR

Attention: Manager

E-mail:legalnotice@tlgysponsors.com

jingoon@tlgyholdings.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton

45th Floor, Fortune Financial Center

5 Dong San Huan Zhong Lu

Chaoyang District, Beijing 100020

People’s Republic of China

Attention: Denise Shiu

E-mail: dshiu@cgsh.com

and

Cleary Gottlieb Steen & Hamilton

One Liberty Plaza

New York, NY 10006

Attention: Adam Brenneman

E-mail: abrenneman@cgsh.com

If to the Company:

Verde Bioresins, Inc

2001 Wilshire Blvd Ste 330,

Santa Monica, CA 90407,

Attn: Brian Gordon

E-mail: brian@verdebioresins.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

2600 El Camino Real, Suite 400

Palo Alto, CA 94306

Attn: Daniel Zimmermann

E-mail: Daniel.Zimmermann@wilmerhale.com

If to the Stockholder:

Humanitario Capital LLC

200 Dorado Beach Drive #3831

Dorado, Puerto Rico 00646

Attn: Terren S. Peizer

E-mail: terren@acuitasgh.com

3.8Counterparts. This Support Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.9Entire Agreement. This Support Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

3.10Rights of Third Parties. Nothing expressed or implied in this Support Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Support Agreement.

3.11Stockholder Transaction Expenses. If the Merger Agreement is terminated in accordance with its terms, promptly upon such termination, the Company shall reimburse the Stockholder for all Humanitario Transaction Expenses. For the avoidance of doubt, if the Closing occurs, Acquiror shall pay, or cause to be paid, the Humanitario Transaction Expenses in accordance with Section 3.09 of the Merger Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Stockholder, Acquiror and the Company have each caused this Support Agreement to be duly executed as of the date first written above.

TLGY Acquisition Corporation

By:
Name:
Title:

Humanitario Capital LLC

By:
Name:
Title:

Verde Bioresins, Inc.

By:
Name:
Title:

[Signature Page to Company Support Agreement]

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Company Support Agreement, dated as of June 21, 2023 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among TLGY Stockholders LLC, a Cayman Islands limited liability company (the “Stockholder Holdco”), TLGY Acquisition Corporation, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation), Verde Bioresins, Inc., a Delaware corporation, and the Stockholder. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of the Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Name:

By:
Title:
Date:

Notice Address:

[●]

[●]

[●]

Exhibit A

Terms of Voting Trust Agreement

In the event that, at any time during the term of the Voting Trust Agreement, (a) any shares of Acquiror Common Stock (including, for the avoidance of doubt, any Conditional Shares) are issued to the Stockholder pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of any of the Closing Shares or the Conditional Shares, on or affecting any of the Closing Shares or the Conditional Shares owned by the Stockholder or otherwise, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any shares of Acquiror Common Stock or (c) the Stockholder acquires the right to vote or share in the voting of any shares of Acquiror Common Stock, then all such shares of Acquiror Common Stock shall be subject to the Voting Trust Agreement.

During the term of the Voting Trust Agreement, the Voting Trustee shall vote all shares of Acquiror Common Stock subject to the Voting Trust Agreement in favor of any vote, consent or other action in the same proportion as voted by public stockholders of the Company that are not Affiliates of the Company with respect to such matter.

The Voting Trust Agreement shall remain in effect until the earliest to occur of the following: (a) the charges described in Schedule 2.2(d) attached to the Support Agreement are fully dismissed, (b) the fifth anniversary of the Third Closing Date, and (c) such time as the Stockholder and its Affiliates collectively beneficially own shares of Acquiror Common Stock representing in the aggregate less than 10% of the total voting power of all shares of Acquiror Common Stock then outstanding.

Schedule 2.2(d)

Litigation

On March 1, 2023, the U.S. Department of Justice announced charges and the U.S. Securities and Exchange Commission filed a civil complaint against Terren S. Peizer, the sole member, Chairman and managing member of Acuitas Group Holdings, LLC (“Acuitas”), an affiliate of Humanitario, alleging insider trading in the stock of an unrelated company, OnTrak, Inc. Acuitas was also named as a defendant in the SEC complaint. Mr. Peizer denies the allegations and is contesting both actions.

Exhibit B

Form of Acquiror Support Agreement

EXECUTION VERSION

ACQUIROR SUPPORT AGREEMENT

This Acquiror Support Agreement (this “Support Agreement”) is dated as of June 21, 2023, by and among TLGY Sponsors LLC, a Cayman Islands limited liability company (the “Sponsor”), TLGY Acquisition Corporation, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Effective Time (as defined in the Merger Agreement (as defined below)) (“Acquiror”), and Verde Bioresins, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 5,344,700 Acquiror Class B Ordinary Shares (such shares, before and after the conversion in connection with the Redomicile, the “Sponsor Shares”) and (ii) 11,259,500 Existing Acquiror Private Placement Warrants (such warrants, before and after the conversion in connection with the Redomicile, the “Sponsor Warrants”);

WHEREAS, contemporaneously with the execution and delivery of this Support Agreement, Acquiror, Virgo Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), the Company, and, solely for certain sections and article named therein, the Sponsor, are entering into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving company and a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein (the “Merger”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SUPPORT AGREEMENT; COVENANTS; RELEASE

1.1Binding Effect of Merger Agreement. The Sponsor hereby acknowledges that it has read the Merger Agreement and this Support Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending at the Expiration Time (as defined below), the Sponsor shall be bound by and comply with Sections 7.09 (Exclusivity) and 8.04 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) the Sponsor was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Acquiror” contained in Sections 7.09 and 8.04 also referred to the Sponsor.

1.2No Transfer. During the period commencing on the date hereof and ending on the earliest to occur of (a) the Effective Time (and, in such case, for the avoidance of doubt, not following the Effective Time) and (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms (the earlier of clauses (a) and (b), the “Expiration Time”), the Sponsor (and its permitted transferees under the Insider Agreement) shall comply with the restrictions on the Transfer of the Sponsor Shares and Sponsor Warrants set forth in that certain letter agreement, dated as of November 30, 2021, among Acquiror, the Sponsor and the Insiders (as such term is defined therein) (the “Insider Agreement”); provided, however, that the foregoing shall not prohibit Transfers between the Sponsor and its permitted transferees under the Insider Agreement, so long as, prior to and as a condition to the effectiveness of any such Transfer, such permitted transferees under the Insider Agreement execute and deliver to Acquiror and the Company a joinder to this Support Agreement in substantially the form attached hereto as Annex A; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve such Sponsor of its obligations under this Support Agreement. Any Transfer in violation of this Section 1.2 shall be null and void. “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

1.3New Shares. In the event that after the date hereof but prior to the Expiration Time (a) any Acquiror Ordinary Shares, Acquiror Warrants or other equity securities of Acquiror are issued to the Sponsor pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Ordinary Shares or Acquiror Warrants of, on or affecting the Acquiror Ordinary Shares or Acquiror Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Ordinary Shares, Acquiror Warrants or other equity securities of Acquiror, or (c) the Sponsor acquires the right to vote or share in the voting of any Acquiror Ordinary Shares or other equity securities of Acquiror (such Acquiror Ordinary Shares, Acquiror Warrants or other equity securities of Acquiror, collectively, the “New Securities”), then such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Support Agreement to the same extent as if they constituted the Sponsor Shares or Sponsor Warrants owned by the Sponsor as of the date hereof.

1.4Closing Date Deliverables. Upon the Closing, the Sponsor shall deliver to Acquiror and the Company a duly executed copy of that certain Registration Rights Agreement, by and among Acquiror, the Company, certain of the Acquiror Shareholders and certain of the Company Stockholders, in a form mutually approved by the Company and the Acquiror.

1.5Voting and Support Agreement.

a.Except as contemplated or permitted under the Merger Agreement, during the period commencing on the date hereof and ending at the Expiration Time, at any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, the Sponsor shall (i) appear at each such meeting or otherwise cause all of its Sponsor Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Sponsor Shares:

i.in favor of the approval and adoption of the Proposals, the Merger Agreement, the Transactions and any other proposal submitted for approval by the Acquiror Shareholders in connection with the Proposals, the Merger Agreement and the Transactions;

ii.against any Competing Proposal;

iii.against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals) that would or would reasonably be expected to adversely affect the ability of Acquiror to consummate the transactions contemplated by the Merger Agreement, including the Merger;

iv.against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Support Agreement, the Merger Agreement or the Transactions, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror;

v.if applicable, in favor of waiving any and all anti-dilution rights the Sponsor may hold pursuant to the Acquiror Organizational Documents; and

vi.the Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

b.Subject to Section 1.2 and the Sponsor Agreement, the Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of November 30, 2021, among Acquiror, the Sponsor and the Insiders (as such term is defined therein) (the “Insider Agreement”), including the obligations of the Sponsor pursuant to Section 1 therein to not redeem any Sponsor Shares owned by the Sponsor in connection with the transactions contemplated by the Merger Agreement.

c.During the period commencing on the date hereof and ending at the Expiration Time, the Sponsor shall not modify or amend any agreement set forth on Schedule I.

1.6Further Assurances. The Sponsor shall take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Law) to consummate the Merger and the other transactions contemplated by the Merger Agreement and this Support Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

1.7No Inconsistent Agreement. The Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

1.8Waiver and Release of Claims. The Sponsor hereby covenants and agrees as follows:

(a)Subject to and conditioned upon the Effective Time, effective as of the Effective Time (and subject to the limitations set forth in paragraph (c) below), the Sponsor, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties,” provided, for the avoidance of doubt, that the Acquiror, shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge the Acquiror, the Company, and each of their past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Effective Time (each a “Claim” and, collectively, the “Claims”).

(b)The Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the law that may apply to potential claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, the Sponsor acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. The Sponsor knowingly and voluntarily waives and releases any and all rights and benefits it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Sponsor understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives the Sponsor the right not to release existing Claims of which the Sponsor is not aware, unless the Sponsor voluntarily chooses to waive this right. Having been so apprised, the Sponsor nevertheless hereby voluntarily elects to and does waive any rights it may have that are described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for Claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 1.8, in each case, effective as of the Effective Time. The Sponsor acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 1.8 and that, without such waiver, the Acquiror and the Company would not have agreed to the terms of this Agreement.

(c)Notwithstanding the foregoing provisions of this Section 1.8 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of (A) this Agreement, the Merger Agreement, any of the Ancillary Agreements or any other document, certificate or Contract executed or delivered in connection with the Merger Agreement; (B) the Insider Agreement, (C) the Registration Rights Agreement; or (D) any underwriting agreement, business combination marketing agreement, financial advisory agreement, engagement letter or any similar agreement in respect of the transactions contemplated by the Merger Agreement to which a Releasing Party may be a party and that (in each case) is expressly disclosed in the Schedules of Acquiror, as each such agreement or instrument described in this clause (i) may be amended in accordance with its terms and the terms set forth in (x) the Merger Agreement or (y) this Agreement or the other Ancillary Agreements (if and to the extent applicable), (ii) any rights with respect to the capital stock or warrants of the Acquiror owned by such Releasing Party, or (iii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation or bylaws of the Acquiror or any of its Subsidiaries or any indemnity or similar agreements by the Acquiror or any of its Subsidiaries with or for the benefit of a Releasing Party solely to the extent (in each case) set forth in the Schedules of Acquiror or as contemplated by Section 7.01 of the Merger Agreement.

(d)Notwithstanding the foregoing provisions of this Section 1.8, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1No Inconsistent Agreement. Except as contemplated or permitted under the Merger Agreement, the Sponsor hereby represents and covenants that the Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

2.2Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants as of the date hereof to Acquiror and the Company as follows:

a.Organization; Due Authorization. The Sponsor is duly organized, validly existing and in good standing under the laws of the Cayman Islands, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s corporate and have been duly authorized by all necessary corporate actions on the part of the Sponsor. This Agreement has been duly executed and delivered by the Sponsor, and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

b.Ownership. The Sponsor is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of the Sponsor Shares and Sponsor Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose) affecting any Sponsor Shares or Sponsor Warrants, other than any Permitted Liens or pursuant to (i) this Agreement, (ii) the organizational documents of Acquiror or the Sponsor, (iii) the Merger Agreement, (iv) the Insider Agreement, (v) the Warrant Agreement or (vi) any applicable securities laws. Other than the Sponsor Warrants and pursuant to the organizational documents of Acquiror, the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments for shares of Acquiror. There are no outstanding Acquiror Class B Shares or Acquiror Private Placement Warrants other than those held by the Sponsor and the Insiders.

c.No Conflicts. The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon the Sponsor or the Sponsor Shares or Sponsor Warrants), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement. The Sponsor has full right and power to enter into this Agreement.

d.Litigation. There are no Actions pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, before (or, in the case of threatened Legal Proceedings, that would be before) any Governmental Entity, that in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement. The Sponsor has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. The Sponsor (i) is not subject to or a respondent in any legal action for any injunction, cease and desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction, (ii) has never been convicted of, or pleaded guilty to, any crime involving fraud relating to any financial transaction or handling of funds of another person, or pertaining to any dealings in any securities and (iii) is not currently a defendant in any such criminal proceeding.

e.Acknowledgment. The Sponsor understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Sponsor’s execution, delivery and performance of this Support Agreement.

ARTICLE III

MISCELLANEOUS

3.1Termination. This Support Agreement and all of its provisions shall automatically terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, and (ii) such date and time as the Merger Agreement shall be terminated in accordance with its terms. Upon such termination of this Support Agreement, all obligations of the parties under this Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Support Agreement prior to such termination. This ARTICLE III shall survive the termination of this Support Agreement.

3.2Governing Law. Sections 11.06 and 11.12 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

3.3Assignment. This Support Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Support Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

3.4Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Support Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Support Agreement and to enforce specifically the terms and provisions of this Support Agreement in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Support Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

3.5Amendment; Waiver. This Support Agreement or any provision hereof may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor.

3.6Severability. If any provision of this Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Support Agreement will remain in full force and effect. Any provision of this Support Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.7Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a party may designate by notice to the other parties in accordance with this Section 3.7):

If to Acquiror (before the Effective Time) or Sponsor:

TLGY Sponsors LLC

Flat A, 6/F, Ho Lee Commercial Building, 38-44 D’Aguilar Street, Central, Hong Kong SAR

Attention: Manager

E-mail:legalnotice@tlgysponsors.com

jingoon@tlgyholdings.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton

45th Floor, Fortune Financial Center

5 Dong San Huan Zhong Lu

Chaoyang District, Beijing 100020

People’s Republic of China

Attention: Denise Shiu

E-mail: dshiu@cgsh.com

and

Cleary Gottlieb Steen & Hamilton

One Liberty Plaza

New York, NY 10006

Attention: Adam Brenneman

E-mail: abrenneman@cgsh.com

If to the Company:

Verde Bioresins, Inc

2001 Wilshire Blvd Ste 330,

Santa Monica, CA 90407,

Attn: Brian Gordon

E-mail: brian@verdebioresins.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

2600 El Camino Real, Suite 400

Palo Alto, CA 94306

Attn: Daniel Zimmermann

E-mail: Daniel.Zimmermann@wilmerhale.com

3.8Counterparts. This Support Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.9Entire Agreement. This Support Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsor, Acquiror and the Company have each caused this Support Agreement to be duly executed as of the date first written above.

TLGY Acquisition Corporation

By:
Name:
Title:

[Signature Page to Acquiror Support Agreement]

TLGY Sponsors LLC

By:
Name:
Title:

[Signature Page to Acquiror Support Agreement]

Verde Bioresins, Inc.

By:
Name:
Title:

[Signature Page to Acquiror Support Agreement]

Schedule I

Affiliate Agreements

1. Insider Agreement

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Acquiror Support Agreement, dated as of June 21, 2023 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among TLGY Sponsors LLC, a Cayman Islands limited liability company (the “Sponsor Holdco”), TLGY Acquisition Corporation, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation), Verde Bioresins, Inc., a Delaware corporation, and the Sponsor. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Sponsor” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of the Sponsor as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Name:

By:
Title:
Date:

Notice Address:

Exhibit C

Form of Registration Rights Agreement

AGREED FORM

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2023, is made and entered into by and among [Verde Bioresins, Corp] (f/k/a TLGY Acquisition Corporation), a Delaware corporation (the “Company”), TLGY Sponsors LLC, a Cayman Island limited liability company (the “Sponsor”), and the undersigned parties listed under Holder on the signature page hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.11 of this Agreement, a “Holder” and collectively the “Holders”). Except as otherwise stated, capitalized terms used but not otherwise defined herein shall have the meanings provided in the Merger Agreement (as defined below).

RECITALS

WHEREAS, TLGY Acquisition Corporation (“TLGY”) and the Sponsor entered into that certain Securities Subscription Agreement, dated as of June 17, 2021, pursuant to which the Sponsor purchased an aggregate of 5,750,000 shares (the “Founder Shares”) of TLGY’s Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”), 5,344,700 of which are held by the Sponsor as of the date hereof;

WHEREAS, on December 3, 2021, the Sponsor transferred 30,000 Founder Shares to each of the independent directors of TLGY, Dr. Shrijay (Jay) Vijayan, Donghyun Han and Hyunchan Cho, each at an aggregate purchase price of $150, or approximately $0.005 per share. On the same day, the Sponsor transferred 15,000 Founder Shares to Centaury Management Ltd., an investor in the Sponsor, at an aggregate purchase price of $75, or approximately $0.005 per share. In addition, the Sponsor also transferred 300,300 Founder Shares to Mizuho Securities USA LLC (“Mizuho”), the representative of the underwriters (the “Underwriters”) in TLGY’s initial public offering at an aggregate purchase price of $1,000,000, or approximately $3.33 per share.

WHEREAS, the Founder Shares were convertible into TLGY’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), on the terms and conditions provided in the TLGY’s amended and restated memorandum and articles of association, as may be amended from time to time;

WHEREAS, on November 30, 2021, TLGY, the Sponsor and the other holders party thereto (each such party, together with the Sponsor, the “Existing Holders”) entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which TLGY granted the Sponsor and the Existing Holders certain registration rights with respect to certain securities of TLGY held by the Existing Holders;

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of June 21, 2023 (the “Merger Agreement”), by and among TLGY, Virgo Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of (“Merger Sub”), Verde Bioresins, Inc., a Delaware corporation (“Verde”), and, solely for certain sections and article named therein, the Sponsor, Verde will become a wholly-owned subsidiary of TLGY (the “Business Combination”);

WHEREAS, prior to the consummation of the Business Combination, TLGY domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Article 206 of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”), and in connection with the Domestication and the Business Combination, changed its name to Verde Bioresins, Inc. As part of the Domestication, (i) each Class B Ordinary Share converted automatically, on a one-for-one basis, into one Class A Ordinary Share on the terms and conditions provided in TLGY’s amended and restated memorandum and articles of association and the Acquiror Support Agreement, (ii) immediately following the conversion described in clause (i) each Class A Ordinary Share converted, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), and (iii) by virtue of the Domestication and without any action on the part of any holder, each outstanding warrant of TLGY became exercisable for one share of Common Stock in lieu of one Class A Ordinary Share;

WHEREAS, after the closing of the Business Combination (the “Closing”), the Holders will own shares of Common Stock, par value $0.0001 per share;

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of TLGY and the Existing Holders of at least a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question (which majority interest must include Mizuho if such amendment or modification disproportionately affects in any way the rights of Mizuho hereunder); and

WHEREAS, the Company and the Existing Holders desire to amend and restate the Existing Registration Rights Agreement, in order to provide the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.11.

“Additional Holder Common Stock” shall have the meaning given in Section 5.11.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in (i) any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any Prospectus in order for the applicable Prospectus not to include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall have the meaning given to it in subsection 2.4.1.

“Board” shall mean the board of directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall have the meaning given in subsection 2.1.5.

“Domestication” shall have the meaning given in the Recitals hereto.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1 of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Recitals hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Financial Counterparty” shall have the meaning given in subsection 2.4.1 of this Agreement.

“Holder Indemnified Persons” shall have the meaning given in subsection 4.1.1 of this Agreement.

“Holder Information” shall have the meaning given in subsection 4.1.2.

“Holders” shall have the meaning given in the Preamble.

“Joinder” shall have the meaning given in Section 5.11.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.6 of this Agreement.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Underwritten Offering Threshold” shall have the meaning given in subsection 2.1.5.

“Misstatement” shall mean, in the case of a Registration Statement, an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein not misleading, and in the case of a

Prospectus, an untrue statement of a material fact or an omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

“Other Coordinated Offering” shall have the meaning given to it in subsection 2.4.1.

“Permitted Transferees” shall mean any person or entity to whom a Holder is permitted to transfer Registrable Securities.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1 of this Agreement.

“Pro Rata” shall have the meaning given in subsection 2.1.6 of this Agreement.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post- effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” shall mean (a) any outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, (b) any Additional Holder Common Stock, (c) any shares of the Company issued or to be issued to any Holders in connection with the Business Combination and (d) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a share capitalization or share sub-division or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities may be sold without registration pursuant to Rule 144 and Rule 145 (as applicable) promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no current public information requirement or volume, manner of sale or other restrictions or limitations).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and any such registration statement having been declared effective by, or become effective pursuant to the rules promulgated by, the Commission.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any national securities exchange on which the shares of Common Stock is then listed);

(B)fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) reasonable printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration or Underwritten Offering;

(F) the fees and expenses incurred in connection with the listing of any Registrable Securities on each national securities exchange on which the shares of Common Stock is then listed;

(G) the fees and expenses incurred by the Company in connection with any Underwritten Offerings or other offering involving an Underwriter; and

(H) reasonable fees and expenses of one (1) legal counsel selected jointly by the majority-in-interest of Registrable Securities held by the Demanding Holders initiating an Underwritten Demand, Block Trade or Other Coordinated Offering, the Requesting Holders participating in an Underwritten Offering and the Holders participating in a Piggyback Registration, as applicable (not to exceed $50,000 in respect of any single Registration or Underwritten Offering).

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.5 of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1 of this Agreement.

“Sponsor” shall have the meaning given in the Preamble.

“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 2.1.3.

“TLGY Holders” shall mean the parties listed under TLGY Holders on Schedule A hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal or as broker, placement agent or sales agent pursuant to a Registration and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.5 of this Agreement.

“Underwritten Offering” or “Underwritten Registration” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Verde Holders” shall mean the parties listed under Verde Holders on Schedule A hereto.

“Withdrawal Notice” shall have the meaning given in subsection 2.1.7.

ARTICLE II

REGISTRATIONS

2.1Registration.

2.1.1Shelf Registration. The Company agrees that, within thirty (30) calendar days after the consummation of the Business Combination, the Company will use its commercially reasonable efforts to file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale or other disposition of the Registrable Securities (a “Shelf Registration”), which Shelf Registration may include shares of Common Stock that may be issuable upon exercise of outstanding warrants, or shares that may have been purchased in any private placement that was consummated at or prior to the Effective Time. Such Shelf Registration shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available (the “Plan of Distribution”) to, and requested by, any Holder named therein.

2.1.2Effective Registration. The Company shall use its commercially reasonable efforts to cause such Registration Statement to become effective by the Commission as soon as reasonably practicable after the initial filing of the Registration Statement. Subject to the limitations contained in this Agreement, the Company shall effect any Shelf Registration on such appropriate registration form of the Commission (a) as shall be selected by the Company and (b) as shall permit the resale or other disposition of the Registrable Securities by the Holders. The Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Effective Time and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effective Date”). If at any time a Registration Statement filed with the Commission pursuant to subsection 2.1.1 is effective and a Holder provides written notice to the Company that it intends to effect an offering of all or part of the Registrable Securities included on such Registration Statement, the Company will use its commercially reasonable efforts to amend or supplement such Registration Statement as may be necessary in order to enable such offering to take place in accordance with the terms of this Agreement.

2.1.3Subsequent Shelf Registration. If any Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Registration Statement to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Registration Statement or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to the Plan of Distribution, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding. Any such Subsequent Shelf Registration Statement shall be a Registration Statement on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this subsection 2.1.3, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.4Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor or a Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered, at the Company’s option, by any then available Registration Statement (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Registration Statement or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor and the Holders.

2.1.5Underwritten Offering. Subject to the provisions of subsection 2.1.6 and Section 2.5 of this Agreement, the Sponsor, a Holder or group of Holders (any of the Sponsor, Holder or group of Holders being in such case, a “Demanding Holder”) may make a written demand for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with subsection 2.1.1 of this Agreement (an “Underwritten Demand”); provided, that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $10 million (the “Minimum Underwritten Offering Threshold”). The Demanding Holder shall have the responsibility to engage an underwriter(s) (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks); provided that such selection shall be subject to the consent of the Company. The Company shall have no responsibility for engaging any underwriter(s) for an Underwritten Offering. The Company shall, within five (5) business days of the Company’s receipt of the Underwritten Demand, notify, in writing, all other Holders of such demand, and each Holder who thereafter requests to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to such Underwritten Demand (each such Holder, a “Requesting Holder”) shall so notify the Company, in writing, within two (2) days (one (1) day if such offering is an overnight or bought Underwritten Offering) after the receipt by such Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in such Underwritten Offering pursuant to such Underwritten Demand. In such event, the right of any Holder or Requesting Holder to registration pursuant to this subsection 2.1.5, shall be conditioned upon such Holder’s or Requesting Holder’s participation in such underwriting and the inclusion of such Holder’s or Requesting Holder’s Registrable Securities in the underwriting to the extent provided herein. All such Holders or Requesting Holders proposing to distribute their Registrable Securities through such Underwritten Offering under this subsection 2.1.5 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating such Underwritten Offering. Notwithstanding the foregoing, the Company is not obligated to effect more than an aggregate of five (5) Underwritten Offerings demanded by the Verde Holders and an aggregate of five (5) Underwritten Offerings demanded by the TLGY Holders pursuant to this subsection 2.1.5 and is not obligated to effect an Underwritten Offering pursuant to this subsection 2.1.5 within ninety (90) days after the closing of an Underwritten Offering.

2.1.6Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering, pursuant to an Underwritten Demand, in good faith, advises or advise the Company, the Demanding Holders, the Requesting Holders and other persons or entities holding Registrable Securities or other equity securities of the Company that were requested to be included in such Underwritten Offering, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock or other securities, if any, as to which registration has been requested pursuant to written contractual piggyback registration rights held by other equity holders of the Company who desire to sell (if any) that the dollar amount or number of Registrable Securities or other equity securities of the Company requested to be included in such Underwritten Offering exceeds the maximum dollar amount or maximum number of equity securities of the Company that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering, regardless of the number of shares held by each such person and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of the Requesting Holders, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of

Common Stock or other equity securities of the Company that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Stock or other equity securities of the Company held by other persons or entities that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.1.7Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Offering, a majority-in- interest of the Demanding Holders initiating an Underwritten Offering shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Offering, prior to the public announcement of the Underwritten Offering by the Company; provided that the Sponsor or a Holder may elect to have the Company continue an Underwritten Offering if the Minimum Underwritten Offering Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Offering by the Sponsor, the Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Offering shall constitute a demand for an Underwritten Offering by the withdrawing Demanding Holder for purposes of subsection 2.1.6, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Offering or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Offering (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering); provided that, if the Sponsor or a Holder elects to continue an Underwritten Offering pursuant to the proviso in the immediately preceding sentence, such Underwritten Offering shall instead count as an Underwritten Offering demanded by the Sponsor or such Holder, as applicable, for purposes of subsection 2.1.6. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this subsection 2.1.7, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this subsection 2.1.7.

2.2Piggyback Registration.

2.2.1Piggyback Rights. Subject to the provisions of subsection 2.2.2 and Section 2.5 hereof, if, at any time on or after the date the Company consummates the Business Combination, the Company proposes to consummate an Underwritten Offering for its own account or for the account of stockholders of the Company, (i) filed pursuant to Section 2.2, or (ii) for an offering of debt that is convertible into equity securities of the Company, then the Company shall give written notice of such proposed action to all of the Holders as soon as practicable, which notice shall (x) describe the amount and type of securities to be included, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, and (y) offer to all of the Holders the opportunity to include such number of Registrable Securities as such Holders may request in writing within two (2) days (unless such offering is an overnight or bought Underwritten Offering, then one (1) day), in each case after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the resale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of equity securities of the Company that the Company desires to sell, taken together with (i) the shares of equity securities of the Company, if any, as to which the Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which a Piggyback Registration has been requested pursuant to Section 2.2 of this Agreement and (iii) the shares of equity securities of the Company, if any, as to which inclusion in the Underwritten Offering has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Underwritten Offering (A) first, the shares of Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders requesting a Piggyback Registration pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities of the Company, if any, as to which inclusion in the Underwritten Offering has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b)If the Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Underwritten Offering (A) first, the shares of Common Stock or other equity securities of the Company, if any, of such requesting persons or entities, other than the Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders requesting a Piggyback Registration pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B), and (C), the shares of Common Stock or other equity securities of the Company for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; or

(c) If the Underwritten Offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in subsection 2.1.6.

2.2.3Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Offering, and related obligations, shall be governed by subsection 2.1.7) shall have the right to withdraw from a Piggyback Registration upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing the Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3. The Company (whether on its own good faith determination or as a result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw an Underwritten Offering undertaken for the Company’s account at any time prior to the effectiveness of such Registration Statement.

2.2.4Unlimited Piggyback Registration Rights. For purposes of clarity, subject to subsection 2.1.7, any Piggyback Registration or Underwritten Offering effected pursuant to Section 2.2 of this Agreement shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 of this Agreement.

2.3Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder of Registrable Securities in excess of five percent (5%) of the outstanding Common Stock that participates and sells Registrable Securities in such Underwritten Offering (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the sixty (60)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder that participates and sells Registrable Securities in such Underwritten Offering agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders that execute a lock-up agreement).

2.4Block Trades and Other Coordinated Offerings.

2.4.1Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, either (x) $25 million or (y) all remaining Registrable Securities held by the Demanding Holder, then if such Demanding Holder requires any assistance from the Company pursuant to this Section 2.4, such Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters or brokers, sales agents or placement agents (each, a “Financial Counterparty”) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade or Other Coordinated Offering) prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and Financial Counterparty (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this subsection 2.4.2.

2.4.3Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to Section 2.4 of this Agreement.

2.4.4The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and Financial Counterparty (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5A Holder in the aggregate may demand no more than four (4) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Offering pursuant to subsection 2.1.5 hereof.

2.5Restrictions on Registration Rights. If (A) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; (B) in the good faith judgment of the Board such Underwritten Offering would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the undertaking of such Underwritten Offering at such time or (C) the Underwritten Offering would require inclusion in the Registration Statement or any prospectus of financial statements that are then unavailable to the Company, then in each case, as applicable, the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating the applicable reason(s) set forth in clauses (A) through (C) above underlying the Company’s decision to defer the undertaking of such Underwritten Offering. In such event, the Company shall have the right to defer such offering for a period of not more than sixty (60) days; provided, however, that the Company shall not defer its obligations in this manner more than once in any twelve (12) month period.

ARTICLE III

COMPANY PROCEDURES

3.1General Procedures. In connection with effecting any Underwritten Offering, Block Trade, and/or Other Coordinated Offering, subject to applicable law and any regulations promulgated by any securities exchange on which the Company’s equity securities are then listed, each as interpreted by the Company with the advice of its counsel, the Company shall use its commercially reasonable efforts to effect such Registration or Underwritten Offering to permit the resale or other disposition of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, security holders or partners), and pursuant thereto the Company shall, as expeditiously as possible and to the extent applicable:

3.1.1prepare and file with the Commission after the consummation of the Business Combination a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective in accordance with Section 2.1, including filing a replacement Registration Statement, if necessary, and remain effective until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

3.1.2prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, (a) as may be reasonably requested by any Holder that holds at least five-percent (5%) of the Registrable Securities registered on such Registration Statement, any Underwriter or the Sponsor (provided that at the time of such request, the Sponsor holds at least 25% of the amount of outstanding shares of Common Stock of the Company that it held immediately following the Effective Time), or (b) as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the plan of distribution provided by the Holders and as set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or Underwritten Offering or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company will not have any obligation to provide any document pursuant to this subsection 3.1.3 that is available on the Commission’s EDGAR system;

3.1.4prior to any Underwritten Offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement or Underwritten Offering;

3.1.7advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided that the Company will not have any obligation to provide any document pursuant to this subsection 3.1.8 that is available on the Commission’s EDGAR system;

3.1.9notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 of this Agreement;

3.1.10in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a Financial Counterparty pursuant to such Registration, permit a representative of the Holders (such representative to be selected by a majority of the Holders), the Underwriters, or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives or Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11obtain a comfort letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade or sale by a Financial Counterparty pursuant to such Registration (subject to such Financial Counterparty providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel), in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion and negative assurance letter is being given as the participating Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such participating Underwriter;

3.1.13in the event of an Underwritten Offering or a Block Trade, or an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration to which the Company has consented, to the extent reasonably requested by such Financial Counterparty in order to engage in such offering, allow the Financial Counterparty to conduct customary “underwriter’s due diligence” with respect to the Company;

3.1.14in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the Financial Counterparty of such offering or sale;

3.1.15make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the

Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16with respect to an Underwritten Offering pursuant to subsection 2.1.5 use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration. Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or Financial Counterparty if such Underwriter or Financial Counterparty has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or Financial Counterparty, as applicable.

3.2Registration Expenses. The Registration Expenses in respect of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

3.3Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information within a reasonable amount of time after such request (and a minimum of five (5) business days), the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company in the case of an Underwritten Offering initiated by the Company, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 2.1.5 and 2.4, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration. The Company will use its commercially reasonable efforts to ensure that the underwriting agreement related to such Registration shall provide that any liability of a Holder to any Underwriter or other person pursuant to such underwriting agreement shall be limited to liability (i) arising from a breach of such Holder’s representations and warranties thereto, (ii) will be several, and not joint and several, and (iii) will be limited to the net proceeds (after deducting discounts and commission, but not expenses) received by such Holder from the sale of such Holder’s Registrable Securities pursuant to such underwriting agreement.

3.4Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains or includes a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Registration Statement or Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Registration Statement or Prospectus may be resumed.

3.4.2Subject to subsection 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration or Underwritten Offering at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. Notwithstanding the foregoing, the Company may delay or suspend continued use of a Registration Statement or Prospectus in respect of a Registration or Underwritten Offering in order to file and make effective a post-effective amendment to such Registration Statement in connection with the filing of the Company’s Annual Report on Form 10-K, and such suspension shall not be subject to the provisions of subsection 3.4.4. In the event the Company exercises its rights under the preceding sentences in this Section 3.4, the Holders agree to suspend, immediately upon their receipt of the notices referred to in this Section 3.4, their use of the Registration Statement or Prospectus in connection with any resale or other disposition of Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.4.3Subject to subsection 3.4.4, (a) during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date sixty (60) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Registration Statement, or (b) if, pursuant to subsection 2.1.5, Holders have requested an Underwritten Offering and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to subsection 2.1.5 or Section 2.4.

3.4.4The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to subsection 3.4.2 or a registered offering pursuant to subsection 3.4.3 shall be exercised by the Company on not more than two (2) occasions and, in the aggregate, for not more than sixty (60) consecutive calendar days or more than one hundred-twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to resell or otherwise dispose of shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any customary legal opinions, to the extent such rule is available. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, employees, advisors, agents, representatives, members and each person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) as incurred arising out of or resulting from any Misstatement or alleged Misstatement, except insofar as the same are caused by or contained or included in any information furnished in writing to the Company by or on behalf of such Holder Indemnified Person specifically for use therein.

4.1.2In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify and hold harmless the Company, its officers, directors, employees, advisors, agents, representatives and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, but only to the extent that the same are made in reliance on and in conformity with information relating to the Holder so furnished in writing to the Company by or on behalf of such Holder specifically for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and in no event shall the liability of any selling Holder hereunder be greater in amount than the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

4.1.3Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to any necessary local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, not to be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, advisor, agent, representative, member or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5If the indemnification provided under Section 4.1 of this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether the Misstatement or alleged Misstatement relates to information supplied by such indemnifying party or such indemnified party and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 of this Agreement, any reasonable legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service or sent by overnight mail via a reputable overnight carrier, in each case providing evidence of delivery or (iii) transmission by facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) business day following the date on which it is mailed, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by facsimile or email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed, if to the Company, to: (x) c/o TLGY Sponsors LLC, Flat A, 6/F, Ho Lee Commercial Building, 38-44 D’Aguilar Street, Central, Hong Kong SAR, Attention: Manager, E- mail: legalnotice@tlgysponsors.com, jingoon@tlgyholdings.com and (y) c/o Verde Bioresins, Inc., 2001 Wilshire Blvd Ste 330, Santa Monica, CA 90407, Attention: Brian Gordon, Email: brian@verdebioresins.com, or if to any Holder, to the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2Assignment; No Third Party Beneficiaries.

5.2.1This Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of such Registrable Securities, as the case may be, in whole or in part, except in connection with a Transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the restrictions set forth in this Agreement.

5.2.2This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors.

5.2.3This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 of this Agreement.

5.2.4No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 of this Agreement and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4Adjustments. If there are any changes in the Common Stock as a result of share split, share dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations under this Agreement shall continue with respect to the Common Stock as so changed.

5.5Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG

NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

5.6Trial by Jury. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.7Amendments and Modifications. Upon the written consent of (i) the Company, (ii) the Holders of at least a majority in interest of the Registrable Securities held by the Holders at the time in question and (iii) the Sponsor (provided that at the time of such consent, the Sponsor holds at least 25% of the amount of outstanding shares of Common Stock of the Company that it held immediately following the Effective Time), compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (a) any amendment hereto or waiver hereof that adversely affects any Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of each such Holder so affected and (b) any amendment or waiver hereof that adversely affects the rights expressly granted to the Sponsor shall require the consent of the Sponsor. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8Other Registration Rights. The Company represents and warrants that no person, other than a Holder and holders of the Company’s warrants pursuant to that certain Warrant Agreement, dated as of November 30, 2021, by and between the Company and Continental Stock Transfer & Trust Company, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9Term. This Agreement shall terminate upon the earlier of (i) the tenth (10th) anniversary of the date of this Agreement and (ii) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article IV shall survive any termination.

5.10Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.11Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of the Sponsor (so long as the Sponsor holds at least 25% of the amount of outstanding shares of Common Stock of the Company that it held immediately following the Effective Time) and each Holder (in each case, so long as such Holder (other than the Sponsor) and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.12Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.13Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Existing Registration Rights Agreement shall no longer be of any force or effect.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Verde Bioresins, Inc.,
a Delaware corporation

By:
	Name:	Brian Gordon
	Title:	President

[Signature Page to Amended and Restated Registration Rights Agreement]

SPONSOR:

TLGY SPONSORS LLC,
a Cayman Islands exempted company

By:
Name: [●]
Title: [●]

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

MIZUHO SECURITIES USA LLC

By:
	Name:	[●]
	Title:	[●]

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

CENTAURY MANAGEMENT LTD.

By:
	Name:	[●]
	Title:	[●]

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

Shrijay Vijayan

By:
	Name:	[●]
	Title:	[●]

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

Donghyun Han

By:
	Name:	[●]
	Title:	[●]

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

Hyunchan Cho

By:
	Name:	[●]
	Title:	[●]

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

[●]

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

SCHEDULE A

TLGY Holders:

Verde Holders:

[Signature Page to Amended and Restated Registration Rights Agreement]

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•], 2023 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Verde Bioresins, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean                 .

Accordingly, the undersigned has executed and delivered this Joinder as of the              day of             .

Signature of Stockholder

Print Name of Stockholder

Its:

Address:

Agreed and Accepted as of
, 20
Verde Bioresins, Inc.

By:
Name:
Its:

[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit D

Form of Certificate of Incorporation of Acquiror

Agreed Form

FORM OF CERTIFICATE OF INCORPORATION

OF

[VERDE BIORESINS, CORP.]

[Verde Bioresins, Corp.], a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the corporation is [Verde Bioresins, Corp.] (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is [ ] shares, consisting of (i) [ ] shares of Common Stock, [$.0001] par value per share (“Common Stock”), and (ii) [ ] shares of Preferred Stock, [$.0001] par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

ACOMMON STOCK.

1.General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the powers, preferences and rights of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2.Voting. The holders of the Common Stock, as such, shall be entitled to vote on all matters submitted to a vote of the stockholders generally, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or the General Corporation Law of the State of Delaware. There shall be no cumulative voting.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

3.Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors and subject to any preferential dividend or other rights or preferences of any then outstanding shares of Preferred Stock.

4.Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock, as such, will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential liquidation or other rights or preferences of any then outstanding shares of Preferred Stock.

BPREFERRED STOCK.

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided. Any shares of Preferred Stock that may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the General Corporation Law of the State of Delaware, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption rights and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

FIFTH: Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

SIXTH: In furtherance and not in limitation of the powers conferred upon it by the General Corporation Law of the State of Delaware, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article SIXTH.

SEVENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, no director or officer of the Corporation shall be personally liable to the Corporation (in the case of directors) or its stockholders (in the case of directors and officers) for monetary damages for any breach of fiduciary duty as a director or officer. No amendment, repeal or elimination of this provision shall apply to or have any effect on its application with respect to any act or omission of a director or officer occurring before such amendment, repeal or elimination. If the General Corporation Law of the State of Delaware is amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

EIGHTH: The Corporation shall provide indemnification and advancement of expenses as follows:

1.Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted by an Indemnitee in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2.Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted by an Indemnitee in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3.Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article EIGHTH, to the extent that an Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of on the merits or otherwise (including a disposition without prejudice) without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4.Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified under this Article EIGHTH, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article EIGHTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article EIGHTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5.Advancement of Expenses. Subject to the provisions of Section 6 of this Article EIGHTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article EIGHTH, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH; and provided further that no such advancement of expenses shall be made under this Article EIGHTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6.Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article EIGHTH, an Indemnitee shall submit to the Corporation a written request therefor. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee therefor, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article EIGHTH (and none of the circumstances described in Section 4 of this Article EIGHTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article EIGHTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7.Remedies. Subject to Article THIRTEENTH, the right to indemnification or advancement of expenses as granted by this Article EIGHTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification or advancement of expenses is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article EIGHTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification or advancement of expenses, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification or advancement of expenses, in whole or in part, in any such proceeding shall also be indemnified by the Corporation to the fullest extent permitted by applicable law. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification or advancement of expenses hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware or in this Article EIGHTH.

8.Limitations. Notwithstanding anything to the contrary in this Article EIGHTH, except as set forth in Section 7 of this Article EIGHTH, the Corporation shall not indemnify, or advance expenses to, an Indemnitee pursuant to this Article EIGHTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors. Notwithstanding anything to the contrary in this Article EIGHTH, the Corporation shall not indemnify or advance expenses to an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification or advancement payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification or advancement payments to the Corporation to the extent of such insurance reimbursement.

9.Subsequent Amendment. No amendment, termination or repeal of this Article EIGHTH or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification or advancement of expenses under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10.Other Rights. The indemnification and advancement of expenses provided by this Article EIGHTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article EIGHTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification and expense advancement rights and procedures different from those set forth in this Article EIGHTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification and expense advancement rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article EIGHTH.

11.Partial Indemnification. If an Indemnitee is entitled under any provision of this Article EIGHTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

12.Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. Such insurance may include insurance provided directly or indirectly by or through a captive insurance company to the extent permitted by Section 145(g) of the General Corporation Law of the State of Delaware.

13.Savings Clause. If this Article EIGHTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article EIGHTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

14.Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

NINTH: This Article NINTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1.General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established from time to time by the Board of Directors. Election of directors need not be by written ballot, except as and to the extent provided in the Bylaws of the Corporation.

3.Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective.

4.Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the time at which the initial classification of the Board of Directors becomes effective; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the time at which the initial classification of the Board of Directors becomes effective; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the time at which the initial classification of the Board of Directors becomes effective; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

5.Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed pursuant to Section 2 of this Article NINTH shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

6.Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Certificate of Incorporation.

7.Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors.

8.Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancies or newly-created directorships on the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy or to fill a position resulting from a newly-created directorship shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

9.Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws of the Corporation.

10.Amendments to Article. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article NINTH.

TENTH: Subject to the rights of holders of any outstanding series of Preferred Stock, stockholders of the Corporation may not take any action by consent in lieu of a meeting of stockholders. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TENTH.

ELEVENTH: Special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH.

TWELFTH: The name of the sole incorporator of the Corporation is [ ] and his or her mailing address is:

[Cleary Gottlieb Steen & Hamilton LLP Beijing Representative Office

45th Floor, Fortune Financial Center, 5 Dong San Huan Zhong Lu, Chaoyang District, Beijing 100020, China]

THIRTEENTH: (a) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to the internal affairs doctrine, or (iv) any action asserting a claim against the Corporation, its directors, officers of employees arising pursuant to the General Corporation Law of the State of Delaware, any provision of this Certificate of Incorporation or the Bylaws of the Corporation. If the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware. To the fullest extent permitted by applicable law, any person who, or entity that, holds, purchases or otherwise acquires an interest in the capital stock of the Corporation shall be deemed to have consented to the personal jurisdiction of the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in any proceeding brought to enjoin any action by that person or entity that is inconsistent with the exclusive jurisdiction provided for in this Article THIRTEENTH. To the fullest extent permitted by applicable law, if any action the subject matter of which is within the scope of this Article THIRTEENTH is filed in a court other than as specified above in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware, another court in the State of Delaware or the federal district court in the District of Delaware, as appropriate, in connection with any action brought in any such court to enforce this Article THIRTEENTH and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the action as agent for such stockholder.

(b) Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claims arising under the Securities Act of 1933, as amended (or any successor provision).

(c) . If any provision or provisions of this Article THIRTEENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision(s) with respect to any other person and in any other circumstance and of the remaining provisions of this Article THIRTEENTH (including, without limitation, each portion of any sentence of this Article THIRTEENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

[Insert Page Break for Signature Page]

THE UNDERSIGNED, being the sole incorporator hereinabove named, makes and files this Certificate of Incorporation, and does hereby declare and certify that said instrument is his or her act and deed and that the facts stated herein are true, and accordingly has executed this Certificate of Incorporation on                  , 2023.

By:
Name:
Sole Incorporator

Exhibit E

Form of Bylaws of Acquiror

Agreed Form

AMENDED AND RESTATED BYLAWS

OF

[VERDE BIORESINS, CORP.]

Page

ARTICLE I	STOCKHOLDERS	A – 155
1.1	Place of Meetings	A – 155
1.2	Annual Meeting	A – 155
1.3	Special Meetings	A – 155
1.4	Record Date for Stockholder Meetings	A – 155
1.5	Notice of Meetings	A – 155
1.6	Voting List	A – 156
1.7	Quorum	A – 156
1.8	Adjournments	A – 156
1.9	Voting and Proxies	A – 156
1.10	Action at Meeting	A – 157
1.11	Nomination of Directors	A – 157
1.12	Notice of Business at Annual Meetings	A – 160
1.13	Conduct of Meetings	A – 162
1.14	No Action by Consent in Lieu of a Meeting	A – 162
ARTICLE II	DIRECTORS	A – 163
2.1	General Powers	A – 163
2.2	Number, Election and Qualification	A – 163
2.3	Chairman of the Board; Vice Chairman of the Board	A – 163
2.4	Terms of Office	A – 163
2.5	Quorum	A – 163
2.6	Action at Meeting	A – 163
2.7	Removal	A – 163
2.8	Vacancies	A – 163
2.9	Resignation	A – 163
2.10	Regular Meetings	A – 163
2.11	Special Meetings	A – 163
2.12	Notice of Special Meetings	A – 164
2.13	Meetings by Conference Communications Equipment	A – 164
2.14	Action by Consent	A – 164
2.15	Committees	A – 164
2.16	Emergency Bylaws	A – 164
ARTICLE III	OFFICERS	A – 165
3.1	Titles	A – 165
3.2	Election	A – 165
3.3	Qualification	A – 165
3.4	Tenure	A – 165
3.5	Resignation and Removal	A – 165
3.6	Vacancies	A – 165
3.7	President; Chief Executive Officer	A – 165
3.8	Vice Presidents	A – 165
3.9	Secretary and Assistant Secretaries	A – 165
3.10	Treasurer and Assistant Treasurers	A – 166
3.11	Salaries	A – 166
3.12	Delegation of Authority	A – 166
ARTICLE IV	CAPITAL STOCK	A – 166
4.1	Issuance of Stock	A – 166
4.2	Stock Certificates; Uncertificated Shares	A – 166
4.3	Transfers	A – 167
4.4	Lost, Stolen or Destroyed Certificates	A – 167
4.5	Regulations	A – 167
ARTICLE V	GENERAL PROVISIONS	A – 167
5.1	Fiscal Year	A – 167

Page

5.2	Corporate Seal	A – 167
5.3	Record Date for Purposes Other Than Stockholder Meetings	A – 167
5.4	Waiver of Notice	A – 168
5.5	Voting of Securities	A – 168
5.6	Evidence of Authority	A – 168
5.7	Certificate of Incorporation	A – 168
5.8	Severability	A – 168
5.9	Pronouns	A – 168
ARTICLE VI	AMENDMENTS	A – 168

ARTICLE I

STOCKHOLDERS

1.1Place of Meetings. All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board of Directors, the Chairman of the Board or the Chief Executive Officer or, if not so designated, at the principal executive office of the corporation. The Board of Directors may, in its sole discretion, determine that a meeting shall not be held at any place, but shall instead be held solely by means of remote communication in a manner consistent with the General Corporation Law of the State of Delaware.

1.2Annual Meeting. The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at an hour designated by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. The corporation may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

1.3Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. The corporation may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

1.4Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of and to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

1.5Notice of Meetings. Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given in accordance with Section 232 of the General Corporation Law of the State of Delaware. The notices of all meetings shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.

1.6Voting List. The corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 1.6 shall require the corporation to include the email addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of 10 days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the Corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.6 or to vote in person or by proxy at any meeting of stockholders.

1.7Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

1.8Adjournments. Any meeting of stockholders may be adjourned from time to time to reconvene at any other time and to any other place at which a meeting of stockholders may be held under these bylaws by the chairman of the meeting. When a meeting is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 1.5 hereof. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for determining stockholders entitled to notice of such adjourned meeting that is the same or an earlier date as that fixed for determination of stockholders entitled to vote at such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

1.9Voting and Proxies. Each stockholder shall have one vote upon the matter in question for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by the General Corporation Law of the State of Delaware by the stockholder or such stockholder’s authorized officer, director, employee or agent and delivered (including by electronic transmission) to the Secretary of the corporation. No such proxy shall be voted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period. Any person directly or indirectly soliciting proxies from stockholders of the corporation must use a proxy card color other than white, the color white being reserved for the exclusive use of the Board of Directors of the corporation.

1.10Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or represented by proxy at the meeting and entitled to vote thereon (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the holders of a majority in voting power of the shares of stock of the corporation of that class or series present in person or represented by proxy at the meeting and entitled to vote thereon), except when a different vote is required by law, the Certificate of Incorporation or these bylaws. When a quorum is present at any meeting, any election by stockholders of directors shall be determined by a plurality of the votes present in person or represented by proxy at a meeting of stockholders and entitled to vote on the election.

1.11Nomination of Directors.

(a) Except for any directors entitled to be elected by the holders of preferred stock, only persons who are nominated in accordance with the procedures in this Section 1.11 shall be eligible for election as directors at any meeting of stockholders. Nomination for election to the Board of Directors at a meeting of stockholders may be made only (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who (x) has given timely notice thereof in writing to the Secretary in accordance with the procedures in, and otherwise complies with, Section 1.11(b), (y) is a stockholder of record who is entitled to vote for the election of such nominee on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting. Notwithstanding the foregoing or anything herein to the contrary, a stockholder of the corporation may make nominations for election to the Board of Directors at a special meeting of stockholders pursuant to the foregoing clause (ii) only if the Board of Directors has determined, in accordance with Section 1.3, that directors shall be elected at such special meeting and at such time that the stockholders are not prohibited from filling vacancies or newly created directorships on the Board of Directors. The number of nominees a stockholder may nominate for election at a meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting.

(b) To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive office of the corporation as follows: (1) in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (which date of the preceding year’s annual meeting date shall, for purposes of the corporation’s first annual meeting of stockholders after the completion of its business combination among TLGY Acquisition Corporation, Virgo Merger Sub Corp. and Verde Bioresins, Inc., be deemed to have occurred on [•]1, 202[3] for all purposes of this Section 1.11 and Section 1.12 of these bylaws); provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or if no annual meeting was held or deemed to have been held in the preceding year, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was given or public disclosure of the date of such annual meeting was made, whichever first occurs; or (2) in the case of an election of directors at a special meeting of stockholders, provided that the Board of Directors has determined, in accordance with Section 1.3, that directors shall be elected at such special meeting and the stockholders are not then prohibited from filling vacancies or newly created directorships on the Board of Directors, and provided further that the nomination made by the stockholder is for one of the director positions that the Board of Directors has determined will be filled at such special meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which notice of the date of such special meeting was given or public disclosure of the date of such special meeting was made, whichever first occurs. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

1 Note to Verde: Please confirm anticipated date of annual meeting. For a calendar year-end company, this is usually May or June.

The stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner (each, a “Stockholder Associated Person”), on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any Stockholder Associated Person were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (1) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (2) the class and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any material interest related to the nomination of such stockholder, such beneficial owner and/or any Stockholder Associated Person, (4) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner and/or any Stockholder Associated Person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies or votes in favor of electing such nominee(s), (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner and/or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner and/or any Stockholder Associated Person with respect to shares of stock of the corporation, (6) any other information relating to such stockholder, such beneficial owner and/or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (7) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice, (8) a representation that such stockholder, such beneficial owner and/or any Stockholder Associated Person has complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to matters set forth in this Section 1.11, and (9) a representation whether such stockholder, such beneficial owner and/or any Stockholder Associated Person intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock reasonably believed by such stockholder or such beneficial owner to be sufficient to elect the nominee (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such nomination (and such representation shall be included in any such solicitation materials). Not later than 10 days after the record date for the meeting, the information required by Items (A)(1)-(5) and (B)(1)-(6) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of the record date. In addition, to be effective, the stockholder’s notice must also be accompanied by the written consent of the proposed nominee to being named in the corporation’s proxy statement and accompanying proxy card as a nominee and to serve as a director if elected. [The corporation may require any proposed nominee to furnish such other information as the corporation may reasonably require to determine, among other things, the eligibility of such proposed nominee to serve as a director of the corporation or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules [and the corporation’s publicly disclosed corporate governance guidelines.]] Notwithstanding anything herein to the contrary, a stockholder shall not have complied with this Section 1.11(b) if the stockholder, beneficial owner and/or any Stockholder Associated Person solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 1.11.

Such notice must also be accompanied by a representation as to whether or not such stockholder, beneficial owner and/or any Stockholder Associated Person intends to solicit proxies in support of any director nominees other than the corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act, and, where such stockholder, beneficial owner and/or Stockholder Associated Person intends to so solicit proxies, the notice and information required by Rule 14a-19(b) under the Exchange Act. Notwithstanding anything to the contrary in these bylaws, unless otherwise required by law, if any stockholder, beneficial owner and/or Stockholder Associated Person (i) provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the corporation that such stockholder, beneficial owner and/or Stockholder Associated Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the nomination of each of the director nominees proposed by such stockholder, beneficial owner and/or Stockholder Associated Person shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the corporation (which proxies and votes shall be disregarded). Upon request by the corporation, if any stockholder, beneficial owner and/or Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder, beneficial owner and/or Stockholder Associated Person shall deliver to the corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.

(c)The chairman of any meeting (and, in advance of any meeting, the Board of Directors) shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 1.11 (including whether the stockholder, beneficial owner and/or any Stockholder Associated Person did or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.11), and if the chairman (or the Board of Directors) should determine that a nomination was not made in accordance with the provisions of this Section 1.11, the chairman shall so declare to the meeting and such nomination shall not be brought before the meeting.

(d)Except as otherwise required by law (including Rule 14a-19 under the Exchange Act), nothing in this Section 1.11 shall obligate the corporation or the Board of Directors to include in any proxy statement, proxy card or other stockholder communication distributed on behalf of the corporation or the Board of Directors the name of or other information with respect to any nominee for director submitted by a stockholder.

(e) Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the corporation. For purposes of this Section 1.11, to be considered a “qualified representative of the stockholder”, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

(f)For purposes of this Section 1.11, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(g)Unless the corporation elects otherwise, a stockholder’s notice to the corporation of nominations shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the corporation shall not be required to accept delivery of any document not in such written form or so delivered.

1.12Notice of Business at Annual Meetings.

(a)At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (2) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, (i) if such business relates to the nomination of a person for election as a director of the corporation, the procedures in Section 1.11 must be complied with and (ii) if such business relates to any other matter, the business must constitute a proper matter under Delaware law for stockholder action and the stockholder must (x) have given timely notice thereof in writing to the Secretary in accordance with the procedures in, and otherwise complied with, Section 1.12(b), (y) be a stockholder of record who is entitled to vote on such business on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (z) be entitled to vote at such annual meeting.

(b)To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive office of the corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or if no annual meeting was held or deemed to have been held in the preceding year, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting and (y) the tenth day following the day on which notice of the date of such annual meeting was given or public disclosure of the date of such annual meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

The stockholder’s notice to the Secretary shall set forth: (A) as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting, (2) the text of the proposal (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the bylaws, the exact text of the proposed amendment), and (3) the reasons for conducting such business at the annual meeting, and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is being made (1) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (2) the class and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any material interest of such stockholder, such beneficial owner and/or any Stockholder Associated Person in the business proposed to be brought before the annual meeting, (4) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner, any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business or who may participate in the solicitation of proxies in favor of such proposal, (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner and/or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner and/or any Stockholder Associated Person with respect to shares of stock of the corporation, (6) any other information relating to such stockholder, such beneficial owner and/or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the business proposed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (7) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, (8) a representation that such stockholder, such beneficial owner and/or any Stockholder Associated Person has complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to matters set forth in this Section 1.12, and (9) a representation whether such stockholder, such beneficial owner and/or any Stockholder Associated Person intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal (and such representation shall be included in any such solicitation materials). Not later than 10 days after the record date for the meeting, the information required by Items (A)(3) and (B)(1)-(6) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of the record date. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at any annual meeting of stockholders except in accordance with the procedures in this Section 1.12; provided that any stockholder proposal that complies with Rule 14a-8 of the proxy rules (or any successor provision) promulgated under the Exchange Act and is to be included in the corporation’s proxy statement for an annual meeting of stockholders shall be deemed to comply with the notice requirements of this Section 1.12. Notwithstanding anything herein to the contrary, a stockholder shall not have complied with this Section 1.12(b) if the stockholder, beneficial owner and/or any Stockholder Associated Person solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s proposal in contravention of the representations with respect thereto required by this Section 1.12.

(c)The chairman of any annual meeting (and, in advance of any annual meeting, the Board of Directors) shall have the power and duty to determine whether business was properly brought before the annual meeting in accordance with the provisions of this Section 1.12 (including whether the stockholder, beneficial owner and/or any Stockholder Associated Person did or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s proposal in compliance with the representation with respect thereto required by this Section 1.12), and if the chairman (or the Board of Directors) should determine that business was not properly brought before the annual meeting in accordance with the provisions of this Section 1.12, the chairman shall so declare to the meeting and such business shall not be brought before the annual meeting.

(d)Except as otherwise required by law, nothing in this Section 1.12 shall obligate the corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the corporation or the Board of Directors information with respect to any proposal submitted by a stockholder.

(e) Notwithstanding the foregoing provisions of this Section 1.12, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present business, such business shall not be considered, notwithstanding that proxies in respect of such business may have been received by the corporation.

(f)For purposes of this Section 1.12, the terms “qualified representative of the stockholder” and “public disclosure” shall have the same meaning as in Section 1.11.

(g)Unless the corporation elects otherwise, a stockholder’s notice to the corporation of other business shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the corporation shall not be required to accept delivery of any document not in such written form or so delivered.

1.13Conduct of Meetings.

(a) Unless otherwise provided by the Board of Directors, meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board of Directors. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b)The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting and prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as shall be determined by the Board of Directors or the chairman of any meeting; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(c)The chairman of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

(d)In advance of any meeting of stockholders, the corporation shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

1.14No Action by Consent in Lieu of a Meeting. Except as otherwise provided by the Certificate of Incorporation, stockholders of the corporation may not take any action by written consent in lieu of a meeting of stockholders.

ARTICLE II

DIRECTORS

2.1General Powers. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2Number, Election and Qualification. The number of directors of the corporation shall be the number fixed by, or determined in the manner provided in, the Certificate of Incorporation, or as determined from time to time by resolution adopted by the Board of Directors. Election of directors need not be by written ballot. Directors need not be stockholders of the corporation.

2.3Chairman of the Board; Vice Chairman of the Board. The Board of Directors may appoint from its members a Chairman of the Board and a Vice Chairman of the Board, neither of whom need be an employee or officer of the corporation. If the Board of Directors appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors and, if the Chairman of the Board is also designated as the corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these bylaws. If the Board of Directors appoints a Vice Chairman of the Board, such Vice Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors or the Chairman of the Board. Unless otherwise provided by the Board of Directors, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board of Directors.

2.4Terms of Office. Directors shall be elected for such terms and in the manner provided by the Certificate of Incorporation and applicable law. The term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

2.5Quorum. At all meetings of the Board of Directors and each committee thereof, a majority of the members of the Board of Directors or of such committee shall be necessary and sufficient to constitute a quorum for the transaction of business, unless by express provision of law or by the Certificate of Incorporation . If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.6Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, or any committee thereof, unless a greater number is required by law or by the Certificate of Incorporation.

2.7Removal. Directors of the corporation may be removed in the manner specified by applicable law and the Certificate of Incorporation.

2.8Vacancies. Any vacancy or newly-created directorship on the Board of Directors, however occurring, shall be filled in the manner specified by the Certificate of Incorporation and applicable law.

2.9Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the corporation at its principal executive office or to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

2.10Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, if any, as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.11Special Meetings. Special meetings of the Board of Directors may be held at any time and place, if any, designated in a call by the Chairman of the Board, the Chief Executive Officer, the President, two or more directors, or by one director in the event that there is only a single director in office.

2.12Notice of Special Meetings. Notice of the time and place of any special meeting of directors shall be given to each director by the Secretary or by any other officer or one of the directors calling the meeting. Notice shall be duly given to each director (a) in person, by telephone or by electronic transmission at least 24 hours in advance of the meeting, (b) by delivering written notice by hand, to such director’s last known business or home address at least 48 hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

2.13Meetings by Conference Communications Equipment. Members of the Board of Directors, or any committee thereof, may participate in meetings of the Board of Directors or any committee thereof by means of remote communication by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.14Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent to the action in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained. Such writing or writings or electronic transmission or transmissions shall be treated for all purposes as a vote at a meeting of the Board of Directors or committee.

2.15Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation with such lawfully delegable powers and duties as the Board of Directors thereby confers, to serve at the pleasure of the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers that may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these bylaws for the Board of Directors. Except as otherwise provided in the Certificate of Incorporation, these bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

2.16Emergency Bylaws. In the event of any emergency, disaster, catastrophe or other similar emergency condition of a type described in Section 110(a) of the General Corporation Law of the State of Delaware (an “Emergency”), notwithstanding any different or conflicting provisions in the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these bylaws, during such Emergency:

(a) Notice. A meeting of the Board of Directors or a committee thereof may be called by any director, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary by such means as, in the judgment of the person calling the meeting, may be feasible at the time, and notice of any such meeting of the Board of Directors or any committee may be given, in the judgment of the person calling the meeting, only to such directors as it may be feasible to reach at the time and by such means as may be feasible at the time. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit.

(b)Quorum. The director or directors in attendance at a meeting called in accordance with Section 2.16(a) shall constitute a quorum.

(c)Liability. No officer, director or employee acting in accordance with this Section 2.16 shall be liable except for willful misconduct. No amendment, repeal or change to this Section 2.16 shall modify the prior sentence with regard to actions taken prior to the time of such amendment, repeal or change.

ARTICLE III

OFFICERS

3.1Titles. The officers of the corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors shall determine, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

3.2Election. The Chief Executive Officer, President, Treasurer and Secretary shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.

3.3Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4Tenure. Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, each officer shall hold office until such officer’s successor is elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation or removal.

3.5Resignation and Removal. Any officer may resign by delivering a resignation in writing or by electronic transmission to the corporation at its principal executive office or to the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Any officer may be removed at any time, with or without cause, by the Board of Directors. Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided for in a duly authorized written agreement with the corporation.

3.6Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is elected and qualified, or until such officer’s earlier death, resignation or removal.

3.7President; Chief Executive Officer. Unless the Board of Directors has designated another person as the corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the corporation. The Chief Executive Officer shall have general charge and supervision of the business of the corporation subject to the direction of the Board of Directors, and shall perform all duties and have all powers that are commonly incident to the office of the chief executive or that are delegated to such officer by the Board of Directors. The President shall perform such other duties and shall have such other powers as the Board of Directors or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

3.8Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

3.9Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to attend all meetings of stockholders and the Board of Directors and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairman of the meeting shall designate a temporary secretary to keep a record of the meeting.

3.10Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the corporation, to deposit funds of the corporation in depositories selected in accordance with these bylaws, to disburse such funds as ordered by the Board of Directors, to make proper accounts of such funds, and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the corporation.

The Assistant Treasurers shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Treasurer.

3.11 Salaries. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

3.12Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

ARTICLE IV

CAPITAL STOCK

4.1Issuance of Stock. Subject to applicable law and the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any shares of the authorized capital stock of the corporation held in the corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such lawful consideration and on such terms as the Board of Directors may determine.

4.2Stock Certificates; Uncertificated Shares. The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock of the corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the General Corporation Law of the State of Delaware by or in the name of any two officers of the corporation, each of whom is an authorized officer for this purpose.

Each certificate representing shares of stock that are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Within a reasonable time after the issuance or transfer of uncertificated shares, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the General Corporation Law of the State of Delaware or, with respect to Section 151 of the General Corporation Law of the State of Delaware, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

4.3Transfers. Shares of stock of the corporation shall be transferable in the manner prescribed by law and in these bylaws. Transfers of shares of stock of the corporation shall be made only on the books of the corporation or by transfer agents designated to transfer shares of stock of the corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Uncertificated shares may be transferred by delivery of a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, the Certificate of Incorporation or these bylaws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these bylaws.

4.4Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the corporation may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the corporation may require for the protection of the corporation or any transfer agent or registrar.

4.5Regulations. The issue, transfer, conversion and registration of shares of stock of the corporation shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE V

GENERAL PROVISIONS

5.1Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

5.3Record Date for Purposes Other Than Stockholder Meetings. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action (other than with respect to determining stockholders entitled to notice of and/or to vote at a meeting of stockholders, which is addressed in Section 1.4 of these bylaws), the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

5.4Waiver of Notice. Whenever notice is required to be given by law, the Certificate of Incorporation or these bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether provided before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.5Voting of Securities. Except as the Board of Directors may otherwise designate, the Chief Executive Officer, the President, the Secretary or the Treasurer may waive notice of, vote, or appoint any person or persons to vote, on behalf of the corporation at, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this corporation (with or without power of substitution) at, any meeting of stockholders or securityholders of any other entity, the securities of which may be held by this corporation, or with respect to the execution of any written or electronic consent in the name of the corporation as a holder of such securities.

5.6Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.7Certificate of Incorporation. All references in these bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and/or restated and in effect from time to time, including the terms of any certificate of designations of any series of preferred stock.

5.8Severability. Any determination that any provision of these bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these bylaws.

5.9Pronouns. All pronouns used in these bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

ARTICLE VI

AMENDMENTS

These bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the Board of Directors or by the stockholders as provided in the Certificate of Incorporation

Exhibit F

Form of Company Lock-Up Agreement

AGREED FORM

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [ • ], 2023 between [ • ], a [ • ] (the “Stockholder”) and [Verde Bioresins, Corp.], a Delaware corporation (“TLGY”). The Stockholder and TLGY are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, TLGY, Verde Bioresins, Inc., a Delaware corporation (the “Company”), Virgo Merger Sub Corp. , a Delaware corporation, and, solely for certain sections and article named therein, TLGY Sponsors LLC, a Cayman Islands limited liability company (the “Sponsor”), entered into that certain Agreement and Plan of Merger, dated as of [ • ], 2023 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Merger Agreement contemplates that the Stockholder will receive (i) [ • ] ([ • ]) shares of Acquiror Common Stock at Closing (such shares, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Closing Shares”) and (ii) following the Closing, and as additional consideration for the Merger and the transactions contemplated thereby, promptly upon the occurrence of one or more Triggering Events (as defined in the Merger Agreement), up to [•] Company Stockholder Earnout Shares (such shares, if and when issued, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Conditional Shares”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement, pursuant to which the Closing Shares and the Conditional Shares shall become subject to limitations on disposition as set forth herein.

WHEREAS, the Sponsor, certain directors and officers of TLGY, TLGY and the Company have entered into a Sponsor Share Restriction Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Sponsor Agreement”), pursuant to which, among other things, the Sponsor agreed to certain restrictions, including transfer restrictions, with respect to their Sponsor Shares (as defined in the Sponsor Agreement) and/or Sponsor Warrants (as defined in the Sponsor Agreement);

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.For purposes of this Agreement:

(a) the term “Closing” has the meaning given to it in the Merger Agreement.

(b)the term “Company Stockholder Earnout Shares” has the meaning given to it in the Merger Agreement.

(c)the term “Lock-Up Period for the Closing Shares” means, with respect to any Closing Shares, the period beginning on the Third Closing Date and ending on the date that is one-hundred (180) days after the Third Closing Date;

(d)the term “Lock-Up Period for the Conditional Shares” means, with respect to any Conditional Shares, the period beginning on the date of the applicable Triggering Event upon which such Conditional Shares were issued and ending on the date that is three (3) months after the date of such Triggering Event;

(e)the term “Lock-Up Shares” means (i) Closing Shares and (ii) the Conditional Shares. For the avoidance of doubt, “Lock-Up Shares” shall not include (x) Acquiror Common Stock acquired in the public market, and (y) Sponsor Shares or Sponsor Warrants (or Acquiror Common Stock issued or issuable upon the exercise thereof) that are subject to the applicable lock-up restrictions set forth in the Sponsor Agreement;

(f)the term “Permitted Transferees” means any Person to whom the Stockholder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period for the Closing Shares or the Lock-Up Period for the Conditional Shares, as applicable, pursuant to Section 2(a);

(g) the term “Prospectus” means the final prospectus of TLGY, filed with the United States Securities and Exchange Commission (File No. 333-260242 and 333-261431) on December 3, 2021; and

(h)the term “Transfer” shall mean the (A) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

2.Lock-Up Provisions.

(a)Notwithstanding the provisions set forth in Section 2(b), the Stockholder or its Permitted Transferees may Transfer the Lock-Up Shares during, as applicable, the Lock- Up Period for the Closing Shares or the Lock-Up Period for the Conditional Shares (i) to TLGY’s officers or directors, (ii) to any Affiliates of the Stockholder; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is the Stockholder, a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; or (v) by virtue of the laws of the State of Delaware or the Stockholder limited partnership agreement upon dissolution of the Stockholder, in each case, subject to any such transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Stockholder.

(b) The Stockholder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period for the Closing Shares or the Lock-Up Period for the Conditional Shares, as applicable (the “Transfer Restriction”), except that, on the date on which post-merger TLGY completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of post-merger TLGY stockholders having the right to exchange their shares for cash, securities or other property, the Transfer Restriction will terminate with respect to all Lock-Up Shares.

(c)The per share stock prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of TLGY by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(d)If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and TLGY shall refuse to recognize any such transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 2, TLGY may impose stop-transfer instructions with respect to the Lock- Up Shares (and any Permitted Transferees and assigns thereof) until the end of the Lock-Up Period for the Closing Shares or the Lock-Up Period for the Conditional Shares, as applicable.

(e) During the Lock-Up Period for the Closing Shares or the Lock-Up Period for the Conditional Shares, as applicable, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(f)For the avoidance of any doubt, the Stockholder shall retain all of its rights as a shareholder of TLGY with respect to the Lock-Up Shares during the Lock-Up Period for the Closing Shares or the Lock-Up Period for the Conditional Shares, as applicable, including the right to vote any Lock-Up Shares.

3.Miscellaneous.

(a)Effective Date. Section 1 of this Agreement shall become effective at the Effective Time.

(b)Termination of the Merger Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Effective Time, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(c)Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day (as defined in the Merger Agreement) following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a party may designate by notice to the other parties in accordance with this Section 3(c)):

If to TLGY, to:	With a copy to (which shall not constitute notice):
TLGY Sponsors LLC	Cleary Gottlieb Steen & Hamilton
Flat A, 6/F, Ho Lee Commercial Building, 38-44 D’Aguilar Street, Central, Hong Kong SAR45th Floor, Fortune Financial Center
Attention: Manager	5 Dong San Huan Zhong Lu
E-mail: legalnotice@tlgysponsors.com jingoon@tlgyholdings.com	Chaoyang District, Beijing 100020
People’s Republic of China
Attention: Denise Shiu
E-mail: dshiu@cgsh.com

and

Cleary Gottlieb Steen & Hamilton
One Liberty Plaza
New York, NY 10006
Attention: Adam Brenneman
E-mail: abrenneman@cgsh.com

Verde Bioresins, Inc	Wilmer Cutler Pickering Hale and Dorr LLP
2001 Wilshire Blvd Ste 330,	2600 El Camino Real, Suite 400
Santa Monica, CA 90407	Palo Alto, CA 94306
Attn: Brian Gordon	Attn: Daniel Zimmermann
E-mail: brian@verdebioresins.com	E-mail: Daniel.Zimmermann@wilmerhale.com

If to the Stockholder, to:	With a copy to (which shall not constitute notice):
[●]	[●]

(d)Incorporation by Reference. Sections 1.02 (Construction) 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Jury Trial) and 11.13 (Enforcement) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STOCKHOLDER:

[●]

By:
Name:
Title:

TLGY:

[VERDE BIORESINS, CORP.]

[●]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Exhibit G

Form of FIRPTA Certificate

VERDE BIORESINS, INC.

STATEMENT UNDER TREASURY REGULATIONS SECTIONS 1.897-2(h) AND 1.1445-2(c)(3) RELATING TO

STATUS OF INTERESTS AS “UNITED STATES REAL PROPERTY INTERESTS”

Reference is made to the Agreement and Plan of Merger, dated as of [•], 2023 (the “Agreement”), by and among TLGY Acquisition Corporation, a Cayman Islands exempted company (“Acquiror”), Verde Merger Sub Corp., a Delaware corporation (“Merger Sub”), Verde Bioresins, Inc., a Delaware corporation (the “Company”), and solely for certain sections and article named therein, TLGY Sponsors LLC, a Cayman Islands limited liability company.

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a United States real property interest (as defined in Section 897(c) of the Code) must withhold tax if the transferor is a foreign person. This certificate is being provided pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and Section 8.03(c) of the Agreement. To inform Acquiror and Merger Sub that withholding of tax is not required under Section 1445 of the Code in connection with the transactions contemplated under the Agreement, the undersigned hereby certifies the following on behalf of the Company:

1.

The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and the applicable Treasury Regulations during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

2.	Interests in the Company are not “United States real property interests” within the meaning of Section 897(c)(1) of the Code.

3.	The Company’s registered office is at [•].

4.	The Company’s U.S. employer identification number is [•].

5.

The Company understands that this certification may be disclosed to the U.S. Internal Revenue Service by Acquiror or Merger Sub and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury, the undersigned, a responsible officer of the Company, declares (i) that the undersigned has examined this certification and, to the best of the undersigned’s knowledge and belief, it is true, correct, and complete and (ii) that the undersigned has the authority to sign this document on behalf of the Company.

Verde Bioresins, Inc.

By:
Name:
Title:
	Date:	[●], 2023

[Letterhead of Company providing FIRPTA Certificate]

[Date]

CERTIFIED MAIL & RETURN RECEIPT REQUESTED

Internal Revenue Service
Ogden Service Center
P.O. Box 409101

Ogden, UT 84409

Re: NOTICE OF STATEMENT UNDER TREASURY REGULATIONS SECTIONS 1.897-2(h) AND 1.1445-2(c)(3)

Dear Sir or Madam:

At the request of TLGY Acquisition Corporation, a Cayman Islands exempted company (and predecessor of Verde Bioresins Corp., a Delaware corporation following the consummation of the transactions contemplated under the Agreement (defined below)) (“Acquiror”) and Verde Merger Sub Corp., a Delaware corporation (“Merger Sub”), in connection with the merger contemplated under the Agreement and Plan of Merger dated as of June 21, 2023 (the “Agreement”) by and among Acquiror, Merger Sub, Verde Bioresins, Inc. a Delaware corporation (the “Company”), and solely for certain sections and article named therein, TLGY Sponsors LLC, a Cayman Islands limited liability company, the Company provided the attached statement (the “Statement”) to Acquiror and Merger Sub on [ • ], 2023. The undersigned, being a duly authorized officer of the Company, hereby affirms the following:

(i) This notice is being provided to the Internal Revenue Service pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3);

(ii)The following information relates to the Company providing this notice:

Name: Verde Bioresins, Inc.
Address: [●]
U.S. Employer Identification
Number: [●]

(iii)The attached statement was not requested by a foreign interest holder. The attached statement was voluntarily provided by the Company in response to a request from Acquiror and Merger Sub in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). The following information relates to Acquiror and Merger Sub, respectively:

Name: TLGY Acquisition Corporation (and predecessor of Verde Bioresins Corp., a Delaware corporation following the consummation of the transactions contemplated under the Agreement)
Address: [●]
U.S. Employer Identification
Number: [●]

Name: Verde Merger Sub Corp.
Address: [●]
U.S. Employer Identification
Number: [●]

(iv)The Company has provided to Acquiror and Merger Sub the attached Statement, certifying that: (A) the Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable Treasury Regulations during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and (B) interests in the Company are not “United States real property interests” within the meaning of Section 897(c)(1) of the Code.

Under penalties of perjury, the undersigned, a responsible officer of the Company declares (i) that the undersigned has examined this affidavit and the attached Statement and, to the best of the undersigned’s knowledge and belief, this affidavit and the attached Statement are true, correct and complete and (ii) that the undersigned has the authority to execute this document on behalf of the Company.

Verde Bioresins, Inc.

By:
Name:
Title:
	Date:	[●], 2023

Exhibit H

Post-Closing Directors and Officers

Class:	Director(s)	Term
Class I	To be determined within sixty (60) days of the date of this Agreement by Brian Gordon and Cuong Do, as members of the nomination committee, subject to applicable Nasdaq listing requirements	One year (expires at the first annual meeting of stockholders held after the time at which the initial classification becomes effective)
Class II	To be determined within sixty (60) days of the date of this Agreement by Brian Gordon and Cuong Do, as members of the nomination committee, subject to applicable Nasdaq listing requirements	Two Year (expires at the second annual meeting of stockholders held after the time at which the initial classification becomes effective)
Class III	Brian D. Gordon Cuong Do Jin-Goon Kim (initially, the Chairman)	Three year (expires at the third annual meeting of stockholders held after the time at which the initial classification becomes effective)

Annex B

Agreed Form

FORM OF CERTIFICATE OF INCORPORATION

OF

[VERDE BIORESINS, CORP.]

[Verde Bioresins, Corp.], a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the corporation is [Verde Bioresins, Corp.] (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The Corporation is being incorporated in connection with the domestication of TLGY Acquisition Corporation, a Cayman Islands exempted company (“TLGY”), as a Delaware corporation. This Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of TLGY (the “Certificate of Domestication”).

FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is [_____] shares, consisting of (i) [_____] shares of Common Stock, [$.0001] par value per share (“Common Stock”), and (ii)  [_____] shares of Preferred Stock, [$.0001] par value per share (“Preferred Stock”).

Upon the effectiveness of the Certificate of Domestication and this Certificate of Incorporation, (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share, of TLGY shall automatically convert, on a one-for-one basis, into one share of Common Stock of the Corporation, and (ii) each issued and outstanding Class B ordinary share, par value $0.0001 per share, of TLGY shall automatically convert, on a one-for-one basis, into one share of Common Stock of the Corporation, without any action required on the part of the Corporation or the holders thereof.

The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

ACOMMON STOCK.

1.General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the powers, preferences and rights of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2.Voting. The holders of the Common Stock, as such, shall be entitled to vote on all matters submitted to a vote of the stockholders generally, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or the General Corporation Law of the State of Delaware. There shall be no cumulative voting.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

3.Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors and subject to any preferential dividend or other rights or preferences of any then outstanding shares of Preferred Stock.

4.Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock, as such, will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential liquidation or other rights or preferences of any then outstanding shares of Preferred Stock.

BPREFERRED STOCK.

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided. Any shares of Preferred Stock that may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the General Corporation Law of the State of Delaware, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption rights and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

FIFTH: Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

SIXTH: In furtherance and not in limitation of the powers conferred upon it by the General Corporation Law of the State of Delaware, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article SIXTH.

SEVENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, no director or officer of the Corporation shall be personally liable to the Corporation (in the case of directors) or its stockholders (in the case of directors and officers) for monetary damages for any breach of fiduciary duty as a director or officer. No amendment, repeal or elimination of this provision shall apply to or have any effect on its application with respect to any act or omission of a director or officer occurring before such amendment, repeal or elimination. If the General Corporation Law of the State of Delaware is amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

EIGHTH: The Corporation shall provide indemnification and advancement of expenses as follows:

1.Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted by an Indemnitee in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2.Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted by an Indemnitee in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3.Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article EIGHTH, to the extent that an Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of on the merits or otherwise (including a disposition without prejudice) without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4.Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified under this Article EIGHTH, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article EIGHTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article EIGHTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5.Advancement of Expenses. Subject to the provisions of Section 6 of this Article EIGHTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article EIGHTH, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH; and provided further that no such advancement of expenses shall be made under this Article EIGHTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6.Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article EIGHTH, an Indemnitee shall submit to the Corporation a written request therefor. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee therefor, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article EIGHTH (and none of the circumstances described in Section 4 of this Article EIGHTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article EIGHTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7.Remedies. Subject to Article THIRTEENTH, the right to indemnification or advancement of expenses as granted by this Article EIGHTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification or advancement of expenses is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article EIGHTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification or advancement of expenses, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification or advancement of expenses, in whole or in part, in any such proceeding shall also be indemnified by the Corporation to the fullest extent permitted by applicable law. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification or advancement of expenses hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware or in this Article EIGHTH.

8.Limitations. Notwithstanding anything to the contrary in this Article EIGHTH, except as set forth in Section 7 of this Article EIGHTH, the Corporation shall not indemnify, or advance expenses to, an Indemnitee pursuant to this Article EIGHTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors. Notwithstanding anything to the contrary in this Article EIGHTH, the Corporation shall not indemnify or advance expenses to an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification or advancement payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification or advancement payments to the Corporation to the extent of such insurance reimbursement.

9.Subsequent Amendment. No amendment, termination or repeal of this Article EIGHTH or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification or advancement of expenses under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10.Other Rights. The indemnification and advancement of expenses provided by this Article EIGHTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article EIGHTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification and expense advancement rights and procedures different from those set forth in this Article EIGHTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification and expense advancement rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article EIGHTH.

11.Partial Indemnification. If an Indemnitee is entitled under any provision of this Article EIGHTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

12.Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. Such insurance may include insurance provided directly or indirectly by or through a captive insurance company to the extent permitted by Section 145(g) of the General Corporation Law of the State of Delaware.

13.Savings Clause. If this Article EIGHTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article EIGHTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

14.Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

NINTH: This Article NINTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1.General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established from time to time by the Board of Directors. Election of directors need not be by written ballot, except as and to the extent provided in the Bylaws of the Corporation.

3.Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective.

4.Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the time at which the initial classification of the Board of Directors becomes effective; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the time at which the initial classification of the Board of Directors becomes effective; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the time at which the initial classification of the Board of Directors becomes effective; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

5.Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed pursuant to Section 2 of this Article NINTH shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

6.Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Certificate of Incorporation.

7.Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors.

8.Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancies or newly-created directorships on the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy or to fill a position resulting from a newly-created directorship shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

9.Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws of the Corporation.

10.Amendments to Article. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article NINTH.

TENTH: Subject to the rights of holders of any outstanding series of Preferred Stock, stockholders of the Corporation may not take any action by consent in lieu of a meeting of stockholders. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TENTH.

ELEVENTH: Special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation that may otherwise permit a lesser vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH.

TWELFTH: The name of the sole incorporator of the Corporation is [          ] and his or her mailing address is:

[Cleary Gottlieb Steen & Hamilton LLP Beijing Representative Office 45th Floor, Fortune Financial Center, 5 Dong San Huan Zhong Lu, Chaoyang District, Beijing 100020, China]

THIRTEENTH: (a) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to the internal affairs doctrine, or (iv) any action asserting a claim against the Corporation, its directors, officers of employees arising pursuant to the General Corporation Law of the State of Delaware, any provision of this Certificate of Incorporation or the Bylaws of the Corporation. If the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware. To the fullest extent permitted by applicable law, any person who, or entity that, holds, purchases or otherwise acquires an interest in the capital stock of the Corporation shall be deemed to have consented to the personal jurisdiction of the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in any proceeding brought to enjoin any action by that person or entity that is inconsistent with the exclusive jurisdiction provided for in this Article THIRTEENTH. To the fullest extent permitted by applicable law, if any action the subject matter of which is within the scope of this Article THIRTEENTH is filed in a court other than as specified above in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware, another court in the State of Delaware or the federal district court in the District of Delaware, as appropriate, in connection with any action brought in any such court to enforce this Article THIRTEENTH and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the action as agent for such stockholder.

(b) Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claims arising under the Securities Act of 1933, as amended (or any successor provision).

(c) If any provision or provisions of this Article THIRTEENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision(s) with respect to any other person and in any other circumstance and of the remaining provisions of this Article THIRTEENTH (including, without limitation, each portion of any sentence of this Article THIRTEENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

FOURTEENTH: This Certificate of Incorporation will become effective at [[●]., Eastern Time], on [●]1.

[Insert Page Break for Signature Page]

[1]

NTD: This date and time shall be “the next Business Day after the Certificate of Domestication has been filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Domestication.” See Section 2.03(a)(ii) of the Merger Agreement. The timing needs to be the same for each of the Certificate of Corporate Domestication and the Certificate of Incorporation, since Section 388 of the DGCL requires that the Certificate of Corporate Domestication and the Certificate of Incorporation must be filed, and become effective, at the same time.

THE UNDERSIGNED, being the sole incorporator hereinabove named, makes and files this Certificate of Incorporation, and does hereby declare and certify that said instrument is his or her act and deed and that the facts stated herein are true, and accordingly has executed this Certificate of Incorporation on                      , 2023.

By:
Name:
Sole Incorporator

Annex C

Agreed Form

AMENDED AND RESTATED BYLAWS

OF

[VERDE BIORESINS, CORP.]

C-i

C-ii

ARTICLE I

STOCKHOLDERS

1.1Place of Meetings. All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board of Directors, the Chairman of the Board or the Chief Executive Officer or, if not so designated, at the principal executive office of the corporation. The Board of Directors may, in its sole discretion, determine that a meeting shall not be held at any place, but shall instead be held solely by means of remote communication in a manner consistent with the General Corporation Law of the State of Delaware.

1.2Annual Meeting. The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at an hour designated by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. The corporation may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

1.3Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. The corporation may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

1.4Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of and to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

1.5Notice of Meetings. Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given in accordance with Section 232 of the General Corporation Law of the State of Delaware. The notices of all meetings shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.

1.6Voting List. The corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 1.6 shall require the corporation to include the email addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of 10 days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the Corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.6 or to vote in person or by proxy at any meeting of stockholders.

1.7Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

1.8Adjournments. Any meeting of stockholders may be adjourned from time to time to reconvene at any other time and to any other place at which a meeting of stockholders may be held under these bylaws by the chairman of the meeting. When a meeting is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 1.5 hereof. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for determining stockholders entitled to notice of such adjourned meeting that is the same or an earlier date as that fixed for determination of stockholders entitled to vote at such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

1.9Voting and Proxies. Each stockholder shall have one vote upon the matter in question for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by the General Corporation Law of the State of Delaware by the stockholder or such stockholder’s authorized officer, director, employee or agent and delivered (including by electronic transmission) to the Secretary of the corporation. No such proxy shall be voted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period. Any person directly or indirectly soliciting proxies from stockholders of the corporation must use a proxy card color other than white, the color white being reserved for the exclusive use of the Board of Directors of the corporation.

1.10Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or represented by proxy at the meeting and entitled to vote thereon (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the holders of a majority in voting power of the shares of stock of the corporation of that class or series present in person or represented by proxy at the meeting and entitled to vote thereon), except when a different vote is required by law, the Certificate of Incorporation or these bylaws. When a quorum is present at any meeting, any election by stockholders of directors shall be determined by a plurality of the votes present in person or represented by proxy at a meeting of stockholders and entitled to vote on the election.

1.11Nomination of Directors.

(a)Except for any directors entitled to be elected by the holders of preferred stock, only persons who are nominated in accordance with the procedures in this Section 1.11 shall be eligible for election as directors at any meeting of stockholders. Nomination for election to the Board of Directors at a meeting of stockholders may be made only (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who (x) has given timely notice thereof in writing to the Secretary in accordance with the procedures in, and otherwise complies with, Section 1.11(b), (y) is a stockholder of record who is entitled to vote for the election of such nominee on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting. Notwithstanding the foregoing or anything herein to the contrary, a stockholder of the corporation may make nominations for election to the Board of Directors at a special meeting of stockholders pursuant to the foregoing clause (ii) only if the Board of Directors has determined, in accordance with Section 1.3, that directors shall be elected at such special meeting and at such time that the stockholders are not prohibited from filling vacancies or newly created directorships on the Board of Directors. The number of nominees a stockholder may nominate for election at a meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting.

(b)To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive office of the corporation as follows: (1) in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (which date of the preceding year’s annual meeting date shall, for purposes of the corporation’s first annual meeting of stockholders after the completion of its business combination among TLGY Acquisition Corporation, Virgo Merger Sub Corp. and Verde Bioresins, Inc., be deemed to have occurred on [●]1, 202[3] for all purposes of this Section 1.11 and Section 1.12 of these bylaws); provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or if no annual meeting was held or deemed to have been held in the preceding year, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was given or public disclosure of the date of such annual meeting was made, whichever first occurs; or (2) in the case of an election of directors at a special meeting of stockholders, provided that the Board of Directors has determined, in accordance with Section 1.3, that directors shall be elected at such special meeting and the stockholders are not then prohibited from filling vacancies or newly created directorships on the Board of Directors, and provided further that the nomination made by the stockholder is for one of the director positions that the Board of Directors has determined will be filled at such special meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which notice of the date of such special meeting was given or public disclosure of the date of such special meeting was made, whichever first occurs. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

1 Note to Verde: Please confirm anticipated date of annual meeting. For a calendar year-end company, this is usually May or June.

The stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner (each, a “Stockholder Associated Person”), on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any Stockholder Associated Person were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (1) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (2) the class and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any material interest related to the nomination of such stockholder, such beneficial owner and/or any Stockholder Associated Person, (4) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner and/or any Stockholder Associated Person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies or votes in favor of electing such nominee(s), (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner and/or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner and/or any Stockholder Associated Person with respect to shares of stock of the corporation, (6) any other information relating to such stockholder, such beneficial owner and/or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (7) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice, (8) a representation that such stockholder, such beneficial owner and/or any Stockholder Associated Person has complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to matters set forth in this Section 1.11, and (9) a representation whether such stockholder, such beneficial owner and/or any Stockholder Associated Person intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock reasonably believed by such stockholder or such beneficial owner to be sufficient to elect the nominee (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such nomination (and such representation shall be included in any such solicitation materials). Not later than 10 days after the record date for the meeting, the information required by Items (A)(1)-(5) and (B)(1)-(6) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of the record date. In addition, to be effective, the stockholder’s notice must also be accompanied by the written consent of the proposed nominee to being named in the corporation’s proxy statement and accompanying proxy card as a nominee and to serve as a director if elected. [The corporation may require any proposed nominee to furnish such other information as the corporation may reasonably require to determine, among other things, the eligibility of such proposed nominee to serve as a director of the corporation or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules [and the corporation’s publicly disclosed corporate governance guidelines.]] Notwithstanding anything herein to the contrary, a stockholder shall not have complied with this Section 1.11(b) if the stockholder, beneficial owner and/or any Stockholder Associated Person solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 1.11.

Such notice must also be accompanied by a representation as to whether or not such stockholder, beneficial owner and/or any Stockholder Associated Person intends to solicit proxies in support of any director nominees other than the corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act, and, where such stockholder, beneficial owner and/or Stockholder Associated Person intends to so solicit proxies, the notice and information required by Rule 14a-19(b) under the Exchange Act. Notwithstanding anything to the contrary in these bylaws, unless otherwise required by law, if any stockholder, beneficial owner and/or Stockholder Associated Person (i) provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the corporation that such stockholder, beneficial owner and/or Stockholder Associated Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the nomination of each of the director nominees proposed by such stockholder, beneficial owner and/or Stockholder Associated Person shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the corporation (which proxies and votes shall be disregarded). Upon request by the corporation, if any stockholder, beneficial owner and/or Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder, beneficial owner and/or Stockholder Associated Person shall deliver to the corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.

(c)The chairman of any meeting (and, in advance of any meeting, the Board of Directors) shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 1.11 (including whether the stockholder, beneficial owner and/or any Stockholder Associated Person did or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.11), and if the chairman (or the Board of Directors) should determine that a nomination was not made in accordance with the provisions of this Section 1.11, the chairman shall so declare to the meeting and such nomination shall not be brought before the meeting.

(d)Except as otherwise required by law (including Rule 14a-19 under the Exchange Act), nothing in this Section 1.11 shall obligate the corporation or the Board of Directors to include in any proxy statement, proxy card or other stockholder communication distributed on behalf of the corporation or the Board of Directors the name of or other information with respect to any nominee for director submitted by a stockholder.

(e)Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the corporation. For purposes of this Section 1.11, to be considered a “qualified representative of the stockholder”, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

(f)For purposes of this Section 1.11, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(g)Unless the corporation elects otherwise, a stockholder’s notice to the corporation of nominations shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the corporation shall not be required to accept delivery of any document not in such written form or so delivered.

1.12Notice of Business at Annual Meetings.

(a)At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (2) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, (i) if such business relates to the nomination of a person for election as a director of the corporation, the procedures in Section 1.11 must be complied with and (ii) if such business relates to any other matter, the business must constitute a proper matter under Delaware law for stockholder action and the stockholder must (x) have given timely notice thereof in writing to the Secretary in accordance with the procedures in, and otherwise complied with, Section 1.12(b), (y) be a stockholder of record who is entitled to vote on such business on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (z) be entitled to vote at such annual meeting.

(b)To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive office of the corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or if no annual meeting was held or deemed to have been held in the preceding year, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting and (y) the tenth day following the day on which notice of the date of such annual meeting was given or public disclosure of the date of such annual meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

The stockholder’s notice to the Secretary shall set forth: (A) as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting, (2) the text of the proposal (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the bylaws, the exact text of the proposed amendment), and (3) the reasons for conducting such business at the annual meeting, and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is being made (1) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (2) the class and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any material interest of such stockholder, such beneficial owner and/or any Stockholder Associated Person in the business proposed to be brought before the annual meeting, (4) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner, any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business or who may participate in the solicitation of proxies in favor of such proposal, (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner and/or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner and/or any Stockholder Associated Person with respect to shares of stock of the corporation, (6) any other information relating to such stockholder, such beneficial owner and/or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the business proposed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (7) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, (8) a representation that such stockholder, such beneficial owner and/or any Stockholder Associated Person has complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to matters set forth in this Section 1.12, and (9) a representation whether such stockholder, such beneficial owner and/or any Stockholder Associated Person intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal (and such representation shall be included in any such solicitation materials). Not later than 10 days after the record date for the meeting, the information required by Items (A)(3) and (B)(1)-(6) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of the record date. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at any annual meeting of stockholders except in accordance with the procedures in this Section 1.12; provided that any stockholder proposal that complies with Rule 14a-8 of the proxy rules (or any successor provision) promulgated under the Exchange Act and is to be included in the corporation’s proxy statement for an annual meeting of stockholders shall be deemed to comply with the notice requirements of this Section 1.12. Notwithstanding anything herein to the contrary, a stockholder shall not have complied with this Section 1.12(b) if the stockholder, beneficial owner and/or any Stockholder Associated Person solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s proposal in contravention of the representations with respect thereto required by this Section 1.12.

(c)The chairman of any annual meeting (and, in advance of any annual meeting, the Board of Directors) shall have the power and duty to determine whether business was properly brought before the annual meeting in accordance with the provisions of this Section 1.12 (including whether the stockholder, beneficial owner and/or any Stockholder Associated Person did or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s proposal in compliance with the representation with respect thereto required by this Section 1.12), and if the chairman (or the Board of Directors) should determine that business was not properly brought before the annual meeting in accordance with the provisions of this Section 1.12, the chairman shall so declare to the meeting and such business shall not be brought before the annual meeting.

(d)Except as otherwise required by law, nothing in this Section 1.12 shall obligate the corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the corporation or the Board of Directors information with respect to any proposal submitted by a stockholder.

(e)Notwithstanding the foregoing provisions of this Section 1.12, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present business, such business shall not be considered, notwithstanding that proxies in respect of such business may have been received by the corporation.

(f)For purposes of this Section 1.12, the terms “qualified representative of the stockholder” and “public disclosure” shall have the same meaning as in Section 1.11.

(g)Unless the corporation elects otherwise, a stockholder’s notice to the corporation of other business shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the corporation shall not be required to accept delivery of any document not in such written form or so delivered.

1.13Conduct of Meetings.

(a)Unless otherwise provided by the Board of Directors, meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board of Directors. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b)The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting and prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as shall be determined by the Board of Directors or the chairman of any meeting; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(c)The chairman of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

(d)In advance of any meeting of stockholders, the corporation shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

1.14No Action by Consent in Lieu of a Meeting. Except as otherwise provided by the Certificate of Incorporation, stockholders of the corporation may not take any action by written consent in lieu of a meeting of stockholders.

ARTICLE II

DIRECTORS

2.1General Powers. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2Number, Election and Qualification. The number of directors of the corporation shall be the number fixed by, or determined in the manner provided in, the Certificate of Incorporation, or as determined from time to time by resolution adopted by the Board of Directors. Election of directors need not be by written ballot. Directors need not be stockholders of the corporation.

2.3Chairman of the Board; Vice Chairman of the Board. The Board of Directors may appoint from its members a Chairman of the Board and a Vice Chairman of the Board, neither of whom need be an employee or officer of the corporation. If the Board of Directors appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors and, if the Chairman of the Board is also designated as the corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these bylaws. If the Board of Directors appoints a Vice Chairman of the Board, such Vice Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors or the Chairman of the Board. Unless otherwise provided by the Board of Directors, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board of Directors.

2.4Terms of Office. Directors shall be elected for such terms and in the manner provided by the Certificate of Incorporation and applicable law. The term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

2.5Quorum. At all meetings of the Board of Directors and each committee thereof, a majority of the members of the Board of Directors or of such committee shall be necessary and sufficient to constitute a quorum for the transaction of business, unless by express provision of law or by the Certificate of Incorporation. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.6Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, or any committee thereof, unless a greater number is required by law or by the Certificate of Incorporation.

2.7Removal. Directors of the corporation may be removed in the manner specified by applicable law and the Certificate of Incorporation.

2.8Vacancies. Any vacancy or newly-created directorship on the Board of Directors, however occurring, shall be filled in the manner specified by the Certificate of Incorporation and applicable law.

2.9Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the corporation at its principal executive office or to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

2.10Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, if any, as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.11Special Meetings. Special meetings of the Board of Directors may be held at any time and place, if any, designated in a call by the Chairman of the Board, the Chief Executive Officer, the President, two or more directors, or by one director in the event that there is only a single director in office.

2.12Notice of Special Meetings. Notice of the time and place of any special meeting of directors shall be given to each director by the Secretary or by any other officer or one of the directors calling the meeting. Notice shall be duly given to each director (a) in person, by telephone or by electronic transmission at least 24 hours in advance of the meeting, (b) by delivering written notice by hand, to such director’s last known business or home address at least 48 hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

2.13Meetings by Conference Communications Equipment. Members of the Board of Directors, or any committee thereof, may participate in meetings of the Board of Directors or any committee thereof by means of remote communication by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.14Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent to the action in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained. Such writing or writings or electronic transmission or transmissions shall be treated for all purposes as a vote at a meeting of the Board of Directors or committee.

2.15Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation with such lawfully delegable powers and duties as the Board of Directors thereby confers, to serve at the pleasure of the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers that may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these bylaws for the Board of Directors. Except as otherwise provided in the Certificate of Incorporation, these bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

2.16Emergency Bylaws. In the event of any emergency, disaster, catastrophe or other similar emergency condition of a type described in Section 110(a) of the General Corporation Law of the State of Delaware (an “Emergency”), notwithstanding any different or conflicting provisions in the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these bylaws, during such Emergency:

(a)Notice. A meeting of the Board of Directors or a committee thereof may be called by any director, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary by such means as, in the judgment of the person calling the meeting, may be feasible at the time, and notice of any such meeting of the Board of Directors or any committee may be given, in the judgment of the person calling the meeting, only to such directors as it may be feasible to reach at the time and by such means as may be feasible at the time. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit.

(b)Quorum. The director or directors in attendance at a meeting called in accordance with Section 2.16(a) shall constitute a quorum.

(c)Liability. No officer, director or employee acting in accordance with this Section 2.16 shall be liable except for willful misconduct. No amendment, repeal or change to this Section 2.16 shall modify the prior sentence with regard to actions taken prior to the time of such amendment, repeal or change.

ARTICLE III

OFFICERS

3.1Titles. The officers of the corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors shall determine, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

3.2Election. The Chief Executive Officer, President, Treasurer and Secretary shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.

3.3Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4Tenure. Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, each officer shall hold office until such officer’s successor is elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation or removal.

3.5Resignation and Removal. Any officer may resign by delivering a resignation in writing or by electronic transmission to the corporation at its principal executive office or to the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Any officer may be removed at any time, with or without cause, by the Board of Directors. Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided for in a duly authorized written agreement with the corporation.

3.6Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is elected and qualified, or until such officer’s earlier death, resignation or removal.

3.7President; Chief Executive Officer. Unless the Board of Directors has designated another person as the corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the corporation. The Chief Executive Officer shall have general charge and supervision of the business of the corporation subject to the direction of the Board of Directors, and shall perform all duties and have all powers that are commonly incident to the office of the chief executive or that are delegated to such officer by the Board of Directors. The President shall perform such other duties and shall have such other powers as the Board of Directors or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

3.8Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

3.9Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to attend all meetings of stockholders and the Board of Directors and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairman of the meeting shall designate a temporary secretary to keep a record of the meeting.

3.10Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the corporation, to deposit funds of the corporation in depositories selected in accordance with these bylaws, to disburse such funds as ordered by the Board of Directors, to make proper accounts of such funds, and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the corporation.

The Assistant Treasurers shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Treasurer.

3.11Salaries. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

3.12Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

ARTICLE IV

CAPITAL STOCK

4.1Issuance of Stock. Subject to applicable law and the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any shares of the authorized capital stock of the corporation held in the corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such lawful consideration and on such terms as the Board of Directors may determine.

4.2Stock Certificates; Uncertificated Shares. The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock of the corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the General

Corporation Law of the State of Delaware by or in the name of any two officers of the corporation, each of whom is an authorized officer for this purpose.

Each certificate representing shares of stock that are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Within a reasonable time after the issuance or transfer of uncertificated shares, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the General Corporation Law of the State of Delaware or, with respect to Section 151 of the General Corporation Law of the State of Delaware, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

4.3Transfers. Shares of stock of the corporation shall be transferable in the manner prescribed by law and in these bylaws. Transfers of shares of stock of the corporation shall be made only on the books of the corporation or by transfer agents designated to transfer shares of stock of the corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Uncertificated shares may be transferred by delivery of a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, the Certificate of Incorporation or these bylaws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these bylaws.

4.4Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the corporation may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the corporation may require for the protection of the corporation or any transfer agent or registrar.

4.5Regulations. The issue, transfer, conversion and registration of shares of stock of the corporation shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE V

GENERAL PROVISIONS

5.1Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

5.3Record Date for Purposes Other Than Stockholder Meetings. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action (other than with respect to determining stockholders entitled to notice of and/or to vote at a meeting of stockholders, which is addressed in Section 1.4 of these bylaws), the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

5.4Waiver of Notice. Whenever notice is required to be given by law, the Certificate of Incorporation or these bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether provided before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.5Voting of Securities. Except as the Board of Directors may otherwise designate, the Chief Executive Officer, the President, the Secretary or the Treasurer may waive notice of, vote, or appoint any person or persons to vote, on behalf of the corporation at, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this corporation (with or without power of substitution) at, any meeting of stockholders or securityholders of any other entity, the securities of which may be held by this corporation, or with respect to the execution of any written or electronic consent in the name of the corporation as a holder of such securities.

5.6Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.7Certificate of Incorporation. All references in these bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and/or restated and in effect from time to time, including the terms of any certificate of designations of any series of preferred stock.

5.8Severability. Any determination that any provision of these bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these bylaws.

5.9Pronouns. All pronouns used in these bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

ARTICLE VI

AMENDMENTS

These bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the Board of Directors or by the stockholders as provided in the Certificate of Incorporation.

Annex E

AGREED FORM

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2023, is made and entered into by and among [Verde Bioresins, Corp] (f/k/a TLGY Acquisition Corporation), a Delaware corporation (the “Company”), TLGY Sponsors LLC, a Cayman Island limited liability company (the “Sponsor”), and the undersigned parties listed under Holder on the signature page hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.11 of this Agreement, a “Holder” and collectively the “Holders”). Except as otherwise stated, capitalized terms used but not otherwise defined herein shall have the meanings provided in the Merger Agreement (as defined below).

RECITALS

WHEREAS, TLGY Acquisition Corporation (“TLGY”) and the Sponsor entered into that certain Securities Subscription Agreement, dated as of June 17, 2021, pursuant to which the Sponsor purchased an aggregate of 5,750,000 shares (the “Founder Shares”) of TLGY’s Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”), 5,344,700 of which are held by the Sponsor as of the date hereof;

WHEREAS, on December 3, 2021, the Sponsor transferred 30,000 Founder Shares to each of the independent directors of TLGY, Dr. Shrijay (Jay) Vijayan, Donghyun Han and Hyunchan Cho, each at an aggregate purchase price of $150, or approximately $0.005 per share. On the same day, the Sponsor transferred 15,000 Founder Shares to Centaury Management Ltd., an investor in the Sponsor, at an aggregate purchase price of $75, or approximately $0.005 per share. In addition, the Sponsor also transferred 300,300 Founder Shares to Mizuho Securities USA LLC (“Mizuho”), the representative of the underwriters (the “Underwriters”) in TLGY’s initial public offering at an aggregate purchase price of $1,000,000, or approximately $3.33 per share.

WHEREAS, the Founder Shares were convertible into TLGY’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), on the terms and conditions provided in the TLGY’s amended and restated memorandum and articles of association, as may be amended from time to time;

WHEREAS, on November 30, 2021, TLGY, the Sponsor and the other holders party thereto (each such party, together with the Sponsor, the “Existing Holders”) entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which TLGY granted the Sponsor and the Existing Holders certain registration rights with respect to certain securities of TLGY held by the Existing Holders;

WHEREAS, pursuant to that certain Merger Agreement, dated as of June 21, 2023 (the “Merger Agreement”), by and among TLGY, Virgo Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of (“Merger Sub”), Verde Bioresins, Inc., a Delaware corporation (“Verde”), and, solely for certain sections and article named therein, the Sponsor, Verde will become a wholly-owned subsidiary of TLGY (the “Business Combination”);

WHEREAS, prior to the consummation of the Business Combination, TLGY domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Article 206 of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”), and in connection with the Domestication and the Business Combination, changed its name to Verde Bioresins, Inc. As part of the Domestication, (i) each Class B Ordinary Share converted automatically, on a one-for-one basis, into one Class A Ordinary Share on the terms and conditions provided in TLGY’s amended and restated memorandum and articles of association and the Acquiror Support Agreement, (ii) immediately following the conversion described in clause (i) each Class A Ordinary Share converted, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), and (iii) by virtue of the Domestication and without any action on the part of any holder, each outstanding warrant of TLGY became exercisable for one share of Common Stock in lieu of one Class A Ordinary Share;

WHEREAS, after the closing of the Business Combination (the “Closing”), the Holders will own shares of Common Stock, par value $0.0001 per share;

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of TLGY and the Existing Holders of at least a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question (which majority interest must include Mizuho if such amendment or modification disproportionately affects in any way the rights of Mizuho hereunder); and

WHEREAS, the Company and the Existing Holders desire to amend and restate the Existing Registration Rights Agreement, in order to provide the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.11.

“Additional Holder Common Stock” shall have the meaning given in Section 5.11.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in (i) any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any Prospectus in order for the applicable Prospectus not to include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall have the meaning given to it in subsection 2.4.1.

“Board” shall mean the board of directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall have the meaning given in subsection 2.1.5.

“Domestication” shall have the meaning given in the Recitals hereto.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1 of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Recitals hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Financial Counterparty” shall have the meaning given in subsection 2.4.1 of this Agreement.

“Holder Indemnified Persons” shall have the meaning given in subsection 4.1.1 of this Agreement.

“Holder Information” shall have the meaning given in subsection 4.1.2.

“Holders” shall have the meaning given in the Preamble.

“Joinder” shall have the meaning given in Section 5.11.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.6 of this Agreement.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Underwritten Offering Threshold” shall have the meaning given in subsection 2.1.5.

“Misstatement” shall mean, in the case of a Registration Statement, an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein not misleading, and in the case of a Prospectus, an untrue statement of a material fact or an omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

“Other Coordinated Offering” shall have the meaning given to it in subsection 2.4.1.

“Permitted Transferees” shall mean any person or entity to whom a Holder is permitted to transfer Registrable Securities.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1 of this Agreement.

“Pro Rata” shall have the meaning given in subsection 2.1.6 of this Agreement.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post- effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” shall mean (a) any outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, (b) any Additional Holder Common Stock, (c) any shares of the Company issued or to be issued to any Holders in connection with the Business Combination and (d) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a share capitalization or share sub-division or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities may be sold without registration pursuant to Rule 144 and Rule 145 (as applicable) promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no current public information requirement or volume, manner of sale or other restrictions or limitations).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and any such registration statement having been declared effective by, or become effective pursuant to the rules promulgated by, the Commission.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any national securities exchange on which the shares of Common Stock is then listed);

(B)fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)reasonable printing, messenger, telephone and delivery expenses;

(D)reasonable fees and disbursements of counsel for the Company;

(E)reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration or Underwritten Offering;

(F)the fees and expenses incurred in connection with the listing of any Registrable Securities on each national securities exchange on which the shares of Common Stock is then listed;

(G)the fees and expenses incurred by the Company in connection with any Underwritten Offerings or other offering involving an Underwriter; and

(H)reasonable fees and expenses of one (1) legal counsel selected jointly by the majority-in-interest of Registrable Securities held by the Demanding Holders initiating an Underwritten Demand, Block Trade or Other Coordinated Offering, the Requesting Holders participating in an Underwritten Offering and the Holders participating in a Piggyback Registration, as applicable (not to exceed $50,000 in respect of any single Registration or Underwritten Offering).

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.5 of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1 of this Agreement.

“Sponsor” shall have the meaning given in the Preamble.

“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 2.1.3.

“TLGY Holders” shall mean the parties listed under TLGY Holders on Schedule A hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal or as broker, placement agent or sales agent pursuant to a Registration and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.5 of this Agreement.

“Underwritten Offering” or “Underwritten Registration” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Verde Holders” shall mean the parties listed under Verde Holders on Schedule A hereto.

“Withdrawal Notice” shall have the meaning given in subsection 2.1.7.

ARTICLE II

REGISTRATIONS

2.1Registration.

2.1.1Shelf Registration. The Company agrees that, within thirty (30) calendar days after the consummation of the Business Combination, the Company will use its commercially reasonable efforts to file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale or other disposition of the Registrable Securities (a “Shelf Registration”), which Shelf Registration may include shares of Common Stock that may be issuable upon exercise of outstanding warrants, or shares that may have been purchased in any private placement that was consummated at or prior to the Effective Time. Such Shelf Registration shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available (the “Plan of Distribution”) to, and requested by, any Holder named therein.

2.1.2Effective Registration. The Company shall use its commercially reasonable efforts to cause such Registration Statement to become effective by the Commission as soon as reasonably practicable after the initial filing of the Registration Statement. Subject to the limitations contained in this Agreement, the Company shall effect any Shelf Registration on such appropriate registration form of the Commission (a) as shall be selected by the Company and (b) as shall permit the resale or other disposition of the Registrable Securities by the Holders. The Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Effective Time and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effective Date”). If at any time a Registration Statement filed with the Commission pursuant to subsection 2.1.1 is effective and a Holder provides written notice to the Company that it intends to effect an offering of all or part of the Registrable Securities included on such Registration Statement, the Company will use its commercially reasonable efforts to amend or supplement such Registration Statement as may be necessary in order to enable such offering to take place in accordance with the terms of this Agreement.

2.1.3Subsequent Shelf Registration. If any Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Registration Statement to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Registration Statement or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to the Plan of Distribution, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding. Any such Subsequent Shelf Registration Statement shall be a Registration Statement on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this subsection 2.1.3, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.4Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor or a Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered, at the Company’s option, by any then available Registration Statement (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Registration Statement or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor and the Holders.

2.1.5Underwritten Offering. Subject to the provisions of subsection 2.1.6 and Section 2.5 of this Agreement, the Sponsor, a Holder or group of Holders (any of the Sponsor, Holder or group of Holders being in such case, a “Demanding Holder”) may make a written demand for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with subsection 2.1.1 of this Agreement (an “Underwritten Demand”); provided, that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $10 million (the “Minimum Underwritten Offering Threshold”). The Demanding Holder shall have the responsibility to engage an underwriter(s) (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks); provided that such selection shall be subject to the consent of the Company. The Company shall have no responsibility for engaging any underwriter(s) for an Underwritten Offering. The Company shall, within five (5) business days of the Company’s receipt of the Underwritten Demand, notify, in writing, all other Holders of such demand, and each Holder who thereafter requests to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to such Underwritten Demand (each such Holder, a “Requesting Holder”) shall so notify the Company, in writing, within two (2) days (one (1) day if such offering is an overnight or bought Underwritten Offering) after the receipt by such Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in such Underwritten Offering pursuant to such Underwritten Demand. In such event, the right of any Holder or Requesting Holder to registration pursuant to this subsection 2.1.5, shall be conditioned upon such Holder’s or Requesting Holder’s participation in such underwriting and the inclusion of such Holder’s or Requesting Holder’s Registrable Securities in the underwriting to the extent provided herein. All such Holders or Requesting Holders proposing to distribute their Registrable Securities through such Underwritten Offering under this subsection 2.1.5 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating such Underwritten Offering. Notwithstanding the foregoing, the Company is not obligated to effect more than an aggregate of five (5) Underwritten Offerings demanded by the Verde Holders and an aggregate of five (5) Underwritten Offerings demanded by the TLGY Holders pursuant to this subsection 2.1.5 and is not obligated to effect an Underwritten Offering pursuant to this subsection 2.1.5 within ninety (90) days after the closing of an Underwritten Offering.

2.1.6Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering, pursuant to an Underwritten Demand, in good faith, advises or advise the Company, the Demanding Holders, the Requesting Holders and other persons or entities holding Registrable Securities or other equity securities of the Company that were requested to be included in such Underwritten Offering, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock or other securities, if any, as to which registration has been requested pursuant to written contractual piggyback registration rights held by other equity holders of the Company who desire to sell (if any) that the dollar amount or number of Registrable Securities or other equity securities of the Company requested to be included in such Underwritten Offering exceeds the maximum dollar amount or maximum number of equity securities of the Company that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering, regardless of the number of shares held by each such person and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of the Requesting Holders, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities of the Company that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Stock or other equity securities of the Company held by other persons or entities that the

Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.1.7Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Offering, a majority-in-interest of the Demanding Holders initiating an Underwritten Offering shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Offering, prior to the public announcement of the Underwritten Offering by the Company; provided that the Sponsor or a Holder may elect to have the Company continue an Underwritten Offering if the Minimum Underwritten Offering Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Offering by the Sponsor, the Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Offering shall constitute a demand for an Underwritten Offering by the withdrawing Demanding Holder for purposes of subsection 2.1.6, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Offering or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Offering (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering); provided that, if the Sponsor or a Holder elects to continue an Underwritten Offering pursuant to the proviso in the immediately preceding sentence, such Underwritten Offering shall instead count as an Underwritten Offering demanded by the Sponsor or such Holder, as applicable, for purposes of subsection 2.1.6. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this subsection 2.1.7, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this subsection 2.1.7.

2.2Piggyback Registration.

2.2.1Piggyback Rights. Subject to the provisions of subsection 2.2.2 and Section 2.5 hereof, if, at any time on or after the date the Company consummates the Business Combination, the Company proposes to consummate an Underwritten Offering for its own account or for the account of stockholders of the Company, (i) filed pursuant to Section 2.2, or (ii) for an offering of debt that is convertible into equity securities of the Company, then the Company shall give written notice of such proposed action to all of the Holders as soon as practicable, which notice shall (x) describe the amount and type of securities to be included, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, and (y) offer to all of the Holders the opportunity to include such number of Registrable Securities as such Holders may request in writing within two (2) days (unless such offering is an overnight or bought Underwritten Offering, then one (1) day), in each case after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the resale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of equity securities of the Company that the Company desires to sell, taken together with (i) the shares of equity securities of the Company, if any, as to which the Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which a Piggyback Registration has been requested pursuant to Section 2.2 of this Agreement and (iii) the shares of equity securities of the Company, if any, as to which inclusion in the Underwritten Offering has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a)If the Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Underwritten Offering (A) first, the shares of Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the

Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders requesting a Piggyback Registration pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities of the Company, if any, as to which inclusion in the Underwritten Offering has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b)If the Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Underwritten Offering (A) first, the shares of Common Stock or other equity securities of the Company, if any, of such requesting persons or entities, other than the Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders requesting a Piggyback Registration pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B), and (C), the shares of Common Stock or other equity securities of the Company for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; or

(c)If the Underwritten Offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in subsection 2.1.6.

2.2.3Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Offering, and related obligations, shall be governed by subsection 2.1.7) shall have the right to withdraw from a Piggyback Registration upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing the Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3. The Company (whether on its own good faith determination or as a result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw an Underwritten Offering undertaken for the Company’s account at any time prior to the effectiveness of such Registration Statement.

2.2.4Unlimited Piggyback Registration Rights. For purposes of clarity, subject to subsection 2.1.7, any Piggyback Registration or Underwritten Offering effected pursuant to Section 2.2 of this Agreement shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 of this Agreement.

2.3Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder of Registrable Securities in excess of five percent (5%) of the outstanding Common Stock that participates and sells Registrable Securities in such Underwritten Offering (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the sixty (60)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder that participates and sells Registrable Securities in such Underwritten Offering agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders that execute a lock-up agreement).

2.4Block Trades and Other Coordinated Offerings.

2.4.1Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, either (x) $25 million or (y) all remaining Registrable Securities held by the Demanding Holder, then if such Demanding Holder requires any assistance from the Company pursuant to this Section 2.4, such Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters or brokers, sales agents or placement agents (each, a “Financial Counterparty”) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade or Other Coordinated Offering) prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and Financial Counterparty (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this subsection 2.4.2.

2.4.3Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to Section 2.4 of this Agreement.

2.4.4The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and Financial Counterparty (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5A Holder in the aggregate may demand no more than four (4) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Offering pursuant to subsection 2.1.5 hereof.

2.5Restrictions on Registration Rights. If (A) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; (B) in the good faith judgment of the Board such Underwritten Offering would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the undertaking of such Underwritten Offering at such time or (C) the Underwritten Offering would require inclusion in the Registration Statement or any prospectus of financial statements that are then unavailable to the Company, then in each case, as applicable, the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating the applicable reason(s) set forth in clauses (A) through (C) above underlying the Company’s decision to defer the undertaking of such Underwritten Offering. In such event, the Company shall have the right to defer such offering for a period of not more than sixty (60) days; provided, however, that the Company shall not defer its obligations in this manner more than once in any twelve (12) month period.

ARTICLE III

COMPANY PROCEDURES

3.1General Procedures. In connection with effecting any Underwritten Offering, Block Trade, and/or Other Coordinated Offering, subject to applicable law and any regulations promulgated by any securities exchange on which the Company’s equity securities are then listed, each as interpreted by the Company with the advice of its counsel, the Company shall use its commercially reasonable efforts to effect such Registration or Underwritten Offering to permit the resale or other disposition of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, security holders or partners), and pursuant thereto the Company shall, as expeditiously as possible and to the extent applicable:

3.1.1prepare and file with the Commission after the consummation of the Business Combination a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective in accordance with Section 2.1, including filing a replacement Registration Statement, if necessary, and remain effective until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

3.1.2prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, (a) as may be reasonably requested by any Holder that holds at least five-percent (5%) of the Registrable Securities registered on such Registration Statement, any Underwriter or the Sponsor (provided that at the time of such request, the Sponsor holds at least 25% of the amount of outstanding shares of Common Stock of the Company that it held immediately following the Effective Time), or (b) as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the plan of distribution provided by the Holders and as set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or Underwritten Offering or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company will not have any obligation to provide any document pursuant to this subsection 3.1.3 that is available on the Commission’s EDGAR system;

3.1.4prior to any Underwritten Offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement or Underwritten Offering;

3.1.7advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided that the Company will not have any obligation to provide any document pursuant to this subsection 3.1.8 that is available on the Commission’s EDGAR system;

3.1.9notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 of this Agreement;

3.1.10in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a Financial Counterparty pursuant to such Registration, permit a representative of the Holders (such representative to be selected by a majority of the Holders), the Underwriters, or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives or Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11obtain a comfort letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade or sale by a Financial Counterparty pursuant to such Registration (subject to such Financial Counterparty providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel), in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion and negative assurance letter is being given as the participating Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such participating Underwriter;

3.1.13in the event of an Underwritten Offering or a Block Trade, or an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration to which the Company has consented, to the extent reasonably requested by such Financial Counterparty in order to engage in such offering, allow the Financial Counterparty to conduct customary “underwriter’s due diligence” with respect to the Company;

3.1.14in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the Financial Counterparty of such offering or sale;

3.1.15make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16with respect to an Underwritten Offering pursuant to subsection 2.1.5 use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration. Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or Financial Counterparty if such Underwriter or Financial Counterparty has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or Financial Counterparty, as applicable.

3.2Registration Expenses. The Registration Expenses in respect of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

3.3Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information within a reasonable amount of time after such request (and a minimum of five (5) business days), the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company in the case of an Underwritten Offering initiated by the Company, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 2.1.5 and 2.4, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration. The Company will use its commercially reasonable efforts to ensure that the underwriting agreement related to such Registration shall provide that any liability of a Holder to any Underwriter or other person pursuant to such underwriting agreement shall be limited to liability (i) arising from a breach of such Holder’s representations and warranties thereto, (ii) will be several, and not joint and several, and (iii) will be limited to the net proceeds (after deducting discounts and commission, but not expenses) received by such Holder from the sale of such Holder’s Registrable Securities pursuant to such underwriting agreement.

3.4Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains or includes a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Registration Statement or Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Registration Statement or Prospectus may be resumed.

3.4.2Subject to subsection 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration or Underwritten Offering at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. Notwithstanding the foregoing, the Company may delay or suspend continued use of a Registration Statement or Prospectus in respect of a Registration or Underwritten Offering in order to file and make effective a post-effective amendment to such Registration Statement in connection with the filing of the Company’s Annual Report on Form 10-K, and such suspension shall not be subject to the provisions of subsection 3.4.4. In the event the Company exercises its rights under the preceding sentences in this Section 3.4, the Holders agree to suspend, immediately upon their receipt of the notices referred to in this Section 3.4, their use of the Registration Statement or Prospectus in connection with any resale or other disposition of Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.4.3Subject to subsection 3.4.4, (a) during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date sixty (60) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Registration Statement, or (b) if, pursuant to subsection 2.1.5, Holders have requested an Underwritten Offering and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to subsection 2.1.5 or Section 2.4.

3.4.4The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to subsection 3.4.2 or a registered offering pursuant to subsection 3.4.3 shall be exercised by the Company on not more than two (2) occasions and, in the aggregate, for not more than sixty (60) consecutive calendar days or more than one hundred-twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to resell or otherwise dispose of shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any customary legal opinions, to the extent such rule is available. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1Indemnification.

4.1.1The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, employees, advisors, agents, representatives, members and each person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) as incurred arising out of or resulting from any Misstatement or alleged Misstatement, except insofar as the same are caused by or contained or included in any information furnished in writing to the Company by or on behalf of such Holder Indemnified Person specifically for use therein.

4.1.2In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify and hold harmless the Company, its officers, directors, employees, advisors, agents, representatives and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, but only to the extent that the same are made in reliance on and in conformity with information relating to the Holder so furnished in writing to the Company by or on behalf of such Holder specifically for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and in no event shall the liability of any selling Holder hereunder be greater in amount than the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

4.1.3Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to any necessary local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, not to be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, advisor, agent, representative, member or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5If the indemnification provided under Section 4.1 of this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether the Misstatement or alleged Misstatement relates to information supplied by such indemnifying party or such indemnified party and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 of this Agreement, any reasonable legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service or sent by overnight mail via a reputable overnight carrier, in each case providing evidence of delivery or (iii) transmission by facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) business day following the date on which it is mailed, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by facsimile or email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed, if to the Company, to: (x) c/o TLGY Sponsors LLC, Flat A, 6/F, Ho Lee Commercial Building, 38-44 D’Aguilar Street, Central, Hong Kong SAR, Attention: Manager, E-mail: legalnotice@tlgysponsors.com, jingoon@tlgyholdings.com and (y) c/o Verde Bioresins, Inc., 2001 Wilshire Blvd Ste 330, Santa Monica, CA 90407, Attention: Brian Gordon, Email: brian@verdebioresins.com, or if to any Holder, to the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2Assignment; No Third Party Beneficiaries.

5.2.1This Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of such Registrable Securities, as the case may be, in whole or in part, except in connection with a Transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the restrictions set forth in this Agreement.

5.2.2This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors.

5.2.3This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 of this Agreement.

5.2.4No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 of this Agreement and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4Adjustments. If there are any changes in the Common Stock as a result of share split, share dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations under this Agreement shall continue with respect to the Common Stock as so changed.

5.5Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

5.6Trial by Jury. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND,

THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.7Amendments and Modifications. Upon the written consent of (i) the Company, (ii) the Holders of at least a majority in interest of the Registrable Securities held by the Holders at the time in question and (iii) the Sponsor (provided that at the time of such consent, the Sponsor holds at least 25% of the amount of outstanding shares of Common Stock of the Company that it held immediately following the Effective Time), compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (a) any amendment hereto or waiver hereof that adversely affects any Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of each such Holder so affected and (b) any amendment or waiver hereof that adversely affects the rights expressly granted to the Sponsor shall require the consent of the Sponsor. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8Other Registration Rights. The Company represents and warrants that no person, other than a Holder and holders of the Company’s warrants pursuant to that certain Warrant Agreement, dated as of November 30, 2021, by and between the Company and Continental Stock Transfer & Trust Company, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9Term. This Agreement shall terminate upon the earlier of (i) the tenth (10th) anniversary of the date of this Agreement and (ii) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article IV shall survive any termination.

5.10Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.11Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of the Sponsor (so long as the Sponsor holds at least 25% of the amount of outstanding shares of Common Stock of the Company that it held immediately following the Effective Time) and each Holder (in each case, so long as such Holder (other than the Sponsor) and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.12Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.13Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Existing Registration Rights Agreement shall no longer be of any force or effect.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Verde Bioresins, Inc.,
a Delaware corporation

By:
	Name:	Brian Gordon
	Title:	President

[Signature Page to Amended and Restated Registration Rights Agreement]

SPONSOR:

TLGY SPONSORS LLC,
a Cayman Islands exempted company

By:
Name: [•]
Title: [•]

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

MIZUHO SECURITIES USA LLC

By:
	Name:	[•]
	Title:	[•]

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

CENTAURY MANAGEMENT LTD.

By:
	Name:	[•]
	Title:	[•]

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

Shrijay Vijayan

By:
	Name:	[•]
	Title:	[•]

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

Donghyun Han

By:
	Name:	[•]
	Title:	[•]

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

Hyunchan Cho

By:
	Name:	[•]
	Title:	[•]

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

[•]

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

SCHEDULE A

TLGY Holders:

Verde Holders:

[Schedule A to Signature Page to Amended and Restated Registration Rights Agreement]

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•], 2023 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Verde Bioresins, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean                     .

Accordingly, the undersigned has executed and delivered this Joinder as of the                      day of                 .

Signature of Stockholder

Print Name of Stockholder

Its:

Address:

Agreed and Accepted as of
, 20

Verde Bioresins, Inc.

By:
Name:
Its:

[Exhibit A to Amended and Restated Registration Rights Agreement]

Annex F

EXECUTION VERSION

COMPANY SUPPORT AGREEMENT

This Company Support Agreement (this “Support Agreement”) is dated as of June 21, 2023, by and among Humanitario Capital LLC, a Puerto Rico limited liability company (the “Stockholder”), TLGY Acquisition Corporation, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Effective Time (“Acquiror”), and Verde Bioresins, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 2,648,364,984 shares of the Company’s Common Stock (the “Stockholder Shares”), (ii) (a) that certain Common Stock Purchase Warrant, dated as of February 17, 2023, (b) that certain Common Stock Purchase Warrant, dated as of February 8, 2021, and (c) that certain Common Stock Purchase Warrant, dated as of June 15, 2023 (together, the “Stockholder Warrants”), and (iii) (a) that certain Secured Convertible Promissory Note issued by the Company to Stockholder, dated as of February 17, 2023, and (b) that certain Secured Convertible Promissory Note issued by the Company to Stockholder, dated June 15, 2023 (together, the “Stockholder Notes”);

WHEREAS, prior to the execution and delivery of this Support Agreement, Acquiror, Virgo Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), the Company, and, solely for certain sections and article named therein, TLGY Sponsors LLC, a Cayman Islands limited liability company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of June 21, 2023, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving company and a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein (the “Merger”);

WHEREAS, the Merger Agreement contemplates that the Stockholder will receive, pursuant to the terms of the Merger Agreement, (i) certain shares of Acquiror Common Stock at the Closing (such shares, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Closing Shares”) and (ii) following the Closing, and as additional consideration for the Merger and the transactions contemplated thereby, promptly upon the occurrence of one or more Triggering Events, certain Earnout Shares (such shares, if and when issued, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Conditional Shares”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SUPPORT AGREEMENT; COVENANTS; RELEASE; SUBSCRIPTION COMMITMENT; VOTING TRUST AGREEMENT

1.1Binding Effect of Merger Agreement. The Stockholder hereby acknowledges that it has read the Merger Agreement and this Support Agreement and has had the opportunity to consult with its tax and legal advisors. During the term commencing on the date hereof and ending at the Expiration Time, the Stockholder shall be bound by and comply with Section 8.04 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) the Stockholder was an original signatory to the Merger Agreement with respect to such provision, and (b) each reference to the “Stockholder” contained in Section 8.04 of the Merger Agreement also referred to the Stockholder.

F-1

1.2No Transfer. During the period commencing on the date hereof and ending on the earliest to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms (the earlier of clauses (a) and (b), the “Expiration Time”), the Stockholder shall not, except in each case pursuant to the Merger Agreement, Transfer any of the Stockholder Shares, the Stockholder Warrants or the Stockholder Notes; provided, however, that the foregoing shall not prohibit Transfers between the Stockholder and any Affiliate of the Stockholder, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror and the Company a joinder to this Support Agreement in substantially the form attached hereto as Annex A; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve such Stockholder of its obligations under this Support Agreement. Any Transfer in violation of this Section 1.2 shall be null and void. Notwithstanding anything to the contrary above, the Stockholder shall not be prohibited from exercising or converting the Stockholder Warrants or the Stockholder Notes into Company Common Stock, and such Company Common Stock issued upon conversion of the Stockholder Warrants or the Stockholder Notes shall be deemed to be “Stockholder Shares” for purposes of this Support Agreement. “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

1.3New Shares. In the event that after the date hereof (a) any shares of Company Common Stock are issued to the Stockholder pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of the Stockholder Shares, on or affecting the Stockholder Shares owned by the Stockholder or otherwise, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any Company Common Stock or other equity securities of the Company, or (c) the Stockholder acquires the right to vote or share in the voting of any Company Common Stock or other equity securities of the Company (such Company Common Stock or other equity securities of the Company, collectively, the “New Securities”), then such New Securities acquired or purchased by the Stockholder shall be subject to the terms of this Support Agreement to the same extent as if they constituted the Stockholder Shares owned by the Stockholder as of the date hereof.

1.4Closing Date Deliverables. Upon the Closing, the Stockholder shall deliver to Acquiror and the Company (a) a duly executed copy of the Registration Rights Agreement, by and among Acquiror, the Company, certain of the Acquiror Shareholders and certain of the Company Stockholders, and (b) a duly executed copy of the Company Lock-Up Agreement, by and among Acquiror and the Stockholder.

1.5Conversion of Stockholder Notes. In connection with the Closing and immediately prior to the Effective Time, the Stockholder and the Company each shall take all actions for the Stockholder Notes to be converted into shares of the Company Common Stock pursuant to the terms of the applicable Stockholder Note.

1.6Conversion of Stockholder Warrants. In connection with the Closing and immediately prior to the Effective Time, the Stockholder and the Company each shall take all actions for the Stockholder Warrants to be converted into shares of the Company Common Stock pursuant to the terms of that certain Convertible Note and Warrant Purchase Agreement, dated as of June 15, 2023, between the Company and the Stockholder.

1.7Voting and Support Agreement.

(a)Except as contemplated or permitted under the Merger Agreement, during the period commencing on the date hereof and ending at the Expiration Time, at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company distributed by the Board of Directors of the Company or otherwise undertaken in respect of or as contemplated by the Merger Agreement or the transactions contemplated thereby in a form reasonably acceptable to Acquiror, the Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Stockholder Shares (to the extent such Stockholder Shares are entitled to vote on or provide consent with respect to such matter):

(i)to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger;

(ii)in any other circumstances upon which a consent, waiver or other approval is required under the Company Organizational Documents or under any agreements between the Company and its stockholders or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby, to vote, consent, waive or approve (or cause to be

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voted, consented, waived or approved) all of the Stockholder’s Stockholder Shares held at such time in favor thereof (to the extent such Stockholder Shares are entitled to vote on or provide consent, waiver or approval with respect to such matter);

(iii)against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement and the transactions contemplated thereby, including the Merger);

(iv)against any change in the business, management or Board of Directors of the Company that would or would reasonably be expected to adversely affect the ability of the Company to consummate the transactions contemplated by the Merger Agreement, including the Merger; and

(v)against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Support Agreement, the Merger Agreement or the transactions contemplated thereby, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock or securities convertible into capital stock of, the Company; and

(vi)the Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

1.8Further Assurances. The Stockholder shall take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Law) to consummate the Merger and the other transactions contemplated by the Merger Agreement and this Support Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

1.9No Inconsistent Agreement. The Stockholder hereby represents and covenants that such Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder.

1.10Subscription Commitment. The Stockholder hereby covenants and agrees, subject to the provisions of this Section 1.10, to subscribe for and purchase from the Acquiror upon the Closing, a number of shares of the Acquiror’s Common Stock equal to the Subscription Amount (as defined below), at a purchase price of $10.00 per share (the “PIPE Investment”). The Stockholder’s obligation to make the PIPE Investment is subject to the Acquiror receiving commitments from one or more Financial Institutional Investors (as defined below) to purchase shares of the Acquiror’s Common Stock at the Closing (such commitments, collectively, “Institutional PIPE Proceeds”); the Stockholder shall not have any obligation to make the PIPE Investment if the Acquiror accepts a subscription to purchase shares of the Acquiror’s Common Stock at the Closing from one or more Strategic Investors (as defined below). The closing of the PIPE Investment is contingent upon the concurrent consummation of the Closing. Promptly following the date hereof, the Stockholder agrees to execute and deliver to Acquiror a subscription agreement in connection with the PIPE Investment on customary market terms (other than as specified herein) on a form consented to by Acquiror in good faith (such consent shall not be unreasonably withheld, conditioned or delayed).

For purposes of this Section 1.10, “Subscription Amount” means the lesser of (i) 10% of the Institutional PIPE Proceeds or (ii) $25,000,000 (provided that any proceeds invested by the Stockholder in the Company in the form of equity or equity-linked securities during the period between the execution of the Merger Agreement and the Closing (including, for the avoidance of doubt, any Stockholder Extension Advances), to the extent such equity or equity-linked securities are not redeemed or such proceeds are not otherwise repaid to the Stockholder by the Company prior to or upon the Effective Time, shall be deducted from the Subscription Amount).

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For purposes of this Section 1.10, “Financial Institutional Investor” shall mean any institutional investor that is a bank, a non-bank financial institution, mutual fund, registered investment company, pension fund, hedge fund, private equity fund, venture capital fund, insurance company, sovereign wealth fund, family office or other similar institutional investor regularly engaged in the business of making financial investments that (A) also qualifies as either (i) a “qualified institutional buyer” under Rule 144A of the Securities Act of 1933 or (ii) as an institutional “accredited investor” under Rule 501(a)(1), (2), (3), (7), (8), (9) or (12) and (B) that is also an “institutional account” within the meaning of FINRA Rule 4512; provided, however, that, for the avoidance of doubt, the term “Financial Institutional Investor” shall not include any entity that is a “Strategic Investor” (as defined below).

For purposes of this Section 1.10, “Strategic Investor” shall mean (i) any operating company that is engaged in the same or a similar industry to the Company or that is an actual or potential customer, supplier, manufacturer, vendor of the Company or is an actual or potential strategic or commercial collaborator or partner of or otherwise having an actual or potential strategic commercial relationship with the Company, (ii) any competitor of the Company, (iii) any Person that would otherwise commonly be considered a strategic investor with respect to the Company, or (iv) any entity that would otherwise constitute a Financial Institutional Investor but is the controlling Affiliate of any Person referred to in clauses (i), (ii) or (iii) of this definition of Strategic Investor; provided that the Stockholder shall notify Acquiror in writing prior to the Effective Time if it deems any investor that is subscribing to purchase shares of the Acquiror’s Common Stock at the Closing as a “Strategic Investor”.

1.11Commitment to Extend Company Extension Loan. The Stockholder hereby covenants and agrees, if any Company Extension Loan(s) is required to be provided by the Company to Acquiror pursuant to the terms of the Merger Agreement, to provide an equivalent amount to the Company to finance such Company Extension Loan(s) (each such amount, a “Stockholder Extension Advance”), if requested by the Company in writing at least five (5) Business Days prior to the funding date of such Company Extension Loan. Interest on each Stockholder Extension Advance shall accrue at a fixed rate equal to 10% per annum through and including the day on which such Stockholder Extension Advance is repaid in full or converted in accordance with this Section 1.11, shall be computed on the basis of a year of three hundred sixty- five (365) days for the actual number of days elapsed, and shall be compounded monthly. The Company shall issue to the Stockholder a convertible promissory note in respect of each Stockholder Extension Advance on terms consistent with this Section 1.11 and otherwise on substantially the same terms as the Stockholder Notes. The Stockholder shall have the right to direct the Company to convert all or any portion of the aggregate outstanding principal amount of the Company Extension Loans (together with accrued and unpaid interest thereon) into Acquiror Common Stock pursuant to Section 7.13(g) of the Merger Agreement, and any Acquiror Common Stock issued in respect of the Company Extension Loans so converted shall be transferred by the Company to the Stockholder in exchange for the cancellation (in whole or in part) of the corresponding Stockholder Extension Advances.

1.12Voting Trust Agreement. The Stockholder hereby covenants and agrees that, within ten (10) Business Days after the Registration Statement is declared effective under the Securities Act, the Stockholder will enter into a voting trust agreement, on terms and conditions set forth in Exhibit A hereto and otherwise on terms and conditions to the reasonable satisfaction of the Stockholder, the Company and the Acquiror (the “Voting Trust Agreement”), with an independent third-party trustee appointed by the Stockholder (which trustee shall not be an Affiliate of the Stockholder or a member of the immediate family of any Affiliate of the Stockholder) (the “Voting Trustee”), pursuant to which the Stockholder will transfer and assign to the Voting Trustee all of the Closing Shares and the Conditional Shares received (or to be received) by the Stockholder pursuant to the terms of the Merger Agreement, effective as of the Effective Time.

1.13Waiver and Release of Claims. The Stockholder hereby covenants and agrees as follows:

(a)Subject to and conditioned upon the Effective Time, effective as of the Effective Time (and subject to the limitations set forth in paragraph (c) below), the Stockholder, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties,” provided, for the avoidance of doubt, that the Acquiror, shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge the Acquiror, the Company, and each of their past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Effective Time (each a “Claim” and, collectively, the “Claims”).

(b)The Stockholder acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Support Agreement, and that it may hereafter come to have a different understanding of the law that may apply to potential claims which it is releasing hereunder, but it affirms that, except as

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is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, the Stockholder acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. The Stockholder knowingly and voluntarily waives and releases any and all rights and benefits it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Stockholder understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives the Stockholder the right not to release existing Claims of which the Stockholder is not aware, unless the Stockholder voluntarily chooses to waive this right. Having been so apprised, the Stockholder nevertheless hereby voluntarily elects to and does waive any rights it may have that are described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for Claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 1.13, in each case, effective as of the Effective Time. The Stockholder acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 1.13 and that, without such waiver, the Acquiror and the Company would not have agreed to the terms of this Support Agreement.

(c)Notwithstanding the foregoing provisions of this Section 1.13 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of (A) this Support Agreement, the Merger Agreement, any of the Ancillary Agreements or any other document, certificate or Contract executed or delivered in connection with the Merger Agreement; (B) the Registration Rights Agreement; or (C) any underwriting agreement, business combination marketing agreement, financial advisory agreement, engagement letter or any similar agreement in respect of the transactions contemplated by the Merger Agreement to which a Releasing Party may be a party and that (in each case) is expressly disclosed in the Schedules of the Company, as each such agreement or instrument described in this clause (i) may be amended in accordance with its terms and the terms set forth in (x) the Merger Agreement or (y) this Support Agreement or the other Ancillary Agreements (if and to the extent applicable), (ii) any rights with respect to the capital stock or warrants of the Company owned by such Releasing Party, or (iii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation or bylaws of the Acquiror or any of its Subsidiaries or any indemnity or similar agreements by the Acquiror or any of its Subsidiaries with or for the benefit of a Releasing Party solely to the extent (in each case) set forth in the Schedules of the Company or as contemplated by Section 7.01 of the Merger Agreement.

(d)Notwithstanding the foregoing provisions of this Section 1.13, nothing contained in this Support Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

REPRESENTATIONS AND WARRANTIES

2.1No Inconsistent Agreement. The Stockholder hereby represents and covenants that the Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder.

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2.2Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants as of the date hereof to Acquiror and the Company as follows:

(a)Organization; Due Authorization. The Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within the Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Stockholder. This Support Agreement has been duly executed and delivered by the Stockholder, and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)Ownership. The Stockholder is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and have good title to, all of the Stockholder Shares, which represent 81.66% of the voting power of the outstanding Company Stock entitled to vote, voting together as a single class, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose) affecting any Stockholder Shares, other than any Permitted Liens or pursuant to (i) this Support Agreement, (ii) the Company Organizational Documents, or (iii) any applicable securities laws. Other than the Stockholder Shares, the Stockholder Warrants and the Stockholder Notes, the Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments for shares of the Company.

(c)No Conflicts. The execution and delivery of this Support Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon the Stockholder or the Stockholder Shares), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Stockholder of its obligations under this Support Agreement. The Stockholder has full right and power to enter into this Support Agreement. For the avoidance of doubt, pursuant to the Company Organizational Documents, other than the consent of the Stockholder, no other consent of any other stockholder of the Company is required to obtain the Company Stockholder Approvals.

(d)Litigation. Except as set forth in Schedule 2.2(d) attached hereto, (i) there are no Actions pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder, before (or, in the case of any threatened Actions, that would be before) any Governmental Entity, that in any manner challenge or seek to prevent, enjoin or materially delay the performance by the Stockholder of its obligations under this Support Agreement, (ii) the Stockholder has not been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked and (iii) the Stockholder (A) is not subject to or a respondent in any legal action for any injunction, cease and desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction, (B) has not been convicted of, or pleaded guilty to, any crime involving fraud relating to any financial transaction or handling of funds of another person, or pertaining to any dealings in any securities and (C) is not currently a defendant in any such criminal proceeding.

(e)Acknowledgment. The Stockholder understands and acknowledges that each of the Company and the Acquiror is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Support Agreement.

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ARTICLE III

MISCELLANEOUS

3.1Termination. This Support Agreement and all of its provisions shall automatically terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, and (ii) such date and time as the Merger Agreement shall be terminated in accordance with its terms. Upon such termination of this Support Agreement, all obligations of the parties under this Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Support Agreement prior to such termination. This ARTICLE III shall survive the termination of this Support Agreement.

3.2Governing Law. Sections 11.06 and 11.12 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

3.3Assignment. This Support Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Support Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

3.4Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Support Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Support Agreement and to enforce specifically the terms and provisions of this Support Agreement in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Support Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

3.5Amendment; Waiver. This Support Agreement or any provision hereof may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Stockholder.

3.6Severability. If any provision of this Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Support Agreement will remain in full force and effect. Any provision of this Support Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.7Notices. All notices, consents, waivers and other communications under this Support Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a party may designate by notice to the other parties in accordance with this Section 3.7):

If to Acquiror (before the Effective Time):

TLGY Sponsors LLC

Flat A, 6/F, Ho Lee Commercial Building, 38-44 D’Aguilar Street, Central, Hong Kong

SAR

Attention: Manager

E-mail: legalnotice@tlgysponsors.com

jingoon@tlgyholdings.com

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with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton

45th Floor, Fortune Financial Center

5 Dong San Huan Zhong Lu

Chaoyang District, Beijing 100020

People’s Republic of China

Attention: Denise Shiu

E-mail: dshiu@cgsh.com

and

Cleary Gottlieb Steen & Hamilton One Liberty Plaza

New York, NY 10006

Attention: Adam Brenneman

E-mail: abrenneman@cgsh.com

If to the Company:

Verde Bioresins, Inc

2001 Wilshire Blvd Ste 330,

Santa Monica, CA 90407,

Attn: Brian Gordon

E-mail: brian@verdebioresins.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

2600 El Camino Real, Suite 400

Palo Alto, CA 94306

Attn: Daniel Zimmermann

E-mail: Daniel.Zimmermann@wilmerhale.com

If to the Stockholder:

Humanitario Capital LLC

200 Dorado Beach Drive #3831

Dorado, Puerto Rico 00646

Attn: Terren S. Peizer

E-mail: terren@acuitasgh.com

3.8Counterparts. This Support Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.9Entire Agreement. This Support Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

3.10Rights of Third Parties. Nothing expressed or implied in this Support Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Support Agreement.

3.11Stockholder Transaction Expenses. If the Merger Agreement is terminated in accordance with its terms, promptly upon such termination, the Company shall reimburse the Stockholder for all Humanitario Transaction Expenses. For the avoidance of doubt, if the Closing occurs, Acquiror shall pay, or cause to be paid, the Humanitario Transaction Expenses in accordance with Section 3.09 of the Merger Agreement.

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IN WITNESS WHEREOF, the Stockholder, Acquiror and the Company have each caused this Support Agreement to be duly executed as of the date first written above.

TLGY Acquisition Corporation

By:	/s/ Jin-Goon Kim
	Name:	Jin-Goon Kim
	Title:	Chairman & Chief Executive Officer

[Signature Page to Company Support Agreement]

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Humanitario Capital LLC

By:	/s/ Terren S. Peizer
	Name:	Terren S. Peizer
	Title:	Sole Member

[Signature Page to Company Support Agreement]

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Verde Bioresins, Inc.

By:	/s/ Brian Gordon
	Name:	Brian Gordon
	Title:	President

[Signature Page to Company Support Agreement]

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Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Company Support Agreement, dated as of June 21, 2023 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among TLGY Stockholders LLC, a Cayman Islands limited liability company (the “Stockholder Holdco”), TLGY Acquisition Corporation, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation), Verde Bioresins, Inc., a Delaware corporation, and the Stockholder. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of the Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Name:

By:
Title:
Date:

Notice Address:
[•]
[•]
[•]

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Exhibit A

Terms of Voting Trust Agreement

In the event that, at any time during the term of the Voting Trust Agreement, (a) any shares of Acquiror Common Stock (including, for the avoidance of doubt, any Conditional Shares) are issued to the Stockholder pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of any of the Closing Shares or the Conditional Shares, on or affecting any of the Closing Shares or the Conditional Shares owned by the Stockholder or otherwise, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any shares of Acquiror Common Stock or (c) the Stockholder acquires the right to vote or share in the voting of any shares of Acquiror Common Stock, then all such shares of Acquiror Common Stock shall be subject to the Voting Trust Agreement.

During the term of the Voting Trust Agreement, the Voting Trustee shall vote all shares of Acquiror Common Stock subject to the Voting Trust Agreement in favor of any vote, consent or other action in the same proportion as voted by public stockholders of the Company that are not Affiliates of the Company with respect to such matter.

The Voting Trust Agreement shall remain in effect until the earliest to occur of the following: (a) the charges described in Schedule 2.2(d) attached to the Support Agreement are fully dismissed, (b) the fifth anniversary of the Third Closing Date, and (c) such time as the Stockholder and its Affiliates collectively beneficially own shares of Acquiror Common Stock representing in the aggregate less than 10% of the total voting power of all shares of Acquiror Common Stock then outstanding.

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Schedule 2.2(d)

Litigation

On March 1, 2023, the U.S. Department of Justice announced charges and the U.S. Securities and Exchange Commission filed a civil complaint against Terren S. Peizer, the sole member, Chairman and managing member of Acuitas Group Holdings, LLC (“Acuitas”), an affiliate of Humanitario, alleging insider trading in the stock of an unrelated company, OnTrak, Inc. Acuitas was also named as a defendant in the SEC complaint. Mr. Peizer denies the allegations and is contesting both actions.

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Annex G

EXECUTION VERSION

SPONSOR SHARE RESTRICTION AGREEMENT

This SPONSOR SHARE RESTRICTION AGREEMENT (this “Agreement”) is dated as of June 21, 2023, by and among (i) TLGY Acquisition Corporation, a Cayman Islands exempted company (“Acquiror”), (ii) TLGY Sponsors LLC, a Cayman Islands limited liability company (the “Sponsor”), (iii) Verde Bioresins, Inc., a Delaware corporation (“Verde”), and (iv) certain other parties to the Insider Agreement (as defined below) set forth on the signature pages hereto. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 5,344,700 Acquiror Class B Ordinary Shares (such shares, before and after the conversion in connection with the Redomicile, the “Sponsor Shares”) and (ii) 11,259,500 Existing Acquiror Private Placement Warrants (such warrants, before and after the conversion in connection with the Redomicile, the “Sponsor Warrants”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Verde and certain other persons party thereto have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, whereby the parties thereto intend to effect a business combination involving Acquiror and Verde through the Merger and the Transactions, each on the terms and subject to the conditions set forth therein; and

WHEREAS, as an inducement to Acquiror and Verde to enter into the Merger Agreement and to consummate the Transactions, the Sponsor is entering into this Agreement to provide for the surrender and restriction of certain of the Sponsor Shares and Sponsor Warrants, as further set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

TRANSFER RESTRICTIONS; WARRANT SURRENDER; INCENTIVE POOL;
WAIVER OF ANTI-DILUTION PROTECTION

1.1Insider Agreement; Applicability. That certain letter agreement, dated as of November 30, 2021, among Acquiror, the Sponsor and the Insiders (as such term is defined therein) (the “Insider Agreement”), provides, among other things, that certain of the Sponsor Shares and Sponsor Warrants shall only be transferable upon the happening of certain events. Effective as of and conditioned upon the Closing (but, for the avoidance of doubt, not prior to that), (a) the Sponsor Shares and the Sponsor Warrants immediately following the Effective Time shall be subject to the provisions set forth in this Article I, and (b) to the extent the provisions contained in this Agreement are inconsistent with those contained in the Insider Agreement, the terms and provisions contained herein shall control and supersede any such provisions in the Insider Agreement.

1.2	Sponsor Lock-Up.

(a)For purposes of this Agreement, “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(b)The Sponsor agrees that:

(i)it shall not Transfer any Sponsor Shares or any Acquiror Warrants (or Acquiror Common Stock issued or issuable upon the exercise thereof) or Acquiror Common Stock purchased or otherwise acquired by the Sponsor prior to or upon the Closing (except for the Sponsor Earnout Shares) (such Sponsor Shares, Acquiror Warrants and Acquiror Common Stock, collectively, the “Sponsor Locked Up Equity”) until the earlier of (i) one year after the Effective Time; and (ii) subsequent to the Closing, (x) if the Stock Price of Acquiror Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 150 days after the Effective Time or (y) the date on which Acquiror completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Acquiror’s shareholders having the right to exchange their Acquiror Common Stock for cash, securities or other property (the restrictions set forth in this Subsection 1.2(b)(i), subject to Subsection 1.2(c) below, the “Lock-Up”); and

(ii)except as set forth in Section 1.4 hereof, it shall not Transfer any Sponsor Warrants until the termination of this Agreement pursuant to Section 3.1 hereof.

(c)Notwithstanding the provisions set forth in this Section 1.2, Transfers of any Sponsor Locked Up Equity that is held by the Sponsor or any of its permitted transferees (that have complied with this Section 1.2(c)), are permitted (i) to Acquiror’s officers or directors, any affiliates or family members of any of Acquiror’s officers or directors, any members of the Sponsor, or any of their respective affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) to a nominee or custodian holding securities on behalf of a beneficial owner to whom a disposition or transfer would be permissible under clauses (i) through (iv) above; (vi) in the event of Acquiror’s liquidation prior to the Closing; (vii) by virtue of the laws of Delaware or the Sponsor’s organizational documents upon dissolution of the Sponsor; and (viii) in the event of Acquiror’s liquidation, merger, share exchange, reorganization or other similar transaction which results in all of Acquiror’s shareholders having the right to exchange their Acquiror Common Stock for cash, securities or other property subsequent to the Closing; provided, however, that in the case of clauses (i) through (v) and (vii), these permitted transferees must enter into a written agreement with Acquiror agreeing to be bound by the restrictions in this Agreement.

(d)If any Transfer is made or attempted contrary to the provisions of the Lock- Up or the Earnout Lock-Up (any such Transfer, a “Prohibited Transfer”), such purported Prohibited Transfer shall be null and void ab initio, and Acquiror shall refuse to recognize any such purported transferee of the Sponsor Shares, Acquiror Warrants or Acquiror Common Stock as the holder of such securities for any purpose. In order to enforce this Section 1.2, Acquiror may impose stop-transfer instructions with respect to the Sponsor Shares, Acquiror Warrants and Acquiror Common Stock subject to the Lock-Up or the Earnout Lock-Up, as applicable, until the relevant securities are released from and no longer subject to the Lock-Up or the Earnout Lock- Up, as applicable, except in compliance with the foregoing restrictions. Each certificate evidencing any Sponsor Shares, Acquiror Warrants or Acquiror Common Stock that is subject to the Lock- Up or the Earnout Lock-Up, as applicable, shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SPONSOR SHARE RESTRICTION AGREEMENT, DATED AS OF JUNE 21, 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

In connection with the termination of the Lock-Up, except as required by applicable securities laws, Acquiror shall remove any legends, stock transfer restrictions, stop transfer orders or similar restrictions with respect to the Lock-Up.

1.3	Sponsor Warrant Forfeiture.

(a)The Sponsor agrees that it shall immediately upon the Closing forfeit and surrender for cancellation all Sponsor Warrants, other than the Incentive Warrants Granted by the Sponsor pursuant to Section 1.4 hereof (the “Surrendered Warrants”). Acquiror shall immediately retire and cancel all of the Surrendered Warrants so forfeited and surrendered (and shall direct Acquiror’s transfer agent, or such other intermediaries as appropriate, to take any and all such actions incident thereto). The Sponsor and Acquiror each shall take all such actions as are necessary to cause the Surrendered Warrants to be retired and cancelled, after which the Surrendered Warrants shall no longer be issued or outstanding.

(b)The Parties agree that the Sponsor Earnout Shares, when and if issued pursuant to Section 3.07(b) of the Merger Agreement, shall be treated for US tax purposes as having been issued in an exchange for the Surrendered Warrants in a recapitalization qualifying under Section 368(a)(1)(E) of the Code, and no party hereto shall take an inconsistent position on any US tax returns (for the avoidance of doubt, neither the Acquiror nor Verde may treat the issuance as giving rise to a tax deduction).

1.4Sponsor Incentive Pool. For purposes of this Section 1.4, (i) except where designated as the “pre-Closing Acquiror”, the “Acquiror” shall mean the Acquiror immediately following the consummation of the Closing and (ii) employment or service to, or action by, the Acquiror shall be deemed to mean the Acquiror and any subsidiary of the Acquiror (including Verde) (so that, for example, an Incentive Grantee shall be deemed to be employed by or in service to Verde or the Acquiror if the Incentive Grantee is employed by or in service to the Acquiror or any subsidiary of the Acquiror (including Verde)).

(a)Conditioned upon the consummation of the Closing, the Sponsor will concurrently with entering into this Agreement, reserve 1,125,950 Sponsor Warrants as “Incentive Warrants”. The Sponsor, after consultation with Verde before the Closing, shall Transfer (in the manner described in Section 1.4(c) below) for no additional consideration (“Grant”, “Granted” or “Granting”) at the Closing the Incentive Warrants to such officers and employees of Verde providing services to Verde as of the date of the Merger Agreement (“Incentive Grantees”) and employed by Verde at the time of Grant to be determined at the Sponsor’s discretion primarily based on the work performed in facilitating the transactions contemplated by the Merger Agreement; provided that, the Sponsor may forfeit and surrender pursuant to Section 1.3 hereof, rather than Grant under this Section 1.4, up to 281,487 Sponsor Warrants so reserved as Incentive Warrants, if the Sponsor determines, acting in good faith, that the Incentive Grantees have not used reasonable efforts to facilitate the transactions contemplated by the Merger Agreement (including, for the avoidance of doubt, cooperating with the Sponsor and the pre-Closing Acquiror to raise Net Proceeds) (to the extent any such Sponsor Warrants are so forfeited and surrendered, such Sponsor Warrants shall no longer constitute “Incentive Warrants” and shall be “Surrendered Warrants” for purposes of this Agreement). Except for Grants to Incentive Grantees, the Sponsor may not Transfer the Incentive Warrants to any other Person. In addition, for the avoidance of doubt, all Incentive Warrants shall be Granted to Incentive Grantees or surrendered and forfeited, in each case, as provided herein, and the Sponsor may not retain any Incentive Warrants for its own account.

(b)The Incentive Warrants under each Grant shall be subject to (i) an agreement documenting the grant of Incentive Warrant(s) (an “Incentive Warrant Agreement”), executed by the Acquiror and the Incentive Grantee, that Verde and the Acquiror, in consultation with the Sponsor, determines will be applicable as of the date of Grant and (ii) any applicable Acquiror approvals that may be advisable pursuant to applicable law, and, subject to any limitations required by applicable law, shall become exercisable upon the date that is thirty (30) days after the Effective Time; provided that each Incentive Warrant Agreement shall provide that such Incentive Warrants (including any shares of Acquiror Common Stock received upon the exercise thereof) (x) may not be Transferred prior to the second (2nd) anniversary of the date of exercisability, and (y) shall be subject to forfeiture in the event that the employment or service of the applicable Incentive Grantee with or to the Acquiror is terminated within two (2) years from the Effective Time either voluntarily by such Incentive Grantee (which shall not include, for the avoidance of doubt, a termination by such Incentive Grantee for Good Reason) or due to a Bad Leave (the provisions specified in subclauses (x) and (y), the “Incentive Warrant Restrictions”). A “Bad Leave” shall occur upon (a) a good faith finding by the Acquiror that (i) the Incentive Grantee engaged in willful misconduct, fraud, dishonesty, or embezzlement, (ii) the Incentive Grantee has engaged in any conduct that is, or is reasonably likely to be, materially harmful to the business, interests or reputation of the Acquiror, (iii) the Incentive Grantee has materially breached any restrictive covenant agreement or any other agreement with, or material policy of, the Acquiror, or (iv), the Incentive Grantee has engaged in alcohol or substance abuse or other behavior that has materially interfered with the performance by the Incentive Grantee of his duties and responsibilities for the Acquiror; or (b) the commission by the Incentive Grantee of, or the entry of a plea of guilty or nolo contendere by the Incentive Grantee to, any crime involving dishonesty or moral turpitude or any felony. For the avoidance of doubt, Incentive Warrants shall not be forfeited if an Incentive Grantee’s employment or service with or to the Acquiror is terminated by the Incentive Grantee for Good Reason, if the Incentive Grantee dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code), or if the Incentive Grantee’s employment or service with or to the Acquiror is terminated by the Acquiror for a reason other than a Bad Leave, in any case during the two (2) year period from the Effective Time. “Good Reason” shall mean the occurrence of any of the following without the Incentive Grantee’s written consent: (i) a material diminution in the Incentive Grantee’s authority, duties or responsibilities; (ii) a material diminution of the Incentive Grantee’s base compensation; or (iii) the relocation of the Incentive Grantee’s principal place of business to a location that is greater than 50 (fifty) miles from Incentive Grantee’s then current principal place of business; provided, that, no termination will be treated as a termination for Good Reason unless (x) the Incentive Grantee has given written notice to the Acquiror of Incentive Grantee’s intention to terminate employment for Good Reason, describing the grounds for such action, no later than 30 (thirty) days after the occurrence of any such circumstances, (y) the Incentive Grantee has provided the Acquiror with at least 30 (thirty) days in which to cure the circumstances, and (z) if the Acquiror is not successful in curing the circumstances, the Incentive Grantee ends employment within 30 (thirty) days following the cure period in (y). The Acquiror and Verde shall work in good faith and as reasonably necessary to ensure that the Incentive Warrants are issued in compliance with all applicable securities laws and in accordance with the rules of any securities exchange, trading system or marketplace. For as long as the Sponsor Director remains a member of the Acquiror Board, the Acquiror shall not waive, amend, terminate or otherwise modify the Incentive Warrant Restrictions under any Incentive Warrant Agreement without the prior written consent of the Sponsor Director.

(c)Notwithstanding the foregoing, the parties hereto agree that the Grant of the Incentive Warrants shall be consummated in the following manner:

(i)the Sponsor agrees that it shall immediately upon the Closing forfeit and surrender to the Acquiror for cancellation the Incentive Warrants; and

(ii)concurrently with the cancellation of the Incentive Warrants, the Acquiror shall issue the applicable number of warrants (to be on the same terms and conditions as the Incentive Warrants, provided that in no event shall an Incentive Warrant have an exercise price that is less than the fair market value of a share of Acquiror Common Stock on the date of grant) to each Incentive Grantee as determined pursuant to Section 1.4(a) above, and such warrants shall constitute “Incentive Warrants” for purposes of this Agreement.

1.5Waiver of Anti-Dilution Protection. The Sponsor and the Insiders, who collectively are the holders of all of the outstanding Acquiror Class B Ordinary Shares (including the Acquiror Common Stock converted therefrom in connection with the Redomicile, “Acquiror Class B Shares”), hereby waive any rights to anti-dilution protections with respect to the Acquiror Class B Shares that may result from any Pre-Closing Financing made in connection with the Closing, including as provided in Section 17.3 of the Amended and Restated Articles of Association of Acquiror.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1Representations and Warranties of the Sponsor. The Sponsor represents and warrants as of the date hereof, as of the First Closing Date and as of the Third Closing Date to Acquiror and Verde as follows:

(a)Organization; Due Authorization. The Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Sponsor. This Agreement has been duly executed and delivered by the Sponsor, and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)Ownership. The Sponsor is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and have good title to, all of the Sponsor Shares and Sponsor Warrants (except as Granted pursuant to Section 1.4 hereof), and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose) affecting any Sponsor Shares or Sponsor Warrants, other than any Permitted Liens or pursuant to (i) this Agreement, (ii) the organizational documents of Acquiror, (iii) the Merger Agreement, (iv) the Insider Agreement, (v) the Acquiror Voting Agreement or (vi) any applicable securities laws. Other than the Sponsor Warrants, the Working Capital Loans and/or the Sponsor Extension Loans and pursuant to the organizational documents of Acquiror, the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments for shares of Acquiror. There are no outstanding Acquiror Class B Shares or Acquiror Private Placement Warrants other than those held by the Sponsor and the Insiders.

(c)No Conflicts. The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon the Sponsor or the Sponsor Shares or Sponsor Warrants), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement. The Sponsor has full right and power to enter into this Agreement.

(d)Litigation. There are no Legal Proceedings pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, before (or, in the case of threatened Legal Proceedings, that would be before) any Governmental Entity, that in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement. The Sponsor has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. The Sponsor (i) is not subject to or a respondent in any legal action for any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction, (ii) has never been convicted of, or pleaded guilty to, any crime involving fraud relating to any financial transaction or handling of funds of another person, or pertaining to any dealings in any securities and (iii) is not currently a defendant in any such criminal proceeding.

(e)Acknowledgment. The Sponsor understands and acknowledges that each of Acquiror and Verde is entering into the Merger Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement. The Sponsor has had the opportunity to read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors.

ARTICLE III
MISCELLANEOUS

3.1Termination. This Agreement and all of its provisions shall automatically terminate and be of no further force or effect upon the termination of the Merger Agreement in accordance with its terms. No such termination shall relieve any party hereto from any obligation accruing or liability resulting from a breach of this Agreement occurring prior to such termination.

3.2Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. Sections 11.06 and 11.12 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

3.3Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

3.4Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware.

3.5409A Compliance. This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and interpreted in a manner that is consistent with the requirements for exemption from Section 409A.

3.6Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

3.7Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.8Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a party may designate by notice to the other parties in accordance with this Section 3.7):

If to Acquiror (before the Effective Time) or Sponsor:

TLGY Sponsors LLC

Flat A, 6/F, Ho Lee Commercial Building, 38-44 D’Aguilar Street, Central, Hong Kong SAR

Attention: Manager

E-mail:legalnotice@tlgysponsors.com

jingoon@tlgyholdings.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton

45th Floor, Fortune Financial Center

5 Dong San Huan Zhong Lu

Chaoyang District, Beijing 100020

People’s Republic of China

Attention: Denise Shiu

E-mail: dshiu@cgsh.com

and

Cleary Gottlieb Steen & Hamilton

One Liberty Plaza

New York, NY 10006

Attention: Adam Brenneman

E-mail: abrenneman@cgsh.com

If to Verde:

Verde Bioresins, Inc

2001 Wilshire Blvd Ste 330,

Santa Monica, CA 90407,

Attn: Brian Gordon

E-mail: brian@verdebioresins.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

2600 El Camino Real, Suite 400

Palo Alto, CA 94306

Attn: Daniel Zimmermann

E-mail: Daniel.Zimmermann@wilmerhale.com

and

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

New York, New York 10007

Attn:Michael E. Gilligan

Glenn R. Pollner

E-mail:Michael.Gilligan@wilmerhale.com

Glenn.Pollner@wilmerhale.com

If to Acquiror (after the Effective Time):

To the addresses of the Sponsor and the addressed of Verde, as set forth above.

3.9Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.10Entire Agreement. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Insider Agreement, this Agreement shall control with respect to the subject matter thereof. This Agreement and the Merger Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Sponsor Share Restriction Agreement to be duly executed as of the date first written above.

TLGY Acquisition Corporation

By:	/s/ Jin-Goon Kim
	Name:	Jin-Goon Kim
	Title:	Chairman & Chief Executive Officer

[Signature Page to Sponsor Share Restriction Agreement]

TLGY Sponsors LLC

By:	/s/ Jin-Goon Kim
	Name:	Jin-Goon Kim
	Title:	Authorized Signatory

[Signature Page to Sponsor Share Restriction Agreement]

Verde Bioresins, Inc.

By:	/s/ Brian Gordon
	Name:	Brian Gordon
	Title:	President

[Signature Page to Sponsor Share Restriction Agreement]

Centaury Management Ltd.

By:	/s/ Johannes CG Boot
	Name:	Johannes CG Boot
	Title:	Managing Director

[Signature Page to Sponsor Share Restriction Agreement]

By:	/s/ Jin-Goon Kim
	Name:	Jin-Goon Kim

[Signature Page to Sponsor Share Restriction Agreement]

By:	/s/ Steven Norman
	Name:	Steven Norman

[Signature Page to Sponsor Share Restriction Agreement]

By:	/s/ Shrijay Vijayan
	Name:	Shrijay Vijayan

[Signature Page to Sponsor Share Restriction Agreement]

By:	/s/ Donghyun Han
	Name:	Donghyun Han

[Signature Page to Sponsor Share Restriction Agreement]

By:	/s/ Hyunchan Cho
	Name:	Hyunchan Cho

[Signature Page to Sponsor Share Restriction Agreement]

Annex H

EXECUTION VERSION

ACQUIROR SUPPORT AGREEMENT

This Acquiror Support Agreement (this “Support Agreement”) is dated as of June 21, 2023, by and among TLGY Sponsors LLC, a Cayman Islands limited liability company (the “Sponsor”), TLGY Acquisition Corporation, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Effective Time (as defined in the Merger Agreement (as defined below)) (“Acquiror”), and Verde Bioresins, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 5,344,700 Acquiror Class B Ordinary Shares (such shares, before and after the conversion in connection with the Redomicile, the “Sponsor Shares”) and (ii) 11,259,500 Existing Acquiror Private Placement Warrants (such warrants, before and after the conversion in connection with the Redomicile, the “Sponsor Warrants”);

WHEREAS, contemporaneously with the execution and delivery of this Support Agreement, Acquiror, Virgo Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), the Company, and, solely for certain sections and article named therein, the Sponsor, are entering into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving company and a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein (the “Merger”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SUPPORT AGREEMENT; COVENANTS; RELEASE

1.1Binding Effect of Merger Agreement. The Sponsor hereby acknowledges that it has read the Merger Agreement and this Support Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending at the Expiration Time (as defined below), the Sponsor shall be bound by and comply with Sections 7.09 (Exclusivity) and 8.04 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) the Sponsor was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Acquiror” contained in Sections 7.09 and 8.04 also referred to the Sponsor.

1.2No Transfer. During the period commencing on the date hereof and ending on the earliest to occur of (a) the Effective Time (and, in such case, for the avoidance of doubt, not following the Effective Time) and (b) such date and time as the Merger Agreement shall be terminated in accordance with its terms (the earlier of clauses (a) and (b), the “Expiration Time”), the Sponsor (and its permitted transferees under the Insider Agreement) shall comply with the restrictions on the Transfer of the Sponsor Shares and Sponsor Warrants set forth in that certain letter agreement, dated as of November 30, 2021, among Acquiror, the Sponsor and the Insiders (as such term is defined therein) (the “Insider Agreement”); provided, however, that the foregoing shall not prohibit Transfers between the Sponsor and its permitted transferees under the Insider Agreement, so long as, prior to and as a condition to the effectiveness of any such Transfer, such permitted transferees under the Insider Agreement execute and deliver to Acquiror and the Company a joinder to this Support Agreement in substantially the form attached hereto as Annex A; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve such Sponsor of its obligations under this Support Agreement. Any Transfer in violation of this Section 1.2 shall be null and void. “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

1.3New Shares. In the event that after the date hereof but prior to the Expiration Time (a) any Acquiror Ordinary Shares, Acquiror Warrants or other equity securities of Acquiror are issued to the Sponsor pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Ordinary Shares or Acquiror Warrants of, on or affecting the Acquiror Ordinary Shares or Acquiror Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Ordinary Shares, Acquiror Warrants or other equity securities of Acquiror, or (c) the Sponsor acquires the right to vote or share in the voting of any Acquiror Ordinary Shares or other equity securities of Acquiror (such Acquiror Ordinary Shares, Acquiror Warrants or other equity securities of Acquiror, collectively, the “New Securities”), then such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Support Agreement to the same extent as if they constituted the Sponsor Shares or Sponsor Warrants owned by the Sponsor as of the date hereof.

1.4Closing Date Deliverables. Upon the Closing, the Sponsor shall deliver to Acquiror and the Company a duly executed copy of that certain Registration Rights Agreement, by and among Acquiror, the Company, certain of the Acquiror Shareholders and certain of the Company Stockholders, in a form mutually approved by the Company and the Acquiror.

1.5	Voting and Support Agreement.

a.Except as contemplated or permitted under the Merger Agreement, during the period commencing on the date hereof and ending at the Expiration Time, at any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, the Sponsor shall (i) appear at each such meeting or otherwise cause all of its Sponsor Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Sponsor Shares:

i.in favor of the approval and adoption of the Proposals, the Merger Agreement, the Transactions and any other proposal submitted for approval by the Acquiror Shareholders in connection with the Proposals, the Merger Agreement and the Transactions;

ii.against any Competing Proposal;

iii.against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals) that would or would reasonably be expected to adversely affect the ability of Acquiror to consummate the transactions contemplated by the Merger Agreement, including the Merger;

iv.against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Support Agreement, the Merger Agreement or the Transactions, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror;

v.if applicable, in favor of waiving any and all anti-dilution rights the Sponsor may hold pursuant to the Acquiror Organizational Documents; and

vi.the Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

b.Subject to Section 1.2 and the Sponsor Agreement, the Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of November 30, 2021, among Acquiror, the Sponsor and the Insiders (as such term is defined therein) (the “Insider Agreement”), including the obligations of the Sponsor pursuant to Section 1 therein to not redeem any Sponsor Shares owned by the Sponsor in connection with the transactions contemplated by the Merger Agreement.

c.During the period commencing on the date hereof and ending at the Expiration Time, the Sponsor shall not modify or amend any agreement set forth on Schedule I.

1.6Further Assurances. The Sponsor shall take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Law) to consummate the Merger and the other transactions contemplated by the Merger Agreement and this Support Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

1.7No Inconsistent Agreement. The Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

1.8Waiver and Release of Claims. The Sponsor hereby covenants and agrees as follows:

(a)Subject to and conditioned upon the Effective Time, effective as of the Effective Time (and subject to the limitations set forth in paragraph (c) below), the Sponsor, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties,” provided, for the avoidance of doubt, that the Acquiror, shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge the Acquiror, the Company, and each of their past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Effective Time (each a “Claim” and, collectively, the “Claims”).

(b)The Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the law that may apply to potential claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, the Sponsor acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. The Sponsor knowingly and voluntarily waives and releases any and all rights and benefits it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Sponsor understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives the Sponsor the right not to release existing Claims of which the Sponsor is not aware, unless the Sponsor voluntarily chooses to waive this right. Having been so apprised, the Sponsor nevertheless hereby voluntarily elects to and does waive any rights it may have that are described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for Claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 1.8, in each case, effective as of the Effective Time. The Sponsor acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 1.8 and that, without such waiver, the Acquiror and the Company would not have agreed to the terms of this Agreement.

(c)Notwithstanding the foregoing provisions of this Section 1.8 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of (A) this Agreement, the Merger Agreement, any of the Ancillary Agreements or any other document, certificate or Contract executed or delivered in connection with the Merger Agreement; (B) the Insider Agreement, (C) the Registration Rights Agreement; or (D) any underwriting agreement, business combination marketing agreement, financial advisory agreement, engagement letter or any similar agreement in respect of the transactions contemplated by the Merger Agreement to which a Releasing Party may be a party and that (in each case) is expressly disclosed in the Schedules of Acquiror, as each such agreement or instrument described in this clause (i) may be amended in accordance with its terms and the terms set forth in (x) the Merger Agreement or (y) this Agreement or the other Ancillary Agreements (if and to the extent applicable), (ii) any rights with respect to the capital stock or warrants of the Acquiror owned by such Releasing Party, or (iii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation or bylaws of the Acquiror or any of its Subsidiaries or any indemnity or similar agreements by the Acquiror or any of its Subsidiaries with or for the benefit of a Releasing Party solely to the extent (in each case) set forth in the Schedules of Acquiror or as contemplated by Section 7.01 of the Merger Agreement.

(d)Notwithstanding the foregoing provisions of this Section 1.8, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1No Inconsistent Agreement. Except as contemplated or permitted under the Merger Agreement, the Sponsor hereby represents and covenants that the Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

2.2Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants as of the date hereof to Acquiror and the Company as follows:

a.Organization; Due Authorization. The Sponsor is duly organized, validly existing and in good standing under the laws of the Cayman Islands, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s corporate and have been duly authorized by all necessary corporate actions on the part of the Sponsor. This Agreement has been duly executed and delivered by the Sponsor, and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

b.Ownership. The Sponsor is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of the Sponsor Shares and Sponsor Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose) affecting any Sponsor Shares or Sponsor Warrants, other than any Permitted Liens or pursuant to (i) this Agreement, (ii) the organizational documents of Acquiror or the Sponsor, (iii) the Merger Agreement, (iv) the Insider Agreement, (v) the Warrant Agreement or (vi) any applicable securities laws. Other than the Sponsor Warrants and pursuant to the organizational documents of Acquiror, the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock- based performance units or commitments for shares of Acquiror. There are no outstanding Acquiror Class B Shares or Acquiror Private Placement Warrants other than those held by the Sponsor and the Insiders.

c.No Conflicts. The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon the Sponsor or the Sponsor Shares or Sponsor Warrants), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement. The Sponsor has full right and power to enter into this Agreement.

d.Litigation. There are no Actions pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, before (or, in the case of threatened Legal Proceedings, that would be before) any Governmental Entity, that in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement. The Sponsor has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. The Sponsor (i) is not subject to or a respondent in any legal action for any injunction, cease and desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction, (ii) has never been convicted of, or pleaded guilty to, any crime involving fraud relating to any financial transaction or handling of funds of another person, or pertaining to any dealings in any securities and (iii) is not currently a defendant in any such criminal proceeding.

e.Acknowledgment. The Sponsor understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Sponsor’s execution, delivery and performance of this Support Agreement.

ARTICLE III

MISCELLANEOUS

3.1Termination. This Support Agreement and all of its provisions shall automatically terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, and (ii) such date and time as the Merger Agreement shall be terminated in accordance with its terms. Upon such termination of this Support Agreement, all obligations of the parties under this Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Support Agreement prior to such termination. This ARTICLE III shall survive the termination of this Support Agreement.

3.2Governing Law. Sections 11.06 and 11.12 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

3.3Assignment. This Support Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Support Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

3.4Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Support Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Support Agreement and to enforce specifically the terms and provisions of this Support Agreement in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Support Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

3.5Amendment; Waiver. This Support Agreement or any provision hereof may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor.

3.6Severability. If any provision of this Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Support Agreement will remain in full force and effect. Any provision of this Support Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.7Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a party may designate by notice to the other parties in accordance with this Section 3.7):

If to Acquiror (before the Effective Time) or Sponsor:

TLGY Sponsors LLC

Flat A, 6/F, Ho Lee Commercial Building, 38-44 D’Aguilar Street, Central, Hong Kong SAR Attention: Manager

E-mail:legalnotice@tlgysponsors.com

jingoon@tlgyholdings.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton

45th Floor, Fortune Financial Center

5 Dong San Huan Zhong Lu

Chaoyang District, Beijing 100020

People’s Republic of China

Attention: Denise Shiu

E-mail: dshiu@cgsh.com

and

Cleary Gottlieb Steen & Hamilton

One Liberty Plaza

New York, NY 10006

Attention: Adam Brenneman

E-mail: abrenneman@cgsh.com

If to the Company:

Verde Bioresins, Inc

2001 Wilshire Blvd Ste 330,

Santa Monica, CA 90407,

Attn: Brian Gordon

E-mail: brian@verdebioresins.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

2600 El Camino Real, Suite 400

Palo Alto, CA 94306

Attn:  Daniel Zimmermann

E-mail: Daniel.Zimmermann@wilmerhale.com

3.8Counterparts. This Support Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.9Entire Agreement. This Support Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsor, Acquiror and the Company have each caused this Support Agreement to be duly executed as of the date first written above.

TLGY Acquisition Corporation

By:	/s/ Jin-Goon Kim
	Name:	Jin-Goon Kim
	Title:	Chairman & Chief Executive Officer

[Signature Page to Acquiror Support Agreement]

TLGY Sponsors LLC

By:	/s/ Jin-Goon Kim
	Name:	Jin-Goon Kim
	Title:	Authorized Signatory

[Signature Page to Acquiror Support Agreement]

Verde Bioresins, Inc.

By:	/s / Brian Gordon
	Name:	Brian Gordon
	Title:	President

[Signature Page to Acquiror Support Agreement]

Schedule I

Affiliate Agreements

1.Insider Agreement

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Acquiror Support Agreement, dated as of June 21, 2023 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among TLGY Sponsors LLC, a Cayman Islands limited liability company (the “Sponsor Holdco”), TLGY Acquisition Corporation, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation), Verde Bioresins, Inc., a Delaware corporation, and the Sponsor. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Sponsor” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of the Sponsor as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Name:

By:
Title:
Date:

Notice Address:

Annex I

AGREED FORM

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●], 2023 between [●], a [●] (the “Stockholder”) and [Verde Bioresins, Corp.], a Delaware corporation (“TLGY”). The Stockholder and TLGY are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, TLGY, Verde Bioresins, Inc., a Delaware corporation (the “Company”), Virgo Merger Sub Corp. , a Delaware corporation, and, solely for certain sections and article named therein, TLGY Sponsors LLC, a Cayman Islands limited liability company (the “Sponsor”), entered into that certain Agreement and Plan of Merger, dated as of June 21, 2023 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Merger Agreement contemplates that the Stockholder will receive (i) [●] ([●]) shares of Acquiror Common Stock at Closing (such shares, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Closing Shares”) and (ii) following the Closing, and as additional consideration for the Merger and the transactions contemplated thereby, promptly upon the occurrence of one or more Triggering Events (as defined in the Merger Agreement), up to [●] Company Stockholder Earnout Shares (such shares, if and when issued, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Conditional Shares”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement, pursuant to which the Closing Shares and the Conditional Shares shall become subject to limitations on disposition as set forth herein.

WHEREAS, the Sponsor, certain directors and officers of TLGY, TLGY and the Company have entered into a Sponsor Share Restriction Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Sponsor Agreement”), pursuant to which, among other things, the Sponsor agreed to certain restrictions, including transfer restrictions, with respect to their Sponsor Shares (as defined in the Sponsor Agreement) and/or Sponsor Warrants (as defined in the Sponsor Agreement);

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.For purposes of this Agreement:

(a)the term “Closing” has the meaning given to it in the Merger Agreement.

(b)the term “Company Stockholder Earnout Shares” has the meaning given to it in the Merger Agreement.

(c)the term “Lock-Up Period for the Closing Shares” means, with respect to any Closing Shares, the period beginning on the Third Closing Date and ending on the date that is one-hundred (180) days after the Third Closing Date;

(d)the term “Lock-Up Period for the Conditional Shares” means, with respect to any Conditional Shares, the period beginning on the date of the applicable Triggering Event upon which such Conditional Shares were issued and ending on the date that is three (3) months after the date of such Triggering Event;

(e)the term “Lock-Up Shares” means (i) Closing Shares and (ii) the Conditional Shares. For the avoidance of doubt, “Lock-Up Shares” shall not include (x) Acquiror Common Stock acquired in the public market, and (y) Sponsor Shares or Sponsor Warrants (or Acquiror Common Stock issued or issuable upon the exercise thereof) that are subject to the applicable lock-up restrictions set forth in the Sponsor Agreement;

(f)the term “Permitted Transferees” means any Person to whom the Stockholder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period for the Closing Shares or the Lock-Up Period for the Conditional Shares, as applicable, pursuant to Section 2(a);

(g)the term “Prospectus” means the final prospectus of TLGY, filed with the United States Securities and Exchange Commission (File No. 333-260242 and 333-261431) on December 3, 2021; and

(h)the term “Transfer” shall mean the (A) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

2.Lock-Up Provisions.

(a)Notwithstanding the provisions set forth in Section 2(b), the Stockholder or its Permitted Transferees may Transfer the Lock-Up Shares during, as applicable, the Lock-Up Period for the Closing Shares or the Lock-Up Period for the Conditional Shares (i) to TLGY’s officers or directors, (ii) to any Affiliates of the Stockholder; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is the Stockholder, a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; or (v) by virtue of the laws of the State of Delaware or the Stockholder limited partnership agreement upon dissolution of the Stockholder, in each case, subject to any such transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Stockholder.

(b)The Stockholder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period for the Closing Shares or the Lock-Up Period for the Conditional Shares, as applicable (the “Transfer Restriction”), except that, on the date on which post-merger TLGY completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of post-merger TLGY stockholders having the right to exchange their shares for cash, securities or other property, the Transfer Restriction will terminate with respect to all Lock-Up Shares.

(c)The per share stock prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of TLGY by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(d)If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and TLGY shall refuse to recognize any such transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 2, TLGY may impose stop-transfer instructions with respect to the Lock-Up Shares (and any Permitted Transferees and assigns thereof) until the end of the Lock-Up Period for the Closing Shares or the Lock-Up Period for the Conditional Shares, as applicable.

(e)During the Lock-Up Period for the Closing Shares or the Lock-Up Period for the Conditional Shares, as applicable, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(f)For the avoidance of any doubt, the Stockholder shall retain all of its rights as a shareholder of TLGY with respect to the Lock-Up Shares during the Lock-Up Period for the Closing Shares or the Lock-Up Period for the Conditional Shares, as applicable, including the right to vote any Lock-Up Shares.

3.Miscellaneous.

(a)Effective Date. Section 1 of this Agreement shall become effective at the Effective Time.

(b)Termination of the Merger Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Effective Time, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(c)Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day (as defined in the Merger Agreement) following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a party may designate by notice to the other parties in accordance with this Section 3(c)):

If to TLGY, to: TLGY Sponsors LLC Flat A, 6/F, Ho Lee Commercial Building, 38-44 D’Aguilar Street, Central, Hong Kong SAR Attention: Manager E-mail: legalnotice@tlgysponsors.com jingoon@tlgyholdings.com

With a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton

45th Floor, Fortune Financial Center

5 Dong San Huan Zhong Lu

Chaoyang District, Beijing 100020

People’s Republic of China

Attention: Denise Shiu

E-mail: dshiu@cgsh.com

and

Cleary Gottlieb Steen & Hamilton

One Liberty Plaza

New York, NY 10006

Attention: Adam Brenneman

E-mail: abrenneman@cgsh.com

Verde Bioresins, Inc 2001 Wilshire Blvd Ste 330, Santa Monica, CA 90407 Attn: Brian Gordon E-mail: brian@verdebioresins.com	Wilmer Cutler Pickering Hale and Dorr LLP 2600 El Camino Real, Suite 400 Palo Alto, CA 94306 Attn: Daniel Zimmermann E-mail: Daniel.Zimmermann@wilmerhale.com
If to the Stockholder, to: [ ● ]	With a copy to (which shall not constitute notice): [ ● ]

(d)Incorporation by Reference. Sections 1.02 (Construction) 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Jury Trial) and 11.13 (Enforcement) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STOCKHOLDER:

[ ● ]

By:
Name:
Title:

TLGY:

[VERDE BIORESINS, CORP.]

[ ● ]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex J

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

TLGY ACQUISITION CORPORATION

(ADOPTED BY SPECIAL RESOLUTION PASSED ON 14 OCTOBER 2021 AND

EFFECTIVE ON 30 NOVEMBER 2021)

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

TLGY ACQUISITION CORPORATION

(ADOPTED BY SPECIAL RESOLUTION PASSED ON 14 OCTOBER 2021 AND

EFFECTIVE ON 30 NOVEMBER 2021)

1	The name of the Company is TLGY Acquisition Corporation.
2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.
4	The liability of each Member is limited to the amount unpaid on such Member’s shares.
5

The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

TLGY ACQUISITION CORPORATION

(ADOPTED BY SPECIAL RESOLUTION PASSED ON 14 OCTOBER 2021 AND

EFFECTIVE ON 30 NOVEMBER 2021)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”

in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”

means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations,permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”

means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the Nasdaq Stock Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”

means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Stock Market.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”

means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Equity-linked Securities”

means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”

means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”

means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.1, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means TLGY Sponsors LLC, a limited liability company incorporated in the Cayman Islands, and its successors or assigns.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”

means the trust account established by the Company upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:
(a)	words importing the singular number include the plural number and vice versa;
(b)	words importing the masculine gender include the feminine gender;
(c)	words importing persons include corporations as well as any other legal or natural person;
(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;
(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;
(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;
(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;
(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;
(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;
(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.
2	Commencement of Business
2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.
2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.
3	Issue of Shares and other Securities
3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to

Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Ordinary Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.
4	Register of Members
4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.
4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date
5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares
6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares
7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares
8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;
(b)

Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the initial shareholders (as defined in the prospectus relating to the IPO) will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.
8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.
8.4	The Directors may accept the surrender for no consideration of any fully paid Share.
9	Treasury Shares
9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.
9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares
10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Ordinary Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares
13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares
14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.
14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.
14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.
14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares
15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares
16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Ordinary Share Conversion
17.1

The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) concurrently with or immediately following the consummation of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the consummation of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the consummation of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of working capital loans or time extension loans made to the Company.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.
18	Amendments of Memorandum and Articles of Association and Alteration of Capital
18.1	The Company may by Ordinary Resolution:
(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;
(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;
(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.1, the Company may by Special Resolution:
(a)	change its name;
(b)	alter or add to the Articles;
(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and
(d)	reduce its share capital or any capital redemption reserve fund.
19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings
20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.
20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3

The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings
21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and
(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings
22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of one-third of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.
22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.
22.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.
23	Votes of Members
23.1

Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.1, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies
24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members
25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors
27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.
27.2

Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the second succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28	Powers of Directors
28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors
29.1

Prior to the consummation of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the consummation of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the consummation of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4

Prior to the consummation of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or
(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or
(d)	the Director is found to be or becomes of unsound mind; or
(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors
31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.
31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests
33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers
35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3

The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, subject to the applicable exemptions thereof.

35.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors
37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal
38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve
39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.
39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.
39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account
41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit
42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.
42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).
42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices
43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:
(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.
43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up
44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance
45.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination
49.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:
(a)	submit such Business Combination to its Members for approval; or
(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 upon consummation of such Business Combination.

49.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5

Any Member holding Public Shares who is not the Sponsor or an Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and in connection with its consummation. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6

A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7

In the event that the Company does not consummate a Business Combination within 15 months from the consummation of the IPO, which date (a) may be extended by the Company by resolution of the Directors if requested by the Sponsor or its Affiliates up to six times by an additional one month each time, subject in each case to the Sponsor depositing additional funds into the Trust Account in accordance with the terms described in the prospectus relating to the IPO, and (b) shall be further extended by three months if the Company has filed a preliminary proxy statement, registration statement or similar filing for an initial Business Combination within 15 months from the consummation of the IPO (as such date may have been extended pursuant to the preceding clause (a)), or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8	In the event that any amendment is made to the Articles:
(a)

to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 15 months from the consummation of the IPO (or up to 24 months if such date is extended as described in Article 49.7), or such later time as the Members may approve in accordance with the Articles; or

(b)	with respect to any other material provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor or an Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or
(b)	vote as a class with Public Shares on a Business Combination.
49.11	The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:
(a)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and
(b)	any Director or Officer and any Affiliate of such Director or Officer.
49.12

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.13

As long as the securities of the Company are listed on the Nasdaq Stock Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

49.14

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm that is a member of the United States Financial Industry Regulatory Authority or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that such a Business Combination is fair to the Company from a financial point of view.

50	Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

51	Business Opportunities
51.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

51.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

51.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Special Resolution Amending Article 49.7 of the Amended and Restated Memorandum and Articles of Association, Adopted by Shareholders of TLGY Acquisition Corporation on February 23, 2023

RESOLVED, as a special resolution, that text of Article 49.7 of the Amended and Restated Memorandum and Articles of Association of the Company is hereby amended and restated to read in full as follows:

In the event that the Company does not consummate a Business Combination within 15 months from the consummation of the IPO, which date may be extended by the Company by resolution of the Directors if requested by the Sponsor or its Affiliates up to nine times by an additional one month each time, subject in each case to the Sponsor or its affiliates or designees depositing for each month extension the lesser of $0.04 per share and $200,000 into the Trust Account, on the prior date of the applicable deadline, in accordance with the terms described in the prospectus relating to the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)cease all operations except for the purpose of winding up;

(b)as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.” (the “Charter Amendments”)

PROVIDED that the Charter Amendments may not be approved or effective, at the sole discretion of the Board, if: (1) as a consequence of redemptions of the Company’s Public Shares submitted to the Company pursuant to Article 49.8 of the Articles in connection with the Extraordinary General Meeting held to approve the Charter Amendments the Company’s net tangible assets would be less than US$5,000,001 following such redemptions; or (2) within two business days following the Extraordinary General Meeting to approve the Charter Amendments the Board of the Company resolves not to proceed with the Charter Amendments because submitted redemptions of the Company’s Public Shares pursuant to Article 49.8 of the Articles in connection with the Extraordinary General Meeting held to approve the Charter Amendments would cause the Company’s Trust Account to hold less than US$100,000,000.